As filed with the Securities and Exchange Commission on October 28, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Medline Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	3841	33-1845288
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3 Lakes Drive

Northfield, Illinois 60093

Telephone: (847) 949-5500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James Boyle

Chief Executive Officer

Medline Inc.

3 Lakes Drive

Northfield, Illinois 60093

Telephone: (847) 949-5500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

 Copies to:

Joshua Ford Bonnie Jonathan R. Ozner Katharine L. Thompson Simpson Thacher & Bartlett LLP 900 G Street, N.W. Washington, D.C. 20001 Telephone: (202) 636-5500	Alex Liberman Chief Legal Officer Medline Inc. 3 Lakes Drive Northfield, Illinois 60093 Telephone: (847) 949-5500	Jason M. Licht Patrick H. Shannon Cathy A. Birkeland Latham & Watkins LLP 555 Eleventh Street, N.W. Washington, D.C. 20004 Telephone: (202) 637-2200

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 28, 2025

PRELIMINARY PROSPECTUS

    Shares

Medline Inc.

Class A Common Stock

$    per share

This is the initial public offering of shares of Class A common stock of Medline Inc. We are selling    shares of our Class A common stock. Prior to this offering, there has been no public market for our common stock. We currently expect the initial public offering price to be between $   and $   per share of Class A common stock. We have applied to list our shares of Class A common stock on the Nasdaq Global Select Market (“Nasdaq”) under the trading symbol “MDLN.”

Medline Inc. will have two classes of common stock outstanding after this offering: Class A common stock and Class B common stock. Each share of Class A common stock and Class B common stock entitles its holder to one vote on all matters on which stockholders are entitled to vote generally. The Continuing Common Unitholders (as defined herein) will hold all of the initially outstanding shares of Class B common stock, on a one-for-one basis with the number of Common Units (as defined herein) held by each such Continuing Common Unitholder. See “Description of Capital Stock.”

Medline Inc. intends to use the proceeds (net of underwriting discounts and commissions) from the issuance of shares in this offering (excluding any proceeds from the issuance of shares pursuant to any exercise by the underwriters of their option to purchase additional shares of Class A common stock) to acquire an equivalent number of newly issued Common Units from Medline Holdings, LP (“Medline Holdings”), as described under “Organizational Structure—Offering Transactions,” which Medline Holdings will in turn use for general corporate purposes, including the repayment of indebtedness, and to bear all of the expenses of this offering. See “Use of Proceeds.” Medline Inc. intends to use any proceeds from the issuance of shares pursuant to any exercise by the underwriters of their option to purchase additional shares of Class A common stock to purchase or redeem outstanding equity interests from certain of our pre-IPO owners (as defined herein) at a price per equity interest equal to the initial public offering price per share of our Class A common stock less the underwriting discounts and commissions, as described under “Organizational Structure—Offering Transactions.”

Investing in shares of our Class A common stock involves risks. See “Risk Factors” beginning on page 30 to read about factors you should consider before buying shares of the Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to Medline Inc.	$	$

(1)	Please see the section entitled “Underwriting” for a description of compensation payable to the underwriters.

To the extent that the underwriters sell more than     shares of our Class A common stock, the underwriters have the option to purchase up to an additional     shares of our Class A common stock from Medline Inc. at the initial public offering price less the underwriting discounts and commissions, within 30 days from the date of this prospectus.

The underwriters expect to deliver the shares of our Class A common stock against payment in New York, New York on or about     , 202 .

Global coordinators and joint bookrunning managers

Goldman Sachs & Co. LLC	Morgan Stanley
BofA Securities	J.P. Morgan

The date of this prospectus is     , 202 .

**33**
manufacturing facilities

**~335,000**
products to meet a range of needs

**69**
distribution centers

**95%**
next-day delivery to U.S. customers

**100+**
countries

**43,000+**
employees worldwide

Data as of December 31, 2024.

# 50+ years

of consecutive annual net sales growth

# 18% CAGR

since inception

>$20bn
in 2021
>$10bn
in 2017
>$5bn
in 2012
>$2.5bn
in 2006
>$1bn
in 2001
net sales
'66
'97
'98
'99
'00
'01
'02
'03
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'07
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'09
'10
'11
'12
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'24

Neither we nor the underwriters have authorized anyone to provide you with information different from that contained in this prospectus, any amendment or supplement to this prospectus, or any free writing prospectus prepared by us or authorized to be provided on our behalf. Neither we nor the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information in this prospectus, any amendment or supplement to this prospectus, or any free writing prospectus prepared by us or authorized to be provided on our behalf. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our Class A common stock. Our business, financial condition, results of operations, and prospects may have changed since that date.

We and the underwriters are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus outside of the United States.

Through and including     , 202  (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

i

About This Prospectus

Following this offering, Medline Holdings will be the predecessor of Medline Inc. for financial reporting purposes. Immediately following this offering, Medline Inc. will be a holding company, and its sole material assets will be its equity interests held directly or indirectly through wholly owned subsidiaries in Medline Holdings. As the general partner of Medline Holdings, Medline Inc. will operate and control all of the business and affairs of Medline Holdings and, through Medline Holdings and its subsidiaries, conduct our business. The Reorganization Transactions (as defined herein) lack economic substance and therefore will be accounted for in a manner consistent with a reorganization of entities under common control. As a result, the consolidated financial statements of Medline Inc. will recognize the assets and liabilities received in the Reorganization Transactions at their historical carrying amounts, as reflected in the historical financial statements of Medline Holdings. Medline Inc. will consolidate Medline Holdings on its consolidated financial statements and record a non-controlling interest related to the Units (as defined herein) held by the Continuing Unitholders (as defined herein) on its consolidated balance sheet and statement of comprehensive income. See “Organizational Structure.”

The historical financial information of Medline Inc. has not been included in this prospectus as it is a newly incorporated entity, has no business transactions or activities to date, and had no assets or liabilities during the periods presented in this prospectus.

Certain monetary amounts, percentages, and other figures included in this prospectus have been subject to rounding adjustments. Percentage amounts included in this prospectus have been calculated, in some cases, not on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures, on the face of our consolidated financial statements included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.

In December 2024, we changed the name of Medline Holdings from Mozart Holdings, LP to Medline Holdings, LP. We will not distinguish between the prior and current name of Medline Holdings and will refer to the current name of Medline Holdings throughout this prospectus. References in this prospectus to “Medline,” the “Company,” “we,” “us,” and “our” refer (1) prior to the consummation of the Offering Transactions (as defined herein), to Medline Holdings, LP and its consolidated subsidiaries and (2) after the Offering Transactions to Medline Inc. and its consolidated subsidiaries.

Certain Definitions

As used in this prospectus, unless otherwise noted or the context requires otherwise:

•	“Blackstone” refers to investment funds associated with Blackstone Inc.

•	“Carlyle” refers to investment funds associated with The Carlyle Group Inc.

•

“Class A Units” refers to the interests in Medline Holdings called “Class A Units” that are outstanding prior to the Reclassification. In connection with the Reclassification, (i) Class A Units held by Continuing Common Unitholders will be converted into Common Units and (ii) Class A Units held by Exchanging Class A Unitholders will be directly or indirectly exchanged for shares of Class A common stock. For additional information, see “Management—Compensation Arrangements to be Adopted in Connection with this Offering—Treatment of Existing Equity Interests.”

•

“Class B Units” refers to the interests in Medline Holdings called “Class B Units” that are outstanding prior to the Reclassification, and does not include CUPI Units. In connection with the Reclassification, (i) Class B Units held by Continuing Incentive Unitholders will be converted into Incentive Units and (ii) Class B Units held by Exchanging Class B Unitholders will be directly or indirectly exchanged for shares of Class A common stock (in the case of vested Class B Units) and/or restricted shares of Class A common stock (in the case of unvested Class B Units). For additional information, see “Management—Compensation Arrangements to be Adopted in Connection with this Offering—Treatment of Existing Equity Interests.”

ii

•	“Common Units” refers to the new class of units of Medline Holdings created by the Reclassification as described under “Organizational Structure” and does not include Incentive Units.

•

“Continuing Common Unitholders” refers to certain pre-IPO holders of Class A Units and/or CUPI Units who will hold Common Units following the Reclassification, as described under “Organizational Structure.”

•	“Continuing Incentive Unitholders” refers to certain pre-IPO holders of Class B Units who will hold Incentive Units following the Reclassification, as described under “Organizational Structure.”

•	“Continuing Unitholders” refers collectively to Continuing Common Unitholders and Continuing Incentive Unitholders.

•

“CUPI Units” refers to the interests in Medline Holdings that are designated as “Catch-Up Profits Interests Units” and outstanding prior to the Reclassification. In connection with the Reclassification, (i) CUPI Units held by Continuing Common Unitholders will be converted into Common Units and (ii) CUPI Units held by Exchanging CUPI Unitholders will be directly or indirectly exchanged for shares of Class A common stock. For additional information, see “Management—Compensation Arrangements to be Adopted in Connection with this Offering—Treatment of Existing Equity Interests.”

•

“Designating Stockholder” refers to each of our Principal Stockholders with whom we intend to enter into separate director nomination agreements, as described in “Certain Relationships and Related Person Transactions—Director Nomination Agreements.”

•

“Exchanging Class A Unitholder” refers to pre-IPO holders of Class A Units whose Class A Units will be directly or indirectly exchanged for shares of Class A common stock following the Reclassification, as described under “Organizational Structure.”

•

“Exchanging Class B Unitholder” refers to pre-IPO holders of Class B Units whose Class B Units will be directly or indirectly exchanged for shares of Class A common stock (in the case of vested Class B Units) and/or restricted shares of Class A common stock (in the case of unvested Class B Units) following the Reclassification, as described under “Organizational Structure.”

•

“Exchanging CUPI Unitholder” refers to pre-IPO holders of CUPI Units whose CUPI Units will be directly or indirectly exchanged for shares of Class A common stock following the Reclassification, as described under “Organizational Structure.”

•	“Exchanging Unitholders” refers collectively to Exchanging Class A Unitholders, Exchanging CUPI Unitholders, and Exchanging Class B Unitholders.

•

“existing owners” or “pre-IPO owners” refer to our Principal Stockholders, our Other Pre-IPO Investors and management and other equity holders who are the owners of Medline Holdings immediately prior to the Reorganization Transactions.

•	“H&F” refers to investment funds associated with Hellman & Friedman LLC.

•	“Hux” refers to Hux Investment Pte. Ltd.

•	“IDNs” refers to integrated delivery networks.

•

“Incentive Units” refers to the new class of units of Medline Holdings created by the reclassification of the Class B Units in the Reclassification as described under “Organizational Structure.” The Incentive Units are “profit interests” having economic characteristics similar to stock appreciation rights and having the right to share in any equity value of Medline Holdings above specified participation thresholds. Vested Incentive Units may be converted to Common Units and be subsequently exchanged for shares of Class A common stock, as described under “Organizational Structure.”

•	“Medline,” the “Company,” “we,” “us,” and “our” refer (1) prior to the consummation of the Offering Transactions described under “Organizational Structure—Offering Transactions,” to Medline

iii

Holdings, LP and its consolidated subsidiaries and (2) after the Offering Transactions described under “Organizational Structure—Offering Transactions,” to Medline Inc. and its consolidated subsidiaries.

•

“Medline Brand” or “MB” refers to products manufactured by Medline, sourced by Medline and sold under a Medline trademark, or certain third-party products distributed by Medline that drive value for our customers, which we also refer to as “Medline Preferred Products.” Medline Brand is one of our two reportable segments.

•	“Mills Family” refers to the holders of equity interests of Medline Holdings immediately prior to this offering that are affiliated with members of the Mills family.

•	“Offering Transactions” refers to the offering of Class A common stock hereby and certain related transactions, as defined in “Organizational Structure—Offering Transactions.”

•	“Other Pre-IPO Investors” refers collectively to Hux and Platinum Falcon.

•	“Platinum Falcon” refers to Platinum Falcon B 2018 RSC Limited.

•

“Pre-IPO Stockholders” refers to certain of our pre-IPO owners that will receive shares of Class A common stock of Medline Inc. pursuant to the Blocker Transfers as defined and described in “Organizational Structure—Blocker Transfers.”

•

“Prime Vendor” refers to a relationship for which there is a multi-year distribution agreement between Medline and a customer, whereby the customer agrees to use Medline for the vast majority of its med-surg product needs.

Our Prime Vendor model began in the acute care channel and, as these hospitals expanded into other sites of care, we have extended this model into the non-acute space to include those affiliated sites of care (“acute affiliated”). For purposes of the Prime Vendor data within this prospectus, we are only including those customers that are acute and acute affiliated.

Over time, we have also entered into Prime Vendor agreements with facilities that are non-acute and not affiliated with a hospital system (i.e., not acute affiliated). Data in this prospectus does not include Prime Vendor relationships outside of acute and acute affiliated.

•

“Prime Vendor retention rate” is calculated as (x)(i) the net sales for the prior fiscal year from Prime Vendor customers as of the end of such fiscal year (the “Prior Period Prime Vendor Customers”) less (ii) the Retention Change, divided by (y) the net sales for the prior fiscal year from the Prior Period Prime Vendor Customers. “Retention Change” is defined as the decrease in net sales from the prior fiscal year as compared to the current fiscal year attributable to Prior Period Prime Vendor Customers whose agreement end date occurred during the current fiscal year and was not renewed.

•	“Principal Stockholders” refers collectively to Blackstone, Carlyle, H&F, and the Mills Family.

•

“Reclassification” refers to the reclassification of the partnership interests of Medline Holdings, as described in “Summary—Our Structure” and “Organizational Structure—Reclassification and Amendment and Restatement of the Limited Partnership Agreement of Medline Holdings.”

•

“Reorganization Transactions” refers to the transactions described under “Organizational Structure—Reclassification and Amendment and Restatement of the Limited Partnership Agreement of Medline Holdings.”

•	“Sponsor Acquisition” refers to the acquisition on October 21, 2021 by our Sponsors of a majority interest in Medline Holdings and certain transactions related thereto.

•	“Sponsors” refers collectively to Blackstone, Carlyle, and H&F.

•

“Supply Chain Solutions” or “SCS” refers to products distributed by Medline from third-party suppliers that are not included in the Medline Brand segment and supply chain optimization services such as consulting engagements, outsourced warehouse and technology management, put-away-ready

iv

packaging, third-party logistics, inventory rationalization and route planning. Supply Chain Solutions is one of our two reportable segments.

•

“total customer signings” refers to the estimated annual contract value of all new contracts entered into during a given year by new customers or by existing customers who are expanding their relationship with Medline, excluding renewals and extensions.

•	“Units” refers collectively to Common Units and Incentive Units.

Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of their option to purchase up to an additional      shares of Class A common stock from Medline Inc. and that the shares of Class A common stock to be sold in this offering are sold at $     per share, which is the midpoint of the price range indicated on the front cover of this prospectus.

v

Letter from the Mills Family For nearly six decades, and through three generations, Medline has been built on a foundation of listening to customers. In 1966, Jim and Jon Mills founded Medline, and soon after opened our first textile manufacturing facility in Indiana. They were building on the legacy of their grandfather A.L. Mills, who during World War I responded to requests from nuns at Mercy Hospital in Chicago to manufacture surgeons gowns and uniforms at his company, Mills Hospital Supply. Ever since, we have innovated and manufactured products in support of doctors, nurses, and patientsfrom our well-recognized pink and blue baby blankets, to our surgical kits and trays, and beyond. Medline is dedicated to making healthcare run better and more affordably. Our consistent growth has been fueled by our belief in doing the right thing and focusing on the long-term health of our customers, colleagues, and shareholders. We are proud to see our products providing care in hospitals, surgery centers, labs, long-term care facilities and doctors offices across America and around the world. In the late 1990s, Charlie Mills succeeded Jim as Chief Executive Officer and began leading Medline alongside Jons son Andy as President and son-in-law Jim Abrams as Chief Operating Officer. Under our leadership, the company consistently evolved to serve our customers. We built the Medline Brand segment to drive savings and value, we entered the Prime Vendor distribution business to address unmet customer needs, we invested in robust distribution centers to deliver best-in-class service levels, and we launched our dedicated transportation fleet to enhance our resilience and ability to serve our customers. Our end-to-end supply chain allows Medline to deliver extraordinary service and value. Truly understanding our customers needs has informed how we have expanded our product portfolio and service offerings. Our customer-centric focus remains the foundation of Medlines purpose today, and we take great pride in our longstanding customer relationships. No one embodies Medlines values more than Jim Boyle, our Chief Executive Officer. As part of our succession strategy, we appointed Jim to lead the team as CEO in 2023. Jim joined Medline as a sales representative in Texas 28 years ago and worked his way up through the organization, ultimately running our commercial and operations teams, serving and supporting our entire customer base. Jim has been instrumental in helping us develop and expand our capabilities all the way back to our initial Prime Vendor relationship in 1996, which was a relationship that he managed. Over Jims career, we have seen him foster our culture and drive operational excellence. We have deep confidence Jim will continue to lead Medline with focused purpose. We are grateful to our customers, partners, and colleagues who have shaped Medline through the years, and we are honored to support healthcare providers each and every day. We hope you will join us for the next chapter of Medlines story, which promises to be as transformational as the last. - Charlie Mills, Andy Mills, Jim Abrams

Letter from our CEO While much has changed since I joined Medline 28 years ago, our operating philosophy remains the same: to provide high-quality, low-cost products and services to our healthcare customers. Simply put, our goal is to get the right medical-surgical products to the right place, at the right time, and at the right value, so that our customers can ultimately deliver the best patient care. Over the last six decades, Medline has invested heavily to create a broad product portfolio, scaled infrastructure, and a resilient, robust supply chain for our customers. This footprint includes 68 global distribution centers with over 28 million square feet of space, 27 manufacturing facilities, and an owned fleet of over 2,000 MedTrans delivery trucks. In addition, during that time, our Medline Brand product portfolio has expanded from just a few categories to approximately 190,000 products across 250 product families as to December 31, 2024. Together, this enables us to maintain best-in-class service levels with next-day delivery for 95% of our U.S. customers and to offer the best total value for our customers. Perhaps most importantly, we have a deep understanding of our customers operations, and we work side-by-side to develop truly integrated partnerships, rather than simply serving as a transactional supplier. I joined Medline very early in my career, and I feel fortunate to have had the opportunity to grow and learn alongside an incredible group of colleagues. One of the main reasons I joined Medline and still love it here today is our culture of customer focus, entrepreneurial spirit, and individual empowerment. Every day Im inspired by our teams collective drive and our understanding that we are all part of something much bigger. Our relentless focus on the customer is what propelled Medline to where we are today and what will keep us headed in the right direction for years to come. We build long-lasting relationships with our customers and never take them for granted. We believe we must earn the right to serve our customers and do so through a gritty, agile, and flexible approach. We set high expectations for ourselves and bring an intense focus on cost, quality, and creativity to each customer challenge, product, and service innovation. We have delivered annual consecutive net sales growth since inception, because everything we do starts and ends with serving our customers. Becoming a public company is a responsibility that we take seriously. We will create value for our shareholders through our relentless customer focus, stellar execution, and commitment to long-term success. It is an honor to serve as CEO of Medline. You have my commitment that we will continue to prioritize our customers and partners, operate openly and transparently, and conduct ourselves with humility and integrity. Thank you to our more than 38,000 employees whose pride in their work, ambitious problem solving, and dedication make Medline the enduring and special place that it is. Our people remain our greatest competitive advantage. Finally, and most importantly, we express our deepest gratitude to our customers around the world. You are our purpose. Thank you for the trust you place in us. - Jim Boyle

SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in shares of our Class A common stock. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the consolidated financial statements and the related notes thereto included elsewhere in this prospectus before you decide to invest in shares of our Class A common stock.

Our Mission

Our mission is to make healthcare run better by delivering improved clinical, financial, and operational outcomes.

Overview

We are the largest provider of medical-surgical (“med-surg”) products and supply chain solutions serving all points of care, based on total net sales of med-surg products. We deliver mission-critical products used daily across the full range of care settings, from hospitals and surgery centers to physician offices and post-acute facilities. Through our two segments, Medline Brand and Supply Chain Solutions, we offer approximately 335,000 med-surg products, including surgical and procedural kits, gloves and protective apparel, urological and incontinence care, wound care, and consumable lab and diagnostics products. We hold the leading position across several of our end markets and many of our key product families. We distribute these products through our expansive network of 69 global distribution facilities, spanning over 29 million square feet of warehouse space, and our owned fleet of over 2,000 MedTrans trucks, enabling us to provide next-day delivery to 95% of our U.S. customers. Our integrated business model and customer-centric culture drives lower costs and better value for our stakeholders. This is the foundation for our durable recurring revenue base, with our net sales having grown every year since inception of the Company at a compound annual growth rate (“CAGR”) of 18%.

Note: Amounts were calculated in accordance with the historical accounting standards applicable to the Company in the relevant period.

We were founded in 1966 as a med-surg product manufacturer serving the hospital and nursing home sites of care. Through our deep engagement with customers, we recognized a significant gap in the market—our customers were underserved by a fragmented supplier base and faced challenges navigating a complex supply chain. We identified their need for a supply chain partner that was fully integrated, cost-effective, high-quality, and resilient. Our vision was to create a differentiated model that solved these pain points through an integrated company that combined both manufacturing and distribution capabilities and would become a trusted partner to our customers. Twenty-eight years ago, we began augmenting our platform to bring this vision to life: we invested in our distribution capabilities, continued to expand our product portfolio, and adopted the Prime Vendor model. This enabled us to serve a more diverse customer base across multiple end markets, while lowering costs and delivering superior service levels. As a result, Medline is now the largest provider of med-surg products and supply chain solutions serving all points of care, based on total net sales of med-surg products.

The combination of our expansive product portfolio and our differentiated supply chain creates a force multiplier for our business. Our Medline Brand segment offers approximately 190,000 products, including those manufactured in our 33 facilities, as well as those sourced from our more than 500 global partners. Our Supply Chain Solutions segment offers approximately 145,000 third-party products and provides customized supply chain optimization services. Our entire product portfolio across our segments is supported by differentiated logistics capabilities and a dedicated and tenured U.S. commercial team of approximately 3,800 people. These capabilities and our compelling value proposition allow us to serve as a long-term strategic partner to our customers and expand the scope of our relationships over time.

Our Prime Vendor relationships demonstrate our role as a trusted partner to our customers. In these relationships, we enter into long-term agreements to act as the consolidated distributor and logistics provider for these customers’ med-surg product needs. These partnerships give us visibility into our customers’ purchasing behaviors and demand dynamics, which allows us to anticipate their needs and deliver industry-leading service levels. As these relationships mature, we believe customers increasingly choose Medline Brand products for their superior value. Our Prime Vendor model is reinforced by the flywheel effect within our business where we drive cost savings for Prime Vendor customers, which, over time, supports incremental purchasing of our Medline Brand products and increases our scale. This dynamic allows us to drive further efficiencies by offering superior or similar quality to third-party products at a more cost-effective price. Due to the higher margin we earn on Medline Brand products compared to sales of comparable third-party products, we are able to reinvest in customer value while increasing our profitability.

Since our founding, we have invested in building a unique customer-centric culture with an entrepreneurial spirit. Our employees are committed to deeply understanding how our customers operate, what challenges they face, and how Medline can better support them. They also understand that relationships are rooted in trust and that we must earn the right to serve our customers every day. We focus on problem solving across the continuum of care and we deploy a team of dedicated customer success representatives to learn the complex needs of our customers. Our creative and collaborative culture consistently earns Medline recognition as a preferred employer, including Newsweek’s Greatest Workplaces, Forbes’ America’s Best Large Employers, and a Chicago Tribune Top Workplace.

We have grown our net sales every year by retaining existing customers while gaining share with new and existing customers, with CAGRs of 18% since our founding and approximately 14% over the past 10 years. Notably, nearly 90% of our growth during the past 10 years has been organic. Our product portfolio predominantly consists of consumables, such that approximately 90% of our Medline Brand net sales were recurring for the year ended December 31, 2024. Our business is uniquely resilient during market downturns, as evidenced by our growth through every recession since our founding and during global healthcare crises. For example, our net sales grew at approximately 17% during the 2008-2009 financial crisis and at approximately 11% CAGR during the 2020-2022 COVID-19 pandemic.

Not only does our business have a strong track record of results, but we also see significant runway for future sales and earnings growth. We are positioned to grow with our customers as healthcare utilization increases, as they build and acquire new sites, and as they further consolidate med-surg spend with Medline. In addition, we intend to further extend our leading position by adding new Prime Vendor relationships, increasing the number of non-Prime Vendor customers that choose Medline Brand, continuing our channel expansion, developing new products, executing on selective M&A opportunities, and scaling our international footprint.

For the six months ended June 28, 2025, we generated net sales of $13.5 billion, net income of $0.7 billion, and Adjusted EBITDA of $1.8 billion, representing a net income margin of 4.8% and an Adjusted EBITDA Margin of 13.3%. During that period, 48.7% of total net sales and 81.8% of Segment Adjusted EBITDA were generated from our Medline Brand segment, while 51.3% of total net sales and 18.2% of Segment Adjusted EBITDA were generated from our Supply Chain Solutions segment. For the year ended December 31, 2024, we generated net sales of $25.5 billion, net income of $1.2 billion, and Adjusted EBITDA of $3.4 billion, representing a net income margin of 4.7% and an Adjusted EBITDA Margin of 13.2%. During that period, 49.1% of total net sales and 83.5% of Segment Adjusted EBITDA were generated from our Medline Brand segment, while 50.9% of total net sales and 16.5% of Segment Adjusted EBITDA were generated from our Supply Chain Solutions segment. For a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to the most directly comparable financial measures that are presented in accordance with generally accepted accounting principles in the United States (“GAAP”), information about why we consider Adjusted EBITDA and Adjusted EBITDA Margin useful, and a discussion of the material risks and limitations of these measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Information.”

Who We Are

The combination of our Medline Brand and Supply Chain Solutions segments addresses critical needs in the market through a comprehensive solution. Both segments are supported by our Prime Vendor model, differentiated distribution network, and robust commercial platform.

Medline Brand. We offer our customers approximately 190,000 med-surg products through our Medline Brand segment. We have leading positions across many key product families within the approximately $75 billion serviceable addressable market (“SAM”) for our Medline Brand products. See “Market and Industry Data” for how we define our SAM. Our Medline Brand products are organized into three product categories: Front Line Care, Surgical Solutions, and Laboratory and Diagnostics.

We produce approximately one-third of Medline Brand products, which are primarily Class I and II medical devices, through our 33 manufacturing facilities, of which 26 are in North America. We focus our manufacturing capabilities on products where we can leverage technology and automation to drive higher quality and lower costs to better serve our customers. For the vast majority of the other two-thirds of Medline Brand products, we utilize a network of more than 500 global partners across a diversified set of approximately 40 countries, with approximately 300 of these relationships being exclusive to us. Our relationships with these Medline Brand partners are exceptionally strong, with some originating nearly 30 years ago. The breadth of our partnerships also provides global diversification and strengthens our resiliency, with no single sourcing partner accounting for more than 4% of total spend as of December 31, 2024. Taken together, our self-manufacturing capabilities and differentiated global sourcing relationships result in high-quality products while allowing us to manage costs. This network also enables us to achieve a highly efficient and geographically diversified supply base, which ensures our resiliency during market disruptions.

Our ability to identify and address customer needs through the introduction of new products was honed over decades of feedback from customers. Challenging our team to listen intently to customers’ pain points and thoughtfully craft product innovation solutions has been a critical growth lever and retention driver for our business. The execution of this model is core to our strategy—we have successfully launched 268 new products over the last three years and will continue to innovate as a trusted thought partner to our customer base.

We are committed to delivering products of the highest standard, which is reflected by our robust quality team of over 2,400 employees. Our quality control team is integrated and embedded across our manufacturing and sourcing locations. Their expertise ensures that every product bearing the Medline brand meets both our rigorous quality standards and our customers’ expectations, as evidenced by our over 99.99% complaint-free rate.

Our combination of value, quality, and service has allowed our Medline Brand products to hold the leading position across many of our key product families. Medline Brand products are used by the 100 largest health systems and hospitals across the country, as identified by Becker’s Hospital Review as of December 31, 2024, measured by number of hospitals and beds, respectively. Furthermore, we generated $1.2 billion of Medline Brand net sales for fiscal year 2024 through other distributors. These relationships allow us to highlight the value proposition of our Medline Brand and distribution network, which over time creates opportunities to earn Prime Vendor agreements for those customers.

Supply Chain Solutions. We offer approximately 145,000 med-surg products from over 1,250 third-party suppliers, including nearly all leading national brands, through our Supply Chain Solutions segment. As a scaled service provider that sells and delivers to the entire continuum of care, Medline is a highly desirable partner to these brands. We also provide our customers with supply chain optimization services such as consulting engagements, outsourced warehouse and technology management, put-away-ready packaging, third-party logistics, inventory rationalization, and route planning. Supply Chain Solutions contracts include contractual distributor mark-ups, which may differ by customer agreement. Our supply chain expertise allows us to provide additional service offerings to optimize our customers’ supply chain and inventory workflows, helping these customers cost-effectively manage their supply chain while building strong relationships and enhancing retention.

Additionally, we continue to bolster our supply chain offerings to better serve our customers. For example, in October 2024 we announced a partnership with Microsoft to design an innovative healthcare supply chain resiliency solution, leveraging artificial intelligence (“AI”)–generated insights to provide integrated inventory management. This will combine customer and supplier data to develop better insights into customer purchasing patterns and optimize service levels, among other capabilities.

Our Prime Vendor Model. In our Prime Vendor relationships, we enter into long-term agreements, typically structured with five-year terms, to act as the primary consolidated logistics partner for these customers’ med-surg product needs. These agreements have been and will continue to be a key contributor to our growth. Our customers realize efficiencies by partnering with one supply chain partner to consolidate their med-surg purchase volume. Prior to the market adoption of the Prime Vendor model, customers sourced such products individually from a highly fragmented base of suppliers. The Prime Vendor model instead centralizes procurement and distribution, which in turn drives efficiency and higher service levels.

As Prime Vendor, we drive significant cost savings to our customers. Our scale allows us to deliver consistently lower prices and better service levels on Medline Brand products relative to third-party alternatives, while also lowering the distribution cost for delivery of the full range of med-surg products. This often motivates customers to purchase more Medline Brand products over time. For example, in the acute care sector, at the beginning of a Prime Vendor relationship, Medline Brand products typically represent approximately 10% of a customer’s product mix but has the potential to reach approximately 60% Medline Brand over time. The opportunity is even greater in certain non-acute settings, where we sell a more focused product portfolio. Our Prime Vendor model is reinforced by the flywheel effect within our business where we drive cost savings for Prime Vendor customers, which, over time, supports incremental purchasing of our Medline Brand products and increases our scale. This dynamic allows us to drive further efficiencies by offering superior or similar quality to third-party products at a more cost-effective price. Due to the higher margin we earn on Medline Brand products compared to sales of comparable third-party products, we are able to reinvest in customer value while increasing our profitability. This compelling value proposition and supply chain relationship with our customers supports our greater than 98% average Prime Vendor retention rate over the past five years.

Our differentiated capabilities have enabled us to grow and scale our Prime Vendor model over time. Over just the past six years, we have signed new Prime Vendor agreements representing approximately $8 billion of annual contract value and have over 1,300 Prime Vendor relationships as of December 31, 2024, representing $16.0 billion of net sales for the year ended December 31, 2024. Our Prime Vendor relationships, combined with our strong customer retention, supports a highly recurring business model. Today, our Prime Vendor agreements have an approximate average mix of 65% Supply Chain Solutions and 35% Medline Brand, presenting a significant opportunity to drive customer savings through further Medline Brand adoption in the years ahead. Supply Chain Solutions products for which like-for-like Medline Brand products are available represented approximately $4.0 billion in net sales to existing Prime Vendor customers as of December 31, 2024. Assuming historical margins, if 100% of such products were converted to available like-for-like Medline Brand products, the incremental gross profit opportunity associated with such conversion would be approximately $1.0 billion. Conversion of 100% of this opportunity is not immediately achievable, and we cannot provide any assurance regarding the timing or extent of any such conversions. While we historically have earned higher margins upon conversion from third-party national brand products to like-for-like Medline Brand products, because of the lower average prices for Medline Brand products, there is typically a negative impact on net sales upon the conversion of Supply Chain Solutions products to like-for-like Medline Brand products if volume is assumed to be constant. We believe that the average margins for Supply Chain Solutions products converted to Medline Brand products have not significantly differed from those that have not been converted. Similarly, the average margins of products converted to Medline Brand do not vary materially from their unconverted counterparts. Therefore, we assume our historical estimates will continue with future conversions. For further information on potential risks relating to this conversion opportunity, please refer to “Risk Factors—Risks Related to Our Business, Industry and Operations—Our failure to establish and maintain Prime Vendor relationships may cause our revenue to decline.”

## Acute Prime Vendor Cohort Analysis Demonstrates Track Record of Increasing Medline Brand Conversion Over Time

Medline Brand net sales (% of total)
50%
40%
30%
20%
10%
0%
13%
24%
32%
42%
Start of Prime Vendor Relationship
Year 1
Year 5
Year 10
Prime Vendor Customer Tenure

Note: Data represents average Medline Brand net sales percentage mix across cohorts 2014 – 2023.

Our Distribution Network. We have a differentiated network of 69 global distribution centers, 45 of which are in the United States. Our distribution centers are strategically located to provide next-day delivery to 95% of our U.S. customer base. With over 26 million square feet in the United States, they are expertly designed to optimize distribution logistics and maximize utilization. The products we distribute are packaged to meet each customer’s individual needs and to be “put-away-ready,” which streamlines the customer’s unloading and shelving process. We utilize AI and robotics technology in our distribution centers to drive efficiency and reduce costs. Our technologically advanced distribution centers allow us to extend cutoff times, expand our product offering, and better service our expanding customer base. We also operate our own fleet of more than 2,000 MedTrans trucks that deliver our products across care settings within the United States. Our $4.5 billion of global inventory as of December 31, 2024, and our market-leading supply chain capabilities drive our ability to fulfill customer orders with service levels of 99% and support our high customer satisfaction levels. Over the last five years, we have invested $1.6 billion in total capital expenditures within our distribution network. As of December 31, 2024, we had approximately 25% in excess capacity across our platform to support our long-term growth.

Next-Day Delivery to 95% of our U.S. Customers through our 45 Distribution Centers

Our Commercial Platform. Our deep connectivity to our customers is driven by the strength of our dedicated and tenured commercial team. We have a U.S. commercial team of approximately 3,800 people across all points of care, which includes account managers, product specialists, specialized clinical resources, customer service representatives, supply chain specialists, and Prime Vendor analysts. Our team prides themselves on their deep-rooted customer relationships and the value of their longstanding partnerships. We have created an entrepreneurial environment that empowers our salesforce to work with our product managers and innovate to meet market demand. We have a team devoted to each channel in the United States and each region or country internationally, which allows our salesforce teams to develop market-specific knowledge. Our differentiated customer-focused culture and salesforce empowerment have driven our strong U.S. salesforce retention rate of greater than 85% in 2024.

Our Market Opportunity

We estimate our total addressable market (“TAM”) to be approximately $375 billion globally. Of this amount, we estimate that the United States represents an approximately $175 billion opportunity, diversified across acute care and non-acute care (including but not limited to surgery centers, dental, animal health, physician offices, and post-acute care). We estimate that international markets represent an approximately $200 billion opportunity, diversified across acute care and non-acute care. See “Market and Industry Data” for how we define our TAM.

Demand within the overall U.S. healthcare market is largely insulated from macroeconomic events and market cycles due to non-cyclical demand as evidenced by the fact that healthcare spending in the United States has increased every year for the past sixty years according to the Centers for Medicare & Medicaid Services (“CMS”). We expect our market opportunity in the United States will grow over the long-term, driven by secular tailwinds including an aging population and the growing prevalence of chronic conditions, which are expected to drive elevated volumes and increased health expenditures over the long term. Due to these factors, national health expenditures are expected to outpace GDP growth at an annual growth rate of 5.6% from 2023 to 2032 according to CMS.

International markets also represent an attractive opportunity, as net sales outside of the United States represented only 6.9% of our total net sales for the year ended December 31, 2024.

Our market opportunity is enhanced by the following dynamics:

•

Margin Pressure Across End Markets: Hospitals generally operate at a low margin; given these dynamics, health systems and providers are heavily focused on mitigating costs and increasing the quality of care.

•

Shift in Volumes Outside of the Hospital: As overall healthcare utilization increases, higher acuity procedures continue to shift to lower-cost sites of care, such as surgery centers and physician offices.

•	Healthcare Consolidation: Consolidation activity is expected to continue, as hospitals combine to drive scale and create integrated models to serve the continuum of care.

•	Supply Chain Resiliency: Supply chain disruptions and shortages have revealed the industry’s need for in-stock products and short delivery timeframes.

Value Creation for Key Stakeholders

Our integrated business model helps us to address the needs of the market today and enables us to drive value for key constituents across the healthcare system.

Healthcare providers:

•	Our high-quality, competitively priced Medline Brand products deliver material cost savings to providers, many of whom face margin pressures.

•

Our large and efficient supply chain delivers high service levels and rapid delivery of the full spectrum of med-surg products while simplifying operational complexity, ensuring uninterrupted delivery of care, and reducing distribution expenses.

•	Our Prime Vendor model enables the cost-effective management of products, inventory, distribution, and delivery across sites of care.

•

Our clinical product education programs pair intelligently designed products along with caregiver training, enabling them to provide optimal care for their patients, ultimately yielding better patient outcomes. The clinical product education that healthcare providers receive is aimed at reducing non-reimbursable occurrences of hospital-acquired conditions and hospital-acquired infections. We support these efforts with our robust staff of in-house clinicians, in conjunction with our Medline University programs, to educate providers on the latest research and best practices for the use of particular products.

Patients:

•

Our tools and resources help healthcare providers operate more efficiently, which indirectly benefits patients. This includes everything from supply chain optimization to clinical applications expertise, ensuring that healthcare providers can deliver high-quality care.

•	Our educational materials and at-home care kits help patients take an active role in their own care, which improves health outcomes and patient satisfaction.

•	Our focus on thoughtfully designed products and services creates positive patient experiences.

•	Our direct-to-consumer channel increases access to our high-quality, cost-effective products.

Product suppliers:

•	Our scaled platform provides third-party product suppliers with access to our commercial team and a large and diverse customer base.

•	Our service levels ensure that suppliers’ products are delivered reliably and on time.

•	Our presence across the healthcare continuum provides opportunities to serve every site of care.

Why We Win

Our ability to earn and retain customers is driven by a number of specific qualities that are critical to our success.

Customer-Focused Culture. Customers are at the heart of what we do. Our best-in-class business model, entrepreneurial spirit, and compelling value proposition are the result of our customer-focused culture that emphasizes the rapid identification of and response to customer needs. We have evolved alongside our customers over time by expanding our product portfolio and supply chain optimization services, and we have built a large U.S. commercial team of approximately 3,800 people so that customers’ needs would be quickly identified and satisfied. We do what we say we are going to do, we are transparent and direct with our customers, and we empower our employees to advocate for our customers. This has translated into high win rates for new business, strong customer loyalty with consistently high customer satisfaction levels, as demonstrated by our customer retention rates, including a greater than 98% average Prime Vendor retention rate over the past five years, and consistently high employee satisfaction levels, which we measure through our periodic employee engagement surveys and employee retention.

Medline Platform Advantage. We are the largest provider of med-surg and supply chain solutions serving all points of care, based on total net sales of med-surg products. Our platform is powered by our global procurement network, strategically located distribution centers, high delivery route density, and innovation capabilities informed by proprietary supply chain customer insights. Our vertically integrated business model is designed to deliver the best total value to our customers through a comprehensive set of world-class products, a resilient and highly efficient supply chain, and differentiated clinical solutions. Our ability to provide significant savings on our high-quality products and services and our ability to serve across the entire continuum of care aligns us with the evolving needs of our customers.

Medline Brand Product Portfolio. We offer approximately 190,000 Medline Brand products across our product categories. We have a track record of successfully bringing new products to market, with more than 2,100 granted patents and more than 400 clearances under Section 510(k) of the Federal Food, Drug and Cosmetic Act (“510(k)”). Over the last three years, we have successfully launched 268 new products. Our vertically integrated platform provides us with unparalleled insights into our customers’ needs, purchasing trends, and potential areas of new, customer-driven product innovation. Our unparalleled scale, the breadth and quality of our product portfolio, and our successful track record of innovation enable us to quickly and cost-effectively address the needs of our customers.

Unrivaled Distribution Capabilities. Medline’s breadth and footprint today is the result of decades of significant investments, including $1.6 billion in capital expenditures within our distribution network over the last five years. The network has been developed to serve healthcare facilities and providers across the continuum of care. We have a differentiated network of 69 global distribution facilities and a fleet of more than 2,000 MedTrans trucks in the United States that serve the entire continuum of care. Our owned transportation fleet delivers approximately 80% of the products we offer in the United States and leverages a dynamic route planning system to optimize routes by minimizing miles driven and improving trailer utilization. Our extensive supply chain, with a rigorous focus on reducing cost, enables us to deliver products to our customers at the most attractive unit economics and with better service levels than alternatives. As of December 31, 2024, we carried $4.5 billion in global inventory that, combined with our distribution network and capabilities, enables us to have service levels of 99%.

Our Clinical Solutions. Medline’s clinical solutions empower frontline teams with best practice guidance, education and training, and a system of products to help improve clinical outcomes. Our clinicians support our customers, providing clinical expertise and comprehensive products, education, and other solutions to enable the best care, cost-effectively and efficiently. Our solutions include recommendations on best practices and product features that can help providers correctly use products, reduce care variation, and provide more consistent care.

Increasing Returns to Scale. As we grow, Medline is uniquely positioned to benefit from our vertically integrated model and over 1,300 active Prime Vendor relationships. Revenue growth in Medline Brand products increases our purchasing power with our global sourcing partners and enables investments to increase the efficiency of our internal manufacturing capabilities, which may reduce the cost of goods sold. Lowering our cost of goods sold on Medline Brand products provides higher value to our customers and improves our competitive pricing. Growing our customer base results in increased transportation route density, which in turn improves efficiency, lowers costs, and increases service levels for our customers. We reinvest these savings in better customer value, which extends our competitive advantage and accelerates our ability to earn new customers. As we add new customers, we gain better insight into their needs and drive investments in product innovation, resulting in greater Medline Brand sales growth. The mutual reinforcement of these dynamics compounds over time—we become an increasingly strategic partner for our customers as they continue to grow and scale.

Our Growth Strategy

We have a demonstrated track record of delivering consistent growth over more than half a century, irrespective of economic conditions. We expect to continue to grow in excess of the broader med-surg market due to a combination of strategies that drive our net sales and earnings growth.

Net Sales Growth:

•

Growing with our Prime Vendor Customers: We have achieved a greater than 98% average Prime Vendor retention rate over the past five years. Importantly, we are partnered with many of the largest healthcare systems across the country and are well-positioned to grow with our customers as their patients’ underlying healthcare utilization increases, they build and acquire new sites, and they further consolidate med-surg spend with Medline.

•

Winning New Prime Vendor Customers: We continue to earn new Prime Vendor customers, which has been a key driver of sustained growth in both Medline Brand and Supply Chain Solutions. Over the past six years, we have signed new Prime Vendor contracts representing approximately $8 billion of annual contract value. Additionally, we continue to expand the scope of our Prime Vendor relationships in non-acute sites of care.

•

Growing Medline Brand with Non-Prime Vendor Customers: An increasing number of non-Prime Vendor customers are choosing Medline Brand. We will continue to provide high-quality, cost-effective products that meet their med-surg needs and accelerate our expansion within these customers.

•

Continuous Product Innovation: Innovation is embedded within our product teams, who leverage our salesforce, customer feedback, and our quality and regulatory organizations to develop new Medline Brand products. Our culture of innovation and entrepreneurship and our highly scalable go-to-market model provide us with unique capabilities to bring products to market swiftly.

•

Channel Expansion: We will continue to evaluate new opportunities to expand our TAM and the markets we serve. We currently serve healthcare providers anywhere a patient, resident, or consumer needs access to medical products. In 2016, we entered the acute care laboratory and diagnostics channel, which we believe is ripe for disruption. Most recently, we expanded into animal health in the United States and dental in Canada. We will continue to evaluate and selectively expand into new channels as opportunities arise.

•

International Expansion: Our value proposition can help customers across markets internationally, and we expect to tap into the $200 billion international addressable market through both organic and inorganic expansion. We will continue to strategically launch new products and enter new markets and care settings outside the United States. This expansion represents an attractive opportunity, as our International net sales represented only 6.9% of our net sales for the year ended December 31, 2024.

•

M&A Execution: Our disciplined, global M&A strategy is focused on pursuing adjacent products and services, as well as expanding into new channels. We have a proven strategy for integrating new acquisitions and achieving significant synergies, which has enabled us to acquire businesses at attractive valuations on a post-synergy basis. The breadth of our product channels and our low-cost manufacturing and sourcing model makes Medline a powerful M&A platform. Recent examples of our M&A strategy include the acquisition of a portion of the global surgical solutions business of Ecolab, Inc. including the industry-leading Microtek product lines (“Microtek”), which provides highly complementary products to our Surgical Solutions product category, as well as the acquisition of Sinclair Dental, further extending our distribution capabilities outside the United States.

Earnings Growth:

•

Medline Brand Conversion Opportunity: To help our customers achieve cost savings, we provide them with Medline Brand products that offer superior or similar quality to third-party products at a more cost-effective price. Medline earns a higher margin on sales of Medline Brand products compared to sales of comparable third-party products. Supply Chain Solutions products for which like-for-like Medline Brand products are available represented approximately $4.0 billion in net sales to existing Prime Vendor customers as of December 31, 2024. Assuming historical margins, if 100% of such products were converted to available like-for-like Medline Brand products, the incremental gross profit opportunity associated with such conversion would be approximately $1.0 billion. Conversion of 100% of this opportunity is not immediately achievable, and we cannot provide any assurance regarding the timing or extent of any such conversions. While we historically have earned higher margins upon conversion from third-party national brand products to like-for-like Medline Brand products, because of the lower average prices for Medline Brand products, there is typically a negative impact on net sales upon the conversion of Supply Chain Solutions products to like-for-like Medline Brand products if volume is assumed to be constant. We believe that the average margins for Supply Chain Solutions products converted to Medline Brand products have not significantly differed from those that have not been converted. Similarly, the average margins of products converted to Medline Brand do not vary materially from their unconverted counterparts. Therefore, we assume our historical estimates will continue with future conversions. For further information on potential risks relating to this conversion opportunity, please refer to “Risk Factors—Risks Related to Our Business, Industry and Operations—Our failure to establish and maintain Prime Vendor relationships may cause our revenue to decline.”

•

Operational Execution: To strengthen our cost advantage on Medline Brand products, we continuously improve our procurement and sourcing functions to further reduce our spend on key inputs. Our relentless scrutiny on our own costs both in our manufacturing and distribution networks helps us to deliver quality products cost effectively. As we scale, our operating leverage will further expand our margins over time.

Our Culture

Our story is one of customer focus that has led to strong performance and success. Every hour of every day, medical professionals rely on Medline products to help them do their jobs. Our work touches the lives of millions of people, yet we are much more than a supplier of world-class medical solutions: we are here to make healthcare run better. We have delivered consecutive net sales growth every year since our inception and today we employ over 43,000 people and operate across more than 100 countries. The work we do enables healthcare providers to deliver the best quality care, in the most financially sustainable way, across the entire continuum of healthcare.

Our culture is guided by our six core values:

•	We have a relentless customer focus

•	We demonstrate agility and flexibility

•	We are gritty problem solvers

•	We drive to succeed

•	We practice purposeful candor

•	We believe relationships matter

Our team of driven and passionate people brings these values to life. Employees are empowered to make meaningful contributions and work with determination to understand our customers’ needs and deliver exceptional service. We combine our scale with agility to improve healthcare delivery and embrace our customers’ challenges as our own. Medline has been recognized by Forbes as one of America’s Best Large Employers and Best Employers for Women.

Our Structure

Immediately following this offering, Medline Inc. will be a holding company, and its sole material assets will be its equity interests held directly or indirectly through wholly owned subsidiaries in Medline Holdings. As the general partner of Medline Holdings, Medline Inc. will operate and control all of the business and affairs of Medline Holdings and, through Medline Holdings and its subsidiaries, conduct our business. Prior to the completion of this offering:

(1)	the Pre-IPO Stockholders will receive shares of Class A common stock of Medline Inc. pursuant to the Blocker Transfers as defined and described in “Organizational Structure—Blocker Transfers”;

(2)

the limited partnership agreement of Medline Holdings will be amended and restated to, among other things, modify its capital structure by reclassifying its interests as follows (such reclassification, the “Reclassification,” as further described under “Organizational Structure—Reclassification and

Amendment and Restatement of the Limited Partnership Agreement of Medline Holdings” and “Management—Compensation Arrangements to be Adopted in Connection with this Offering—Treatment of Existing Equity Interests”):

•	Class A Units held by Continuing Common Unitholders will be converted into Common Units;

•	CUPI Units held by Continuing Common Unitholders will be converted into Common Units; and

•	Class B Units held by Continuing Incentive Unitholders will be converted into Incentive Units;

(3)	the Continuing Common Unitholders will receive the number of shares of Class B common stock of Medline Inc. equivalent to the number of Common Units held by each such Continuing Common Unitholder; and

(4)	Class A Units, CUPI Units, and Class B Units that are not reclassified as set forth in (2) above will be treated as follows:

•	Class A Units held by Exchanging Class A Unitholders will be directly or indirectly exchanged for shares of Class A common stock;

•	CUPI Units held by Exchanging CUPI Unitholders will be directly or indirectly exchanged for shares of Class A common stock; and

•

Class B Units held by Exchanging Class B Unitholders will be directly or indirectly exchanged for shares of Class A common stock (in the case of vested Class B Units) and/or restricted shares of Class A common stock (in the case of unvested Class B Units).

Incentive Units received by Continuing Incentive Unitholders upon conversion of their Class B Units generally vest in equal annual installments over a period of five years from the date of grant, subject to the holder’s continued employment through the applicable vesting date. In addition, certain Incentive Units held by certain of our executive officers vest based on achievement of performance metrics tied to multiples of our Sponsors’ invested capital in Medline Holdings. See “Management—Outstanding Equity Awards at Fiscal Year End.” The Incentive Units are referred to as “Time-Vested Units” and “Performance-Vested Units” in such table.

Subject to certain restrictions, pursuant to the terms of the amended and restated limited partnership agreement of Medline Holdings, the holders of vested Incentive Units will have the right to convert their vested Incentive Units into a number of Common Units of Medline Holdings that will generally be equal to (a) the product of the number of vested Incentive Units to be converted with a given per unit participation threshold and then-current difference between the per unit value of a Common Unit at the time of the conversion (based on the public trading price of a share of Class A common stock) and the per unit participation threshold of such vested Incentive Units divided by (b) the per unit value of a Common Unit at the time of the conversion (based on the public trading price of a share of Class A common stock), subject to certain adjustments. Common Units received upon conversion will be exchangeable on a one-for-one basis for shares of Class A common stock of Medline Inc. in accordance with the terms of the exchange agreement. An unvested Incentive Unit will not be exchangeable unless and until such Incentive Unit vests. See “Certain Relationships and Related Person Transactions—Medline Holdings Amended and Restated Limited Partnership Agreement.”

We intend to grant options to purchase shares of Class A common stock under the Omnibus Incentive Plan (as defined herein) to certain Exchanging Class B Unitholders in substitution for a portion of the economic benefit to which the Class B Units are entitled prior to this offering that is not reflected in the exchange of Class B Units to shares of Class A common stock. In addition, we intend to grant restricted stock units (“RSUs”) in respect of Class A common stock to certain Exchanging Unitholders to compensate them for the loss of opportunity to participate in the tax receivable agreement, in which they would have had the opportunity to participate had their units not been exchanged for shares of Class A common stock. See “Organizational Structure—Reclassification and Amendment and Restatement of the Limited Partnership Agreement of Medline Holdings” and “Management—Compensation Arrangements to be Adopted in Connection with this Offering—Equity Award Grants.”

We and the Continuing Unitholders will also enter into an exchange agreement under which they (or certain permitted transferees) will have the right (subject to the terms of the exchange agreement) to exchange their Common Units (including Common Units issued upon conversion of vested Incentive Units) for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications, whereupon an equivalent number of shares of Class B common stock held by each such Continuing Unitholder will be automatically transferred to us and cancelled and retired upon any such exchange. For a description of the amended and restated limited partnership agreement of Medline Holdings and the exchange agreement, please read “Organizational Structure” and “Certain Relationships and Related Person Transactions.”

The Continuing Common Unitholders will hold all of the initially outstanding shares of our Class B common stock, and, upon conversion of vested Incentive Units for Common Units, the converting holders will also receive an equivalent number of shares of Class B common stock. The shares of Class B common stock will have no economic rights but will entitle each holder to one vote for each share held of record on all matters to be voted on by stockholders generally, with the number of shares of Class B common stock held by each Continuing Unitholder being equivalent to the number of Common Units held by each such Continuing Unitholder. If at any time the ratio at which Common Units are exchangeable for shares of Class A common stock of Medline Inc. changes from one-for-one as described under “Certain Relationships and Related Person Transactions—Exchange Agreement,” the number of votes to which Class B common stockholders are entitled will be adjusted accordingly. Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law.

Prior to the completion of this offering, we will enter into a tax receivable agreement with certain of our pre-IPO owners that provides for the payment by Medline Inc. to such pre-IPO owners of 90% of certain tax benefits, if any, that Medline Inc. realizes, or is deemed to realize (calculated using certain assumptions), as a result of (i) Medline Inc.’s allocable share of the existing tax basis in Medline Holdings’ assets acquired in this offering, (ii) increases in Medline Inc.’s allocable share of existing tax basis and tax basis adjustments to the tangible and intangible assets of Medline Holdings as a result of sales or exchanges of Common Units (including Common Units issued upon conversion of vested Incentive Units), (iii) Medline Inc.’s utilization of certain tax attributes (including any existing tax basis) of certain entities that are taxable as corporations for U.S. federal income tax purposes through which the Pre-IPO Stockholders hold their interests in Medline Holdings prior to the Offering Transactions (the “Blocker Companies”), which Medline Inc. acquires in connection with this offering as described under “Organizational Structure—Blocker Transfers,” and (iv) certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. This payment obligation is an obligation of Medline Inc. and not of Medline Holdings. Payments under the tax receivable agreement are generally due annually five business days following finalization of a schedule showing the relevant tax benefit calculations that is required to be delivered by Medline Inc. within 120 calendar days following the due date (including extensions) of its U.S. corporation income tax return, and interest on such payments will accrue from the due date (without extensions) of such tax return. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired, and payments thereunder are not conditioned upon continued ownership of us by the pre-IPO owners. Assuming: (i) a price of $   per share of our Class A common stock (based on an assumed initial public offering price of $    per share, the midpoint of the estimated price range set forth on the cover page of this prospectus); (ii) a constant corporate tax rate of  %; (iii) we will have sufficient taxable income to fully utilize the tax benefits; and (iv) no material changes in tax law, if the Continuing Unitholders were to exchange all of the Common Units that they will hold immediately following this offering, and, assuming all Incentive Units are converted to Common Units and subsequently exchanged for shares of Class A common stock, we estimate that we would, as a result of the Reorganization Transactions and Offering Transactions and such hypothetical exchange, record a deferred tax asset of approximately $   million and that the aggregate noncurrent liability we would record based on our estimate of the aggregate amount that Medline Inc. would pay under the tax receivable agreement is approximately $   million, generally payable over a 15-year period. For each 5% increase (decrease) in the price per share of our Class A common stock (and therefore the value of the Common Units exchanged), our deferred tax asset would increase (decrease) by approximately $   million and the related liability for payments under the tax receivable agreement would increase (decrease) by approximately $   million. These amounts are estimates and have been prepared for informational purposes only. The actual amount of deferred tax assets and related noncurrent liabilities that we will recognize as a result of any such future exchanges will differ based on, among other things: (i) the amount and timing of future exchanges of Common Units by Continuing Unitholders, and the extent to which such exchanges are taxable; (ii) the price per share of our Class A common stock at the time of the exchanges; (iii) the amount and timing of future income against which to offset the tax benefits; and (iv) the tax rates then in effect. See “Certain Relationships and Related Person Transactions—Tax Receivable Agreement.”

Our post-offering organizational structure, as described above, is commonly referred to as an umbrella partnership-C-corporation (“UP-C”) structure. This organizational structure will allow the Continuing Unitholders to retain their equity ownership in Medline Holdings, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of Units. Investors in this offering, the Pre-IPO Stockholders and the Exchanging Unitholders will, by contrast, hold their equity ownership in Medline Inc., a Delaware corporation that is a domestic corporation for U.S. federal income tax purposes, in the form of shares of Class A common stock. We believe that the Continuing Unitholders generally find it advantageous to continue to hold their equity interests in an entity that is not taxable as a corporation for U.S. federal income tax purposes. We do not believe that our UP-C organizational structure will give rise to any significant business or strategic benefit or detriment to us.

The Reorganization Transactions lack economic substance and therefore will be accounted for in a manner consistent with a reorganization of entities under common control. As a result, the consolidated financial statements of Medline Inc. will recognize the assets and liabilities received in the reorganization at their historical carrying amounts, as reflected in the historical consolidated financial statements of Medline Holdings. Medline Inc. will consolidate Medline Holdings in its consolidated financial statements and record a non-controlling interest related to the Units held by the Continuing Unitholders on its consolidated balance sheet and statement of comprehensive income.

The simplified diagram below depicts our organizational structure immediately following this offering. For additional detail, see “Organizational Structure.”

Continuing Incentive Unitholders
Continuing Common Unitholders
Pre-IPO Stockholders and Exchanging Unitholders
Public Stockholders
Class B common stock
• % of voting power in Medline Inc.[1]
• No economic interests in Medline Inc.
Class A common stock
• % of voting power in Medline Inc.[1]
• % of economic interests in Medline Inc.
Class A common stock
• % of voting power in Medline Inc.[1]
• % of economic interests in Medline Inc.
Incentive Units[2]
• No voting rights
• Exchangeable for Common Units of Medline Holdings, which are exchangeable for shares of Medline Inc.'s Class A common stock, as described below
Limited Partner and Common Units
• No voting rights
• Exchangeable on a 1-for-1 basis for shares of Medline Inc.'s Class A common stock
• % of outstanding Common Units
Medline Inc.
General Partner and Common Units
• 100% of voting power in Medline Holdings
• % of outstanding Common Units
Medline Holdings, LP
Subsidiaries

Note:	Certain intermediate holding companies that are not material to this offering have been omitted from the structure chart.
(1)

Each share of our Class A common stock and Class B common stock entitles its holder to one vote on all matters to be voted on by the stockholders generally. For additional information, see “Description of Capital Stock—Common Stock.”

(2)

At the time of this offering,    shares of Class A common stock would be issuable upon the exchange of an equivalent number of Common Units into which outstanding Incentive Units held by the Continuing Incentive Unitholders may be converted (assuming an offering price of $   per share of Class A common stock, which is the midpoint of the price range set forth on the cover of this prospectus, and assuming such Incentive Units are fully vested and converted to Common Units). For additional information, see “Organizational Structure—Reclassification and Amendment and Restatement of the Limited Partnership Agreement of Medline Holdings” and “Certain Relationships and Related Person Transactions—Medline Holdings Amended and Restated Limited Partnership Agreement.”

Upon consummation of the Reorganization Transactions and immediately prior to this offering, our pre-IPO owners will hold shares and interests that may be exchanged or settled for an aggregate of      million shares of Class A common stock, which we refer to as the “diluted pre-IPO shares outstanding,” consisting of (i) issued and outstanding shares of Class A common stock held by our Pre-IPO Stockholders and Exchanging Unitholders; (ii) shares of Class A common stock issuable on a one-for-one basis in exchange for Common Units held by our Continuing Common Unitholders; (iii) shares of Class A common stock issuable on a one-for-one basis in exchange for Common Units into which outstanding Incentive Units that will be held by the Continuing Incentive Unitholders may be converted; (iv) shares of Class A common stock in respect of RSUs to be granted to certain Exchanging Unitholders to compensate them for the loss of the opportunity to participate in the tax receivable agreement; (v) shares of Class A common stock issuable upon exercise of stock options to be granted to certain Exchanging Class B Unitholders in substitution for a portion of the economic benefit to which the Class B Units are entitled prior to this offering that is not reflected in the exchange of Class B Units to shares of Class A common stock; and (vi) shares of Class A common stock underlying RSUs to be held by certain independent non-employee members of our board of directors with respect to RSUs covering Class A Units. Although the relative ownership among these categories of pre-IPO owners and the number of shares of Class A common stock into which their respective interests may be exchanged or settled will depend on the actual offering price, the total diluted pre-IPO shares outstanding will not change. The table below sets forth the relative ownership of the diluted pre-IPO shares outstanding among our pre-IPO owners assuming an offering price at the low point, the midpoint and the high point, respectively, of the price range set forth on the front cover of this prospectus.

Offering Price
(Amounts in millions)	$ (Low)	$ (Midpoint)	$ (High)
Shares of Class A common stock held by Pre-IPO Stockholders and Exchanging Unitholders
Shares of Class A common stock issuable upon exchange of Common Units held by our Continuing Common Unitholders
Shares of Class A common stock issuable upon exchange of as-converted Incentive Units held by Continuing Incentive Unitholders(1)
Shares of Class A common stock in respect of RSUs to be granted to certain Exchanging Unitholders
Shares of Class A common stock issuable upon exercise of stock options to be granted to certain Exchanging Class B Unitholders
Shares of Class A common stock with respect to RSUs to be held by certain independent non-employee members of our board of directors
Total

(1)	Upon completion of this offering the Continuing Incentive Unitholders will hold an aggregate of Incentive Units outstanding with a weighted-average participation threshold of $ per Incentive Unit.

Investment Risks

An investment in shares of our Class A common stock involves substantial risks and uncertainties that may materially adversely affect our business, financial condition, and results of operations and cash flows. Some of the more significant challenges and risks relating to an investment in our company include, among other things, the following:

•	We rely on the proper function, security and availability of our information technology systems and data, as well as those of third parties throughout our global supply chain, to operate our business.

•	Our global operations are subject to inherent risks that could materially adversely affect our business, results of operations and financial condition.

•

We are subject to extensive and complex laws and governmental regulations and any adverse regulatory action may materially adversely affect our business, results of operations and financial condition both inside and outside the United States.

•	We are subject to extensive environmental, health and safety requirements, and our operations involve hazardous and other environmentally sensitive substances.

•	We may be unable to derive fully the anticipated benefits from our existing or future acquisitions, joint ventures, investments, dispositions, or other strategic transactions.

•	Consolidation in the healthcare industry could have an adverse effect on our business, results of operations and financial condition.

•	Foreign currency exchange rate fluctuations could have a significant impact on our results of operations.

•	Our profitability and cash flows may be adversely affected by inflationary pressures.

•	Uncertain global and domestic macro-economic and political conditions could materially adversely affect our business, results of operations and financial condition.

•	We operate in a highly competitive industry, with accelerating pricing pressure and changes in technology.

•

The failure to comply with anti-corruption laws or trade restrictions, including economic sanctions, could materially adversely affect our business, results of operations and financial condition and result in civil and/or criminal penalties.

•	We may be unable to attract, develop and retain key employees.

•

Our substantial indebtedness could adversely affect our financial condition, our ability to operate our business or react to changes in the economy or our industry, prevent us from fulfilling our obligations under our debts and divert our cash flow from operations for debt payments.

•	The Designating Stockholders will continue to hold a significant percentage of our stock, and their interests may conflict with ours or yours in the future.

Before you invest in our Class A common stock, you should carefully consider all of the information in this prospectus, including matters set forth under the heading “Risk Factors.”

Corporate History and Information

Medline has served customers in the healthcare industry for over 50 years. Medline was founded in 1966 by Jim and Jon Mills in Evanston, Illinois. In 1968, we opened our first manufacturing facility. In 1997, Charles N. Mills, Andrew J. Mills and James D. Abrams, our previous Chief Executive Officer, President and Chief Operating Officer, respectively, succeeded Jim and Jon to lead the Company and continue its legacy of family management. In October 2021, we entered into a new chapter of our Company’s history and received a majority investment from a partnership comprised of funds managed by Blackstone, Carlyle, and H&F.

In 2023, as part of a multi-year succession planning process, we elevated Jim Boyle to Chief Executive Officer, with members of the Mills Family continuing to serve on our board.

Medline Inc. was incorporated in Delaware on November 6, 2024. Our principal executive offices are located at 3 Lakes Drive, Northfield, Illinois 60093, and our telephone number is (847) 949-5500. We maintain a website at www.medline.com. The reference to our website is intended to be an inactive textual reference only. The information contained on, or that can be accessed through, our website is not part of this prospectus.

The Offering

Class A common stock offered by Medline Inc.	shares (or shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Class A common stock outstanding, after giving effect to this offering	shares (or shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Class A common stock outstanding after this offering, assuming exchange of all Common Units held by the Continuing Common Unitholders	shares (which does not reflect any shares of Class A common stock issuable in exchange for as-converted Incentive Units).

Class B common stock outstanding, after giving effect to this offering	shares, all of which will be held by the Continuing Common Unitholders (or shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Voting power held by investors in this offering, after giving effect to this offering	% (or % if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Voting power held by our pre-IPO owners, after giving effect to this offering	% (or % if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Use of proceeds	We estimate that the proceeds to Medline Inc. from this offering, after deducting estimated underwriting discounts and commissions, will be approximately $ million (or $ million if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Medline Inc. intends to use the proceeds (net of underwriting discounts and commissions) from the issuance of shares in this offering (excluding any proceeds from the issuance of shares pursuant to any exercise by the underwriters of their option to purchase additional shares of Class A common stock) to acquire an equivalent number of newly issued Common Units from Medline Holdings, as described under “Organizational Structure—Offering Transactions,” which Medline Holdings will in turn use for general corporate purposes, including the repayment of indebtedness, and to bear all of the expenses of this offering. We estimate these offering expenses (excluding underwriting discounts and commissions) will be approximately $ million. See “Use of Proceeds.”

Medline Inc. intends to use any proceeds from the issuance of shares pursuant to any exercise by the underwriters of their option to purchase additional shares of Class A common stock to purchase or redeem outstanding equity interests from certain of our pre-IPO owners at a price per equity interest equal to the initial public offering price per share of our Class A common stock less the underwriting discounts and commissions, as described under “Organizational Structure—Offering Transactions.” Accordingly, we will not retain any of these proceeds. See “Principal Stockholders” for information regarding the proceeds from this offering that may be paid to certain of our pre-IPO owners.

Voting rights	Each share of our Class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally.

The Continuing Common Unitholders will hold all of the initially outstanding shares of our Class B common stock and, upon conversion of vested Incentive Units for Common Units, the converting holders will also receive an equivalent number of shares of Class B common stock. The shares of Class B common stock will have no economic rights but will entitle each holder to one vote for each share held of record on all matters to be voted on by stockholders generally, with the number of shares of Class B common stock held by each Continuing Unitholder being equivalent to the number of Common Units held by each such Continuing Unitholder. If at any time the ratio at which Common Units are exchangeable for shares of our Class A common stock changes from one-for-one as described under “Certain Relationships and Related Person Transactions—Exchange Agreement,” the number of votes to which Class B common stockholders are entitled will be adjusted accordingly. Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law. See “Description of Capital Stock—Common Stock—Class B Common Stock.”

Dividend policy	We have no current plans to pay dividends on our Class A common stock following this offering. The declaration, amount, and payment of any future dividends will be at the sole discretion of our board of directors and will depend on general economic and business conditions; our financial condition and operating results; our available cash; current and anticipated cash needs; capital requirements; contractual, legal, tax, and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries (including Medline Holdings) to us; and such other factors as our board of directors may deem relevant. Holders of Class B common stock are not entitled to any dividends.

Medline Inc. is a holding company and has no material assets other than its equity interests held directly or indirectly through wholly owned subsidiaries in Medline Holdings. We intend to cause Medline Holdings to make distributions to us in an amount sufficient to cover cash dividends, if any, declared by us. If Medline Holdings makes such distributions to Medline Inc., the other holders of Common Units and any participating Incentive Units (as described below) will be entitled to receive equivalent pro rata distributions. Incentive Units initially will not be entitled to receive distributions (other than tax distributions) until holders of Common Units have received a minimum return as provided in the amended and restated limited partnership agreement of Medline Holdings. However, Incentive Units will have the benefit of adjustment provisions that will reduce the participation threshold for distributions in respect of which they do not participate until there is no participation threshold, at and after which time the Incentive Units would participate pro rata with distributions on Common Units. The adjustment to the participation threshold of an Incentive Unit for distributions in respect of which such Incentive Unit does not participate will be factored into calculating the number of Common Units the holder of vested Incentive Units would receive upon conversion of a vested Incentive Unit for a Common Unit.

Under the terms of the amended and restated limited partnership agreement, Medline Holdings is obligated to make tax distributions to holders of Units (including Medline Inc.) at certain assumed tax rates. See “Risk Factors—Risks Related to Our Organizational Structure—Medline Inc. is a holding company and its only material assets after completion of this offering will be its equity interests held directly or indirectly through wholly owned subsidiaries in Medline Holdings, and it is accordingly dependent upon distributions from Medline Holdings to pay taxes, make payments under the tax receivable agreement, and pay dividends.”

Exchange rights of holders of Common Units and Incentive Units	Prior to this offering, we will enter into an exchange agreement with the Continuing Unitholders so that they may, after the completion of this offering (subject to the terms of the exchange agreement), exchange their Common Units (including Common Units issued upon conversion of vested Incentive Units) for shares of Class A common stock of Medline Inc. on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications, whereupon an equivalent number of shares of Class B common stock held by each such Continuing Unitholder will be automatically transferred to us and cancelled and retired upon any such exchange. See “Certain Relationships and Related Person Transactions—Exchange Agreement.”

Subject to certain restrictions, the holders of vested Incentive Units will have the right to convert their vested Incentive Units into a number of Common Units that will generally be equal to (a) the product of the number of vested Incentive Units to be converted with a given per unit participation threshold and then-current difference between the per unit value of a Common Unit at the time of the conversion (based on the public trading price of a share of Class A common stock) and the per unit participation threshold of such vested Incentive Units divided by (b) the per unit value of a Common Unit at the time of the conversion (based on the public trading price of a share of Class A common stock), subject to certain adjustments. See “Certain Relationships and Related Person Transactions—Medline Holdings Amended and Restated Limited Partnership Agreement.” Common Units received upon conversion will be exchangeable on a one-for-one basis for shares of Class A common stock of Medline Inc. in accordance with the terms of the exchange agreement. An unvested Incentive Unit will not be exchangeable unless and until such Incentive Unit vests.

Tax receivable agreement

Prior to the completion of this offering, we will enter into a tax receivable agreement with certain of our pre-IPO owners that provides for the payment by Medline Inc. to such pre-IPO owners of 90% of certain tax benefits, if any, that Medline Inc. realizes, or is deemed to realize (calculated using certain assumptions), as a result of (i) Medline Inc.’s allocable share of the existing tax basis in Medline Holdings’ assets acquired in this offering, (ii) increases in Medline Inc.’s allocable share of existing tax basis and tax basis adjustments to the tangible and intangible assets of Medline Holdings as a result of sales or exchanges of Common Units (including Common Units issued upon conversion of vested Incentive Units) in connection with or after this offering, (iii) Medline Inc.’s utilization of certain tax attributes (including any existing tax basis) of the Blocker Companies, which Medline Inc. acquires in connection with this offering as described under “Organizational Structure—Blocker Transfers,” and (iv) certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. Sales or exchanges of Common Units (including Common Units issued upon conversion of vested Incentive Units) are expected to result in increases in the tax basis of the assets of Medline Holdings. The existing tax basis, increases in existing tax basis and tax basis adjustments generated over time may increase (for tax purposes) depreciation and amortization deductions available to Medline Inc. for tax purposes and, therefore, may reduce the amount of U.S. federal, state and local tax that Medline Inc. would otherwise be required to pay in the future. Actual tax benefits realized by Medline Inc. may differ from tax benefits calculated under the tax receivable agreement as a result of the use of certain assumptions in the tax receivable agreement, including the use of an assumed blended state and local income tax rate of 6% (as adjusted to take into account the U.S. federal tax benefit of such taxes) to calculate tax benefits. This payment obligation is an obligation of Medline Inc. and not of Medline Holdings. See “Certain

Relationships and Related Person Transactions—Tax Receivable Agreement.”

Risk factors	See “Risk Factors” for a discussion of risks you should carefully consider before deciding to invest in our Class A common stock.

Certain U.S. federal income tax consequences to non-U.S. holders	For a discussion of certain U.S. federal income tax consequences that may be relevant to non-U.S. stockholders, see “Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders.”

Proposed trading symbol	“MDLN”

In this prospectus, unless otherwise indicated, the number of shares of Class A common stock outstanding and the other information based thereon does not reflect:

•	shares of Class A common stock issuable upon exercise of the underwriters’ option to purchase additional shares of Class A common stock from Medline Inc.;

•

    shares of Class A common stock issuable upon exchange of      Common Units (or, if the underwriters exercise their option to purchase additional shares of Class A common stock,      shares of Class A common stock issuable upon exchange of      Common Units) that will be held by the Continuing Common Unitholders immediately following this offering;

•

    shares of Class A common stock that may be granted under the Medline Inc. 2025 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), which includes shares of Class A common stock issuable upon exercise, vesting or settlement, as applicable, of the following employee equity grants, in each case, to be awarded in connection with the offering:

•

    shares of Class A common stock issuable in exchange for an equivalent number of Common Units into which     outstanding Incentive Units held by the Continuing Incentive Unitholders are convertible (assuming such Incentive Units are fully vested), which units have a weighted average per unit participation threshold of $   ;

•

    shares of Class A common stock in respect of stock options to be granted to certain Exchanging Class B Unitholders (assuming an offering price of $   per share of Class A common stock, which is the midpoint of the price range set forth on the cover of this prospectus) with an exercise price per share equal to or higher than the initial public offering price per share of Class A common stock;

•

    shares of Class A common stock underlying RSUs to be granted to certain Exchanging Unitholders, which will be issuable upon the settlement of such RSUs following the later of the date that is    days following the completion of this offering and the existing vesting date of the underlying unit (assuming an offering price of $   per share of Class A common stock, which is the midpoint of the price range set forth on the cover of this prospectus); and

•

    shares of Class A common stock underlying RSUs to be held by certain independent non-employee members of our board of directors, which will be issuable upon the settlement of such RSUs following the vesting date of such director’s RSUs in respect of Class A Units (assuming an offering price of $   per share of Class A common stock, which is the midpoint of the price range set forth on the cover of this prospectus);

•	additional shares of Class A common stock that may be granted under the Omnibus Incentive Plan, including awards we expect to grant to our named executive officers, other executive officers,

and independent directors, see “Management—Compensation Arrangements to be Adopted in Connection with this Offering”; or

•	shares of Class A common stock available for issuance under the Medline Inc. 2025 Employee Stock Purchase Plan (the “ESPP”).

See “Management—Compensation Arrangements to be Adopted in Connection with this Offering—Omnibus Incentive Plan,” “Management—Compensation Arrangements to be Adopted in Connection with this Offering—Employee Stock Purchase Plan,” “Management—Compensation Arrangements to be Adopted in Connection with this Offering—Treatment of Existing Equity Awards,” and “Management—Compensation Arrangements to be Adopted in Connection with this Offering—Equity Award Grants.”

Summary Historical and Pro Forma Condensed Consolidated Financial and Other Data

The following table presents the summary historical consolidated financial and other data for Medline Holdings and its subsidiaries and the summary pro forma condensed consolidated financial and other data for Medline Inc. for the periods and at the dates indicated. Immediately following this offering, Medline Inc. will be a holding company, and its sole material assets will be its equity interests held directly or indirectly through wholly owned subsidiaries in Medline Holdings. As the general partner of Medline Holdings, Medline Inc. will operate and control all of the business and affairs of Medline Holdings and, through Medline Holdings and its subsidiaries, conduct our business. The Reorganization Transactions lack economic substance and therefore will be accounted for in a manner consistent with a reorganization of entities under common control. As a result, the consolidated financial statements of Medline Inc. will recognize the assets and liabilities received in the reorganization at their historical carrying amounts, as reflected in the historical financial statements of Medline Holdings. Medline Inc. will consolidate Medline Holdings on its consolidated financial statements and record a non-controlling interest related to the Units held by our Continuing Unitholders on its consolidated balance sheet and consolidated statement of comprehensive income.

The summary unaudited condensed consolidated statements of comprehensive income data and statements of cash flows data presented below for the six months ended June 28, 2025 and June 29, 2024 and the summary unaudited condensed consolidated balance sheet data presented below as of June 28, 2025 have been derived from the unaudited condensed consolidated financial statements of Medline Holdings included elsewhere in this prospectus. The summary consolidated statements of comprehensive income data and statements of cash flows data presented below for the years ended December 31, 2024, 2023 and 2022 and the summary consolidated balance sheet data presented below as of December 31, 2024 and 2023 have been derived from the consolidated financial statements of Medline Holdings included elsewhere in this prospectus.

The summary historical consolidated financial and other data of Medline Inc. has not been presented because Medline Inc. is a newly incorporated entity, has had no business transactions or activities to date, and had no assets or liabilities during the periods presented in this section.

The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in our opinion, have included all adjustments, which include only normal recurring adjustments, necessary to present fairly in all material respects our financial position and results of operations. The results for any interim period are not necessarily indicative of the results that may be expected for the full year. Historical results are not necessarily indicative of the results expected for any future period. You should read the summary historical consolidated financial data below, together with the consolidated financial statements and related notes thereto included elsewhere in this prospectus, as well as “Organizational Structure,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Certain Indebtedness” and the other information included elsewhere in this prospectus.

The summary unaudited pro forma condensed consolidated financial data of Medline Inc. presented below has been derived from our unaudited pro forma condensed consolidated financial information included elsewhere in this prospectus. The summary unaudited pro forma condensed consolidated statements of comprehensive income data for the six months ended June 28, 2025 and for the year ended December 31, 2024 gives effect to the Reorganization Transactions and the Offering Transactions as if they had occurred on January 1, 2024. The summary unaudited pro forma condensed consolidated balance sheet data as of June 28, 2025 gives effect to the transactions described under “Unaudited Pro Forma Condensed Consolidated Financial Information,” including the sale by us of    shares of Class A common stock in this offering at an assumed initial public offering price of $    per share (the midpoint of the range set forth on the cover page of this prospectus) and the application of the proceeds therefrom as described in “Use of Proceeds” as if they had occurred on June 28, 2025. The following summary unaudited condensed consolidated pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the dates indicated, nor is it indicative of future operating results or financial position. See “Unaudited Pro Forma Condensed Consolidated Financial Information.”

	Medline Inc.		Medline Holdings, LP
	Unaudited Pro Forma		Unaudited Historical		Historical
(Amounts in millions, other than per share data)	Six Months Ended June 28, 2025	Year Ended December 31, 2024	Six Months Ended June 28, 2025	Six Months Ended June 29, 2024	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Summary Statements of Comprehensive Income:
Net sales	$	$	$13,530	$12,335	$25,507	$23,231	$21,448
Cost of goods sold			9,801	8,967	18,531	17,346	16,231

Gross profit			3,729	3,368	6,976	5,885	5,217
Operating expense
Selling, general, and administrative expenses			2,143	1,956	4,108	3,867	3,676
Amortization of intangible assets			351	335	685	662	660
Other operating expenses			22	(3)	37	106	20

Total operating expense			2,516	2,288	4,830	4,635	4,356

Operating income			1,213	1,080	2,146	1,250	861
Other (expense) income
Interest expense, net			(433)	(442)	(864)	(976)	(872)
Other (expense) income, net			—	(34)	(43)	1	10
Foreign exchange gain (loss), net			(83)	(1)	7	(11)	11

Total other expense			(516)	(477)	(900)	(986)	(851)

Income before income taxes			697	603	1,246	264	10
Provision for income taxes			42	16	46	30	35

Net income (loss)	$	$	$655	$587	$1,200	$234	$(25)

Pro Forma Net Income (Loss) Per Share:
Basic	$	$

Diluted	$	$

Pro forma weighted-average shares used to compute net income per share:
Basic

Diluted

	Medline Inc.	Medline Holdings, LP
	Unaudited Pro Forma	Unaudited Historical	Historical
(Amounts in millions)	As of June 28, 2025	As of June 28, 2025	As of December 31, 2024	As of December 31, 2023
Summary Balance Sheet Data:
Cash and cash equivalents	$	$580	$199	$1,556
Total assets		36,428	35,978	36,122
Total liabilities		19,477	19,454	19,145
Total mezzanine equity		367	366	233
Total partners’ capital / shareholders’ equity		16,584	16,158	16,744

	Medline Holdings, LP
	Unaudited Historical		Historical
(Amounts in millions)	Six Months Ended June 28, 2025	Six Months Ended June 29, 2024	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Summary Statements of Cash Flows Data:
Net cash provided by operating activities	$879	$1,120	$1,769	$1,685	$187
Net cash used in investing activities	(235)	(398)	(1,493)	(312)	(264)
Net cash (used in) provided by financing activities	(337)	339	(1,613)	(191)	(84)

	Medline Holdings, LP
	Unaudited Historical		Historical
(Amounts in millions, except percentages)	Six Months Ended June 28, 2025	Six Months Ended June 29, 2024	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Other Financial Data:
Medline Brand segment net sales	$6,586	$6,063	$12,515	$11,613	$10,999
Medline Brand Segment Adjusted EBITDA(1)	1,720	1,595	3,269	2,704	2,240
Medline Brand Segment Adjusted EBITDA Margin(1)	26.1%	26.3%	26.1%	23.3%	20.4%
Supply Chain Solutions segment net sales	6,944	6,272	12,992	11,618	10,449
Supply Chain Solutions Segment Adjusted EBITDA(1)	383	322	647	491	490
Supply Chain Solutions Segment Adjusted EBITDA Margin(1)	5.5%	5.1%	5.0%	4.2%	4.7%
Adjusted EBITDA(2)	1,803	1,671	3,361	2,768	2,328
Net income (loss) margin	4.8%	4.8%	4.7%	1.0%	(0.1)%
Adjusted EBITDA Margin(2)	13.3%	13.5%	13.2%	11.9%	10.9%

(1)

Segment Adjusted EBITDA is our segment measure of profit or loss as defined by ASC 280. Segment Adjusted EBITDA for each respective segment does not include unallocated corporate and other costs. For additional information regarding Segment Adjusted EBITDA, see “Note 18—Segment Information” of our audited consolidated financial statements and “Note 15—Segment Information” of our unaudited condensed consolidated financial statements, each of which is included elsewhere in this prospectus. Segment Adjusted EBITDA margin is Segment Adjusted EBITDA divided by segment net sales.

(2)

Adjusted EBITDA and Adjusted EBITDA Margin are financial measures that are not presented in accordance with GAAP. See “—Adjusted EBITDA and Adjusted EBITDA Margin” below for reconciliations to the most comparable GAAP measures.

Management believes that certain financial measures that are not presented in accordance with GAAP provide management and investors useful supplemental information that provides a meaningful view of our financial condition and results of operations across periods by removing the impact of items that management believes do not directly reflect our ongoing operating performance. Adjusted EBITDA and Adjusted EBITDA Margin are supplemental measures that are not required by or presented in accordance with GAAP.

We evaluate our operating performance using Adjusted EBITDA and Adjusted EBITDA Margin. We define Adjusted EBITDA as net income (loss) adjusted for (i) interest expense, net, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) inventory-related adjustments, (v) stock-based compensation, (vi) change of control expenses, (vii) acquisition and integration-related adjustments, (viii) litigation (gains) charges, net, and (ix) other non-core (gains) charges. Adjusted EBITDA Margin represents Adjusted EBITDA divided by net sales. Adjusted EBITDA and Adjusted EBITDA Margin are key performance measures that our management uses to assess our financial performance as well as for internal planning and forecasting purposes. We consider Adjusted EBITDA and Adjusted EBITDA Margin to be meaningful performance measures for investors to evaluate our operating performance and to compare the financial results between periods. Adjusted EBITDA does not reflect certain cash expenses that we are obligated to make, and although depreciation and amortization are non-cash charges, assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of financial performance or liquidity under GAAP. In evaluating our performance as measured by Adjusted EBITDA and Adjusted EBITDA Margin, management recognizes and considers the limitations of these measures. Other companies in our industry may calculate Adjusted EBITDA and Adjusted EBITDA Margin differently than we do or may not calculate them at all, limiting their usefulness as comparative measures. Because of these limitations, Adjusted EBITDA and Adjusted EBITDA Margin should not be considered in isolation or as a substitute for net income (loss), net income (loss) margin, or any other measure calculated in accordance with GAAP, as applicable, and should be considered together with our GAAP financial measures and the reconciliations to the corresponding GAAP financial measures set forth in this prospectus.

Adjusted EBITDA and Adjusted EBITDA Margin

The following table sets forth a reconciliation of net income (loss), the most comparable GAAP financial measure, to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated.

	Medline Holdings, LP
	Unaudited Historical		Historical
(Amounts in millions, except percentages)	Six Months Ended June 28, 2025	Six Months Ended June 29, 2024	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Net income (loss)	$655	$587	$1,200	$234	$(25)
Interest expense, net	433	442	864	976	872
Provision for income taxes	42	16	46	30	35
Depreciation and amortization(1)	497	476	977	951	933
Inventory-related adjustments(2)	36	57	78	150	165
Stock-based compensation	37	33	61	78	64
Change of control expenses(3)	—	—	—	217	277
Litigation (gains) charges, net(4)	(47)	1	2	161	—
Other non-core charges (gains)(5)	150	59	133	(29)	7

Adjusted EBITDA	$1,803	$1,671	$3,361	$2,768	$2,328

Net income (loss) margin(6)	4.8%	4.8%	4.7%	1.0%	(0.1)%

Adjusted EBITDA Margin(6)	13.3%	13.5%	13.2%	11.9%	10.9%

(1)

Includes $38 million and $38 million of depreciation associated with acquisitions for the six months ended June 28, 2025 and June 29, 2024, respectively. Includes $75 million, $77 million, and $78 million of depreciation associated with acquisitions for the years ended December 31, 2024, 2023, and 2022, respectively.

(2)

Represents $36 million and $57 million of inventory adjustments associated with non-cash last-in, first-out (“LIFO”) reserves, which removes the entire impact of LIFO for the six months ended June 28, 2025 and June 29, 2024, respectively. Represents $53 million, $61 million, and $154 million of inventory adjustments associated with LIFO reserves for the years ended December 31, 2024, 2023, and 2022, respectively, and $25 million, $90 million, and $11 million of amortization of the inventory step-up resulting from acquisitions for the years ended December 31, 2024, 2023, and 2022, respectively.

(3)

Represents change of control expenses related to the Sponsor Acquisition for the years ended December 31, 2023 and 2022, respectively. In connection with the Sponsor Acquisition in October 2021, participants in the Medline Industries, Inc. Managing Partner Program (the “MPU Award Holders”) were entitled to receive a liquidity event payout (the “Liquidity MPU Payout”) totaling approximately $1.5 billion, with certain of these payments contingent on continued employment with the company. This payout was structured in three installments: at the closing and on the second and third anniversaries of the Sponsor Acquisition. Half of each subsequent installment was contingent on continued employment, leading to expenses of $217 million and $277 million for the years ended December 31, 2023 and 2022, respectively. The Liquidity MPU Payouts were unique, non-performance-related payments to the MPU Award Holders specific to the Sponsor Acquisition. As of December 31, 2023, all change of control expenses related to the Liquidity MPU Payouts have ended and no other payments will be made. For more information regarding the Liquidity MPU Payouts, please refer to “Note 15—Stock-Based Compensation” of our audited consolidated financial statements, included elsewhere in this prospectus.

(4)

For the six months ended June 28, 2025, represents a settlement adjustment of $(8) million related to the ethylene oxide (“EtO”) litigation, $(43) million related to settlement of an intellectual property dispute, and other legal settlements. For the year ended December 31, 2024, represents $2 million of legal costs. For the year ended December 31, 2023, represents settlement charges of $163 million related to the EtO litigation and $3 million of other legal costs, net of $(5) million of insurance recoveries.

(5)

Represents other non-core charges (gains), including $82 million and $3 million of realized and unrealized foreign exchange and investment losses (gains); $32 million and $16 million of credit loss expense related to certain customer receivables; $15 million and $(3) million of acquisition and integration related costs and adjustments; and $12 million and $13 million of other project costs for the six months ended June 28, 2025 and June 29, 2024, respectively. The six months ended June 28, 2025 also includes $8 million of costs incurred in contemplation of a potential offering of company shares. The six months ended June 29, 2024 also includes $37 million of loss on debt extinguishment and other refinancing costs and fees and a $(5) million one-time gain related to acquisition of equity investment. Represents other non-core charges (gains), including $(1) million, $18 million and $16 million of (gains) losses on disposal of assets and exits; $(6) million, $15 million and $(10) million of realized and unrealized foreign exchange and investment losses (gains); $22 million, $0, and $3 million of acquisition and integration related costs; and $23 million, $18 million, and $8 million of other project costs for the years ended December 31, 2024, 2023, and 2022, respectively. The year ended December 31, 2024 also includes $56 million of loss on debt extinguishment and other refinancing costs and fees, $38 million credit loss expense related to customer bankruptcies, $9 million of costs incurred in contemplation of this offering, and $(13) million gain related to an acquisition of equity investment. The year ended December 31, 2023 also includes a one-time gain of $(75) million due to a change in valuation estimate resulting from cash collected on accounts receivable in excess of its acquisition-date fair value.

(6)	Net income (loss) margin represents net income (loss) divided by net sales and Adjusted EBITDA Margin represents Adjusted EBITDA divided by net sales.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information set forth in this prospectus before deciding to invest in shares of our common stock. If any of the following risks actually occur, our business, results of operation, financial condition, cash flows, and prospects may be materially adversely affected. The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business, results of operations, and financial condition. In such case, the trading price of our common stock could decline and you may lose all or part of your investment. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements” in this prospectus.

Risks Related to Our Business, Industry and Operations

Our global operations are subject to inherent risks that could materially adversely affect our business, results of operations, and financial condition.

Our global operations are subject to risks that may materially adversely affect our business, results of operations, and financial condition. We import a significant percentage of our Medline Brand products from outside of the United States, including 8% of our costs of goods sold from China for the year ended December 31, 2024. As a result of our global operations, we may experience, among other things:

•	difficulties and costs relating to staffing and managing foreign operations;

•	difficulties and delays inherent in sourcing products, establishing channels of distribution, and contract manufacturing in foreign markets;

•	difficulties in ending foreign distribution relationships where the distributor exclusively or predominantly markets and sells Medline Brand products;

•

concerns related to transparency regarding extended international supply chains and labor risk based on sourcing footprint, including compliance with labor and human rights laws, that might arise despite reasonable efforts to mitigate this risk;

•	fluctuations in the value of foreign currencies;

•	uncertainties relating to trade agreements and international trade relationships;

•	longer payment cycles of foreign customers and difficulty of collecting receivables in foreign jurisdictions;

•	difficulties repatriating cash from our foreign operations to the United States;

•

legal and regulatory requirements including, without limitation, compliance with the U.S. Foreign Corrupt Practices Act (the “FCPA”); UK bribery laws and similar anti-bribery, anti-corruption, and economic sanctions laws and regulations; laws pertaining to the accuracy of our internal books and records; and environmental, health, and safety laws and regulations;

•	litigation risks, new or unanticipated litigation developments, and the status of litigation matters;

•	unexpected difficulties in importing or exporting our products and trade laws, import/export tariffs, quotas, sanctions, or penalties, custom duties, and other trade restrictions;

•	limitations on our ability under local laws to protect our intellectual property;

•	unexpected regulatory, legal, economic, and political changes in foreign markets;

•	changes in tax regulations that impact our operations, including purchases of capital equipment;

•	customs, tax, governmental, or other regulatory investigations, enforcements, and penalties, which may lead to informational requests and audits;

•	civil disturbances, geopolitical turmoil, including terrorism, war, or political or military coups (including, without limitation, the ongoing wars in Ukraine and the Middle East);

•	risks associated with climate change, including physical risks such as impacts from extreme weather events and other potential physical consequences;

•

policy, legal, and regulatory impacts, including but not limited to those that affect the import of goods or require supply chain transparency and impacts as a result of the 2024 U.S. presidential election;

•	market developments;

•	stakeholder expectations and reputational risk; and

•	public health emergencies, such as the COVID-19 pandemic.

See also “—Uncertain global and domestic macro-economic and political conditions could materially adversely affect our business, results of operations, and financial condition.”

We may be unable to derive fully the anticipated benefits from our existing or future acquisitions, joint ventures, investments, dispositions, or other strategic transactions.

Acquisitions, joint ventures, investments, dispositions, and other strategic transactions are an important part of our strategy to expand and enhance our products, services, and customer base and to enter new geographic areas. We are regularly in negotiations for potential acquisitions, joint ventures, investments, dispositions, and other strategic transactions.

As we continue pursuing selective acquisitions, strategic investments, partnerships, or alliances with third parties to support our business and growth strategy, we may not be able to identify suitable acquisition, strategic investment, partnership, or alliance candidates on favorable terms, if at all. We may use a combination of additional debt, securities issuances, revolver borrowings, and/or cash on hand to finance such transactions.

We may also decide from time to time to dispose of assets or businesses. We may encounter difficulty finding buyers or alternative exit strategies, fail to obtain necessary regulatory approval, or incur higher costs or charges than planned or unexpected charges. Future dispositions or divestitures may not occur within the anticipated timeframe or at all. Completed divestitures may also result in continued financial involvement in the divested business, such as through transition services arrangements, guarantees, indemnifications, or other financial arrangements, following the transaction.

These transactions may involve challenges and risks. For example, acquisitions, strategic investments, partnerships, or alliances with third parties are subject to various antitrust, unfair trade practices, and/or consumer protection laws. More stringent interpretation of these existing laws or regulations, as well as future laws or regulations, could negatively impact our growth prospects. The process of exploring strategic transactions or selling a business could also negatively impact customer decision-making and cause uncertainty and negatively impact our ability to attract, retain, and motivate key employees. Any failures or delays in completing strategic transactions, dispositions, or divestitures could have an adverse effect on our business, financial condition, and results of operations, and on our ability to execute our strategy. In addition, we expend costs and management resources to pursue and complete strategic transactions and divestitures and manage post-closing arrangements. If a transaction does occur, we may not be able to realize any value created by the transaction.

Consolidation in the healthcare industry could have an adverse effect on our business, results of operations, and financial condition.

Many healthcare industry companies, including healthcare systems, distributors, manufacturers, suppliers, providers, and insurers, are consolidating or have formed strategic alliances. We expect that market demand, government regulation, third-party coverage and reimbursement policies, and societal pressures will continue to change the healthcare industry worldwide, resulting in further business consolidations and alliances among our customers. Although we believe consolidation in the healthcare industry represents a potential market opportunity as discussed in the “Summary” and “Business” sections, the effects of this consolidation on our business may be unpredictable and could have a material adverse effect on our business, results of operations, and financial condition. For example, competition to provide goods and services to industry participants will become more intense. Additionally, our existing customers, including our Prime Vendor customers, may consolidate with industry participants that do not use our services or purchase our products, resulting in the loss of customer relationships. Further, this consolidation creates larger enterprises with greater negotiating power, which they can use to negotiate price concessions. If we must reduce our prices because of industry consolidation, or if we lose customers as a result of their consolidation with other industry participants, our business, results of operations, and financial condition could be materially adversely affected.

We operate in a highly competitive industry, with accelerating pricing pressure and changes in technology.

The med-surg industry is highly competitive and characterized by pricing and margin pressure for our business. We compete with other medical product manufacturers and distributors, as well as customer self-distribution models and outsourced logistics companies. We compete on a range of factors, including market pricing, negotiating with provider networks and Group Purchasing Organizations (“GPOs”), total delivered product cost, product availability, the ability to fill and invoice orders accurately, delivery time, range of services provided, efficient product sourcing, inventory management, information technology, electronic commerce capabilities, and the ability to meet customer-specific requirements and preferences. In certain channels, competitors may have other products and services that are, or are perceived to be, superior to our own. Furthermore, the increasing leverage of organized buying groups may reduce market prices for our products, thereby reducing our revenue and margins. The cost of our efforts to manage these competitive pressures, or our inability to compete effectively with respect to them, could have a material adverse effect on our business, results of operations, and financial condition.

Traditional distribution relationships are being challenged by online commerce solutions. Such competition requires us to adapt to changing technology, continue to provide enhanced service offerings, and continue to develop ways to differentiate our business to address demands of consumers and customers on a timely basis, which may require us to incur significant costs. Additionally, when we sell products through large online commerce solutions, such as Amazon, we forfeit our ability to establish pricing or differentiate in placement among competitor products and are required to pay a portion of the sale to the online commerce solution. The emergence of such competition and our inability to anticipate and effectively respond to changes on a timely basis could have a material adverse effect on our business.

Our inability to anticipate or adapt to major changes in available technology, benefit or coverage policies related to those changes, or the preferences of customers may cause our current product offerings to become less competitive or obsolete or require significant strategic changes. This, in turn, could cause us to incur increased capital expenditures and could have a material adverse effect on our business, results of operations, financial condition, and cash flows.

Furthermore, our ability to compete effectively is increasingly dependent on access to and interpretation of data. Data quality impacts customer ordering, order fulfillment, and higher order processing. If we fail to effectively implement and maintain data governance structures across our businesses or to effectively interpret and utilize such data, our operations could be impacted and we may be at a competitive disadvantage.

Changes to the U.S. and global healthcare environments may not be favorable to us.

The U.S. healthcare industry is subject to continued changes in public policy, laws, and regulations, including changes governing healthcare services, healthcare coverage, mandated benefits, efforts to promote increased transparency in the supply chain, further reduction of, or limitations on, governmental funding at the state or federal level, or efforts by healthcare insurance companies to further limit payments for products and services. The industry has undergone, is undergoing, and is expected to further undergo significant changes. These changes may include, and have previously included, declines in Medicare and Medicaid spending and reimbursement levels, changes to eligibility and enrollment that result in individuals becoming uninsured, hospital and healthcare facility closures, hospitals reducing or eliminating certain lines of service and staff, changes to provider taxes, pricing reforms, efforts by healthcare insurance companies to limit or reduce payments to pharmacies and providers, the basis for payments beginning to transition from a fee-for-service model to value-based payments and risk-sharing models, and the industry shifting away from traditional healthcare venues like hospitals and into clinics, physician offices, and patients’ homes, and other potential changes. The impact of newly enacted laws, future legislative proposals, and executive orders that may bring significant changes to the healthcare industry is uncertain. These possible changes, and the uncertainty surrounding them, may limit our negotiating power, the prices we are able to charge for our products, the amounts of reimbursement for our products, or our ability to develop new products, which could have a material adverse effect on our business, results of operations, and financial condition.

The healthcare industry outside the United States is also subject to continuous and significant changes, including changes, actions, and proposals by governments, regulators, and third-party payers to control healthcare costs and, more generally, to reform healthcare systems. Certain of these actions and proposals could, among other things, limit the prices we are able to charge for our products or the amounts of reimbursement available for our products and could limit the acceptance and availability of our products in a variety of international markets. These actions and proposals could have an adverse effect on our business, results of operations, and financial condition.

Increases in shipping costs or service issues with our third-party shippers could harm our business.

Our ability to meet our customers’ expedited delivery expectations is an integral component of our business strategy on which our customers rely. Shipping is a significant expense in the operation of our business, and we bear the cost of the majority of our freight expense. Global capacity challenges, port congestion, and equipment displacement continue to create upward pressure on import costs. Accordingly, any significant increase in shipping rates and times could have a material adverse effect on our business, results of operations, and financial condition. For example, in 2022, we experienced increases in freight expenses, which negatively impacted our results of operations. Higher freight expenses may continue to negatively affect our results of operations in the future. Further, the conflicts in the Middle East, such as the Israel-Hamas war, Ukraine, and other regions have brought, and could further bring about, disruption, instability, and volatility in global markets, supply chains, and logistics operations, including the current shipping disruptions and related shipping cost increases in the Red Sea and surrounding waterways, which could in turn adversely affect our business operations and financial performance. Similarly, strikes or other service interruptions affecting our third-party shippers, including at transportation centers or shipping ports, could cause our operating expenses to rise and materially adversely affect our ability to obtain materials and deliver products on a timely basis.

Significant challenges or delays in our sourcing of new products and technologies could have an adverse impact on our long-term success.

Our continued growth and success depends on our ability to source new and differentiated products and services that address the evolving healthcare needs of patients, providers, and consumers. Sourcing successful products and technologies is also necessary to offset revenue losses when our existing products lose sales due to various factors such as competition and loss of patent exclusivity. New products or enhancements to existing products may not be accepted quickly or significantly in the marketplace due to product and price competition, changes in customer preferences or healthcare purchasing patterns, resistance by healthcare providers, or uncertainty over third-party reimbursement. We cannot be certain when or whether we will be able to source, license, or otherwise acquire products and technologies; whether potential products will be granted regulatory clearance, authorization, or certification; and, if cleared, authorized, or certified, how long the clearance, authorization, or certification of a product might take to complete or whether such products will be commercially successful.

We have concentration in and dependence on certain healthcare provider customers and GPOs.

For the year ended December 31, 2024, our top five U.S. customers represented approximately $2.6 billion (or 10.4%) of our net sales. In addition, for the year ended December 31, 2024, approximately $17.1 billion (or 67% of consolidated net sales and 72% of U.S. net sales) was from sales to member hospitals under contract with our largest GPOs: Vizient Supply, LLC, Premier Healthcare Alliance, L.P., and HealthTrust Purchasing Group, L.P. We could lose a significant healthcare provider customer if an existing contract expires without being replaced or is terminated by the customer prior to its expiration. Although the termination of our relationship with a given GPO would not necessarily result in the loss of the member hospitals as customers, any such termination of a GPO relationship, or a significant individual healthcare provider customer relationship, could have a material adverse effect on our business, results of operations, and financial condition.

We may be unable to attract, develop, and retain key employees.

Our sales, technical, and other key personnel play an integral role in the development, marketing, and selling of new and existing products. Our ability to attract, engage, develop, and retain qualified and experienced employees, including key executives and other talent, is essential for us to meet our strategic business objectives. We compete with many other businesses to attract and retain employees. Competition among potential employers might result in increased salaries, benefits, or other employee-related costs. Additionally, we have observed an overall tightening and increasingly competitive labor market due to labor shortages caused in part by the COVID-19 pandemic and responsive measures, inflationary pressures and other macroeconomic factors including increased wages offered by other employers, and voluntary attrition of our employees and the employees of our third-party suppliers, manufacturers, distributors, and customers. If we are unable to maintain competitive and equitable compensation and benefit programs and practices that meet the expectations of our employees, including incentive programs that reward financial and operational performance, remote and hybrid work practices, flexible and alternative work arrangements, and corporate responsibility practices, our ability to recruit, hire, engage, motivate, and retain talent could be negatively affected. Furthermore, we may be unable to maintain an inclusive culture that aligns our diverse work force with our mission and values, or we may suffer negative perception of our belonging initiatives due to our perceived over or under pursuit of such initiatives. We have experienced and could continue to experience further or increased attempts to unionize portions of our workforce. Finally, any of these risks could increase our labor costs, harm our culture, decrease employee engagement, create legal costs, or damage our reputation, all of which could negatively impact our ability to attract, hire, develop, and retain a talented, competitive, and highly skilled workforce and have a material adverse effect on our business, results of operations, and financial condition.

We may also experience sudden loss of key personnel due to a variety of causes, such as illness or the competitive factors above. Our ability to effectively succession plan, and to execute such plans, is also important to our long-term success. In addition, recent legal and regulatory changes affect our ability to enforce post-termination obligations from certain employees with respect to non-competition, non-solicitation, and protection of confidential information, which may negatively impact our ability to retain employees and protect our information and relationships with customers and other third parties.

Our business and operations depend on the proper functioning of our critical facilities and distribution networks and could be negatively impacted by events outside our control.

Our business depends on the proper functioning of our business processes and critical facilities and our logistics and distribution networks as well as those of our third-party suppliers. We have a differentiated network of 33 manufacturing facilities, 69 global distribution facilities, and a fleet of more than 2,000 MedTrans trucks. Disruptions impacting our critical facilities or our logistics and distribution networks, including those caused by infrastructure, information, and equipment malfunction; failure to follow specific protocols and procedures; facility shutdowns; recalls or quality problems; failure to properly control inventory; actions either required or determined to be taken to cease shipments in response to regulatory requests, pressure, actions or safety issues; regulatory enforcement actions; increased shipping times; defective raw materials; labor shortages; tariffs or other import or export restrictions; natural disasters such as hurricanes, tornadoes, earthquakes, or wildfires; property damage, including from riots and other environmental factors; the impact of epidemics, pandemics, or other public health crises, and actions by businesses, communities, and governments in response could adversely affect our business, results of operations, and financial condition and damage to our reputation. We also incur costs to remediate these disruptions, and it is possible that these costs could be significant.

We may be required to recognize impairment charges related to goodwill, identified intangible assets, and fixed assets that would reduce our reported assets and earnings.

Goodwill and other identifiable intangible assets comprise a substantial portion of our total assets. There is significant judgment required in the analysis of a potential impairment of goodwill, identified intangible assets and fixed assets. If, as a result of a general economic slowdown, deterioration in one or more of the markets in which we operate or impairment in our financial performance and/or future outlook, the estimated fair value of our long-lived assets decreases, we may determine that one or more of our long-lived assets is impaired. Recognition of an impairment would reduce our reported assets and earnings, and any such impairment charge could have a material adverse effect on our business, results of operations, and financial condition.

We may not realize the expected benefits from the entry into new or amended contracts, planned cost savings, and business improvement initiatives.

We often enter into new or expanded contracts with customers. Although we may expect to realize substantial benefits from such contracts, we may not be successful with this strategy, or we may not realize all of the benefits we expect from such contracts. Additionally, our cost savings and business improvement initiatives could result in unexpected charges and expenses that negatively impact our financial results, and we could fail to achieve the desired efficiencies and estimated cost savings. If we are not able to effectively implement these initiatives, including outsourcing or similar third-party relationships, or if they fail to operate as intended, our financial results could be adversely affected. These types of initiatives could also yield unintended consequences such as distraction of management and employees, business disruption, and an inability to attract or retain key personnel, which could negatively affect our business or financial condition and results of operations.

Quality problems and product liability claims have in the past led, and could in the future lead, to recalls or safety alerts, reputational harm, adverse verdicts, or costly settlements, and could have a material adverse effect on our business, results of operations, and financial condition.

Quality is extremely important to us and our customers due to the impact on patients and healthcare providers and the serious and potentially costly consequences of product failure. Our business exposes us to potential product liability risks that are inherent in the design, manufacture, and marketing of med-surg products. Component failures, manufacturing nonconformances, design defects, quality problems, off-label use, regulatory noncompliance, or inadequate disclosure of product-related risks or product-related information with respect to our products, whether manufactured by Medline or our third-party manufacturers, or products of other manufacturers that have been incorporated into our surgical and procedural kits, have occurred and may occur in the future and have resulted in and may result in product recalls, notifications to affected customers, and other corrective actions. Such issues, if they were to occur in the future, may result in adverse reactions, an unsafe condition, or personal injury or death. Such issues may lead to a recall of, or the issuance of a safety alert relating to, such products, and could also result in product liability claims and lawsuits, including class actions.

Strong product quality is critical to the success of our goods and services. If we or our third-party manufacturers fall short of these standards and our products are the subject of recalls or safety alerts, our reputation could be damaged, we could lose customers, and our revenue and results of operations could decline. Reputational value is based in large part on perceptions of subjective qualities, including the perception of our employees. Even an isolated incident, or the aggregate effect of individually insignificant incidents, can erode trust and confidence, particularly if they result in adverse publicity, governmental investigations, or litigation, and as a result, could tarnish our brand and lead to adverse effects on our business, financial condition, and results of operations. In certain situations, we may undertake a voluntary recall or market withdrawal of products or temporarily shut down production lines based on performance relative to our own internal safety and quality monitoring and testing data or based on data from governmental or regulatory authorities or our third-party manufacturers.

Any such problems, including quality issues at our third-party manufacturers, past and future product liability claims, recalls, market withdrawals, or safety alerts, regardless of their ultimate outcome, could harm our reputation and have a material adverse effect on our business, results of operations, and financial condition.

Our failure to establish and maintain Prime Vendor relationships may cause our revenue to decline.

Our ability to earn Prime Vendor agreements is an important revenue driver for us. Our active Prime Vendor agreements as of December 31, 2024 generated approximately 62.9% ($16.0 billion) of net sales for the year ended December 31, 2024. Certain of our Prime Vendor agreements provide for rights of termination for convenience. If we are unable to successfully establish new Prime Vendor agreements, maintain or expand our Prime Vendor relationships or if there is an actual or perceived decrease in the quality of service and care levels we provide to our Prime Vendor customers, our Prime Vendor relationships could be negatively impacted and revenues may decline.

As part of our growth strategy, we seek to drive customer savings through the conversion of Supply Chain Solutions products to like-for-like Medline Brand products, which we typically expect to have higher margins. There are no assurances that we will be successful in executing this strategy. Conversion of Supply Chain Solutions products to Medline Brand products will depend on a number of factors, many of which are not in our control, including our ability to successfully market Medline Brand products and Prime Vendor customer adoption of Medline Brand products. While we historically have earned higher margins upon conversion from third-party national brand products to like-for-like Medline Brand products, there are no assurances future conversions will yield similar margins. Additionally, because of the lower average prices for Medline Brand products, there is typically a negative impact on net sales upon the conversion of Supply Chain Solutions products to like-for-like Medline Brand products if volume is assumed to be constant. Moreover, for new Prime Vendor customers, Medline Brand products typically represent a lower portion of the customer’s product mix compared to existing Prime Vendor customers. As a result, our margins may be negatively impacted by sales to new Prime Vendor customers. If we are unable to effectively execute our conversion strategy, it could adversely impact our margins, as well as our business, financial condition, and results of operations.

If we experience increased pressure to maintain or decrease the price of our goods and services and we are unable to reduce our expenses, there may be a material adverse effect on our business, results of operations, and financial condition.

We have experienced, and may continue to experience, increased pressure to lower the prices for certain of our goods and services due to pricing pressure from managed care organizations and other third-party payers, increased market power of GPOs, IDNs and other customers, and increased competition among med-surg products and services providers. GPOs and IDNs negotiate pricing arrangements with medical product companies and distributors and then offer these negotiated prices to affiliated hospitals and other members. GPOs and IDNs typically award contracts on a category-by-category basis through a competitive bidding process. Bids are generally solicited from multiple providers with the intention of driving down pricing or reducing the number of vendors. Due to the highly competitive nature of the GPO and IDN contracting processes, we may not be able to obtain new, or maintain existing, contract positions with major GPOs and IDNs. GPO contract positions do not guarantee that any level of sales will be achieved, as members of the GPO are generally free to purchase from other suppliers, and any such purchases could result in a decline in our sales volumes and revenue. The formation of new provider networks and GPOs may shift purchasing decisions to entities or persons with whom we do not have a historical relationship. This may threaten our ability to compete effectively, which could in turn negatively impact our financial results. Although we may seek to obtain similar terms from manufacturers to obtain access to lower prices demanded by GPO contracts or other contracts, and to develop relationships with provider networks and new GPOs, we may not be able to secure such terms or execute such contracts. If we experience pressure to reduce the prices for our goods and services and we are unable to reduce our expenses, our business, results of operations, financial condition, and cash flows will be adversely affected.

Any failure by or loss of a third-party manufacturer or supplier or other manufacturing or supply-related impacts could result in delays and increased costs, which may adversely affect our business.

We rely on third parties to manufacture and supply certain raw materials, component parts, and finished goods. For example, we utilize a network of more than 500 global partners across a diversified set of approximately 40 countries for the vast majority of the other two-thirds of our Medline Brand products that are not manufactured at our manufacturing facilities, and, through our Supply Chain Solutions segment, we offer med-surg products from over 1,250 third-party suppliers. We depend on these third-party manufacturers to allocate a portion of their manufacturing capacity sufficient to meet our needs, to produce products of acceptable quality and at acceptable manufacturing yields, and to deliver those products to us on a timely basis and at acceptable prices. However, if these third-party manufacturers are unable to meet our near-term or long-term manufacturing requirements, it could result in lost sales and have a material adverse effect on our business, results of operations, and financial condition.

Our reliance on third parties for regulatory compliance and quality assurance, potential third-party misappropriation of our intellectual property, our limited ability to manage our inventory provided by third parties, the possibility of breach of manufacturing agreements by third parties, and the possibility of termination or nonrenewal of manufacturing agreements by third parties at a time that is costly or inconvenient for us could, among other things, adversely affect our ability to deliver our products on a timely basis, cause us to incur potentially substantial increased costs, or expose us to additional regulatory risk or litigation. Moreover, if any of our third-party manufacturers suffer any damage to facilities, lose benefits under their material agreements, experience power outages, encounter financial difficulties, are unable to secure necessary raw materials from their suppliers or suffer any other reduction in efficiency, experience a force majeure, or fail to comply with regulatory requirements, we may experience significant business disruption. In the event of any such disruption, we would need to seek and source other qualified third-party manufacturers, likely resulting in further delays and increased costs, which could have a material adverse effect on our business, results of operations, and financial condition. In certain cases we may not be able to establish additional or replacement suppliers or third-party manufacturers in a timely or cost-effective manner, partly as a result of U.S. Food and Drug Administration (“FDA”) and other regulations that require, among other things, qualification and registration of replacement suppliers and third-party manufacturers, regulatory clearance, authorization, or certification of the products that will be manufactured, and validation of materials, components, and processes prior to their use in or with our products. Reductions in staff or funding at FDA or other medical product regulators may also affect the review, qualification, clearance, authorization or certification of additional or replacement suppliers or third-party manufacturers.

We also manufacture certain of our own products and contract manufacture products for others, which requires the availability of labor and the timely delivery of a sufficient amount of quality components and materials from third-party suppliers. For reasons including quality assurance, cost effectiveness, and the highly exacting and complex nature of manufacturing certain of these products, certain components, raw materials, and services needed to manufacture these products are obtained from a limited number of suppliers and have limited availability. Our supplier relationships could be interrupted, become less favorable to us, or be terminated, and the supply of these components, compounds, raw materials, or products could be interrupted or become insufficient.

In addition, for quality assurance or cost effectiveness, we have purchased from sole suppliers certain components and raw materials, such as polymers used in our Medline Brand products, and we expect to continue to purchase these components and raw materials from these sole suppliers. Although there are other sources in the marketplace for these items, we may not be able to quickly establish additional or replacement sources for certain components or materials due to regulations and requirements of the FDA, other regulatory authorities, and notified bodies regarding the manufacture of our products. The loss of any sole supplier or any sustained supply interruption or reduction in any manufacturing capabilities or processes that affects the ability to manufacture or distribute our products in a timely or cost-effective manner could have a material adverse effect on our business, results of operations, financial condition, and cash flows.

Risks Related to Regulation and Legal Proceedings

We rely on the proper function, security, and availability of our information technology systems and data, as well as those of third parties throughout our global supply chain, to operate our business.

We are highly dependent on information technology networks and systems to operate our business and securely process, transmit and store any personally identifiable information (“Personal Data”), protected health information (“PHI”) and other sensitive and confidential data in connection with it, which includes our own proprietary applications and tools (e.g., PrefConnect and FitRight Connect) and a wide variety of third-party technologies. Our information technology networks and systems may also require integration with customers’ and other third parties’ systems and networks. We must regularly update and improve our IT systems and infrastructure and undertake investments in new IT systems and infrastructure. We cannot guarantee that our data security controls are sufficient or that the IT systems and infrastructure on which we depend, including those of third parties, will continue to meet our current and future business needs or adequately safeguard our operations. Security interruptions to or breaches, unauthorized access, acquisition, use, disclosure, theft, modification, or destruction of our information technology systems (or those of third parties working on our behalf, or data or Personal Data and PHI held therein), including physical or electronic break-ins, computer viruses, malware, ransomware, phishing, spoofing and other attacks by hackers, and similar breaches, or employee or contractor error, negligence, or malfeasance, have in the past, and may in the future, create system disruptions or shutdowns, result in unauthorized access to, or disclosure, misuse, modification, or loss or destruction of, our or our customers’ (or their members’ and patients’) or employees’ data, or result in damage, disablement, or encryption of our data or our customers’ (or their members and patients’) or employees’ data. Such data may include sensitive data or information, including PHI or other Personal Data. Any such incident that compromises the information of our customers or employees or disrupts our business operations could result in widespread negative publicity, damage to our reputation, a loss of customers, disruption of our business, operational delays, and legal liabilities. We utilize third-party service providers for important aspects of the collection, creation, receipt, maintenance, transmission, use, storage, retention, security, transfer, return, destruction, disclosure, and other operations (separately and collectively, “Processing” or “Process”) of employee and customer (and their members’ and patients’) Personal Data, PHI, and other confidential and sensitive information, and therefore rely on the security procedures of such third-party service providers with respect to such data, and they face the same risks as those set forth above.

We take certain administrative, physical, and technological safeguards to address data security risks, such as by requiring contractors and other third-party service providers who handle PHI, other Personal Data, and other confidential and sensitive information on our behalf to enter into agreements that obligate them to use reasonable efforts to safeguard such PHI, other Personal Data, and other confidential and sensitive information, and to comply with applicable laws regarding their Processing of such PHI and other Personal Data.

Measures taken to protect our systems, those of our contractors or third-party service providers, or the PHI, other Personal Data, or other confidential and sensitive information we, our contractors, or third-party service providers Process, may not adequately protect us from security risks. We have and may in the future be required to expend significant capital and other resources to protect against security breaches or to alleviate problems caused by security breaches, regardless of whether such breaches are of our systems or networks, or the systems or networks of our customers, contractors, or third-party service providers. Any failure to so modify, upgrade, or replace such systems and networks, any disruptions that occur during the process of such modification, upgrade, or replacement and/or any breakdown, interruption, or corruption of our information technology systems and infrastructure could create system disruptions, shutdowns, delays in generating or the corruption or loss of data and information, or other disruptions that could result in negative financial, operational, business, or reputational consequences for us. Despite our implementation of data privacy and security measures, cyberattacks are becoming harder to detect and more frequent in recent years, in part because of the proliferation of new technologies and the increased sophistication and activities of organized crime, hackers, terrorists, activists, malicious state actors, and other internal and external parties. Further, these attacks are becoming increasingly sophisticated through the use of certain AI, automated decision-making and machine learning technology (collectively, “Machine Learning Technology”) and are often well-funded, including in some cases by state sponsors. As a result, we, our customers or our third-party service providers have and may in the future be unable to anticipate the techniques used to attack our or their systems or networks, or to implement adequate protective measures.

Security breaches, interruptions of systems, or other security incidents that we, our customers or our third-party service providers experience have and could in the future harm our reputation, compel us to comply with breach notification and other laws in all 50 U.S. states, and under applicable provisions of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations that implement the law and its amendments (collectively, “HIPAA”), the EU’s General Data Protection Regulation and its UK equivalent (“UK GDPR” and collectively, “GDPR”) and other laws and regulations, expose us to legal and regulatory fines, penalties, and other liabilities, contract and indemnity obligations, and cause us to incur significant costs for investigations and remediation, notification to affected individuals, measures intended to repair or replace systems or technology and prevent future occurrences and potential increases in insurance premiums. If we are unable to prevent or mitigate security breaches, interruptions of systems, or other privacy or security incidents in the future, or to implement satisfactory remedial measures, or if it is perceived that we have been unable to do so, our operations could be disrupted, and we may suffer a loss of customers, reputation, and individual and investor confidence. Affected users (including customers or third parties) or government authorities could initiate legal or regulatory actions against us in connection with any privacy or security breaches or improper disclosures or Processing of data, which could cause us to incur significant expense and liability or result in orders or consent decrees, forcing us to modify our business practices.

Furthermore, if any of our critical suppliers or service providers is the target of a cybersecurity or ransomware attack or experiences any other kind of adverse event impacting relevant information technology systems, we could experience a significant disruption in our supply chain, unauthorized access or use of our information, shortages, disruptions to our financial reporting or other critical business functions, or other adverse consequences impacting our business operations. Notwithstanding the diligence that we perform on our service providers, we may not be in a position to verify the risks or reliability of their information technology systems or privacy and data security practices and protocols. Any such disruption or incident impacting our suppliers or service providers could have a material adverse effect on our business and may result in our incurring significant remediation costs.

While we maintain insurance covering certain business interruptions, cybersecurity-related damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability, or all types of liability, or cover any indemnification claims against us relating to any security incident or, breach, disruption in information technology services. In any event, insurance coverage would not address the reputational damage that could result from a security incident. Moreover, we cannot be certain that insurance will continue to be available to us on commercially reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our business, financial condition, and results of operations.

We are subject to extensive and complex laws and governmental regulations and any adverse regulatory action may materially adversely affect our business, results of operations, and financial condition both inside and outside the United States.

Our products and technologies, as well as our business activities and government contracts, are subject to a complex set of regulations and rigorous enforcement, including by the FDA, the U.S. Department of Justice (“DOJ”), the U.S. Department of Health and Human Services (“HHS”) Office of the Inspector General, U.S. Environmental Protection Agency (“EPA”), and numerous other federal, state, and non-U.S. governmental authorities. To varying degrees, each of these authorities requires us, and our third-party manufacturers, to comply with laws and regulations governing the development, testing, manufacturing, registration, labeling, promotion, and distribution of our products. We cannot guarantee that we will be able to obtain or maintain the required marketing clearances, authorizations, or certifications to market our new products or for enhancements or modifications to existing products. Obtaining the necessary clearances, authorizations, or certifications may take a significant amount of time; require the expenditure of substantial resources; and limit the proposed uses of our products. The failure to obtain or maintain clearances, authorizations, and certifications could have a material adverse effect on our business, results of operations, and financial condition. Future laws and regulations may also have a material adverse effect on our business, results of operations, and financial condition. Additionally, significant changes to operations at, funding of, or restructuring of such governmental authorities, including but not limited to a government shutdown, decreases in staff who are able to review product submissions, reductions or other changes in funding provided to such governmental authorities, and changes in policy and enforcement priorities, may adversely affect our business.

Both before and after a product is commercially marketed, we have responsibilities under the FDA, the European Union Medical Device Regulation (“EU MDR”), and other applicable U.S. and non-U.S. regulations, including with respect to clinical studies, quality systems, manufacturing, imports, and labeling and promotional practices. We may conduct and participate in clinical studies to obtain marketing clearance, authorization, or certification for new products and new indications for existing products. Unfavorable clinical data from existing or future clinical studies or unfavorable performance evaluations, assessments, and testing may adversely impact our ability to obtain product clearances, authorizations, and certifications, our position in, and share of, the markets in which we participate, and our business, results of operations, financial condition and cash flows. Our facilities and procedures and those of our suppliers are also subject to periodic inspections by the FDA and other governmental and regulatory authorities and to audits by notified bodies to determine compliance with applicable regulations, including quality system regulations for the design, manufacture, packaging, and servicing of med-surg products. In the United States, the results of these inspections can include, and have in the past included, notices of inspectional observations (FDA Form 483s), warning letters, or other forms of enforcement. Our products may also be subject to Import Alerts that restrict the importation of certain of our products or products manufactured by our suppliers into the United States. For example, in January 2024, the FDA issued Import Alerts restricting the importation of plastic syringes manufactured in China by specific suppliers, which impacted our ability to source Medline Brand syringes. In addition, the FDA has taken the position that medical product manufacturers are prohibited from promoting their products other than for the FDA-approved or FDA-cleared indications for use set forth in the product labeling, otherwise known as “off-label use.” A failure to comply with laws, regulations, or guidelines on labeling and promotion could subject us to enforcement actions, significant civil or criminal legal exposure, administrative obligations and costs, untitled letters, warning letters, and other potential penalties from, or agreements with, the federal government and other governmental and regulatory authorities.

If the FDA or other federal, state, local, or foreign governmental or regulatory authorities were to conclude that we are not in compliance with applicable laws or regulations, or that any of our products are ineffective or pose an unreasonable health risk, the FDA or these other authorities could determine such products are adulterated or misbranded, detain or seize such products, order a recall, repair, replacement, or refund of such products, refuse to grant pending applications for clearance, authorization, or certification, require certificates of non-U.S. governments for exports, require corrective actions, seek an injunction, and/or require us to notify health professionals and others that the products present unreasonable risks of substantial harm to the public health, and in certain rare circumstances, ban such products. The FDA and other governmental or regulatory authorities may also take other actions, including assessing civil or criminal penalties against us, our officers, or our employees and imposing operating restrictions on a company-wide basis. The FDA may also recommend prosecution to the DOJ. In the European Union (“EU”), penalties for regulatory non-compliance could also be severe, including fines, revocation or suspension of a company’s products or quality management system certificates, and criminal sanctions. Any adverse regulatory or other action, including any adverse press releases or other communications from regulators, depending on its magnitude, may require termination of distribution, impose operating restrictions, result in shutdowns or delays in the introduction of products into the market, restrict us from effectively marketing, shipping, and selling our products, and limit our ability to obtain future clearances, authorizations or certifications, licenses, registrations, or permits, and could result in a substantial modification to our business practices and operations. Such actions could result in restrictions on our ability to carry on or expand our operations and higher than anticipated costs or lower than anticipated sales. In addition, our inability to address noncompliance issues raised by the FDA and other governmental or regulatory authorities or notified bodies in an effective and timely manner may also cause negative publicity and a loss of customer confidence in us or our current or future products, which may result in the loss of sales and difficulty in successfully launching new products.

Furthermore, we occasionally receive subpoenas or other requests for information from state and federal governmental authorities, which primarily relate to financial arrangements with healthcare professionals, regulatory compliance, and product promotional practices. These investigations may require us to expend extensive resources or time to respond. Any adverse outcome in one or more of these investigations could result in civil and/or criminal proceedings, substantial fines, penalties, and/or administrative remedies, including exclusion from government reimbursement programs, debarment, and/or entry into corporate integrity agreements with governmental authorities. In addition, resolution of any of these matters could involve the imposition of additional, costly compliance obligations. These potential consequences could have a material adverse effect on our business, results of operations, and financial condition.

Finally, we also have contracts with government entities, which are subject to risks such as lack of funding, a government’s refusal to make payments, and complex legal compliance requirements. For example, government contract purchase obligations are typically subject to the availability of government funding, which may be eliminated, and governments may also refuse to meet purchase obligations. Our government contracts might not be renewed or might be terminated for convenience by the government with little or no prior notice, which could have a material adverse effect on our business, results of operations, and financial condition. Additionally, we have experienced requests under certain customer contracts, including certain government contracts, to require a designated amount of the contract to be fulfilled by underrepresented suppliers for goods and services, including minority-owned, women-owned, veteran-owned, or other diversity suppliers (“Diversity Suppliers”). As a result, we may be required to set aside a portion of spend under our contracts for Diversity Suppliers, which may decrease our net sales under such arrangements. Any required adjustments to our efforts, such as modifications in regard to Diversity Suppliers, could increase operational complexity and legal risk. The U.S. federal government may issue updated guidance, reassess existing supervisory frameworks, or pursue enforcement actions via the False Claims Act or other mechanisms or targeted executive enforcement actions based on perceived violations of revised standards. At the same time, some states continue to require affirmative action policies or corporate diversity reporting, adding further complexity. We have also experienced requests under certain commercial and government contracts for conditions related to sustainability or similar requirements, such as information on ethical sourcing or access to our suppliers for social audits, the implementation of environmentally preferable purchasing programs, or product-end-of-life and product circularity. These requirements may lead to increased compliance costs and impact our ability to renew such contracts.

We are subject to extensive environmental, health, and safety requirements, and our operations involve hazardous and other environmentally sensitive substances.

We are subject to extensive federal, state, provincial, local, and international environmental, health, and safety requirements concerning, among other things, the health and safety of our employees, the generation, disposal, storage, registration, labeling, reporting, use, and transportation of hazardous and other environmentally sensitive substances (including per- and polyfluoroalkyl substances, or “PFAS”), consumer products, emissions or discharges of substances into the environment, investigation and remediation of contamination at various sites, and chemical constituents (including PFAS) in products. Our suppliers are also subject to such requirements, and any failure by, or inability of, our suppliers to comply with such requirements could result in shortages of products or capacity that could impact our operations.

New environmental, health, and safety laws and regulations, violations of these laws or regulations, stricter enforcement of existing requirements, or the discovery of previously unknown contamination could result in increased costs and other burdens. For example, we and other medical product manufacturers use EtO to sterilize certain medical products we manufacture or distribute. EtO has been the subject of increasing public and regulatory scrutiny because of changes in the assessment of health risks related to EtO emissions. We have made substantial capital expenditures to upgrade emissions controls at certain of our facilities where we expect to continue using EtO. If regulatory measures become more stringent or widespread, we could experience increased costs to comply with more stringent emissions standards, and we and other industry participants may be unable to effectively sterilize medical products, possibly resulting in supply shortages or an industry-wide reduction in surgical or medical procedures, which would negatively impact demand for our products. Likewise, the presence of PFAS in products is also an emerging area of focus by regulators and the public, and we have implemented procedures to comply with evolving regulatory requirements.

In addition, certain environmental laws assess liability on current or previous owners or operators of real property or those who have arranged for the disposal or treatment of hazardous and other environmentally sensitive substances for the costs of investigation, removal, or remediation of those substances at their properties or at other locations where those substances have been sent for treatment or disposal. This liability may be imposed regardless of fault, and in many situations may be joint and several, meaning that a liable entity may be held responsible for more than its share of the liability, potentially up to the entire liability, if other responsible entities cannot be found or are unable to respond. In addition to cleanup actions brought by governmental authorities, private parties could bring personal injury or other claims due to the presence of, or exposure to, hazardous substances and other environmentally sensitive materials. The ultimate cost of site cleanup and timing of future cash outflows is difficult to predict, given the uncertainties regarding the extent of the required cleanup and the interpretation of applicable requirements.

Our cost of complying with current or future environmental, health and safety requirements, and obligations to investigate and/or remediate environmental conditions currently known or as may be identified or arise in the future and/or to address claims resulting from such conditions, may require material expenditures by us, exceed our estimates, or have a material adverse effect on our business, results of operations, and financial condition.

The failure to comply with anti-corruption laws or trade restrictions, including economic sanctions, could materially adversely affect our business, results of operations, and financial condition and result in civil and/or criminal penalties.

We are subject to applicable anti-corruption, anti-bribery, and similar laws, such as the FCPA, the U.S. domestic bribery statute in 18 U.S.C. § 201, and similar laws in other jurisdictions in which we operate. Anti-corruption laws generally prohibit companies and intermediaries from corruptly promising, authorizing, making, offering, or providing anything of value to a foreign government official or, in certain instances, commercial counterparties, for the purpose of obtaining or retaining business. These laws may also require companies to implement adequate internal controls, procedures, and certain books and records standards and controls. Our international operations create a risk of unauthorized payments or offers of payments by one of our employees, consultants, sales agents, distributors, channel partners, or other third parties acting on our behalf. Because of the predominance of government-administered healthcare systems in many jurisdictions around the world, many of our customer relationships outside of the United States involve governmental entities, which increases risks under the FCPA and other anti-corruption laws. We also participate in public-private partnerships and other commercial and policy arrangements with governments around the globe, which could be subject to these laws and similarly increase risks under the FCPA and other anti-corruption laws. Global enforcement of anti-corruption laws has increased in recent years, including investigations and enforcement proceedings leading to assessment of significant fines, penalties, and other sanctions against companies and individuals.

Further, we are subject to laws and regulations, including governmental export and import controls, that could subject us to liability. Our products are subject to export controls of the jurisdictions in which we operate, including the U.S. Department of Commerce’s Export Administration Regulations. In addition, various governmental authorities, including the United Nations, the EU, the United Kingdom and the United States (including the Office of Foreign Assets Control within the U.S. Department of the Treasury (“OFAC”)) administer and enforce economic sanctions laws and regulations prohibiting persons subject to their jurisdiction from dealing with countries or territories subject to comprehensive sanctions and with certain other designated individuals and entities (collectively, “Sanctions Targets”). Our international operations may expose us, directly or indirectly, to Sanctions Targets. Any future imposition of sanctions by the United States, the EU or any of its member states, the United Kingdom, or any other sanctions authority relevant to our business may reduce the flow of goods from certain of our suppliers or may prevent us, either legally or practically, from engaging in dealings with certain individuals, countries, or jurisdictions.

Our policies and procedures designed to promote compliance by us and our directors, officers, employees, representatives, consultants, sales agents, distributors, or other third parties with the FCPA, OFAC restrictions, and other applicable laws and regulations related to anti-corruption, economic sanctions, and export controls may not always be effective, and our employees, representatives, consultants, sales agents, or distributors may engage in conduct for which we could be held responsible. Any alleged or actual violations of these laws and regulations may subject us to government scrutiny, significant criminal or civil penalties, or other sanctions and other liabilities, including exclusion from government contracting, as well as related stockholder lawsuits, all of which could disrupt our business, and adversely affect our reputation, business, results of operations, and financial condition.

We are subject to complex and rapidly evolving data privacy, security, and data protection laws and regulations and the costs to comply with such laws and regulations or any ineffective compliance efforts with such laws and regulations may adversely impact our business.

Our business includes the Processing of Personal Data of consumers; Medline applicants, employees, and other workforce members; our customers’ patients, plan members, and employees; our vendors’ employees; and other third parties, as well as PHI, where we meet the definition of a Business Associate (as such term is defined under HIPAA) for certain parts of our business. We maintain PHI that we Processed about Medline’s own patients under certain of our historic offerings. We are directly or, through our customers, indirectly subject to numerous and evolving federal, state, and foreign laws and regulations relating to the Processing of Personal Data and PHI, such as HIPAA, the GDPR, the California Consumer Privacy Act, which was further expanded by the California Privacy Rights Act of 2020 (“CPRA” and collectively, “CCPA”), and similar data privacy legislation enacted or under consideration by various other U.S. states. Laws and regulations relating to privacy and data protection are continually evolving and subject to potentially differing interpretations and levels of enforcement by various courts and regulators, including in connection with changes in governmental administrations. Compliance with all current and emerging privacy, security and data protection laws, regulations, and requirements, as well as laws that are adjacent (such as the proliferation of new laws and regulations addressing generative AI) to those domains is increasingly difficult.

In the United States, the Federal Trade Commission (the “FTC”) is increasingly active in regulating health-related privacy and security. The FTC has taken enforcement actions against companies for statements or promises made about the privacy or security of health information, through Section 5 of the Federal Trade Commission Act (the “FTCA”), which prohibits unfair or deceptive acts or practices, as well as through the Health Breach Notification Rule (“HBNR”), which applies to certain “personal health record-related entities” or “third party service providers.” We may also be subject to scrutiny by federal and state regulators, partners, and consumers related to our collection, use, and disclosure of consumer Personal Data, including health information. Additionally, federal and state consumer protection laws continue to be applied by FTC and states’ Attorneys General to regulate the collection, use, storage, and disclosure of Personal Data.

In January 2025, the DOJ issued final regulations on bulk U.S. sensitive personal data and government-related data that prohibit or restrict U.S. persons from knowingly directing or engaging in defined classes of transactions that allow persons in “countries of concern” (China, including Hong Kong and Macau, Russia, Iran, North Korea, Cuba, and Venezuela) or those otherwise deemed a “covered person” access to bulk U.S. sensitive personal data and U.S. government-related data. Violations of the regulations can result in civil and criminal penalties. The regulations may further complicate compliance efforts and increase legal risk and compliance costs for us and the third parties upon whom we rely.

At the state level in the United States, the CCPA added new privacy protections for California residents with respect to certain types of Personal Data, including by introducing new data privacy rights for California residents and establishing a regulatory agency dedicated to enforcing compliance. Various other U.S. states have enacted similar comprehensive consumer data privacy legislation, and several other U.S. states are considering expanding or passing privacy laws in the near term. Further, states such as Washington, Connecticut, and Nevada have recently enacted broadly applicable laws to protect the privacy of personal health information, which generally require regulated entities to obtain consent for the collection, use, or sharing of any “consumer health data,” which may include Personal Data that is linked or reasonably linkable to a consumer and that identifies a consumer’s past, present, or future physical or mental health. The effects of such state privacy laws are potentially far-reaching and may require us to modify our data Processing practices and policies and incur substantial compliance-related costs and expenses, and it remains unclear how various provisions will be interpreted and enforced by the courts and regulators.

Similarly, many foreign laws and regulations, including in countries in which we currently operate, govern the Processing of Personal Data. For example, the GDPR imposes requirements for controllers and processors subject to the law with respect to Processing the Personal Data of EU and UK residents. Non-compliance with the GDPR can result in substantial fines and other penalties, required changes to our business practices and reputational harm, any of which could have an adverse effect on our business.

In the event of a privacy or security incident or claim that we, a service provider, a third party with which we do business, or a hacker or other third party with authorized or unauthorized access to our data has violated applicable privacy or security laws and regulations, we may be subject to regulatory or legal action. A data breach or any allegations of a failure to comply with such privacy or security laws by us or our service providers or other third parties working on our behalf could result in reputational damage, adverse publicity, loss of consumer confidence, reduced sales and profits, complications in executing our growth initiatives, and regulatory and legal risk, including enforcement actions, regulatory investigations, fines and penalties, and in some cases, civil liabilities where individuals have been provided with a private right of action, all of which could materially and adversely affect the results of our operations, financial performance, and business, as well as have a negative impact on business reputation and performance. In addition, we could be required to modify our activities, processes, solutions and services as a result of any enforcement actions or remediation efforts, which could have an adverse effect on our business, results of operations or financial condition. If laws or regulations are changed or expanded, or if governing jurisdictions interpret or implement laws or regulations in new ways it could require changes in our business practices and adversely affect our business, financial condition and results of operations.

Our use or our third-party service providers’ or business partners’ use of AI, automated decision-making and machine learning technologies and the evolving regulatory framework in this area may subject us to risks or heightened costs that could adversely affect business, results of operation and financial condition.

We use Machine Learning Technology in connection with our business activities to realize operating efficiencies. Notwithstanding our policies and related personnel training governing use of Machine Learning Technology, our personnel, affiliates, or other third parties working with us or on our behalf could utilize Machine Learning Technology in contravention of such policies, including in ways that could subject us to potential liabilities. We could be further exposed to the risks of Machine Learning Technology if third-party service providers or any other counterparties with whom we interact, whether or not known to us, also use Machine Learning Technology in their business activities. Machine Learning Technology and its current and potential future applications, as well as the legal and regulatory frameworks within which it operates, continue to rapidly evolve. As such, it is not possible to predict the full extent of the current or future risks related to Machine Learning Technology. Independent of its context of use, Machine Learning Technology is generally highly reliant on the collection and analysis of large amounts of data, and it is not possible or practicable to incorporate all relevant data into the model that Machine Learning Technology utilizes to operate. Certain data in such models will inevitably contain or result in a degree of bias, inaccuracy and error—potentially materially so—and could otherwise be inadequate or flawed, which would be likely to degrade the effectiveness of Machine Learning Technology and the reliability and accuracy of its output. To the extent that we rely on or use the output of Machine Learning Technology, any such inaccuracies, biases or errors could have adverse impacts on us, our business, our results of operations or financial condition. Additionally, the volume of and reliance on data and algorithms also make Machine Learning Technology, and in turn us, more susceptible to cybersecurity threats.

We could be exposed to risks to the extent third-party service providers or any counterparties use Machine Learning Technology in their business activities, notwithstanding any preventative policies aimed at restricting or governing the use of such technologies. We are not able to control the way third-party products are developed, trained or maintained or the way third-party services utilizing Machine Learning Technology are provided to us. Use of Machine Learning Technology could include the input of our confidential information (including confidential information and Personal Data) by third parties in contravention of non-disclosure agreements or by our personnel or other related parties in contravention of our policies and procedures and, in each case, could result in such confidential or personal information becoming part of a dataset that is generally accessible by Machine Learning Technology applications and users. The misuse or misappropriation of our data or information of our customers could have an adverse impact on our reputation and could subject us to legal and regulatory investigations and/or actions.

Moreover, some customers may impose their own restrictions on our use of Machine Learning Technology in our performance of services under a contract. While we generally resist any broad restrictions by customers related to our use of Machine Learning Technology, we may be subject to certain restrictions that could create redundancies in systems that omit Machine Learning Technology, which may be costly and inefficient.

In recent years, the use of Machine Learning Technology has come under increased regulatory scrutiny, especially in the case of generative AI and related developments, due to the potential harm to individuals where Personal Data or intellectual property is processed or where models are trained on vast data sets that include Personal Data or intellectual property. The Biden administration took several actions related to Machine Learning Technology, some of which have since been overturned by the Trump administration. One example of FDA actions related to AI is the FDA’s January 2025 draft guidance document “Artificial Intelligence-Enabled Device Software Functions: Lifestyle Management and Marketing Submission Recommendations.” Various U.S. states are in the process of enacting (or have already enacted) new laws and regulations that are aimed at providing individuals with additional protections in connection with Machine Learning Technology. It is unclear what, if any, of the current administration’s initiatives related to Machine Learning Technology will be continued, modified, revoked, or replaced by the Trump administration. In addition to the U.S. regulatory framework, the EU has recently introduced a new regulation applicable to certain Machine Learning Technology and the data used to train, test and deploy them (the “EU AI Act”). The EU AI Act entered into force on August 1, 2024, with its obligations set to apply in phases from six to 36 months thereafter. The EU AI Act applies on an extraterritorial basis and will impose significant requirements on both the providers and deployers of Machine Learning Technology, with violations punishable by sanctions of up to 7% of annual worldwide revenue or EUR 35 million (whichever is higher) for the most serious breaches. Any actual or perceived failure to comply with evolving regulatory frameworks around the development and use of Machine Learning Technology could adversely affect our business, results of operations and financial condition. New laws, regulations, executive orders, guidance and decisions in this area may limit our ability to use Machine Learning Technology or require us to make changes to our operations that may decrease our operational efficiency, result in an increase to operating costs, and hinder our ability to improve our services.

If tax laws change or we experience adverse outcomes resulting from examination of our tax returns or disagreements with taxing authorities, it could adversely affect our business, financial condition, and results of operations.

We are subject to tax in the United States and in certain foreign jurisdictions in which we operate. The United States and many countries in Europe, as well as a number of other countries and organizations, have recently proposed or recommended changes to existing tax laws or have enacted new laws that could significantly increase our tax obligations in many countries where we do business, or require us to change the manner in which we operate our business. For example, in August 2022, the Inflation Reduction Act (the “IRA”) was signed into law. The IRA, among other things, includes a new 15% corporate minimum tax as well as a 1% excise tax on corporate stock repurchases, subject to certain exceptions. In addition, in July 2025, the One Big Beautiful Bill Act (the “OBBBA”) was signed into law. The OBBBA introduced significant changes to numerous areas of U.S. federal income tax law, including permanency of certain provisions in the 2017 Tax Cuts and Jobs Act, and changes to R&D expensing, bonus depreciation, and international tax provisions. Other developments include certain proposals by the Organization for Economic Co-operation and Development arising from its Base Erosion and Profit Shifting project and the implementation of the global minimum tax under the Pillar Two model rules. The application and interpretation of these laws in different jurisdictions affect our operations in complex ways and are subject to change, and some changes may be retroactively applied. Additional guidance with respect to any of these rules or other changes in tax law could materially affect our financial position, tax obligations, and effective tax rate.

In addition, we are subject to the examination of our income and other tax returns by the United States Internal Revenue Service (the “IRS”) and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from such examinations to determine the adequacy of our provision for income taxes. Although we believe we have made appropriate provisions for taxes in the jurisdictions in which we operate, changes in the tax laws or challenges from tax authorities under existing tax laws could adversely affect our business, financial condition, and results of operations.

We may become subject to litigation brought by third parties claiming infringement, misappropriation, or other violation by us of their intellectual property rights.

Our commercial success depends in part on avoiding infringement, misappropriation, or other violations of the intellectual property of third parties. However, we cannot be certain that our products and technologies and the conduct of our business does not and will not infringe, misappropriate, or otherwise violate the intellectual property rights of others or be alleged to do same. Any claim that we, or consultants, customers or other third parties retained or indemnified by us, have violated the intellectual property of third parties, with or without merit, and whether or not it results in litigation, is settled out of court or is determined in our favor, could be time consuming and costly to address and resolve, and could divert the time and attention of management and technical personnel from our business. Our liability insurance may not cover potential claims of this type adequately or at all. We also may have to seek third-party licenses to intellectual property, which may be unavailable, require payment of significant royalties, or be available only at commercially unreasonable, unfavorable, or otherwise unacceptable terms. In the event of a settlement or adverse judgment, our results of operations may materially decline if we are prohibited from using intellectual property that is material to the operation of our business. Even in instances where we believe that claims and allegations of intellectual property infringement against us are without merit, defending against such claims may be time consuming and expensive and may result in the diversion of time and attention of our management and employees. Any of these events could have a material adverse effect on our business, results of operations, and financial condition.

Climate change or legal, regulatory or market measures to address climate change may negatively affect our business, results of operations, and financial condition.

The physical impacts of climate change, including increased frequency and severity of natural disasters, sea levels rising, and extreme temperatures, may pose physical risks to our facilities and/or operations, and/or disrupt our supply chain. For example, storm activity in Nuevo Laredo, Mexico in 2021 caused damage to our facilities and temporarily disrupted our operations in the region, and similar climate events could adversely affect our business, results of operations, and financial condition in the future. Our transition risks, which are risks associated with the transition towards a low-carbon economy, may include mass climate-related migration and shifting demand for our products and decreased availability or less favorable pricing for water and other critical raw materials or energy, which could impact our manufacturing and distribution operations and the competitiveness of our products. While shifting needs can create opportunities in new markets or for new products, failure to adapt to these changed circumstances can also pose potential business risks.

Our business could be affected by current and future local, state, federal, and international laws, regulations, treaties, agreements, and policies related to greenhouse gas emissions and climate change. Some existing laws and regulations to reduce greenhouse gas emissions include controls, carbon levies, cap and trade programs and/or other measures, and additional regulation of such emissions is likely. More stringent interpretation of existing laws or regulations, as well as future laws or regulations in response to concerns over climate change, could require us and/or our suppliers to take action to reduce emissions of greenhouse gases or incur costs to obtain allowances or credits for our emissions. As a result, the costs and restrictions associated with sourcing, manufacturing, and distributing our products could significantly increase, which may adversely affect our business, results of operations, and financial condition. Further, the impacts of climate change may influence customer preferences, including driving customers to seek products that are low carbon or have other sustainability characteristics, and failure to provide products that anticipate or adequately respond to these changes in preference could damage our reputation and result in loss of market share.

The increasing focus on ESG and sustainability matters or the failure or perceived failure to meet our ESG and sustainability goals may increase our costs, harm our reputation or adversely affect our business.

Companies are facing increasing scrutiny from investors, customers, patients, consumers, employees, proxy advisory firms, nongovernmental organizations, and other stakeholders related to environmental, social, and governance (“ESG”) matters, including governance practices and with respect to environmental and social sustainability–related efforts and belonging initiatives. We may experience pressure to make commitments relating to ESG matters that affect our business or industry, including strategic risk mitigation initiatives relating to sustainability. Expectations regarding the management of ESG initiatives continue to rapidly evolve. Moreover, in recent years “anti-ESG” and “anti–diversity, equity, and inclusion” sentiments have gained momentum across the United States, with several dozen states, the U.S. Congress, and the U.S. Executive Branch having proposed or enacted “anti-ESG” or “anti–diversity, equity, and inclusion” policies, legislation, executive orders or initiatives, or issued related legal opinions. Further, we may from time to time engage in various efforts, including setting policies and goals or making voluntary or required statements and disclosures. The policies, goals, statements, and disclosures reflect our current circumstances, plans, and aspirations at the time they are made. Our efforts to accomplish and accurately report on our efforts and goals are subject to a number of factors, many of which are outside of our control, including economic conditions, our ability to implement certain types of technology, the costs of implementing aspirational changes, our ability to offer our products and services at competitive market rates to meet customer and consumer expectations, unforeseen operational and implementation challenges, and collaboration with third parties. Our expectations and assumptions are necessarily uncertain and may be prone to error or subject to misinterpretation given the long timelines involved and the lack of an established, singular approach to identifying, measuring and reporting on many ESG matters. We may also be required to expend significant resources to meet our goals, which could increase our operational costs. We may also determine that it is in the best interest of our Company and our stockholders to prioritize other business, social, governance, or sustainable investments over the achievement of our current goals based on economic, technological developments, regulatory and social factors, business strategy, or pressure from investors, activist groups, or other stakeholders. Additionally, our current ESG practices may not comply with future stakeholder expectations, reporting frameworks, regulatory requirements, or best practices. If we are not effective in addressing ESG matters important to our stakeholders, or setting and meeting relevant ESG goals in a timely manner, our reputation, attractiveness as an investment, business partner, or acquiror, access to and costs of capital, financial results, and stock price may suffer. If our sustainability practices do not meet evolving stakeholders’ expectations and standards, or if we are unable to satisfy all stakeholders, our reputation, ability to attract or retain employees, financial condition, results of operations, and cash flows could be negatively impacted. In addition, even if we are effective at addressing ESG and sustainability matters, we may experience increased costs to execute upon these goals that may not be offset by any benefit to our reputation, which could have an adverse impact on our business and financial condition.

We are involved in legal proceedings and disputes, which could adversely impact our business, results of operations, and financial condition.

We are routinely party to a number of lawsuits, settlement discussions, mediations, arbitrations, demands, investigations, and other disputes, including those related to commercial matters and contracts, personal injury and product liability, state and federal labor and employment (including healthcare benefits and discrimination), healthcare regulation, intellectual property, import and export regulations, environmental matters (such as PFAS purportedly found in products and EtO emissions), tax, real property, privacy, and our trucking operations. These current and future matters require us to dedicate significant internal and external resources and costs to respond and comply, and may result in substantial monetary damages or penalties; harm our reputation; require us to pay additional wages, insurance expenses, and payroll-related taxes or sizeable statutory penalties; cause us to lose patent protection or tax benefits; require us to revise or restate our financial statements; divert our management’s time, attention, and resources; or otherwise adversely affect our sales and business. In addition, we may be required to redesign, re-label, restrict, or recall products; cease manufacturing and selling products; comply with a court injunction restricting or prohibiting further marketing and sale of products or services; or comply with a consent decree, which could result in further regulatory constraints, or we may be subject to the seizure of our product inventory or determine that certain products in our inventory should no longer be shipped as a result of regulatory requests or actions or safety or other issues. Even claims without merit could subject us to adverse publicity, harm our reputation, require us to incur significant legal fees, or cause us to modify our pay or other practices. Any of these events could have a material adverse effect on our business, results of operations, financial condition, cash flows, and profitability. In addition, even if we believe we have meritorious defenses, from time to time we may engage in settlement discussions and mediation. In considering settlements, we take into account various factors, including developments in pending legal proceedings and the related risks and uncertainties.

The reserves we establish for estimated losses with respect to these matters represent our estimate of the probable loss at the time the reserve is established, to the extent future losses are probable and reasonably estimable. This involves judgment and may not reflect the full range of uncertainties and unpredictable outcomes. Additional reserves may be established or current reserves may be significantly increased from time to time. Until the final resolution of a matter, we may be exposed to losses in excess of the amount recorded, and such amounts could be material. In addition, any settlements we enter may be confidential and could be significant and result in charges in excess of accruals. If any of our estimates and assumptions change or prove to have been incorrect, it could have a material effect on our business, consolidated financial position, results of operations, or cash flows.

Our failure to comply with laws and regulations relating to reimbursement of healthcare goods and services may subject us to penalties and adversely impact our reputation, business, results of operations, financial condition, and cash flows.

The ability of our customers to obtain appropriate reimbursement for products and services from third-party payers is critical because it affects which products customers purchase and the prices they are willing to pay. Our products are purchased principally by hospitals or healthcare professionals that typically seek reimbursement from various third-party payers, such as governmental healthcare programs (e.g., Medicare, Medicaid, TRICARE, and comparable non-U.S. programs), private insurance plans, and managed care plans for the healthcare services provided to their patients. As a result, our products are subject to laws and regulations enforced by governmental and regulatory authorities, including HHS, CMS, the DOJ, and state and non-U.S. agencies responsible for reimbursement and regulation of healthcare goods and services. These laws and regulations address fair competition, kickbacks, false claims, self-referrals, and healthcare fraud and abuse (e.g., the federal False Claims Act (“FCA”), Physician Self-Referral Law (the “Stark Law”), Anti-Kickback Statute (“AKS”), the Civil Monetary Penalties Statute, HIPAA, and the Physician Payments Sunshine Act). See “Business—Government Regulation—Healthcare Fraud and Abuse Laws and Regulations.” Many jurisdictions have similar laws that apply to reimbursement by state Medicaid or other funded programs and all payers, and require transparency in interactions with and payments, or other transfers of value, to healthcare professionals.

The relationships that we, and third parties that market and/or sell our products, have with healthcare facilities and professionals are subject to scrutiny under these and other federal, state, and foreign laws. For example, we are engaged in giving discounts within the meaning of the AKS, which prohibits knowingly and willfully offering, paying, soliciting, or receiving any remuneration to induce or reward, or in return for the referral of an individual for, or the purchasing, ordering, or recommending of items or services, for which payment may be made in whole or in part by Medicare, Medicaid, or other federally funded healthcare programs. Under the AKS, there are exceptions for, among other things, properly reported discounts which includes the payment of rebates, and payments of certain administrative fees to GPOs. AKS regulations contain enumerated safe harbors that implement and further refine the statutory exceptions for discounts and payments to GPOs. Engaging in a business practice for which there is an AKS safe harbor may be regarded as suspect if the practice fails to meet each of the prescribed criteria of the appropriate safe harbor, even if such arrangement is lawful. Such arrangements may be subject to greater scrutiny by enforcement agencies.

We maintain internal policies, procedures, training, and monitoring to help ensure our arrangements comply with applicable fraud and abuse laws and other laws and regulations relating to reimbursement of healthcare goods and services. However, governmental officials responsible for enforcing these laws or whistleblowers may assert that we are in violation of them. If our operations are found to be in violation of any such requirements, we may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, the curtailment or restructuring of our operations, loss of eligibility to obtain approvals from the FDA, exclusion from participation in government contracting, healthcare reimbursement, or other government programs, including Medicare, Medicaid, and TRICARE, integrity oversight and reporting obligations, or reputational harm, any of which could adversely affect our financial results. In certain circumstances, insurance companies may also attempt to bring a private cause of action against us for causing the submission of false claims. Any action against us for an alleged or suspected violation could cause us to incur significant legal expenses and could divert our management’s attention from the operation of our business, even if our defense is successful. In addition, achieving and sustaining compliance with applicable laws and regulations may be costly to us in terms of money, time, and resources.

We are also subject to risks relating to changes in government and private healthcare reimbursement programs and policies, and changes in legal and regulatory requirements in the United States and around the world. Implementation of further legislative or administrative reforms to these reimbursement systems, adverse judicial decisions related to these reimbursement systems, or adverse decisions relating to coverage of or reimbursement for our products by administrators of these systems could have an impact on the acceptance of and demand for our products and the prices that our customers are willing to pay for them.

Additionally, we also directly submitted claims to governmental healthcare programs as a Medicare-enrolled durable medical equipment, prosthetics, orthotics, and supplies (“DMEPOS”) supplier. As a result, we have been and from time to time are subject to audits by government healthcare programs and third-party payers related to such claims, which may require refunds of overpayments and may result in penalties, litigation, or enforcement actions. Although we divested the assets associated with this DMEPOS supplier business unit in October 2023, we may nonetheless be subject to past and future product liability claims, enforcement actions, regulatory investigations, fines and penalties, regardless of their ultimate outcome, any of which could harm our reputation and have a material adverse effect on our business, results of operations, and financial condition.

Our insurance program may not cover claims brought against us, deny coverage of claims, or be inadequate to cover future losses.

We maintain third-party insurance to cover our exposure to certain property and casualty losses and are self-insured for certain retentions, claims, and expenses related to other property and casualty losses, including product liability, environmental, and cybersecurity and data privacy losses. Settlement or judgements of claims brought against us may not be covered by insurance or, if covered, our claim may be denied or subject to insurance coverage limits provided by third-party insurers that are insufficient to fully cover unanticipated losses. We are actively pursuing litigation with our excess insurance carriers related to their obligations to reimburse such payments, but we may not be able to obtain reimbursements sufficient to cover our settlement obligations. For example, in connection with the settlement of tort lawsuits related to emissions of EtO from our facility in Waukegan, Illinois, our excess insurance carriers have denied coverage with respect to our settlement payments. As a result of various litigation matters, we recognized $2.0 million of net litigation charges for the year ended December 31, 2024. See “—We are involved in legal proceedings and disputes, which could adversely impact our business, results of operations, and financial condition” and “Note 12—Commitments and Contingencies” of our audited consolidated financial statements and “Note 9—Commitments and Contingencies” of our unaudited condensed consolidated financial statements, each of which is included elsewhere in this prospectus.

Litigation brought against us, regardless of its merits, could be costly to defend and could result in increases of our insurance premiums and exhaust any insurance coverage that we may have. The financial impact of such litigation is difficult to assess or quantify but could adversely affect our business, results of operations, and financial condition. Even where the claim should be covered by insurance, we have significant self-insured retention amounts, which we would have to pay in full before obtaining any insurance proceeds. Product liability insurance for these types of claims is becoming more limited and may not be available to us at amounts that we historically have obtained or that we would like to obtain.

Any failure to obtain, maintain, protect and enforce our intellectual property rights, or the failure of the strength or scope of our intellectual property rights, could harm our business, financial condition, and results of operations.

We rely on a combination of patents, trademarks for our material brands (e.g., Medline, Curad, Microtek, Hudson, and Proxima), copyrights, trade secrets, and other intellectual property rights in the United States and other countries, as well as agreements (such as employee, customer, non-disclosure, and non-competition agreements) to protect our intellectual property and proprietary rights. We may, over time, increase our investment in formal registrations for additional intellectual property, including through additional patent and trademark and registrations. Effective intellectual property protection is expensive to develop and maintain, both in terms of initial registration and ongoing renewal and maintenance requirements and the costs of defending and asserting our rights.

Others may infringe our trademarks or other intellectual property, independently develop similar manufacturing processes and technology, duplicate any of our manufacturing processes, technology or services, or design around our intellectual property to avoid any infringement. The measures we take to obtain, maintain, protect, and enforce our intellectual property, including litigation, could cause us to expend significant cost and time, may distract management and may not be sufficient to detect, prevent, or enforce infringement, misappropriation, or other violation. Effective intellectual property protection may not be available in every country in which we offer our products and services now or in the future or may not protect them to the same extent as the laws of the United States. Any changes in, or unexpected court interpretations of, intellectual property laws may compromise our ability to enforce our patent, trademark, trade secret, and other intellectual property rights. Further, our intellectual property rights may be challenged, or our efforts to enforce them may be met with defenses, counterclaims and countersuits attacking their validity and enforceability that, if successful, could weaken, invalidate, or render them unenforceable.

If we are unable to protect our intellectual property, particularly our patents, brands, and know-how, our intellectual property may be impaired, we may lose a portion of our intellection property and our image, brand, competitive position, and business could be harmed. Moreover, our failure to develop and properly manage new intellectual property could hurt our market position and business opportunities. All of these could have a material adverse effect on our business, financial condition, and results of operations.

Risks Related to Financial and Economic Market Conditions

Foreign currency exchange rate fluctuations could have a significant impact on our results of operations.

We operate in various international markets, including Canada, Mexico, Europe, and the Asia Pacific region, with more significant manufacturing operations in Mexico. For the year ended December 31, 2024, 6.7% of our total net sales and 8.7% of our total expenses related to operations were in currencies other than U.S. dollars, with the majority of our international spend exposed to the euro, Canadian dollar, and Mexican peso. The results of operations of, and certain of our intercompany balances associated with, our international service offerings are exposed to foreign currency exchange rate fluctuations. Upon translation into U.S. dollars, our results of operations may differ materially from expectations, and we may record significant gains or losses on the remeasurement of intercompany balances. As we have expanded our international operations, our exposure to foreign currency exchange rate fluctuations has increased. We hold cash equivalents and marketable securities in foreign currencies including the pound and euros. If the U.S. dollar strengthens compared to these currencies, our cash equivalents and marketable securities balances, when translated, may be materially less than expected and vice versa. Furthermore, we purchase certain of these commodities in currencies other than U.S. dollars and fluctuations in the exchange rate between those currencies and the U.S. dollar may increase our costs. We are also subject to risks due to fluctuations in foreign exchange rates on certain supplies and raw materials that we purchase when negotiating contract renewals. We do not currently have in place any foreign currency exchange rate hedges, and fluctuations in foreign currency exchange rates could have a significant impact on our results of operations.

Our profitability and cash flows may be adversely affected by inflationary pressures.

Inflation has had, and may continue to have, a material impact on the cost to source materials or produce and distribute finished goods to customers. We may not be able to pass these elevated costs on to customers due to contractual or regulatory limits on pricing or customer pressure to reduce costs. To the extent we are able to take pricing actions, there may be a difference between the timing of when we take such actions and the impact of those actions on our results of operations. Additionally, the pricing actions we take may negatively impact our market share. Our failure to effectively assess, timely change and properly set pricing, make price adjustments, or impose surcharges may negatively impact our ability to achieve our pricing objectives. For example, in 2022, we experienced a significant increase in the cost of raw materials and components used to manufacture our products and in the cost of products manufactured by third parties. While certain of these cost increases were passed on to customers, we were required to absorb a large portion of the cost increases due to the existing pricing arrangements. In the event the increase in our costs outpaces the compensating rate increases we may receive, or if we are unable to pass on all or part of our cost increases to our customers through price adjustments and/or surcharges, our profitability and cash flows may be adversely affected.

Uncertain global and domestic macro-economic and political conditions could materially adversely affect our business, results of operations, and financial condition.

Uncertain global and domestic macro-economic and political conditions that affect the economy and the economic outlook of the United States, Europe, Asia and other parts of the world where we do business or source raw materials could materially adversely affect our business, results of operations, and financial condition. These uncertainties, include, among other things:

•

changes to laws and policies governing foreign trade (including, without limitation, the United States-Mexico-Canada Agreement, the EU-UK Trade and Cooperation Agreement of December 2020, and other international trade agreements);

•	greater restrictions on imports and exports;

•	tariffs, sanctions, or other protectionist measures;

•	changes to, including further deterioration of, the relationship between the United States and China;

•	changes as a result of the 2024 U.S. presidential election;

•	sovereign debt levels;

•	consumer confidence;

•	unemployment levels (and a corresponding increase in the uninsured and underinsured population);

•	changes in employment laws and regulations;

•	interest rate fluctuations and strengthening of the dollar, which have and will continue to impact our results of operations;

•	availability of capital;

•	increases in fuel and energy costs;

•	the effect of inflation on our ability to procure products and our ability to increase prices over time and pass through to our customers price increases we may receive;

•	changes in tax rates and the availability of certain tax deductions;

•	increases in labor costs or healthcare costs;

•	the threat or outbreak of war, terrorism, or public unrest (including, without limitation, the ongoing wars in Ukraine and the Middle East); and

•	changes in laws and policies governing manufacturing, development and investment in territories and countries where we do business.

The U.S. government has implemented or announced significant new tariffs on products manufactured in a wide range of countries outside the United States, including China, Mexico, and countries in Southeast Asia. These actions have prompted a cycle of retaliatory tariffs and potential retaliatory tariffs by a number of these countries and the United States. While certain of these announced tariffs have been delayed, a number of new tariffs remain in effect, and the U.S. government may in the future impose, reimpose, increase, or pause tariffs, and countries subject to such tariffs have imposed, and in the future may impose, reciprocal tariffs or other protectionist or retaliatory trade measures in response. The imposition of tariffs and other trade restrictions, as well as the escalation of trade disputes and any resulting downturns in the global economy, could materially and adversely affect our business, financial condition, and results of operations. The extent and duration of the tariffs and other trade restrictions and the resulting impact on general economic conditions and on our business are uncertain and depend on various factors, such as negotiations involving the United States and other countries, the responses of other countries or regions, exemptions or exclusions that may be granted, availability and cost of alternative sources of supply, and demand for our products in affected markets. Furthermore, actions we take to adapt to new tariffs or other trade restrictions may cause us to modify our operations, which could be time-consuming and expensive; impact pricing of our products, which could impact our sales and profitability; or cause us to forgo business opportunities.

Global geopolitical conflicts, including the ongoing wars in Ukraine and the Middle East, could lead to significant economic downturns and market and other disruptions, including volatility in the capital markets, economic instability, increases in inflation, increased fuel prices, supply chain constraints and disruptions, political and social instability, and economic sanctions, all of which may adversely impact us and the healthcare industry as a whole, particularly if the conflicts occur in areas in which we have a significant concentration of suppliers or customers.

Additionally, changes in government, government debt, and/or budget crises may lead to reductions in government spending in certain countries, which could reduce overall healthcare spending, and/or higher income or corporate taxes, which could depress spending overall. Recessionary or inflationary conditions and depressed levels of consumer and commercial spending may also cause customers to reduce, modify, delay, or cancel plans to purchase our products and may cause suppliers to reduce their output or change their terms of sale. Additionally, if customers’ cash flow or operating and financial performance deteriorate, or if they are unable to make scheduled payments or obtain credit, they may not be able to, or may delay, payment to us. Likewise, for similar reasons suppliers may restrict credit or impose different payment terms.

Our manufacturing business is exposed to price fluctuations of key commodities, which may negatively impact our results of operations and cash flows.

Our manufacturing business relies on product inputs, such as oil-based resins, pulp, cotton, nitrile, and vinyl, as well as other commodities, in the manufacture of its products. Prices of these commodities are volatile and have fluctuated in recent years, which may contribute to fluctuations in our results of operations. We do not currently engage in any hedging activities with respect to commodities. Prices of oil and gas also affect our distribution and transportation costs. Furthermore, due to competitive dynamics and contractual limitations, we may be unable to pass along commodity-driven cost increases through higher prices. If we cannot fully offset cost increases through other cost reductions, or recover these costs through price increases or surcharges, we could experience lower margins and profitability, which could have a material adverse effect on our business, results of operations, financial condition, and cash flows.

Risks Related to Our Indebtedness

Our substantial indebtedness could adversely affect our financial condition, our ability to operate our business or react to changes in the economy or our industry, prevent us from fulfilling our obligations under our debts, and divert our cash flow from operations for debt payments.

We have a substantial amount of debt and are permitted to incur a substantial amount of additional indebtedness, including secured debt, to finance working capital, capital expenditures, investments, or acquisitions, or for other purposes. See “Description of Certain Indebtedness.” Our existing debt could have important consequences, the risks of which may increase if we incur any additional debt, including:

•	making it difficult for us to satisfy our obligations, including debt service requirements under our outstanding debt;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions, or other general corporate purposes;

•

requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities, and other purposes;

•	increasing our vulnerability to economic downturns and adverse industry conditions and our flexibility to plan for, or react to, changes in our business or industry is more limited;

•

restricting our ability to capitalize on business opportunities and react to competitive pressures compared to our competitors who are not as highly leveraged, including due to the restrictive covenants in the credit agreement that governs the Senior Secured Credit Facilities (as defined herein) and the indentures that govern the Senior Notes (as defined herein);

•	limiting our ability to borrow additional funds or to refinance debt on favorable terms or at all; and

•	causing potential or existing customers or vendors to not contract with us due to concerns over our ability to meet our financial obligations.

We are a holding company, and our consolidated assets are owned by, and our business is conducted through, our subsidiaries. Revenue from these subsidiaries is our primary source of funds for debt payments and operating expenses. If our subsidiaries are restricted from making distributions to us, our ability to meet our debt service obligations or otherwise fund our operations may be impaired. Moreover, there may be restrictions on payments by subsidiaries to their parent companies under applicable laws, including laws that require companies to maintain minimum amounts of capital and to make payments to stockholders only from profits. As a result, although a subsidiary of ours may have cash, we may not be able to obtain that cash to satisfy our obligation to service our outstanding debt or fund our operations.

Our ability to make scheduled payments on and refinance our indebtedness is subject to our financial and operating performance, which in turn is affected by general and regional economic, financial, competitive, business, and other factors, all of which are beyond our control, including the availability of financing in the international banking and capital markets. Our business may not generate sufficient cash flow from operations or future borrowings may not be available to us in an amount sufficient to enable us to service our debt, to refinance our debt, or to fund our other liquidity needs. Any refinancing or restructuring of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants that could further restrict our business operations. Moreover, in the event of a default, the holders of our indebtedness could elect to declare such indebtedness be due and payable and/or elect to exercise other rights, such as the lenders under our Revolving Credit Facility terminating their commitments thereunder and ceasing to make further loans or the lenders under our Senior Secured Credit Facilities instituting foreclosure proceedings against their collateral, any of which could materially adversely affect our results of operations and financial condition.

All of the debt under our Senior Secured Credit Facilities bears interest at variable rates. In recent years, we have experienced higher interest expense on our credit facilities due to interest rate increases, and if interest rates were to increase, our debt service obligations on our credit facilities would further increase, even though the amount borrowed remained the same, especially if our hedging strategies do not effectively mitigate the effects of these increases, and our net income and cash flows, including cash available for servicing our indebtedness, would correspondingly decrease.

Furthermore, we amended the credit agreement governing our Senior Secured Credit Facilities in order to transition our dollar-denominated Senior Secured Credit Facilities to the use of the Secured Overnight Financing Rate (“SOFR”) as a replacement for LIBOR. The composition and characteristics of SOFR are not the same as those of LIBOR. As a result, SOFR or any alternative reference rate may not perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility, or global or regional economic, financial, political, regulatory, judicial, or other events. Although SOFR plus a spread adjustment appears to be the preferred replacement rate for U.S. dollar LIBOR, and its use continues to steadily grow, at this time it is not possible to predict the effect of any such changes, any establishment of alternative reference rates, or other reforms to LIBOR that may be enacted in the United States, United Kingdom, or elsewhere. With limited operating history, it remains unknown whether SOFR will continue to evolve and what the effects of its implementation may be on the markets for financial instruments. Disruption in the financial market could have a material adverse effect on our business, financial condition, and results of operations.

The credit agreement that governs the Senior Secured Credit Facilities and the indentures that govern the Senior Notes will each impose significant operating and financial restrictions on our subsidiaries, which may prevent us from capitalizing on business opportunities.

The credit agreement that governs the Senior Secured Credit Facilities and the indentures that govern the Senior Notes each impose significant operating and financial restrictions on our subsidiaries. These restrictions will limit the ability of our subsidiaries to, among other things:

•	incur or guarantee additional debt or issue disqualified stock or preferred stock;

•	pay dividends and make other distributions on, or redeem or repurchase, capital stock;

•	make certain investments;

•	incur certain liens;

•	enter into transactions with affiliates;

•	merge or consolidate;

•	enter into agreements that restrict the ability of restricted subsidiaries to make dividends or other payments to the issuer/borrower or the guarantors of the relevant debt;

•	designate restricted subsidiaries as unrestricted subsidiaries;

•	prepay, redeem or repurchase certain indebtedness that is subordinated in right of payment to the notes; and

•	transfer or sell assets.

In addition, if borrowings under our Revolving Credit Facility exceed certain thresholds, our subsidiaries are also subject to a first lien net leverage ratio financial covenant in the credit agreement that governs the Senior Secured Credit Facilities. See “Description of Certain Indebtedness.”

As a result of these restrictions, we will be limited as to how we conduct our business, and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

Our failure to comply with the restrictive covenants described above as well as other terms of our existing indebtedness and any future indebtedness from time to time could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms or cannot refinance these borrowings, our results of operations, and financial condition could be adversely affected.

Risks Related to Our Organizational Structure

Medline Inc. is a holding company and its only material assets after completion of this offering will be its equity interests held directly or indirectly through wholly owned subsidiaries in Medline Holdings, and it is accordingly dependent upon distributions from Medline Holdings to pay taxes, make payments under the tax receivable agreement, and pay any dividends.

Medline Inc. will be a holding company and after completion of this offering will have no material assets other than its ownership of Common Units held directly or indirectly through wholly owned subsidiaries. Medline Inc. will have no independent means of generating revenue and intends to cause Medline Holdings to make distributions to its holders of Units, including Medline Inc. and the Continuing Unitholders, in an amount sufficient to cover all applicable taxes at assumed tax rates, payments under the tax receivable agreement, and dividends, if any, declared by it. Deterioration in the financial condition, earnings, or cash flow of Medline Holdings and its subsidiaries for any reason could limit or impair their ability to pay such distributions. Additionally, to the extent that Medline Inc. needs funds, and Medline Holdings is restricted from making such distributions under applicable law or regulation or under the terms of its financing arrangements, or is otherwise unable to provide such funds, such restriction could materially adversely affect Medline Inc.’s liquidity and financial condition. There can be no assurance that Medline Holdings will generate sufficient cash flow to distribute funds to us or that applicable state law and contractual restrictions, including negative covenants in any applicable debt instruments, will permit such distributions. Medline Holdings is currently subject to debt instruments or other agreements that restrict its ability to make distributions to us, which may in turn affect Medline Holdings’ ability to pay distributions to us and thereby adversely affect our cash flows.

Medline Holdings will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of Units (including Medline Inc.). Accordingly, Medline Inc. will be required to pay income taxes on its allocable share of any net taxable income of Medline Holdings. Liability may be imputed for adjustments to a partnership’s tax return to the partnership itself in certain circumstances, absent an election to the contrary. Medline Holdings may be subject to material liabilities pursuant to this legislation and related guidance if, for example, its calculations of taxable income are incorrect. In addition, the income taxes on Medline Inc.’s allocable share of Medline Holdings’ net taxable income will increase over time as the Continuing Unitholders exchange their Common Units (including Common Units issued upon conversion of vested Incentive Units) for shares of Class A common stock. Such increase in Medline Inc.’s tax expenses may have a material adverse effect on our business, results of operations, and financial condition.

Under the terms of the amended and restated limited partnership agreement, Medline Holdings is obligated to make tax distributions to holders of Units (including Medline Inc.) at certain assumed tax rates. These tax distributions in certain periods are likely to exceed Medline Inc.’s tax liabilities and obligations to make payments under the tax receivable agreement. To the extent that we do not distribute such excess cash as dividends on our Class A common stock or otherwise undertake ameliorative actions between Units and shares of Class A common stock and instead, for example, hold such cash balances, our Continuing Unitholders (other than Medline Inc.) may benefit from any value attributable to such cash balances as a result of their ownership of Class A common stock following a sale or exchange of their Common Units (including Common Units issued upon conversion of vested Incentive Units) for shares of Class A common stock, notwithstanding that such Continuing Unitholders may previously have participated as holders of Units in distributions by Medline Holdings that resulted in such excess cash balances at Medline Inc.

Our board of directors, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, funding repurchases of Class A common stock; acquiring additional newly issued Common Units from Medline Holdings at a per unit price determined by reference to the market value of the Class A common stock; paying dividends, which may include special dividends, on its Class A common stock; or any combination of the foregoing. Although we expect that our board of directors will take commercially reasonable measures to mitigate such excess cash benefit to the Continuing Unitholders, we will have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders or take any such ameliorative actions. See “Certain Relationships and Related Person Transactions—Medline Holdings Amended and Restated Limited Partnership Agreement.”

Payments of dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on our ability to pay dividends. The credit agreement that governs our Senior Secured Credit Facilities and the indentures governing the Senior Notes include, and any financing arrangement that we enter into in the future may include, restrictive covenants that limit our ability to pay dividends. In addition, Medline Holdings is generally prohibited under Delaware law from making a distribution to a partner to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Medline Holdings (with certain exceptions) exceed the fair value of its assets. Subsidiaries of Medline Holdings are generally subject to similar legal limitations on their ability to make distributions to Medline Holdings.

Our tax receivable agreement confers benefits upon certain of our pre-IPO owners.

Our tax receivable agreement confers benefits upon certain of our pre-IPO owners. Prior to the completion of this offering, Medline Inc. will enter into a tax receivable agreement with certain of its pre-IPO owners that provides for the payment by Medline Inc. to such pre-IPO owners of 90% of certain tax benefits, if any, that Medline Inc. realizes, or is deemed to realize (calculated using certain assumptions), as a result of (i) Medline Inc.’s allocable share of existing tax basis in Medline Holdings’ assets acquired in this offering, (ii) increases in Medline Inc.’s allocable share of existing tax basis and tax basis adjustments to the tangible and intangible assets of Medline Holdings as a result of sales or exchanges of Common Units (including Common Units issued upon conversion of vested Incentive Units) in connection with or after this offering, (iii) Medline Inc.’s utilization of certain tax attributes (including any existing tax basis) of the Blocker Companies, which Medline Inc. acquires in connection with this offering, and (iv) certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. The existing tax basis, increases in existing tax basis, and the tax basis adjustments generated over time may increase (for tax purposes) depreciation and amortization deductions available to Medline Inc. and, therefore, may reduce the amount of tax that Medline Inc. would otherwise be required to pay in the future. It is possible that the IRS may challenge all or part of the validity of such tax basis or other tax attributes covered by the tax receivable agreement, and a court could sustain such a challenge. Actual tax benefits realized by Medline Inc. may differ from tax benefits calculated under the tax receivable agreement as a result of the use of certain assumptions in the tax receivable agreement, including the use of an assumed blended state and local income tax rate of 6% (as adjusted to take into account the U.S. federal tax benefit of such taxes) to calculate tax benefits.

The payment obligation under the tax receivable agreement is an obligation of Medline Inc. and not of Medline Holdings. Payments under the tax receivable agreement are generally due annually five business days following finalization of a schedule showing the relevant tax benefit calculations that is required to be delivered by Medline Inc. within 120 calendar days following the due date (including extensions) of its U.S. corporation income tax return, and interest on such payments will accrue from the due date (without extensions) of such tax return. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired. The payments under the tax receivable agreement are not conditioned upon continued ownership of us by the pre-IPO owners. While the amount of existing tax basis and anticipated tax basis adjustments and utilization of tax attributes, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, we expect the payments that Medline Inc. may make under the tax receivable agreement will be substantial. Assuming: (i) a price of $   per share of our Class A common stock (based on an assumed initial public offering price of $   per share, the midpoint of the estimated price range set forth on the cover page of this prospectus); (ii) a constant corporate tax rate of  %; (iii) we will have sufficient taxable income to fully utilize the tax benefits; and (iv) no material changes in tax law, if the Continuing Unitholders were to exchange all of the Common Units that they will hold immediately following this offering, and assuming all Incentive Units are converted to Common Units and subsequently exchanged for shares of Class A common stock at an offering price of $  per share of Class A common stock, which is the midpoint of the price range set forth on the cover of this prospectus, we estimate that we would, as a result of the Reorganization Transactions and Offering Transactions and such hypothetical exchange, record a deferred tax asset of approximately $   million and that the aggregate noncurrent liability we would record based on our estimate of the aggregate amount that Medline Inc. would pay under the tax receivable agreement is approximately $   million, generally payable over a 15-year period. For each 5% increase (decrease) in the price per share of our Class A common stock (and therefore the value of the Common Units exchanged), our deferred tax asset would increase (decrease) by approximately $   million and the related liability for payments under the tax receivable agreement would increase (decrease) by approximately $   million. These amounts are estimates and have been prepared for informational purposes only. The actual amount of deferred tax assets and related noncurrent liabilities that we will recognize as a result of any such future exchanges will differ based on, among other things: (i) the amount and timing of future exchanges of Common Units (including Common Units issued upon conversion of vested Incentive Units) by Continuing Unitholders, and the extent to which such exchanges are taxable; (ii) the price per share of our Class A common stock at the time of the exchanges; (iii) the amount and timing of future income against which to offset the tax benefits; and (iv) the tax rates then in effect. See “Certain Relationships and Related Person Transactions—Tax Receivable Agreement.”

In certain cases, payments under the tax receivable agreement may significantly exceed the actual benefits Medline Inc. realizes in respect of the tax attributes subject to the tax receivable agreement.

In the event of certain changes of control, certain material breaches of the tax receivable agreement by Medline Inc., or an insolvency event, the calculation of certain future payments made under the tax receivable agreement will utilize certain valuation assumptions, including that (i) in the case of a change of control, any Common Units (including Common Units issued or that would have been issued upon conversion of vested Incentive Units) that have not been exchanged are deemed exchanged for the market value of the shares of our Class A common stock at the time of the change of control and (ii) Medline Inc. will have sufficient taxable income to fully utilize (A) the tax attributes covered by the tax receivable agreement and (B) any remaining net operating losses subject to the tax receivable agreement on a straight line basis over the shorter of the statutory expiration period for such net operating losses or the five-year period after the change of control or other relevant event. In addition, recipients of payments under the tax receivable agreement will not be required to reimburse us for any payments previously made under the tax receivable agreement if the tax attributes or Medline Inc.’s utilization of tax attributes underlying the relevant tax receivable agreement payment are successfully challenged by the IRS (although any such detriment would be taken into account as an offset against future payments due to the relevant recipient under the tax receivable agreement). Medline Inc.’s ability to achieve benefits from existing tax basis, tax basis adjustments, or other tax attributes, and the payments to be made under the tax receivable agreement, will depend upon a number of factors, including the timing and amount of our future income. As a result, even in the absence of a change of control, payments under the tax receivable agreement could be in excess of 90% of Medline Inc.’s actual cash tax benefits.

Accordingly, it is possible that the actual cash tax benefits realized by Medline Inc. may be significantly less than the corresponding tax receivable agreement payments. It is also possible that payments under the tax receivable agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits. Furthermore, the distribution payments from Medline Holdings may be less than the required payments under the tax receivable agreement and/or Medline Holdings may not have available cash to make its pro rata share of distributions. There may be a material negative effect on our liquidity if the payments under the tax receivable agreement exceed the actual cash tax benefits that Medline Inc. realizes in respect of the tax attributes subject to the tax receivable agreement and/or if distributions to Medline Inc. by Medline Holdings are not sufficient to permit Medline Inc. to make payments under the tax receivable agreement after it has paid taxes and other expenses. We may need to seek to raise additional capital, incur indebtedness, or take other measures to finance payments under the tax receivable agreement to the extent our cash resources are insufficient to meet our obligations under the tax receivable agreement as a result of timing discrepancies, insufficient distributions from Medline Holdings, lack of liquidity in Medline Holdings, or otherwise, and these obligations could have the effect of delaying, deferring, or preventing certain mergers, asset sales, other forms of business combinations, or other changes of control. See “Certain Relationships and Related Person Transactions—Tax Receivable Agreement.”

The application of certain valuation assumptions under the tax receivable agreement in the case of certain changes of control or other events may impair our ability to consummate change of control transactions or negatively impact the value received by owners of our Class A common stock.

In the event of certain changes of control, certain material breaches of the tax receivable agreement by Medline Inc., or an insolvency event, the calculation of certain future payments made under the tax receivable agreement will utilize certain valuation assumptions, including that (i) in the case of a change of control, any Common Units (including Common Units issued or that would have been issued upon conversion of vested Incentive Units) that have not been exchanged are deemed exchanged for the market value of the shares of our Class A common stock at the time of the change of control and (ii) Medline Inc. will have sufficient taxable income to fully utilize (A) the tax attributes covered by the tax receivable agreement and (B) any remaining net operating losses subject to the tax receivable agreement on a straight line basis over the shorter of the statutory expiration period for such net operating losses or the five-year period after the change of control or other relevant event. Such payments may significantly exceed the actual benefits Medline Inc. realizes in respect of the tax attributes subject to the tax receivable agreement. We expect that the payments that we may make under the tax receivable agreement following a change of control will be substantial and may be in excess of 90% of Medline Inc.’s actual cash tax benefits. As a result, the assumptions adopted under the tax receivable agreement in the case of a change of control may impair our ability to consummate change of control transactions or negatively impact the value received by owners of our Class A common stock in a change of control transaction.

Risks Related to this Offering and Ownership of our Class A Common Stock

The Designating Stockholders will continue to hold a significant percentage of our stock, and their interests may conflict with ours or yours in the future.

Immediately following this offering and the application of net proceeds therefrom, the Designating Stockholders will beneficially own or control approximately  % of the combined voting power of our shares eligible to vote in the election of our directors (or  % if the underwriters exercise in full their option to purchase additional shares of Class A common stock). Moreover, we will agree to nominate to our board individuals designated by the Designating Stockholders in accordance with the director nomination agreements we intend to enter into in connection with this offering. The Designating Stockholders will retain the right to designate directors subject to the maintenance of certain ownership requirements in us. See “Certain Relationships and Related Person Transactions—Director Nomination Agreements.” For so long as the Designating Stockholders continue to own a significant percentage of our stock, they will still be able to significantly influence the composition of our board of directors and the approval of actions requiring stockholder approval through their voting power. Accordingly, for such period of time, the Designating Stockholders will have significant influence with respect to our management, business plans, and policies, including the appointment and removal of our officers. In particular, for so long as the Designating Stockholders continue to own a significant percentage of our stock, the Designating Stockholders may be able to prevent a change of control of our company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our company. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of Class A common stock as part of a sale of our company and ultimately might affect the market price of our Class A common stock.

In addition, immediately following this offering and the application of the net proceeds therefrom, the Continuing Common Unitholders (which include certain interests held by our Principal Stockholders) will own  % of the Common Units (or  % if the underwriters exercise in full their option to purchase additional shares of Class A common stock). Because they hold their ownership interest in our business directly in Medline Holdings, rather than through Medline Inc., the Continuing Common Unitholders may have conflicting interests with holders of shares of our Class A common stock. For example, if Medline Holdings makes distributions to Medline Inc., the Continuing Common Unitholders and participating Continuing Incentive Unitholders (as described below) will also be entitled to receive such distributions pro rata in accordance with the percentages of their respective Common Units or Incentive Units, as applicable, in Medline Holdings and their preferences as to the timing and amount of any such distributions may differ from those of our public stockholders. Incentive Units initially will not be entitled to receive distributions (other than tax distributions) until holders of Common Units have received a minimum return as provided in the amended and restated limited partnership agreement of Medline Holdings. However, Incentive Units will have the benefit of adjustment provisions that will reduce the participation threshold for distributions in respect of which they do not participate until there is no participation threshold, at and after which time the Incentive Units would participate pro rata with distributions on Common Units. Although our Designating Stockholders are not holders of Incentive Units, our Named Executive Officers will hold a significant amount of Incentive Units which could create conflicts or misalignment of interest with the Continuing Common Unitholders and holders of shares of our Class A common stock. The pre-IPO owners may also have different tax positions from Medline Inc., which could influence their decisions regarding whether and when to dispose of assets, especially in light of the existence of the tax receivable agreement that we will enter into in connection with this offering, and whether and when to incur new or refinance existing indebtedness. In addition, the structuring of future transactions may take into consideration our pre-IPO owners’ tax or other considerations even where no similar benefit would accrue to us. See “Certain Relationships and Related Person Transactions—Tax Receivable Agreement.”

Our amended and restated certificate of incorporation will not limit the ability of our Sponsors, the Mills Family, and our Other Pre-IPO Investors to compete with us, and they may have investments in businesses whose interests conflict with ours.

Our Sponsors, the Mills Family, our Other Pre-IPO Investors, and their respective affiliates engage in a broad spectrum of activities, including investments in businesses that may compete with us. In the ordinary course of their business activities, our Sponsors, the Mills Family, our Other Pre-IPO Investors, and their respective affiliates may engage in activities where their interests conflict with our interests or those of our stockholders. Our amended and restated certificate of incorporation provides that we will renounce any interest or expectancy that we would otherwise have in, and the right to be offered to participate in, any business opportunity that from time to time may be presented to our Sponsors, our Other Pre-IPO Investors, the Mills Family, subject to limited exceptions, or any of their respective affiliates or any of our directors who are not employed by us (including any non-employee director who serves as one of our officers in both their director and officer capacities) or their affiliates. See “Description of Capital Stock—Conflicts of Interest.” Our Sponsors, the Mills Family, our Other Pre-IPO Investors, and their respective affiliates also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, our Sponsors, the Mills Family, and our Other Pre-IPO Investors may have an interest in our pursuing acquisitions, divestitures, and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to us and our stockholders.

We will incur increased costs and become subject to additional regulations and requirements as a result of becoming a public company, which could lower our profits, make it more difficult to run our business, or divert management’s attention from our business.

As a public company, we will be required to commit significant resources and management time and attention to the requirements of being a public company, which will cause us to incur significant legal, accounting, and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements. We also will incur costs associated with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and related rules implemented by the Securities and Exchange Commission (the “SEC”) and Nasdaq, and compliance with these requirements will place significant demands on our legal, accounting, and finance staff and on our financial and information systems. In addition, we might not be successful in implementing these requirements. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees, or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our Class A common stock, fines, sanctions, and other regulatory action and potentially civil litigation.

Failure to comply with requirements to design, implement, and maintain effective internal controls could have a material adverse effect on our business and stock price.

As a privately held company, we were not required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act (“Section 404”).

As a public company, we will have significant requirements for enhanced financial reporting and internal controls. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements, and harm our results of operations. In addition, we will be required, pursuant to Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report following the completion of this offering. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business. Additionally, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting on an annual basis, beginning with our second annual report.

We are currently in the process of updating our control processes and automating certain of our procedures and systems in anticipation of becoming a public company, but our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 that we will eventually be required to meet. Because we currently do not have comprehensive documentation of our internal controls and have not yet tested our internal controls in accordance with Section 404, we cannot conclude in accordance with Section 404 that we do not have a material weakness in our internal controls or a combination of significant deficiencies that could result in the conclusion that we have a material weakness in our internal controls. In connection with updating our control processes and the implementation of the necessary procedures and practices related to internal control over financial reporting, we have identified deficiencies and may identify deficiencies in the future that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, we may encounter problems or delays in completing the remediation of any deficiencies identified by our independent registered public accounting firm in connection with the issuance of their attestation report. Our testing, or the subsequent testing (if required) by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Any material weaknesses could result in a material misstatement of our annual or quarterly consolidated financial statements or disclosures that may not be prevented or detected.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our Class A common stock, our stock price and trading volume could decline.

The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us downgrade our Class A common stock or publish inaccurate or unfavorable research about our business, our Class A common stock price may decline. If analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our Class A common stock price or trading volume to decline and our Class A common stock to be less liquid.

There has been no prior market for our Class A common stock and an active trading market for our Class A common stock may never develop or be sustained, which may cause shares of our Class A common stock to trade at a discount from their initial offering price and make it difficult to sell the shares of Class A common stock you purchase.

Prior to this offering, there has not been a public trading market for shares of our Class A common stock. The initial public offering price per share of Class A common stock will be determined by agreement among us and the representatives of the underwriters and may not be indicative of the price at which shares of our Class A common stock will trade in the public market after this offering. If you purchase shares of our Class A common stock, you may not be able to resell those shares at or above the initial public offering price. We cannot predict the extent to which investor interest in the Company will lead to the development of an active trading market on Nasdaq or how liquid that market might become. An active public market for our Class A common stock may not develop or be sustained after the offering. If an active public market does not develop or is not sustained, it may be difficult for you to sell your shares of Class A common stock at a price that is attractive to you, or at all. The market price of our Class A common stock may decline below the initial public offering price.

We cannot predict the impact our dual class structure may have on the market price of our Class A common stock.

Each share of our Class A common stock and Class B common stock entitles its holder to one vote on all matters to be voted on by the stockholders generally. We cannot predict whether our dual class structure will result in a lower or more volatile market price of our Class A common stock, in adverse publicity, or other adverse consequences. Certain index providers have in the past announced restrictions on including companies with multiple class share structures in certain of their indices. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from stock indices would likely preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. As a result, the market price of our Class A common stock could be materially adversely affected.

The market price of shares of our Class A common stock may be volatile or may decline regardless of our operating performance, which could cause the value of your investment to decline.

Even if a trading market develops, the market price of our Class A common stock may be highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of shares of our Class A common stock, regardless of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in our quarterly operating results or dividends, if any, to stockholders, additions or departures of key management personnel, failure to meet analysts’ earnings estimates, publication of research reports about our industry, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business, adverse market reaction to any indebtedness we may incur or securities we may issue in the future, changes in market valuations of similar companies or speculation in the press or investment community, announcements by our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures, or capital commitments, adverse publicity about the industries we participate in or individual scandals, and in response the market price of shares of our Class A common stock could decrease significantly. You may be unable to resell your shares of Class A common stock at or above the initial public offering price.

Stock markets and the price of our Class A shares may experience extreme price and volume fluctuations. In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Investors in this offering will suffer immediate and substantial dilution.

The initial public offering price per share of Class A common stock will be substantially higher than our pro forma net tangible book value per share immediately after this offering. As a result, you will pay a price per share of Class A common stock that substantially exceeds the per share book value of our tangible assets after subtracting our liabilities. In addition, you will pay more for your shares of Class A common stock than the amounts paid for the Common Units by the pre-IPO owners. See “Dilution.”

You may be diluted by the future issuance of additional Class A common stock or Common Units in connection with our incentive plans, acquisitions or otherwise.

After this offering we will have     shares of Class A common stock authorized but unissued, including     shares of Class A common stock issuable upon exchange of Common Units that will be held by the Continuing Common Unitholders (or     shares if the underwriters exercise their options to purchase additional shares of our Class A common stock). Our amended and restated certificate of incorporation authorizes us to issue these shares of Class A common stock and options, rights, warrants and appreciation rights relating to Class A common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions or otherwise. Similarly, the amended and restated limited partnership agreement of Medline Holdings permits Medline Holdings to issue an unlimited number of additional partnership interests of Medline Holdings with designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to the Common Units, and which may be exchangeable for shares of our Class A common stock. Additionally, we have reserved an aggregate of     shares of Class A common stock and Common Units for issuance under our Omnibus Incentive Plan, including shares of Class A common stock issuable following vesting and upon exchange for      as-converted Incentive Units held by the Continuing Incentive Unitholders with a weighted average participation threshold of $     per unit. For additional information concerning the awards under the Omnibus Incentive Plan that we intend to grant in connection with this offering or that will be outstanding at the time of this offering, see “Summary—The Offering.” There are also shares of Class A common stock reserved for issuance under our ESPP. Any Class A common stock that we issue, including under our Omnibus Incentive Plan, our ESPP, or other equity incentive plans that we may adopt in the future, would dilute the percentage ownership held by the investors who purchase Class A common stock in this offering. See “Dilution.”

We may issue preferred stock whose terms could materially adversely affect the voting power or value of our Class A common stock.

Our amended and restated certificate of incorporation will authorize us to issue, without the approval of our stockholders, one or more series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our Class A common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more series of preferred stock could adversely impact the voting power or value of our Class A common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the Class A common stock.

If we or our pre-IPO owners sell additional shares of our Class A common stock after this offering or are perceived by the public markets as intending to sell them, the market price of our Class A common stock could decline.

The sale of substantial amounts of shares of our Class A common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Class A common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell shares of our Class A common stock in the future at a time and at a price that we deem appropriate. Upon completion of this offering, we will have a total of     shares of our Class A common stock outstanding, or     shares if the underwriters exercise in full their option to purchase additional shares of our Class A common stock. All of the shares of our Class A common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, by persons other than our “affiliates,” as that term is defined under Rule 144 of the Securities Act. See “Shares Eligible for Future Sale.”

In addition, we and the Continuing Unitholders will enter into an exchange agreement under which they (or certain permitted transferees) will have the right, after the completion of this offering (subject to the terms of the exchange agreement), to exchange their Common Units (including Common Units issued upon conversion of vested Incentive Units) for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications, whereupon an equivalent number of shares of Class B common stock held by each such Continuing Unitholder will be automatically transferred to us and cancelled and retired upon any such exchange. Upon completion of this offering (subject to the terms of the exchange agreement), an aggregate of     Common Units (or     Common Units if the underwriters exercise their option to purchase additional shares of our Class A common stock) may be exchanged for shares of our Class A common stock. Any shares we issue upon exchange of Common Units will be “restricted securities” as defined in Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in

Rule 144. Under applicable SEC guidance, we believe that for purposes of Rule 144 the holding period in such shares will generally include the holding period in the corresponding Common Units exchanged. We, our directors, executive officers, and holders of substantially all of our outstanding Common Units immediately prior to this offering have agreed, subject to certain exceptions, not to dispose of or hedge any shares of our Class A common stock (including shares issued upon exchange of Common Units) or securities convertible into or exchangeable for shares of our Class A common stock for 180 days from the date of this prospectus, except with the prior written consent of either Goldman Sachs & Co. LLC or Morgan Stanley & Co. LLC, and one additional representative, on behalf of the underwriters. See “Underwriting.” As a result of the registration rights agreement, however, all of these shares of our Class A common stock (including shares issued upon exchange of Common Units) may be eligible for future sale without restriction, subject to applicable lock-up arrangements. See “Shares Eligible for Future Sale—Registration Rights” and “Certain Relationships and Related Person Transactions—Registration Rights Agreement.”

Subject to certain limitations and exceptions, pursuant to the terms of the amended and restated limited partnership agreement of Medline Holdings, the Continuing Incentive Unitholders, which will hold      Incentive Units, which have a weighted-average per unit participation threshold of $   per Incentive Unit, will have the right to convert their vested Incentive Units into Common Units of Medline Holdings, as described in “Organizational Structure—Reclassification and Amendment and Restatement of the Limited Partnership Agreement of Medline Holdings” and “Certain Relationships and Related Person Transactions—Medline Holdings Amended and Restated Limited Partnership Agreement.” Common Units received upon conversion will be exchangeable on a one-for-one basis for shares of Class A common stock of Medline Inc. in accordance with the terms of the exchange agreement. At the time of this offering,    shares of Class A common stock would be issuable upon the exchange of an equivalent number of Common Units into which outstanding Incentive Units that are held by the Continuing Incentive Unitholders may be converted (assuming an offering price of $    per share of Class A common stock, which is the midpoint of the price range set forth on the cover of this prospectus, and assuming such Incentive Units are fully vested and converted to Common Units). In the event that the price of our Class A common stock increases, the number of Common Units a holder of vested Incentive Units would receive upon conversion of such Incentive Units would increase. See “Certain Relationships and Related Person Transactions—Medline Holdings Amended and Restated Limited Partnership Agreement.” The delivery of shares of Class A common stock upon exchange of Common Units received in conversion of Incentive Units will be registered on one or more registration statements on Form S-8, as described below.

Upon the expiration of the lock-up agreements described above, all of such shares will be eligible for resale in the public market, subject, in the case of shares held by our affiliates, to volume, manner of sale and other limitations under Rule 144. We expect that our Principal Stockholders will continue to be considered affiliates following the expiration of the lock-up period based on their expected share ownership and their board nomination rights. Certain of our other stockholders may also be considered affiliates at that time. However, subject to the expiration or waiver of the 180-day lock-up period, the holders of these shares of Class A common stock will have the right, subject to certain exceptions and conditions, to require us to register their shares of Class A common stock under the Securities Act, and they will have the right to participate in future registrations of securities by us. Registration of any of these outstanding shares of Class A common stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement. See “Shares Eligible for Future Sale.”

We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our Class A common stock or securities convertible into or exchangeable for shares of our Class A common stock issued pursuant to our Omnibus Incentive Plan and our ESPP. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. We expect that the initial registration statement on Form S-8 will cover     shares of our Class A common stock.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our Class A common stock issued in connection with an investment or acquisition could constitute a material portion of our then outstanding shares of Class A common stock. As the lock-up period or other restrictions on resale end, the market price of our shares of common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our Class A common stock or other securities or to use our Class A common stock as consideration for acquisitions of other businesses, investments, or other corporate purposes.

Anti-takeover provisions in our organizational documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.

Our amended and restated certificate of incorporation and amended and restated bylaws that will become effective immediately prior to the consummation of this offering will contain provisions that may make the merger or acquisition of our company more difficult without the approval of our board of directors. Among other things, these provisions:

•

would allow us to authorize the issuance of shares of one or more series of preferred stock, including in connection with a stockholder rights plan, financing transactions or otherwise, the terms of which series may be established and the shares of which may be issued without stockholder approval, and which terms may include super voting rights, special approval rights, special or preferential rights to dividends or distributions upon a liquidation, dissolution or winding up, conversion rights, redemption rights, or other rights, powers, or preferences prior or superior to the rights of the holders of common stock;

•

prohibit stockholder action by consent in lieu of a meeting from and after the date on which our Designating Stockholders cease to beneficially own or control, in the aggregate, at least 30% of the total voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors unless such action is recommended by all directors then in office;

•	provide for certain limitations on convening special stockholder meetings; and

•	establish advance notice requirements for nominations for elections to our board or for proposing other items of business that can be acted upon by stockholders at annual or special meetings.

We have elected not to be governed by Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), which is Delaware’s anti-takeover statute that, subject to certain exceptions and approvals, restricts “business combinations,” including specified mergers, asset sales, stock sales and other transactions, between a corporation and its subsidiaries, on the one hand, and any interested stockholder (generally defined to mean a person who, together with such person’s affiliates and associates, owns 15% or more of the outstanding voting stock of the corporation), on the other, for a three-year period following the time the person became an interested stockholder. However, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless the transaction fits within an enumerated exception, such as board approval of the business combination or the transaction that resulted in a person becoming an interested stockholder prior to the time such person became an interested stockholder. Our amended and restated certificate of incorporation provides that our Designating Stockholders and their affiliates, and any of their respective direct or indirect transferees, and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision. See “Description of Capital Stock—Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law—Business Combinations.” These anti-takeover provisions and other provisions under Delaware law could discourage, delay, or prevent a transaction involving a change in control of our company, including actions that our stockholders may deem advantageous, or negatively affect the trading price of our Class A common stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire. For further discussion of these and other such anti-takeover provisions, see “Description of Capital Stock—Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law.”

Our amended and restated certificate of incorporation will designate the Court of Chancery of the State of Delaware or the federal district courts of the United States of America, as applicable, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or the Company’s directors, officers, or other employees.

Our amended and restated certificate of incorporation will provide that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty owed by any current or former director, officer, stockholder or employee of the company to the company or our stockholders; (iii) any action asserting a claim against us arising under the DGCL, our amended and restated certificate of incorporation or our bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine.

Our amended and restated certificate of incorporation further will provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States, including, in each case, the applicable rules and regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provision in our amended and restated certificate of incorporation. This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a different judicial forum, including one that it may find favorable or convenient for a specified class of disputes with the Company or the Company’s directors, officers, other stockholders, or employees or result in increased costs for a stockholder to bring a claim, particularly if they do not reside in or near Delaware, each of which may discourage lawsuits against us or our directors, officers, other stockholders, or employees. Alternatively, if a court were to find this provision of our amended and restated certificate of incorporation inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially adversely affect our business, financial condition, and results of operations and result in a diversion of the time and resources of our management and board of directors.

A portion of the proceeds from this offering may be used to purchase or redeem outstanding equity interests from certain of our pre-IPO owners and will not be available to fund our operations.

We intend to use any proceeds from the issuance of shares pursuant to any exercise by the underwriters of their option to purchase additional shares of Class A common stock to purchase or redeem outstanding equity interests from certain pre-IPO owners at a price per equity interest equal to the initial public offering price per share of our Class A common stock less the underwriting discounts and commissions, as described under “Organizational Structure—Offering Transactions” and “Use of Proceeds.” Accordingly, we will not retain any of these proceeds, and none of these proceeds will be available to fund our operations, capital expenditures, or acquisition opportunities.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current views with respect to, among other things, our operations, our financial performance, and our industry. Forward-looking statements include all statements that are not historical facts. These forward-looking statements are included throughout this prospectus, including in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, and other financial and operating information. We may, in some cases, use words such as “anticipate,” “assume,” “believe” “contemplate,” “continue,” “could,” “estimate,” “expect,” “foreseeable,” “intend,” “may,” “plan,” “potentially,” “predict,” “project,” “seek,” “should,” “will,” or “would,” or similar words or phrases that convey uncertainty of future events or outcomes, to identify forward-looking statements in this prospectus. Factors that may cause actual results to differ from expected results include:

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our reliance on the proper function, security, and availability of our information technology systems and data, as well as those of third parties throughout our global supply chain, and the impact of a breach, cyber-attack, or other disruption to these systems or data;

•	inherent risks in our global operations;

•	our ability to comply with extensive and complex laws and governmental regulations and the cost of adverse regulatory actions;

•	the cost of compliance with environmental, health, and safety requirements;

•	our ability to realize the expected benefits from the entry into new or amended contracts, planned cost savings, and business improvement initiatives;

•	consolidation in the healthcare industry;

•	foreign currency exchange rate fluctuations;

•	increased inflationary pressures;

•	uncertain global macro-economic and political conditions;

•	the impact of government-imposed import policies, tariffs, and legislation;

•	competition and accelerating price pressure in our markets;

•	our ability to comply with anti-bribery laws, anti-corruption laws, and those laws and regulations pertaining to economic sanctions;

•	our ability and the ability of third parties we work with to comply with complex and rapidly evolving data privacy, security, and data protection laws and regulations;

•	the risks of increasing use of Machine Learning Technology;

•	the impact of tax legislation and audits by tax authorities;

•	changes to the U.S. and global healthcare environments;

•	our reliance on third-party manufacturers, certain significant suppliers and third-party shippers;

•	the impact of price fluctuations of key commodities and other factors of production including labor and transportation on our manufacturing business;

•	the impact of significant challenges or delays in the Company’s sourcing of new products and technologies;

•	our concentration in and dependence on certain healthcare provider customers and GPOs;

•	our ability to attract, develop and retain key employees;

•	our reliance on the proper functioning of critical facilities and distribution networks;

•	the cost of litigation brought by third parties claiming infringement, misappropriation, or other violation by us of their intellectual property rights;

•	potential requirements to recognize impairment charges related to goodwill, identified intangible assets, and fixed assets;

•	our ability to derive fully the anticipated benefits from our existing or future acquisitions, joint ventures, investments, dispositions, or other strategic transactions;

•	quality problems, recalls, and product liability claims;

•	climate change and legal, regulatory, and market measures to address climate change;

•	our aspirations, goals, and disclosures related to ESG and sustainability matters;

•	the unfavorable outcome of legal proceedings we are involved in;

•	our ability to comply with laws and regulations relating to reimbursement of healthcare goods and services;

•	our ability and the ability of third parties we work with to reduce expenses if we experience decreasing prices for our goods and services;

•	the adequacy of our insurance program to cover future losses;

•	our ability to obtain, maintain, protect, and enforce our intellectual property rights;

•	our dependence on positive perceptions of our reputation;

•	our substantial indebtedness and ability to incur substantially more debt;

•	our exposure to the financial risks associated with interest rate fluctuations on our variable rate debt;

•	restrictive covenants in our debt agreements, which may restrict our ability to pursue our business strategies and our ability to comply with them; and

•	other factors discussed under “Risk Factors” and elsewhere in this prospectus.

The forward-looking statements contained in this prospectus are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. There are a number of factors, many of which are beyond our control, that could cause actual results to differ materially from the results anticipated by these forward-looking statements. For a more detailed discussion of these and other factors, see the information under the section “Risk Factors” herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those expressed or implied in these forward-looking statements.

The forward-looking statements included in this prospectus speak only as of the date of this prospectus or as of the date they are made, as applicable. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments, or other strategic transactions we may make. Except as otherwise required by law, we disclaim any intent or obligation to update any “forward-looking statement” made in this prospectus to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

MARKET AND INDUSTRY DATA

This prospectus includes market and industry data and forecasts that we have derived from independent consultant reports, publicly available information, various independent industry publications, other independent sources, and our internal data, surveys, and estimates. Independent consultant reports, independent industry publications, and other independent sources generally indicate that the information contained therein was obtained from sources believed to be reliable.

Although we believe that these third-party sources are reliable, we do not guarantee the accuracy or completeness of this information, and neither we nor the underwriters have independently verified this information. Some market data and statistical information are also based on our good faith estimates, which are derived from management’s knowledge of our industry and such independent sources referred to above. Certain market, ranking, and industry data included elsewhere in this prospectus, including the size of certain markets and our size or position and the positions of our competitors within these markets, including our services relative to our competitors, are based on estimates of our management. These estimates have been derived from our management’s knowledge and experience in the markets in which we operate, as well as information obtained from surveys, reports by market research firms, our customers, distributors, suppliers, trade and business organizations, and other contacts in the markets in which we operate and have not been verified by independent sources. Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate, internal surveys, and our management’s understanding of industry conditions. Although we believe that such information is reliable, we have not had this information verified by any independent sources.

In addition, assumptions and estimates of our and our industry’s future performance are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Forward-Looking Statements.” As a result, you should be aware that market, ranking, and other similar industry data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. Neither we nor the underwriters can guarantee the accuracy or completeness of any such information contained in this prospectus.

Statements regarding our market position (including statements that we are the largest company in a particular market), unless otherwise noted, are based on our 2024 net sales in the relevant market relative to the publicly reported net sales of our competitors in such market, including with respect to our statement of being the largest provider of med-surg products and supply chain solutions serving all points of care, as that statement is based on our 2024 net sales relative to the publicly reported net sales of med-surg products by companies that are both med-surg manufacturers and distributors.

We define our TAM as the U.S. and international med-surg markets and calculate our TAM based on our customer footprint, competencies, and commercial strategy. As a result, our TAM figures exclude categories that could otherwise be considered as potentially addressable because we do not have current plans to directly pursue them through our manufacturing or sourcing networks. We define our SAM for Medline Brand products as the portion of our U.S. TAM directly addressable by our existing Medline Brand portfolio and capabilities. We calculate our TAM and SAM estimates included in this prospectus using internally prepared analyses that rely on independent data extracts and research, publicly available information regarding our competitors, and internal market estimates.

TRADEMARKS, TRADE NAMES, AND SERVICE MARKS

We own or have the right to use trademarks, trade names, and service marks used in connection with our business, including, but not limited to, Medline, Curad, Microtek, Hudson, and Proxima, which are protected under applicable intellectual property laws. All trademarks, trade names, and service marks referred to in this prospectus are the property of their respective owners. Solely for convenience, our trademarks, trade names, and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names, and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply a relationship with, or endorsement or sponsorship of us by, these other parties.

ORGANIZATIONAL STRUCTURE

Existing Organizational Structure

The diagram below depicts our current organizational structure.

Note:	Certain intermediate holding companies that are not material to this offering have been omitted from the structure chart.

Organizational Structure Following the Transactions

Immediately following this offering, Medline Inc. will be a holding company, and its sole material assets will be its equity interests held directly or indirectly through wholly owned subsidiaries in Medline Holdings. As the general partner of Medline Holdings, Medline Inc. will operate and control all of the business and affairs of Medline Holdings and, through Medline Holdings and its subsidiaries, conduct our business. The Reorganization Transactions lack economic substance and therefore will be accounted for in a manner consistent with a reorganization of entities under common control. As a result, the consolidated financial statements of Medline Inc. will recognize the assets and liabilities received in the reorganization at their historical carrying amounts, as reflected in the historical consolidated financial statements of Medline Holdings, the accounting predecessor. Medline Inc. will consolidate Medline Holdings in its consolidated financial statements and record a non-controlling interest related to the Units held by the Continuing Unitholders on its consolidated balance sheet and statement of income. As further described herein, prior to the completion of this offering:

(1)	the Pre-IPO Stockholders will receive shares of Class A common stock of Medline Inc. pursuant to the Blocker Transfers as defined and described in “Organizational Structure—Blocker Transfers”;

(2)

the limited partnership agreement of Medline Holdings will be amended and restated to, among other things, modify its capital structure by reclassifying its interests as follows (as further described under “Organizational Structure—Reclassification and Amendment and Restatement of the Limited Partnership Agreement of Medline Holdings” and “Management—Compensation Arrangements to be Adopted in Connection with this Offering—Treatment of Existing Equity Interests”):

•	Class A Units held by Continuing Common Unitholders will be converted into Common Units;

•	CUPI Units held by Continuing Common Unitholders will be converted into Common Units; and

•	Class B Units held by Continuing Incentive Unitholders will be converted into Incentive Units;

(3)	the Continuing Common Unitholders will receive the number of shares of Class B common stock of Medline Inc. equivalent to the number of Common Units held by each such Continuing Common Unitholder; and

(4)	Class A Units, CUPI Units, and Class B Units that are not reclassified as set forth in (2) above, will be treated as follows:

•	Class A Units held by Exchanging Class A Unitholders will be directly or indirectly exchanged for shares of Class A common stock;

•	CUPI Units held by Exchanging CUPI Unitholders will be directly or indirectly exchanged for shares of Class A common stock; and

•

Class B Units held by Exchanging Class B Unitholders will be directly or indirectly exchanged for shares of Class A common stock (in the case of vested Class B Units) and/or restricted shares of Class A common stock (in the case of unvested Class B Units).

Incentive Units received by Continuing Incentive Unitholders upon conversion of their Class B Units generally vest in equal annual installments over a period of five years from the date of grant, subject to the holder’s continued employment through the applicable vesting date. In addition, certain Incentive Units held by certain of our executive officers vest based on achievement of performance metrics tied to multiples of our Sponsors’ invested capital in Medline Holdings. See “Management—Outstanding Equity Awards at Fiscal Year End.” The Incentive Units are referred to as “Time-Vested Units” and “Performance-Vested Units” in such table.

Subject to certain restrictions, pursuant to the terms of the amended and restated limited partnership agreement of Medline Holdings, the holders of vested Incentive Units will have the right to convert their vested Incentive Units into a number of Common Units of Medline Holdings that will generally be equal to (a) the product of the number of vested Incentive Units to be converted with a given per unit participation threshold and then-current difference between the per unit value of a Common Unit at the time of the conversion (based on the public trading price of a share of Class A common stock) and the per unit participation threshold of such vested Incentive Units divided by (b) the per unit value of a Common Unit at the time of the conversion (based on the public trading price of a share of Class A common stock), subject to certain adjustments. Common Units received upon conversion will be exchangeable on a one-for-one basis for shares of Class A common stock of Medline Inc. in accordance with the terms of the exchange agreement. An unvested Incentive Unit will not be exchangeable unless and until such Incentive Unit vests. See “Certain Relationships and Related Person Transactions—Medline Holdings Amended and Restated Limited Partnership Agreement.”

The Continuing Common Unitholders will hold all of the initially outstanding shares of our Class B common stock, and, upon conversion of vested Incentive Units for Common Units, the converting holders will also receive an equivalent number of shares of Class B common stock. The shares of Class B common stock will have no economic rights but will entitle each holder to one vote for each share held of record on all matters to be voted on by stockholders generally, with the number of shares of Class B common stock held by each Continuing Unitholder being equivalent to the number of Common Units held by each such Continuing Unitholder. If at any time the ratio at which Common Units are exchangeable for shares of Class A common stock of Medline Inc. changes from one-for-one as described under “Certain Relationships and Related Person Transactions—Exchange Agreement,” the number of votes to which Class B common stockholders are entitled will be adjusted accordingly. Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law.

Our post-offering organizational structure, as described above, is commonly referred to as an umbrella partnership-C-corporation (or UP-C) structure. This organizational structure will allow the Continuing

Unitholders to retain their equity ownership in Medline Holdings, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of Units. Investors in this offering, the Pre-IPO Stockholders, and the Exchanging Unitholders will, by contrast, hold their equity ownership in Medline Inc., a Delaware corporation that is a domestic corporation for U.S. federal income tax purposes, in the form of shares of Class A common stock. We believe that the Continuing Unitholders generally find it advantageous to continue to hold their equity interests in an entity that is not taxable as a corporation for U.S. federal income tax purposes. We do not believe that our UP-C organizational structure will give rise to any significant business or strategic benefit or detriment to us.

The diagram below depicts our organizational structure immediately following the Transactions.

Note:	Certain intermediate holding companies that are not material to this offering have been omitted from the structure chart.
(1)

Each share of our Class A common stock and Class B common stock entitles its holder to one vote on all matters to be voted on by the stockholders generally. For additional information, see “Description of Capital Stock—Common Stock.”

(2)

At the time of this offering,      shares of Class A common stock would be issuable upon the exchange of an equivalent number of Common Units into which outstanding Incentive Units held by the Continuing Incentive Unitholders may be converted (assuming an offering price of $     per share of Class A common stock, which is the midpoint of the price range set forth on the cover of this prospectus, and assuming such Incentive Units are fully vested and converted to Common Units). For additional information, see “Organizational Structure—Reclassification and Amendment and Restatement of the Limited Partnership Agreement of Medline Holdings” and “Certain Relationships and Related Person Transactions—Medline Holdings Amended and Restated Limited Partnership Agreement.”

Upon consummation of the Reorganization Transactions and immediately prior to this offering, our pre-IPO owners will hold shares and interests that may be exchanged or settled for an aggregate of      million shares of Class A common stock, which we refer to as the “diluted pre-IPO shares outstanding,” consisting of (i) issued and outstanding shares of Class A common stock held by our Pre-IPO Stockholders and Exchanging Unitholders; (ii) shares of Class A common stock issuable on a one-for-one basis in exchange for Common Units held by our Continuing Common Unitholders; (iii) shares of Class A common stock issuable on a one-for-one basis in exchange for Common Units into which outstanding Incentive Units that will be held by the Continuing

Incentive Unitholders may be converted; (iv) shares of Class A common stock in respect of RSUs to be granted to certain Exchanging Unitholders to compensate them for the loss of the opportunity to participate in the tax receivable agreement; (v) shares of Class A common stock issuable upon exercise of stock options to be granted to certain Exchanging Class B Unitholders in substitution for a portion of the economic benefit to which the Class B Units are entitled prior to this offering that is not reflected in the exchange of Class B Units to shares of Class A common stock; and (vi) shares of Class A common stock underlying RSUs to be held by certain independent non-employee members of our board of directors with respect to RSUs covering Class A Units.

Although the relative ownership among these categories of pre-IPO owners and the number of shares of Class A common stock into which their respective interests may be exchanged or settled will depend on the actual offering price, the total diluted pre-IPO shares outstanding will not change.

The table below sets forth the relative ownership of the diluted pre-IPO shares outstanding among our pre-IPO owners assuming an offering price at the low point, the midpoint and the high point, respectively, of the price range set forth on the front cover of this prospectus.

Offering Price
(Amounts in millions)	$ (Low)	$ (Midpoint)	$ (High)
Shares of Class A common stock held by Pre-IPO Stockholders and Exchanging Unitholders
Shares of Class A common stock issuable upon exchange of Common Units held by our Continuing Common Unitholders
Shares of Class A common stock issuable upon exchange of as-converted Incentive Units held by Continuing Incentive Unitholders(1)
Shares of Class A common stock in respect of RSUs to be granted to certain Exchanging Unitholders
Shares of Class A common stock issuable upon exercise of stock options to be granted to certain Exchanging Class B Unitholders
Shares of Class A common stock with respect to RSUs to be held by certain independent non-employee members of our board of directors
Total

(1)	Upon completion of this offering the Continuing Incentive Unitholders will hold an aggregate of Incentive Units outstanding with a weighted-average participation threshold of $ per Incentive Unit.

Incorporation of Medline Inc.

Medline Inc. was incorporated as a Delaware corporation on November 6, 2024. Medline Inc. has not engaged in any business or other activities except in connection with its formation and this offering. The amended and restated certificate of incorporation of Medline Inc. authorizes two classes of common stock, Class A common stock and Class B common stock, each having the terms described in “Description of Capital Stock.”

Blocker Transfers

Prior to this offering, our Pre-IPO Stockholders hold their interests in Medline Holdings through Blocker Companies that are taxable as corporations for U.S. federal income tax purposes. At the time of this offering, we will enter into certain restructuring transactions (such transactions, the “Blocker Transfers”) that will result in the Pre-IPO Stockholders acquiring      shares of newly issued Class A common stock in exchange for the acquisition by Medline Inc. of the Blocker Companies and, indirectly, the equivalent number of Common Units held by the Blocker Companies. Each of the Blocker Companies will initially become a wholly owned subsidiary of Medline Inc. and will either be merged into Medline Inc. or will remain a wholly owned subsidiary that is part of the same consolidated group for U.S. federal income tax purposes.

Reclassification and Amendment and Restatement of the Limited Partnership Agreement of Medline Holdings

Prior to the completion of this offering, the limited partnership agreement of Medline Holdings will be amended and restated to, among other things, modify its capital structure by reclassifying its outstanding Class A Units and CUPI Units held by the Continuing Common Unitholders into a new class of limited partnership interests that we refer to as “Common Units” and reclassifying its outstanding Class B Units held by the Continuing Incentive Unitholders into a new class of limited partnership interests that we refer to as “Incentive Units.” We refer to this reclassification (the “Reclassification”) and amendment and restatement, together with the transactions described above under “—Blocker Transfers” and the entry into the exchange agreement and tax receivable agreement described below as the “Reorganization Transactions.” As a result of these transactions, our pre-IPO owners will hold their ownership interests directly in Medline Holdings (in the case of the Continuing Unitholders) or Medline Inc. (in the case of the Pre-IPO Stockholders and the Exchanging Unitholders). Immediately following the Reorganization Transactions but prior to the other Offering Transactions described below, there will be     Common Units issued and outstanding.

In connection with the Reclassification, Class A Units, CUPI Units, and all vested and unvested Class B Units held by the Exchanging Unitholders that are not reclassified into Units of Medline Holdings will be directly or indirectly exchanged for shares of Class A common stock (in the case of Class A Units, CUPI Units, and vested Class B Units) and restricted shares of Class A common stock (in the case of unvested Class B Units). The number of shares of Class A common stock delivered in respect of the units held by the Exchanging Unitholders will be determined based on the amount of proceeds that would be distributed to such units if the Company were to be sold at a value derived from the initial public offering price, and the intrinsic value of the shares of Class A common stock issued in respect of each unit will have a value equal to the hypothetical proceeds such unit would have received. Such shares of Class A common stock shall be restricted shares of Class A common stock, to the extent such shares related to unvested Class B Units, or vested shares of Class A common stock, to the extent such shares related to Class A Units, CUPI Units, or vested Class B Units. Assuming an offering price of $    per share of Class A common stock, which is the midpoint of the range on the front cover of this prospectus, the aggregate number of restricted shares of Class A common stock delivered in respect of the unvested Class B Units that are exchanged for restricted shares of Class A common stock in the Reclassification would be     and the aggregate number of vested shares of Class A common stock delivered in respect of the Class A Units, CUPI Units, and vested Class B Units that are exchanged for shares of Class A common stock in the Reclassification would be     .

In addition, we intend to (i) grant options to purchase shares of Class A common stock under the Omnibus Incentive Plan to certain Exchanging Class B Unitholders in substitution for a portion of the economic benefit to which the Class B Units are entitled prior to this offering that is not reflected in the exchange of Class B Units to shares of Class A common stock and (ii) grant RSUs in respect of Class A common stock to certain Exchanging Unitholders to compensate them for the loss of opportunity to participate in the tax receivable agreement in which they would have had the opportunity to participate had their units not been exchanged for shares of Class A common stock. The precise number of options we grant in respect of the Class B Units held by certain Exchanging Class B Unitholders will be determined based on the initial public offering price. Assuming an offering price of $    per share of Class A common stock, which is the midpoint of the range on the front cover of this prospectus, the aggregate number of such options granted to such Exchanging Class B Unitholders would be     . The precise number of RSUs we grant in respect of the units held by such Exchanging Unitholders will be based on the initial public offering price. Assuming an offering price of $    per share of Class A common stock, which is the midpoint of the range on the front cover of this prospectus, the aggregate number of RSUs granted to such Exchanging Unitholders would be    . For additional information, see

“Management—Compensation Arrangements to be Adopted in Connection with this Offering—Treatment of Existing Equity Interests” and “Management—Compensation Arrangements to be Adopted in Connection with this Offering—Equity Award Grants.”

Pursuant to the amended and restated limited partnership agreement of Medline Holdings, Medline Inc. will become the sole general partner of Medline Holdings. Accordingly, Medline Inc. will have the right to determine when distributions will be made to the holders of Common Units and the amount of any such distributions. If Medline Inc., as the general partner, authorizes a distribution, such distribution will be made to the holders of Common Units and any participating Incentive Units (as described below) pro rata in accordance with the percentages of their respective Common Units or Incentive Units, as applicable, held. Incentive Units initially will not be entitled to receive distributions (other than tax distributions) until holders of Common Units have received a minimum return as provided in the amended and restated limited partnership agreement of Medline Holdings. However, Incentive Units will have the benefit of adjustment provisions that will reduce the participation threshold for distributions in respect of which they do not participate until there is no participation threshold, at and after which time the Incentive Units would participate pro rata with distributions on Common Units.

The Continuing Unitholders, including Medline Inc., will incur U.S. federal, state, and local income taxes on their allocable share of any taxable income of Medline Holdings. Net profits and net losses of Medline Holdings will generally be allocated to its owners (including Medline Inc.) pro rata in accordance with the percentages of their respective Units held, except as otherwise required by law. The amended and restated limited partnership agreement will provide for cash distributions to the Continuing Unitholders if Medline Inc. determines that the taxable income of Medline Holdings will give rise to taxable income for such holders. In accordance with the amended and restated limited partnership agreement, we intend to cause Medline Holdings to make cash distributions to the Continuing Unitholders, including us, for purposes of funding their tax obligations in respect of the income of Medline Holdings that is allocated to them. Generally, these tax distributions will be computed based on our estimate of the taxable income of Medline Holdings allocated to the Continuing Unitholder that receives the greatest proportionate allocation of income multiplied by an assumed tax rate equal to 36% with respect to ordinary income or 30% with respect to capital gains or qualified dividend income, in each case, subject to adjustment by the board. Tax distributions will be pro rata as among the Common Units. See “Certain Relationships and Related Person Transactions—Medline Holdings Amended and Restated Limited Partnership Agreement.”

Subject to certain restrictions, pursuant to the terms of the amended and restated limited partnership agreement of Medline Holdings, the holders of vested Incentive Units will have the right to convert their vested Incentive Units into a number of Common Units of Medline Holdings that will generally be equal to (a) the product of the number of vested Incentive Units to be converted with a given per unit participation threshold and then-current difference between the per unit value of a Common Unit at the time of the conversion (based on the public trading price of a share of Class A common stock) and the per unit participation threshold of such vested Incentive Units divided by (b) the per unit value of a Common Unit at the time of the conversion (based on the public trading price of a share of Class A common stock), subject to certain adjustments. Common Units received upon conversion will be exchangeable on a one-for-one basis for shares of Class A common stock of Medline Inc. in accordance with the terms of the exchange agreement as described below. An unvested Incentive Unit will not be exchangeable unless and until such Incentive Unit vests.

Exchange Agreement

We and the Continuing Unitholders will enter into an exchange agreement at the time of this offering under which they (or certain permitted transferees thereof) may (subject to the terms of the exchange agreement) exchange their Common Units (including Common Units issued upon conversion of vested Incentive Units) for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications, whereupon an equivalent number of shares of Class B common stock held by each such Continuing Unitholder will be automatically transferred to us and cancelled and retired upon any such exchange. Class A common stock received by such Continuing Unitholder upon such exchanges during the applicable restricted periods described in “Shares Eligible for Future Sale—Lock-Up Agreements,” would be subject to the restrictions described in such section. The exchange agreement will also provide that a holder of Common Units will not have the right to exchange Common Units if Medline Inc. determines that such exchange would be prohibited by law or regulation or would violate other agreements with Medline Inc. to which the holder of Common Units may be subject. Medline Inc. may impose additional restrictions on exchange that it determines to be necessary or advisable so that Medline Holdings is not treated as a “publicly traded partnership” for U.S. federal income tax purposes. As a holder exchanges Common Units for shares of Class A common stock, the number of Common Units held by Medline Inc. is correspondingly increased as it acquires the exchanged Common Units. Holders of outstanding Common Units do not have the right to require a redemption of the Common Units. If at any time the ratio at which Common Units are exchangeable for shares of Class A common stock of Medline Inc. changes from one-for-one as described under “Certain Relationships and Related Person Transactions—Exchange Agreement,” the number of votes to which Class B common stockholders are entitled will be adjusted accordingly. See “Certain Relationships and Related Person Transactions—Exchange Agreement.”

Tax Receivable Agreement

Prior to the completion of this offering, Medline Inc. will enter into a tax receivable agreement with certain of our pre-IPO owners that provides for the payment by Medline Inc. to such pre-IPO owners of 90% of certain tax benefits, if any, that Medline Inc. actually realizes, or is deemed to realize (calculated using certain assumptions), as a result of (i) Medline Inc.’s allocable share of existing tax basis in Medline Holdings’ assets acquired in this offering, (ii) increases in Medline Inc.’s allocable share of existing tax basis and tax basis adjustments to the tangible and intangible assets of Medline Holdings as a result of sales or exchanges of Common Units (including Common Units issued upon conversion of vested Incentive Units) in connection with or after this offering, (iii) Medline Inc.’s utilization of certain tax attributes (including any existing tax basis) of the Blocker Companies, which Medline Inc. acquires in connection with this offering, and (iv) certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. Sales or exchanges of Common Units (including Common Units issued upon conversion of vested Incentive Units) are expected to result in increases in the tax basis of the assets of Medline Holdings. The existing tax basis, increases in existing tax basis, and the tax basis adjustments generated over time may increase (for tax purposes) depreciation and amortization deductions available to Medline Inc. and, therefore, may reduce the amount of U.S. federal, state, and local tax that Medline Inc. would otherwise be required to pay in the future. Actual tax benefits realized by Medline Inc. may differ from tax benefits calculated under the tax receivable agreement as a result of the use of certain assumptions in the tax receivable agreement, including the use of an assumed blended state and local income tax rate of 6% (as adjusted to take into account the U.S. federal tax benefit of such taxes) to calculate tax benefits. This payment obligation is an obligation of Medline Inc. and not of Medline Holdings. See “Certain Relationships and Related Person Transactions—Tax Receivable Agreement.”

Offering Transactions

Medline Inc. intends to use the proceeds (net of underwriting discounts and commissions) from the issuance by it of shares of Class A common stock in this offering (excluding any proceeds from the issuance of shares pursuant to any exercise by the underwriters of their option to purchase additional shares of Class A common stock) to acquire an equivalent number of newly issued Common Units from Medline Holdings. Assuming that the    shares of Class A common stock to be sold by Medline Inc. in this offering are sold at $    per share, which is the midpoint of the range on the front cover of this prospectus, at the time of this offering, Medline Inc. will acquire from Medline Holdings an equivalent number of newly issued Common Units for an aggregate of $     million. The issuance of such newly issued Common Units by Medline Holdings to Medline Inc. will correspondingly dilute the ownership interests of the Continuing Common Unitholders in Medline Holdings.

Medline Inc. intends to cause Medline Holdings, in turn, to use these proceeds for general corporate purposes, including the repayment of indebtedness, and to bear all of the expenses of this offering. See “Use of Proceeds.”

Medline Inc. will use any proceeds (net of underwriting discounts and commissions) from the issuance by it of shares of Class A common stock pursuant to any exercise by the underwriters of their option to purchase additional shares of Class A common stock to purchase or redeem outstanding Common Units and shares of Class A common stock from our pre-IPO owners at a price per equity interest equal to the initial public offering price per share of our Class A common stock less the underwriting discounts and commissions. Accordingly, we will not retain any of these proceeds. Assuming that the shares of Class A common stock to be sold by Medline Inc. in this offering are sold at $    per share, which is the midpoint of the range on the front cover of this prospectus, and assuming that the underwriters exercise their option to purchase     additional shares of Class A common stock in full, at the time of this offering, Medline Inc. will purchase or redeem from our pre-IPO owners an equivalent number of outstanding equity interests for an aggregate of $    million. See “Principal Stockholders” for additional information regarding the proceeds from this offering that will be paid to certain of our pre-IPO owners.

Accordingly, following this offering Medline Inc. will directly or indirectly hold a number of Common Units that is equal to the number of shares of Class A common stock that it has issued, a relationship that we believe fosters transparency because it results in a single share of Class A common stock representing (albeit indirectly) the same percentage equity interest in Medline Holdings as a single Common Unit.

As a result of the transactions described herein:

•

the investors in this offering will collectively own      shares of our Class A common stock (or      shares of Class A common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

•

the Pre-IPO Stockholders and the Exchanging Unitholders collectively will hold      shares of our Class A common stock (or     shares of Class A common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

•

the Continuing Common Unitholders will hold      Common Units (or      Common Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and the Continuing Incentive Unitholders will hold     Incentive Units with a weighted-average per unit participation threshold of $    per Incentive Unit;

•	Medline Inc. will directly or indirectly hold Common Units (or Common Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

•

the investors in this offering will collectively have  % of the voting power in Medline Inc. (or  % if the underwriters exercise in full their option to purchase additional shares of Class A common stock); and

•

the Pre-IPO Stockholders and the Exchanging Unitholders collectively will have  % of the voting power in Medline Inc. (or  % if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and the Continuing Common Unitholders, as holders of all of the outstanding shares of Class B common stock, will have  % of the voting power in Medline Inc. (or  % if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

USE OF PROCEEDS

We estimate that the proceeds to Medline Inc. from this offering at an assumed initial public offering price of $     per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions, will be approximately $     million (or $     million if the underwriters exercise in full their option to purchase additional shares of Class A common stock). A $1.00 increase or decrease in the assumed initial public offering price of $     per share would increase or decrease, as applicable, the proceeds to Medline Inc. from this offering by approximately $     million, assuming the number of shares offered by us remains the same as set forth on the cover page of this prospectus and after deducting the estimated underwriting discounts and commissions (of which approximately $    million would be an increase or decrease, as applicable, in the cash available for general corporate purposes, including the repayment of indebtedness (specific indebtedness to be repaid to be identified in a later pre-effective amendment to the registration statement), and $    million would be an increase or decrease, as applicable, in the cash applied to redeem or repurchase shares of outstanding equity interests from certain pre-IPO owners as described below).

Medline Inc. intends to use the proceeds (net of underwriting discounts and commissions) from the issuance of shares in this offering (excluding any proceeds from the issuance of shares pursuant to any exercise by the underwriters of their option to purchase additional shares of Class A common stock) to acquire an equivalent number of newly issued Common Units from Medline Holdings, as described under “Organizational Structure—Offering Transactions,” which Medline Holdings will in turn use for general corporate purposes, including the repayment of indebtedness (specific indebtedness to be repaid to be identified in a later pre-effective amendment to the registration statement), and to bear all of the expenses of this offering. We estimate these offering expenses (excluding underwriting discounts and commissions) will be approximately $    million.

Medline Inc. intends to use any proceeds from the issuance of shares pursuant to any exercise by the underwriters of their option to purchase additional shares of Class A common stock to purchase or redeem outstanding Common Units and shares of Class A common stock from certain of our pre-IPO owners at a price per equity interest equal to the initial public offering price per share of our Class A common stock less the underwriting discounts and commissions, as described under “Organizational Structure—Offering Transactions.” Accordingly, we will not retain any of these proceeds. See “Principal Stockholders” for additional information regarding the proceeds from this offering that may be paid to certain of our pre-IPO owners.

DIVIDEND POLICY

We have no current plans to pay dividends on our Class A common stock following this offering. The declaration, amount and payment of any future dividends on shares of Class A common stock will be at the sole discretion of our board of directors subject to capital availability, applicable laws, and compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness, as well as our amended and restated certificate of incorporation. We may reduce or discontinue entirely the payment of such dividends at any time. Our board of directors may take into account general and economic conditions, our financial condition and operating results, our available cash, current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant. Our amended and restated certificate of incorporation will provide that holders of Class B common stock shall not be entitled to any dividends on their shares of Class B common stock.

Medline Inc. is a holding company and has no material assets other than its ownership of Common Units held directly or indirectly through wholly owned subsidiaries in Medline Holdings. We intend to cause Medline Holdings to make distributions to us in an amount sufficient to cover our taxes, expenses, and obligations under the tax receivable agreement as well as any cash dividends declared by us. If Medline Holdings makes such distributions to Medline Inc., the other holders of Common Units and any participating Incentive Units (as described below) will also be entitled to receive distributions pro rata in accordance with the percentages of their respective Common Units or Incentive Units, as applicable, held. Incentive Units initially will not be entitled to receive distributions (other than tax distributions) until holders of Common Units have received a minimum return as provided in the amended and restated limited partnership agreement of Medline Holdings. However, Incentive Units will have the benefit of adjustment provisions that will reduce the participation threshold for distributions in respect of which they do not participate until there is no participation threshold, at and after which time the Incentive Units would participate pro rata with distributions on Common Units. The adjustment to the participation threshold of an Incentive Unit for distributions in respect of which such Incentive Unit does not participate will be factored into calculating the number of Common Units the holder of vested Incentive Units would receive upon conversion of a vested Incentive Unit for a Common Unit.

The amended and restated limited partnership agreement of Medline Holdings will provide that pro rata cash distributions be made to Continuing Unitholders (including Medline Inc.) at certain assumed tax rates, which we refer to as “tax distributions.” Tax distributions will be pro rata as among the Common Units. See “Certain Relationships and Related Person Transactions—Medline Holdings Amended and Restated Limited Partnership Agreement.” We anticipate that amounts received by Medline Inc. in certain periods are likely to exceed Medline Inc.’s actual tax liabilities and obligations to make payments under the tax receivable agreement. Our board of directors, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, funding repurchases of Class A common stock; acquiring additional newly issued Common Units from Medline Holdings at a per unit price determined by reference to the market value of the Class A common stock; paying dividends, which may include special dividends, on its Class A common stock; or any combination of the foregoing. We also expect, if necessary, to undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding Common Units, to maintain 1:1 parity between Common Units and shares of Class A common stock. See “Risk Factors—Risks Related to Our Organizational Structure—Medline Inc. is a holding company and its only material assets after completion of this offering will be its equity interests held directly or indirectly through wholly owned subsidiaries in Medline Holdings, and it is accordingly dependent upon distributions from Medline Holdings to pay taxes, make payments under the tax receivable agreement, and pay dividends.”

The credit agreement governing our Senior Secured Credit Facilities and the indentures governing our Senior Notes contain a number of covenants that restrict, subject to certain exceptions, the ability of the restricted subsidiaries of Medline Holdings to pay dividends or distributions to us. See “Description of Certain Indebtedness.”

Any financing arrangements that we enter into in the future may include restrictive covenants that limit our ability to pay dividends. In addition, Medline Holdings is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Medline Holdings (with certain exceptions) exceed the fair value of its assets. Subsidiaries of Medline Holdings are generally subject to similar legal limitations on their ability to make distributions to Medline Holdings.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 28, 2025:

•	on a historical basis; and

•

on a pro forma basis prepared in accordance with Article 11 of Regulation S-X giving effect to the transactions described under “Unaudited Pro Forma Condensed Consolidated Financial Information,” included elsewhere in the prospectus, which reflects the sale by us of      shares of Class A common stock in this offering at an assumed initial public offering price of $     per share (the midpoint of the range set forth on the cover page of this prospectus) and the application of the proceeds therefrom as described in “Use of Proceeds.”

The information below is illustrative only and our capitalization following this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. Cash and cash equivalents are not components of our total capitalization. You should read this table together with the other information contained in this prospectus, including “Organizational Structure,” “Use of Proceeds,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical financial statements and related notes thereto included elsewhere in this prospectus.

	June 28, 2025
	Unaudited
	Medline Holdings Actual	Medline Inc. Pro Forma(1)
	(Dollars in millions, except par value amounts)
Cash and cash equivalents	$580	$

Total debt (including current maturities):
Senior Secured Credit Facilities
New Dollar Term Loan Facility(2)	7,593
New Euro Term Loan Facility(3)	721
3.875% Senior Secured Notes due 2029	4,500
5.250% Senior Notes due 2029	2,500
6.250% Senior Secured Notes due 2029	1,500

Total debt (including current maturities)(4)	16,814
Mezzanine equity
Class A Units, no par value; 128 units issued and outstanding as of June 28, 2025	239
Stock-based compensation, no par value; 103 units outstanding as of June 28, 2025	128

Total mezzanine equity	367
Partners’ capital/shareholders’ equity
Class A Units, no par value, 16,723 units issued and outstanding as of June 28, 2025	16,324
Class B Units, no par value, 756 units issued and outstanding as of June 28, 2025	148
Class B CUPI Units, no par value, 23 units issued and outstanding as of June 28, 2025	50
Accumulated other comprehensive income	62

Total partners’ capital	16,584

June 28, 2025
Unaudited
	Medline Holdings Actual	Medline Inc. Pro Forma(1)
(Dollars in millions, except par value amounts)
Class A common stock, par value $0.0001 per share, 100,000 shares authorized and no shares issued and outstanding, actual; and shares authorized and shares issued and outstanding on a pro forma basis	—
Class B common stock, par value $0.0001 per share, 100,000 shares authorized and 10,000 shares issued and outstanding, actual; and shares authorized and shares issued and outstanding on a pro forma basis	—
Additional paid-in capital	—
Noncontrolling interests	—

Total partners’ capital/shareholders’ equity	16,584

Total capitalization	$33,765	$

(1)

A $1.00 increase (decrease) in the assumed initial public offering price per share, assuming no change in the number of shares to be sold, would increase (decrease) each of pro forma total equity and total capitalization by approximately $     million. An increase (decrease) of 1,000,000 shares in the expected number of shares to be sold in the offering (excluding any shares to be sold pursuant to any exercise by the underwriters of their option to purchase additional shares of Class A common stock), assuming no change in the assumed initial offering price per share, would increase (decrease) our pro forma total equity and total capitalization by approximately $     million.

(2)	On July 31, 2025, the New Dollar Term Loan Facility was refinanced into the 2025 Refinancing Dollar Term Facility.
(3)	Includes exchange rate adjustments.
(4)	Excludes unamortized discounts and deferred finance charges of $237 million.

DILUTION

If you invest in shares of our Class A common stock in this offering, your investment will be immediately diluted to the extent of the difference between the initial public offering price per share of Class A common stock and the pro forma net tangible book value per share of Class A common stock after this offering. Dilution results from the fact that the per share offering price of the shares of Class A common stock is substantially in excess of the pro forma net tangible book value per share attributable to the Class A common stock held by our pre-IPO owners.

Our pro forma net tangible book deficit as of June 28, 2025 was approximately $    million, or $    per share of Class A common stock. Pro forma net tangible book deficit represents the amount of total tangible assets less total liabilities, and pro forma net tangible book deficit per share of Class A common stock represents pro forma net tangible book deficit divided by the number of shares of Class A common stock outstanding, after giving effect to the Reorganization Transactions and assuming that all of the Continuing Common Unitholders in Medline Holdings (other than Medline Inc.) exchanged their Common Units for newly issued shares of Class A common stock on a one-for-one basis.

After giving effect to the transactions described under “Unaudited Pro Forma Condensed Consolidated Financial Information,” including the application of the proceeds from this offering as described in “Use of Proceeds,” after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book deficit as of June 28, 2025 would have been $    million, or $    per share of Class A common stock. This represents an immediate decrease in net tangible book deficit of $    per share of Class A common stock to our pre-IPO owners and an immediate dilution in net tangible book deficit of $    per share of Class A common stock to investors in this offering.

The following table illustrates this dilution on a per share of Class A common stock basis assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock:

Assumed initial public offering price per share of Class A common stock		$
Pro forma net tangible book deficit per share of Class A common stock as of June 28, 2025	$
Increase in pro forma net tangible book value per share of Class A common stock attributable to investors in this offering	$

Pro forma net tangible book deficit per share of Class A common stock after the offering		$

Dilution in pro forma net tangible book deficit per share of Class A common stock to investors in this offering		$

Because the Continuing Common Unitholders will own direct economic interests in Medline Holdings that are not represented with economic interests in Medline Inc., we have presented dilution in pro forma net tangible book deficit per share of Class A common stock to investors in this offering assuming that all of the holders of Common Units in Medline Holdings (other than Medline Inc.) exchanged their Common Units for newly issued shares of Class A common stock on a one-for-one basis in order to more meaningfully present the dilutive impact on the investors in this offering. The above table does not reflect any shares of Class A common stock that would be issuable following the conversion of any vested Incentive Units into Common Units.

A $1.00 increase in the assumed initial public offering price of $    per share of our Class A common stock would increase our pro forma net tangible book value after giving effect to this offering by $    million, or by $    per share of our Class A common stock, assuming the number of shares offered by us remains the same and after deducting estimated underwriting discounts and commissions. A $1.00 decrease in the assumed initial public offering price per share would result in equal changes in the opposite direction.

The following table summarizes, on the same pro forma basis as of June 28, 2025, the total number of shares of Class A common stock purchased from us, the total cash consideration paid to us, and the average price per share of Class A common stock paid by our pre-IPO owners and by new investors purchasing shares of Class A common stock in this offering, assuming that all of the Continuing Common Unitholders in Medline Holdings (other than Medline Inc.) exchanged their Common Units for newly issued shares of our Class A common stock on a one-for-one basis. The following table does not reflect any shares of Class A common stock that would be issuable following the conversion of any vested Incentive Units into Common Units.

	Shares of Class A common stock Purchased			Total Consideration				Average Price Per Share of Class A common stock
	Number	Percent		Amount		Percent
(in millions)
Pre-IPO owners			%		$(1)		%	$
Investors in this offering			%	$			%	$

Total			%	$			%	$

(1)	The total consideration paid by our pre-IPO owners has not been adjusted for returns on such consideration arising from distributions.

If the underwriters’ option to purchase additional shares is exercised in full, the number of shares held by new investors will be increased to    , or approximately  % of the total number of shares of Class A common stock, assuming that all of the Continuing Common Unitholders in Medline Holdings (other than Medline Inc.) exchanged their Common Units for newly issued shares of our Class A common stock on a one-for-one basis.

In addition, subject to certain limitations and exceptions, the Continuing Incentive Unitholders, which will hold    Incentive Units, which have a weighted-average per unit participation threshold of $   per Incentive Unit, will be able to convert their vested Incentive Units into Common Units of Medline Holdings, as described in “Organizational Structure—Reclassification and Amendment and Restatement of the Limited Partnership Agreement of Medline Holdings” and “Certain Relationships and Related Person Transactions—Medline Holdings Amended and Restated Limited Partnership Agreement.” Common Units received upon conversion will be exchangeable on a one-for-one basis for shares of Class A common stock of Medline Inc. in accordance with the terms of the exchange agreement. At the time of this offering,     shares of Class A common stock would be issuable upon the exchange of an equivalent number of Common Units into which outstanding Incentive Units that are held by the Continuing Incentive Unitholders may be converted (assuming an offering price of $   per share of Class A common stock, which is the midpoint of the price range set forth on the cover of this prospectus, and assuming such Incentive Units are fully vested and converted to Common Units).

The dilution information above is for illustrative purposes only. Our net tangible book deficit following the consummation of this offering is subject to adjustment based on the actual initial public offering price of our shares of Class A common stock and other terms of this offering determined at pricing.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Medline Inc. was formed on November 6, 2024. Medline Inc. currently has no assets or liabilities and has conducted no operations to date other than in connection with its incorporation and this offering. The following unaudited pro forma condensed consolidated financial information reflects the impact of the Transactions (as defined herein). The Reorganization Transactions lack economic substance and therefore will be accounted for in a manner consistent with a reorganization of entities under common control. As a result, the consolidated financial statements of Medline Inc. will recognize the assets and liabilities received in the reorganization at their historical carrying amounts, as reflected in the historical financial statements of Medline Holdings. Following the completion of the Transactions, Medline Inc. will be a holding company and its sole material assets will consist of     % of the outstanding Common Units, which it will hold directly or indirectly through wholly owned subsidiaries and will acquire as described in “Organizational Structure—Offering Transactions.” The remaining Common Units will be held by the Continuing Common Unitholders. Medline Inc. will be the sole general partner of Medline Holdings. As the general partner of Medline Holdings, Medline Inc. will operate and control all of the business and affairs of Medline Holdings and its direct and indirect subsidiaries, and, through Medline Holdings, LP and its direct and indirect subsidiaries, conduct its business.

The unaudited pro forma condensed consolidated balance sheet as of June 28, 2025 and the unaudited pro forma condensed consolidated statements of comprehensive income for the six months ended June 28, 2025 and for the year ended December 31, 2024 present our consolidated financial position and results of operations after giving effect to the following transactions (collectively, the “Transactions”):

•	the Reorganization Transactions, as described and defined under “Organizational Structure”; and

•

the sale by us of shares of Class A common stock pursuant to this offering and the application of the proceeds from this offering as described in “Use of Proceeds,” based on an assumed initial public offering price of $    per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering.

Except as otherwise indicated, the unaudited pro forma consolidated financial information presented assumes no exercise by the underwriters of their option to purchase additional shares of Class A common stock in the offering.

The following unaudited pro forma condensed consolidated financial information is derived from the historical consolidated financial statements of Medline Holdings. The unaudited pro forma condensed consolidated balance sheet as of June 28, 2025 gives effect to the Transactions as if they had occurred on June 28, 2025. The unaudited condensed pro forma consolidated statements of comprehensive income for the six months ended June 28, 2025 and the year ended December 31, 2024 gives pro forma effect to the Transactions as if they had occurred on January 1, 2024.

The unaudited pro forma condensed consolidated financial information was prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to the unaudited pro forma condensed consolidated financial information. The unaudited pro forma condensed consolidated financial information has been adjusted to include transaction accounting adjustments, which reflect the application of the accounting required by GAAP, linking the effects of the Transactions listed above to Medline Holdings’ historical consolidated financial statements.

For purposes of the unaudited pro forma condensed consolidated financial information, we have assumed that shares of Class A common stock will be issued by us at a price per share equal to the midpoint of the estimated offering price range set forth on the cover page of this prospectus and, as a result, immediately following the completion of this offering, the ownership percentage represented by Common Units not held by Medline Inc. will be     %, and net earnings attributable to Common Units not held indirectly by Medline Inc. will accordingly represent     % of our net earnings. If the underwriters’ option to purchase additional

shares is exercised in full, the ownership percentage represented by Common Units not held by Medline Inc. will be     % and net earnings attributable to Common Units not held by Medline Inc. will accordingly represent     % of our net earnings.

As a public company, we will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. We expect to incur additional annual expenses related to these additional procedures and processes and, among other things, additional directors’ and officers’ liability insurance; director fees; additional expenses associated with complying with the reporting requirements of the SEC; transfer agent fees; costs relating to additional accounting, legal, and administrative personnel; increased auditing (including audits over the effectiveness of the company’s internal controls), tax, and legal fees; stock exchange listing fees; and other public company expenses. We have not included any pro forma adjustments relating to these costs in the information below.

The unaudited pro forma condensed consolidated financial information is for illustrative and informational purposes only and is not necessarily indicative of the operating results that would have occurred if the Transactions had been completed as of the dates set forth above, nor is it indicative of the future consolidated results of operations or financial position of Medline Inc. Further, pro forma adjustments represent management’s best estimates based on information available as of the date of this prospectus and are subject to change as additional information becomes available.

The unaudited pro forma condensed consolidated financial information should be read together with “Organizational Structure,” “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical consolidated financial statements and related notes thereto included elsewhere in this prospectus.

Medline Inc.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of June 28, 2025

(in millions, except per share amounts)

	Medline Holdings Historical	Pro Forma Reorganization Transactions Adjustments		Pro Forma Offering Transactions Adjustments		Pro Forma Medline Inc.
ASSETS
Current assets:
Cash and cash equivalents	$580	$		$		$
Trade accounts receivable, net of allowance for credit losses of $143	3,340
Inventories, net	4,462
Other current assets	365				(c)

Total current assets	8,947
Property, plant, and equipment, net	4,672
Other assets
Deferred tax asset	—		(a)		(d)
Goodwill	8,069
Intangible assets, net	14,246
Other long-term assets	494
Total other non-current assets	22,809

Total assets	$36,428	$		$		$

LIABILITIES, MEZZANINE EQUITY AND PARTNERS’ CAPITAL / SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term borrowings and other short-term borrowings	$78	$		$	(e)	$
Accounts payable	919
Accrued expenses and other current liabilities	1,331				(e)
Income taxes payable	23

Total current liabilities	2,351
Other non-current liabilities
Long-term borrowings, less current portion	16,501				(e)
Other long-term liabilities	625

Total other non-current liabilities	17,126
TRA liability	—		(a)		(d)

Total liabilities	19,477
Commitments and Contingencies	—
Mezzanine equity
Class A Units, no par value; 128 units issued and outstanding as of June 28, 2025	239		(b)
Stock-based compensation, no par value; 103 units outstanding as of June 28, 2025	128		(b)

Total mezzanine equity	367
Partners’ capital / Shareholders’ equity
Class A Units, no par value, 16,723 units issued and outstanding as of June 28, 2025	16,324		(b)
Class B Units, no par value, 756 units issued and outstanding as of June 28, 2025	148		(b)
Class B CUPI Units, no par value, 23 units issued and outstanding as of June 28, 2025	50		(b)
Accumulated other comprehensive income	62
Total partners’ capital	16,584
Class A common stock, par value $0.0001 per share; shares issued and outstanding on a pro forma basis	—		(b)		(e)
Class B common stock, par value $0.0001 per share; shares issued and outstanding on a pro forma basis	—		(b)
Retained earnings	—				(e)
Additional paid-in capital	—		(a)(b)		(f)

Total partners’ capital / shareholders’ equity attributable to Medline Holdings / Medline Inc.(1)	16,584

Noncontrolling interests	—		(b)		(g)

Total partners’ capital / shareholders’ equity	16,584

Total liabilities, mezzanine equity and partners’ capital / shareholders’ equity	$36,428	$		$		$

(1)	For historical amounts, represents total partners’ capital attributable to Medline Holdings. For Pro Forma amounts, represents total partners’/shareholders’ equity attributable to Medline Inc.

Medline Inc.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

For the Six Months Ended June 28, 2025

(in millions, except share and per share data)

	Medline Holdings Historical	Pro Forma Reorganization Transactions Adjustments		Pro Forma Offering Transactions Adjustments		Pro Forma Medline Inc.
Net sales	$13,530	$		$		$
Cost of goods sold	9,801

Gross profit	3,729
Operating expense
Selling, general, and administrative expenses	2,143				(k)
Amortization of intangible assets	351
Other operating expense	22

Total operating expense	2,516

Operating income	1,213

Other (expense) income
Interest expense, net	(433)				(l)
Other expense, net	—
Foreign exchange gain, net	(83)

Total other expense	(516)

Income before income taxes	697
Provision for income taxes	42		(h)		(h)

Net income	655

Net income attributable to noncontrolling interests	—		(i)		(i)

Net income attributable to Medline Inc.	—
Pro Forma Net Income (Loss) Per Share:
Basic						$	(m)

Diluted						$	(m)

Pro Forma Number of Shares Used in Computing Income Per Share:
Basic							(m)

Diluted							(m)

Medline Inc.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

For the Year Ended December 31, 2024

(in millions, except share and per share data)

	Medline Holdings Historical	Pro Forma Reorganization Transactions Adjustments		Pro Forma Offering Transactions Adjustments		Pro Forma Medline Inc.
Net sales	$25,507	$		$		$
Cost of goods sold	18,531

Gross profit	6,976
Operating expense
Selling, general, and administrative expenses	4,108				(j)(k)
Amortization of intangible assets	685
Other operating expense	37

Total operating expense	4,830

Operating income	2,146

Other (expense) income
Interest expense, net	(864)				(l)
Other expense, net	(43)				(l)
Foreign exchange gain, net	7

Total other expense	(900)

Income before income taxes	1,246
Provision for income taxes	46		(h)		(h)

Net income	1,200

Net income attributable to noncontrolling interests	—		(i)		(i)

Net income attributable to Medline Inc.	1,200
Pro Forma Net Income (Loss) Per Share:
Basic						$	(m)

Diluted						$	(m)

Pro Forma Number of Shares Used in Computing Income Per Share:
Basic							(m)

Diluted							(m)

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

1.	Reorganization Transactions and Offering Transactions

The Company is offering shares of Class A common stock in this offering at an assumed initial public offering price of $    per share, which is equal to the midpoint of the estimated offering price range set forth on the cover page of this prospectus. Medline Inc. intends to use the proceeds (net of underwriting discounts) from the issuance of    million shares ($   million) to acquire an equivalent number of newly-issued Common Units from Medline Holdings L.P., which Medline Holdings L.P. will in turn use for general corporate purposes, including the repayment of indebtedness, and to bear all of the expenses of this offering. We estimate these offering expenses (excluding underwriting discounts and commissions) will be approximately $    million. Subsequently, Medline Inc. intends to use the proceeds (net of underwriting discounts) from the issuance of    million shares ($    million) (or   million shares and $   million if the underwriters exercise in full their option to purchase additional shares of Class A common stock) to purchase or redeem an equivalent aggregate number of shares of Class A common stock and Common Units from our pre-IPO owners, as described under “Organizational Structure—Offering Transactions.”

Immediately following this offering, and as a result of the Reorganization Transactions, Medline Inc. will be a holding company, and its sole material asset will be a controlling equity interest in Medline Holdings. As a result of the Reorganization Transactions and Offering Transactions, Medline Inc. will own approximately    % of the economic interest in Medline Holdings but will have    % of the voting power and will control the management of Medline Holdings.

2.	Notes to Unaudited Pro Forma Consolidated Balance Sheet

Transaction accounting adjustments include the following adjustments related to the unaudited pro forma consolidated balance sheet as of June 28, 2025.

Reorganization Adjustments

a)

As described in greater detail in “Organizational Structure,” prior to the completion of this offering, we will enter into the Reorganization Transactions, along with a tax receivable agreement (“TRA”) with certain of our pre-IPO owners that provides for the payment by Medline Inc. to such pre-IPO owners of 90% of certain tax benefits, if any, that Medline Inc. actually realizes, or is deemed to realize (calculated using certain assumptions), as a result of (i) Medline Inc.’s allocable share of existing tax basis in Medline Holdings’ assets acquired in this offering, (ii) increases in Medline Inc.’s allocable share of existing tax basis and tax basis adjustments to the tangible and intangible assets of Medline Holdings as a result of sales or exchanges of Common Units (including Common Units issued upon conversion of vested Incentive Units) in connection with or after this offering, (iii) Medline Inc.’s utilization of certain tax attributes (including any existing tax basis) of the Blocker Companies, which Medline Inc. acquires in connection with this offering, and (iv) certain other tax benefits related to entering into the TRA, including tax benefits attributable to payments under the TRA. The TRA will be accounted for as a contingent liability, with amounts accrued when considered probable and reasonably estimable. The following are the adjustments associated with the Reorganization Transactions:

i)

Record a deferred tax asset of $    million. Following the Reorganization Transactions, Medline Inc. will be subject to U.S. federal income taxes, in addition to state and local taxes as a corporation on its share of Medline Holdings’ taxable income. As a result, the pro forma balance sheet reflects an adjustment to our taxes assuming the federal rates currently in effect and the highest statutory rates apportioned to each state, local and foreign jurisdiction. The presented deferred tax asset is measured based on the following: (i) differences between financial reporting and tax basis associated with Medline Inc.’s investment in Medline Holdings; (ii) tax loss carryforwards and credits from the merged Blocker Companies; and (iii) tax benefits from future deductions attributable to payments under the TRA as a result of the Reorganization Transactions.

The deferred tax asset includes (i) a deferred tax asset of $    million related to Medline Inc.’s investment in Medline Holdings, (ii) a deferred tax benefit of $    million related to the tax attributes acquired by Medline Inc. as part of the Reorganization Transactions, and (iii) a deferred tax asset of $    million related to tax benefits from future deductions attributable to payments under the TRA. The deferred tax asset related to Medline Inc.’s investment in Medline Holdings is primarily due to differences between the purchase accounting and tax treatment of the Sponsors’ acquisition of Medline Holdings. To the extent we estimate that we will not realize either a portion or all of our deferred tax assets, based on an analysis of the available sources of taxable income, we will reduce our deferred tax assets with a valuation allowance.

ii)

Record a $    million liability under the TRA based on our estimate of the aggregate amount that we will pay to the pre-IPO owners under the TRA as a result of the Reorganization Transactions. This amount is equal to 90% of certain tax benefits that the Company estimates that Medline Inc. will realize as a result of (i) Medline Inc.’s utilization of $   million of certain tax attributes (including any existing tax basis) of the Blocker Companies and (ii) $   million of certain other tax benefits related to entering into the TRA, including tax benefits attributable to payments under the TRA.

iii)

Record an adjustment to additional paid-in capital of $    million, for the change in deferred tax assets and the increase in liabilities due to existing owners under the TRA as a result of the Reorganization Transactions.

b)

Medline Holdings has been, and we anticipate will continue to be, treated as a partnership for U.S. federal income tax purposes. As such, Medline Holdings’ earnings and losses will flow through to its partners, including Medline Inc., and are generally not subject to significant entity-level taxes at the Medline Holdings level. As described in “Organizational Structure,” upon completion of the Reorganization Transactions, Medline Inc. will be a holding company, and its sole material assets will be its equity interests held directly or indirectly through wholly owned subsidiaries in Medline Holdings. As the sole general partner of Medline Holdings, Medline Inc. will operate and control all the business and affairs of Medline Holdings. As a result of the Reorganization Transactions and Offering Transactions, Medline Inc. will directly or indirectly own approximately    % of the economic interest in Medline Holdings but will have     % of the voting power and will control the management of Medline Holdings. Immediately following the completion of the Reorganization Transactions, the ownership percentage held by noncontrolling interest will be approximately     %.

Represents an adjustment to equity reflecting (i) par value for Class A common stock and Class B common stock, (ii) a decrease in $    million of shareholders’ interest to the noncontrolling interests related to the     % economic interest held by the Continuing Common Unitholders, and (iii) reclassification of shareholders’ interest of $    million to additional paid-in capital.

In connection with this offering, the Mezzanine equity units will be recapitalized and converted into Common Units or Incentive Units in Medline Holdings. As a result, no Mezzanine equity units will be outstanding following this offering.

Offering Adjustments

c)

We are deferring certain costs which primarily represent legal, accounting and other costs directly associated with this offering. As of June 28, 2025, $    million of these costs were recorded to “Other current assets,” and an additional $    million of capitalizable costs are expected to be incurred subsequent to June 28, 2025. Upon completion of this offering, these deferred costs will be charged against the proceeds from this offering with a corresponding reduction to additional paid-in capital.

d)

As described in note (a) above, we will enter into a TRA with certain of our pre-IPO owners that provides for the payment by Medline Inc. to such pre-IPO owners of 90% of certain tax benefits, if any, that Medline Inc. actually realizes, or is deemed to realize (calculated using certain assumptions), as a result of (i) Medline Inc.’s allocable share of existing tax basis in Medline Holdings’ assets acquired in this offering, (ii) increases in Medline Inc.’s allocable share of existing tax basis and tax basis adjustments to the tangible and intangible assets of Medline Holdings as a result of sales or exchanges of Common Units (including Common Units issued upon conversion of vested Incentive Units) in connection with or after this offering, (iii) Medline Inc.’s utilization of certain tax attributes (including any existing tax basis) of the Blocker Companies, which Medline Inc. acquires in connection with this offering, and (iv) certain other tax benefits related to entering into the TRA, including tax benefits attributable to payments under the TRA. The TRA will be accounted for as a contingent liability, with amounts accrued when considered probable and reasonably estimable. The following are the adjustments associated with these Offering Transactions:

i)

Record a deferred tax asset of $     million (or $     million if the underwriters exercise in full their option to purchase additional shares of Class A common stock). Following the Reorganization Transactions and Offering Transactions, Medline Inc. will be subject to U.S. federal income taxes, in addition to state and local taxes, as a corporation on its share of Medline Holdings’ taxable income. As a result, the pro forma balance sheet reflects an adjustment to our taxes assuming the federal rates currently in effect and the highest statutory rates apportioned to each state, local and foreign jurisdiction. The presented deferred tax asset is measured based on the following: (i) differences between financial reporting and tax basis associated with Medline Inc.’s investment in Medline Holdings; and (ii) tax benefits from future deductions attributable to payments under the TRA as a result of the Offering Transactions.

The deferred tax asset includes (i) a deferred tax asset of $     million related to Medline Inc.’s investment in Medline Holdings, (ii) a deferred tax benefit of $     million related to the tax attributes acquired by Medline Inc. as part of the Offering Transactions, and (iii) a deferred tax asset of $     million related to tax benefits from future deductions attributable to payments under the TRA. The deferred tax asset related to Medline Inc.’s investment in Medline Holdings is primarily due to differences between the purchase accounting and tax treatment of the Sponsor Acquisition. To the extent we estimate that we will not realize either a portion or all of our deferred tax assets, based on an analysis of the available sources of taxable income, we will reduce our deferred tax assets with a valuation allowance.

ii)

Record a $     million liability under the TRA (or $     million if the underwriters exercise in full their option to purchase additional shares of Class A common stock) based on our estimate of the aggregate amount that we will pay to the pre-IPO owners under the TRA as a result of the Offering Transactions. This amount is equal to 90% of certain tax benefits that the Company estimates that Medline Inc. will realize as a result of (i) Medline Inc.’s allocable share of $      million of existing tax basis in Medline Holdings’ assets acquired in this Offering Transaction, (ii) $     million of increases in Medline Inc.’s allocable share of existing tax basis and tax basis adjustments to the tangible and intangible assets of Medline Holdings as a result of sales or exchanges of Common Units (including Common Units issued upon conversion of vested Incentive Units) in connection with or after this Offering Transaction, and (iii) $     million of certain other tax benefits related to entering into the TRA, including tax benefits attributable to payments under the TRA as a result of the Offering Transaction.

iii)

Record an adjustment to additional paid-in capital of $     million, for the change in deferred tax assets and the increase in liabilities due to existing owners under the TRA as a result of the Offering Transactions.

As described in greater detail in “Organizational Structure,” the Continuing Common Unitholders will hold Common Units (or     Common Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock) immediately following this offering. Due to the uncertainty as to the amount and timing of future exchanges of Common Units by the Continuing Unitholders and as to the price per share of our Class A common stock at the time of any such exchanges, the unaudited pro forma consolidated financial information does not assume that exchanges of Common Units have occurred. However, if the Continuing Unitholders were to exchange all of the Common Units that they will hold immediately following this offering for shares of Class A common stock and all Incentive Units were converted to Common Units and subsequently exchanged for shares of Class A common stock (based on an assumed initial public offering price of $     per share, the midpoint of the estimated price range set forth on the cover page of this prospectus) immediately following the completion of this offering, we would recognize an incremental deferred tax asset of approximately $     million and a noncurrent liability of approximately $     million based on the Company’s estimate of the aggregate amount that it will pay under the TRA as a result of such hypothetical exchange, assuming: (i) a price of $     per share of our Class A common stock (the midpoint of the estimated price range set forth on the cover page of this prospectus); (ii) a constant corporate tax rate of     %; (iii) we will have sufficient taxable income to fully utilize the tax benefits; and (iv) no material changes in tax law. Accordingly, based upon the foregoing assumptions, if the Continuing Common Unitholders were to exchange all of the Common Units that they will hold immediately following this offering, the Company estimates that it would, as a result of the Offering Transactions and such hypothetical exchange, record a deferred tax asset of approximately $     million and that the aggregate noncurrent liability it would record based on its estimate of the aggregate amount that it would pay under the TRA is approximately $     million, generally payable over a 15-year period. For each 5% increase (decrease) in the price per share of our Class A common stock (and therefore the value of the Common Units exchanged), the Company’s deferred tax asset would increase (decrease) by approximately $      million and the related liability for payments under the TRA would increase (decrease) by approximately $     million. These amounts are estimates and have been prepared for informational purposes only. The actual amount of deferred tax assets and related noncurrent liabilities that we will recognize as a result of any such future exchanges will differ based on, among other things: (i) the amount and timing of future exchanges of Common Units by Continuing Unitholders (including any Common Units issued upon conversion of vested Incentive Units), and the extent to which such exchanges are taxable; (ii) the price per share of our Class A common stock at the time of the exchanges; (iii) the amount and timing of future income against which to offset the tax benefits; and (iv) the tax rates then in effect.

e)

Represents the net primary proceeds of approximately $    million from selling Class A common stock, based on an assumed initial public offering price of $    per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting assumed underwriting discounts and commissions and estimated offering expenses. These amounts, as described in “Use of Proceeds” above, relate to payment of approximately $    million of assumed underwriting discounts and commissions and estimated offering expenses; and payment of approximately $    million to partially repay our 2028 Refinancing Term Loan Facility, and $     million of accrued interest. The repayment of our 2028 Refinancing Term Loan Facility was treated as a partial extinguishment with the related proportional value of $    million of the unamortized debt issuance costs written-off, recognized as a loss on debt extinguishment, and recorded to retained earnings.

This adjustment is also related to the bifurcated embedded beneficial interest feature in the 2028 Refinancing Term Loan Facility, the 2030 Refinancing Term Loan Facility, and the New Euro Term Loan Facility. Pursuant to the terms of the Credit Agreement, the Applicable Rate on the Term Loans is contractually reduced by 0.25% per annum upon the consummation of a qualified initial public offering. This rate reduction gives rise to an embedded derivative that has been bifurcated from the host contract and recorded separately as a liability. The fair value of the embedded derivative is approximately $    million in aggregate as of June 28, 2025, resulting in a reduction of long-term borrowings and increase retained earnings. This liability will be subsequently measured at fair value, with changes in fair value recognized through interest expense in the statement of operations.

f)	The following table is a reconciliation of the adjustments impacting additional paid-in-capital:

(in millions)	As of June 28, 2025	Note
Deferred costs incurred in this offering	$	c
Net proceeds from offering of Class A common stock		e
Reclassification of noncontrolling interest

Total	$

g)

In addition to the adjustments to additional paid-in-capital above in note (e), other accounts within shareholders’ equity, including retained earnings, are adjusted to reflect the approximately    % ownership interest held by the noncontrolling interests. The following table is a reconciliation of the adjustments impacting noncontrolling interest:

(in millions)	As of June 28, 2025	Note
Reclassification of write-off of deferred costs incurred		c
Net proceeds from offering of Class A common stock		e
Reclassification of noncontrolling interest

Total	$

3.	Notes to Unaudited Pro Forma Consolidated Statements of Comprehensive Income

Transaction accounting adjustments include the following adjustments related to the unaudited pro forma consolidated statements of comprehensive income for the six months ended June 28, 2025 and the year ended December 31, 2024, as follows:

Reorganization Adjustments and Offering Adjustments

h)

Following the Reorganization Transactions and Offering Transactions, Medline Inc. will be subject to U.S. federal income taxes, in addition to state and local taxes, as a corporation on its share of Medline Holdings’ taxable income. As a result, the unaudited pro forma consolidated statement of comprehensive income reflects an adjustment to income tax expense to reflect an effective income tax rate of    % and    % for the six months ended June 28, 2025 and the year ended December 31, 2024, respectively, which includes a provision for U.S. federal income taxes and assumes the highest statutory rates apportioned to each state and local jurisdiction.

i)

As described in “Organizational Structure,” upon completion of the Reorganization Transactions and Offering Transactions, Medline Inc. will become the sole general partner of Medline Holdings and its subsidiaries. As a result of the Reorganization Transactions, Medline Inc. will directly or indirectly own approximately    % of the economic interest in Medline Holdings but will have 100% of the voting power and will control the management of Medline Holdings. Immediately following the completion of this offering, the ownership percentage held by noncontrolling interests will be approximately    %. Net earnings attributable to the noncontrolling interests will represent    % of net earnings before income taxes. These amounts have been determined based on an assumption that the underwriters’ option to purchase additional shares is not exercised.

Offering Adjustments

j)

Represents non-recurring transaction-related costs of approximately $    million in connection with the Offering Transactions that were not reflected in the historical consolidated statement of comprehensive income. These non-recurring transaction-related costs were not eligible for capitalization and are reflected as if incurred on January 1, 2024, the date the Offering Transactions occurred for purposes of the unaudited pro forma consolidated statement of comprehensive income.

k)	This adjustment relates to the compensation expense we expect to incur following the completion of this offering which relates to the following:

i)

recognition of $    million and $    million of compensation expense for the six months ended June 28, 2025 and for the year ended December 31, 2024, respectively, associated with awards which vest based on achievement of performance metrics tied to Sponsors’ invested capital in Medline Holdings (“MOIC”).

ii)

recognition of $    million and $    million of compensation expense for the six months ended June 28, 2025 and the year ended December 31, 2024, respectively, associated with the grant of     stock options and     RSUs to certain employees we expect to make in connection with this offering. This amount was calculated assuming the stock options and RSUs were granted on January 1, 2024 at an exercise price equal to $    per share of our Class A common stock, the midpoint of the estimated price range set forth on the cover page of this prospectus. The grant date fair value of the stock options was determined using the Black-Scholes valuation model using the following assumptions:

Expected dividend yield	%
Expected term (in years)
Risk-free interest rate	%
Expected volatility	%

l)

Reflects (i) the reduction in contractual interest expense of $     million and $    million for the six months ended June 28, 2025 and the year ended December 31, 2024, respectively, as a result of the repayment of a portion of the outstanding indebtedness under our 2028 Refinancing Term Loan Facility, as described herein, as if such repayment occurred on January 1, 2024, (ii) the reduction in amortization expense of $    million and $    million for the six months ended June 28, 2025 and the year ended December 31, 2024, respectively, associated with the unamortized debt issuance costs that were written-off as a result of the repayment of our 2028 Refinancing Term Loan Facility and (iii) the reduction in interest expense of $    million and $    million for the six months ended June 28, 2025 and the year ended December 31, 2024, respectively, related to impact from the bifurcated embedded derivative. The $     million of unamortized debt issuance costs written-off was recognized as a loss on debt extinguishment and classified as other expense, net in the unaudited pro forma consolidated statement of comprehensive income for the year ended December 31, 2024.

m)

The basic and diluted pro forma net income (loss) per share of Class A common stock represents pro forma net income (loss) attributable to Medline Inc. divided by the Class A common stock issued in the Reorganization Transactions and in this offering, which is assumed to be outstanding for the entirety of the period presented. The noncontrolling interest owners own shares of Class B common stock. These shares of Class B common stock are not considered participating securities because they have no right to receive dividends or a distribution on liquidation or winding up of Medline Inc., and no earnings are allocable to such class. Accordingly, basic and diluted earnings per share of Class B common stock has not been presented. The table below presents the computation of pro forma basic and dilutive net income (loss) per share for Medline Inc. (in millions, except per share amounts):

	Six Months Ended June 28, 2025	Year Ended December 31, 2024
Numerator:
Net income
Net income attributable to noncontrolling interests
Net income attributable to Medline Inc.
Denominator:
Weighted-average shares of Class A common stock outstanding (Basic)
Incremental common shares attributable to dilutive instruments(1)
Assumed conversion of Common Units to shares of Class A common stock(2)
Weighted-average shares of Class A common stock outstanding (Diluted)
Pro Forma Basic Net income (loss) per share
Pro Forma Diluted Net income (loss) per share

(1)	Potentially dilutive securities of approximately million of options were excluded from the computation of pro forma diluted net income per share as their inclusion would have been anti-dilutive.
(2)

The noncontrolling interest owners, which we refer to as Continuing Unitholders, have exchange rights which enable the noncontrolling interest owners to exchange Common Units for shares of Class A common stock on a one-for-one basis. The noncontrolling interest owners exchange rights cause the Common Units to be considered dilutive shares for purposes of dilutive income (loss) per share calculations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our results of operations and financial condition in conjunction with the “Unaudited Pro Forma Condensed Consolidated Financial Information” and the consolidated financial statements and related notes thereto included elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements. Unless the context otherwise requires, references in this section to “Medline,” “we,” “our,” “us,” and the “Company” refer to Medline Holdings, LP and its consolidated subsidiaries.

Overview

We are the largest provider of med-surg products and supply chain solutions serving all points of care, based on total net sales of med-surg products. We deliver mission-critical products used daily across the full range of care settings, from hospitals and surgery centers to physician offices and post-acute facilities. Through our two segments, Medline Brand and Supply Chain Solutions, we offer approximately 335,000 med-surg products, including surgical and procedural kits, gloves and protective apparel, urological and incontinence care, wound care, and consumable lab and diagnostics products. We hold the leading position across several of our end markets and many of our key product families. We distribute these products through our expansive network of 69 global distribution facilities, spanning over 29 million square feet of warehouse space, and our owned fleet of over 2,000 MedTrans trucks, enabling us to provide next-day delivery to 95% of our U.S. customers. Our integrated business model and customer-centric culture drives lower costs and better value for our stakeholders. This is the foundation for our durable recurring revenue base, with our net sales having grown every year since inception of the Company at a CAGR of 18%.

For the six months ended June 28, 2025, our financial results were as follows:

•	We generated net sales of $13.5 billion, net income of $0.7 billion, and Adjusted EBITDA of $1.8 billion, representing a net income margin of 4.8% and an Adjusted EBITDA Margin of 13.3%.

•

During that period, 48.7% of total net sales and 81.8% of Segment Adjusted EBITDA were generated from our Medline Brand segment, while 51.3% of total net sales and 18.2% of Segment Adjusted EBITDA were generated from Supply Chain Solutions.

For the year ended December 31, 2024, our financial results were as follows:

•	We generated net sales of $25.5 billion, net income of $1.2 billion, and Adjusted EBITDA of $3.4 billion, representing a net income margin of 4.7% and an Adjusted EBITDA Margin of 13.2%.

•

During that period, 49.1% of total net sales and 83.5% of Segment Adjusted EBITDA were generated from our Medline Brand segment, while 50.9% of total net sales and 16.5% of Segment Adjusted EBITDA were generated from Supply Chain Solutions.

For a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to the most directly comparable United States generally accepted accounting principles (“GAAP”) financial measures, information about why we consider Adjusted EBITDA and Adjusted EBITDA Margin useful, and a discussion of the material risks and limitations of these measures, see “—Non-GAAP Financial Information.”

Our Segments

We operate under two reportable segments, Medline Brand and Supply Chain Solutions. During the six months ended June 28, 2025, Medline Brand segment net sales and Segment Adjusted EBITDA were

$6.6 billion and $1.7 billion, respectively, while Supply Chain Solutions segment net sales and Segment Adjusted EBITDA were $6.9 billion and $0.4 billion, respectively. During the year ended December 31, 2024, Medline Brand segment net sales and Segment Adjusted EBITDA were $12.5 billion and $3.3 billion, respectively, while Supply Chain Solutions segment net sales and Segment Adjusted EBITDA were $13.0 billion and $0.6 billion, respectively.

Medline Brand

We offer our customers approximately 190,000 med-surg products through our Medline Brand segment. We produce approximately one-third of these products, which are primarily Class I and II medical devices, through our 33 manufacturing facilities. We focus our manufacturing capabilities on products where we can leverage technology and automation to drive higher quality and lower costs to better serve our customers. For the vast majority of the other two-thirds of Medline Brand products, we utilize a network of more than 500 global partners across a diversified set of approximately 40 countries, with approximately 300 of these relationships being exclusive to us.

Our three Medline Brand segment product categories are as follows:

•

Front Line Care offers mission-critical med-surg products for patient-facing needs, including wound care products, exam gloves, skin care and incontinence products, environment cleaning supplies, textiles, hand sanitizer, durable medical equipment, patient plastics, and decolonization and infection control products.

•

Surgical Solutions offers operating room and perioperative environment product solutions, including surgical procedure trays, drapes and gowns, personal protective equipment, sterile wraps, surgical instruments, surgeon’s gloves, procedure kits, and orthopedic implants.

•

Laboratory and Diagnostics offers a full range of laboratory and diagnostic product solutions, including point of care testing, analyzers and instrumentation, lab and diagnostic consumables, diagnostic instruments, vital signs monitors, and anatomic pathology and phlebotomy products.

We are highly diversified across Medline Brand products and categories, with no significant concentration in any one product. This is a result of our track record of successfully bringing new products to market, with more than 2,100 granted patents and more than 400 FDA 510(k) clearances. The continuous innovation of our product portfolio allows us to support the vast majority of a customer’s med-surg product needs.

Supply Chain Solutions

We offer approximately 145,000 med-surg products from over 1,250 third-party suppliers, including nearly all leading national brands, through our Supply Chain Solutions segment. As a scaled service provider that sells and delivers to the entire continuum of care, Medline is a highly desirable partner to these brands. We also provide our customers supply chain optimization services such as consulting engagements, outsourced warehouse and technology management, put-away-ready packaging, third-party logistics, inventory rationalization, and route planning. Supply Chain Solutions contracts include contractual distributor mark-ups, which may differ by customer agreement. Our third-party suppliers are primarily responsible for costs related to import and inbound freight, whereas we are primarily responsible for costs related to outbound freight from our distribution centers.

Our Distribution Network

We have a differentiated network of 69 global distribution centers, 45 of which are in the United States. Our distribution centers are strategically located to provide next-day delivery to 95% of our U.S. customer base. With over 26 million square feet in the United States, they are expertly designed to optimize distribution logistics and maximize utilization. The products we distribute are packaged to meet each customer’s individual needs and to be “put-away-ready,” which streamlines the customer’s unloading and shelving process. We utilize AI and robotics technology in our distribution centers to drive efficiency and reduce costs. Our technologically advanced distribution centers allow us to extend cutoff times by which customers can place orders for delivery within a desired date, expand our product offering, and better service our expanding customer base. We also operate our own fleet of more than 2,000 MedTrans trucks that deliver our products across care settings within the United States. Our $4.5 billion of global on-hand inventory as of December 31, 2024, coupled with our market-leading supply chain capabilities, drive our ability to fulfill customer orders with service levels of 99% and support our high customer satisfaction levels. Over the last five years, we have invested $1.6 billion in total capital expenditures within our distribution network. As of December 31, 2024, we had approximately 25% in excess capacity across our platform to support our long-term growth.

Our Commercial Platform

Our deep connectivity to our customers is driven by the strength of our dedicated and tenured commercial team. We have a U.S. commercial team of approximately 3,800 people across all points of care, which includes account managers, product specialists, specialized clinical resources, customer service representatives, supply chain specialists, and Prime Vendor analysts. Our team prides themselves on their deep-rooted customer relationships and the value of their longstanding partnerships. We have created an entrepreneurial environment which empowers our salesforce to work with our product managers to create innovative products that meet market demand. We have a team devoted to each channel in the United States and each region or country internationally, which allows our salesforce teams to develop market-specific knowledge. Our differentiated, customer-focused culture and salesforce empowerment have driven a strong U.S. salesforce retention rate of greater than 85% in 2024.

Key Factors and Trends

Aging Population and Increased Healthcare Utilization

Secular tailwinds, including an aging population and the growing prevalence of chronic conditions, which are expected to drive elevated volumes and increased health expenditures over the long term. The number of Americans aged 65 and older is projected to increase by 47% from 2022 to 2050, and today approximately 60% of Americans have at least one chronic disease, with approximately 40% having two or more. Due to these factors, national health expenditures are projected to outpace GDP growth, with an annual growth rate of 5.6% from 2023 to 2032, according to CMS. We will continue to serve our customer base as their underlying patient volumes increase and the demand for our med-surg products grows over time.

End Market Dynamics Including Shifting Sites of Care and Consolidation

Our business is positively impacted by the ongoing shift of higher acuity procedures to lower-cost sites of care and consolidation of healthcare providers into IDNs. These factors have led to increased volumes across non-acute care delivery settings and drive customers to seek partners with reliable manufacturing and distribution capabilities who can serve their various end markets. Because of our comprehensive capabilities and offerings, we view these industry changes as advantageous and reflective of the broad strengths embedded in our business model. By continuing to enhance our product portfolio and tailor our service offerings, we aim to expand the value we provide to our customers across the entire continuum of care.

New Prime Vendor Growth

Our historical track record of earning new Prime Vendor customers has been a key driver of sustained growth and share gains for Medline. As Prime Vendor, we can deliver significant cost savings to our customers. Our scale allows us to consistently deliver lower prices and better service levels on Medline Brand products relative to third-party alternatives, while also lowering the distribution cost for delivery of the full range of med-surg products. This often motivates customers to purchase more Medline Brand products over time.

For example, in the acute care sector, at the beginning of a Prime Vendor relationship, Medline Brand products typically represent approximately 10% of a customer’s product mix but has the potential to reach approximately 60% Medline Brand over time. Based on our historical experience when offering new products, we expect this like-for-like product conversion opportunity to grow as we expand our product portfolio, either through new product development or acquisitions.

Medline Brand conversion is mutually beneficial for both our customers and us—the value we provide customers at the outset of a Prime Vendor agreement meaningfully increases over time, as they accrue savings by purchasing our lower cost Medline Brand products, while our profitability grows given the enhanced margin profile of Medline Brand products.

Non-Prime Vendor Growth

Our customer base includes those who purchase products through us but with whom we do not currently have a Prime Vendor relationship. We expect Medline Brand net sales to non-Prime Vendor customers to continue to grow as we deepen our relationships with these customers and expand our Medline Brand product portfolio. Furthermore, as these customers recognize the value proposition of Medline Brand and distribution network, we will have the opportunity to earn Prime Vendor agreements from them.

Medline Brand Growth

Our ability to sell Medline Brand products has impacted and will continue to impact our financial performance. These products represent approximately 50% of our net sales today, or $12.5 billion for the fiscal year ending December 31, 2024. The product categories that comprise our Medline Brand offerings represent a $75 billion U.S. market opportunity, resulting in meaningful whitespace for future growth relative to our current net sales volume.

We sell these Medline Brand products to both our Prime Vendor and non-Prime Vendor customers. Today, our Prime Vendor agreements have an approximate average mix of 65% Supply Chain Solutions and 35% Medline Brand, presenting a significant opportunity to drive customer savings through further Medline Brand adoption in the years ahead. Supply Chain Solutions products for which like-for-like Medline Brand products are available represented approximately $4.0 billion in net sales to existing Prime Vendor customers as of December 31, 2024. Assuming historical margins, if 100% of such products were converted to available like-for-like Medline Brand products, the incremental gross profit opportunity associated with such conversion would be approximately $1.0 billion. Conversion of 100% of this opportunity is not immediately achievable, and we cannot provide any assurance regarding the timing or extent of any such conversions. While we historically have earned higher margins upon conversion from third-party national brand products to like-for-like Medline Brand products, because of the lower average prices for Medline Brand products, there is typically a negative impact on net sales upon the conversion of Supply Chain Solutions products to like-for-like Medline Brand products if volume is assumed to be constant. We believe that the average margins for Supply Chain Solutions products converted to Medline Brand products have not significantly differed from those that have not been converted. Similarly, the average margins of products converted to Medline Brand do not vary materially from their unconverted counterparts. Therefore, we assume our historical estimates will continue with future conversions. For further information on potential risks relating to this conversion opportunity, please refer to “Risk Factors—Risks Related to Our Business, Industry and Operations—Our failure to establish and maintain Prime Vendor relationships may cause our revenue to decline.”

New Product Launches

Our approach to product development is shaped by a long history of actively gathering and incorporating customer feedback. Over the years, we have refined our ability to identify underlying needs and challenges faced by our customers. By carefully examining customer pain points, our teams are encouraged to respond with well-informed product innovations that address these issues directly and effectively.

Our innovation process involves close collaboration across multiple parts of our organization. Medline product teams work with our salesforce and regulatory experts to translate the insights gained from customer experiences into new Medline Brand products. This integrated approach ensures that we introduce high-quality products that meet recognized needs.

Our scaled go-to-market strategy and entrepreneurial culture allows us to quickly introduce new products across our customer base, increasing the likelihood of commercial success. By continually applying this model, we aim to maintain our role as a dependable partner and resource for our customers, supporting them with innovative solutions as their needs evolve.

M&A

Our disciplined, global M&A strategy is focused on pursuing adjacent products and services as well as expanding into new channels. We have a proven strategy for integrating new acquisitions and achieving significant synergies, which has enabled us to acquire businesses at attractive valuations on a post-synergy basis. The breadth of our product channels and our low-cost manufacturing and sourcing model makes Medline a powerful M&A platform.

Our recent notable acquisitions include:

•

On August 1, 2024, we acquired the global surgical solutions business of Ecolab, Inc., including industry-leading Microtek product lines (“Microtek”). The acquisition provides us with innovative sterile drape solutions for surgeons, patients, and operating room equipment, as well as Ecolab’s fluid temperature management system. The purchase price for the acquisition was approximately $905 million.

•

On February 1, 2024, we acquired 100% of the shares of Sinclair Dental Co. Ltd for approximately $195 million. Sinclair Dental Co. Ltd was the largest independent distributor of dental supplies and equipment in Canada. Their dental products, including patented ones, will diversify our portfolio in Canada and are expected to earn us new customers. The addition of their distribution centers will also expand our footprint in Canada.

As industry consolidation continues, we believe we are well-positioned to capitalize on this trend to continue to grow and gain share in this global market. See “Risk Factors—Risks Related to Our Business, Industry and Operations—We may be unable to derive fully the anticipated benefits from our existing or future acquisitions, joint ventures, investments, dispositions, or other strategic transactions.”

Trade Relations and Impacts of Tariffs on our Business

In 2018, tariffs were enacted on a range of products from China, including some medical products. While a number of Medline Brand products contract manufactured in China experienced increased costs, we were able to utilize our scale to deploy a set of strategic actions to mitigate the impacts on our results. In turn, we shared a portion of these savings with our customers by maintaining competitive pricing on the affected products. These strategic actions included the following:

•

Shifted Production Across Our Globally Diversified Network of Sourcing Partners: Our global network of more than 500 global sourcing partners across a diversified set of approximately 40 countries enabled us to strategically shift which country our Medline Brand products are sourced from, and allowed us to manage costs while simultaneously maintaining the high quality our customers expect from our products;

•

Procured More Cost-Competitive Raw Materials: We focused on securing more cost-competitive raw materials, leveraging global supplier relationships and tactical negotiating strategies to contain expenses without compromising quality;

•

Optimized Production Processes: We implemented process improvements and enhanced existing automation capabilities to reduce operational inefficiencies in our manufacturing facilities, driving sustainable cost savings; and

•	Policymaker Engagement: We engaged with external policy and advocacy partners on the need to produce and supply med-surg products.

•

Price Adjustments: For products where we were unable to offset these cost pressures, we enacted selective price increases, enabling us to make continued investment in the capabilities essential to enhance our customer value proposition.

The current U.S. and international political environment, including existing and potential changes to U.S. policies related to global trade and tariffs, have resulted in uncertainty surrounding the future state of the global economy. While the global tariff environment is unpredictable, as a global company with strategically located and owned manufacturing, combined with a broadly diversified sourcing footprint, we believe we are well-positioned to mitigate potential supply chain challenges. We have multiple mitigation levers at our disposal, which include strategically re-allocating production to other parts of the world, leveraging our new and existing supplier base, driving efficiencies and optimizing our own manufacturing footprint, qualified exclusions, and, lastly, enacting price increases in a thoughtful and strategic way. For the six months ended June 28, 2025, the impact of new tariffs on our business was not material to our condensed consolidated financial statements.

We are actively monitoring developments in the global tariff environment and will continue to evaluate the potential impact of the announced tariffs and related developments on our business and financial condition, as well as on our customers and suppliers, and the actions we may take to mitigate any impact. We do not expect to be able to establish alternative sources of supply or otherwise mitigate the full financial impact of tariffs on all of the products that we source, manufacture or distribute.

Supply Chain Disruption and Inflationary Pressures

Our business is impacted by supply chain disruptions, including but not limited to labor shortages, raw material shortages, and third-party supplier issues. Additionally, inflation has had, and may continue to have, a material impact on the cost to source materials or produce and distribute finished goods to customers. In these periods of disruption, our costs typically increase, and our operations may be constrained. While these factors can impact profitability, we have established the capabilities and infrastructure designed to mitigate the associated impact on our financial performance.

This was evidenced during the COVID-19 pandemic, which caused widespread supply chain disruption and heightened demand for essential med-surg products in the United States. During this period, we experienced elevated inflationary pressures associated with inbound freight, fuel, and labor costs, in particular. Our globally diversified sourcing partnerships, robust domestic manufacturing footprint, and owned distribution network allowed us to provide reliable product availability and maintain competitive pricing, resulting in uninterrupted net sales growth.

Seasonality

Seasonal factors inherent in our business change the demand for products, including illness or disease patterns, the timing of elective medical procedures, and customer spending patterns. Historically, we have experienced higher net sales in the fourth quarter as a result of certain of these factors.

Impact of the Reorganization Transactions

Medline Inc. was incorporated in November 2024 in contemplation of an initial public offering. Prior to the completion of this offering, we will execute several reorganization transactions described in “Organizational

Structure—Blocker Transfers” and “Organizational Structure—Reclassification and Amendment and Restatement of the Limited Partnership Agreement of Medline Holdings,” as a result of which the limited partnership agreement of Medline Holdings will be amended and restated to, among other things, modify its capital structure by reclassifying its outstanding Class A Units and CUPI Units held by the Continuing Common Unitholders into a new class of limited partnership interests that we refer to as “Common Units” and reclassifying its outstanding Class B Units held by the Continuing Incentive Unitholders into a new class of limited partnership interests that we refer to as “Incentive Units.” In addition, Class A Units, CUPI Units, and all vested and unvested Class B Units that are not reclassified into Units will be directly or indirectly exchanged for shares of Class A common stock, in each case, as described under “Organizational Structure—Reclassification and Amendment and Restatement of the Limited Partnership Agreement of Medline Holdings” and “Executive Compensation—Compensation Arrangements to be Adopted in Connection with this Offering—Treatment of Existing Equity Interests.” Pursuant to the amended and restated limited partnership agreement of Medline Holdings, Medline Inc. will be the general partner of Medline Holdings.

Medline Inc. is a corporation for U.S. federal and state income tax purposes. Medline Inc.’s accounting predecessor, Medline Holdings, is treated as a flow-through entity for U.S. federal income tax purposes, and, as such, has generally not been subject to U.S. federal income tax at the entity level. Accordingly, unless otherwise specified, the historical results of operations and other financial information set forth in this prospectus do not include any provision for U.S. federal income tax. Following this offering, Medline Inc. will pay U.S. federal and state income taxes as a corporation on its share of Medline Holdings’ taxable income.

The Reorganization Transactions lack economic substance and therefore will be accounted for in a manner consistent with a reorganization of entities under common control. As a result, the consolidated financial statements of Medline Inc. will recognize the assets and liabilities received in the reorganization at their historical carrying amounts, as reflected in the historical consolidated financial statements of Medline Holdings, the accounting predecessor.

In addition, in connection with the Reorganization Transactions and this offering, we will enter into the tax receivable agreement as described under “Certain Relationships and Related Person Transactions—Tax Receivable Agreement.”

We and the Continuing Unitholders will also enter into an exchange agreement under which they (or certain permitted transferees) will have the right (subject to the terms of the exchange agreement) to exchange their Common Units (including Common Units issued upon conversion of vested Incentive Units) for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications, whereupon an equivalent number of shares of Class B common stock held by such Continuing Unitholder will be automatically transferred to us and cancelled and retired upon any such exchange. See “Organizational Structure” and “Certain Relationships and Related Person Transactions.”

Following this offering, the Continuing Common Unitholders will hold all of initially outstanding shares of our Class B common stock, and, upon conversion of vested Incentive Units for Common Units, the converting holders will also receive an equivalent number of shares of Class B common stock. The shares of Class B common stock will have no economic rights but will entitle each holder to one vote for each share held of record on all matters to be voted on by stockholders generally, with the number of shares of Class B common stock held by each Continuing Unitholder being equivalent to the number of Common Units held by such Continuing Unitholder. If at any time the ratio at which Common Units are exchangeable for shares of Class A common stock of Medline Inc. changes from one-for-one as described under “Certain Relationships and Related Person Transactions—Exchange Agreement,” the number of votes to which Class B common stockholders are entitled will be adjusted accordingly. Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law.

Public Company Costs

We incurred costs associated with preparing to become a public company during the six months ended June 28, 2025 and the year ended December 31, 2024, and following the completion of this offering, we will continue to incur these costs as well as additional expenses associated with operating as a public company. We expect that these costs will include additional personnel, legal, consulting, regulatory, insurance, accounting, investor relations, and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules adopted by the SEC and national securities exchanges, requires public companies to implement specified corporate governance practices that are currently inapplicable to us as a private company. These additional rules and regulations will increase our legal, regulatory, financial, and insurance compliance costs and will make some activities more time-consuming and costly.

Key Components of Our Results of Operations

Net Sales

We generate net sales principally from the sales of products. The majority of the sales transactions are supported by an underlying agreement or a formal purchase order. Net sales are recognized with the transfer of control that is generally when a product is shipped to a customer, the customer has legal title to the product, and we have a right to payment for such product. Although products are generally sold at fixed prices, our contracts have variable consideration, which we estimate at the point when net sales are recognized, based on the expected value to be provided to the customer.

Cost of Goods Sold

Cost of goods sold consists of product costs, including the cost of materials, direct and indirect labor costs, overhead, depreciation of manufacturing assets, inbound shipping and handling costs, and import expenses, net of any applicable third-party supplier rebates.

Selling, General, and Administrative Expenses

Selling, general, and administrative (“SG&A”) expenses include corporate management and support functions, such as general management, legal, accounting, finance, human resources, sales, marketing, and other functions not directly associated with net sales generating activities. SG&A expenses include salaries, bonuses and other payroll-related benefits, general operating expenses such as occupancy costs, information technology infrastructure, travel, outbound freight, advertising, research and development, marketing expenses, and credit losses.

Amortization of Intangible Assets

Intangible assets are initially measured at fair value and consist of trade names, customer relationships, and developed technology from acquisitions. The definite-lived intangible assets are amortized using the straight-line method over their estimated useful lives.

Other Operating Expenses (Income)

Other operating expenses (income) includes restructuring costs, impairment, litigation settlement charges, loss (gain) on sale of assets, acquisition-related costs, costs incurred in contemplation of this offering, and a one-time gain due to a change in valuation estimate resulting from cash collected on accounts receivable in excess of their acquisition-date fair value.

Interest Expense, net

Interest expense, net includes interest expense incurred on borrowings, amortization expense of deferred financing costs, and gain or loss from cash flow hedge transactions, as well as interest income generated on overdue customer receivable balances, bank deposits, and money market investments.

Other (Expense) Income, net

Other (expense) income, net includes investment income or loss from market value changes on undesignated derivatives, gain related to the derecognition of intangible assets, pro-rata income or loss of equity investment, debt extinguishment loss, debt refinancing/issuance cost, and other non-operating income or expense.

Foreign Exchange Gain (Loss), net

Foreign exchange gain (loss), net is generated by trade balances and loans denominated in currencies other than U.S. dollars, the reporting currency, as well as settlements of intercompany balances.

Provision for Income Taxes

The provision for income taxes consists primarily of income taxes related to our U.S. corporate and foreign subsidiaries in jurisdictions in which we conduct business. The majority of our income is generated within U.S. pass-through entities, in which federal and some state income taxes are not assessed at the entity level. As such, our effective tax rate will vary based on the level of income earned by tax paying and non-tax paying entities as well as the geographic mix of profits and other items. Following the completion of this offering, we will be subject to taxation as a corporation.

Condensed Consolidated Results of Operations

For the six months ended June 28, 2025 compared to the six months ended June 29, 2024

	Six Months Ended
(in millions, except percentages)	June 28, 2025	June 29, 2024	$ change	% change
	(Unaudited)
Net sales	$13,530	$12,335	$1,195	9.7%
Cost of goods sold	9,801	8,967	834	9.3%

Gross profit	3,729	3,368	361	10.7%
Operating expense
Selling, general, and administrative expenses	2,143	1,956	187	9.6%
Amortization of intangible assets	351	335	16	4.8%
Other operating expenses (income)	22	(3)	25	NM (1)

Total operating expense	2,516	2,288	228	10.0%

Operating income	1,213	1,080	133	12.3%
Other expense:
Interest expense, net	(433)	(442)	9	(2.0)%
Other expense, net	—	(34)	34	NM (1)
Foreign exchange loss, net	(83)	(1)	(82)	NM (1)

Total other expense	(516)	(477)	(39)	8.2%

Income before income taxes	697	603	94	15.6%
Provision for income taxes	42	16	26	NM (1)

Net income	$655	$587	$68	11.6%

(1)	Not Meaningful

Net Sales

Net sales for the six months ended June 28, 2025 increased $1,195 million, or 9.7%, to $13,530 million, compared to $12,335 million for the respective period in 2024. Net sales for the six months ended June 28, 2025 increased $1,018 million, or 8.2% from organic growth and $192 million, or 1.6% from acquisitions with foreign currency having an immaterial impact on net sales. Organic net sales growth was substantially all related to increased volumes with pricing having an immaterial impact.

Net sales for the U.S. business for the six months ended June 28, 2025 increased $1,108 million, or 9.6%, to $12,593 million, compared to $11,485 million for the respective period in 2024 primarily driven by volume growth in Prime Vendor sales, which increased $858 million, or 11.0%, to $8,678 million, compared to $7,820 million for the respective period in 2024.

Net sales for the U.S. acute care business, which includes both Prime Vendor and non-Prime Vendor customers, increased $772 million, or 9.1%, to $9,288 million, compared to $8,516 million for the respective period in 2024, primarily driven by volume growth. Net sales for the U.S. non-acute care business increased $336 million, or 11.3%, to $3,305 million, compared to $2,969 million for the respective period in 2024, primarily driven by volume growth.

Net sales for the international business for the six months ended June 28, 2025 increased $87 million, or 10.2%, to $937 million, compared to $850 million for the respective period in 2024, primarily driven by volume growth. Organic growth and acquisitions contributed $61 million and $41 million incremental net sales for the six months ended June 28, 2025, respectively, partially offset by unfavorable foreign currency impact.

Cost of Goods Sold and Gross Profit

Cost of goods sold for the six months ended June 28, 2025 increased $834 million, or 9.3%, to $9,801 million, compared to $8,967 million for the respective period in 2024, primarily driven by the growth in net sales, including the impact of acquisitions as noted above. Gross profit margin is impacted negatively by sales to new Prime Vendor customers that typically have lower margins in early periods and impacted positively by increased sales to existing Prime Vendor customers as we shift sales from Supply Chain Solutions third-party national brand products to Medline Brand products. Gross profit as a percentage of sales increased from 27.3% for the six months ended June 29, 2024 to 27.6% for the six months ended June 28, 2025, primarily driven by 91 basis points from lower product costs, including sourcing savings and operating leverage, partially offset by 49 basis points from higher import related costs.

SG&A Expenses

SG&A expenses for the six months ended June 28, 2025 increased $187 million, or 9.6%, to $2,143 million, compared to $1,956 million for the respective period in 2024, primarily due to $98 million related to higher compensation and benefit expenses related to investments in headcount, $54 million of incremental cost from acquisitions, $23 million related to higher outbound freight, and $22 million related to credit loss expense, partially offset by $43 million related to a favorable settlement of an intellectual property dispute.

Other Expense, net

Other expense, net for the six months ended June 29, 2024 was primarily due to loss on debt extinguishment and other refinancing costs and fees incurred.

Foreign Exchange Loss, net

Foreign exchange loss, net for the six months ended June 28, 2025 was primarily driven by unfavorable foreign exchange movement on certain borrowings denominated in the euro.

For the year ended December 31, 2024 compared to the year ended December 31, 2023

	Year ended
(in millions, except percentages)	December 31, 2024	December 31, 2023	$ Change	% Change
Net sales	$25,507	$23,231	$2,276	9.8%
Cost of goods sold	18,531	17,346	1,185	6.8%

Gross profit	6,976	5,885	1,091	18.5%
Operating expense
Selling, general, and administrative expenses	4,108	3,867	241	6.2%
Amortization of intangible assets	685	662	23	3.5%
Other operating expenses	37	106	(69)	(65.1)%

Total operating expense	4,830	4,635	195	4.2%

Operating income	2,146	1,250	896	71.7%
Other (expense) income
Interest expense, net	(864)	(976)	112	(11.5)%
Other (expense) income, net	(43)	1	(44)	NM(1)
Foreign exchange gain (loss), net	7	(11)	18	(163.6)%

Total other expense	(900)	(986)	86	(8.7)%

Income before income taxes	1,246	264	982	372.0%
Provision for income taxes	46	30	16	53.3%

Net income	$1,200	$234	$966	412.8%

(1)	Not Meaningful

Net Sales

Net sales for the year ended December 31, 2024 increased $2,276 million, or 9.8%, to $25,507 million, compared to $23,231 million for the respective period in 2023. Net sales for the year ended December 31, 2024 increased $1,850 million, or 8.0% from organic growth and $442 million, or 1.9% from acquisitions with foreign currency having an immaterial impact on net sales. Organic net sales growth was substantially all related to increased volumes, with pricing having an immaterial impact.

Net sales for the U.S. business for the year ended December 31, 2024 increased $1,947 million, or 8.9%, to $23,747 million, compared to $21,800 million for the respective period in 2023, primarily driven by volume growth in Prime Vendor sales, which for the year ended December 31, 2024 increased $1,532 million, or 10.6%, to $16,033 million, compared to $14,501 million for the respective period in 2023.

The increase in Prime Vendor sales was a mix of $664 million related to new Prime Vendor relationships and $1,126 million related to existing Prime Vendor relationships, partially offset by a decrease of $258 million related to lost Prime Vendor relationships. Acquisitions also contributed $195 million incremental net sales in 2024. Net sales for the U.S. acute care business, which includes both Prime Vendor and non-Prime Vendor customers, increased $1,585 million, or 10.0%, to $17,491 million, compared to $15,906 million for the respective period in 2023, primarily driven by volume growth. Net sales for the U.S. non-acute care business increased $362 million, or 6.1%, to $6,256 million, compared to $5,894 million for the respective period in 2023, primarily driven by volume growth in post-acute care business of $219 million, physician offices of $185 million, and ambulatory surgical centers of $120 million, partially offset by the decrease in managed care of $276 million.

Net sales for the international business for the year ended December 31, 2024 increased $329 million, or 23.0%, to $1,760 million, compared to $1,431 million for the respective period in 2023, primarily driven by volume growth. Acquisitions contributed $247 million incremental net sales in 2024, and the remaining increase of $82 million is due to organic growth.

Cost of Goods Sold and Gross Profit

Cost of goods sold for the year ended December 31, 2024 increased $1,185 million, or 6.8%, to $18,531 million, compared to $17,346 million for the respective period in 2023. For the year ended December 31, 2024, the increase was primarily driven by the growth in net sales, including the impact of acquisitions as noted above. Gross profit margin is both impacted negatively by sales to new Prime Vendor customers that typically have lower margins in early periods and impacted positively by increased sales to existing Prime Vendor customers as we shift sales from Supply Chain Solutions third-party national brand products to Medline Brand products. Gross profit as a percentage of sales increased from 25.3% for the year ended December 31, 2023 to 27.3% for the year ended December 31, 2024, primarily driven by 270 basis points from lower product costs, including sourcing savings, partially offset by 67 basis points from higher labor costs.

SG&A Expenses

SG&A expenses for the year ended December 31, 2024 increased $241 million, or 6.2%, to $4,108 million, compared to $3,867 million for the respective period in 2023, primarily due to $97 million of incremental expenses related to acquisitions, an increase of $48 million in credit loss expense, and an increase of $40 million in operations expense.

Amortization of Intangible Assets

Amortization of intangible assets for the year ended December 31, 2024 increased $23 million, or 3.5%, to $685 million, compared to $662 million for the respective period in 2023, primarily due to the addition of intangible assets related to 2024 acquisitions.

Other Operating Expenses

Other operating expenses for the year ended December 31, 2024 decreased $69 million, or 65.1%, to $37 million, compared to $106 million for the respective period in 2023. The combined impact in 2023 of the one-time EtO litigation charge of $163 million that was partially offset by a one-time gain of $75 million due to a change in valuation estimate resulting from cash collected on accounts receivable in excess of their acquisition-date fair value did not recur in 2024. Acquisition-related expenses of $20 million were recognized in 2024, further offsetting the year-over-year decrease.

Interest Expense, net

Interest expense, net for the year ended December 31, 2024 decreased $112 million, or 11.5%, to $864 million, compared to $976 million for the respective period in 2023. The multiple refinancing activities in 2024 effectively lowered the interest rates in our borrowings, resulting in the lower interest expense.

Other (Expense) Income, net

Other (expense) income, net for the year ended December 31, 2024 decreased to a net expense of $43 million, compared to a net income of $1 million for the respective period in 2023. The decrease is primarily due to loss on debt extinguishment and other refinancing costs and fees incurred in 2024.

For the year ended December 31, 2023 compared to the year ended December 31, 2022

	Year ended
(in millions, except percentages)	December 31, 2023	December 31, 2022	$ change	% change
Net sales	$23,231	$21,448	$1,783	8.3%
Cost of goods sold	17,346	16,231	1,115	6.9%

Gross profit	5,885	5,217	668	12.8%
Operating expense
Selling, general, and administrative expenses	3,867	3,676	191	5.2%
Amortization of intangible assets	662	660	2	0.3%
Other operating expenses	106	20	86	NM (1)

Total operating expense	4,635	4,356	279	6.4%

Operating income	1,250	861	389	45.2%
Other (expense) income:
Interest expense, net	(976)	(872)	(104)	11.9%
Other income, net	1	10	(9)	(90.0)%
Foreign exchange (loss) gain, net	(11)	11	(22)	NM (1)

Total other expense	(986)	(851)	(135)	15.9%

Income before income taxes	264	10	254	NM (1)
Provision for income taxes	30	35	(5)	(14.3)%

Net income (loss)	$234	$(25)	$259	NM (1)

(1)	Not Meaningful

Net Sales

Net sales for the year ended December 31, 2023 increased $1,783 million, or 8.3%, to $23,231 million, compared to $21,448 million for the respective period in 2022. Net sales for the year ended December 31, 2023 increased $1,776 million, or 8.3% from organic growth with foreign currency having an immaterial impact on net sales. Organic net sales growth was substantially all related to increased volumes, with pricing having an immaterial impact.

Net sales for the U.S. business for the year ended December 31, 2023 increased $1,835 million, or 9.2%, to $21,800 million, compared to $19,965 million for the respective period in 2022, primarily driven by volume growth in Prime Vendor sales, which for the year ended December 31, 2023 increased $1,950 million, or 15.5%, to $14,501 million, compared to $12,551 million for the respective period in 2022.

The increase in Prime Vendor sales was a mix of $1,157 million related to new Prime Vendor relationships and $861 million related to existing Prime Vendor relationships, partially offset by a decrease of $68 million related to lost Prime Vendor relationships. Net sales for the U.S. acute care business, which includes both Prime Vendor and non-Prime Vendor customers, increased $1,451 million, or 10.0%, to $15,906 million, compared to $14,455 million for the respective period in 2022, primarily driven by volume growth. Net sales for the U.S. non-acute care business increased $384 million, or 7.0%, to $5,894 million, compared to $5,510 million for the respective period in 2022, primarily driven by volume growth in ambulatory surgical centers of $144 million and physician offices of $147 million.

Net sales for the international business for the year ended December 31, 2023 decreased $52 million, or 3.5%, to $1,431 million, compared to $1,483 million for the respective period in 2022, which was impacted by spot buys of personal protective equipment (“PPE”) products in response to the COVID-19 pandemic, partially offset by volume growth in ongoing sales activities in 2023.

Cost of Goods Sold and Gross Profit

Cost of goods sold for the year ended December 31, 2023 increased $1,115 million, or 6.9%, to $17,346 million, compared to $16,231 million for the respective period in 2022. For the year ended December 31, 2023, the increase was primarily driven by the growth in net sales. Gross profit margin is both impacted negatively by sales to new Prime Vendor customers that typically have lower margins in early periods and impacted positively by increased sales to existing Prime Vendor customers as we shift sales from Supply Chain Solutions third-party national brand products to Medline Brand products. Gross profit as a percentage of net sales increased from 24.3% for the year ended December 31, 2022 to 25.3% for the year ended December 31, 2023, primarily driven by 179 basis points from lower freight and import related costs, partially offset by 67 basis points from higher product costs.

SG&A Expenses

SG&A expenses for the year ended December 31, 2023 increased $191 million, or 5.2%, to $3,867 million, compared to $3,676 million for the respective period in 2022, primarily due to an increase of $265 million in labor costs, including investment in our commercial team and distribution network. These were offset by decreases of $52 million for distribution costs.

Other Operating Expenses

Other operating expenses for the year ended December 31, 2023 increased $86 million, to $106 million, compared to $20 million for the respective period in 2022, primarily due to a one-time EtO litigation charge of $163 million, partially offset by a one-time gain of $75 million due to a change in valuation estimate resulting from cash collected on accounts receivable in excess of its acquisition-date fair value.

Interest Expense, net

Interest expense, net for the year ended December 31, 2023 increased $104 million, or 11.9%, to $976 million, compared to $872 million for the respective period in 2022, primarily due to the higher interest expense of $317 million on our variable-rate debt, partially offset by a $207 million gain from interest rate hedging and interest income.

Business Segment Results of Operations

The following table compares business segment net sales, Segment Adjusted EBITDA, and Segment Adjusted EBITDA Margin for the six months ended June 28, 2025, and June 29, 2024.

	Six Months Ended
(in millions, except percentages)	June 28, 2025	June 29, 2024	$ change	% change
	(Unaudited)
Medline Brand
Net sales	$6,586	$6,063	$523	8.6%
Segment Adjusted EBITDA	1,720	1,595	125	7.8%
Segment Adjusted EBITDA Margin(1)	26.1%	26.3%
Supply Chain Solutions
Net sales	6,944	6,272	672	10.7%
Segment Adjusted EBITDA	383	322	61	18.9%
Segment Adjusted EBITDA Margin(1)	5.5%	5.1%

(1)	We define Segment Adjusted EBITDA Margin as the Segment Adjusted EBITDA divided by segment net sales.

For more information regarding our segments please refer to “Note 15—Segment Information” of our unaudited condensed consolidated financial statements, included elsewhere in this prospectus.

Medline Brand

Medline Brand segment net sales for the six months ended June 28, 2025 increased $523 million, or 8.6%, to $6,586 million, compared to $6,063 million for the respective period in 2024. The increase was primarily driven by volume growth in Prime Vendor sales of all Medline Brand product groups for the six months ended June 28, 2025, which increased $285 million, or 10.8%, to $2,929 million, compared to $2,644 million for the respective period in 2024. Acquisitions also contributed $177 million in incremental net sales.

Surgical Solutions net sales for the six months ended June 28, 2025 increased $348 million, or 13.3%, to $2,956 million, compared to $2,608 million for the respective period in 2024, primarily driven by volume growth of $224 million from kitting products and $73 million from operating room products, including the impact of an acquisition. Front Line Care net sales for the six months ended June 28, 2025 increased $135 million, or 4.5%, to $3,118 million, compared to $2,983 million for the respective period in 2024, primarily driven by volume growth across most product families, led by an increase of $32 million from ReadyCare products, $21 million from environmental services products, and $20 million from repositioning and offloading products. Laboratory and Diagnostics net sales for the six months ended June 28, 2025 increased $40 million, or 8.5%, to $512 million, compared to $472 million for the respective period in 2024, primarily driven by volume growth in laboratory products of $36 million.

Medline Brand Segment Adjusted EBITDA for the six months ended June 28, 2025 increased $125 million, or 7.8%, to $1,720 million, compared to $1,595 million for the respective period in 2024, primarily driven by net sales growth, including the impact of acquisitions as noted above. Medline Brand Segment Adjusted EBITDA Margin decreased to 26.1% from 26.3%, primarily driven by 90 basis points from higher import related costs, partially offset by 68 basis points from lower product costs, including sourcing savings.

Supply Chain Solutions

Supply Chain Solutions segment net sales for the six months ended June 28, 2025 increased $672 million, or 10.7%, to $6,944 million, compared to $6,272 million for the respective period in 2024. The increase was primarily driven by volume growth in Prime Vendor sales for the six months ended June 28, 2025, which increased $573 million, or 11.1%, to $5,749 million, compared to $5,176 million for the respective period in 2024, including growth with existing customers and implementation of new relationships.

Supply Chain Solutions Segment Adjusted EBITDA for the six months ended June 28, 2025 increased $61 million, or 18.9%, to $383 million, compared to $322 million for the respective period in 2024, primarily driven by net sales growth. Supply Chain Solutions Segment Adjusted EBITDA Margin increased to 5.5% from 5.1%, primarily due to operating leverage.

The following table compares business segment net sales, Segment Adjusted EBITDA, and Segment Adjusted EBITDA Margin for the years ended December 31, 2024 and 2023.

	Year ended
(in millions, except percentages)	December 31, 2024	December 31, 2023	$ change	% change
Medline Brand
Net sales	$12,515	$11,613	$902	7.8%
Segment Adjusted EBITDA	3,269	2,704	565	20.9%
Segment Adjusted EBITDA Margin(1)	26.1%	23.3%
Supply Chain Solutions
Net sales	12,992	11,618	1,374	11.8%
Segment Adjusted EBITDA	647	491	156	31.8%
Segment Adjusted EBITDA Margin(1)	5.0%	4.2%

(1)	We define Segment Adjusted EBITDA Margin as the Segment Adjusted EBITDA divided by segment net sales.

For more information regarding our segments please refer to “Note 18—Segment Information” to our audited consolidated financial statements, included elsewhere in this prospectus.

Medline Brand

Medline Brand segment net sales for the year ended December 31, 2024 increased $902 million, or 7.8%, to $12,515 million, compared to $11,613 million for the respective period in 2023. The increase was primarily driven by volume growth in Prime Vendor sales of all Medline Brand product groups for the year ended December 31, 2024, which increased $524 million, or 10.7%, to $5,410 million, compared to $4,886 million for the respective period in 2023. Acquisitions also contributed $177 million in incremental net sales in 2024.

Surgical Solutions net sales for the year ended December 31, 2024 increased $540 million, or 11.0%, to $5,471 million, compared to $4,931 million for the respective period in 2023, primarily driven by $345 million from the increased volume in kitting products and incremental sales of $127 million from the acquired Microtek business. Front Line Care net sales for the year ended December 31, 2024 increased $243 million, or 4.2%, to $6,088 million, compared to $5,845 million for the respective period in 2023, primarily driven by volume growth of $86 million from incontinence products, $74 million from advanced and essential wound care products, and $44 million from repositioning products. Laboratory and Diagnostics net sales for the year ended December 31, 2024 increased $119 million, or 14.2%, to $956 million, compared to $837 million for the respective period in 2023, primarily driven by volume growth in laboratory products of $109 million.

Medline Brand Segment Adjusted EBITDA for the year ended December 31, 2024 increased $565 million, or 20.9%, to $3,269 million, compared to $2,704 million for the respective period in 2023, primarily driven by net sales growth, including the impact of acquisitions as noted above. Medline Brand Segment Adjusted EBITDA Margin increased to 26.1% from 23.3%, primarily driven by 277 basis points from product-related costs substantially all coming from sourcing savings.

Supply Chain Solutions

Supply Chain Solutions segment net sales for the year ended December 31, 2024 increased $1,374 million, or 11.8%, to $12,992 million, compared to $11,618 million for the respective period in 2023. The increase was primarily driven by volume growth in Prime Vendor sales for the year ended December 31, 2024, which increased $1,008 million, or 10.5%, to $10,623 million, compared to $9,615 million for the respective period in 2023, including implementation of new relationships and growth with existing customers. Acquisitions also contributed $265 million incremental net sales in 2024.

Supply Chain Solutions Segment Adjusted EBITDA for the year ended December 31, 2024 increased $156 million, or 31.8%, to $647 million, compared to $491 million for the respective period in 2023. Supply Chain Solutions Segment Adjusted EBITDA Margin increased to 5.0% from 4.2%, primarily due to operating leverage, partially offset by a mix of both new customer signings and customer renewals which had lower distributor markups.

The following table compares business segment net sales, Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin for the years ended December 31, 2023 and 2022.

	Year ended
(in millions, except percentages)	December 31, 2023	December 31, 2022	$ change	% change
Medline Brand
Net sales	$11,613	$10,999	$614	5.6%
Segment Adjusted EBITDA	2,704	2,240	464	20.7%
Segment Adjusted EBITDA Margin(1)	23.3%	20.4%
Supply Chain Solutions
Net sales	11,618	10,449	1,169	11.2%
Segment Adjusted EBITDA	491	490	1	0.2%
Segment Adjusted EBITDA Margin(1)	4.2%	4.7%

(1)	We define Segment Adjusted EBITDA Margin as the Segment Adjusted EBITDA divided by segment net sales.

For more information regarding our segments please refer to “Note 18—Segment Information” to our audited consolidated financial statements, included elsewhere in this prospectus.

Medline Brand

Medline Brand segment net sales for the year ended December 31, 2023 increased $614 million, or 5.6%, to $11,613 million, compared to $10,999 million for the respective period in 2022. The increase was primarily driven by volume growth in Prime Vendor sales of all Medline Brand product groups for the year ended December 31, 2023, which increased $634 million, or 14.9%, to $4,886 million, compared to $4,252 million for the respective period in 2022.

Surgical Solutions net sales for the year ended December 31, 2023 increased $485 million, or 10.9%, to $4,931 million, compared to $4,446 million for the respective period in 2022, largely driven by continued existing customer volume growth as surgery procedures recovered throughout 2023 from the prior year backlog. Front Line Care net sales for the year ended December 31, 2023 increased $136 million, or 2.4%, to $5,845 million, compared to $5,709 million for the respective period in 2022, primarily driven by volume growth of $105 million from primary care products and $49 million from wound care products. Laboratory and Diagnostics net sales for the year ended December 31, 2023 decreased $7 million, or 0.8%, to $837 million, compared to $844 million for the respective period in 2022 driven by a decrease in test kit volumes due to the normalization of COVID-19 and flu seasons.

Medline Brand Segment Adjusted EBITDA for the year ended December 31, 2023 increased $464 million, or 20.7%, to $2,704 million, compared to $2,240 million for the respective period in 2022, primarily driven by net sales growth. Medline Brand Segment Adjusted EBITDA Margin increased to 23.3% from 20.4%, 300 basis points of which was driven by lower freight and import related costs due to fewer supply chain disruptions and decreases in global shipping costs, which had spiked during the COVID-19 pandemic. Freight and import related costs primarily impact the Medline Brand segment due to its vertically integrated model that requires sourcing materials globally.

Supply Chain Solutions

Supply Chain Solutions segment net sales for the year ended December 31, 2023 increased $1,169 million, or 11.2%, to $11,618 million, compared to $10,449 million for the respective period in 2022. The increase was primarily driven by volume growth in Prime Vendor sales for the year ended December 31, 2023, which increased $1,315 million, or 15.8%, to $9,615 million, compared to $8,300 million for the respective period in 2022, including implementation of new relationships and growth with existing customers.

Supply Chain Solutions Segment Adjusted EBITDA for the year ended December 31, 2023 increased $1 million, or 0.2%, to $491 million, compared to $490 million for the respective period in 2022. Supply Chain Solutions Segment Adjusted EBITDA Margin decreased to 4.2% from 4.7%, primarily driven by a mix of both new customer signings and customer renewals which had lower distributor markups.

Non-GAAP Financial Information

Management believes that certain financial measures that are not presented in accordance with GAAP provide management and investors useful supplemental information that provides a meaningful view of our financial condition and results of operations across periods by removing the impact of items that management believes do not directly reflect our ongoing operating performance. Adjusted EBITDA and Adjusted EBITDA Margin are supplemental measures that are not required by or presented in accordance with GAAP. In evaluating our performance as measured by Adjusted EBITDA and Adjusted EBITDA Margin, management recognizes and considers the limitations of these measures. Other companies in our industry may calculate Adjusted EBITDA and Adjusted EBITDA Margin differently than we do or may not calculate them at all, limiting their usefulness as comparative measures. Because of these limitations, Adjusted EBITDA and Adjusted EBITDA Margin should not be considered in isolation or as substitutes for net income (loss), or any other measure calculated in accordance with GAAP, as applicable, and should be considered together with our GAAP financial measures and the reconciliations to the corresponding GAAP financial measures set forth in this prospectus.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA is defined as net income (loss) adjusted for (i) interest expense, net, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) inventory-related adjustments, (v) stock-based compensation, (vi) change of control expenses, (vii) acquisition and integration-related adjustments, (viii) litigation (gains) charges, net, and (ix) other non-core (gains) charges. Management defines Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales. Adjusted EBITDA and Adjusted EBITDA Margin are key performance measures that our management uses to assess our financial performance as well as for internal planning and forecasting purposes. We consider Adjusted EBITDA and Adjusted EBITDA Margin to be meaningful performance measures to investors to evaluate our operating performance and to compare the financial results between periods.

The following table sets forth a reconciliation of net income (loss), the most comparable GAAP measure, to Adjusted EBITDA and Adjusted EBITDA Margin:

	Six Months Ended		Year Ended
(in millions, except percentages)	June 28, 2025	June 29, 2024	December 31, 2024	December 31, 2023	December 31, 2022
	(Unaudited)
Net income (loss)	$655	$587	$1,200	$234	$(25)
Interest expense, net	433	442	864	976	872
Provision for income taxes	42	16	46	30	35
Depreciation and amortization(1)	497	476	977	951	933
Inventory-related adjustments(2)	36	57	78	150	165
Stock-based compensation	37	33	61	78	64
Change of control expenses(3)	—	—	—	217	277
Litigation (gains) charges, net(4)	(47)	1	2	161	—
Other non-core charges (gains)(5)	150	59	133	(29)	7

Adjusted EBITDA	$1,803	$1,671	$3,361	$2,768	$2,328

Net income (loss) margin(6)	4.8%	4.8%	4.7%	1.0%	(0.1)%

Adjusted EBITDA Margin(6)	13.3%	13.5%	13.2%	11.9%	10.9%

(1)

Includes $38 million and $38 million of depreciation associated with acquisitions for the six months ended June 28, 2025 and June 29, 2024, respectively. Includes $75 million, $77 million, and $78 million of depreciation associated with acquisitions for the years ended December 31, 2024, 2023, and 2022, respectively.

(2)

Represents $36 million and $57 million of inventory adjustments associated with non-cash last-in, first-out (“LIFO”) reserves, which removes the entire impact of LIFO for the six months ended June 28, 2025 and June 29, 2024. Represents $53 million, $61 million, and $154 million of inventory adjustments associated with non-cash LIFO reserves for the years ended December 31, 2024, 2023, and 2022, respectively, and $25 million, $90 million, and $11 million of amortization of the inventory step-up resulting from acquisitions for the years ended December 31, 2024, 2023, and 2022, respectively.

(3)

Represents change of control expenses related to the Sponsor Acquisition for the years ended December 31, 2023 and 2022, respectively. In connection with the Sponsor Acquisition in October 2021, participants in the Medline Industries, Inc. Managing Partner Program (the “MPU Award Holders”) were entitled to receive a liquidity event payout (the “Liquidity MPU Payout”) totaling approximately $1.5 billion, with certain of these payments contingent on continued employment with the company. This payout was structured in three installments: at the closing and on the second and third anniversaries of the Sponsor Acquisition. Half of each subsequent installment was contingent on continued employment, leading to expenses of $217 million and $277 million for the years ended December 31, 2023 and 2022, respectively. The Liquidity MPU Payouts were unique, non-performance-related payments to the MPU Award Holders specific to the Sponsor Acquisition. As of December 31, 2023, all change of control expenses related to the Liquidity MPU Payouts have ended and no other payments will be made. For more information regarding the Liquidity MPU Payouts, please refer to “Note 15—Stock-Based Compensation” of our audited consolidated financial statements, included elsewhere in this prospectus.

(4)

For the six months ended June 28, 2025, represents a settlement adjustment of $(8) million related to the EtO litigation, $(43) million related to settlement of an intellectual property dispute, and other legal settlements. For the year ended December 31, 2024, represents $2 million of legal costs. For the year ended December 31, 2023, represents settlement charges of $163 million related to the EtO litigation and $3 million of other legal costs, net of $(5) million of insurance recoveries.

(5)

Represents other non-core charges (gains), including $82 million and $3 million of realized and unrealized foreign exchange and investment losses (gains); $32 million and $16 million credit loss expense related to certain customer receivables; $15 million and $(3) million of acquisition and integration related costs and adjustments; and $12 million and $13 million of other project costs for the six months ended June 28, 2025 and June 29, 2024, respectively. The six months ended June 28, 2025 also includes $8 million of costs incurred in contemplation of a potential offering of company shares. The six months ended June 29, 2024 also includes $37 million of loss on debt extinguishment and other refinancing costs and fees and a $(5) million one-time gain related to acquisition of equity investment. Represents other non-core charges (gains), including $(1) million, $18 million, and $16 million of (gains) losses on disposal of assets and exits; $(6) million, $15 million, and $(10) million of realized and unrealized foreign exchange and investment losses (gains); $22 million, $0, and $3 million of acquisition and integration related costs; and $23 million, $18 million, and $8 million of other project costs for the years ended December 31, 2024, 2023, and 2022, respectively. The year ended December 31, 2024 also includes $56 million of loss on debt extinguishment and other refinancing costs and fees, $38 million credit loss expense related to customer bankruptcies, $9 million of costs incurred in contemplation of this offering, and $(13) million gain related to an acquisition of equity investment. The year ended December 31, 2023 also includes a one-time gain of $(75) million due to a change in valuation estimate resulting from cash collected on accounts receivable in excess of its acquisition-date fair value.

(6)	Net income (loss) margin represents net income (loss) divided by net sales and Adjusted EBITDA Margin represents Adjusted EBITDA divided by net sales.

Liquidity and Capital Resources

Our primary sources of liquidity are our cash and cash equivalents, our cash flows from operations, and our Revolving Credit Facility (defined in “Description of Certain Indebtedness”). As of June 28, 2025, we had cash and cash equivalents of $580 million and available liquidity under our Revolving Credit Facility of $948 million. Medline Inc. intends to use the proceeds (net of underwriting discounts and commissions) from the issuance of shares in this offering (excluding the proceeds from the issuance of any shares pursuant to any exercise by the underwriters of their option to purchase additional shares of Class A common stock) to acquire an equivalent number of newly issued Common Units from Medline Holdings, as described under “Organizational Structure—Offering Transactions,” which Medline Holdings will in turn use for general corporate purposes, including the repayment of indebtedness, and to bear all of the expenses of this offering. We estimate these offering expenses (excluding underwriting discounts and commissions) will be approximately $     million. Medline Inc. intends to use the proceeds from the issuance of any shares pursuant to any exercise by the underwriters of their option to purchase additional shares of Class A common stock to purchase or redeem outstanding Common Units and shares of Class A common stock from certain of our pre-IPO owners at a price per equity interest equal to the initial public offering price of our Class A common stock less the underwriting discounts and commissions, as described under “Organizational Structure—Offering Transactions.” Accordingly, we will not retain any of these proceeds. See “Principal Stockholders” for additional information regarding the proceeds from this offering that may be paid to certain of our pre-IPO owners.

Our primary uses of cash include product purchases, operating costs, personnel-related costs, capital expenditures related to property and equipment, acquisitions, payments of interest under our indebtedness, and distributions to partners. We also used a portion of our cash to make payments due under the Medline Industries, Inc. Managing Partner Program in connection with the Sponsor Acquisition. The second cash payment of $501 million was made in the fourth quarter of 2022, and the third and final cash payment of $492 million was made in the fourth quarter of 2023.

Our net capital expenditures were $208 million and $156 million for the six months ended June 28, 2025 and June 29, 2024, respectively. Our net capital expenditures were $354 million, $275 million, and $254 million for the years ended December 31, 2024, December 31, 2023, and December 31, 2022, respectively. These include the continued investment in new production lines in our manufacturing facilities, automation in our distribution centers and expansion of our MedTrans fleet. We anticipate the range of net capital expenditures for the fiscal year ended December 31, 2025 to be between $450 million and $550 million, primarily related to the expansion of manufacturing facilities.

We believe that our cash and cash equivalents on hand, cash flows from operations, and borrowing availability under our Revolving Credit Facility will fund our ongoing working capital, investing and financing requirements sufficiently for at least the next year and the foreseeable future thereafter. Our ability to generate sufficient cash flows from operations is, however, subject to many risks and uncertainties, including future economic trends and conditions, demand for our products and services, foreign currency exchange rates and other risks and uncertainties applicable to our business.

After completion of this offering, Medline Inc. will be a holding company and will have no material assets other than its ownership of Common Units in Medline Holdings. Medline Inc. has no independent means of generating net sales. Medline Inc. intends to cause Medline Holdings to make distributions and payments to its holders of Units, including Medline Inc. and the Continuing Unitholders, in an amount sufficient to cover all applicable taxes at assumed tax rates, expenses, payments under the tax receivable agreement and dividends, if any, declared by it. Deterioration in the financial condition, earnings or cash flow of Medline Holdings and its subsidiaries for any reason could limit or impair their ability to pay such distributions. Additionally, the terms of our financing arrangements, including the credit agreement that governs the Senior Secured Credit Facilities and the indentures governing the Senior Notes (as defined herein), contain covenants that may restrict Medline Holdings and its subsidiaries from paying such distributions, subject to certain exceptions. Further, Medline Holdings is generally prohibited under Delaware law from making a distribution to a limited partner to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Medline Holdings (with certain exceptions) exceed the fair value of its assets. Subsidiaries of Medline Holdings are generally subject to similar legal limitations on their ability to make distributions to Medline Holdings. See “Dividend Policy” and “Risk Factors—Risks Related to Our Organizational Structure—Medline Inc. is a holding company and its only material assets after completion of this offering will be its equity interests held directly or indirectly through wholly owned subsidiaries in Medline Holdings, and it is accordingly dependent upon distributions from Medline Holdings to pay taxes, make payments under the tax receivable agreement and pay any dividends.”

As market conditions warrant, we and our equity holders, including our Principal Stockholders, their respective affiliates and members of our management, may from time to time seek to repurchase our outstanding debt securities or loans, including the Senior Notes and borrowings under our Senior Secured Credit Facilities, in privately negotiated or open market transactions, by tender offer or otherwise, and such repurchases may be at prices below par and may constitute a material portion of the tranche of debt being repurchased. Subject to any applicable limitations contained in the agreements governing our indebtedness, any purchases made by us may be funded by the use of cash on our balance sheet or the incurrence of new secured or unsecured debt, including borrowings under our credit facilities. The amounts involved in any such purchase transactions, individually or in the aggregate, may be material. Any such purchases may be with respect to a substantial amount of a particular class or series of debt, with the attendant reduction in the trading liquidity of such class or series. In addition, any such purchases made at prices below the “adjusted issue price” (as defined for U.S. federal income tax purposes) may result in taxable cancellation of indebtedness income to us, which amounts may be material, and in related adverse tax consequences to us.

Cash Flows

The following table sets forth the major components of our unaudited condensed consolidated statements of cash flows for the periods presented:

	Six Months Ended
(in millions)	June 28, 2025	June 29, 2024
	(Unaudited)
Net cash and cash equivalents and restricted cash provided by (used in):
Operating activities	$879	$1,120
Investing activities	(235)	(398)
Financing activities	(337)	339
Effect of exchange rate changes	27	6

Net change in cash and cash equivalents and restricted cash	$334	$1,067

Cash Flows provided by Operating Activities

Net cash provided by operating activities was $879 million and $1,120 million for the six months ended June 28, 2025 and June 29, 2024, respectively.

Net cash provided by operating activities for the six months ended June 28, 2025 was primarily driven by net income excluding non-cash items, partially offset by changes in working capital. Changes in working capital were primarily driven by increases in inventories, including tariff impacts and trade accounts receivable of $160 million and $149 million, respectively, and a decrease in accrued expenses and other current liabilities of $191 million, which includes payment of $166 million related to a legal settlement.

Net cash provided by operating activities for the six months ended June 29, 2024 was primarily driven by net income excluding non-cash items, partially offset by changes in working capital. Changes in working capital were primarily driven by decreases in accrued expenses and other current liabilities and accounts payable of $68 million and $31 million, respectively, partially offset by a decrease in inventories of $57 million.

Cash Flows used in Investing Activities

For the six months ended June 28, 2025, net cash used in investing activities was primarily driven by net capital expenditures of $208 million and payments for asset acquisitions of $33 million.

For the six months ended June 29, 2024, net cash used in investing activities was driven by payments for acquisitions of business and assets of $240 million and net capital expenditures of $156 million.

Cash Flows (used in) provided by Financing Activities

For the six months ended June 28, 2025, net cash used in financing activities was driven by distribution to partners of $303 million, repayment for long-term borrowings of $19 million, and the repurchase of Class B units of $15 million.

For the six months ended June 29, 2024, net cash provided by financing activities was driven by net proceeds from refinancing and other long-term borrowings of $472 million, partially offset by distribution to partners of $117 million and the repurchase of Class B units of $16 million.

The following table sets forth the major components of our consolidated statements of cash flows for the periods presented:

	Year ended
(in millions)	December 31, 2024	December 31, 2023	December 31, 2022
Net cash and cash equivalents and restricted cash provided by (used in):
Operating activities	$1,769	$1,685	$187
Investing activities	(1,493)	(312)	(264)
Financing activities	(1,613)	(191)	(84)
Effect of exchange rate changes	2	4	(30)

Net change in cash and cash equivalents and restricted cash	$(1,335)	$1,186	$(191)

Cash Flows provided by Operating Activities

Net cash provided by operating activities was $1,769 million, $1,685 million, and $187 million for the years ended December 31, 2024, 2023, and 2022, respectively.

Net cash provided by operating activities for the year ended December 31, 2024 was primarily from net income excluding non-cash items as well as changes in working capital. An increase in inventory due to customer demands reduced cash by $545 million. An increase in trade accounts receivable due to sales growth reduced cash by $256 million. These were partially offset by $106 million change in accounts payable driven by higher inventory purchases.

Net cash provided by operating activities for the year ended December 31, 2023 was primarily from net income excluding non-cash items as well as changes in working capital. Optimization of our inventory from surplus levels in 2022 provided cash of $444 million and accounts payable contributed $136 million. These were offset by changes in trade accounts receivable of $153 million primarily due to an increase in net sales and accrued expenses and other current liabilities of $112 million due to change in control payments, partially offset by the EtO litigation accrual.

Net cash provided by operating activities for the year ended December 31, 2022 was primarily from net income excluding non-cash items, partially offset by changes in working capital. Trade accounts receivable used $376 million due to higher net sales than collections. Inventories used $195 million as we built surplus to address global supply chain delays. Accrued expenses and other current liabilities and accounts payable used cash of $144 million and $103 million, respectively, due to the timing of payments.

Cash Flows used in Investing Activities

For the year ended December 31, 2024, net cash used in investing activities primarily relates to payments for acquisitions of business and assets of $1,136 million and net capital expenditures of $354 million.

For the year ended December 31, 2023, net cash used in investing activities was driven by net capital expenditures of $275 million, investment payments of $16 million, and payments for acquisitions of business and assets of $26 million.

For the year ended December 31, 2022, net cash used in investing activities was driven by net capital expenditures of $254 million and payments for acquisitions of business of $17 million.

Cash Flows used in Financing Activities

For the year ended December 31, 2024, net cash used in financing activities primarily relates to a $1,210 million payment of additional tax distributions to certain partners to catch up on a pro-rata basis tax distribution previously paid to other partners, distributions to partners of $308 million, and $63 million net repayment of long-term borrowings.

For the year ended December 31, 2023, net cash used in financing activities was driven by distributions to partners of $114 million and repayments for long-term borrowings of $77 million.

For the year ended December 31, 2022, net cash used in financing activities was driven by repayments for long-term borrowings of $61 million and distributions to partners of $23 million.

Indebtedness

The long-term borrowings and the effective interest rates as of June 28, 2025, are summarized as follows:

	June 28, 2025
	(Unaudited)
	Maturity dates by fiscal year	Amount (In millions)	Average effective interest rate
Long-term borrowings
Unsecured debt
Fixed	2029	2,500	5.61%

Total unsecured debt		2,500
Secured debt
Fixed	2029	6,000	4.73%
Variable (euro-denominated)(1)	2028	721	5.31%
Variable	2025 –2028	7,593	7.22%

Total secured debt		14,314

Total debt		16,814
Less: amounts due within one year		(76)
Total other(2)		(237)

Total Long-term borrowings		$16,501

(1)	Includes exchange rate adjustments.
(2)	Includes deferred financing costs.

On June 5, 2021, the owners of Medline agreed to sell a majority ownership in the Company to the Sponsors. In connection with the consummation of the Sponsor Acquisition, we entered into the following debt financing transactions:

•

The borrowing of $7,270 million under a senior secured term loan facility (the “Initial Dollar Term Loan Facility” and the loans thereunder, the “Initial Dollar Term Loans”), the borrowing of the euro equivalent of $500 million under a senior secured term loan facility (the “Initial Euro Term Loan Facility” and the loans thereunder, the “Initial Euro Term Loans”), and the obtaining of commitments under a $1,000 million senior secured revolving credit facility (the “Revolving Credit Facility”);

•	The borrowing of $2,230 million by MRE Propco, LP (a subsidiary of Medline Holdings, LP) in a mortgage loan (collectively, the “CMBS Loan”); and

•

The issuance of $4,500 million aggregate principal amount of 3.875% secured notes (the “Secured 2021 Notes”) and $2,500 million aggregate principal amount of 5.250% unsecured notes (the “Unsecured 2021 Notes” and, together with the Secured 2021 Notes, the “2021 Notes”).

As of June 28, 2025, we had $16,814 million of total debt outstanding, including $8,500 million of Senior Notes (as defined herein), $7,593 million of New Dollar Term Loans (as defined herein) and $721 million of New Euro Term Loans (as defined herein) with $948 million available under our Revolving Credit Facility (after consideration of a letter of credit of $52 million).

In addition, under the credit agreement governing our Senior Secured Credit Facilities, we have the right at any time, subject to customary conditions, to request incremental term loans or incremental revolving credit commitments in an aggregate principal amount of up to (a) the greater of (1) $2,375 million and (2) an amount equal to 100% of our trailing consolidated EBITDA (as defined in our Senior Secured Credit Facilities) for the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available, on a pro forma basis plus (b) certain additional amounts based on satisfaction of a certain consolidated first lien net leverage ratio and subject to certain other customary conditions.

On March 27, 2024 (the “Second Amendment Date”), we entered into an amendment to the credit agreement that governs the Senior Secured Credit Facilities to reduce the principal balance by $1,000 million and reduce the applicable margin for the Initial Dollar Term Loans by 0.36% overall, resulting in a margin spread of SOFR plus 2.75% per annum.

On July 8, 2024 (the “Third Amendment Date”), we amended the credit agreement that governs the Senior Secured Credit Facilities to incur additional dollar-denominated term loans of a different class than the Initial Dollar Term Loans (the “Additional Dollar Term Loan Facility”; the term loans provided for thereunder, the “Additional Dollar Term Loans”) and to reduce the applicable margin for the Initial Euro Term Loans. Pursuant to the amendment, the Company also incurred additional Euro-denominated term loans of the same class as the Refinanced Euro Term Loans (as defined herein) in an aggregate principal amount of €185 million (the “Additional Euro Term Loans”). We received additional net loan proceeds of $1,503 million and U.S. Dollar equivalent of $198 million from the Additional Dollar Term Loans and the Additional Euro Term Loans, respectively. The Additional Dollar Term Loans bear a variable interest rate of SOFR plus 2.25%, while the variable interest rate on the Initial Dollar Term Loans remained at SOFR plus 2.75%. The New Euro Term Loans bear a variable interest rate of EURO Interbank offer Rate (“EURIBOR”) plus an applicable spread ranging from 2.25% to 2.75% based on certain of our debt ratios. The maturity date for all Term Loans remains October 21, 2028 (the “Initial Term Loan Maturity Date”). The amendment also extended the maturity date of the Revolving Credit Facility from October 21, 2026 to July 8, 2029 (subject to a springing maturity 91 days inside of the maturity date of the Dollar Term Loans, the New Euro Term Loans, the Secured 2021 Notes and the 2024 Notes) and did not change the maximum borrowing capacity of $1,000 million or any other terms. On July 9, 2024, we used the net proceeds from Additional 2024 Notes, the additional loan proceeds from the Additional Dollar Term Loans and the Additional Euro Term Loans, and $23 million cash on hand to extinguish the entire outstanding principal balance of $2,219 million of CMBS Loan.

On November 19, 2024 (the “Fourth Amendment Date”), we entered into an amendment to the credit agreement that governs the Senior Secured Credit Facilities to (i) reduce the applicable margin for the Initial Dollar Term Loans by 0.50% overall to match the applicable margin for the Additional Dollar Term Loans, resulting in a margin spread of SOFR plus 2.25% per annum and (ii) cause the Initial Dollar Term Loans and the Additional Dollar Term Loans to be a single fungible class of term loans (such class of dollar-denominated term loans, the “New Dollar Term Loans”). Amortization payments equal to 0.25% of revised aggregate principal amount of $7,631 million of the Initial Dollar Term Loans are still due quarterly.

On March 28, 2025 (the “Fifth Amendment Date”), we entered into an amendment to the credit agreement that governs the Senior Secured Credit Facilities to permit letter of credit issuers to issue letters of credit in excess of their respective letter of credit commitments and to obligate the other lenders under our Revolving Credit Facility to participate in such letters of credit, subject to other customary limitations.

On July 31, 2025 (the “Sixth Amendment Date”), we entered into an amendment to the credit agreement that governs the Senior Secured Credit Facilities to (i) reduce the applicable margin for an aggregate principal amount of New Dollar Term Loans equal to $4,074 million (such refinanced New Dollar Term Loans, the “2028 Refinancing Term Loans”) by 0.25% overall, resulting in a margin spread of SOFR plus 2.00% per annum and (ii) reduce the applicable margin for an aggregate principal amount of New Dollar Term Loans equal to $3,500 million (such refinanced New Dollar Term Loans, the “2030 Refinancing Term Loans,” together with the 2028 Refinancing Term Loans, the “2025 Refinancing Dollar Term Loans”) by 0.25% overall, resulting in a margin spread of SOFR plus 2.00% per annum. Except as set forth in the preceding sentence, the 2028 Refinancing Term Loans have substantially the same terms as the New Dollar Term Loans outstanding under the Sponsor Credit Agreement immediately prior to the Sixth Amendment Date. The 2030 Refinancing Term Loans have the same terms as the 2028 Refinancing Term Loans, except that the 2030 Refinancing Term Loans will mature on October 23, 2030 (the “2030 Refinancing Term Loan Maturity Date”). Additionally, the applicable margin with respect to the 2025 Refinancing Dollar Term Loans is contractually reduced by 0.25% per annum upon the consummation of a qualified initial public offering.

The credit agreement that governs the Senior Secured Credit Facilities contains affirmative and negative covenants and customary events of default. For additional information, see “Description of Certain Indebtedness—Senior Secured Credit Facilities.”

Our springing financial covenant in the credit agreement governing our Senior Secured Credit Facilities and other ratios related to incurrence-based covenants (measured only upon the taking of certain actions, including the incurrence of additional indebtedness) under the credit agreement that governs our Senior Secured Credit Facilities and the indentures governing our outstanding Senior Notes are calculated in part based on financial measures similar to Adjusted EBITDA as presented elsewhere in this prospectus, which financial measures are determined at the Medline Borrower, LP (a fully-owned subsidiary of Medline Holdings, LP) level and adjust for certain additional items such as contribution from acquisitions and the run-rate impact of signed contracts, cost savings and customer losses. These incremental adjustments, as calculated pursuant to such agreements, provide us with a net benefit to Adjusted EBITDA for ratio calculation purposes of $197 million, $70 million, and $189 million for the years ended December 31, 2024, 2023, and 2022, respectively. The springing financial covenant in the credit agreement governing our Senior Secured Credit Facilities requires compliance with a maximum ratio of consolidated first lien net indebtedness to Consolidated EBITDA (as defined in such credit agreement) of 8.3x and is applicable solely to the Revolving Credit Facility, which ratio is tested on the last day of any fiscal quarter only if the aggregate principal amount of borrowings (excluding outstanding letters of credit (whether or not cash collateralized)) under the Revolving Credit Facility exceeds 35% of the greater of (a) the total amount of commitments under the Revolving Credit Facility on such day and (b) $1,000 million. While the springing financial covenant was not subject to testing as of December 31, 2024 as we did not have any outstanding borrowings under the Revolving Credit Facility at such time, our ratio of consolidated first lien net indebtedness to consolidated EBITDA as of the last day of any fiscal quarter ending after the date of the Sponsor Acquisition has not exceeded the maximum ratio permitted under the springing financial covenant. The failure to satisfy this ratio would impact our ability to borrow amounts committed under our Revolving Credit Facility which could have a material impact on our liquidity.

On March 27, 2024, we issued $1,000 million aggregate principal amount of 6.250% Senior Secured Notes due 2029 pursuant to an indenture, with a maturity date of April 1, 2029 (the “Initial 2024 Notes”). We received net proceeds of $993 million and used the proceeds from the issuance to pay down a portion of the principal on the then-outstanding Initial Dollar Term Loans. On June 24, 2024, we issued $500 million aggregate principal amount of 6.250% Senior Secured Notes due 2029 with a maturity date of April 1, 2029 (the “Additional 2024 Notes” and, together with the Initial 2024 Notes, the “2024 Notes”). We received net proceeds of $495 million and used the proceeds to repay a portion of the CMBS Loan on July 9, 2024. The 2024 Notes have a fixed annual interest rate of 6.250%, which will be paid in cash semi-annually in arrears on April 1 and October 1 of each year, and will mature on April 1, 2029.

See “Description of Certain Indebtedness” for additional information regarding our Senior Secured Credit Facilities and Senior Notes, including a discussion of the material terms of the credit agreement that governs our

Senior Secured Credit Facilities and the indentures that govern our Senior Notes, including the restrictive covenants contained therein.

Cash Flow Hedges of Interest Rate Risk

We use interest rate derivatives to add stability to interest expense and to manage our exposure to interest rate movements. We primarily use interest rate swaps and caps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Interest rate caps designated as cash flow hedges involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for a premium. As of December 31, 2024, we held interest rate swaps with a notional value of $2,950 million with maturity date of November 2025 to December 2026 and interest rate caps with a notional value of $2,500 million with maturity date of November 2025 to December 2026.

Tax Receivable Agreement

In connection with the Reorganization Transactions, Medline Inc. will enter into a tax receivable agreement with certain of our pre-IPO owners that provides for the payment by Medline Inc. to such pre-IPO owners of 90% of certain tax benefits, if any, that Medline Inc. actually realizes, or is deemed to realize (calculated using certain assumptions), as a result of (i) Medline Inc.’s allocable share of existing tax basis in Medline Holdings’ assets acquired in this offering, (ii) increases in Medline Inc.’s allocable share of existing tax basis and tax basis adjustments to the tangible and intangible assets of Medline Holdings as a result of sales or exchanges of Common Units (including Common Units issued upon conversion of vested Incentive Units) in connection with or after this offering, (iii) Medline Inc.’s utilization of certain tax attributes (including any existing tax basis) of the Blocker Companies, which Medline Inc. acquires in connection with this offering, and (iv) certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. Sales or exchanges of Common Units by Continuing Unitholders (including Common Units issued upon conversion of vested Incentive Units) to Medline Inc. are expected to result in increases in the tax basis of the assets of Medline Holdings. The existing tax basis, increases in existing tax basis, and the tax basis adjustments generated over time may increase (for tax purposes) Medline Inc.’s depreciation and amortization deductions available to Medline Inc. and, therefore, may reduce the amount of U.S. federal, state, and local tax that Medline Inc. would otherwise be required to pay in the future. It is possible that the IRS may challenge all or part of the validity of such tax basis or other tax attributes covered by the tax receivable agreement, and a court could sustain such a challenge. Medline Inc.’s allocable share of existing tax basis acquired in this offering and the increase in Medline Inc.’s allocable share of existing tax basis and the anticipated tax basis adjustments upon purchases or exchanges of Common Units (including Common Units issued upon conversion of vested Incentive Units) for shares of Class A common stock may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets. Actual tax benefits realized by Medline Inc. may differ from tax benefits calculated under the tax receivable agreement as a result of the use of certain assumptions in the tax receivable agreement, including the use of an assumed blended state and local income tax rate of 6% (as adjusted to take into account the U.S. federal tax benefit of such taxes) to calculate tax benefits. The payment obligation under the tax receivable agreement is an obligation of Medline Inc. and not of Medline Holdings. Payments under the tax receivable agreement are generally due annually five business days following finalization of a schedule showing the relevant tax benefit calculations that is required to be delivered by Medline Inc. within 120 calendar days following the due date (including extensions) of its U.S. corporation income tax return, and interest on such payments will accrue from the due date (without extensions) of such tax return. For purposes of the tax receivable agreement, the cash tax benefits will be generally computed by comparing the actual income tax liability of Medline Inc. to the amount of such taxes that Medline Inc. would have been required to pay had it not had use of the tax attributes covered by the tax receivable agreement. The actual and hypothetical tax liabilities determined in the tax receivable agreement will be calculated using the actual U.S. federal income tax rate in effect for the applicable period and an assumed blended state and local income tax rate of 6% (as adjusted to take into account the U.S. federal tax benefit of such taxes). The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired. Late payments under the tax receivable agreement generally will accrue interest at an uncapped rate equal to one year SOFR plus 500 basis points. The payments under the tax receivable agreement are not conditioned upon continued ownership of us by the pre-IPO owners. Additionally, in the event of certain changes of control, certain material breaches of the tax receivable agreement by Medline Inc., or an insolvency event, the calculation of certain future payments made under the tax receivable agreement will utilize certain valuation assumptions. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The increase in Medline Inc.’s allocable share of existing tax basis and the anticipated tax basis adjustments upon the purchase or exchange of Common Units (including Common Units issued upon conversion of vested Incentive Units) for shares of Class A common stock, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including the timing of purchases or exchanges, the price of shares of Class A common stock at the time of the purchase or exchange, the extent to which such purchases or exchanges do not result in a basis adjustment, the amount of tax attributes, changes in tax rates and the amount and timing of our income.

We expect that as a result of the size of Medline Inc.’s allocable share of existing tax basis acquired in this offering (including such existing tax basis acquired from the Blocker Companies pursuant to the Blocker Transfers), the increase in Medline Inc.’s allocable share of existing tax basis and the anticipated tax basis adjustment of the tangible and intangible assets of Medline Holdings upon the purchase or exchange of Common Units (including Common Units issued upon conversion of vested Incentive Units) in connection with or after this offering and our possible utilization of certain tax attributes (including any existing tax basis), the payments that we may make under the tax receivable agreement will be substantial.

Assuming: (i) a price of $    per share of our Class A common stock (based on an assumed initial public offering price of $    per share, the midpoint of the estimated price range set forth on the cover page of this prospectus); (ii) a constant corporate tax rate of   %; (iii) we will have sufficient taxable income to fully utilize the tax benefits; and (iv) no material changes in tax law, if the Continuing Unitholders were to exchange all of the Common Units that they will hold immediately following this offering, and assuming all Incentive Units are converted to Common Units and subsequently exchanged for shares of Class A common stock at an assumed initial public offering price of $    per share of Class A common stock, which is the midpoint of the price range set forth on the cover of this prospectus, we estimate that we would, as a result of the Reorganization Transactions and Offering Transactions and such hypothetical exchange, record a deferred tax asset of approximately $   million and that the aggregate noncurrent liability we would record based on our estimate of the aggregate amount that Medline Inc. would pay under the tax receivable agreement is approximately $    million, generally payable over a 15-year period. For each 5% increase (decrease) in the price per share of our Class A common stock (and therefore the value of the Common Units exchanged), our deferred tax asset would increase (decrease) by approximately $    million and the related liability for payments under the tax receivable agreement would increase (decrease) by approximately $    million. These amounts are estimates and have been prepared for informational purposes only. The actual amount of deferred tax assets and related noncurrent liabilities that we will recognize as a result of any such future exchanges will differ based on, among other things: (i) the amount and timing of future exchanges of Common Units by Continuing Unitholders, and the extent to which such exchanges are taxable; (ii) the price per share of our Class A common stock at the time of the exchanges; (iii) the amount and timing of future income against which to offset the tax benefits; and (iv) the tax rates then in effect. See “Certain Relationships and Related Person Transactions—Tax Receivable Agreement.”

Medline Inc. intends to fund the required payments under the tax receivable agreement from its pro rata share of distributions from Medline Holdings, and our payment obligations under the tax receivable agreement will not accelerate upon a change of control. However, in the event of certain changes of control, certain material breaches of the tax receivable agreement by Medline Inc., or an insolvency event, the calculation of certain future payments made under the tax receivable agreement will utilize certain valuation assumptions, including that (i) in the case of a change of control, any Common Units (including Common Units issued or that would have been issued upon conversion of vested Incentive Units) that have not been exchanged are deemed exchanged for the market value of the shares of our Class A common stock at the time of the change of control and (ii) Medline Inc. will have sufficient taxable income to fully utilize (A) the tax attributes covered by the tax receivable agreement and (B) any remaining net operating losses subject to the tax receivable agreement on a straight line basis over the shorter of the statutory expiration period for such net operating losses or the five-year period after the change of control or other relevant event. In addition, recipients of payments under the tax receivable agreement will not be required to reimburse us for any payments previously made under the tax receivable agreement if the tax attributes or Medline Inc.’s utilization of tax attributes underlying the relevant tax receivable agreement payment are successfully challenged by the IRS (although any such detriment would be taken into account as an offset against future payments due to the relevant recipient under the tax receivable agreement). Medline Inc.’s ability to achieve benefits from existing tax basis, tax basis adjustments, or other tax attributes, and the payments to be made under the tax receivable agreement, will depend upon a number of factors, including the timing and amount of our future income. As a result, payments under the tax receivable agreement could be in excess of 90% of Medline Inc.’s actual cash tax benefits. Accordingly, it is possible that the actual cash tax benefits realized by Medline Inc. may be significantly less than the corresponding tax receivable agreement payments. It is also possible that payments under the tax receivable agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits. Furthermore, the distribution payments from Medline Holdings may be less than the required payments under the tax receivable agreement and/or Medline Holdings may not have available cash to make its pro rata share of distributions. If, as a result of these timing discrepancies, insufficient distributions from Medline Holdings, lack of liquidity in Medline Holdings, or otherwise, we do not have sufficient funds to make payments under the tax receivable agreement, we may be able to defer the timing of our payment obligation. Alternatively, in such scenarios, we may have to seek to raise additional capital, incur indebtedness, or take other measures to fund the required payments under the tax receivable agreement, and thus our liquidity could be materially adversely affected. See “Certain Relationships and Related Person Transactions—Tax Receivable Agreement.”

Contractual Obligations

The following table summarizes the approximate principal contractual obligations as of June 28, 2025:

	Total	Current	Noncurrent
	(Unaudited)
Long-term borrowings	$16,814	$76	$16,738
Interest on borrowings(1)	3,514	940	2,574
Operating lease obligations(2)	596	102	494
Unconditional purchase obligations(3)	567	172	395
Pension obligations	58	4	54

Total contractual obligations	$21,549	$1,294	$20,255

(1)

Interest payments on debt obligations are calculated for future periods using interest rates in effect as of June 28, 2025. Certain of these projected interest payments may differ in the future based on changes in reference rate index for variable debt, foreign currency fluctuations, or other factors or events. The projected interest payments only pertain to obligations and agreements outstanding at June 28, 2025. Refer to “Note 6—Credit Agreements and Borrowings” in the unaudited condensed consolidated financial statements included elsewhere in this prospectus for further discussion regarding our debt instruments outstanding at June 28, 2025.

(2)

We have operating leases for corporate offices, manufacturing and distribution facilities, vehicles, and equipment. Our leases have remaining terms ranging from less than 12 months to approximately 15 years, some of which may include options to extend or terminate the lease when it is reasonably certain and there is a significant economic incentive to exercise that option. As of June 28, 2025, our right-of-use assets related to operating leases were $434 million and our current and non-current operating lease liabilities were $67 million and $385 million, respectively. Also includes our future lease payments for executed operating lease agreements related to office spaces that have not yet commenced.

(3)

Includes our significant contractual unconditional purchase obligations. These commitments do not exceed our projected requirements and are in the normal course of business. Examples include firm commitments for goods and service contracts.

Off Balance Sheet Arrangements

We do not have guarantees or other off-balance sheet financing arrangements, including variable interest entities, of a magnitude that we believe could have a material impact on our financial condition or liquidity. See our consolidated financial statements and related notes thereto, included elsewhere in this prospectus.

Critical Accounting Estimates

Our consolidated financial statements have been prepared in accordance with U.S. GAAP, which often require us to make estimates and assumptions that affect the reported amounts of assets, liabilities, net sales, expenses, and related disclosures. Our estimates are based on historical experience, current conditions, and various other assumptions that we believe to be reasonable under the circumstances. We evaluate our critical estimates and assumptions on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions.

The critical accounting estimates, assumptions, and judgments that we believe to have the most significant impact on our consolidated financial statements are described below. This discussion is provided to supplement the descriptions of our accounting policies contained in “Note 1 — Nature of Business and Significant Accounting Policies” to our audited consolidated financial statements, included elsewhere in this prospectus.

Revenue Recognition

Our net sales are generated principally from the sale of products. The amount of net sales recognized is adjusted for variable consideration, including sales rebates, distributor chargebacks, return allowances, scrap allowances, and other rights, which may require significant judgement in determining the amounts by which to reduce net sales. Our estimate of variable consideration and ultimate determination of the estimated amounts to include in the transaction price are based upon the contractual terms between us and our customers, products subject to a rebate, the lag between the sale and the payment of the rebate, and historical rebate payment trends. We estimate these amounts at the point net sales is recognized based on the expected value to be provided to the customer and reduces net sales accordingly. Our estimate of variable consideration and ultimate determination of the estimated amounts to include in the transaction price is based primarily on assessments of anticipated performance and historical information that is reasonably available to us. We have not made any material adjustments to our variable consideration estimates historically and in all periods presented in this prospectus.

Allowances for Refunds and Credit Losses

We maintain an allowance for doubtful accounts for estimated losses in the collection of amounts owed by customers. The allowance for credit losses reflects the best estimate of future losses over the contractual life of outstanding accounts receivable and is determined on the basis of historical experience, specific allowances for known troubled accounts, other currently available information including customer’s financial condition, and both current and forecasted economic conditions. Changes in these factors, among others, may lead to adjustments in our allowance for credit losses. The calculation of the required allowance requires significant judgment by management. If the financial condition of our customers worsens, or economic conditions change, we may be required to make changes to our allowance for credit losses.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined primarily by the LIFO cost method. For certain foreign subsidiaries, cost is determined using the first-in, first-out (“FIFO”) method. A LIFO charge is recognized when the net effect of price increases on products held in inventory exceeds the impact of price declines, including the effect of products that have lost market exclusivity. A LIFO credit is recognized when the net effect of price declines exceeds the impact of price increases on products held in inventory. On a periodic basis, we also write down inventories that are considered to be excess and obsolete. Our evaluation is based on historical and forecasted sales trends. Rebates received from vendors relating to the purchase or distribution of inventory are considered product discounts and are accounted for as reductions in the cost of inventory.

Impairment of Goodwill and Indefinite-Lived Intangible Assets

We make certain estimates and judgments in impairment assessments of goodwill and indefinite-lived intangible assets. We perform our annual impairment tests in October and monitor for interim indicators of impairment on an ongoing basis. To perform the qualitative review, we consider the weight of evidence and significance of all identified events and circumstances and most relevant drivers of fair value, both positive and negative, in determining whether it is more likely than not that impairment has occurred.

Goodwill impairment testing is conducted at the reporting unit level. When performing the annual goodwill impairment assessment, the Company has the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If management concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company conducts a quantitative goodwill impairment test; otherwise, no further analysis is required. We apply the goodwill impairment test by comparing the estimated fair value of a reporting unit to its carrying value and an impairment charge is recorded equal to the amount of excess carrying value above the estimated fair value, if any, but not to exceed the amount of goodwill allocated to the reporting unit. To estimate the fair value of our reporting unit, we consider all generally accepted valuation approaches to value a business or an entity, and we rely on approach(es) that are deemed most suitable to estimate value as of the measurement date. We have generally used a combination of the market approach and the income approach. Under the market approach, we estimate fair value by comparing the reporting unit to similar businesses, or guideline companies whose securities are actively traded in public markets and select market multiple(s) deemed appropriate, and apply the selected multiple(s) to the reporting unit’s financial metric. Under the income approach, we use a discounted cash flow model in which cash flows anticipated over several periods, plus a terminal value at the end of that time horizon, are discounted to their present value using an appropriate rate that is commensurate with the risk inherent within the reporting unit. The fair value is then estimated as a weighted average of the values indicated by the valuation approaches relied upon.

During 2024, we transitioned our operations from one operating segment to two operating segments, Medline Brand and Supply Chain Solutions. Subsequent to the segment change, it was determined that each of our reporting segments was comprised of a single reporting unit. Effective October 1, 2024, the consolidated goodwill of $8,070 million was re-assigned to the new reporting units based on their relative fair values with $6,716 million assigned to Medline Brand and $1,354 million assigned to Supply Chain Solutions. In conjunction with the change in reportable segments, we evaluated goodwill for impairment quantitatively, both before and after the segment change.

The fair value of each reporting unit was determined based on a blend of income approach (with a 75% weighting) and market approach (with a 25% weighting). The income approach uses a discounted cash flow model of each reporting unit’s projection of estimated operating results and cash flows that are discounted using a market participant discount rate based on a weighted-average cost of capital. The discounted cash flow model reflected our best estimate of economic and market conditions over the forecast period, including revenue growth rates, EBITDA margins, terminal growth rates, and discount rates. The estimated fair value of each reporting unit is then compared to their respective carrying values. The market approach estimates fair value by applying cash flow multiples to the operating performance of each reporting unit derived from comparable publicly traded companies with operating and investment characteristics similar to the reporting units. The estimated fair value of each reporting unit is then compared to their respective carrying values. As of December 31, 2024, the fair value of each reporting unit was substantially in excess of its carrying amount; therefore, we have determined that goodwill was not impaired.

The impairment test for indefinite-lived intangibles involves first assessing qualitative factors to determine if it is more likely than not that the fair value of the indefinite-lived intangible asset is less than its carrying amount. We use estimates and significant judgements and consider the weight of evidence and significance of all identified events and circumstances and most relevant drivers of fair value, both positive and negative, in determining whether it is more likely than not that the fair value of the indefinite-lived intangible asset is less than its carrying amount. If, based on a review of qualitative factors it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying value, we proceed to compare the fair value of the indefinite-lived intangible asset with its carrying amount. If the carrying value of an indefinite-lived intangible asset exceeds its estimated fair value, an impairment equal to the excess is recorded.

If a quantitative fair value measurement calculation is required for indefinite-lived intangible assets, we utilize the relief-from-royalty method for indefinite-lived trade names. The relief-from-royalty method assumes trade names have value to the extent their owner is relieved of the obligation to pay royalties for the benefits received from them. This method requires us to estimate the future revenue for the related brands, the appropriate royalty rate, and the weighted average cost of capital. If the net book values of the assets exceed fair value, an impairment charge will be recognized in an amount equal to that excess. The annual impairment testing performed was qualitative and did not indicate any impairment of intangible assets for the years ended December 31, 2024, 2023 and 2022.

Business Combination

We account for business combinations using the acquisition method of accounting, whereby the identifiable assets and liabilities of the acquired business, including contingent consideration, as well as any non-controlling interest in the acquired business, are recorded at their estimated fair values as of the date that we obtain control of the acquired business. Any purchase consideration in excess of the estimated fair values of the net assets acquired is recorded as goodwill. Significant estimates may be used to determine the fair value of assets acquired and liabilities assumed. Critical estimates in valuing intangible assets include, but are not limited to, expected future cash flows and discount rates. Fair value estimates are based on the assumptions management believes a market participant would use in pricing the asset or liability. Amounts recorded in a business combination may change during the measurement period, which is a period not to exceed one year from the date of acquisitions, as additional information about conditions existing at the acquisition date becomes available.

Stock-Based Compensation

Stock-based compensation, consisting of Medline Holdings, LP profits interest, is measured at fair value on the grant date or date of modification, as applicable. Determining the amount of stock-based compensation expense to be recorded requires us to (i) estimate the fair value of total equity and (ii) develop estimates to be used in calculating the grant-date fair value of incentive units. Our valuation model requires us to make estimates of the following assumptions:

Fair Value of Total Equity: The Company considered the three generally accepted valuation approaches used to value a business enterprise: (i) the income approach, (ii) the market approach, and (iii) the asset approach. The Company ultimately relied on the income approach and market approach. The cost approach was excluded as the value of the business is attributed to its business operations, earnings, and cash flows, rather than the assets it holds. The income approach utilized the discounted cash flow (“DCF”) methodology based on our financial forecasts and projections, as detailed below. The first step of a DCF method analysis involves projecting cash flows that the business is expected to generate. The second step involves converting these cash flows into a present value equivalent through discounting. The discounting process utilizes a rate of return that is commensurate with the risk associated with the business and the time value of money. In applying the market approach, management estimated the value of the Company by comparing the Company to similar businesses that have been sold or are publicly traded companies deemed to be peers to the Company. Management considered the two widely used and relied upon forms of the market approach—The Guideline Public Company (“GPC”) method, which relies on market multiples of publicly traded companies, and the Guideline Merged and Acquired Company (“GMAC”) method, which relies on actual prices or multiples paid in recent mergers and acquisitions in the Company’s industry, or transaction(s) involving the Company. Under both approaches, market multiples were calculated and applied against corresponding financial metrics of the Company. As of December 31, 2024, the Company assigned weightings to the selected valuation methods in estimating the fair value of total equity. The Company weighted the income approach 75%, the GPC method 25%, and the GMAC method 0%. In assigning the weight to the GMAC method, consideration was given to the passage of time since the leveraged buyout transaction and the lack of suitable guideline transactions as of the valuation date. The Company applied more weighting to the income approach given availability of projected financial information and consideration of comparability of guideline public companies.

The resulting weighted value was then adjusted for balance sheet items to conclude on the fair market value of equity for the Company as of the measurement date.

Following this offering, it will not be necessary to determine the fair value of our shares, as our shares will be traded in the public market.

Fair Value of Equity-Based Awards: The weighted average per unit fair value of the equity-based units is calculated using the Monte Carlo simulation in an option pricing framework, where the total equity value of the Company was simulated over a period from the grant date to the Company’s expected liquidity date. In the absence of a public trading market, the Company exercises significant judgment and considers numerous objectives and subjective factors to determine the fair value of equity-based awards including:

•	Relevant precedent transactions involving equity units;

•	The Company’s operating and financial performance;

•	Current business conditions and projections;

•	The market performance of comparable publicly traded companies; and

•	U.S. and global capital market conditions.

The following assumptions were made in the Monte Carlo simulation:

Expected Term: The expected term represents the period over which the Company anticipates equity-based awards to be outstanding as of the valuation date, which is the estimated period of time from the valuation date to exit in terms of a future liquidity event, such as an initial public offering of the Company’s shares.

Volatility: Expected volatility is a measure of the amount by which the equity value is expected to fluctuate. The Company estimates the expected volatility by assessing the equity volatility of guideline companies.

Risk-Free Interest Rate: The risk-free interest rate is estimated based on U.S. Treasury zero-coupon notes with terms consistent with the expected term of the awards.

Dividend Yield: The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future. Consequently, the Company used an expected dividend yield of zero.

Applying these valuation approaches involves the use of estimates, judgments and assumptions that are highly complex and subjective, including our expected future net sales and expenses, the determination of discount rates, valuation multiples, the selection of comparable public companies and the probability of future events. Changes in any or all of these estimates and assumptions may impact our valuation as of each valuation date. Such changes may have a material impact on the valuation of our shares and our share-based awards.

Recently Adopted Accounting Standards and Recently Issued Accounting Standards Not Yet Adopted

For a discussion of recently adopted accounting standards and recently issued accounting standards not yet adopted, please see “Note 1 — Nature of Business and Significant Accounting Policies” to our audited consolidated financial statements and unaudited condensed consolidated financial statements, included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of our business from adverse changes in foreign currency exchange rates, interest rates, and inflation.

Foreign Currency Exchange Rate Risks

We have international sales, including in Canada, certain countries in the EU, Japan, Australia, the United Kingdom, and certain countries in Latin America, among others, all of which have a different currency exposure than the U.S. dollar. We have a natural, partial operational hedge in some of these geographies where local manufacturing and assembly have been established for strategic purposes. However, we have exposure to the Mexican peso related to more significant manufacturing operations in Mexico. We also incur expenses in U.S. dollars, and currencies of the other countries in which we have operations.

While we rarely hedge against foreign currency risk via derivative instruments, we monitor the movements of these currencies and actively engage in regional vendor load balancing to minimize foreign exchange risk. Our results of operations are subject to changes in foreign exchange rates due to the translation of our results to U.S. dollars, as well.

A 10% appreciation/depreciation in the Mexican peso against the U.S. dollar would have increased or decreased our expenses incurred and paid in the Mexican peso by approximately $32 million in the year ended December 31, 2024.

Interest Rate Risk

As of June 28, 2025, we had approximately $16,814 million of gross outstanding indebtedness including $8,314 million of borrowings at variable interest rates before considering deferred financing costs of $237 million. The borrowings under the Senior Secured Credit Facilities accrue interest at variable interest rates and thus are subject to interest rate risk.

Borrowings under the 2025 Refinancing Dollar Term Facility and New Euro Term Loan Facility bear interest at a floating rate per annum, based on the SOFR plus an applicable spread and EURIBOR plus an applicable spread, respectively. As of June 28, 2025, we had $7,593 million and $721 million outstanding under the New Dollar Term Loan Facility and New Euro Term Loan Facility, respectively, bearing interest at variable rates. Each change of 25 basis point in interest rates would result in a $12.5 million change in annual interest expense on term loan borrowing.

Borrowings under the Revolving Credit Facility bear interest at various rates per annum, all of which float with relevant rate indices, i.e., SOFR. As of June 28, 2025, we do not have borrowings outstanding under the Revolving Credit Facility. Although we do not have any borrowings outstanding under our Revolving Credit Facility as of June 28, 2025, had the Revolving Credit Facility been fully drawn, each change of 25 basis point in interest rates would result in a $2.5 million change in annual interest expense on such outstanding borrowings under the Revolving Credit Facility.

We have entered into interest rate swaps and interest rate caps to manage interest rate risk on our outstanding term debts. Interest rate swaps and interest rate caps allow us to effectively convert floating-rate payments into fixed-rate payments. Interest expenses on term debts are partially offset by the corresponding losses and gains on the related hedging instruments. The effective interest rate for USD denominated variable rate borrowings would change to 6.7% from 8.7% for the year ended December 31, 2024, after consideration of the related hedging instruments.

BUSINESS

Our Mission

Our mission is to make healthcare run better by delivering improved clinical, financial, and operational outcomes.

Overview

We are the largest provider of med-surg products and supply chain solutions serving all points of care, based on total net sales of med-surg products. We deliver mission-critical products used daily across the full range of care settings, from hospitals and surgery centers to physician offices and post-acute facilities. Through our two segments, Medline Brand and Supply Chain Solutions, we offer approximately 335,000 med-surg products, including surgical and procedural kits, gloves and protective apparel, urological and incontinence care, wound care, and consumable lab and diagnostics products. We hold the leading position across several of our end markets and many of our key product families. We distribute these products through our expansive network of 69 global distribution facilities, spanning over 29 million square feet of warehouse space, and our owned fleet of over 2,000 MedTrans trucks, enabling us to provide next-day delivery to 95% of our U.S. customers. Our integrated business model and customer-centric culture drives lower costs and better value for our stakeholders. This is the foundation for our durable recurring revenue base, with our net sales having grown every year since inception of the Company at a CAGR of 18%.

Note: Amounts were calculated in accordance with the historical accounting standards applicable to the Company in the relevant period.

We were founded in 1966 as a med-surg product manufacturer serving the hospital and nursing home sites of care. Through our deep engagement with customers, we recognized a significant gap in the market—our customers were underserved by a fragmented supplier base and faced challenges navigating a complex supply chain. We identified their need for a supply chain partner that was fully integrated, cost-effective, high-quality, and resilient. Our vision was to create a differentiated model that solved these pain points through an integrated company that combined both manufacturing and distribution capabilities and would become a trusted partner to our customers. Twenty-eight years ago, we began augmenting our platform to bring this vision to life: we invested in our distribution capabilities, continued to expand our product portfolio, and adopted the Prime Vendor model. This enabled us to serve a more diverse customer base across multiple end markets, while lowering costs and delivering superior service levels. As a result, Medline is now the largest provider of med-surg products and supply chain solutions serving all points of care, based on total net sales of med-surg products.

The combination of our expansive product portfolio and our differentiated supply chain creates a force multiplier for our business. Our Medline Brand segment offers approximately 190,000 products, including those manufactured in our 33 facilities, as well as those sourced from our more than 500 global partners. Our Supply Chain Solutions segment offers approximately 145,000 third-party products and provides customized supply chain optimization services. Our entire product portfolio across our segments is supported by differentiated logistics capabilities and a dedicated and tenured U.S. commercial team of approximately 3,800 people. These capabilities and our compelling value proposition allow us to serve as a long-term strategic partner to our customers and expand the scope of our relationships over time.

Our Prime Vendor relationships demonstrate our role as a trusted partner to our customers. In these relationships, we enter into long-term agreements to act as the consolidated distributor and logistics provider for these customers’ med-surg product needs. These partnerships give us visibility into our customers’ purchasing behaviors and demand dynamics, which allows us to anticipate their needs and deliver industry-leading service levels. As these relationships mature, we believe customers increasingly choose Medline Brand products for their superior value. Our Prime Vendor model is reinforced by the flywheel effect within our business where we drive cost savings for Prime Vendor customers, which, over time, supports incremental purchasing of our Medline Brand products and increases our scale. This dynamic allows us to drive further efficiencies by offering superior or similar quality to third-party products at a more cost-effective price. Due to the higher margin we earn on Medline Brand products compared to sales of comparable third-party products, we are able to reinvest in customer value while increasing our profitability.

Since our founding, we have invested in building a unique customer-centric culture with an entrepreneurial spirit. Our employees are committed to deeply understanding how our customers operate, what challenges they face, and how Medline can better support them. They also understand that relationships are rooted in trust and that we must earn the right to serve our customers every day. We focus on problem solving across the continuum of care and we deploy a team of dedicated customer success representatives to learn the complex needs of our customers. Our creative and collaborative culture consistently earns Medline recognition as a preferred employer, including Newsweek’s Greatest Workplaces, Forbes’ America’s Best Large Employers, and a Chicago Tribune Top Workplace.

We have grown our net sales every year by retaining existing customers while gaining share with new and existing customers, with CAGRs of 18% since our founding and approximately 14% over the past 10 years. Notably, nearly 90% of our growth during the past 10 years has been organic. Our product portfolio predominantly consists of consumables, such that approximately 90% of our Medline Brand net sales were recurring for the year ended December 31, 2024. Our business is uniquely resilient during market downturns, as evidenced by our growth through every recession since our founding and during global healthcare crises. For example, our net sales grew at approximately 17% during the 2008-2009 financial crisis and at approximately 11% CAGR during the 2020-2022 COVID-19 pandemic.

Not only does our business have a strong track record of results, but we also see significant runway for future sales and earnings growth. We are positioned to grow with our customers as healthcare utilization increases, as they build and acquire new sites, and as they further consolidate med-surg spend with Medline. In addition, we intend to further extend our leading position by adding new Prime Vendor relationships, increasing the number of non-Prime Vendor customers that choose Medline Brand, continuing our channel expansion, developing new products, executing on selective M&A opportunities, and scaling our international footprint.

For the six months ended June 28, 2025, we generated net sales of $13.5 billion, net income of $0.7 billion, and Adjusted EBITDA of $1.8 billion, representing a net income margin of 4.8% and an Adjusted EBITDA Margin of 13.3%. During that period, 48.7% of total net sales and 81.8% of Segment Adjusted EBITDA were generated from our Medline Brand segment, while 51.3% of total net sales and 18.2% of Segment Adjusted EBITDA were generated from our Supply Chain Solutions segment. For the year ended December 31, 2024, we generated net sales of $25.5 billion, net income of $1.2 billion, and Adjusted EBITDA of $3.4 billion, representing a net income margin of 4.7% and an Adjusted EBITDA Margin of 13.2%. During that period, 49.1% of total net sales and 83.5% of Segment Adjusted EBITDA were generated from our Medline Brand segment, while 50.9% of total net sales and 16.5% of Segment Adjusted EBITDA were generated from our Supply Chain Solutions segment. For a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to the most directly comparable financial measures that are presented in GAAP, information about why we consider Adjusted EBITDA and Adjusted EBITDA Margin useful, and a discussion of the material risks and limitations of these measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Information.”

Who We Are

The combination of our Medline Brand and Supply Chain Solutions segments addresses critical needs in the market through a comprehensive solution. Both segments are supported by our Prime Vendor model, differentiated distribution network, and robust commercial platform.

Our Market Opportunity

We estimate our TAM to be approximately $375 billion globally. Of this amount, we estimate that the United States represents an approximately $175 billion opportunity, diversified across acute care and non-acute care (including but not limited to surgery centers, dental, animal health, physician offices, and post-acute care). We estimate that international markets represent an approximately $200 billion opportunity, diversified across acute care and non-acute care. See “Market and Industry Data” for how we define our TAM.

Demand within the overall U.S. healthcare market is largely insulated from macroeconomic events and market cycles due to non-cyclical demand as evidenced by the fact that healthcare spending in the United States has increased every year for the past sixty years according to CMS. We expect our market opportunity in the United States will grow over the long-term, driven by secular tailwinds including an aging population and the growing prevalence of chronic conditions, which are expected to drive elevated volumes and increased health expenditures over the long term. Due to these factors, national health expenditures are expected to outpace GDP growth at an annual growth rate of 5.6% from 2023 to 2032 according to CMS.

International markets also represent an attractive opportunity as net sales outside of the United States represented only 6.9% of our total net sales for the year ended December 31, 2024.

Our market opportunity is enhanced by the following dynamics:

•

Margin Pressure Across End Markets: Hospitals generally operate at a low margin; given these dynamics, health systems and providers are heavily focused on mitigating costs and increasing the quality of care.

•

Shift in Volumes Outside of the Hospital: As overall healthcare utilization increases, higher acuity procedures continue to shift to lower-cost sites of care, such as surgery centers and physician offices.

•	Healthcare Consolidation: Consolidation activity is expected to continue, as hospitals combine to drive scale and create integrated models to serve the continuum of care.

•	Supply Chain Resiliency: Supply chain disruptions and shortages have revealed the industry’s need for in-stock products and short delivery timeframes.

Medline Brand. We offer our customers approximately 190,000 med-surg products through our Medline Brand segment. We have leading positions across many key product families within the approximately $75 billion SAM for our Medline Brand products. See “Market and Industry Data” for how we define our SAM.

Our Medline Brand products are organized into three product categories: Front Line Care, Surgical Solutions, and Laboratory and Diagnostics.

Select Medline Brand Products

Manufacturing

We produce approximately one-third of Medline Brand products, which are primarily Class I and II medical devices, through our 33 manufacturing facilities, of which 26 are in North America. We focus our manufacturing capabilities on products where we can leverage technology and automation to drive higher quality and lower costs to better serve our customers.

Our manufacturing capabilities enable many of our Medline Brand products to become category leaders. For example, Medline began manufacturing surgical procedure trays in 1985 and is the largest kitting manufacturer in the United States as of December 31, 2024. Our surgical kitting trays come complete with the majority of the supplies a surgeon needs in one convenient pack. This improves outcomes, shortening the time it takes to manage the supplies needed for a procedure and reducing waste. These trays benefit healthcare providers by not having to pick each individual item from their supply shelves. Our leading position is enabled by both the value our trays provide to physicians as well as the scale and efficiency of our facilities that manufacture these products, including our Nuevo Laredo and Mexicali, Mexico facilities. Our kitting facilities employ more than 9,300 people, with over 900,000 kits made every day across North America, Australia, Asia, and Europe.

For the vast majority of the other two-thirds of Medline Brand products, we utilize a network of more than 500 global partners across a diversified set of approximately 40 countries, with approximately 300 of these relationships being exclusive to us. Our relationships with these Medline Brand partners are exceptionally strong, with some originating nearly 30 years ago. The breadth of our partnerships also provides global diversification and strengthens our resiliency, with no single sourcing partner accounting for more than 4% of total spend as of

December 31, 2024. Taken together, our self-manufacturing capabilities and differentiated global sourcing relationships result in high-quality products while allowing us to manage costs. This network also enables us to achieve a highly efficient and geographically diversified supply base, which ensures our resiliency during market disruptions.

Our ability to identify and address customer needs through the introduction of new products was honed over decades of feedback from customers. Challenging our team to listen intently to customers’ pain points and thoughtfully craft product innovation solutions has been a critical growth lever and retention driver for our business. The execution of this model is core to our strategy—we have successfully launched 268 new products over the last three years and will continue to innovate as a trusted thought partner of our customer base.

We are committed to delivering products of the highest standard, which is reflected by our robust quality team of over 2,400 employees. Our quality control team is integrated and embedded across our manufacturing and sourcing locations. Their expertise ensures that every product bearing the Medline brand meets both our rigorous quality standards and our customers’ expectations, as evidenced by our over 99.99% complaint-free rate.

Supply Chain Solutions. We offer approximately 145,000 med-surg products from over 1,250 third-party suppliers, including nearly all leading national brands, through our Supply Chain Solutions segment. As a scaled service provider that sells and delivers to the entire continuum of care, Medline is a highly desirable partner to these brands. We also provide our customers with supply chain optimization services such as consulting engagements, outsourced warehouse and technology management, put-away-ready packaging, third-party logistics, inventory rationalization, and route planning. Supply Chain Solutions contracts include contractual distributor mark-ups, which may differ by customer agreement. Our supply chain expertise allows us to provide additional service offerings to optimize our customers’ supply chain and inventory workflows, helping these customers cost-effectively manage their supply chain while building strong relationships and enhancing retention.

Additionally, we continue to bolster our supply chain offerings to better serve our customers. For example, in October 2024 we announced a partnership with Microsoft to design an innovative healthcare supply chain resiliency solution, leveraging AI-generated insights to provide integrated inventory management. This will combine customer and supplier data to develop better insights into customer purchasing patterns and optimize service levels, among other capabilities.

Our Prime Vendor Model. In our Prime Vendor relationships, we enter into long-term agreements, typically structured with five-year terms, to act as the primary consolidated logistics partner for these customers’ med-surg product needs. These agreements have been and will continue to be a key contributor to our growth. Our customers realize efficiencies by partnering with one supply chain partner to consolidate their med-surg purchase volume. Prior to the market adoption of the Prime Vendor model, customers sourced such products individually from a highly fragmented base of suppliers. The Prime Vendor model instead centralizes procurement and distribution, which in turn drives efficiency and higher service levels.

As Prime Vendor, we drive significant cost savings to our customers. Our scale allows us to deliver consistently lower prices and better service levels on Medline Brand products relative to third-party alternatives, while also lowering the distribution cost for delivery of the full range of med-surg products. This often motivates customers to purchase more Medline Brand products over time. For example, in the acute care sector, at the beginning of a Prime Vendor relationship, Medline Brand products typically represent approximately 10% of a customer’s product mix but has the potential to reach approximately 60% Medline Brand over time. The opportunity is even greater in certain non-acute settings, where we sell a more focused product portfolio. Our Prime Vendor model is reinforced by the flywheel effect within our business where we drive cost savings for Prime Vendor customers, which, over time, supports incremental purchasing of our Medline Brand products and increases our scale. This dynamic allows us to drive further efficiencies by offering superior or similar quality to third-party products at a more cost-effective price. Due to the higher margin we earn on Medline Brand products compared to sales of comparable third-party products, we are able to reinvest in customer value while increasing our profitability. This compelling value proposition and supply chain relationship with our customers supports our greater than 98% average Prime Vendor retention rate over the past five years.

Our differentiated capabilities have enabled us to grow and scale our Prime Vendor model over time. Over just the past six years, we have signed new Prime Vendor agreements representing approximately $8 billion of annual contract value and have over 1,300 Prime Vendor relationships as of December 31, 2024, representing $16.0 billion of net sales for the year ended December 31, 2024. Our Prime Vendor relationships, combined with our strong customer retention, supports a highly recurring business model. Today, our Prime Vendor agreements have an approximate average mix of 65% Supply Chain Solutions and 35% Medline Brand, presenting a significant opportunity to drive customer savings through further Medline Brand adoption in the years ahead. Supply Chain Solutions products for which like-for-like Medline Brand products are available represented approximately $4.0 billion in net sales to existing Prime Vendor customers as of December 31, 2024. Assuming historical margins, if 100% of such products were converted to available like-for-like Medline Brand products, the incremental gross profit opportunity associated with such conversion would be approximately $1.0 billion. Conversion of 100% of this opportunity is not immediately achievable, and we cannot provide any assurance regarding the timing or extent of any such conversions. While we historically have earned higher margins upon conversion from third-party national brand products to like-for-like Medline Brand products, because of the lower average prices for Medline Brand products, there is typically a negative impact on net sales upon the conversion of Supply Chain Solutions products to like-for-like Medline Brand products if volume is assumed to be constant. We believe that the average margins for Supply Chain Solutions products converted to Medline Brand products have not significantly differed from those that have not been converted. Similarly, the average margins of products converted to Medline Brand do not vary materially from their unconverted counterparts. Therefore, we assume our historical estimates will continue with future conversions. For further information on potential risks relating to this conversion opportunity, please refer to “Risk Factors—Risks Related to Our Business, Industry and Operations—Our failure to establish and maintain Prime Vendor relationships may cause our revenue to decline.”

Note: Data represents average Medline Brand net sales percentage mix across cohorts 2014 – 2023.

Our Distribution Network. We have a differentiated network of 69 global distribution centers, 45 of which are in the United States. Our distribution centers are strategically located to provide next-day delivery to 95% of our

U.S. customer base. With over 26 million square feet in the United States, they are expertly designed to optimize distribution logistics and maximize utilization. The products we distribute are packaged to meet each customer’s individual needs and to be “put-away-ready,” which streamlines the customer’s unloading and shelving process. We utilize AI and robotics technology in our distribution centers to drive efficiency and reduce costs. Our technologically advanced distribution centers allow us to extend cutoff times, expand our product offering, and better service our expanding customer base. We also operate our own fleet of more than 2,000 MedTrans trucks that deliver our products across care settings within the United States. Our $4.5 billion of global inventory as of December 31, 2024, and our market-leading supply chain capabilities drive our ability to fulfill customer orders with service levels of 99% and support our high customer satisfaction levels. Over the last five years, we have invested $1.6 billion in total capital expenditures within our distribution network. As of December 31, 2024, we had approximately 25% in excess capacity across our platform to support our long-term growth.

## Next-Day Delivery to 95% of our U.S. Customers through our 45 Distribution Centers

Our Commercial Platform. Our deep connectivity to our customers is driven by the strength of our dedicated and tenured commercial team. We have a U.S. commercial team of approximately 3,800 people across all points of care, which includes account managers, product specialists, specialized clinical resources, customer service representatives, supply chain specialists, and Prime Vendor analysts. Our team prides themselves on their deep-rooted customer relationships and the value of their longstanding partnerships. We have created an entrepreneurial environment that empowers our salesforce to work with our product managers and innovate to meet market demand. We have a team devoted to each channel in the United States and each region or country internationally, which allows our salesforce teams to develop market-specific knowledge. Our differentiated customer-focused culture and salesforce empowerment have driven our strong U.S. salesforce retention rate of greater than 85% in 2024.

Research and Development

We have a track record of successfully bringing new products to market, with more than 2,100 granted patents and more than 400 FDA 510(k) clearances. Over the last three years, we have successfully launched 268 new products.

Three examples of our ability to innovate include:

•

ReadyPrep CHG: Medline announced the approval of the ReadyPrep CHG cloth in 2019, a new pre-op skin antiseptic cloth designed to help give clinicians another tool to fight surgical site infections. According to the Centers for Disease Control and Prevention, surgical site infections are the costliest healthcare-associated infection with an estimated annual cost of $3.3 billion. These pre-op skin antiseptic cloths quickly gained popularity with hospital groups across the nation because of their competitive cost, larger size, and two-year-long shelf life. ReadyPrep net sales were $121.4 million in the first two full calendar years post-launch.

•

Bonded Sterilization Wrap: Medline launched the Bonded Sterilization Wrap in 2014, a next-generation sterilization wrap shown to have greater material strength than the competition to ensure the integrity of the sterilization process. In an independent, side-by-side strength test, Medline’s wrap, constructed with 100% polypropylene, was shown to have greater material strength to resist punctures and tears compared to the sterilization wrap of the next closest competitor. Bonded Sterilization Wrap net sales were $23.8 million in the first two full calendar years post-launch.

•

OptiView Transparent Dressing with HydroCore Technology: Medline launched a first-of-its-kind clear dressing designed to be used as part of a pressure injury prevention protocol in 2023. The HydroCore technology helps redistribute pressure, reduces shear forces, and manages microclimate. Its unique transparent core takes the guesswork out of skin assessments, leading to less dressing changes, longer wear times, and decreased annual spend.

Medline also continues to invest in research and development infrastructure, as evidenced by our facility expansion in Mundelein, Illinois in 2024. This project approximately tripled the size of the product testing and development facility to 74,000 square feet and significantly bolsters its capacity to test a variety of products, ingredients, and solutions efficiently and comprehensively. The investment includes upgraded mechanical systems and environmental controls as well as increased lab space and capabilities—including design verification, chemistry, microbiology, expiration dating, calibration, and formulation. The lab has grown to more than 140 employees, including engineers, biologists, chemists, formulation scientists, and technicians.

Value Creation for Key Stakeholders

Our integrated business model helps us to address the needs of the market today and enables us to drive value for key constituents across the healthcare system.

Healthcare providers:

•	Our high-quality, competitively priced Medline Brand products deliver material cost savings to providers, many of whom face margin pressures.

•

Our large and efficient supply chain delivers high service levels and rapid delivery of the full spectrum of med-surg products while simplifying operational complexity, ensuring uninterrupted delivery of care, and reducing distribution expenses.

•	Our Prime Vendor model enables the cost-effective management of products, inventory, distribution, and delivery across sites of care.

•

Our clinical product education programs pair intelligently designed products along with caregiver training, enabling them to provide optimal care for their patients, ultimately yielding better patient outcomes. The clinical product education that healthcare providers receive is aimed at reducing non-reimbursable occurrences of hospital-acquired conditions and hospital-acquired infections. We support these efforts with our robust staff of in-house clinicians in conjunction with our Medline University programs to educate providers on the latest research and best practices for the use of particular products.

Patients:

•

Our tools and resources help healthcare providers operate more efficiently, which indirectly benefits patients. This includes everything from supply chain optimization to clinical applications expertise, ensuring that healthcare providers can deliver high-quality care.

•	Our educational materials and at-home care kits help patients take an active role in their own care, which improves health outcomes and patient satisfaction.

•	Our focus on thoughtfully designed products and services creates positive patient experiences.

•	Our direct-to-consumer channel increases access to our high-quality, cost-effective products.

Product suppliers:

•	Our scaled platform provides third-party product suppliers with access to our commercial team and a large and diverse customer base.

•	Our service levels ensure that suppliers’ products are delivered reliably and on time.

•	Our presence across the healthcare continuum provides opportunities to serve every site of care.

Why We Win

Our ability to earn and retain customers is driven by a number of specific qualities that are critical to our success.

Customer-Focused Culture. Customers are at the heart of what we do. Our best-in-class business model, entrepreneurial spirit, and compelling value proposition are the result of our customer-focused culture that emphasizes the rapid identification of and response to customer needs. We have evolved alongside our customers over time by expanding our product portfolio and supply chain optimization services, and we have built a large U.S. commercial team of approximately 3,800 people so that customers’ needs would be quickly identified and satisfied. We do what we say we are going to do, we are transparent and direct with our customers, and we empower our employees to advocate for our customers. This has translated into high win rates for new business, strong customer loyalty with consistently high customer satisfaction levels, as demonstrated by our customer retention rates, including a greater than 98% average Prime Vendor retention rate over the past five years, and consistently high employee satisfaction levels, which we measure through our periodic employee engagement surveys and employee retention.

Medline Platform Advantage. We are the largest provider of med-surg and supply chain solutions serving all points of care, based on total net sales of med-surg products. Our platform is powered by our global procurement network, strategically located distribution centers, high delivery route density, and innovation capabilities informed by proprietary supply chain customer insights. Our vertically integrated business model is designed to deliver the best total value to our customers through a comprehensive set of world-class products, a resilient and highly efficient supply chain, and differentiated clinical solutions. Our ability to provide significant savings on our high-quality products and services and our ability to serve across the entire continuum of care aligns us with the evolving needs of our customers. We had approximately $1.5 billion in total customer signings during 2024.

Medline Brand Product Portfolio. We offer approximately 190,000 Medline Brand products across our product categories. We have a track record of successfully bringing new products to market, with more than 2,100 granted patents and more than 400 FDA 510(k) clearances. Over the last three years, we have successfully launched 268 new products. Our vertically integrated platform provides us with unparalleled insights into our customers’ needs, purchasing trends, and potential areas of new, customer-driven product innovation. Our unparalleled scale, the breadth and quality of our product portfolio, and our successful track record of innovation enable us to quickly and cost-effectively address the needs of our customers.

Unrivaled Distribution Capabilities. Medline’s breadth and footprint today is the result of decades of significant investments, including $1.6 billion in capital expenditures within our distribution network over the last five years. The network has been developed to serve healthcare facilities and providers across the continuum of care. We have a differentiated network of 69 global distribution facilities and a fleet of more than 2,000 MedTrans trucks in the United States that serve the entire continuum of care. Our owned transportation fleet delivers approximately 80% of the products we offer in the United States and leverages a dynamic route planning system to optimize routes by minimizing miles driven and improving trailer utilization. Our extensive supply chain, with a rigorous focus on reducing cost, enables us to deliver products to our customers at the most attractive unit economics and with better service levels than alternatives. As of December 31, 2024, we carried $4.5 billion in global inventory that, combined with our distribution network and capabilities, enables us to have service levels of 99%.

Our Clinical Solutions. Medline’s clinical solutions empower frontline teams with best practice guidance, education and training, and a system of products to help improve clinical outcomes. Our clinicians support our customers, providing clinical expertise and comprehensive products, education, and other solutions to enable the best care, cost-effectively and efficiently. Our solutions include recommendations on best practices and product features that can help providers correctly use products, reduce care variation, and provide more consistent care.

Increasing Returns to Scale. As we grow, Medline is uniquely positioned to benefit from our vertically integrated model and over 1,300 active Prime Vendor relationships. Revenue growth in Medline Brand products increases our purchasing power with our global sourcing partners and enables investments to increase the efficiency of our internal manufacturing capabilities, which may reduce the cost of goods sold. Lowering our cost of goods sold on Medline Brand products provides higher value to our customers and improves our competitive pricing. Growing our customer base results in increased transportation route density, which in turn improves efficiency, lowers costs, and increases service levels for our customers. We reinvest these savings in better customer value, which extends our competitive advantage and accelerates our ability to earn new customers. As we add new customers, we gain better insight into their needs and drive investments in product innovation, resulting in greater Medline Brand sales growth. The mutual reinforcement of these dynamics compounds over time—we become an increasingly strategic partner for our customers as they continue to grow and scale.

Our Growth Strategy

We have a demonstrated track record of delivering consistent growth over more than half a century irrespective of economic conditions. We expect to continue to grow in excess of the broader med-surg market due to a combination of strategies that drive our net sales and earnings growth.

Net Sales Growth:

•

Growing with our Prime Vendor Customers: We have achieved a greater than 98% average Prime Vendor retention rate over the past five years. Importantly, we are partnered with many of the largest healthcare systems across the country and are well-positioned to grow with our customers as their patients’ underlying healthcare utilization increases, they build and acquire new sites, and they further consolidate med-surg spend with Medline.

•

Winning New Prime Vendor Customers: We continue to earn new Prime Vendor customers, which has been a key driver of sustained growth in both Medline Brand and Supply Chain Solutions. Over the past six years, we have signed new Prime Vendor contracts representing approximately $8 billion of annual contract value. Additionally, we continue to expand the scope of our Prime Vendor relationships in non-acute sites of care.

•

Growing Medline Brand with Non-Prime Vendor Customers: An increasing number of non-Prime Vendor customers are choosing Medline Brand. We will continue to provide high-quality, cost-effective products that meet their med-surg needs and accelerate our expansion within these customers.

•

Continuous Product Innovation: Innovation is embedded within our product teams, who leverage our salesforce, customer feedback, and our quality and regulatory organizations to develop new Medline Brand products. Our culture of innovation and entrepreneurship and our highly scalable go-to-market model provide us with unique capabilities to bring products to market swiftly.

•

Channel Expansion: We will continue to evaluate new opportunities to expand our TAM and the markets we serve. We currently serve healthcare providers anywhere a patient, resident, or consumer needs access to medical products. In 2016, we entered the acute care laboratory and diagnostic channel, which we believe is ripe for disruption. Most recently, we expanded into animal health in the United States and dental in Canada. We will continue to evaluate and selectively expand into new channels as opportunities arise.

•

International Expansion: Our value proposition can help customers across markets internationally, and we expect to tap into the $200 billion international addressable market through both organic and inorganic expansion. We will continue to strategically launch new products and enter new markets and care settings outside the United States. This expansion represents an attractive opportunity, as our International net sales represented only 6.9% of our net sales for the year ended December 31, 2024.

•

M&A Execution: Our disciplined, global M&A strategy is focused on pursuing adjacent products and services, as well as expanding into new channels. We have a proven strategy for integrating new acquisitions and achieving significant synergies, which has enabled us to acquire businesses at attractive valuations on a post-synergy basis. The breadth of our product channels and our low-cost manufacturing and sourcing model makes Medline a powerful M&A platform. Recent examples of our M&A strategy include the acquisition of Microtek, which provides highly complementary products to our Surgical Solutions product category, as well as the acquisition of Sinclair Dental, further extending our distribution capabilities outside the United States.

Earnings Growth:

•

Medline Brand Conversion Opportunity: To help our customers achieve cost savings, we provide them with Medline Brand products that offer superior or similar quality to third-party products at a more cost-effective price. Medline earns a higher margin on sales of Medline Brand products compared to sales of comparable third-party products. Supply Chain Solutions products for which like-for-like Medline Brand products are available represented approximately $4.0 billion in net sales to existing Prime Vendor customers as of December 31, 2024. Assuming historical margins, if 100% of such products were converted to available like-for-like Medline Brand products, the incremental gross profit opportunity associated with such conversion would be approximately $1.0 billion. Conversion of 100% of this opportunity is not immediately achievable, and we cannot provide any assurance regarding the timing or extent of any such conversions. While we historically have earned higher margins upon conversion from third-party national brand products to like-for-like Medline Brand products, because of the lower average prices for Medline Brand products, there is typically a negative impact on net sales upon the conversion of Supply Chain Solutions products to like-for-like Medline Brand products if volume is assumed to be constant. We believe that the average margins for Supply Chain Solutions products converted to Medline Brand products have not significantly differed from those that have not been converted. Similarly, the average margins of products converted to Medline Brand do not vary materially from their unconverted counterparts. Therefore, we assume our historical estimates will continue with future conversions. For further information on potential risks relating to this conversion opportunity, please refer to “Risk Factors—Risks Related to Our Business, Industry and Operations—Our failure to establish and maintain Prime Vendor relationships may cause our revenue to decline.”

•

Operational Execution: To strengthen our cost advantage on Medline Brand products, we continuously improve our procurement and sourcing functions to further reduce our spend on key inputs. Our relentless scrutiny on our own costs both in our manufacturing and distribution networks helps us to deliver quality products cost effectively. As we scale, our operating leverage will further expand our margins over time.

Our Culture

Our story is one of customer focus that has led to strong performance and success. Every hour of every day, medical professionals rely on Medline products to help them do their jobs. Our work touches the lives of millions of people, yet we are much more than a supplier of world-class medical solutions: we are here to make healthcare run better. We have delivered consecutive net sales growth every year since our inception and today we employ over 43,000 people and operate across more than 100 countries. The work we do enables healthcare providers to deliver the best quality care, in the most financially sustainable way, across the entire continuum of healthcare.

Our culture is guided by our six core values:

•	We have a relentless customer focus

•	We demonstrate agility and flexibility

•	We are gritty problem solvers

•	We drive to succeed

•	We practice purposeful candor

•	We believe relationships matter

Our team of driven and passionate people brings these values to life. Employees are empowered to make meaningful contributions and work with determination to understand our customers’ needs and deliver exceptional service.

Working at Medline means being part of a winning team, at the forefront of our industry, with the scale to improve healthcare delivery and the agility to act quickly. It is a place where employees are empowered to make meaningful contributions and it is a place that has consistently been recognized as a top employer by multiple national publications, including the following in 2024:

•	Chicago Tribune: Best Places to Work (14th year recognized)

•	Modern Healthcare: Best in Business (supply chain category)

•	Becker’s Healthcare: Top 150 Places to Work in Healthcare

•	Forbes: America’s Best Large Employers, America’s Best Employers for Women

•	Newsweek: America’s Greatest Workplaces for Women, America’s Greatest Workplaces for Diversity

Competition

Our value proposition is derived from our integrated business model, the breadth of our Medline Brand portfolio, our differentiated supply chain, and the overall quality and cost of our products. As a result of our integrated business model, our competitors include both other leading med-surg product manufacturers and distributors.

Similar to us, other leading med-surg product manufacturers produce a wide range of med-surg supplies. However, unlike us, many of these competitors are reliant upon third-party distributors to deliver their products to customers. By nature of being a distributor, Medline has direct access to and manages the end customer relationships. This enables us to offer a complete solution as a manufacturer and a distributor, offering our customers what we believe to be best-in-class supply chain logistics, and driving value through our brand.

Additionally, other distributors of med-surg products similarly connect the fragmented supplier and provider bases and aggregate inventory from suppliers to deliver products to customers. These distribution companies compete with us for Prime Vendor agreements. However, we believe that many of these competitors do not benefit from the scale and scope of our vertical integration or commercial excellence, and thus are not able to provide the same magnitude of cost savings, value, and holistic solutions that we deliver for our customers.

Production and Raw Materials

We manufacture approximately one-third of our Medline Brand products through our 33 manufacturing facilities and purchase many of the components and raw materials used in manufacturing our products from numerous suppliers. For the vast majority of the other two-thirds of our Medline Brand products, we work closely with our network of more than 500 global partners, including approximately 300 exclusive partnerships, across approximately 40 countries. The breadth of our global sourcing partnerships provides diversification and strengthens our resiliency, with no single sourcing partner accounting for more than 4% of total spend. We also have plans and measures in place to help ensure continuity of supply while maintaining high quality and reliability. Generally, we have been able to obtain adequate supplies of such raw materials and components. However, due to the FDA’s manufacturing requirements and those of other regulatory authorities, we may not be able to quickly establish additional or replacement sources for certain components, materials or processes if we experience a sudden or unexpected reduction or interruption in supply or services and are unable to develop alternative sources.

Employees and Human Capital

At Medline, our relentless focus on the customer drives our human capital strategy, which revolves around attracting and retaining the best employees to provide the best products and services for our customers. We employ over 43,000 employees worldwide, with over 24,000 located in the United States, as of December 31, 2024. The largest non-U.S. employee populations are in Mexico, India, Canada, France, Japan, China, Australia, Slovakia, Dominican Republic, and Germany. None of our employees in the United States are unionized, though some of our employees in Mexico belong to unions. In Germany and the Netherlands, employees are represented through Works Councils; in France and Spain, employees are represented through both Works Councils and industry-wide collective bargaining agreements; and in Belgium and Italy, employees are also represented through industry-wide collective bargaining agreements. We believe that our positive employee relations and total employee experience drive the continual growth of our workforce.

We have developed a strong foundation that drives our recruitment, retention and development efforts. We are committed to supporting the personal and professional development of our employees, as well as providing competitive benefits and a safe, inclusive workplace. We believe that these measures help us to attract new and retain existing employees. Our commitments include:

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Developing a strong, collaborative workplace community. We believe our employees’ ability to communicate and cooperate effectively across functional and departmental teams positively impacts our performance. We engage in various listening strategies, including our engagement survey, focus groups, anonymous employee feedback platform, increased attention to onboarding and offboarding feedback, pulse surveys on remote work needs, as well as our recent inclusion and diversity listening sessions in the United States and subsequent launch of various diversity employee resource groups. On a global level, we conduct employee engagement surveys to analyze the progress we have made as a company and to identify areas of growth. The results from our employee surveys are used to implement programs and processes designed to further enhance our culture. Over 29,000 employees globally participated in our latest employee survey, conducted in 2024. Highlights include (i) 82% of respondents indicated that they would recommend Medline as a good place to work and (ii) 88% of respondents indicated that they believe Medline is committed to exceeding its customers’ expectations.

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Attracting top talent. Our dedicated talent acquisition team strives to efficiently hire employees with capabilities that meet the specific technical needs of our divisions. Through continuous improvement of internal processes, an awareness of market and candidate driven trends, and in partnership with vendors and other outside organizations, our talent acquisition team identifies and attracts candidates that have the skills, experience, and motivation to help us achieve business results. Our leadership continues to partner with our Talent Acquisition team to build a diverse employee base to drive representation throughout all our divisions.

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Developing our employees and providing earlier advancement opportunities. Medline seeks to identify talent early in peoples’ careers and develop those people quickly. We provide our employees with early opportunities to take on additional responsibilities to demonstrate their competencies and drive to succeed, enabling them to grow quickly. These on-the-job opportunities are augmented by formal training and development to refine technical and leadership skills. Our new sales representatives participate in a comprehensive sales training program, receiving, on average, six weeks of training and education per year, resulting in a deep understanding of selling strategy, customer expectations, products, and clinical knowledge. Product manager development offerings are designed to train and retain product managers through all stages of their careers, and range from mandatory onboarding offerings to advanced classes that provide the necessary skills with increasing levels of responsibility. Additionally, we believe in the value of diversity and inclusion in our workforce. Our Employee Resource Groups have played a critical role in building awareness around inclusion and diversity topics. We have trained over 1,500 people leaders to avoid bias in their key talent decisions (hires, development, promotions) as part of our efforts to build a supportive and inclusive environment.

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Promoting employee and community well-being. We encourage physical, emotional and financial fitness and offer programs and benefits to help employees lead healthier lives overall. Among other programs, Medline provides access to an employee assistance plan in Europe and provides mental health awareness training for HR and people leaders in the United States. We also promote corporate social responsibility and provide our employees opportunities to give back to their communities. Our charitable giving efforts include financial giving and in-kind giving such as product donations. This includes over $1.2 million in charitable donations in the United States alone during the year ended December 31, 2024.

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Supporting employee health and safety. In addition to offering competitive health and well-being programs and other benefits to eligible employees, we are committed to providing a safe and secure work environment for all employees.

Intellectual Property

We rely upon patents, trademarks, copyrights, trade secrets and other intellectual property rights to maintain and improve our competitive position. We have a large portfolio of intellectual property, including more than 2,100 granted patents as well as trademark registrations protecting our notable brands, including Medline, Curad, Microtek, Hudson, and Proxima.

We consider the trademarks and know-how that we own to be material to our business. However, other than the Medline mark, we do not consider our business to be materially dependent upon any individual trademark registration or trade secret. In the aggregate, we consider our more than 2,100 granted patents to be material to our business. However, no single patent or group of related patents is material to our business as a whole or any segment of our business.

We believe that we have taken all necessary steps to protect our intellectual property rights, but no assurance can be given that we will be able to successfully enforce or protect our rights in the event that they are infringed upon or challenged by a third party. See “Risk Factors—Risks Related to Regulation and Legal Proceedings—Any failure to obtain, maintain, protect and enforce our intellectual property rights, or the failure of the strength or scope of our intellectual property rights, could harm our business, financial condition, and results of operations” and “Risk Factors—Risks Related to Regulation and Legal Proceedings—We may become subject to litigation brought by third parties claiming infringement, misappropriation, or other violation by us of their intellectual property rights.”

Government Regulation

Our operations and products are subject to extensive regulation by numerous governmental regulatory authorities, including U.S. and other international regulatory authorities, and other government agencies inside and outside the United States. To varying degrees, each of these agencies requires us to comply with laws and regulations governing the development, design, materials, testing, safety, efficacy, quality, purity, manufacturing, methods, controls, testing, screening, recordkeeping, reporting, processing, storage, registration, authorization, licensing, permitting, labeling, advertising, marketing, distribution, offer for sale, sale, use, expiration, pricing, reimbursement, import, export, clinical trials, post-marketing surveillance of our products, the registration of our facilities, and the claims that we make about our products. The United States and other countries where we sell healthcare and other regulated products, including drugs, human cell and tissue products, dietary supplements, cosmetics, certain foods, and consumer products subject such products to their own clearance, authorization, approval, registration, listing, labeling, manufacturing, recordkeeping, reporting, and other regulatory requirements regarding the performance, safety, and quality of such products. We are also subject to healthcare and other regulations and enforcement by the federal government and the states and foreign governments and authorities in the locations in which we conduct our business. The governmental and regulatory authorities that enforce such laws and rules, and that issue guidance on compliance with such laws and rules include, without limitation, the FDA, CMS, other divisions of the HHS, the HHS Office of Inspector General, EPA, FTC, Consumer Product Safety Commission (“CPSC”), the DOJ and individual U.S. Attorney offices within the DOJ, as well as state and local governments. Our business is also affected by patient and data privacy and security laws, government payer cost containment initiatives, government reimbursement laws and regulations, environmental, health, and safety laws and regulations, as well as laws and regulations with respect to the sale, transportation, storage, handling, and disposal of hazardous or potentially hazardous substances, and safe working conditions. Our business also maintains contracts with governmental agencies and is subject to certain regulatory requirements specific to government contractors.

The regulations to which we are subject are complex and have tended to become more stringent over time. If our business expands in certain ways, we may be subject to new and additional regulatory requirements. The foreign, federal, state, and local regulatory authorities have broad inspection and enforcement powers, including the ability to suspend or limit the distribution of products, suspend, revoke, or terminate our product and facility licenses, permits, and authorizations, request the cessation of distribution and shipments of certain products due to regulatory, safety, or other issues, seize or order the recall of our products, issue safety, quality, or other communications to the public or healthcare providers, enforce laws related to marketing, including promotion of off-label uses of products, and impose injunctions and significant criminal, civil, and administrative sanctions for violations of laws and regulations. Any adverse regulatory or other action, including any adverse press releases or other communications from regulators, may impact our business practices and operations, including by limiting our ability to effectively market, ship, and sell our products, affecting the production and distribution of products by our manufacturing facilities, subjecting us to significant liability, and limiting our ability to obtain future authorizations. Although we are subject to international government regulations in the international end markets where we operate and/or provide our products, these regulations do not have a material impact on our products as no international market represents more than 3% of our net sales.

Government Regulation of Medical Devices

Our medical devices are subject to regulation by numerous government agencies, including the FDA and comparable state and foreign agencies. Regulations of the FDA and other regulatory agencies in and outside the United States impose extensive compliance and monitoring obligations on portions of our business. The FDA and other U.S. and foreign governmental agencies regulate, among other things, with respect to medical devices: design, development, and manufacturing; testing, registration, listing, labeling, content, and language of instructions for use and storage; clinical trials; product safety; marketing, sales, and distribution; licensing and permit requirements; premarket clearance, approval and authorization; record keeping procedures; advertising and promotion; recalls and field safety corrective actions; post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury; post-market approval studies; and product import and export. The regulations to which we are subject are complex and have tended to become more stringent over time. If our business expands in certain ways, we may be subject to new and additional regulatory requirements. The FDA and state regulatory authorities have broad inspection and enforcement powers, including the ability to suspend or limit the distribution of products by our distribution centers; seize or order the recall of products; terminate, suspend, or revoke licenses and permits; and impose significant criminal, civil, and administrative sanctions for violations of these laws and regulations. Foreign regulations subject us to similar foreign enforcement powers. In addition, the FDA and other governmental and regulatory authorities, both in and outside the United States (including the FTC, the HHS Office of the Inspector General, the DOJ, and various state Attorneys General), monitor the promotion and advertising of our products. Any adverse regulatory or other action, including any adverse press releases or other communications from regulators, depending on its magnitude, may limit our ability to effectively market, ship, and sell our products, limit our ability to obtain future premarket authorizations, or result in a substantial modification to our business practices and operations.

FDA Premarket Clearance and Approval Requirements

Each medical device we wish to distribute commercially in the United States requires marketing authorization from the FDA prior to distribution, unless the device is exempt from premarket notification requirements. The type of marketing authorization necessary is generally linked to the classification of the device. The FDA classifies medical devices into one of three classes—Class I, II, or III—based on the degree of risk associated with a device and the level of regulatory control deemed necessary to ensure its safety and effectiveness. Class I devices that pose the least risk are subject only to General Controls applicable to all devices, such as requirements for device labeling, premarket notification, and adherence to current good manufacturing practices for devices as set forth in the Quality System Regulation (“QSR”). Class II devices that pose a moderate risk are subject to General Controls and may also be subject to Special Controls, such as performance standards, product-specific guidance documents, special labeling requirements, patient registries, or post-market surveillance. Class III devices are those for which insufficient information exists to assure safety and effectiveness solely through General and Special Controls, including devices that support or sustain human life, are of substantial importance in preventing impairment of human health, or which present a potential unreasonable risk of illness or injury.

Most Class I devices and some Class II devices are exempted by regulation from the 510(k) clearance requirement and can be marketed without prior authorization from the FDA. Class I and II devices that are not exempted are eligible for marketing through the 510(k) clearance pathway. By contrast, devices placed in Class III generally require premarket approval (“PMA”) or de novo clearance prior to commercial marketing. The PMA approval process is more stringent, time-consuming and expensive than the 510(k) clearance process; however, the 510(k) clearance process has also become increasingly stringent and expensive. None of our products are currently approved under a PMA, and we have no plans for any indication or system improvement or extension that we believe would require a PMA. If, in the future, we were to file a PMA, we may be subject to additional regulatory requirements.

510(k) Clearance Process

To obtain 510(k) clearance, we must submit a premarket notification to the FDA demonstrating the proposed device to be substantially equivalent to a predicate device. A device is substantially equivalent if, with respect to the predicate device, it has the same intended use and it has either the same technological characteristics, or it has different technological characteristics, but the information provided in the 510(k) submission demonstrates that the device does not raise new questions of safety or effectiveness. The standard review process for 510(k)s is between six to nine months, dependent upon the type of 510(k) filing submitted. Although many 510(k) premarket notifications are cleared without clinical data, in some cases, the FDA may require clinical data to support substantial equivalence. In reviewing a premarket notification, the FDA may request additional information, including clinical data, which may significantly prolong the review process and clearance is never assured. Clinical trials generally require the submission of an investigational device exemption (“IDE”) to the FDA for a specified number of patients and study sites, unless the product is deemed a non-significant risk device eligible for more abbreviated IDE requirements. Clinical trials are subject to numerous requirements and institutional review board approval, oversight, and monitoring. Even if a trial is conducted, the results of clinical testing may not adequately demonstrate the safety and effectiveness of the device or be sufficient to obtain FDA clearance or approval for marketing.

After a device receives 510(k) clearance, any subsequent modification of the device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require submission and approval of a de novo 510(k) or a PMA application in cases where new indications are sought for which there is no predicate. Non-significant changes are handled via internal documentation by the Company. Each manufacturer must judge the significance of modifications based on FDA 510(k) regulatory requirements and guidance documents. The FDA may review any such decision and may disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA may require the manufacturer to cease marketing and distribution and/or recall the modified device until 510(k) clearance or PMA approval is obtained. In the future, we may make modifications to our products after they have received FDA clearance and, in appropriate circumstances, determine that new clearance is unnecessary. However, the FDA may disagree with our determination, and, if the FDA requires us to seek 510(k) clearance or submit new PMA applications for any modifications to a previously cleared product, we may be required to cease marketing or distributing or recall the modified device until we obtain the required clearance or approval. We may also market or acquire products that are marketed without a 510(k) clearance, appropriate labeling, or that otherwise are marketed in violation of FDA requirements, since medical devices can be marketed only for the indications for which they are cleared or approved. Under these circumstances, we may also be subject to warning letters, significant regulatory fines, or other penalties, and we may no longer be able to market particular products for which a 510(k) clearance is required.

Post-Marketing Requirements

Numerous FDA regulatory requirements apply to devices we manufacture and distribute, including: compliance with the QSR, which require manufacturers and their suppliers to follow the applicable design, testing, processes, control, documentation, labeling, and other quality assurance procedures during the manufacturing process; establishment registration, which requires establishments involved in the production and distribution of medical devices intended for commercial distribution in the United States to register with the FDA; medical device listing, which requires manufacturers to list the devices they have in commercial distribution with the FDA; labeling regulations, which prohibit “misbranded” devices from entering the market, as well as prohibit the promotion of products for unapproved or off-label uses and impose other restrictions on labeling; post-market surveillance, including medical device reporting requirements which requires manufacturers to report to the FDA if their device may have caused or contributed to a death or serious injury, or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur; and corrections and removal reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the Federal Food, Drug, and Cosmetic Act that may present a risk to health. The FDA and other governmental and regulatory authorities actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

The FDA enforces these requirements by inspection and market surveillance. Domestic facility records and manufacturing processes are subject to periodic unscheduled inspections by the FDA. The FDA may also inspect foreign facilities that export products to the United States. Failure to comply with applicable regulatory requirements may result in enforcement action or other actions by the FDA, which may include one or more of the following sanctions: adverse press releases and safety communications; requests to stop shipments; untitled letters or warning letters; fines, injunctions, and civil penalties; mandatory recall or seizure of our products; customer notifications and repairs or replacements; administrative detention or banning of our products; consent decrees; operating restrictions, partial suspension or total shutdown of production; refusing our request for 510(k) clearances for new product versions or modifications to existing product versions; revocation of 510(k) clearances previously granted; refusal to grant export approval for our products; and criminal prosecution and penalties. If any of these events were to occur, they could have a material adverse effect on our business, financial condition, and results of operations.

International Regulation of Medical Devices

Sales of medical devices outside the United States are subject to foreign government regulations, which vary substantially from country to country. In order to market our products in other countries, we must comply with applicable regulatory requirements and authorizations and approvals and safety and quality regulations in each country in which the product is marketed. The time required to obtain authorization, approval, or certification by a foreign country may be longer or shorter than that required for FDA clearance, and the requirements may differ significantly.

EU Regulation of Medical Devices

In the EU until May 25, 2021, medical devices were regulated by the Council Directive 93/42/EEC, which has been repealed and replaced by the EU MDR. Unlike directives, regulations are directly applicable in all EU member states without the need for member states to implement into national law. The EU extended the EU MDR transitional periods for certain medical devices until December 31, 2027 or December 31, 2028, depending on a device’s risk class and subject to certain conditions to ensure continued access to medical devices for patients and to allow medical devices already placed on the market in accordance with the current legal framework to remain on the market, provided that the requirements of the transitional provisions are fulfilled.

In the EU, there is currently no premarket government review of medical devices. However, all medical devices placed on the EU market must meet general safety and performance requirements, and compliance with the general safety and performance requirements is a prerequisite for European conformity marking without which medical devices cannot be marketed or sold in the EU. EU MDR requirements regarding the distribution, marketing, and sale, including quality systems and post-market surveillance, have to be observed by manufacturers, importers, and distributors as of the application date (i.e., since May 26, 2021), including registration of economic operators and of devices (once the relevant modules of Eudamed are functional), surveillance, and vigilance requirements. The aforementioned EU rules are generally applicable in the European Economic Area which consists of the 27 EU member states plus Norway, Liechtenstein, and Iceland.

The NDA Approval Process

For any new drug products regulated under the Federal Food, Drug, and Cosmetic Act such as our ReadyPrep CHG cloth, a sponsor must submit a New Drug Application (“NDA”), to the FDA for review and approval. The NDA review and approval process may take multiple years and involves steps including the following:

•	completion of preclinical studies and analytical and stability testing in accordance with applicable regulations;

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submission to the FDA of an Investigational New Drug (“IND”) application, which must become effective before clinical trials may begin and must be updated annually and amended when certain changes are made;

•	approval by an institutional review board, or IRB, or independent ethics committee, or IEC, at each clinical trial site before each trial may be initiated;

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performance of adequate and well-controlled clinical trials in accordance with applicable IND regulations, good clinical practice, or GCP, requirements, including informed consent, financial disclosure by investigators, and other clinical trial-related regulations, to establish the safety and efficacy of the investigational product for each proposed indication and other condition of use;

•	preparation and submission to the FDA of an NDA;

•	satisfactory completion of one or more FDA pre-approval inspections of the manufacturing facility or facilities where the drug will be produced to assess compliance;

•	satisfactory completion of FDA inspection of select clinical trial sites involved in conducting pivotal studies that generated the data in support of the NDA;

•	payment of user fees for FDA review of the NDA; and

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FDA review and approval of the NDA, including of the proposed prescribing information and, where applicable, consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug in the United States.

Any approvals that we may ultimately receive could be withdrawn if required post-marketing trials or analyses do not meet the FDA requirements, which could materially harm the commercial prospects for our products.

Even if a product candidate receives regulatory approval, the approval may be limited to specific disease states, patient populations and dosages, or might contain significant limitations on use in the form of warnings, precautions or contraindications, or in the form of onerous risk management plans, restrictions on distribution, or post-marketing study requirements. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. Delay in obtaining, or failure to obtain, regulatory approval for our candidate products, or obtaining approval but for significantly limited use, would harm our business. In addition, we cannot predict what adverse governmental regulations may arise from future U.S. or foreign governmental action.

Trade Regulations

The movement of products, services, and investment across borders subjects us to extensive trade regulations. A variety of laws and regulations in the countries in which we transact business apply to the sale, shipment, and provision of goods, services, and technology across borders. These laws and regulations govern, among other things, our import, export, and other business activities. We are also subject to the risk that these laws and regulations could change in a way that would expose us to additional costs, penalties, or liabilities. Some governments also impose economic sanctions against certain countries, governments, persons, and entities, both for unlawful or malign conduct and to discourage or prevent entities from abiding by other countries’ laws. In addition to our need to comply with such regulations in connection with our direct activities, we also sell and provide goods, technology, and services to agents, representatives, and distributors who may export such items to customers and end-users. If we, or the third parties through which we do business, are not in compliance with applicable import, export control, or economic sanctions laws and regulations, we may be subject to civil or criminal enforcement action and varying degrees of liability. Such actions may disrupt or delay sales of our products or services or result in restrictions on our distribution and sales of products or services that may materially impact our business.

Anti-Boycott Laws

Under U.S. laws and regulations, U.S. companies and their subsidiaries and affiliates are prohibited from participating or agreeing to participate in unsanctioned foreign boycotts in connection with certain business activities, including the sale, purchase, transfer, shipping, or financing of goods or services within the United States or between the United States and countries outside of the United States. If we, or certain third parties through which we sell or provide goods or services, violate U.S. anti-boycott laws and regulations, we may be subject to civil or criminal enforcement action and varying degrees of liability.

Data Privacy and Security Laws and Regulations

Our business includes the Processing of Personal Data of consumers; Medline applicants, employees, and other workforce members; our customers’ patients, plan members, and employees; our vendors’ employees; and other third parties, as well as PHI, where we continue to meet the definition of a Business Associate on behalf of our customers for certain parts of our business. We maintain PHI that we Processed about Medline’s own patients under certain of our historic offerings. We are directly or, through our customers, indirectly subject to numerous and evolving federal, state, and foreign laws and regulations relating to the processing of Personal Data and PHI, such as HIPAA, the TCPA, the Payment Card Industry Data Security Standard, Section 5 of the FTCA, and the GDPR, the CCPA, and similar data privacy legislation enacted or under consideration by various other U.S. states, and U.S. state data breach notification laws.

HIPAA establishes privacy and security standards that limit our use and disclosure of PHI and requires us to implement administrative, physical, and technical safeguards to ensure the confidentiality, integrity, and availability of PHI, as well as to notify affected individuals, the HHS Office for Civil Rights (“OCR”), and, in breaches involving 500 individuals or more in a state / jurisdiction, the media, of breaches of unsecured PHI when we are acting as a Covered Entity. If we are acting as a Business Associate, we must notify our Covered Entity clients of breaches of unsecured PHI and security incidents. HIPAA contains substantial restrictions and requirements with respect to the use and disclosure of certain PHI. These restrictions and requirements are subject to change. For example, in December 2024, OCR issued a notice of proposed rulemaking to update the HIPAA security rule with respect to the cybersecurity of electronic PHI. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI. In addition, OCR performs compliance audits in order to proactively enforce the HIPAA privacy and security standards. OCR has the discretion to impose penalties and may require companies to enter into resolution agreements and corrective action plans which impose ongoing compliance requirements. OCR enforcement activity can result in financial liability and reputational harm, and responses to such enforcement activity can consume significant internal resources. In addition to enforcement by OCR, state Attorneys General are authorized to bring civil actions under either HIPAA or relevant state laws seeking either injunctions or damages in response to violations that threaten the privacy of state residents.

In addition to HIPAA, we must adhere to U.S. state patient privacy laws that are not pre-empted by HIPAA, including those that are more stringent than HIPAA requirements. Numerous other U.S. state, federal, and foreign laws, including consumer protection laws and regulations, govern the collection, dissemination, use, access to, confidentiality, and security of patient health information. In addition, Congress and some U.S. states are considering new laws and regulations that further protect the privacy and security of medical records or medical information. With the recent increase in publicity regarding data breaches resulting in improper dissemination of consumer information, all states have passed laws regulating the actions that a business must take if it experiences a data breach, such as prompt disclosure to affected customers. The FTC and states’ Attorneys General have also brought enforcement actions and prosecuted some data breach cases as unfair and/or deceptive acts or practices under the FTC Act, in addition to actions related to the HBNR.

In the United States, the FTC is increasingly active in regulating health-related privacy and security, including by holding companies accountable for statements or promises made about the privacy or security of health information, through Section 5 of the FTCA, which prohibits unfair or deceptive acts or practices. In addition, the FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Individually identifiable health information is considered sensitive data that merits stronger safeguards. For information that is not subject to HIPAA and deemed to be “personal health records,” the FTC may also impose penalties for violations of the HBNR to the extent we are considered a “personal health record-related entity” or “third party service provider.” As a result, we may be subject to scrutiny by federal and state regulators, partners, and consumers related to our collection, use, and disclosure of consumer Personal Data, including health information. Additionally, federal and state consumer protection laws continue to be applied by FTC and states’ Attorneys General to regulate the collection, use, storage, and disclosure of Personal Data.

At the state level in the United States, the CCPA added new privacy protections for California residents with respect to certain types of Personal Data, including by introducing new data privacy rights for California residents and establishing a regulatory agency dedicated to enforcing compliance. The CPRA came into effect on January 1, 2023, applying to information collected by businesses on or after January 1, 2022. Various other U.S. states have enacted similar comprehensive consumer data privacy legislation, and several other U.S. states and countries are considering expanding or passing privacy laws in the near term. Further, states such as Washington, Connecticut, and Nevada have recently enacted broadly applicable laws to protect the privacy of personal health information, which generally require regulated entities to obtain consent for the collection, use, or sharing of any “consumer health data,” which may include Personal Data that is linked or reasonably linkable to a consumer and that identifies a consumer’s past, present, or future physical or mental health. The effects of such state privacy laws are potentially far-reaching and may require us to modify our data Processing practices and policies and incur substantial compliance-related costs and expenses, and it remains unclear how various provisions will be interpreted and enforced by the courts and regulators. It remains possible that the U.S. Congress will ultimately (despite many failed attempts over the past several years) enact a comprehensive federal privacy law that would preempt or partially preempt U.S. state comprehensive privacy laws, but it also remains a possibility that a federal U.S. comprehensive privacy law would not preempt state law but instead layer on additional compliance complexity.

Similarly, many foreign laws and regulations, including in countries in which we currently operate, govern the Processing of Personal Data. For example, the GDPR imposes requirements for controllers and processors subject to the law with respect to Processing the Personal Data of EU and UK residents. Guidance on implementation and compliance practices is often updated or otherwise revised. Ensuring compliance with the GDPR is an ongoing commitment that involves substantial costs, and despite our efforts, data protection authorities or others (including individual consumers) may assert that our business practices fail to comply with its requirements. If our operations are found to violate GDPR requirements, we may incur substantial fines and other penalties, required changes to our business practices and reputational harm, any of which could have an adverse effect on our business. Such penalties are in addition to any civil litigation claims by data controllers and data subjects. Laws and regulations relating to privacy and data protection are continually evolving and subject to potentially differing interpretations by various courts and regulators. The effects of the new privacy laws are potentially far-reaching and may require us to modify our data processing practices and policies and incur substantial compliance-related costs and expenses, and it remains unclear how various provisions will be interpreted and enforced by the courts and regulators.

In addition to our product offerings, we also provide electronic medical devices and other digital tools which can connect to each other and to other technology. Many of the laws referenced above also contain requirements to have appropriate technical and organizational security controls and measures in place for such technologies and technical infrastructure. We must manage the information security as well as privacy risks of these connected systems to ensure secure and effective exchange and use of exchanged information. Perceived or actual security vulnerabilities in our products or services, or the perceived or actual failure by us or our customers who use our products or services to comply with applicable legal or contractual data privacy and security requirements, may not only cause us significant reputational harm, but may also lead to claims against us by our customers and/or governmental and regulatory authorities and involve substantial fines, penalties and other liabilities and expenses, and costs for remediation.

In the event of a privacy or security incident or claim that we, a service provider, or a third party with which we do business has violated applicable privacy or security laws and regulations, we may be subject to regulatory or legal action. If legislation or regulations are changed or expanded, or if governing jurisdictions interpret or implement legislation or regulations in new ways, it could require changes in our business practices and adversely affect our business, financial condition, and results of operations.

Healthcare Fraud and Abuse Laws and Regulations

Certain of our businesses involve the marketing and sale of, and third-party payment for, med-surg products that are subject to extensive state, federal, and foreign governmental laws and regulations. U.S. laws and regulations are imposed primarily in connection with government healthcare programs, such as the Medicare, Medicaid, and TRICARE programs, as well as the government’s interest in regulating the quality and cost of healthcare. U.S. federal healthcare laws apply when we or our customers submit claims for items or services that are reimbursed under government healthcare programs, including laws related to kickbacks, false claims, self-referrals and healthcare fraud. We are currently and may in the future be subject to CMS audits of our performance to determine our historical compliance with CMS contracts and regulations. Other governments also impose laws and regulations in connection with their healthcare reimbursement programs and the delivery of healthcare items and services.

Our med-surg products are purchased principally by hospitals and physicians that typically bill various third-party payers, including government healthcare programs, private insurance plans and managed care plans, for the healthcare services provided to their patients. We also directly submitted claims to government healthcare programs as a Medicare-enrolled DMEPOS supplier. As a result, we have been and from time to time are subject to audits by government healthcare programs and third-party payers related to such claims, which may require actions including refunds of overpayments and may result in penalties, litigation or enforcement actions. Although we divested the assets associated with this DMEPOS supplier business unit in October 2023, we may nonetheless be subject to past and future product liability claims, enforcement actions, regulatory investigations, fines and penalties, regardless of their ultimate outcome, any of which could harm our reputation and have a material adverse effect on our business, results of operations and financial condition.

Key federal fraud and abuse laws include the federal AKS, the Stark Law, FCA, and Civil Monetary Penalties Law (“CMP Law”). The AKS prohibits, among other things, any person or entity from knowingly and willfully offering, paying, soliciting, or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, to induce, reward, or in return for the referral of an individual for, or the purchasing, leasing, ordering, or arranging for or recommending the purchase, lease, or order of any good, facility, item, or service reimbursable, in whole or in part, by Medicare, Medicaid, or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value, including cash, improper discounts, and free or reduced price items and services. Among other things, the AKS has been interpreted to apply to arrangements between pharmaceutical, biotechnology, and medical device manufacturers on the one hand and prescribers, purchasers, and formulary managers on the other. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases, or recommendations may be subject to scrutiny if they do not meet the requirements of a statutory or regulatory exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the AKS. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare program-covered business, the AKS has been violated. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Violations are subject to civil monetary penalties of up to $124,732 (which is adjusted annually for inflation) for each violation, plus up to three times the remuneration involved, and may result in criminal fines and imprisonment of up to ten years, and/or exclusion from Medicare, Medicaid, or other governmental programs.

Federal law also includes a provision commonly known as the Stark Law, which prohibits a physician from referring Medicare or Medicaid patients to an entity providing “designated health services,” which includes DME, if the physician or immediate family member of the physician has an ownership or investment interest or compensation arrangement with such entity that does not comply with the requirements of a Stark exception. Violation of the Stark Law could result in denial of payment, disgorgement of reimbursements received under a non-compliant arrangement, civil penalties, and exclusion from Medicare, Medicaid, or other governmental programs.

The federal false claims and civil monetary penalties laws, including the civil False Claims Act, prohibit, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment to or approval by the federal government or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. Further, a claim including items or services resulting from a violation of the federal AKS or Stark Law also constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. Actions under the False Claims Act may be brought by the Attorney General or as a qui tam action by a private individual in the name of the U.S. government. Violations of the False Claims Act can result in very significant monetary penalties and treble damages. The federal government is using the False Claims Act and the accompanying threat of significant liability in its investigation and prosecution of pharmaceutical, biotechnology, and medical device companies throughout the country. Manufacturers can be held liable under these laws if they are deemed to “cause” the submission of false or fraudulent claims, for example, in connection with the promotion of products for unapproved or off-label uses and other sales and marketing practices. The government has obtained multi-million and multi-billion dollar settlements under the False Claims Act in addition to individual criminal convictions under applicable criminal statutes. When an entity is determined to have violated the federal civil False Claims Act, the government may impose civil fines and penalties ranging from $13,946 to $27,894 (which are adjusted annually for inflation) for each false claim, plus treble damages, and exclude the entity from participation in Medicare, Medicaid, TRICARE, and other federal healthcare programs. In addition, companies found liable under the False Claims Act have been forced to implement extensive corrective action plans and have often become subject to consent decrees or corporate integrity agreements, severely restricting the manner in which they conduct their business and imposing ongoing reporting and disclosure obligations.

The federal CMP Law imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal healthcare program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

The fraud and abuse laws and regulations have been subject to heightened enforcement activity over the past few years, and significant enforcement activity has been the result of qui tam “relators” who serve as whistleblowers by filing complaints in the name of the United States (and, if applicable, particular states) under applicable false claims laws, and who may receive up to 30% of total government recoveries. Penalties under fraud and abuse laws may be severe and could result in significant civil and criminal penalties and costs, including the loss of licenses and the ability to participate in federal and state healthcare programs. Such penalties could have a material adverse effect on our business, results of operations and financial condition. Also, these measures may be interpreted or applied by a prosecutorial, regulatory, or judicial authority in a manner that could require us to make changes in our operations or incur substantial defense and settlement expenses. Given the significant size of actual and potential settlements, it is expected that governmental authorities will continue to devote substantial resources to investigating healthcare providers’ and manufacturers’ compliance with applicable fraud and abuse laws. Even unsuccessful challenges by regulatory authorities or private relators could result in reputational harm and the incurring of substantial costs.

In addition, as a manufacturer of FDA-cleared devices reimbursable by federal healthcare programs, we are subject to the Physician Payments Sunshine Act (the “Sunshine Act”), which requires us to annually report certain payments and other transfers of value we make to U.S.-licensed physicians, as defined by statute, certain other healthcare professionals and U.S. teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. The Sunshine Act pre-empts similar state reporting laws, although we or our subsidiaries may be required to report under certain state transparency laws that address circumstances not covered by the Sunshine Act, and some of these state laws, as well as the federal law, can be ambiguous.

Most states have adopted similar laws related to transparency, kickbacks, false claims, and self-referrals that apply to products or services covered by state Medicaid and other healthcare programs and private third-party payers, some of which apply to manufacturers and suppliers of items reimbursed by any payor, including commercial payors. In addition, these state laws have their own penalties, which may be in addition to federal penalties.

We are also subject to foreign regulations requiring transparency of certain interactions between suppliers and their customers. Many member states in the EU have adopted specific anti-gift statutes that further limit commercial practices for medical devices, in particular vis-à-vis healthcare professionals and organizations. Additionally, there has been a recent trend of increased regulation of payments and transfers of value provided to healthcare professionals or entities. In addition, many EU member states have adopted such national “Sunshine Acts” which impose reporting and transparency requirements (often on an annual basis), similar to the requirements in the United States, on medical device manufacturers. Certain countries also mandate implementation of commercial compliance programs. Any failure to comply with these laws and regulations could subject us or our officers and employees to criminal and civil financial penalties.

While we believe that we are substantially compliant with applicable fraud and abuse laws and regulations, and have implemented compliance programs and controls in place designed to ensure substantial compliance, we cannot predict whether changes in applicable law, or interpretation of laws, or changes in our services or marketing practices in response to changes in applicable law or interpretation of laws, or failure to comply with applicable law, could have a material adverse effect on our business, results of operations and financial condition.

Implementation of legislative or regulatory reforms to reimbursement systems, or adverse decisions relating to our products by administrators of these systems in coverage or reimbursement, could significantly reduce reimbursement or result in the denial of coverage, which could have an impact on the acceptance of and demand for our products and the prices that our customers are willing to pay for them.

Environmental, Health and Safety Requirements

We are subject to various environmental, health and safety (“EHS”) requirements both inside and outside the United States. Like other companies in our industry, our manufacturing and other operations involve air emissions, wastewater and stormwater discharges, and the storage, use, and management of hazardous and other sensitive materials, and the disposal of hazardous waste. We are also subject to requirements relating to safe working conditions and laboratory practices. Our operations involve the use of substances regulated under EHS requirements, primarily in our manufacturing and sterilization processes. We believe we have implemented policies, practices and procedures that enable us to comply with applicable EHS requirements. However, EHS requirements may be detailed and complex, and we sometimes have been cited for violations of such requirements and may be cited for violations in the future. In addition, many such requirements are becoming increasingly stringent, and we are sometimes required to make changes to our operations for continued compliance, which can require substantial capital investments as well as increases in operating costs. See “Risk Factors—Risks Related to Regulation and Legal Proceedings—We are subject to extensive environmental, health and safety requirements, and our operations involve hazardous and other environmentally sensitive substances.”

For example, we, as well as others in our industry, rely on EtO to sterilize certain medical products that we manufacture. In light of evolving science regarding risks related to EtO exposure, regulatory actions have been taken by some jurisdictions to reduce EtO emissions, and we have made substantial improvements to our two primary EtO sterilization facilities to meet such requirements and otherwise manage EtO emissions. There also has been a significant increase in regulations regarding PFAS in both the United States and Europe, including new and evolving regulations that prohibit the use (or require disclosure of the presence) of certain forms of PFAS in products. PFAS are ubiquitous in manufacturing, and not all forms of PFAS have been found to be hazardous to human health. We are actively developing and implementing protocols to comply with evolving regulations.

Operating, Security and Licensure Standards

We are subject to certain operational, security, and licensure requirements, including the federal Drug Supply Chain Security Act (“DSCSA”) in the United States, which mandates an industry-wide, national serialization system for pharmaceutical packaging with a ten-year phase-in process. By November 2018, all manufacturers and re-packagers were required to mark each prescription drug package with a unique serialized code. The DSCSA also establishes certain requirements for the licensing and operation of prescription drug wholesalers and third-party logistics providers and includes the eventual creation of national wholesaler and third-party logistics provider licenses in cases where states do not license such entities. In addition, with respect to our DME business, we are subject to certain state licensure laws (including state pharmacy laws), and also certain accreditation standards, including to qualify for reimbursement from Medicare and other third-party payers.

We are also subject to the FDA’s unique device identification system requirements, which require “labelers” to include unique device identifiers (“UDIs”), with a content and format prescribed by the FDA and issued under a system operated by an FDA-accredited issuing agency, on the labels and packages of medical devices and to directly mark certain devices with UDIs. The UDI regulations also require labelers to submit certain information concerning UDI-labeled devices to the FDA.

Certain of our businesses are also required to register for permits and/or licenses with various state boards of pharmacy, state health departments and/or comparable state agencies as well as comparable foreign agencies, and certain accrediting bodies, depending on the type of operations and location of product distribution, manufacturing or sale. These businesses include those that distribute, manufacture, and/or repackage medical products, or own pharmacy operations.

Antitrust and Consumer Protection

The federal government of the United States, most U.S. states, and many foreign countries have antitrust laws that prohibit certain types of conduct deemed to be anti-competitive, as well as consumer protection laws that seek to protect consumers from improper business practices. At the U.S. federal level, the FTC, CPSC and DOJ oversee enforcement of these types of laws, and states have similar government agencies. Violations of antitrust or consumer protection laws may result in various sanctions, including criminal and civil penalties. Private plaintiffs may also bring civil lawsuits against us in the United States for alleged antitrust law violations, including claims for treble damages. EU law also regulates competition and provides for detailed rules protecting consumers.

International Transactions

U.S. and foreign import and export laws and regulations require us to abide by certain standards relating to the importation and exportation of products, including but not limited to the absence of forced labor in our supply chain. We also are subject to certain laws and regulations concerning the conduct of our foreign operations, including the FCPA, U.S. export control laws, the UK Bribery Act, German anti-corruption laws, and other anti-bribery laws and laws pertaining to the accuracy of our internal books and records, as well as other types of foreign requirements similar to those imposed in the United States.

While we believe that we are substantially compliant with the foregoing laws and regulations promulgated thereunder and possess all material permits and licenses required for the conduct of our business, and while we have policies against and seek to avoid the import of goods that are manufactured in whole or in part by forced labor or other exploitative labor practices, there can be no assurance that regulations that impact our business or customers’ practices will not have a material adverse effect on our business, results of operations and financial condition.

Properties

Our corporate headquarters are located in Northfield, Illinois, where we own approximately 735,000 square feet of space.

We also own or lease 123 real estate sites in the United States, including 19 manufacturing facilities used for our Medline Brand segment and 45 warehouse distribution facilities used for our Medline Brand and Supply Chain Solutions segments, and 83 real estate sites internationally, including 14 manufacturing facilities used for our Medline Brand segment and 24 warehouse distribution facilities used for our Medline Brand and Supply Chain Solutions segments.

We believe that our facilities are sufficient for our current needs and that, should they be needed, additional facilities will be available to accommodate the expansion of our business.

Legal Proceedings

From time to time, we have been and may in the future be subject to claims and legal actions arising in the ordinary course of business. We intend to vigorously defend ourselves against our outstanding litigation and do not currently believe that the outcome of any such litigation will have a material adverse effect on our business, results of operations and financial condition.

In litigation, including those described above, plaintiffs may seek various remedies, including, without limitation: declaratory and/or injunctive relief; compensatory or punitive damages; restitution, disgorgement, civil penalties, abatement, attorneys’ fees, costs, and/or other relief. Settlement demands may seek significant monetary and other remedies, or otherwise be on terms that we do not consider reasonable under the circumstances. In addition, awards against and settlements by our competitors or publicity associated with our current litigation could incentivize parties to bring additional claims against us.

MANAGEMENT

Directors and Executive Officers

Set forth below is a list of the names, ages (as of October 28, 2025) and positions of all directors, director nominees, and executive officers of Medline Inc. at the time of this offering.

Name	Age	Position
James M. Boyle	54	Chief Executive Officer and Director
James M. Pigott	55	President
Michael B. Drazin	51	Chief Financial Officer
Stephen L. Miller	55	Chief Operating Officer
Alex M. Liberman	61	Chief Legal Officer
Douglas P. Golwas	57	Chief Commercial Officer
Christopher P. Shryock	44	Chief Human Resources Officer
Amanda H. Laabs	44	Chief Product Officer
William J. Abrams	61	Executive Vice President, Supply Chain Solutions
Charles N. Mills	64	Chair of the Board of Directors
Joseph P. Baratta	54	Director
Jacob D. Best	41	Director
Todd M. Bluedorn	62	Director Nominee
Richard A. Galanti	69	Director
Patrick J. Healy	58	Director
Andrew J. Mills	64	Director
Robert R. Schmidt	43	Director
Anushka M. Sunder	39	Director
Thomas W. Sweet	65	Director
Stephen H. Wise	53	Director

James M. Boyle has served as our Chief Executive Officer since 2023 and as a member of our board of directors since 2023. Prior to his current role, Mr. Boyle was an Executive Vice President from 2018 to 2023, managing Medline’s customer base of healthcare providers across the continuum of care. In that role, Mr. Boyle was responsible for the strategic direction and execution of all commercial functions across all healthcare sales divisions, as well as the operations and logistics organization. In addition, he oversaw Medline’s distributed products business and the customer support infrastructure to meet the unique challenges of Medline’s customers and their patient communities. Mr. Boyle joined Medline in 1996 as a sales representative in San Antonio, Texas. Since joining, he has held roles as a Sales Trainer, Senior Account Manager, Division Vice President, and Senior Vice President. Mr. Boyle received his B.S. in Industrial Distribution from Texas A&M University.

James M. Pigott has served as our President since 2023, and, effective December 31, 2025, he will retire from the Company. Mr. Pigott joined Medline in 1992 as a sales representative. During his career at the Company, he has held various roles, including Chief Operating Officer from 2023 to 2024, Executive Vice President from 2022 to 2023, and Group President from 2013 to 2022. Prior to serving as Group President, Mr. Pigott held various leadership roles, including Product Manager and Division President. He has since held various management positions including Division President, President of Medline Asia, Divisional Group President, and Executive Vice President. Mr. Pigott received his B.A. from the University of Michigan.

Michael B. Drazin joined Medline in 2018 as Chief Financial Officer. Prior to joining Medline, Mr. Drazin served as Vice President, Global FP&A and Investor Relations at Illinois Tool Works Inc. from 2016 to 2018. From 2014 to 2018, he served as Vice President, Global Financial Planning & Analysis at Illinois Tool Works Inc. From 2008 to 2014, he served as Group Controller at Illinois Tool Works Inc. Prior to Illinois Tool Works Inc., he served as Group Controller at Click Commerce, Inc., Chief Financial Officer at Presutti Laboratories, Controller at CloudShield Technologies, Inc., Chief Financial Officer at Silicon Valley Internet Capital, and

Senior Auditor at Arthur Anderson LLP. Mr. Drazin received his B.S. from Gies College of Business at the University of Illinois at Urbana-Champaign and his M.B.A. from the Kellogg School of Management at Northwestern University.

Stephen L. Miller has served as our Chief Operating Officer since January 1, 2025. Mr. Miller joined Medline in 2022 as Executive Vice President, Supply Chain, a role he held through 2024. Prior to joining Medline, Mr. Miller served as Walmart’s Senior Vice President, Fulfillment Operations from 2020 to 2022 and Vice President, People (U.S. Supply Chain) from 2018 to 2020. Prior to that, he served in various supply chain and manufacturing operations, corporate strategy and human resources roles at The Goodyear Tire & Rubber Company, where he worked for four years, and Kimberly-Clark, where he worked for 19 years. Mr. Miller received his B.S. in Business Logistics from Penn State University.

Alex M. Liberman joined Medline in 1999 as General Counsel and was retitled Chief Legal Officer in 2023. In this role, he oversees several teams responsible for counseling, dispute resolution, compliance, governance, risk, and regulatory. Mr. Liberman additionally held the title of Assistant Secretary from 1999 to 2023 and Secretary from 2023 to 2024, responsible for enterprise risk management at both the board and operational levels. He built several functions within Medline’s corporate office, including legal, compliance, privacy, sustainability, legal operations, and global secretarial—all of which he oversees—and also was instrumental in developing other corporate functions, including medical affairs and information governance. Prior to joining Medline, Mr. Liberman worked as a partner at Hedlund Hanley & John from 1997 to 1998, where he was previously a Senior Associate from 1992 to 1996. Before Hedlund Hanley & John, he was an associate at Sidley Austin. Mr. Liberman received his B.A. in English from the University of Iowa and his J.D. from the University of Michigan.

Douglas P. Golwas has served as our Chief Commercial Officer since 2023. Mr. Golwas joined Medline in 2008 as a Vice President; during his career at the Company, he has held various roles, including most recently as Executive Vice President, Acute Care Sales from 2020 to 2023 and Senior Vice President, Corporate Sales from 2015 to 2019. Prior to joining Medline, he served as Vice President of Sales and Marketing at Carrington Laboratories. Prior to that, he served as Vice President of Sales and Marketing at Berkshire Corporation. Mr. Golwas received his B.S. from Texas Tech University and his M.B.A. from The University of Dallas.

Christopher P. Shryock has served as our Chief Human Resources Officer since joining Medline in 2024. Prior to joining Medline, Mr. Shryock served as Senior Vice President and Chief People Officer at Sam’s Club from 2020 to 2024. Prior to that, Mr. Shryock worked at PepsiCo for 14 years where he served in various roles, including most recently as Senior Vice President, Human Resources, PepsiCo Foods North America (PFNA) Commercial. Before PepsiCo, Mr. Shryock served as Manager, Talent Development at Cendant Corporation from 2005 to 2007. Mr. Shryock received his B.S. in Psychology from Xavier University and his M.A. in Industrial/Organizational Psychology from Hofstra University.

Amanda H. Laabs has served as our Chief Product Officer since January 1, 2025. Ms. Laabs joined Medline in 2006 as part of our medical textiles division and has held a series of escalating product management leadership roles during her time at Medline, including most recently as our Executive Vice President, Medline Brand from 2023 until January 1, 2025. In 2013, Ms. Laabs served in a general manager role leading Medline’s surgical drapes and gowns division, as well as the personal protection division. From 2017 to 2020, she led the Dynacor kitting division, which involved integrating the newly acquired Centurion Medical Products company. In 2020, with that integration successfully completed, Ms. Laabs added the larger surgical kitting business to her portfolio. Prior to joining Medline, Ms. Laabs worked at DuPont, where she worked with leading healthcare companies in a medical-device sales role. Ms. Laabs received dual B.S. degrees in marketing and management science from Virginia Tech and her M.B.A. from the University of Notre Dame.

William J. Abrams has served as our Executive Vice President, Supply Chain Solutions since 2023. Mr. Abrams joined Medline in 2009 as Vice President of Preferred Healthcare and Executive Vice President of Real Estate &

Assets and was promoted to President of the Distributed Products Division the following year. While working at Medline, Mr. Abrams also served as President of Suture Express from 2019 to 2021. Prior to joining Medline, Mr. Abrams served as Founding Principal at Hazel Ravine Partners, LLC from 2004 to 2008, and as Chief Executive Officer at InfoPlus Corporation from 2001 to 2003. Mr. Abrams received his B.S.E. in Finance and Real Estate from the Wharton School at the University of Pennsylvania and his M.M. in Finance from the Kellogg School of Management at Northwestern University.

Charles N. Mills has served as the Chair of our board of directors since 2018 and as a member of our board of directors since 1985. Mr. Mills served as our Chief Executive Officer from 1997 to 2023. He joined Medline in 1986 as a sales representative and has since held various positions within the company, including sales management, Vice President of Marketing, and Vice President of Manufacturing. Prior to joining Medline, Mr. Mills was a sales representative with IBM. Mr. Mills received both his B.S. in Mechanical Engineering and his M.B.A. from Cornell University. He also serves as a Director of Northwestern Memorial Hospital and was recognized by Modern Healthcare in 2021 as one of the 100 most influential people in healthcare.

Joseph P. Baratta has served as a member of our board of directors since 2021. Mr. Baratta is the Global Head of Blackstone Private Equity Strategies and a member of Blackstone’s Board of Directors. He is also a member of the firm’s Management Committee and serves on many of the firm’s investment committees. Mr. Baratta joined Blackstone in 1998 and in 2001 he moved to London to help establish Blackstone’s corporate private equity business in Europe. Since 2012, Mr. Baratta has served as the firm’s Global Head of Private Equity and is located in New York. Mr. Baratta has served on the boards of many past Blackstone portfolio companies and currently serves as a member or observer on the boards of Ancestry, Candle Media, Merlin Entertainments Group, and SESAC. He is also a former member of the Board of Trustees of Georgetown University; is a trustee of the Tate Foundation; and serves on the board of Year Up, an organization focused on youth employment. Before joining Blackstone, Mr. Baratta was with Tinicum Incorporated and McCown De Leeuw & Company. Mr. Baratta also worked at Morgan Stanley in its mergers and acquisitions department. Mr. Baratta graduated magna cum laude from Georgetown University.

Jacob D. Best has served as a member of our board of directors since 2021. Mr. Best is a Partner at H&F. Mr. Best joined H&F in 2009 and re-joined the firm in 2016. He is active in H&F’s investments in PointClickCare and athenahealth. Mr. Best was formerly a Director of Associated Materials, Goodman Global, Snap One, and Ellucian, and was active in H&F’s investments in Verisure. Prior to re-joining H&F, Mr. Best worked as the Chief of Staff at Change Healthcare (formerly Emdeon) and the Head of Medical Networks at Grand Rounds. Prior to H&F, Mr. Best worked at Bain & Company in New York. Mr. Best received his B.A. from the University of Virginia and his M.B.A. from the Stanford University Graduate School of Business, where he was an Arjay Miller Scholar.

Todd M. Bluedorn is expected to join our board of directors prior to the completion of this offering. Mr. Bluedorn served as Vice Chair of Madison Industries, a privately held industrial company, from 2022 to 2023. Prior to that, he was Chief Executive Officer of Lennox International Inc. (“Lennox”), a climate control solutions provider, from 2007 to 2022 and served as chair of the board of Lennox from 2012 to 2022. Prior to Lennox, Mr. Bluedorn held several senior management positions at United Technologies Corporation from 1995 to 2007 and started his career with McKinsey & Company, where he worked from 1992 to 1995. Mr. Bluedorn served on the board of directors of Eaton Corporation, a global designer and manufacturer of semiconductors, from 2010 to April 2020. He has served on the board of directors of Texas Instruments, a global semiconductor company, since 2017, where he is the chair of the governance and stockholder relations committee, and Samsara Inc., a connected cloud operations software company, since 2023, where he is a member of the compensation committee and the nominating and corporate governance committee. Mr. Bluedorn received his B.S. in electrical engineering from The United States Military Academy at West Point and his M.B.A from Harvard Business School.

Richard A. Galanti has served as a member of our board of directors since 2025. Mr. Galanti was Executive Vice President and Chief Financial Officer of Costco Wholesale Corporation, a multibillion-dollar global retailer, from October 1993 to March 2024, and Executive Vice President of Costco Wholesale from March 2024 to

January 2025. Mr. Galanti joined Costco Wholesale in March 1984 as Vice President of Finance. Mr. Galanti currently serves on the board of directors of Affirm Holdings, Inc., and he served on the board of directors of Costco Wholesale from January 1995 to January 2025. Mr. Galanti received his B.S. in economics from The Wharton School at the University of Pennsylvania and his M.B.A. from Stanford University.

Patrick J. Healy has served as a member of our board of directors since 2025. Mr. Healy is the Chief Executive Officer of H&F. He is also a member of H&F’s Investment Committee, Chairman of its Compensation Committee, and leads H&F’s London office and European activities. Mr. Healy joined H&F in 1994. He is currently a Director of Verisure (Securitas Direct) and Global Music Rights (GMR). His previous investment activities include: Action, Allfunds, AutoScout24, Axel Springer, CarProof, Digitas, DoubleClick, Formula One, Gartmore Investment Management, Gaztransport & Technigaz, Hostelworld (Web Reservations), Iris Software, Mondrian Investment Partners, Nasdaq, National Information Consortium, Nets, Neverfail Springwater, Nielsen, PowerBar, ProSiebenSat.1 Media SE, Scout24, SimpliSafe, TeamSystem, VoiceStream Wireless, Wood Mackenzie, and Young & Rubicam. Prior to H&F, Mr. Healy was employed by James D. Wolfensohn Incorporated in New York and Consolidated Press Holdings in Australia. Mr. Healy started his career stocking paint and sundries at Schoening’s Paint and Wallpaper in Rockford, IL. Mr. Healy received his B.A. from Harvard College and his M.B.A. from Harvard Business School.

Andrew J. Mills has served as a member of our board of directors since 1985 and served as our President from 1997 to 2023. Mr. Mills is the Chief Executive Officer and General Partner of Council Ring Capital, LLC, a position he has held since 2021. He joined Medline as a sales representative in 1986. He then worked in Medline’s OR product division from 1989 to 1992 and went on to manage the Company’s marketing department from 1993 to 1996. He assumed the position of President in 1997 and served in that capacity until his retirement in 2023. Mr. Mills holds 22 granted patents and has three pending. Before joining Medline, he worked in brand management for Procter & Gamble. Mr. Mills received his B.S. from Tulane University and his M.B.A. from the Kellogg School of Management at Northwestern University. He currently serves as a trustee of the Vivo Foundation and the Rush University Medical Center board and was recognized by Modern Healthcare in 2020 and 2021 as one of the 100 most influential people in healthcare.

Robert R. Schmidt has served as a member of our board of directors since 2021. Mr. Schmidt is a Partner and Global Co-Head of Healthcare at Carlyle. He joined Carlyle in 2011 and has been involved in a number of the firm’s investments globally. He is currently a member of the Board of Directors of Included Health, MedRisk, Resonetics, Unchained Labs, and Vantive, and he previously served as a member of the Board of Directors of One Medical and QuidelOrtho. Prior to joining Carlyle, Mr. Schmidt worked at Welsh, Carson, Anderson & Stowe, a private equity firm focused on healthcare and technology investments, and Merrill Lynch Global Private Equity, focused on buyouts in North America. Mr. Schmidt received his B.S. in economics from The Wharton School at the University of Pennsylvania and his M.B.A. from Harvard Business School. He currently serves as a member of the University of Pennsylvania’s External Advisory Board at the Leonard Davis Institute of Health Economics.

Anushka M. Sunder has served as a member of our board of directors since 2021. Ms. Sunder is a Senior Managing Director at Blackstone and Head of Healthcare Private Equity North America. She leads investments in the Business Services and Healthcare sectors and previously spent time in technology and consumer. Ms. Sunder joined Blackstone in 2013 and is a Director of Advarra, Allied, CoreTrust, Precision Medicine Group, TeamHealth, and Optiv and previously served as a Director of Blue Yonder. She has also been actively involved in Blackstone’s investments in Signature Aviation and NCR. She is Executive Sponsor of Blackstone’s Women’s Initiative. Before joining Blackstone, Ms. Sunder was at TPG Capital and at Goldman Sachs in the Financial Institutions Group. Ms. Sunder received her B.A. from Harvard College, where she graduated magna cum laude and Phi Beta Kappa, and her M.B.A. from Harvard Business School.

Thomas W. Sweet has served as a member of our board of directors since 2024. Mr. Sweet was Chief Financial Officer of Dell Technologies, a global information technology company, from 2014 to August 2023, overseeing all aspects of the company’s finance function, including Dell Financial Services and Dell Technologies Capital, as well as global business operations and corporate strategy. He joined Dell in 1997 and held leadership positions in finance, sales, and in various corporate business units before being named CFO in 2014. Prior to joining Dell, Mr. Sweet was vice president of accounting and finance for Telos Corporation, a cyber, cloud, and enterprise security company, and before that he spent 13 years with Pricewaterhouse providing audit and accounting services to the technology industry. He currently serves on the Board of Directors of 3M and Trimble Inc., as well as the Salvation Army Central Texas Advisory Board and the Chancellor’s Council Executive Committee for the University of Texas System. Mr. Sweet received his B.B.A. in Accounting from Western Michigan University and is a CPA.

Stephen H. Wise has served as a member of our board of directors since 2021. Mr. Wise is a Partner and Co-Head of Americas Corporate Private Equity at Carlyle. Previously, he was the Global Head of Healthcare at Carlyle. He joined Carlyle in 2006 and has led or been a key contributor to several investments including CorroHealth, Curia, Grupo Qualicorp, HCR Manorcare, Healthscope, Medline, MedRisk, Millicent Pharma, MultiPlan, OneMedical, PPD, QuidelOrtho, Rede D’Or São Luiz, Resonetics, Sedgwick, TriNetX, Unchained Labs, and WellDyneRx. He has also led Carlyle’s broader life sciences efforts, including the acquisition of Abingworth in 2022. Mr. Wise currently serves as a Director on the boards of Launch Therapeutics, Resonetics, Sedgwick, and Vantive. He serves on the Board of Dean’s Advisors for Harvard Business School, the Board of Dean’s Advisors for the Harvard School of Public Health, and the Board of Trustees for Bucknell University. He also serves on the advisory board for the Massachusetts General Hospital Center for Global Health. Prior to joining Carlyle, Mr. Wise worked with JLL Partners, a New York-based private equity firm, where he focused on healthcare-related investments. Previously, he worked with J.W. Childs Associates, a Boston-based private equity firm, and prior to that, in the leveraged finance group of Credit Suisse. Mr. Wise earned a B.A. in economics and finance from Bucknell University and received his M.B.A. from Harvard Business School.

Composition of the Board of Directors After this Offering

Our business and affairs are managed under the direction of our board of directors. In addition, we intend to enter into separate director nomination agreements with the Designating Stockholders in connection with this offering. These agreements will grant the Designating Stockholders the right to designate nominees to our board of directors subject to the maintenance of certain ownership requirements in us. See “Certain Relationships and Related Person Transactions—Director Nomination Agreements.”

Director Independence

Our board of directors has affirmatively determined that each of Mr. Baratta, Mr. Best, Mr. Bluedorn, Mr. Galanti, Mr. Healy, Mr. Schmidt, Ms. Sunder, Mr. Sweet, and Mr. Wise qualify as independent directors under Nasdaq listing standards.

Background and Experience of Directors

When considering whether directors and director nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ and director nominees’ individual biographies set forth above. We believe that our directors and director nominees provide an appropriate mix of experience and skills relevant to the size and nature of our business. In particular, the members of our board of directors considered the following important characteristics, among others:

•	Mr. Boyle—our board of directors considered Mr. Boyle’s perspective, experience, and thorough knowledge of our industry as our Chief Executive Officer.

•

Mr. C. Mills—our board of directors considered Mr. C. Mills’ extensive industry knowledge, management expertise, and business experience, particularly from his former role as Medline’s Chief Executive Officer. The Mills Family intends to designate Mr. C. Mills for nomination to our board of directors pursuant to its director nomination agreement.

•

Mr. Baratta—our board of directors considered Mr. Baratta’s extensive financial, management, and investment experience from his involvement at Blackstone, including as the Global Head of Private Equity, and his service on the boards of various companies across multiple sectors. Blackstone intends to designate Mr. Baratta for nomination to our board of directors pursuant to its director nomination agreement.

•

Mr. Best—our board of directors considered Mr. Best’s significant financial, management, and investment experience from his involvement at H&F, including as a Partner, as well as his thorough knowledge of our industry. H&F intends to designate Mr. Best for nomination to our board of directors pursuant to its director nomination agreement.

•

Mr. Bluedorn—our board of directors considered Mr. Bluedorn’s significant management expertise and business experience, including his time as Chief Executive Officer of Lennox and his service on the boards of multiple companies.

•	Mr. Galanti—our board of directors considered Mr. Galanti’s significant finance and financial reporting experience, specifically as Chief Financial Officer of Costco Wholesale.

•

Mr. Healy—our board of directors considered Mr. Healy’s extensive financial, management, and investment experience, particularly from his role as Chief Executive Officer of H&F and his service on the boards of various companies across multiple sectors. H&F intends to designate Mr. Healy for nomination to our board of directors pursuant to its director nomination agreement.

•

Mr. A. Mills—our board of directors considered Mr. A. Mills’ extensive industry knowledge, management expertise, and business experience, particularly from his former role as President of Medline. The Mills Family intends to designate Mr. A. Mills for nomination to our board of directors pursuant to its director nomination agreement.

•

Mr. Schmidt—our board of directors considered Mr. Schmidt’s significant financial, management, and investment experience from his involvement at Carlyle, including as Partner and Global Co-Head of Healthcare, as well as his thorough knowledge of our industry. Carlyle intends to designate Mr. Schmidt for nomination to our board of directors pursuant to its director nomination agreement.

•

Ms. Sunder—our board of directors considered Ms. Sunder’s extensive financial, management, and investment expertise from her involvement as Blackstone, including as Senior Managing Director and Head of Healthcare Private Equity North America, as well as her thorough knowledge of our industry. Blackstone intends to designate Ms. Sunder for nomination to the board of directors pursuant to its director nomination agreement.

•

Mr. Sweet—our board of directors considered Mr. Sweet’s significant financial and audit experience, including his time as Chief Financial Officer at Dell and his service on the boards of a diverse group of companies.

•

Mr. Wise—our board of directors considered Mr. Wise’s significant financial, management, and investment experience from his involvement at Carlyle, including as Partner and Co-Head of Americas Corporate Private Equity, as well as his thorough knowledge of our industry. Carlyle intends to designate Mr. Wise for nomination to our board of directors pursuant to its director nomination agreement.

Board Committees

We anticipate that, prior to the completion of this offering, our board of directors will establish the following committees: an audit committee; a compensation committee; a nominating and corporate governance committee; and a risk and compliance committee. The composition and responsibilities of each committee are described below. Our board of directors may also establish from time to time any other committees that it deems necessary or desirable. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Upon completion of this offering, we expect our audit committee will consist of Mr. Bluedorn, Mr. Galanti, and Mr. Sweet, with Mr. Sweet serving as chair. Our audit committee will be responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•	assisting the board of directors in evaluating the qualifications, performance, and independence of our independent auditors;

•	assisting the board of directors in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;

•	assisting the board of directors in monitoring our compliance with legal and regulatory requirements;

•	reviewing the adequacy and effectiveness of our internal controls over financial reporting processes;

•	assisting the board of directors in monitoring the performance of our internal audit function;

•	reviewing with management and our independent auditors our annual and quarterly financial statements;

•

establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report required per SEC rules and regulations to be included in our annual proxy statement.

The SEC rules and Nasdaq rules require us to have one independent audit committee member upon the listing of our Class A common stock on Nasdaq, a majority of independent directors within 90 days of the effective date of the registration statement, and all independent audit committee members within one year of the effective date of the registration statement. Mr. Bluedorn, Mr. Galanti, and Mr. Sweet qualify as independent directors under Nasdaq listing standards and the independence standards of Rule 10A-3 of the Exchange Act. In addition, our board of directors has determined that Mr. Bluedorn, Mr. Galanti, and Mr. Sweet are audit committee financial experts within the meaning of Item 407(d) of Regulation S-K under the Securities Act.

Compensation Committee

Upon completion of this offering, we expect our compensation committee will consist of Mr. Best, Mr. Schmidt, and Ms. Sunder, with Ms. Sunder serving as chair. Our compensation committee will be responsible for, among other things:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating our CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the board of directors), determining and approving, or making recommendations to the board of directors with respect to, our CEO’s compensation level based on such evaluation;

•

reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our other executive officers, including annual base salary, bonus, and equity-based incentives and other benefits;

•	reviewing and recommending the compensation of our directors;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure required by SEC rules;

•	preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and

•	reviewing and making recommendations with respect to our equity compensation plans.

Nominating and Corporate Governance Committee

Upon completion of this offering, we expect our nominating and corporate governance committee will consist of Mr. Best, Mr. Schmidt, and Ms. Sunder, with Mr. Schmidt serving as chair. The nominating and corporate governance committee is responsible for, among other things:

•	assisting our board of directors in identifying prospective director nominees and recommending nominees to the board of directors;

•	overseeing the evaluation of the board of directors and management;

•	reviewing developments in corporate governance practices and developing and recommending a set of corporate governance guidelines; and

•	recommending members for each committee of our board of directors.

Risk and Compliance Committee

Upon completion of this offering, we expect our risk and compliance committee will consist of Mr. Best, Mr. C. Mills, Mr. Schmidt, Ms. Sunder, and Mr. Sweet, with Mr. Best serving as chair. The risk and compliance committee is responsible for, among other things:

•	overseeing the Company’s risk management framework and compliance program as well as infrastructure designed to identify, assess, manage, and monitor the Company’s risks;

•	reviewing the risk management and compliance program policies, guidelines and practices implemented by management;

•	overseeing the allocation of risk oversight responsibilities to the board of directors and its committees; and

•	overseeing management’s exercise of its responsibility to manage legal and regulatory compliance and material government and other investigations.

Compensation Committee Interlocks and Insider Participation

Other than Mr. J. Abrams, Mr. Boyle, Mr. A. Mills, and Mr. C. Mills, no member of our board of directors was at any time during the last completed fiscal year, or at any other time, one of our officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee. We are party to certain transactions with affiliates of our Principal Stockholders and Other Pre-IPO Investors described in “Certain Relationships and Related Person Transactions.”

Code of Ethics

We will adopt a new Code of Business Conduct and Ethics that applies to all of our officers, directors, and employees, including our principal executive officer, principal financial officer, principal accounting officer, and controller, or persons performing similar functions, which will be posted on our website. Our Code of Business Conduct and Ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website. The information contained on, or accessible from, our website is not part of this prospectus by reference or otherwise.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each material element of compensation for the fiscal year ended December 31, 2024 that we provided to the following executive officers (whom we refer to as our “Named Executive Officers”), who served in the following principal capacities during fiscal 2024:

Name	Title
James M. Boyle	Chief Executive Officer
Michael B. Drazin	Chief Financial Officer
James M. Pigott	President and Chief Operating Officer(1)
Christopher P. Shryock	Chief Human Resources Officer
Stephen L. Miller	EVP Supply Chain(1)
Douglas P. Golwas	Chief Commercial Officer(2)

(1)	Effective January 1, 2025, Mr. Miller assumed the role of Chief Operating Officer. Mr. Pigott will continue to serve as our President through December 31, 2025.
(2)	We have voluntarily elected to name Mr. Golwas as an additional Named Executive Officer in this prospectus.

The compensation committee of our board of directors is responsible for establishing, implementing, and evaluating our employee compensation and benefit programs. The compensation committee periodically reviews and makes recommendations to the board of directors with respect to the adoption of, or amendments to, all equity-based incentive compensation plans for employees, and cash-based incentive plans for executive officers. Our compensation plans and practices are designed by our compensation committee to promote achievement of short- and long-term financial and operational objectives while mitigating the possibility of encouraging excessive risk-taking behavior and the potential impact thereof. The compensation committee annually evaluates the performance of our executive officers, establishes the annual salaries and annual cash incentive awards for our executive officers, and approves all equity awards. The compensation committee’s objective is to ensure that the total compensation paid to our Named Executive Officers, as well as our other members of our senior leadership team, is fair, reasonable, and competitive. Generally, the types of compensation and benefits provided to our Named Executive Officers are similar to those provided to other senior members of our management team.

Executive Compensation Objectives and Philosophy

The goal of our executive compensation program is to create long-term value for our investors while at the same time rewarding our executives for superior financial and operating performance and support retention in a competitive market environment. We believe the most effective way to achieve this objective is to design an executive compensation program rewarding the achievement of specific annual, long-term, and strategic goals and aligning executives’ interests with those of our investors by further rewarding performance above established goals. We use this philosophy as the foundation for evaluating and improving the effectiveness of our executive pay program. The following are the core elements of our executive compensation philosophy:

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Market Competitive: Compensation levels and programs for members of our senior leadership team, including the Named Executive Officers, should be competitive relative to the marketplace in which we operate. It is important to leverage an understanding of what constitutes competitive pay in our markets and build strategies to attract, incentivize, reward, and retain top talent;

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Performance-Based: A significant portion of executive compensation should be performance-based pay that is “at risk,” based on short-term and long-term goals, which reward both organizational and individual performance; and

•	Investor Aligned: Incentives should be structured to create a strong alignment between executives and investors on both a short-term and a long-term basis.

By incorporating these design elements, we believe our executive compensation program is responsive to our investors’ objectives and effective in attracting, motivating, and retaining the level of talent necessary to grow and manage our business successfully.

Process for Determining 2024 Compensation

The compensation committee is responsible for overseeing key aspects of the executive compensation program, including executive salaries, goals, and payouts under the annual cash incentive plan, the size and structure of equity awards, and any executive perquisites or other benefits. The compensation committee is responsible for determining the compensation of the Chief Executive Officer and the other executive officers. At the beginning of each performance cycle, the compensation committee approves financial goals designed to align executive pay with company performance and stockholder interests, provide competitive pay opportunities dependent on performance, retain talent, create optimal stockholder value, and mitigate material risk.

In determining the compensation of each of our Named Executive Officers (other than the Chief Executive Officer), the compensation committee seeks the input of the Chief Executive Officer. The Chief Executive Officer provides recommendations at least annually to the compensation committee regarding the compensation of the other Named Executive Officers. The performance of our Named Executive Officers is reviewed at least annually by the compensation committee, with assessments provided by the Chief Executive Officer on all of our Named Executive Officers (other than the Chief Executive Officer), and the compensation committee determines each Named Executive Officer’s compensation at least annually.

We believe that compensation should be competitive with compensation for executive officers in similar positions and with similar responsibilities in our marketplace. In determining compensation levels for our Named Executive Officers, the compensation committee relies upon the judgment and experience of its members, including their knowledge of competitive compensation levels in our industry. The compensation committee considers each Named Executive Officer’s performance, scope of responsibilities, depth and breadth of overall leadership experience, and the importance of the officer’s position to achieving our strategies. For 2024, the compensation committee also reviewed and considered survey and benchmarking data of a comparator group of companies prepared by management’s compensation consultant, Aon. To inform our compensation decision, we use a peer group of companies that are similar to us in terms of assets and revenues and with which we compete for executive talent. The compensation committee does not set compensation levels for our executive officers within a fixed range of benchmarks of our peer companies; however, the compensation committee reviews such peer company information and market data to better assess the range of compensation needed to attract, retain, and motivate executive talent in our highly competitive industry. In selecting the peer group, the aim was to select the most appropriate companies against which our compensation-related performance should be measured. The peer group for 2024 consisted of twenty-one publicly traded companies with revenues between approximately 0.5 to 2.5 times those of Medline.

Applying these criteria, the compensation committee approved the companies listed below as the peer group for 2024 compensation decisions:

• 3M Company	• Ecolab Inc.	• Medtronic plc
• Abbott Laboratories	• General Mills, Inc.	• Mondelēz International, Inc.
• AbbVie Inc.	• HCA Healthcare, Inc.	• Owens & Minor, Inc.
• Baxter International Inc.	• Henry Schein, Inc.	• Parker-Hannifin Corporation
• Becton, Dickinson and Company	• Illinois Tool Works Inc.	• STERIS plc
• Colgate-Palmolive Company	• Kellanova	• Teleflex Incorporated
• Danaher Corporation	• Kimberly-Clark Corporation	• W.W. Grainger, Inc.

In alignment with the considerations described above, the compensation committee determined the total amount of compensation for our Named Executive Officers, and the allocation of total compensation among each of our three main components of compensation described below.

In 2024, Medline retained Korn Ferry as its compensation consultant. Korn Ferry has provided benchmarking data for 2025 compensation planning and has worked with management and the compensation committee on the overall compensation structure for our senior leadership team in anticipation of this offering. As part of its work, Korn Ferry recommended, and the compensation committee approved, changes to the peer group to place greater weight on the peer group’s size and performance profile and to rebalance the peer group by focusing on revenue, revenue growth and market performance. For 2025, the peer group consists of the following companies:

• 3M Company	• Honeywell International Inc.
• Abbott Laboratories	• Illinois Tool Works, Inc.
• Baxter International Inc.	• Kimberly-Clark Corporation
• Becton, Dickinson and Company	• Medtronic plc
• Colgate-Palmolive Company	• Owens & Minor, Inc.
• Danaher Corporation	• Stryker Corporation
• GE HealthCare Technologies Inc.	• Thermo Fisher Scientific Inc.
• Henry Schein, Inc.	• W.W. Grainger, Inc.

Following this offering, the compensation committee intends to retain an independent executive compensation consultant to provide the compensation committee with input and guidance on all components of our executive compensation program, including peer group selection, risk, and stockholder alignment, and advise the compensation committee with respect to market data for base salary, annual bonus, long-term equity compensation, and other competitive pay practices for similarly situated executives in our peer group.

Relationship of Compensation Practices to Risk Management

Our compensation plans and practices are designed to mitigate the possibility of encouraging excessive risk-taking behavior and the potential impacts thereof. For example, the following features of our executive compensation program mitigate risk:

•	Challenging, but attainable goals that are well-defined and communicated;

•	Short-term variable compensation tied to a mix of financial and operational objectives;

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Multi-year, overlapping vesting terms for equity awards, and for the Chief Executive Officer, President and Chief Operating Officer, and EVP, Supply Chain, financial objectives for a portion of outstanding equity awards. Our equity awards only have value to the extent the long-term value of our company appreciates; and

•	Establishment of controls in the administration of our plans to ensure performance against established company performance metrics is objectively and independently determined.

Considerations in Setting 2024 Compensation

The 2024 compensation of our Named Executive Officers was based on the Company’s performance against enterprise priorities and specific performance metrics and on each Named Executive Officer’s individual performance against their annual strategic objectives. The Compensation Committee believes the total 2024 compensation of our Named Executive Officers was competitive while at the same time being responsible to our stockholders because a significant percentage of total compensation in 2024 was allocated to variable compensation. This variable compensation is paid only upon achievement of Company performance objectives and individual Named Executive Officer goals that contribute to the creation of stockholder value.

The following is a summary of key considerations that affected the development of 2024 compensation decisions for our Named Executive Officers, and which the compensation committee believes will continue to affect its compensation decisions in future fiscal years:

Use of Market Data. We establish target compensation levels that are consistent with market practice and internal equity considerations (including position, responsibility, and contribution) relative to base salaries, cash bonuses, and long-term equity compensation. Target compensation levels are additionally consistent with an assessment of the appropriate pay mix for a particular position. In order to gauge the competitiveness of our compensation programs, we also review compensation practices and pay opportunities from our peer group. We attempt to position ourselves to attract and retain qualified senior executives in the face of competitive pressures in relevant labor markets.

Emphasis on Performance. Our compensation program provides increased pay opportunities upon achievement of goals correlated with superior performance over the long term. When evaluating base salary, individual performance is the primary driver that determines each Named Executive Officer’s annual increase, if any. Historically, we have used annual cash bonus and appreciation-based equity awards (profits interests) to reward corporate and individual performance.

Importance of Company Results. In determining the amount of cash bonus for each Named Executive Officer, we consider, among other things, performance with respect to our success in implementing our business strategies that yield long-term benefits and align our Named Executive Officers’ interests with those of our investors. The compensation committee believes it is important to hold our Named Executive Officers accountable for overall Company results. For a discussion of the individual and Company performance measures considered by the Committee (as defined below) in connection with 2024 bonus payments, see “—Compensation Elements—Annual Incentive Compensation” below.

Compensation Elements

There are three key components of our executive compensation program for our senior leadership team, including our Named Executive Officers:

•	Base salary;

•	Annual incentive bonus; and

•	Long-term equity incentive compensation in the form of Class B Units, which are intended to be profits interests for U.S. income tax purposes.

In addition to these key compensation elements, the Named Executive Officers are provided certain other compensation. See “—Other Compensation.”

We believe that offering each of the components of our executive compensation program is necessary to remain competitive in attracting, retaining and motivating talented executives. Furthermore, we structure the annual incentive bonus and long-term equity incentive compensation to ensure alignment of our executives’ interests with those of our stockholders. Collectively, these components are designed to motivate and reward our executives and drive our short- and long-term performance and increase stockholder value.

Our base salaries are designed to attract and retain individuals with superior talent, to be market competitive and to reward executives for their individual performance and our short-term performance. Our annual incentive bonus program is designed to motivate our executives to achieve the targets we set annually for selected performance metrics, to reward them for that achievement and to hold them accountable if they fail to deliver. Our long-term incentive compensation ensures that our executives have a continuing stake in our long-term success and have incentives to increase our equity value.

Base Salary

The compensation committee believes that base salaries are an important component of our executive compensation program and are critical in attracting and retaining executive talent. The compensation committee reviews base salaries of our Named Executive Officers in the fourth quarter of each year, with any changes effective on the first day of the following fiscal year. In setting annual base salaries, the compensation committee takes into consideration our overall financial and operating performance in the prior year, our company-wide target for base salary increases for all employees, its members’ knowledge of market and competitive salary information, inflation, changes in the scope of an executive officer’s job responsibilities, other components of compensation, and other relevant factors. The compensation committee also reviews each Named Executive Officer’s individual performance and the performance of the divisions, business units, or departments for which that person is responsible. For Named Executive Officers other than the Chief Executive Officer, the compensation committee receives an evaluation from the Chief Executive Officer on that person’s performance and a recommendation for a salary adjustment. No formulaic base salary increases are provided to the Named Executive Officers.

Based on its review of peer data and each Named Executive Officer’s individual performance, the compensation committee approved the following increases to the base salaries of our Named Executive Officers for fiscal 2024: Mr. Drazin’s base salary was increased from $775,000 to $810,000 and Mr. Miller’s base salary was increased from $624,000 to $724,000. No changes were made to the base salaries of our other Named Executive Officers for fiscal 2024.

The base salary for each of our Named Executive Officers during the fiscal year ended December 31, 2024 was as follows:

Name	Fiscal Year Ended December 31, 2024 Base Salary
James M. Boyle	$1,250,000
Michael B. Drazin	$810,000
James M. Pigott	$1,100,000
Christopher P. Shryock(1)	$650,000
Stephen L. Miller	$724,000
Douglas P. Golwas	$700,000

(1)	Mr. Shryock joined the Company as Chief Human Resources Officer on July 1, 2024. Salary paid to Mr. Shryock for fiscal 2024 was pro-rated based on his start date.

Annual Incentive Compensation

We maintain an annual cash-based incentive plan, the Medline Industries, LP Annual Incentive Plan (the “AIP”), which is internally referred to as “Formula,” to reward employees who contribute to our growth, profitability, and value. Annual performance goals are established for each participant and participants must remain employed in good standing through December 31 of the applicable performance year in order to receive their annual bonus. The AIP allows participants to receive quarterly advances on their annual bonus throughout the year based on the company’s determination of performance against objective goals through each calendar quarter. Annual bonus payments, based on actual performance, are reconciled at year-end and any unearned advances are subject to recoupment. The performance objectives for our AIP are established by the compensation committee on an annual basis, and following completion of the performance period, the committee determines the actual achievement percentage for each metric.

Under our AIP, each Named Executive Officer has threshold, target and maximum bonus opportunities expressed as a percentage of the Named Executive Officer’s base salary. As described further below, the 2024 AIP payout opportunities for each of Messrs. Drazin, Shryock, Miller and Golwas included an “upside modifier,” which permitted each executive to earn up to an additional 25% of their maximum bonus opportunity depending on Company or functional area performance for certain financial performance goals. In addition, the 2024 AIP payout opportunity for Mr. Golwas included an “expense modifier,” which provided that Mr. Golwas’s AIP bonus payout would be lowered or raised $3,000 for each 10 basis point increase or decrease in total selling expense growth above or below 70% of sales growth, respectively, subject to a cap of $25,000, although the modifier cannot result in Mr. Golwas’s actual AIP payout being less than threshold nor greater than maximum. The 2024 AIP payout opportunities for Messrs. Boyle and Pigott included no such modifiers. For fiscal year 2024, our Named Executive Officers had target and maximum bonus opportunities under the AIP as follows:

Name	AIP Target Annual Bonus as a Percentage of Base Salary	AIP Unmodified Maximum Annual Bonus as a Percentage of Base Salary	AIP Modified Maximum Annual Bonus as a Percentage of Base Salary
James M. Boyle	100%	150%	150%
Michael B. Drazin	85%	100%	125%
James M. Pigott	100%	150%	150%
Christopher P. Shryock(1)	76.5%	90%	112.5%
Stephen L. Miller	85%	100%	125%
Douglas P. Golwas	106.25%	125%	156.25%

(1)	Mr. Shryock joined the Company as Chief Human Resources Officer on July 1, 2024. Mr. Shryock’s AIP will be pro-rated based on his start date.

For each performance objective, there is a threshold achievement level at or below which the Named Executive Officer will receive no payout in respect of that performance objective.

The actual 2024 AIP bonus amounts are calculated formulaically based on actual achievement against certain individual performance considerations and financial or operational performance goals, as follows:

First, the weight applied to each specific objective is multiplied by the Named Executive Officer’s AIP unmodified maximum annual bonus percentage.

Second, the resulting percentage from the first step is multiplied by the Named Executive Officer’s base salary to determine the maximum amount payable in respect of each performance metric;

Third, the dollar amount from the second step is multiplied by the actual attainment percentage of each applicable performance objective measured against a pre-established scale to determine the unmodified amount payable;

Fourth, the sum of the amounts calculated in the third step for each performance objective is the Named Executive Officer’s unmodified AIP Bonus; and

Fifth, to the extent any modifier is achieved, the modifier percentage is multiplied by an amount, expressed as a dollar figure, equal to the product of the Named Executive Officer’s base salary and the Named Executive

Officer’s unmodified annual bonus percentage, and such resulting dollar amount is added to the unmodified AIP bonus determined in the fourth step to arrive at the Named Executive Officer’s final AIP bonus.

For fiscal year 2024, the annual bonus payouts for each of our Named Executive Officers was tied to the achievement of various metrics, as reflected in the tables below. The following tables illustrate the calculation of the annual incentive compensation payable to each of our Named Executive Officers under our AIP for fiscal year 2024, before application of any upside modifiers described further below. In the event actual achievement of a performance objective is between levels, the achievement percentage is calculated using linear interpolation. For purposes of the AIP, Adjusted EBITDA is generally calculated as set forth in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Information—Adjusted EBITDA and Adjusted EBITDA Margin,” with certain acquisition-related adjustments as set forth below.

Mr. Boyle

Performance Period: January 1, 2024—December 31, 2024
Performance Goals	Weight	Threshold	Target	Maximum	Actual Attainment	Actual Attainment Percentage
Attainment level percentage		0%	100%	150%
2024 Total Medline Adjusted EBITDA Growth(1)	70%	0.00%	5.20%	12.00%	18.76%	150%
2024 Total Medline Net Sales Growth(2)	15%	2.00%	5.40%	9.00%	7.93%	135.17%
Strategic Objectives(3)	15%	0%		100%	100%	150%
Actual Attainment Percentage Performance Period						147.78%

(1)	For Mr. Boyle, 2024 Total Medline Adjusted EBITDA Growth is based on Adjusted EBITDA and includes acquisitions at 85% of deal thesis (Target).
(2)	For Mr. Boyle, 2024 Total Medline Net Sales Growth is based on net sales and includes acquisitions at 85% of deal thesis (Target).
(3)	For Mr. Boyle, strategic objectives for 2024 included net Prime Vendor adds, identify/resource organic growth drivers in 2025 and 2026, SG&A leverage in the 2025 budget, and IPO readiness.

Mr. Drazin

Performance Period: January 1, 2024—December 31, 2024 ($ in millions)
Performance Goals	Weight	Threshold	Target	Maximum	Actual Attainment	Actual Attainment Percentage
Attainment level percentage		0%	85%	100%
2024 Total Medline Adjusted EBITDA Target(1)	30%	$2,830	$3,009	$3,076	$3,361	100%
Strategic Objectives(2)	25%	0%		100%	100%	100%
U.S. Finance Expense as a Percentage of Net Sales Target(3)	15%	0.39%	0.37%	0.36%	0.38%	44.58%
Percentage of Accounts Receivable over 30 days past due(4)	15%	4.00%	3.00%	2.50%	2.2%	100%
Operational Objectives(5)	15%	0%		100%	90%	90%
Actual Attainment Percentage Performance Period						90.19%

(1)	For Mr. Drazin, 2024 Total Medline Adjusted EBITDA includes acquisitions at 85% of deal thesis (Target) and was updated mid-year based on the acquisition of Microtek.

(2)	For Mr. Drazin, Strategic Objectives for 2024 included forecasting and IPO readiness.
(3)	For Mr. Drazin, U.S. Finance Expense as a Percent of Net Sales Target measures the performance of controllable U.S. finance expenses.
(4)	For Mr. Drazin, Percentage of Accounts Receivable over 30 days past due measures the amount of invoices dollars that are outstanding for more than 30 days from their due date.
(5)	For Mr. Drazin, Operational Objectives for 2024 included accounts payable, payroll, and rebate simplification.

Mr. Drazin’s 2024 AIP opportunity included an “upside modifier,” which permitted him to earn up to an additional 25% of his unmodified maximum bonus opportunity to the extent 2024 Total Medline Adjusted EBITDA exceeded $3,076 million. The modifier percentage was determined based on the Company’s 2024 Total Adjusted EBITDA performance between $3,076 million and $3,189 million, interpolated on a straight-line basis. The Company’s 2024 Total Adjusted EBITDA was $3,361 million, resulting in an upside modifier of 25%.

Mr. Pigott

Performance Period: January 1, 2024—December 31, 2024
Performance Goals	Weight	Threshold	Target	Maximum	Actual Attainment	Actual Attainment Percentage
Attainment level percentage		0%	100%	150%
2024 Total Medline Adjusted EBITDA Growth(1)	70%	0.00%	5.20%	12.00%	18.76%	150%
2024 Total Medline Net Sales Growth(2)	15%	2.00%	5.40%	9.00%	7.93%	135.17%
Strategic Objectives(3)	15%	0%		100%	100%	150%
Actual Attainment Percentage Performance Period						147.78%

(1)	For Mr. Pigott, 2024 Total Medline Adjusted EBITDA Growth is based on Adjusted EBITDA and includes acquisitions at 85% of deal thesis (Target).
(2)	For Mr. Pigott, 2024 Total Medline Net Sales Growth is based on net sales and includes acquisitions at 85% of deal thesis (Target).
(3)	For Mr. Pigott, Strategic Objectives for 2024 included international strategy and growth, identify and resource future growth drivers, SG&A leverage in the 2025 budget, and IPO readiness.

Mr. Shryock

Performance Period: July 1, 2024—December 31, 2024 ($ in millions)
Performance Goals	Weight	Threshold	Target	Maximum	Actual Attainment	Actual Attainment Percentage
Attainment level percentage		0%	76.5%	90%
Strategic Objectives(1)	60%	0%		100%	100%	90%
Operational Objectives(2)	40%	0%		100%	100%	90%
Actual Attainment Percentage Performance Period						90%

(1)

For Mr. Shryock, Strategic Objectives are based on successful onboarding which includes getting up to speed with Medline, understanding Medline business and culture, developing relationships, and identifying areas for potential improvements.

(2)	For Mr. Shryock, Operational Objectives include an organizational assessment encompassing a review of the current organization structure design and team’s strengths and weaknesses.

Mr. Shryock’s 2024 AIP opportunity included an “upside modifier,” which permitted him to earn up to an additional 25% of his unmodified maximum bonus opportunity to the extent 2024 Total Medline Adjusted EBITDA exceeded $3,076 million. The modifier percentage was determined based on the Company’s 2024 Total Adjusted EBITDA performance between $3,076 million and $3,189 million, interpolated on a straight-line basis. The Company’s 2024 Total Adjusted EBITDA was $3,361 million, resulting in an upside modifier of 25%.

Mr. Miller

Performance Period: January 1, 2024—December 31, 2024 ($ in millions)
Performance Goals	Weight	Threshold	Target	Maximum	Actual Attainment	Actual Attainment Percentage
Attainment level percentage		0%	85%	100%
2024 Total Medline Adjusted EBITDA Target(1)	30%	$2,830	$3,009	$3,076	$3,361	100%
Operations Total Recordable Incident Rate (U.S.)(2)	15%	4.97	4.71	4.60	3.63	100%
Operational Errors per Thousand Lines (U.S.)(3)	15%	3.20	2.75	2.56	2.58	98.53%
Operational On Time Delivery (All U.S. Carriers)(4)	15%	81.80%	85.60%	87.20%	88.01%	100%
Operations Turnover(5)	15%	55.20%	52.50%	51.30%	44.31%	100%
Operations Gross Expense (U.S.) as a Percentage of Net Sales Target(6)	10%	6.80%	6.67%	6.65%	6.24%	100%
Actual Attainment Percentage Performance Period						99.78%

(1)	For Mr. Miller, 2024 Total Medline Adjusted EBITDA Target includes acquisitions at 85% of deal thesis (Target) and was updated mid-year based on the acquisition of Microtek.
(2)	For Mr. Miller, Operations Total Recordable Incident Rate (U.S.) is a workplace safety metric that measures the number of recordable incidents per 100 full-time employees over a year.
(3)	For Mr. Miller, Operational Errors per Thousand Lines (U.S.) tracks the number of documented warehouse and carriers’ errors that occur per one thousand sales lines.
(4)	For Mr. Miller, Operational On Time Delivery (All U.S. Carriers) measures the number of orders that are delivered to the customers within the assigned delivery windows across all our U.S. carriers.
(5)	For Mr. Miller, Operations Turnover tracks the number of employees who have left Medline over a set period of time, both voluntary and involuntary.
(6)	For Mr. Miller, Operations Gross Expense (U.S.) as a Percentage of Net Sales Target measures the controllable cost of our distribution network.

Mr. Miller’s 2024 AIP opportunity included an “upside modifier,” which permitted him to earn up to an additional 25% of his unmodified maximum bonus opportunity to the extent 2024 Total Medline Adjusted EBITDA exceeded $3,076 million. The modifier percentage was determined based on the Company’s 2024 Total Adjusted EBITDA performance between $3,076 million and $3,189 million, interpolated on a straight-line basis. The Company’s 2024 Total Adjusted EBITDA was $3,361 million, resulting in an upside modifier of 25%.

Mr. Golwas

Performance Period: January 1, 2024—December 31, 2024 ($ in millions)
Performance Goals	Weight	Threshold	Target	Maximum	Actual attainment	Actual Attainment Percentage
Attainment level percentage		0%	106.25%	125%
U.S. Sales Office Contribution Margin excl. Retail Growth(1)	70%	0.00%	4.75%	7.75%	14.77%	125%
2024 Total Medline Adjusted EBITDA(2)	30%	$2,830	$3,009	$3,076	$3,361	125%
Actual Attainment Percentage Performance Period						125%

(1)	For Mr. Golwas, U.S. Sales Office Contribution Margin excl. Retail Growth measures inventoriable costs and controllable expenses.
(2)	For Mr. Golwas, 2024 Total Medline Adjusted EBITDA Target includes acquisitions at 85% of deal thesis (Target) and was updated mid-year based on the acquisition of Microtek.

Mr. Golwas’s 2024 AIP opportunity included an “upside modifier,” which permitted him to earn up to an additional 25% of his unmodified maximum bonus opportunity to the extent U.S. Sales Office Contribution

Margin excl. Retail Growth exceeded 7.75%. The modifier percentage was determined based on the U.S. Sales Office Contribution Margin excl. Retail Growth performance between 7.75% and 11.75%, interpolated on a straight-line basis. The U.S. Sales Office Contribution Margin excl. Retail Growth was 14.77%, resulting in an upside modifier of 25%. In addition, Mr. Golwas’s AIP opportunity also included an “expense modifier,” which provided that Mr. Golwas’s AIP bonus payout would be lowered or raised $3,000 for each 10 basis point increase or decrease in total selling expense growth above or below 70% of Sales Growth, respectively, subject to a cap of $25,000. However, the modifier cannot cause Mr. Golwas’s AIP bonus payout to exceed his maximum payout opportunity, which is set at 125% of his base salary. Although total selling expense growth for 2024 was below 70% of Sales Growth, no expense modifier was paid to Mr. Golwas because paying the expense modifier would have caused Mr. Golwas’s AIP bonus payout to exceed his maximum payout opportunity.

Actual amounts paid under the AIP were calculated by multiplying each named executive officer’s base salary earned and paid in fiscal 2024 by (i) his or her AIP target annual cash incentive opportunity (which is reflected as a percentage of eligible base salary), (ii) the executive’s AIP attainment percentage, and (iii) the executive’s upside modifier, if applicable. The following table illustrates the calculations of the AIP awards under the 2024 AIP based on 2024 performance.

Name	Eligible Base Salary ($)	Target AIP Award (% of Base Salary)	Target AIP Opportunity	AIP Attainment Percentage	Upside Modifier	Actual Payout ($)
James M. Boyle	$1,250,000	100%	$1,250,000	147.78%	N/A	$1,847,186
Michael B. Drazin	$810,000	85%	$688,500	90.19%	25%	$933,014
James M. Pigott	$1,100,000	100%	$1,100,000	147.78%	N/A	$1,625,523
Christopher P. Shryock	$325,000	76.5%	$248,625	90%	25%	$365,625
Stephen L. Miller	$724,000	85%	$615,400	99.78%	25%	$903,404
Douglas P. Golwas	$700,000	106.25%	$743,750	125%	25%	$1,093,750

Long-Term Equity Incentive Compensation

In 2021, following our acquisition by our Sponsors, certain key executives, including the Named Executive Officers, were granted long-term equity incentive awards designed to promote our interests and incentivize them to remain in our service. These long-term equity incentive awards were granted in the form of Class B Units in Mozart Management Aggregator LLC (the “Aggregator”). The Class B Units are “profits interests” under U.S. federal income tax law having economic characteristics similar to stock appreciation rights (i.e., representing the right to share in any increase in the equity value of the Aggregator that exceeds a specified threshold). Unvested Class B Units are not entitled to distributions from the Aggregator other than tax distributions.

The specific sizes of awards under our Management Incentive Plan (“MIP”) and Class B Unit grants made to our Named Executive Officers are determined in consideration of our Sponsors’ practices with respect to management equity programs at other private companies in their respective portfolios, the executive officer’s position and level of responsibilities with us, and market data.

2024 Management Incentive Plan

Under our 2024 MIP, each of our Named Executive Officers was eligible to earn a number of Class B Units based on fiscal 2024 performance. Awards under the MIP are initially expressed as “dollars at work” as of the award date (or “service inception date”) which are subsequently converted to a number of time-vesting Class B Units (the “Time-Vested Units”) on the grant date for the award to occur in the following fiscal year, at the price per unit on the grant date. The number of Time-Vested Units to be granted to our Named Executive Officers will depend on Company and individual performance relative to the 2024 MIP performance measures reflected in the tables below. Time-Vested Units vest 20% per year on each of the first five anniversaries of the grant date, subject to the Named Executive Officer’s continued employment with us through each applicable vesting date (except with respect to certain employment termination scenarios for Mr. Boyle and Mr. Pigott, as described below). In the event actual achievement of a performance objective is between levels, the earned “dollars at work” is calculated using linear interpolation. The number of Time-Vested Units to be delivered in 2025 will be determined by dividing the earned “dollars at work” by the threshold value, which is equal to the value of a Class A Unit on the grant date.

The 2024 MIP performance measures and the corresponding threshold, target and maximum dollars at work opportunities for our Named Executive Officers are summarized in the tables below. For each of our Named Executive Officers, award under our 2024 MIP (the “2024 MIP Award”) is not earned, and no Class B Units will be delivered, unless threshold performance is achieved for the applicable performance objective. In no event may the earned dollars at work exceed the maximum amounts shown in the tables below, even if results are achieved above maximum performance.

The 2024 MIP for each of Mr. Boyle and Mr. Pigott included a target dollars at work value of $3,450,000. The performance measures applicable to their 2024 MIP Awards were Adjusted EBITDA Year-Over-Year Growth and Sales Year-Over-Year growth. The threshold, target and maximum dollars at work amounts upon which the number of Class B Units actually delivered in 2025 will be determined are shown in the table below.

	Adjusted EBITDA Year-Over-Year Growth	Dollars at Work	Sales Year-Over-Year Growth	Dollars at Work
Threshold	2.60%	$1,423,125	3.70%	$301,875
Target	5.20%	$2,846,250	5.40%	$603,750
Maximum	12.00%	$4,269,375	9.00%	$906,625

The 2024 MIP Awards for Messrs. Drazin, Shryock and Miller included target dollars at work value of $2,900,000 for Mr. Drazin, $750,000 for Mr. Shryock (which is a pro-rated amount based on his start date) and $2,700,000 for Mr. Miller. The performance measures applicable to each of their 2024 MIP Awards were formula attainment (i.e., the actual level of achievement of the performance criteria applicable to each Named Executive Officer’s annual bonus under the AIP) and Adjusted EBITDA. The threshold and maximum dollars at work amounts for formula attainment and the threshold, target and maximum Adjusted EBITDA measures upon which the number of Class B Units actually delivered in 2025 will be determined are shown in the table below.

	Formula Attainment
	Threshold	Dollars at Work	Maximum	Dollars at Work
Mr. Drazin	70%	$1,450,000	90%	$2,175,000

	Threshold	Dollars at Work	Maximum	Dollars at Work
Mr. Shryock	80%	$375,000	95%	$562,500

	Threshold	Dollars at Work	Maximum	Dollars at Work
Mr. Miller	70%	$1,350,000	90%	$2,025,000

	Adjusted EBITDA
	Threshold	Dollars at Work	Target	Dollars at Work	Maximum	Dollars at Work
Mr. Drazin	$2,783,000,000	$725,000	$3,009,000,000	$1,450,000	$3,234,000,000	$2,175,000

	Threshold	Dollars at Work	Target	Dollars at Work	Maximum	Dollars at Work
Mr. Shryock	$2,783,000,000	$187,500	$3,009,000,000	$375,000	$3,234,000,000	$562,500

	Threshold	Dollars at Work	Target	Dollars at Work	Maximum	Dollars at Work
Mr. Miller	$2,783,000,000	$675,000	$3,009,000,000	$1,350,000	$3,234,000,000	$2,025,000

The 2024 MIP Award for Mr. Golwas included a target dollars at work value of $2,750,000. The performance measures applicable to Mr. Golwas’s 2024 MIP Awards were U.S. Sales Office Contribution Margin excl. Retail Growth and Adjusted EBITDA. The threshold, target and maximum dollars at work amounts upon which the number of Class B Units actually delivered in 2025 will be determined are shown in the table below.

	U.S. Sales Office Contribution Margin excl. Retail Growth
	Threshold	Dollars at Work	Target	Dollars at Work	Maximum	Dollars at Work
Mr. Golwas	2.50%	$962,500	4.75%	$1,925,000	11.75%	$2,887,500

	Adjusted EBITDA
	Threshold	Dollars at Work	Target	Dollars at Work	Maximum	Dollars at Work
Mr. Golwas	$2,783,000,000	$412,500	$3,009,000,000	$825,000	$3,234,000,000	$1,237,500

Other 2024 Equity Awards

On July 1, 2024, in addition to his 2024 MIP Award, Mr. Shryock received a grant of 6,976,744 Time-Vested Units with a grant date fair value of $3,976,744, in connection with his commencement of employment with us.

On March 29, 2024, Mr. Miller received a key talent grant (“Key Talent Grant”) after the compensation committee reviewed his role and his relative equity interests in Medline and decided to further align his interests with the interests of our Sponsors. The Key Talent Grant consists of 3,703,704 Time-Vested Units with a grant date fair value of $1,740,741 and 1,851,852 performance-vesting Class B Units with a grant date fair value of $0 (the “Performance-Vested Units”), which vest based on achievement of performance metrics tied to multiples of our Sponsors’ invested capital in Medline Holdings (“MOIC”). Achievement of the performance conditions applicable to Mr. Miller’s Performance-Vested Units was deemed not probable on the grant date, resulting in a grant date fair value of $0. One-third of the Performance-Vested Units vest on achievement of each of a 2.25x, 2.50x and 2.75x MOIC, in each case while Mr. Miller is employed. Each tranche of Performance-Vested Units will vest at such time that the board of directors determines that our Sponsors, collectively, have received cash proceeds in respect of their aggregate investment in Class A Units in Medline Holdings in excess of the specified MOIC threshold. For purposes of calculating MOIC, cash payments that our Sponsors actually receive under a tax receivable agreement will constitute “cash proceeds” in respect of our Sponsors’ investment in Class A Units in Medline Holdings. In addition, following an initial public offering and the expiration of any underwriters lockup period, but prior to October 21, 2027, the value of Class A Units of Medline Holdings (or equity securities our Sponsors receive in respect of Class A Units of Medline Holdings in connection with an initial public offering) will be deemed to constitute “cash proceeds” for calculating MOIC. The value of such securities will be determined from time to time by using the trailing 30-day volume weighted average closing price of Class A Units of Medline Holdings (and/or equity securities held by the Sponsors that were received in respect of Class A Units of Medline Holdings in connection with this offering, as determined by the board of directors.

For further discussion of the vesting and other terms of the Class B Units, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Other Compensation

Sign-on, Retention and Discretionary Bonuses

From time to time, we may award sign-on, retention and discretionary bonuses to attract or retain executive talent. Generally, sign-on bonuses are used to incentivize candidates to leave their current employers or may be used to offset the loss of unvested compensation they may forfeit as a result of leaving their current employers.

Mr. Shryock received a sign-on bonus in the amount of $130,000 in connection with his commencement of employment with us on July 1, 2024. Mr. Shryock is obligated to repay all or a portion of the sign-on bonus if his employment terminates prior to the second anniversary of his start date, as follows: (i) 100% if terminated within 12 months of his start date, (ii) 75% if terminated within 13 to 16 months of his start date, (iii) 50% if terminated within 17 to 20 months of his start date, and (iv) 25% if terminated within 21 to 24 months of his start date.

None of our Named Executive Officers, other than Mr. Shryock, received discretionary bonuses in FY 2024.

Benefits

We provide various employee benefit programs to our Named Executive Officers, including medical, vision, dental, life insurance, accidental death and dismemberment, long-term disability, short-term disability, health savings accounts, and wellness programs. These benefit programs are available to all of our salaried U.S.-based employees.

These benefits are provided to the Named Executive Officers to eliminate potential distractions from performing their regular job duties. We believe the cost of these programs is counterbalanced by an increase in productivity by the executives receiving access to them.

Retirement Benefits

We maintain a defined contribution plan that is tax-qualified under Section 401(k) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and that we refer to as the “Medline Industries, LP Retirement Plan” or the “401(k) Plan.” The 401(k) Plan is offered on a nondiscriminatory basis to our full-time regular employees, including our Named Executive Officers, and our eligible part-time employees. Subject to certain limitations imposed by the Code, the 401(k) Plan permits eligible employees to defer receipt of up to 75% of their eligible compensation on a pre-tax basis (or on a post-tax basis, with respect to elective Roth deferrals).

We provide matching contributions to the 401(k) Plan in an amount equal to 50% of each participant’s first 8% of deferrals (but not to exceed $7,000 per participant), subject to certain other limits. Participants are 100% vested in both their individual contributions and the matching contributions. Mr. Shryock was not eligible for employer matching contributions during 2024.

We believe that matching contributions assist us in attracting and retaining talented employees and executives. The 401(k) Plan provides an opportunity for participants to save money for retirement on a tax-deferred basis and to achieve financial security, thereby promoting retention.

Severance Arrangements

We believe that reasonable and appropriate severance benefits are necessary in order to be competitive in Medline’s executive attraction and retention efforts. As discussed below, our Named Executive Officers, other than Mr. Pigott, are currently eligible to participate in our Executive Severance Plan, which was adopted in May 2025 and provides for certain payments, rights, and benefits upon certain qualifying terminations from Medline. Mr. Pigott is entitled to certain payments, rights, and benefits in connection with his transition pursuant to the Pigott transition agreement. See “—Potential Payments Upon Termination or Change in Control” below for a description of these benefits.

Clawback Policy

Effective upon the completion of this offering, we have adopted a compensation recovery policy as required by Rule 10D-1 under the Exchange Act and the corresponding listing standard adopted by Nasdaq (the “Incentive Compensation Clawback Policy”). The policy generally provides that if we are required to prepare an accounting restatement (including a restatement to correct an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), we must recover from our current and former Section 16 officers any incentive-based compensation that was erroneously received on or after the effective date of the policy and during the three years preceding the date we are required to prepare such accounting restatement. The amount required to be recovered will be the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received based on the restated financial measure.

In addition, all Class B Unit awards obligate the recipient to repay any after-tax proceeds received in respect of Class B Units if the recipient is terminated for cause (or we discover within one year following termination that grounds to terminate the recipient’s employment for cause existed at the time of termination) or violates restrictive covenants.

Tax and Accounting Implications

The compensation committee intends to operate its compensation programs with the good faith intention of complying with Section 409A of the Code. We intend to account for equity-based payments with respect to our long-term equity incentive award programs in accordance with the requirements of FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”).

Agreements with Named Executive Officers

In October 2023, we entered into employment agreements with Messrs. Boyle and Pigott in connection with their promotion to the roles of Chief Executive Officer and President and Chief Operating Officer, respectively. These agreements provide for certain payments, rights and benefits upon certain qualifying terminations from Medline. However, in May 2025, we adopted our Executive Severance Plan, pursuant to which our Named Executive Officers, other than Mr. Pigott, are eligible to receive certain payments, rights and benefits upon certain qualifying terminations from Medline. In connection with becoming a participant in our Executive Severance Plan, Mr. Boyle waived the severance payments and benefits provided in his employment agreement. In October 2024, we entered into a transition and separation agreement with Mr. Pigott that sets forth the payments and benefits Mr. Pigott will receive in connection with his departure. The material terms of Mr. Boyle’s employment agreement and Mr. Pigott’s transition and separation agreement are described below under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Agreements with Named Executive Officers.”

Actions Taken in Connection with This Offering

In connection with this offering, we are working with Korn Ferry, our compensation consultant, to formalize our post-offering compensation programs and implement compensation arrangements that reflect our compensation philosophy described above.

Summary Compensation Table

The following table provides summary information concerning compensation earned by our Named Executive Officers for services rendered for the fiscal year ended December 31, 2024.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($) (2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
James M. Boyle	2024	1,250,000	0	1,201,111	0	1,847,186	0	7,000	4,305,297
Chief Executive Officer
Michael B. Drazin	2024	810,000	0	1,009,630	0	933,014	0	7,000	2,759,644
Chief Financial Officer
James M. Pigott	2024	1,100,000	0	1,201,111	0	1,625,523	0	30,644	3,957,278
President and Chief Operating Officer
Christopher P. Shryock	2024	325,000	130,000	4,237,855	0	365,625	0	284,043	5,342,523
Chief Human Resource Officer
Stephen L. Miller	2024	724,000	0	2,680,741	0	903,404	0	7,000	4,315,145
EVP, Supply Chain
Douglas P. Golwas	2024	700,000	0	957,407		1,093,750		7,000	2,758,157
Chief Commercial Officer

(1)	Amounts reported in this column represent the Named Executive Officer’s base salary earned during the 2024 fiscal year.
(2)

The amount reported reflects the sign-on bonus paid to Mr. Shryock upon the commencement of his employment. See “—Other Compensation—Sign-on, Retention and Discretionary Bonuses” above for further information.

(3)

Amounts reported in this column include: (i) the fair value of each Named Executive Officer’s 2024 MIP Awards at the service inception date for the award; (ii) the grant date fair value of Time-Vested Units granted to Mr. Shryock in connection with his hiring; and (iii) the grant date fair value of the Time-Vested Units and Performance-Vested Units awarded to Mr. Miller as part of his Key Talent Grant, in each case, computed in accordance with ASC Topic 718. The 2024 MIP Awards are initially expressed as “dollars at work,” which are earned based on Company and individual performance against the performance goals specified in the 2024 Management Incentive Plan and converted into a number of Time-Vested Units in the following fiscal year by dividing the earned dollars at work by the “threshold value” (equal to the value of a Class A Unit on the grant date). Due to the substantial uncertainty surrounding the number of Time-Vested Units that will ultimately be granted and the fact that a mutual understanding of the key terms of the awards will not be established until the earned “dollars at work” is settled and the applicable threshold value for the awards is approved, a grant date for accounting purposes will not be established until the Time-Vested Units are delivered, which is expected to occur on or around April 1, 2025. However, since the service inception date precedes the grant date, the Company will recognize the expense associated with these awards from the service inception date through the accounting grant date, remeasuring the fair value of the awards at each reporting period end until the accounting grant date, at which point the fair value of the awards will be fixed with the previously-recognized compensation cost adjusted to the grant date fair value. For purposes of calculating the value of the 2024 MIP Awards reflected in the table, amounts were computed based on the probable outcome of the performance conditions applicable to each award on the service inception date. Assuming maximum achievement of the applicable performance conditions, the fair values of the 2024 MIP Awards granted to our Named Executive Officers in fiscal 2024 were as follows: Mr. Boyle: $1,801,667; Mr. Drazin: $1,514,444; Mr. Pigott: $1,801,667; Mr. Shryock: $391,667; Mr. Miller: $1,410,000; and Mr. Golwas $1,436,111. The 2.25x, 2.50x and 2.75x Performance-Vested Class B Units granted to Mr. Miller in 2024 are subject to market conditions and an implied performance condition as defined under applicable accounting standards, and the grant date fair value of such Performance-Vested Class B Units was computed based upon the probable outcome of the performance conditions as of the grant date in accordance with ASC Topic 718. Achievement of the performance conditions applicable to these awards was not deemed probable on the grant date and, accordingly, no value is included in the table for these awards. Assuming achievement of the performance conditions, the aggregate grant date fair values of these awards would have been $820,988. For information regarding the assumptions used in determining the fair value of these awards, please refer to “Note 15—Stock-Based Compensation” of our audited consolidated financial statements included elsewhere in this prospectus.

(4)

Amounts reported in this column reflect the Named Executive Officer’s annual cash incentive awards earned by each Named Executive Officer pursuant to the AIP. The terms of the AIP described more fully above under “—Compensation Elements —Annual Incentive Compensation” above. The 2024 annual cash incentive awards under the AIP are not calculable as of the date of this prospectus and are expected to be determined in the first quarter of 2025.

(5)

Amounts reported in this column for Messrs. Boyle, Drazin, Pigott, Miller, and Golwas represent employer contributions to our 401(k) plan in the fiscal year ended December 31, 2024. Amounts reported in this column for Mr. Pigott represent the following: $7,000 in employer contributions to our 401(k) plan for the fiscal year ended December 31, 2024 and $23,644 for reimbursement of legal fees incurred by Mr. Pigott in connection with the Pigott transition agreement. Amounts reported in this column for Mr. Shryock represent the following: $226,842 for relocation benefits in connection with his transition to the Chicago area, and a related tax gross-up of $57,201 with respect to the relocation benefit.

Grants of Plan-Based Awards in 2024

The following table provides information with respect to grants of plan-based awards to our Named Executive Officers during the 2024 fiscal year.

Name	Grant Date(1)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
James M. Boyle			0	1,250,000	1,875,000
	2/13/2024	(3)				223,611	2,555,556		3,833,333					1,201,111
Michael B. Drazin			0	688,500	1,012,500
	2/13/2024	(3)				537,037	2,148,148		3,222,222					1,009,630
James M. Pigott			0	1,100,000	1,650,000
	2/13/2024	(3)				223,611	2,555,556		3,833,333					1,201,111
Christopher P. Shryock			0	248,625	365,625
	7/1/2024	(3)				138,889	555,556		833,333					261,111
	9/27/2024									6,976,744	(4)			3,976,744
Stephen L. Miller			0	615,400	905,000
	2/13/2024	(3)				500,000	2,000,000		3,000,000					940,000
	3/29/2024									3,703,704	(5)			1,740,741
	3/29/2024						617,284	(6)						0
	3/29/2024						617,284	(7)						0
	3/29/2024						617,284	(8)						0
Douglas P. Golwas			0	743,750	1,093,750
	2/13/2024	(3)				305,556	2,037,037		3,055,556					957,407

(1)	For purposes of this column, the grant date for the awards is the grant date or, if earlier, the service inception date determined under ASC Topic 718.
(2)

The amounts reported in this column reflect the cash incentive award opportunity range under our AIP, the terms of which are summarized under “—Compensation Elements—Annual Incentive Compensation” above.

(3)

MIP Awards are initially expressed as “dollars at work,” which are delivered in Time-Vested Units in the following fiscal year depending on Company and individual performance relative to the 2024 MIP performance goals, as summarized under “—Compensation Elements—Long-Term Equity Incentive Compensation—2024 Management Incentive Plan” and in footnote 3 to the Summary Compensation Table. The number of Time-Vested Units reflected in the table above reflect the threshold, target and maximum “dollars at work” awarded to the Named Executive Officer as of the service inception date, divided by the threshold value (equal to the value of a Class A Unit) on such date.

(4)

Reflect Time-Vested Units granted to Mr. Shryock in connection with the commencement of employment, that vest over 5 years, with 20% vesting on the 12-month anniversary of the vesting commencement date and an additional 20% vesting every year thereafter. The grant date fair value of these awards is calculated in accordance with ASC Topic 718. See footnote 3 to the Summary Compensation Table.

(5)

Reflects Time-Vested Units granted to Mr. Miller as part of his Key Talent Award, that vest over 5 years, with 20% vesting on the 12-month anniversary of the vesting commencement date and an additional 20% vesting every year thereafter. The grant date fair value of these awards is calculated in accordance with ASC Topic 718. See footnote 3 to the Summary Compensation Table.

(6)

Reflects Performance-Vested Units granted to Mr. Miller as part of his Key Talent Award, that vest based on achievement of performance metrics tied to multiples of our Sponsors’ invested capital in Holdings (2.25x MOIC). The grant date fair value of the Performance-Vested Units is calculated in accordance with ASC Topic 718 and based on the probable outcome of the performance conditions on the date of grant. See footnote 3 to the Summary Compensation Table.

(7)

Reflects Performance-Vested Units granted to Mr. Miller as part of his Key Talent Award, that vest based on achievement of performance metrics tied to multiples of our Sponsors’ invested capital in Holdings (2.50x MOIC). The grant date fair value of the Performance-Vested Units is calculated in accordance with ASC Topic 718 and based on the probable outcome of the performance conditions on the date of grant. See footnote 3 to the Summary Compensation Table.

(8)

Reflects Performance-Vested Units granted to Mr. Miller as part of his Key Talent Award, that vest based on achievement of performance metrics tied to multiples of our Sponsors’ invested capital in Holdings (2.75x MOIC). The grant date fair value of the Performance-Vested Units is calculated in accordance with ASC Topic 718 and based on the probable outcome of the performance conditions on the date of grant. See footnote 3 to the Summary Compensation Table.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Agreements with Named Executive Officers

The following descriptions of the employment agreements and other agreements with certain Named Executive Officers are qualified in their entirety by the full terms and conditions thereof. Each employment and other agreement, including any amendments, is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

Employment Agreement with Mr. Boyle

We entered into an employment agreement with James M. Boyle, effective as of October 1, 2023, which we refer to as the “Boyle employment agreement.” The Boyle employment agreement provides that Mr. Boyle will serve as our Chief Executive Officer. The Boyle employment agreement provides at-will employment and can be terminated by Mr. Boyle or us at any time. The Boyle employment agreement also provides for (i) an initial salary of $1,250,000, subject to periodic review for increase, (ii) eligibility to receive an annual bonus, with a target bonus equal to 100% of base salary, and (iii) for each service year during the employment term, eligibility to receive annual grant of Class B Units of the Aggregator with target value of approximately $3,450,000. Mr. Boyle is also entitled to participate in our employee benefit arrangements and to receive reimbursement for business expense in accordance with our business expense policy.

Mr. Boyle has waived the severance payments and benefits set forth in the Boyle employment agreement and will instead be entitled to the severance payments and benefits set forth in the Executive Severance Plan described below.

Upon a termination of Mr. Boyle’s employment due to his death or as a result of his disability, Mr. Boyle will be entitled to any prior year bonus.

The Boyle employment agreement contains restrictive covenants, including confidentiality of information, assignment of intellectual property, non-competition, employee no-hire, employee non-solicitation, client and customer non-solicitation, and mutual non-disparagement covenants. The confidentiality covenant and the mutual non-disparagement provision have indefinite terms. The non-competition and non-solicitation covenants are effective both during Mr. Boyle’s employment with us and until the 18-month anniversary of termination of employment for any reason.

Employment Agreement and Transition and Separation Agreement with Mr. Pigott

Effective October 1, 2023, we entered into an employment agreement with James M. Pigott, which we refer to as the “Pigott employment agreement,” relating to Mr. Pigott’s employment as our President and Chief Operating Officer. The terms of the Pigott employment agreement are the same as the terms of the Boyle employment agreement, except that Mr. Pigott received an initial salary of $1,100,000. On October 14, 2024, we entered into a transition and separation agreement with Mr. Pigott, which we refer to as the “Pigott transition agreement,” relating to Mr. Pigott’s departure from Medline. The Pigott transition agreement provides that Mr. Pigott’s last day of employment with us will be December 31, 2025 or an earlier date determined by Medline. Through the termination date, Mr. Pigott will continue to perform his current duties and responsibilities as President of Medline. He will also continue to receive his base salary, be eligible to earn a bonus, participate in Medline health and welfare benefits, and vest in his outstanding Class B Units pursuant to the applicable award agreements.

Pursuant to the terms of the Pigott transition agreement, upon the earlier of December 31, 2025 or Mr. Pigott’s termination by Medline without “cause” (as defined in the Pigott employment agreement), he will be entitled to receive the following severance payments and benefits, in addition to certain accrued obligations:

•

An amount equal to $4,125,000, representing 1.5 times the sum of Mr. Pigott’s base salary and estimated target annual bonus for 2025, payable in monthly installments in accordance with our standard payroll practices over a period of 18 months;

•	Any earned but unpaid prior year annual bonus;

•

Any earned annual bonus for the calendar year in which the termination occurs without pro-rating if the termination occurs prior to December 31, 2025, payable at the same time we generally pay annual bonuses to active employees and using the same performance conditions we generally use to calculate annual bonuses for active employees;

•

Continued coverage and participation under our medical and dental benefit plans, at active employee rates, for 18 months following termination of employment or, if earlier, until the date on which Mr. Pigott becomes eligible for medical and dental benefits from a subsequent employer; and

•

Accelerated vesting on the termination date with respect to the following Class B Units held by Mr. Pigott: (i) 10% of the Time-Vested Units granted on October 21, 2021 (i.e., 3,483,349.9 Time-Vested Units), (ii) 15% of the Time-Vested Units granted on April 1, 2023 (i.e., 720,000 Time-Vested Units), (iii) 5% of the Time-Vested Units granted on October 1, 2023 (i.e., 346,153.85 Time-Vested Units), and (iv) 15% of the Time-Vested Units granted on March 29, 2024 (i.e., 533,333.4 Time-Vested Units).

If we terminate Mr. Pigott’s employment without cause prior to December 31, 2025, Mr. Pigott will also receive a lump sum payment equal to his base salary for the period from the termination date through December 31, 2025. In addition, if Mr. Pigott’s employment is terminated by us without cause prior to December 31, 2025, the actual number of Time-Vested Units that become vested upon such termination will be determined as set forth below under the heading “Potential Payments Upon Termination or Change in Control—Accelerated Vesting of Equity Awards,” except that an additional 5% of the Time-Vested Units granted to Mr. Pigott on October 21, 2021 will become vested.

Our obligation to provide the severance benefits described above are contingent upon Mr. Pigott’s execution and non-revocation of a release of claims in favor of us and our affiliates and continued compliance with restrictive covenants.

The Pigott transition agreement reaffirms Mr. Pigott’s obligation to comply with the restrictive covenants set forth in his employment agreement, including confidentiality of information, assignment of intellectual property, non-competition, employee no-hire, employee non-solicitation, client and customer non-solicitation, and mutual non-disparagement covenants. The confidentiality covenant and the mutual non-disparagement provision have indefinite terms. The non-competition and non-solicitation covenants are effective both during Mr. Pigott’s employment with us and until the 18-month anniversary of his termination.

Executive Severance Plan

In May 2025, we adopted the Medline Industries L.P. Executive Severance Plan (the “Severance Plan”). The purpose of the Severance Plan is to provide severance benefits to certain eligible employees of Medline and its affiliates who experience a termination of employment under the conditions described in the Severance Plan. Each of our Named Executive Officers other than Mr. Pigott participates in the Severance Plan. Participants in the Severance Plan are not entitled to severance benefits under any other agreement, plan, program, or policy of Medline, including for Mr. Boyle, the severance payments and benefits set forth in his employment agreement.

Under the Severance Plan, participants will be eligible to receive severance payments and benefits in connection with a termination without Cause or resignation for Good Reason, each as defined in the Severance Plan (a “Qualifying Separation”).

In connection with a Qualifying Separation prior to a Change in Control (as defined in the Severance Plan), the severance payments and benefits consist of the following:

•

For Mr. Boyle: (i) a lump sum cash payment equal to two (2) times the sum of his then-current base salary plus target annual bonus; (ii) any earned but unpaid prior year bonus, paid when bonuses are paid to executives (a “Prior Year Bonus”); (iii) a pro-rata annual bonus for the year in which the Qualifying Separation occurs, based on actual achievement of applicable performance goals and pro-rated for the period of service during the year in which the Qualifying Separation occurs, paid in a lump sum (a “Pro-Rata Bonus”); (iv) a lump sum cash payment equal to the product of 21 times the monthly employer contribution towards the cost of participation in the Company’s employer-subsidized health plans in which he participates in as of the date of the Qualifying Separation; and (v) outplacement services for up to 12 months (the “Outplacement Benefit”).

•

For each of Messrs. Drazin, Shryock, Miller, and Golwas: (i) a lump sum cash payment equal to one and one-half (1.5) times the sum of his then-current base salary plus target annual bonus; (ii) the Prior Year Bonus; (iii) the Pro-Rata Bonus; (iv) a lump sum cash payment equal to the product of 18 times the monthly employer contribution towards the cost of participation in the Company’s employer-subsidized health plans in which he participates in as of the date of the Qualifying Separation; and (v) the Outplacement Benefit.

In connection with a Qualifying Separation occurring upon or within 24 months (for Mr. Boyle) or 18 months (for Messrs. Drazin, Shryock, Miller, and Golwas) following a Change in Control, the severance benefits and payments consist of the following:

•

For Mr. Boyle: (i) a lump sum cash payment equal to three (3) times the sum of his then-current base salary plus target annual bonus; (ii) the Prior Year Bonus; (iii) the Pro-Rata Bonus; (iv) a lump sum cash payment equal to the product of 24 times the monthly employer contribution towards the cost of participation in the Company’s employer-subsidized health plans in which he participates in as of the date of the Qualifying Separation (the “CIC COBRA Benefit”); and (v) the Outplacement Benefit.

•

For each of Messrs. Drazin, Shryock, Miller, and Golwas: (i) a lump sum cash payment equal to two (2) times the sum of his then-current base salary plus target annual bonus; (ii) the Prior Year Bonus; (iii) the Pro-Rata Bonus; (iv) the CIC COBRA Benefit; and (v) the Outplacement Benefit.

As a condition to receiving severance benefits under the Severance Plan (other than any accrued obligations), the participant must execute, deliver and not revoke a separation agreement and release of claims in favor of Medline and continue to comply with any applicable restrictive covenant obligations. Payments under the Severance Plan (other than any accrued obligations) are subject to recoupment in accordance with any clawback policy in effect from time to time (including pursuant to the Incentive Compensation Clawback Policy or otherwise) if a participant breaches any restrictive covenant obligations or otherwise fails to comply with the terms of the Severance Plan.

If any payments or benefits under the Severance Plan would be considered “parachute payments” under Section 280G of the Code, and would be subject to the excise tax imposed by Section 4999 of the Code, then such payments will either be (i) reduced so that no portion of the payments are subject to the excise tax or (ii) delivered in full, whichever of the foregoing results in the participant receiving a greater amount on a net after-tax basis, taking into account all federal, state and local taxes and the excise tax imposed by Section 4999 of the Code.

The Severance Plan may be amended, terminated, or discontinued in whole or in part, at any time and from time to time, except that no amendment, termination, or discontinuance (i) may be made without the consent of a participant who has undergone a Qualifying Separation prior thereto, (ii) that has the effect of reducing or diminishing potential benefits available under the Severance Plan that is not consented to by the affecting participant will be effective with respect to such affected participant until the six-month anniversary of the amendment, discontinuance or termination, and (iii) may be made prior to the latest change in control protection period without the consent of adversely affected participants.

Equity Awards

In 2021, in connection with our acquisition by our Sponsors, we adopted the Mozart Management Aggregator LLC Equity Incentive Plan, which we refer to as the MIP, pursuant to which we grant the Named Executive Officers and other employees awards of Class B Units of the Aggregator. In 2024, the Class B Units granted to our Named Executive Officers consisted of Time-Vested Units and, for Mr. Miller, Performance-Based Units. For each Class B Unit of the Aggregator issued, Medline Holdings issues a Class B Unit in Medline Holdings to Mozart Management Aggregator LLC on a one-for-one basis. The Time-Vested Units vest 20% per year on each of the first five anniversaries of the vesting commencement date, subject to the Named Executive Officer’s continued employment with us through each applicable vesting date.

The Performance-Vested Units granted to Mr. Miller vest based on achievement of performance metrics tied to MOIC. One-third of the Performance-Vested Units vest on achievement of each of a 2.25x, 2.50x and 2.75x MOIC, in each case while Mr. Miller is employed. Each tranche of Performance-Vested Units will vest at such time that the board of directors determines that our Sponsors, collectively, have received cash proceeds in respect of their aggregate investment in Class A Units in Medline Holdings in excess of the specified MOIC threshold. For purposes of calculating MOIC, cash payments that our Sponsors actually receive under a tax receivable agreement will constitute “cash proceeds” in respect of our Sponsors’ investment in Class A Units in Medline Holdings. In addition, following an initial public offering and the expiration of any underwriters’ lockup period, but prior to October 21, 2027, the value of Class A Units of Medline Holdings (or equity securities our Sponsors receive in respect of Class A Units of Medline Holdings in connection with an initial public offering) will be deemed to constitute “cash proceeds” for calculating MOIC. The value of such securities will be determined from time to time by using the trailing 30-day volume weighted average closing price of Class A Units of Medline Holdings (and/or equity securities held by our Sponsors that were received in respect of Class A Units of Holdings in connection with this offering).

Call Rights

Pursuant to each award agreement, the Aggregator has the right to repurchase vested Class B Units held by each Named Executive Officer in connection with any termination of employment (or, for Messrs. Boyle and Pigott, in connection with certain termination events) or breach of restrictive covenants applicable to the Named Executive Officer (the “Call Right”). For Messrs. Boyle and Pigott, the Call Right applies only in connection with a termination by us for cause, due to the executive’s death or disability, or the executive’s resignation without good reason. The repurchase price for repurchased Class B Units is equal to fair market value, except if the Call Right is exercised in connection with a termination for cause (or resignation when grounds for cause exist) or restrictive covenant violation, in which case the repurchase price is the lesser of fair market value and cost. In addition, if a Named Executive Officer engages in a competitive business following termination, the Call Right can be exercised for 12 months following the Named Executive Officer’s engagement in a competitive business at a repurchase price equal to fair market value for each repurchased Class B Unit. The aggregate repurchase value is converted into a number of Class A Units of the Aggregator, which are then repurchased.

Put Rights

In addition, the award agreements permit each Named Executive Officer to sell (the “Put Right”) up to 20% of the Named Executive Officer’s vested Class B Units on each interim liquidity date. The first interim liquidity date occurs on October 21, 2026, and subsequent interim liquidity dates occur every three years thereafter. The Named Executive Officer must be employed on the interim liquidity date to be eligible to exercise the Put Right, except the Named Executive Officer can exercise the Put Right upon an interim liquidity date that occurs within 12 months of a termination other than for cause (or resignation when grounds for cause exist). The Put Right lapses on an initial public offering.

Acceleration; Forfeiture

Except for accelerated vesting that may occur in connection with certain termination events for Messrs. Boyle and Pigott, all unvested Class B Units are forfeited upon a termination of employment. Upon the occurrence of a sale transaction (defined as described below), certain Time-Vested Units held by certain of our Named Executive Officer will become fully vested. For a description of the terms of potential acceleration of Class B Units for certain of our Named Executive Officers, see “—Potential Payments Upon Termination or Change in Control” below.

Outstanding Equity Awards at Fiscal Year End

The following table includes certain information with respect to outstanding equity awards held by our Named Executive Officers as of December 31, 2024.

	Option Awards							Stock Awards
Name	Service Inception Date	Grant Date		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James M. Boyle	10/21/2021	10/21/2021						13,933,400	(1)	11,704,056
	4/1/2022	4/1/2023						3,840,000	(1)	2,918,400
	10/1/2023	10/1/2023						12,923,077	(1)	8,658,461
	10/1/2023	10/1/2023									5,384,615	(3)	0
	10/1/2023	10/1/2023									5,384,615	(4)	0
	10/1/2023	10/1/2023									5,384,615	(5)	0
	3/29/2023	3/29/2024						3,555,556	(1)	1,742,222
	2/13/2024	3/28/2025	(2)					2,581,441	(2)	0

	Option Awards							Stock Awards
Name	Service Inception Date	Grant Date		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael B. Drazin	10/21/2021	10/21/2021						12,540,060	(1)	10,533,650
	4/1/2022	4/1/2023						3,088,429	(1)	2,347,206
	3/29/2023	3/29/2024						3,207,666	(1)	1,571,756
	2/13/2024	3/28/2025	(2)					2,208,122	(2)	0
James M. Pigott	10/21/2021	10/21/2021						13,933,400	(1)	11,704,056
	4/1/2022	4/1/2023						3,840,000	(1)	2,918,400
	10/1/2023	10/1/2023						5,538,462	(1)	3,710,769
	10/1/2023	10/1/2023									2,307,692	(3)	0
	10/1/2023	10/1/2023									2,307,692	(4)	0
	10/1/2023	10/1/2023									2,307,692	(5)	0
	3/29/2023	3/29/2024						3,555,556	(1)	1,742,222
	2/13/2024	3/28/2025	(2)					2,581,441	(2)	0
Christopher P. Shryock	7/1/2024	3/28/2025	(2)					571,066	(2)	0
	9/27/2024	9/27/2024						6,976,744	(6)	837,209
Stephen L. Miller	7/1/2022	7/1/2022						6,000,000	(1)	4,980,000
	4/1/2022	4/1/2023						1,200,000	(1)	912,000
	3/29/2023	3/29/2024						3,000,000	(1)	1,470,000
	3/29/2024	3/29/2024						3,703,704	(1)	1,814,815
	3/29/2024	3/29/2024									617,284	(3)	0
	3/29/2024	3/29/2024									617,284	(4)	0
	3/29/2024	3/29/2024									617,284	(5)	0
	2/13/2024	4/1/2025						2,055,838	(2)	0
Douglas P. Golwas	10/21/2023	10/21/2021						8,708,375	(1)	7,315,035
	4/1/2022	4/1/2023						2,400,000	(1)	1,824,000
	3/29/2023	3/29/2024						2,222,222	(1)	1,088,889
	2/13/2024	3/28/2025	(2)					2,093,909	(2)	0

(1)

Reflects Time-Vested Units that vest over 5 years, with 20% vesting on the 12-month anniversary of the vesting commencement date, which is the same as the grant date, and an additional 20% vesting every year thereafter. For Messrs. Boyle and Pigott, a portion of Time-Vested Units will accelerate upon a termination by us without Cause, by the executive for Good Reason, or due to disability. If such termination occurs prior to the first anniversary of the vesting commencement date, 20% of the Time-Vested Units will become vested. If such termination occurs after the first anniversary of the vesting commencement date, the number of Time-Vested Units that will become vested will be calculated by multiplying (x) 20% of the Time-Vested Units by (y) a fraction, the numerator of which is the number of full and partial three-calendar month periods elapsed from the immediately preceding vesting commencement date and the denominator of which is 4. Awards with a service inception date that precede the grant date represent Management Incentive Plan Awards, which awards are initially expressed as “dollars at work” and converted into a number of Time-Vested Units in the fiscal year following the service inception date based on Company and individual performance against the performance goals specified in the Management Incentive Plan. For additional details, see “—Compensation Elements—Long-Term Equity Incentive Compensation—2024 Management Incentive Plan” and footnote 3 to the Summary Compensation Table above.

(2)

Reflects 2024 MIP Awards based on actual performance through December 31, 2024. The earned “dollars at work” for the 2024 MIP were converted into a number of Time-Based Units on March 28, 2025. Each Named Executive Officer received a grant of a number of Time-Based Units determined by dividing the “dollars at work” earned under the 2024 MIP Award by the threshold value on the grant date. The actual number of Time-Based Units granted to each Named Executive Officer is: Mr. Boyle - 2,581,441; Mr. Drazin - 2,208,122; Mr. Pigott - 2,581,441; Mr. Shryock - 571,066; Mr. Miller - 2,055,838; and Mr. Golwas - 2,093,909. The Time-Based Units granted on March 28, 2025 in respect of the 2024 MIP are intended to be “profits interests” for U.S. federal income tax purposes and therefore only have value if the equity value of our company increases above a specified threshold. No increase in equity value has occurred since the grant date and therefore the Time-Based Units granted in respect of the 2024 MIP have no value. For additional details, see “—Compensation Elements—Long-Term Equity Incentive Compensation—2024 Management Incentive Plan” and footnote 3 to the Summary Compensation Table above.

(3)

Reflects Performance-Vested Units that vest based on achievement of performance metrics tied to multiples of our Sponsors’ invested capital in Holdings (2.25x MOIC). The value of our business had not appreciated to a level that would have created value in the Performance-Vested Units as of the date of the Company’s most recent valuation prior to December 31, 2024. Therefore, we believe the market value of the Performance-Vested Units was zero on that date.

(4)

Reflects Performance-Vested Units that vest based on achievement of performance metrics tied to multiples of our Sponsors’ invested capital in Holdings (2.50x MOIC). The value of our business had not appreciated to a level that would have created value in the Performance-Vested Units as of the date of the Company’s most recent valuation prior to December 31, 2024. Therefore, we believe the market value of the Performance-Vested Units was zero on that date.

(5)

Reflects Performance-Vested Units that vest based on achievement of performance metrics tied to multiples of our Sponsors’ invested capital in Holdings (2.75x MOIC). The value of our business had not appreciated to a level that would have created value in the Performance-Vested Units as of the date of the Company’s most recent valuation prior to December 31, 2024. Therefore, we believe the market value of the Performance-Vested Units was zero on that date.

(6)	Reflects Time-Vested Units that vest over 5 years, with 20% vesting on the 12-month anniversary of the vesting commencement date and an additional 20% vesting every year thereafter.

Option Exercises and Stock Vested During the Fiscal Year 2024

The following table provides information regarding the amounts received by our Named Executive Officers upon exercise of options or similar instruments or the vesting of stock or similar instruments during the fiscal year ended December 31, 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
James M. Boyle			11,157,469	8,525,443
Michael B. Drazin			7,042,137	5,676,042
James M. Pigott			9,311,315	7,288,520
Christopher P. Shryock			0	0
Stephen L. Miller			2,300,000	1,579,000
Douglas P. Golwas			4,954,187	3,975,517

(1)	Reflects Time-Vested Units that vested during fiscal 2024.
(2)

Amounts reported are based upon the appreciation in the value of our business from and after the date of grant through the applicable vesting date based on the most recent valuation prior to the applicable vesting date.

Potential Payments Upon Termination or Change in Control

Severance Benefits Upon Termination

Each of our Named Executive Officers other than Mr. Pigott is entitled to severance payments and benefits as set forth in the Severance Plan. The severance payments and benefits payable to Mr. Pigott in connection with his forthcoming departure are set forth in his transition agreement. These severance payments and benefits are summarized above under the headings “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Agreements with Named Executive Officers—Employment Agreement and Transition and Separation Agreement with Mr. Pigott” and “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Executive Severance Plan.”

Accelerated Vesting of Equity Awards

In connection with Mr. Boyle’s termination by us without “cause,” by him for “good reason” or due to disability after October 1, 2023 (a “Qualifying Termination”), provided that Mr. Boyle executes and does not revoke a release of claims, a pro-rata portion of each award of Time-Vested Units granted to him that would vest on the next anniversary of the applicable vesting commencement date occurring after the Qualifying Termination will become vested upon such Qualifying Termination, with the number of Time-Vested Units that vest calculated by multiplying (x) 20% of the Time-Vested Units by (y) a fraction, the numerator of which is the number of full and partial three-calendar month periods elapsed from the immediately preceding anniversary of the applicable vesting commencement date through to the date of the Qualifying Termination, and the denominator of which is 4.

In accordance with the Pigott transition agreement, in connection with Mr. Pigott’s termination by us without cause, provided Mr. Pigott executes and does not revoke a release of claims, a pro-rata portion of each award of Time-Vested Units granted to him that would vest on the next anniversary of the applicable vesting commencement date occurring after the termination date will become vested upon such termination, with the number of Time-Vested Units that vest calculated by multiplying (x) 20% of the Time-Vested Units by (y) a fraction, the numerator of which is the number of full and partial three-calendar month periods elapsed from the immediately preceding anniversary of the applicable vesting commencement date through to the date of termination, and the denominator of which is 4. For the Time-Vested Units granted to Mr. Pigott in October 2021, in addition to the pro-rata portion of the Time-Based Units that vest, another 5% of the Time-Based Units will become vested upon termination.

Upon any other termination with respect to Messrs. Boyle and Pigott, all unvested Time-Vested Units and unvested Performance-Vested Units will, in each case, terminate and be forfeited immediately for no consideration. Upon any termination with respect to Messrs. Drazin, Shryock, Miller, and Golwas, all unvested Time-Vested Units (and, for Mr. Miller, all unvested Performance-Vested Units) will terminate and be forfeited immediately for no consideration.

In the event of a sale transaction (defined as described below), certain outstanding Time-Vested Unit awards held by certain of our Named Executive Officers will become fully vested. Specifically, all Class B Units granted to Messrs. Boyle, Drazin, Pigott, and Golwas in October 2021 will become fully vested upon a sale transaction occurring while the Named Executive Officer is employed. In addition, the Time-Vested Units granted to Messrs. Boyle and Pigott in October 2023 and the Time-Vested Units granted to Mr. Miller in connection with his Key Talent Award will become fully vested upon a sale transaction occurring while the Named Executive Officer is employed. For purposes of accelerated vesting of certain Time-Vested Units, a sale transaction generally means the occurrence of (i) the sale or disposition of all or substantially all of the assets of Medline Holdings, other than to certain investors and their affiliates, or (ii) any person or group, other than certain investors and their affiliates, being or becoming the beneficial owner, directly or indirectly, of more than 50% of the total voting power of Medline Holdings, whether by merger, consolidation, or otherwise, and certain investors or their affiliates no longer control the general partner of Medline Holdings. This offering does not constitute a sale transaction.

Assuming a termination of employment effective as of December 31, 2024 (i) by us without cause, (ii) by the executive for good reason or (iii) due to the executive’s death or disability, each of the specified Named Executive Officers would have received the severance payments and benefits set forth in the table below. In addition, assuming the occurrence of a sale transaction effective on December 31, 2024, each of the specified Named Executive Officers would have realized the value in respect of accelerated vesting of certain Time-Vested Units set forth in the table below.

Name	Payment Type	Termination Without Cause or for Good Reason –Non-CIC ($)		Termination Without Cause or for Good Reason – CIC ($)		Termination Due to Death or Disability ($)		Sale Transaction ($)
James M. Boyle	Cash severance	5,000,000	(1)	7,500,000	(8)
	Prior Year Bonus	1,250,000	(2)	1,250,000	(2)	1,250,000	(2)
	Health benefits	39,549	(3)	45,199	(9)	0
	Outplacement benefits	60,000	(4)	60,000	(4)
	Class B Unit Vesting	2,899,805	(5)	2,899,805	(5)	2,899,805	(5)	20,362,517	(6)
	Total	9,249,354		11,755,004		4,149,805		20,362,517
Michael B. Drazin	Cash severance	2,247,750	(1)	2,997,000
	Prior Year Bonus	688,500	(2)	688,500	(2)
	Health benefits	33,899	(3)	45,199	(9)
	Outplacement benefits	60,000	(4)	60,000	(4)
	Class B Unit Vesting							10,533,650	(6)
	Total	3,030,149		3,790,699				10,533,650
James M. Pigott	Cash severance(1)	5,225,000	(7)
	Prior Year Bonus	1,100,000	(2)
	Health benefits	45,199	(3)
	Class B Unit Vesting	2,590,575	(5)					15,414,825	(6)
	Total	8,960,774						15,414,825
Christopher P. Shryock	Cash severance	1,720,875	(1)	2,294,500	(8)			0
	Prior Year Bonus	497,250	(2)	497,250	(2)
	Health benefits	33,899	(3)	45,199	(9)
	Outplacement benefits	60,000	(4)	60,000	(4)
	Class B Unit Vesting	—		—
	Total	2,312,024		2,896,949				0
Stephen L. Miller	Cash severance	2,009,100	(1)	2,678,800	(8)
	Prior Year Bonus	615,400	(2)	615,400	(2)
	Health benefits	33,899	(3)	45,199	(9)
	Outplacement benefits	60,000	(4)	60,000	(4)
	Class B Unit Vesting							0	(6)
	Total	2,718,399		3,399,399				0
Douglas P. Golwas	Cash severance	2,165,625	(1)	2,887,500	(8)
	Prior Year Bonus	743,750	(2)	743,750	(2)
	Health benefits	33,899	(3)	45,199	(9)
	Outplacement benefits	60,000	(4)	60,000	(4)
	Class B Unit Vesting							7,315,035	(6)
	Total	3,003,274		3,736,199				7,315,035

(1)

Amount reported for Mr. Boyle reflects a cash severance payment consisting of two times the sum of his annual base salary ($1,250,000) and target bonus for 2024 ($1,250,000), paid in a lump sum. The amounts reported for Messrs. Drazin, Shryock, Miller and Golwas reflect a cash severance payment consisting of one and one-half times each individual’s base salary ($810,000, $650,000, $724,000, and $700,000, respectively) and target bonus for 2024 ($688,500, $497,250, $615,400, and $743,750, respectively), paid in a lump sum.

(2)	Amounts reported reflect each Named Executive Officer’s annual bonus earned for 2024, pro-rated for the period of service during 2024.
(3)

Reflects the cost of providing the Named Executive Officer with continued medical, dental and vision insurance under COBRA for a period of 21 months (for Mr. Boyle) and 18 months (for Messrs. Drazin, Shryock, Miller and Golwas) based on monthly COBRA rates in effect as of December 31, 2024.

(4)	Reflects the cost of outplacement services for a period of 12 months.
(5)

For Mr. Boyle, the amounts reported reflect partial accelerated vesting of the Time-Vested Units in the event of termination by us without cause, by Mr. Boyle for good reason, and due to disability. For Mr. Pigott, the amount reported reflects partial accelerated vesting of the Time-Vested Units in accordance with the Pigott transition agreement. The amounts reported for the Time-Vested Units are based upon the appreciation in the value of our business from and after the date of grant through the date of our most recent valuation prior to December 31, 2024.

(6)

Amounts reported reflect the value of accelerated vesting of Time-Vested Units in the event of a sale transaction. The amounts reported for the Time-Vested Units are based upon the appreciation in the value of our business from and after the date of grant through the date of our most recent valuation prior to December 31, 2024. For Mr. Boyle, the value of accelerated vesting consists of $11,704,056 for Time-Vested Units granted in October 2021 and $8,658,461 for Time-Vested Units granted in October 2023. For Mr. Pigott, the value of accelerated vesting consists of $11,704,056 for Time-Vested Units granted in October 2021 and $3,710,769 for Time-Vested Units granted in October 2023. For Messrs. Drazin and Golwas, the value of accelerated vesting relates to Time-Vested Units granted in October 2021.

(7)

Amount reported reflects the cash severance payment due to Mr. Pigott pursuant to the Pigott transition agreement, consisting of one and one-half times the sum of his base salary ($1,100,000) and estimated target bonus for 2025 ($1,650,000), which is paid over 18 months, plus an additional $1,100,000 for base salary through December 31, 2025, which is paid in a lump sum.

(8)

Amount reported for Mr. Boyle reflects a cash severance payment consisting of three times the sum of his annual base salary ($1,250,000) and target bonus for 2024 ($1,250,000), paid in a lump sum. The amounts reported for Messrs. Drazin, Shryock, Miller and Golwas reflect a cash severance payment consisting of two times each individual’s base salary ($810,000, $650,000, $724,000, and $700,000, respectively) and target bonus for 2024 ($688,500, $497,250, $615,400, and $743,750, respectively), paid in a lump sum.

(9)

Amounts reported reflect the cost of providing each Named Executive Officer with continued medical, dental and vision insurance under COBRA for a period of 24 months based on monthly COBRA rates in effect as of December 31, 2024.

Director Compensation

Directors who are employed by us and directors who are affiliated with our Sponsors are not compensated by us for their services as directors. Independent non-employee directors who are not affiliated with our Sponsors or with members of the Mills and Abrams families, which currently only include Messrs. Galanti and Sweet, are currently entitled to compensation consisting of:

•	Annual cash retainer of $125,000 per year;

•	Committee chair cash retainers of $25,000 (Audit) and $20,000 (Compensation, Nominating and Governance, and Risk);

•	Initial equity award of RSUs with a grant date fair value of $300,000, that cliff vest on the 30 month anniversary of grant; and

•	Annual equity award of RSUs with a grant date fair value of $200,000, vesting on the first anniversary of grant.

The form and amount of compensation for our non-employee directors was established based on recommendations from management’s compensation consultant, Korn Ferry, based on benchmarking against the peer group used for 2025 Named Executive Officer compensation. We anticipate that we will review our director compensation program in connection with this offering and make such changes as we determine are necessary or appropriate for our status as a public company.

During 2024, James Abrams (our former Chief Operating Officer), Charles Mills (our former Chief Executive Officer), and Andrew Mills (our former President) served as members of our board of directors. In connection with their service, each of Messrs. Abrams, Mills, and Mills received a quarterly cash retainer of $50,000. The board of directors believed the annual retainers for Messrs. Abrams, Mills, and Mills was appropriate in light of their familiarity with our business from their tenures as senior executives. They received no other compensation or benefits for their service, nor will they receive compensation for services following the completion of this offering.

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of Messrs. Abrams, Mills, Mills, and Sweet for services rendered to us as directors during the last fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
James D. Abrams	150,000	0		0	0	0	150,000
Charles N. Mills	150,000	0		0	0	0	150,000
Andrew J. Mills	150,000	0		0	0	0	150,000
Thomas W. Sweet	38,676	300,000	(1)	0	0	0	338,676

(1)

This amount represents the aggregate grant date fair value of 174,419 RSUs granted to Mr. Sweet on September 27, 2024 in connection with his commencement of service as a member of the board of directors. The grant date fair value was calculated in accordance with ASC Topic 718. As of December 31, 2024, all of Mr. Sweet’s RSU awards remained outstanding.

Compensation Arrangements to be Adopted in Connection with this Offering

Omnibus Incentive Plan

In connection with this offering, our Board of Directors expects to adopt, and we expect our stockholders to approve, the Medline Inc. 2025 Omnibus Incentive Plan, which we refer to as the Omnibus Incentive Plan, prior to the completion of the offering. The term “Board of Directors” as used in this “Omnibus Incentive Plan” section refers to the board of directors of Medline.

Purpose. The purpose of our Omnibus Incentive Plan is to provide a means through which to attract and retain key personnel and to provide a means whereby our directors, officers, employees, consultants, and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of our shares of Class A common stock, thereby strengthening their commitment to our welfare and aligning their interests with those of our stockholders.

Eligibility. Eligible participants are any (i) individual employed by Medline or any of its subsidiaries, provided that no employee covered by a collective bargaining agreement will be eligible to receive awards under our Omnibus Incentive Plan unless and to the extent such eligibility is set forth in a collective bargaining agreement or in an agreement or instrument related thereto; (ii) director or officer of Medline or any of its subsidiaries; or (iii) a consultant or advisor to Holdings or any of its subsidiaries, or any other person, in each case, who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act who, in the case of each of clauses (i) through (iii) above, has entered into an award agreement or who has received written notification from the Committee (as defined herein) or its designee that they have been selected to participate in our Omnibus Incentive Plan.

Administration. Our Omnibus Incentive Plan will be administered by the compensation committee of our Board of Directors, or such other committee of our Board of Directors to which it has properly delegated power, or if no such committee or subcommittee exists, our Board of Directors (such administering body referred to herein, for purposes of this description of the Omnibus Incentive Plan, as the “Committee”). Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or interdealer quotation system on which our securities are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it in accordance with the terms of our Omnibus Incentive Plan. The Committee is authorized to: (i) designate participants; (ii) determine the type or types of awards to be granted to a participant; (iii) determine the number of shares of our Class A common stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, awards; (iv) determine the terms and conditions of any award; (v) determine whether, to what extent, and under what circumstances awards may be settled in, or exercised for, cash, shares of our Class A common stock, or Common Units, as applicable, other securities, other awards, or other property, or canceled, forfeited, or suspended and the method or methods by which awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of our Class A common stock, other securities, other awards, or other property and other amounts payable with respect to an award will be deferred either automatically or at the election of the participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission in our Omnibus Incentive Plan and any instrument or agreement relating to, or award granted under, our Omnibus Incentive Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee may deem appropriate for the proper administration of our Omnibus Incentive Plan; (ix) adopt sub-plans; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of our Omnibus Incentive Plan. Unless otherwise expressly provided in our Omnibus Incentive Plan, all designations, determinations, interpretations, and other decisions under or with respect to our Omnibus Incentive Plan or any award or any documents evidencing awards granted pursuant to our Omnibus Incentive Plan are within the sole discretion of the Committee, may be made at any time, and are final, conclusive, and binding upon all persons or entities, including, without limitation, us, any participant, any holder or beneficiary of any award, and any of our stockholders.

Awards Subject to our Omnibus Incentive Plan. Our Omnibus Incentive Plan provides that the total number of shares of our Class A common stock or Common Units (collectively, “Interests”) that may be issued under our Omnibus Incentive Plan is equal to no more than    shares of our Class A common stock (excluding shares of Class A common stock received by, or to be received by, participants in connection with the exchange for, conversion into, redemption of, or substitution for Common Units or for such other equity or equity-based awards issued by Medline Holdings (or a predecessor or affiliate thereof) and exchangeable for, convertible into or redeemable or substitutable for, shares of Class A common stock), or the “Absolute Share Limit”; provided, however, that the Absolute Share Limit shall be increased on the first day of each fiscal year beginning with the 2026 fiscal year in an amount equal to the least of (x)      Interests, (y)     % of the total number of Interests outstanding on the last day of the immediately preceding fiscal year, and (z) a lower number of Interests as determined by our Board of Directors. Of this amount, the maximum number of Interests for which incentive stock options may be granted is    ; and during a single fiscal year, each non-employee director shall be granted a number of Interests subject to awards, taken together with any cash fees paid to such non-employee director during the fiscal year, equal to a total value of $1,000,000 or such lower amount as determined by our Board of Directors. Unless otherwise determined by the Committee, shares of our Class A common stock delivered by us or our affiliates upon exchange of Common Units or other equity securities of any of our subsidiaries that have been issued under our Omnibus Incentive Plan shall be issued under our Omnibus Incentive Plan. Except for “Substitute Awards” (as described below), to the extent that an award expires or is canceled, forfeited, terminated, settled in cash, or otherwise is settled without issuance to the participant of the full number of Interests to which the award related, the unissued shares will again be available for grant under our Omnibus Incentive Plan. Shares of our Class A common stock withheld in payment of the exercise price, or taxes relating to an award, and shares equal to the number of shares surrendered in payment of any exercise price, or taxes relating to an award, shall be deemed to constitute shares not issued; provided, however, that such shares shall not become available for issuance if either: (i) the applicable shares are withheld or surrendered following the termination of our Omnibus Incentive Plan or (ii) at the time the applicable shares are withheld or surrendered, it would constitute a material revision of our Omnibus Incentive Plan subject to stockholder approval under any then-applicable rules of the national securities exchange on which our Class A common stock is listed. No award may be granted under our Omnibus Incentive Plan after the tenth anniversary of the Effective Date (as defined in our Omnibus Incentive Plan), but awards granted before then may extend beyond that date. Awards may, in the sole discretion of the Committee, be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by us or with which we combine, or Substitute Awards, and such Substitute Awards will not be counted against the Absolute Share Limit, except that Substitute Awards intended to qualify as incentive stock options will count against the limit on incentive stock options described above.

Grants. All awards granted under our Omnibus Incentive Plan will vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee, including, without limitation, attainment of Performance Conditions. As used herein, “Performance Conditions” means specific levels of performance of Medline (and/or one or more members of its subsidiaries, divisions, or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing), which may be determined in accordance with GAAP or on a non-GAAP basis on the following measures: (i) net earnings, net income (before or after taxes), or consolidated net income; (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales); (vii) cash flow measures (including, but not limited to, operating cash flow, free cash flow, or cash flow return on capital), which may be, but are not required to be, measured on a per share basis; (viii) actual or adjusted earnings before or after interest, taxes, depreciation, and/or amortization (including EBIT and EBITDA); (ix) gross or net operating margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total stockholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) operating efficiency; (xiv) objective measures of customer/client satisfaction; (xv) working capital targets; (xvi) measures of economic value added or other ‘value creation’ metrics; (xvii) enterprise value; (xviii) sales; (xix) stockholder return; (xx) customer/client retention;

(xxi) competitive market metrics; (xxii) employee retention; (xxiii) objective measures of personal targets, goals, or completion of projects (including, but not limited to, succession and hiring projects, completion of specific acquisitions, dispositions, reorganizations, or other corporate transactions or capital-raising transactions, expansions of specific business operations, and meeting divisional or project budgets); (xxiv) comparisons of continuing operations to other operations; (xxv) market share; (xxvi) cost of capital, debt leverage, year-end cash position, or book value; (xxvii) strategic objectives; or (xxviii) any combination of the foregoing. Any one or more of the aforementioned performance criteria may be stated as a percentage of another performance criteria, or used on an absolute or relative basis to measure the performance of one or more of Medline or its subsidiaries as a whole or any divisions or operational and/or business units, product lines, brands, business segments, or administrative departments of Medline and/or one or more of its subsidiaries, or any combination thereof, as the Committee may deem appropriate, or any of the above performance criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.

Options. Under our Omnibus Incentive Plan, the Committee may grant non-qualified stock options and incentive stock options with terms and conditions determined by the Committee that are not inconsistent with our Omnibus Incentive Plan; provided, that all stock options granted under our Omnibus Incentive Plan are required to have a per share exercise price that is not less than 100% of the fair market value of our shares of Class A common stock in respect of such stock options on the date such stock options are granted (other than in the case of options that are Substitute Awards), and all stock options that are intended to qualify as incentive stock options must be granted pursuant to an award agreement expressly stating that the options are intended to qualify as incentive stock options, and will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Code. The maximum term for stock options granted under our Omnibus Incentive Plan will be ten years from the initial date of grant, or with respect to any stock options intended to qualify as incentive stock options, such shorter period as prescribed by Section 422 of the Code. However, if a non-qualified stock option would expire at a time when trading of our shares of Class A common stock is prohibited by our insider trading policy (or “blackout period” imposed by us), the term will automatically be extended to the 30th day following the end of such period. The purchase price for the shares of our Class A common stock as to which a stock option is exercised may be paid to us, to the extent permitted by law (i) in cash, check, cash equivalent, and/or shares of our Class A common stock valued at the fair market value at the time the option is exercised; provided, that such shares of our Class A common stock are not subject to any pledge or other security interest and have been held by the participant for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying GAAP) or (ii) by such other method as the Committee may permit in its sole discretion, including, without limitation: (a) in other property having a fair market value on the date of exercise equal to the exercise price, (b) if there is a public market for the shares of our Class A common stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which we are delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of our Class A common stock otherwise issuable upon the exercise of the option and to deliver promptly to us an amount equal to the exercise price or (c) a “net exercise” procedure effected by withholding the minimum number of shares of our Class A common stock otherwise issuable in respect of an option that is needed to pay the exercise price. Any fractional shares of our Class A common stock shall be settled in cash.

Stock Appreciation Rights. The Committee may grant stock appreciation rights (“SARs”) under our Omnibus Incentive Plan, with terms and conditions determined by the Committee that are not inconsistent with our Omnibus Incentive Plan. The Committee may also award SARs independent of any option. Generally, each SAR will entitle the participant upon exercise to an amount (in cash, shares of our Class A common stock, or a combination of cash and shares, as determined by the Committee) equal to the product of (i) the excess of (a) the fair market value on the exercise date of one share of our Class A common stock over (b) the strike price per share of our Class A common stock covered by the SAR, times (ii) the number of shares of our Class A common stock covered by the SAR, less any taxes required to be withheld. The strike price per share of our Class A common stock covered by a SAR will be determined by the Committee at the time of grant but in no event may such amount be less than 100% of the fair market value of a share of our Class A common stock on the date the SAR is granted (other than in the case of SARs granted in substitution of previously granted awards).

Restricted Stock and Restricted Stock Units. The Committee may grant restricted shares of Class A common stock or restricted stock units (“RSUs”). RSUs represent the right to receive, upon vesting and the expiration of any applicable restricted period, one share of our Class A common stock for each RSU, or, in the sole discretion of the Committee, the cash value thereof (or any combination thereof). As to restricted shares of our Class A common stock, subject to the other provisions of our Omnibus Incentive Plan, the holder will generally have the rights and privileges of a stockholder as to such restricted shares of our Class A common stock, including, without limitation, the right to vote such restricted shares of our Class A common stock.

Common Units. The Committee may issue awards in the form of Common Units or other classes of limited partnership units in Medline Holdings established pursuant to Medline Holdings’ limited partnership agreement. Common Unit awards will be valued by reference to, or otherwise determined by reference to or based on, our shares of Class A common stock. Common Unit awards may be (i) convertible, exchangeable, or redeemable for other limited partnership interests in Medline Holdings or our shares of Class A common stock or (ii) valued by reference to the book value, fair value, or performance of Medline Holdings. For purposes of calculating the number of our shares of Class A common stock in respect of Common Unit awards relative to the total number of our shares of Class A common stock available for issuance under our Omnibus Incentive Plan, the Committee will establish, in good faith, the maximum number of our shares of Class A common stock to which a participant receiving a Common Unit award may be entitled upon fulfillment of all applicable conditions set forth in the relevant award documentation, including vesting conditions, capital account allocations, value accretion factors, conversion ratios, exchange ratios, and other similar criteria. If and when any such conditions are no longer capable of being met, in whole or in part, the number of our shares of Class A common stock in respect of such Common Unit award will be reduced accordingly by the Committee, and the number of our shares Class A common stock available under our Omnibus Incentive Plan will be increased by one share for each share so reduced. The Committee will determine all other terms of Common Unit awards.

Other Equity-Based Awards and Other Cash-Based Awards. The Committee may grant other equity-based or other cash-based awards under our Omnibus Incentive Plan, with terms and conditions determined by the Committee that are not inconsistent with our Omnibus Incentive Plan.

Effect of Certain Events on Our Omnibus Incentive Plan and Awards. In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of our Class A common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase, or exchange of shares of our Class A common stock, Common Units, or other securities, issuance of warrants or other rights to acquire shares of our Class A common stock or other securities, or other similar corporate transaction or event that affects the shares of our Class A common stock (including a “Change in Control,” as defined in our Omnibus Incentive Plan); or (ii) unusual or nonrecurring events affecting us, including changes in applicable rules, rulings, regulations, or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, participants (any event in (i) or (ii), an “Adjustment Event”), the Committee will, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of (a) the Absolute Share Limit, or any other limit applicable under our Omnibus Incentive Plan with respect to the number of awards which may be granted thereunder; (b) the number of our Interests or other securities (or number and kind of other securities or other property) which may be issued in respect of awards or with respect to which awards may be granted under our Omnibus Incentive Plan or any sub-plan; and (c) the terms of any outstanding award, including, without limitation, (x) the number of Interests or other securities (or number and kind of other securities or other property) subject to outstanding awards or to which outstanding awards relate; (y) the exercise price or strike price with respect to any award; or (z) any applicable performance measures; provided, that in the case of any “equity restructuring,” (within the meaning of the FASB ASC Topic 718 (or any successor pronouncement thereto)) the Committee will make an equitable or proportionate adjustment to outstanding awards to reflect such equity restructuring. In connection with any Adjustment Event, the Committee may, in its sole discretion, provide for any one or more of the following: (i) substitution or assumption of awards, acceleration of the exercisability of, lapse of restrictions on, or termination of, awards or a period of time for participants to exercise outstanding awards prior to the occurrence of such event (and any such award not so exercised will terminate upon the occurrence of such event); and (ii) subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, cancellation of any one or more outstanding awards and payment to the holders of such awards that are vested as of such cancellation (including, without limitation, any awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event) the value of such awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of our Class A common stock received or to be received by other holders of our shares of Class A common stock in such event), including, without limitation, in the case of stock options and SARs, a cash payment equal to the excess, if any, of the fair market value of the shares of our Class A common stock subject to the option or SAR over the aggregate exercise price or strike price thereof, or, in the case of restricted stock, RSUs, or other equity-based awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such award prior to cancellation of the underlying shares in respect thereof.

Non-transferability of Awards. No award will be permitted to be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance will be void and unenforceable against us or any of our subsidiaries. However, the Committee may, in its sole discretion, permit awards (other than incentive stock options) to be transferred, including transfers to a participant’s family members, any trust established solely for the benefit of a participant or such participant’s family members, any partnership or limited liability company of which a participant, or such participant and such participant’s family members, are the sole member(s), and a beneficiary to whom donations are eligible to be treated as “charitable contributions” for tax purposes.

Amendment and Termination. Our Board of Directors may amend, alter, suspend, discontinue or terminate our Omnibus Incentive Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuance, or termination may be made without stockholder approval if (i) such approval is necessary to comply with any regulatory requirement applicable to our Omnibus Incentive Plan or for changes in GAAP to new accounting standards; (ii) it would materially increase the number of securities which may be issued under our Omnibus Incentive Plan (except for adjustments in connection with certain corporate events); or (iii) it would materially modify the requirements for participation in our Omnibus Incentive Plan; provided, further, that any such amendment, alteration, suspension, discontinuance, or termination that would materially adversely affect the rights of any participant or any holder or beneficiary of any award will not to that extent be effective without such individual’s consent.

The Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel, or terminate any award granted or the associated award agreement, prospectively or retroactively (including after a termination of employment or service); provided, that, except as otherwise permitted in our Omnibus Incentive Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would materially adversely affect the rights of any participant with respect to such award will not to that extent be effective without such individual’s consent; provided, further, that without stockholder approval, except as otherwise permitted in our Omnibus Incentive Plan, (i) no amendment or modification may reduce the exercise price of any option or the strike price of any SAR; (ii) the Committee may not cancel any outstanding option or SAR and replace it with a new option or SAR (with a lower exercise price or strike price, as the case may be) or other award or cash payment that is greater than the value of the cancelled option or SAR; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which our securities are listed or quoted.

Dividends and Dividend Equivalents. The Committee in its sole discretion may provide as part of an award dividends or dividend equivalents, on such terms and conditions as may be determined by the Committee in its sole discretion. Any dividends payable in respect of restricted stock awards that remain subject to vesting conditions shall be retained by the Company and delivered to the participant within 15 days following the date on which such restrictions on such restricted stock awards lapse and, if such restricted stock is forfeited, the participant shall have no right to such dividends. Dividends attributable to RSUs shall be distributed to the participant in cash or, in the sole discretion of the Committee, in shares of our Class A common stock having a fair market value equal to the amount of such dividends, upon the settlement of the RSUs and, if such RSUs are forfeited, the participant shall have no right to such dividends.

Clawback/Repayment. All awards are subject to reduction, cancellation, forfeiture, or recoupment to the extent necessary to comply with (i) any clawback, forfeiture, or other similar policy adopted by our Board of Directors or the Committee and as in effect from time to time and (ii) applicable law. To the extent that a participant receives any amount in excess of the amount that the participant should otherwise have received under the terms of the award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations, or other administrative error), the participant will be required to repay us any such excess amount.

Detrimental Activity. If a participant has engaged in any detrimental activity, as defined in our Omnibus Incentive Plan, as determined by the Committee, the Committee may, in its sole discretion, provide for one or more of the following: (i) cancellation of any or all of such participant’s outstanding awards or (ii) forfeiture and repayment to us on any gain realized on the vesting, exercise, or settlement of any awards previously granted to such participant.

Employee Stock Purchase Plan

Purpose. In connection with this offering, our Board of Directors expects to adopt, and we expect our stockholders to approve, the Medline Inc. 2025 Employee Stock Purchase Plan, which we refer to as the ESPP, prior to the completion of the offering. The ESPP is intended to give eligible employees an opportunity to acquire shares of our common stock and promote our best interests and enhance our long-term performance. The term “Board of Directors” as used in this “Employee Stock Purchase Plan” section refers to the Board of Directors of Medline Inc.

Under the ESPP, we may authorize offerings that qualify as being under an “employee stock purchase plan” under Section 423 of the Code. We may also authorize offerings under the ESPP that are not intended to comply with the requirements of Section 423 of the Code, which may, but are not required to, be made pursuant to any rules, procedures or sub-plans adopted by the compensation committee of our Board of Directors for such purpose.

Shares Reserved for the ESPP. The aggregate number of shares of our common stock that may be issued under the ESPP may not exceed     shares, subject to adjustment in accordance with the terms of the ESPP. Notwithstanding the foregoing, the share reserve of the ESPP shall automatically be increased on the first day of each fiscal year following the fiscal year in which the effective date of the ESPP occurred by a number of shares of our common stock equal to the least of (x)     shares of common stock and (y)   % of the total number of shares of our common stock outstanding on the last day of the immediately preceding fiscal year, and (z) a lower number of shares of common stock as determined by our Board of Directors. If a purchase right expires or is terminated, surrendered or canceled without being exercised, in whole or in part, the number of shares subject to the purchase right will again be available for issuance and will not reduce the aggregate number of shares available under the ESPP.

Administration. The ESPP will be administered by the compensation committee of our Board of Directors unless the Board of Directors elects to administer the ESPP. The compensation committee may appoint one or more agents to assist in the administration of the ESPP and may delegate certain responsibilities or powers subject to ESPP terms and applicable law. Subject to ESPP terms and applicable law, the compensation committee will have full and final authority to take any action with respect to the ESPP, including, without limitation, the authority to: (a) establish, amend and rescind rules and regulations for administration of the ESPP; (b) prescribe the form(s) of any agreements or other instruments used in connection with the ESPP; (c) determine the terms and provisions of the purchase rights granted under the ESPP; (d) determine eligibility and adjudicate all disputed claims filed under the ESPP; and (e) construe and interpret the ESPP, purchase rights, the rules and regulations, and the agreements or other written instruments, and to make all other determinations deemed necessary or advisable for the administration of the ESPP. The compensation committee may also adopt sub-plans relating to the operation and administration of the ESPP to accommodate the specific requirements of local laws and procedures for jurisdictions outside the United States, the terms of which sub-plans may take precedence over the terms of the ESPP, to the extent provided in the ESPP. To the extent inconsistent with the requirements of Section 423 of the Code, purchase rights offered under any such sub-plan will not be required by the terms of the ESPP to comply with Section 423 of the Code.

Effective Date. The ESPP will become effective on or about the date of this offering. However, no offering periods will commence under the ESPP until such time and subject to such terms and conditions as may be determined by the compensation committee of our Board of Directors. The term of the ESPP will continue until terminated by our Board of Directors or until the date on which all shares available for issuance under the ESPP have been issued.

Eligible Participants. Subject to the compensation committee’s ability to exclude certain groups of employees on a uniform and nondiscriminatory basis, including Section 16 officers, generally, all of our employees will be eligible to participate in the ESPP if they are employed by us or by a designated company (as defined below) except for (a) any employee who has been employed for less than 90 days, (b) any employee whose customary employment is less than 20 hours per week or (c) any employee whose customary employment is for not more than five months in any calendar year; provided that the compensation committee may determine prior to any purchase period start date that employees outside of the United States who are participating in a separate offering will be “eligible employees” even if they do not meet the requirements of (b) or (c) above if and to the extent required by applicable law. No employee will be eligible to participate if, immediately after the purchase right grant, the employee would own stock (including any stock the employee may purchase under outstanding purchase rights) representing 5% or more of the total combined voting power or value of our common stock. A “designated company” is any subsidiary or affiliate of Medline Inc., whether now existing or existing in the future, that has been designated by the compensation committee from time to time in its sole discretion as eligible to participate in the ESPP. The compensation committee may designate subsidiaries or affiliates of Medline Inc. as designated companies in an offering that does not satisfy the requirements of Section 423 of the Code. For offerings that, when taken together with the ESPP, comply with Section 423 of the Code and the regulations thereunder, only Medline Inc. and its subsidiaries may be designated companies; provided, however, that at any given time, a subsidiary that is a designated company under a Section 423 Code-compliant offering will not be a designated company under an offering that does not comply with Section 423 of the Code.

Contributions. A participant may acquire common stock under the ESPP by authorizing the use of contributions to purchase shares of common stock. Contributions must be at a rate of not less than 1% nor more than 15% (in whole percentages only) of the participant’s total compensation (with certain exclusions as set forth in the ESPP or as otherwise determined by the compensation committee). All contributions made by a participant will be credited (without interest) to his or her account. A participant may discontinue plan participation as provided in the ESPP, but a participant may not alter the amount of his or her contributions during an offering period. However, a participant’s contribution election may be decreased to 0% at any time during an offering period to the extent necessary to comply with Section 423 of the Code or the terms of the ESPP. A participant may not make separate cash payments into his or her account except in limited circumstances when the participant is on leave of absence or unless otherwise required by applicable law. A participant may withdraw contributions credited to his or her account during an offering period at any time before the applicable purchase period end date.

Offering Periods and Purchase Price. The ESPP generally provides for two six-month offering periods, with one purchase period in each offering period. The compensation committee has the authority to change the duration of a purchase period; provided that the change is announced a reasonable period of time prior to its effective date and the purchase period is not greater than 27 months.

On the first day of an offering period, a participant will be granted a purchase right to purchase on the purchase period end date, at the applicable purchase price, the number of shares of common stock as is determined by dividing the amount of the participant’s contributions accumulated as of the last day of the purchase period by the applicable purchase price; provided that (a) no participant may purchase shares of common stock with a fair market value (as of the date of purchase right grant) in excess of $25,000 (or local equivalent) per calendar year in the case of offerings intended to comply with Section 423 of the Code; and (b) in no event will the aggregate number of shares subject to purchase rights during a purchase period exceed the number of shares then available under the ESPP or the maximum number of shares available for any single purchase period (as determined by the compensation committee from time to time).

The purchase price will be 85% (or such greater percentage as may be determined by the compensation committee prior to the start of any purchase period) of the lesser of (i) the fair market value per share of our common stock as determined on the applicable grant date of the purchase right or (ii) the fair market value per share of our common stock as determined on the applicable purchase period end date (provided that, in no event may the purchase price be less than the par value per share of our common stock). The compensation committee may determine prior to a purchase period to calculate the purchase price for such period solely by reference to the fair market value of a share on the applicable purchase period end date or applicable grant date of the purchase right, or based on the greater (rather than the lesser) of such values.

A participant’s purchase right to purchase shares of common stock during a purchase period will be exercised automatically on the purchase period end date for that purchase period unless the participant withdraws at least thirty days prior to the end of the purchase period or his or her participation is terminated. On the purchase period end date, a participant’s purchase right will be exercised to purchase that number of shares which the accumulated contributions in his or her account at that time will purchase at the applicable purchase price, but not in excess of the number of shares subject to the purchase right or other ESPP terms. Subject to the terms of the ESPP, a purchase right will generally terminate on the earlier of the date of the participant’s termination of employment or the last day of the applicable purchase period.

Rights as Stockholder. A participant will have no rights as a stockholder with respect to our shares that the participant has a purchase right to purchase in any offering until those shares are issued to the participant.

Rights Not Transferable. A participant’s rights under the ESPP will be exercisable only by the participant and are not transferable other than by will or the laws of descent or distribution.

Effect of a Change in Control; Adjustments. If there is any change in the outstanding shares of our common stock because of a merger, change in control (as defined in the Omnibus Incentive Plan), consolidation, recapitalization or reorganization involving Medline Inc., or if our Board of Directors declares a stock dividend, stock split distributable in shares of common stock or reverse stock split, other distribution or combination or reclassification of our common stock, or if there is a similar change in the capital stock structure of Medline Inc. affecting our common stock, then the number and type of shares of our common stock reserved for issuance under the ESPP will be correspondingly adjusted and, subject to applicable law, the compensation committee will make such adjustments to purchase rights or to any ESPP provision as the compensation committee deems equitable to prevent dilution or enlargement of purchase rights or as may otherwise be advisable. In addition, in the event of a change in control, the compensation committee’s discretion includes, but is not limited to, the authority to provide for any of, or a combination of any of, the following:

•	assumption or substitution of purchase rights by a successor entity (or parent or subsidiary of such successor);

•	selection of a date on which all outstanding purchase rights will be exercised on or before the consummation date of the change in control;

•	termination of outstanding purchase rights and refund of accumulated contributions to each participant prior to the change in control; or

•	continuation of outstanding purchase rights unchanged.

Amendment and Termination. The ESPP may be amended, altered, suspended and/or terminated at any time by our Board of Directors; provided, that approval of an amendment to the ESPP by our stockholders will be required to the extent, if any, that stockholder approval of such amendment is required by applicable law. The compensation committee may (subject to the provisions of Section 423 of the Code and the ESPP) amend, alter, suspend and/or terminate any purchase right granted under the ESPP, prospectively or retroactively, but (except as otherwise provided in the ESPP) such amendment, alteration, suspension or termination of a purchase right may not, without the written consent of a participant with respect to an outstanding purchase right, materially adversely affect the rights of the participant with respect to the purchase right. In addition, the compensation committee has unilateral authority to (a) subject to the provisions of Section 423 of the Code, amend the ESPP and any purchase right (without participant consent) to the extent necessary to comply with applicable law or changes in applicable law and (b) make adjustments to the terms and conditions of purchase rights in recognition of unusual or nonrecurring events affecting us or any parent or subsidiary corporation (each as defined under Section 424 of the Code), or our financial statements (or those of any parent or subsidiary corporation), or of changes in applicable law, or accounting principles, if the compensation committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of benefits intended to be made available under the ESPP or necessary or appropriate to comply with applicable accounting principles or applicable law.

Treatment of Existing Equity Interests

All Class B Units held by the Continuing Incentive Unitholders will be converted into Incentive Units in connection with the Reclassification, as described above under “Organizational Structure.” The Incentive Units will be subject to the same terms and conditions as applied to the Class B Units immediately prior to the Reclassification. In addition, CUPI Units held by the Continuing Common Unitholders will be converted into Common Units in connection with the Reclassification, as described above under “Organizational Structure.”

In addition, in connection with the Reclassification, CUPI Units and all vested and unvested Class B Units held by Exchanging Unitholders that are not reclassified into Units will be directly or indirectly exchanged for shares of Class A common stock (in the case of CUPI Units and vested Class B Units) and restricted shares of Class A common stock (in the case of unvested Class B Units). The number of shares of Class A common stock delivered in respect of the units held by the Exchanging CUPI Unitholders and Exchanging Class B Unitholders will be determined based on the amount of proceeds that would be distributed to such units if the Company were to be sold at a value derived from the initial public offering price, and the intrinsic value of the shares of Class A common stock issued in respect of each unit will have a value equal to the hypothetical proceeds the unit would have received. CUPI Units and vested Class B Units will be converted into fully vested shares of Class A common stock and unvested Class B Units will be converted into restricted shares of Class A common stock, which will be subject to vesting terms that are the same as those applicable to the unvested Class B Units immediately prior to the Reclassification, as described above. The precise number of shares of Class A common stock delivered in respect of Class B Units and CUPI Units will be determined based on the initial public offering price. Assuming an offering price of $   per share of Class A common stock, which is the midpoint of the range on the front cover of this prospectus, the aggregate number of shares of Class A common stock issued to Exchanging Class B Unitholders and Exchanging CUPI Unitholders would be     , or approximately  % of the total of     shares of Class A common stock issued and outstanding following this offering and the consummation of the transactions contemplated by the Reclassification. The total number of restricted shares of Class A common stock issued to Exchanging Class B Unitholders in respect of unvested Class B Units would be     , or approximately  % of the total of     shares of Class A common stock issued and

outstanding following this offering and the consummation of the transactions contemplated by the Reclassification.

In connection with the Reclassification,    RSUs in respect of Class A Units will be exchanged for RSUs in respect of shares of Class A common stock. The exchanged RSUs will remain subject to vesting terms that are the same as those that apply immediately prior to the Reclassification.

Equity Award Grants

In connection with the Reclassification, we intend to grant options to purchase shares of Class A common stock under the Omnibus Incentive Plan to certain Exchanging Class B Unitholders in substitution for a portion of the economic benefit to which the Class B Units are entitled prior to this offering that is not reflected in the exchange of Class B Units to shares of Class A common stock. These stock options will have an exercise price per share that is equal to or higher than the initial public offering price per share and will vest according to the same vesting schedule as the corresponding Class B Units, in respect of which they are being granted, except that no stock option will vest until the later of the date that is 180 days following the completion of this offering and the existing vesting date of the underlying Class B Unit. The precise number of stock options we grant in respect of Class B Units held by certain Exchanging Class B Unitholders will be based on the initial public offering price. Assuming an offering price of $   per share of Class A common stock, which is the midpoint of the range on the front cover of this prospectus, the aggregate number of stock options granted to certain Exchanging Class B Unitholders would be    .

In addition, in connection with the Reclassification, we intend to grant RSUs in respect of shares of Class A common stock under the Omnibus Incentive Plan to certain Exchanging Unitholders to compensate them for the loss of opportunity to participate in the tax receivable agreement, in which they would have had the opportunity to participate had their units not been exchanged for shares of Class A common stock. These RSUs will vest according to the same vesting schedule as the corresponding unit, except that no RSU will vest until the later of the date that is 180 days following the completion of this offering and the existing vesting date of the underlying units. The precise number of RSUs we grant in respect of units held by such Exchanging Unitholders will be based on the initial public offering price. Assuming an offering price of $   per share of Class A common stock, which is the midpoint of the range on the front cover of this prospectus, the aggregate number of RSUs granted to such Exchanging Unitholders would be    .

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The agreements described in this section, or forms of such agreements as they will be in effect at the time of this offering, are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto.

Director Nomination Agreements

In connection with this offering, we intend to enter into separate director nomination agreements with each Designating Stockholder. These agreements will require us to, among other things, nominate an agreed number of individuals designated by each such holder (such directors, the “Designated Directors” and each, a “Designated Director”) for election as our directors at any meeting of our stockholders, for so long as such holder continues to beneficially own at least 5% of the outstanding shares of Class A common stock, assuming exchange of all Common Units. Each Designating Stockholder will have the right to designate a number of directors for nomination to our board of directors (rounded up to the nearest whole number) equal to the product of (i) the number of directors on the board of directors of Medline Inc. multiplied by (ii), a fraction, the numerator of which is the aggregate number of shares of our Class A common stock, assuming exchange of all Common Units, beneficially owned by such Designating Stockholder and the denominator of which is the total number of shares of our Class A common stock outstanding, assuming exchange of all Common Units. Accordingly, the specific number of directors that each Designating Stockholder is entitled to designate will depend on such Designating Stockholder’s beneficial ownership as well as the size of our board of directors. Although a Designating Stockholder may be permitted to designate a certain number of individuals pursuant to the foregoing provision, there is no requirement that such Designating Stockholder chooses to designate all (or any) such individuals. Medline Inc. has been advised by the Designating Stockholders that at the time of this offering Blackstone, Carlyle, H&F, and the Mills Family each intend to designate two directors. See “Management—Background and Experience of Directors” for information regarding which of the directors of Medline Inc. will be designated by the relevant Designating Stockholder.

Each of our Designating Stockholders will agree, severally and not jointly, to vote, or cause to be voted, the respective shares of the Class A common stock or Class B common stock, as applicable, beneficially owned or controlled by them in favor of the Company slate that is included in our proxy statement in accordance with the terms of the director nomination agreements.

For so long as the director nomination agreements remain in effect, Designated Directors may be removed only with the consent of the Designating Stockholder that designated such Designated Director. In the case of a vacancy on our board created by the removal or resignation of a Designated Director, the director nomination agreements will require us to nominate an individual designated by the Designating Stockholder that designated such Designating Director for election to fill the vacancy.

In addition, the director nomination agreements will permit our Designating Stockholders and their affiliates to assign their rights and obligations under the agreements, in whole or in part, without our prior written consent. Furthermore, the director nomination agreements require us to cooperate with our Designating Stockholders in connection with certain future pledges, hypothecations, grants of security interest in, or transfers (including to third party investors) of any or all of the Class A common stock or Common Units held by our Designating Stockholders, including to banks or financial institutions as collateral or security for loans, advances or extensions of credit. Moreover, our Designating Stockholders have certain customary information rights pursuant to the director nomination agreements.

Exchange Agreement

In connection with the Reorganization Transactions and Offering Transactions, we will enter into an exchange agreement (the “Exchange Agreement”) with the Continuing Unitholders pursuant to which each holder of Common Units (including Common Units issued upon conversion of vested Incentive Units) (and certain permitted transferees thereof) may (subject to the terms of the exchange agreement) exchange their Common Units for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, and reclassifications, whereupon an equivalent number of shares of Class B common stock held by each such Continuing Unitholder will be automatically transferred to us and cancelled and retired upon any such exchange. Class A common stock received upon such exchanges during the applicable restricted periods described in “Shares Eligible for Future Sale—Lock-Up Agreements,” would be subject to the restrictions described in such section. The exchange agreement will also provide that a holder of Common Units will not have the right to exchange Common Units if Medline Inc. determines that such exchange would be prohibited by law or regulation or would violate other agreements with Medline Inc. to which the holder of Common Units may be subject. Medline Inc. may impose additional restrictions on exchange that it determines to be necessary or advisable so that Medline Holdings is not treated as a “publicly traded partnership” for U.S. federal income tax purposes. As a holder exchanges Common Units for shares of Class A common stock, the number of Common Units held by Medline Inc. is correspondingly increased as it acquires the exchanged Common Units. Holders of outstanding Common Units do not have the right to require a redemption of the Common Units.

Registration Rights Agreement

In connection with the Offering Transactions, we will enter into a registration rights agreement with our Principal Stockholders and our Other Pre-IPO Investors, which will provide for customary “demand” registrations and “piggyback” registration rights. The registration rights agreement also will provide that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

Tax Receivable Agreement

In connection with the Reorganization Transactions, Medline Inc. will enter into a tax receivable agreement with certain of our pre-IPO owners that provides for the payment by Medline Inc. to such pre-IPO owners of 90% of certain tax benefits, if any, that Medline Inc. actually realizes, or is deemed to realize (calculated using certain assumptions), as a result of (i) Medline Inc.’s allocable share of existing tax basis in Medline Holdings’ assets acquired in this offering, (ii) increases in Medline Inc.’s allocable share of existing tax basis and tax basis adjustments to the tangible and intangible assets of Medline Holdings as a result of sales or exchanges of Common Units (including Common Units issued upon conversion of vested Incentive Units) in connection with or after this offering, (iii) Medline Inc.’s utilization of certain tax attributes (including any existing tax basis) of the Blocker Companies, which Medline Inc. acquires in connection with this offering, and (iv) certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. Sales or exchanges of Common Units (including Common Units issued upon conversion of vested Incentive Units) by Continuing Unitholders to Medline Inc. are expected to result in increases in the tax basis of the assets of Medline Holdings. The existing tax basis, increases in existing tax basis, and the tax basis adjustments generated over time may increase (for tax purposes) Medline Inc.’s depreciation and amortization deductions available to Medline Inc. and, therefore, may reduce the amount of U.S. federal, state, and local tax that Medline Inc. would otherwise be required to pay in the future. It is possible that the IRS may challenge all or part of the validity of such tax basis or other tax attributes covered by the tax receivable agreement, and a court could sustain such a challenge. Medline Inc.’s allocable share of existing tax basis acquired in this offering and the increase in Medline Inc.’s allocable share of existing tax basis and the anticipated tax basis adjustments upon purchases or exchanges of Common Units (including Common Units issued upon conversion of vested Incentive Units) for shares of Class A common stock may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets. Actual tax benefits realized by Medline Inc. may differ from tax benefits calculated under the tax receivable agreement as a result of the use of certain assumptions in the tax receivable agreement, including the use of an assumed blended state and local income tax rate of 6% (as adjusted to take into account the U.S. federal tax benefit of such taxes) to calculate tax benefits. The payment obligation under the tax receivable agreement is an obligation of Medline Inc. and not of Medline Holdings. For purposes of the tax receivable agreement, the cash tax benefits will be generally computed by comparing the actual income tax liability of Medline Inc. to the amount of such taxes that Medline Inc. would have been required to pay had it not had use of the tax attributes covered by the tax receivable agreement. The actual and hypothetical tax liabilities determined in the tax receivable agreement will be calculated using the actual U.S. federal income tax rate in effect for the applicable period and an assumed blended state and local income tax rate of 6% (as adjusted to take into account the U.S. federal tax benefit of such taxes). Payments under the tax receivable agreement are generally due annually five business days following finalization of a schedule showing the relevant tax benefit calculations that is required to be delivered by Medline Inc. within 120 calendar days following the due date (including extensions) of its U.S. corporation income tax return, and interest on such payments will accrue from the due date (without extensions) of such tax return. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired. Additionally, in the event of certain changes of control, certain material breaches of the tax receivable agreement by Medline Inc., or an insolvency event, the calculation of certain future payments made under the tax receivable agreement will utilize certain valuation assumptions. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The increase in Medline Inc.’s allocable share of existing tax basis and the anticipated tax basis adjustments upon the purchase or exchange of Common Units (including Common Units issued upon conversion of vested Incentive Units) for shares of Class A common stock, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including:

•

the timing of purchases or exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of Medline Holdings at the time of each purchase or exchange. In addition, the increase in Medline Inc.’s allocable share of existing tax basis acquired upon the future exchange of Common Units (including Common Units issued upon conversion of vested Incentive Units) for shares of Class A common stock will vary depending on the amount of remaining existing tax basis at the time of such purchase or exchange;

•

the price of shares of Class A common stock at the time of the purchase or exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of Medline Holdings, is directly proportional to the price of shares of Class A common stock at the time of the purchase or exchange;

•

the extent to which such purchases or exchanges do not result in a basis adjustment—if a purchase or an exchange does not result in an increase to existing basis, increased deductions will not be available;

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the amount of tax attributes—the amount of applicable tax attributes of the Blocker Companies at the time of the Blocker Transfers will impact the amount and timing of payments under the tax receivable agreement;

•

changes in tax rates—payments under the tax receivable agreement will be calculated using the actual U.S. federal income tax rate in effect for the applicable period and an assumed blended state and local income tax rate of 6% (as adjusted to take into account the U.S. federal tax benefit of such taxes), so changes in the U.S. federal income tax rate will impact the magnitude of cash tax benefits covered by the tax receivable agreement and the amount of payments under the tax receivable agreement; and

•

the amount and timing of our income—Medline Inc. is obligated to pay 90% of the cash tax benefits under the tax receivable agreement as and when realized. If Medline Inc. does not have taxable income, Medline Inc. is generally not required (absent the event of certain changes of control, certain material breaches of the tax receivable agreement by Medline Inc., or an insolvency event) to make payments under the tax receivable agreement for a taxable year in which it does not have taxable income, because no cash tax benefits will have been realized. However, any tax attributes that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in cash tax benefits that will result in payments under the tax receivable agreement.

We expect that as a result of the size of Medline Inc.’s allocable share of existing tax basis acquired in this offering (including such existing tax basis acquired from the Blocker Companies pursuant to the Blocker Transfers), the increase in Medline Inc.’s allocable share of existing tax basis and the anticipated tax basis adjustment of the tangible and intangible assets of Medline Holdings upon the purchase or exchange of Common Units (including Common Units issued upon conversion of vested Incentive Units) in connection with or after this offering and our possible utilization of certain tax attributes (including any existing tax basis), the payments that we may make under the tax receivable agreement will be substantial. Late payments under the tax receivable agreement generally will accrue interest at an uncapped rate equal to one year SOFR plus 500 basis points. The payments under the tax receivable agreement are not conditioned upon continued ownership of us by the pre-IPO owners.

In the event of certain changes of control, certain material breaches of the tax receivable agreement by Medline Inc., or an insolvency event, the calculation of certain future payments made under the tax receivable agreement will utilize certain valuation assumptions, including that (i) in the case of a change of control, any Common Units (including Common Units issued or that would have been issued upon conversion of vested Incentive Units) that have not been exchanged are deemed exchanged for the market value of the shares of our Class A common stock at the time of the change of control and (ii) Medline Inc. will have sufficient taxable income to fully utilize (A) the tax attributes covered by the tax receivable agreement and (B) any remaining net operating losses subject to the tax receivable agreement on a straight line basis over the shorter of the statutory expiration period for such net operating losses or the five-year period after the change of control or other relevant event.

As a result, Medline Inc. could be required to make payments under the tax receivable agreement that are greater than the specified percentage of the actual cash tax benefits that Medline Inc. realizes in respect of the tax attributes subject to the tax receivable agreement or that are prior to the actual realization, if any, of such future tax benefits. In these situations, we may be able to defer the timing of our payment obligations under the tax receivable agreement. Otherwise, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity.

Furthermore, the distribution payments from Medline Holdings may be less than the required payments under the tax receivable agreement and/or Medline Holdings may not have available cash to make its pro rata share of distributions. If, as a result of these timing discrepancies, insufficient distributions from Medline Holdings, lack of liquidity in Medline Holdings, or otherwise, we do not have sufficient funds to make payments under the tax receivable agreement, we may be able to defer the timing of our payment obligation. Alternatively, in such scenarios, we may have to seek to raise additional capital, incur indebtedness, or take other measures to fund the required payments under the tax receivable agreement, and thus our liquidity could be materially adversely affected.

Decisions made by our pre-IPO owners in the course of running our business may influence the timing and amount of payments that are received by an exchanging or selling existing owner under the tax receivable agreement. For example, the earlier disposition of assets following an exchange generally will accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before an exchange will increase an existing owner’s tax liability without giving rise to any rights of an existing owner to receive payments under the tax receivable agreement.

Payments under the tax receivable agreement will be based on the tax reporting positions that we will determine. Medline Inc. will not be reimbursed for any payments previously made under the tax receivable agreement if Medline Inc.’s allocable share of existing tax basis acquired in this offering and increase upon the purchase or exchange of Common Units (including Common Units issued upon conversion of vested Incentive Units) for share of Class A common stock, the anticipated tax basis adjustments or our utilization of tax attributes are successfully challenged by the IRS, although such amounts may reduce our future obligations, if any, under the tax receivable agreement. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of the Medline Inc.’s cash tax benefits.

Medline Holdings Amended and Restated Limited Partnership Agreement

As a result of the Reorganization Transactions and Offering Transactions, Medline Inc. will directly or indirectly hold Common Units in Medline Holdings and will be the sole general partner of Medline Holdings. Accordingly, Medline Inc. will operate and control all of the business and affairs of Medline Holdings, and, through Medline Holdings and its operating entity subsidiaries, conduct our business.

Pursuant to the amended and restated limited partnership agreement of Medline Holdings as it will be in effect at the time of this offering, Medline Inc. has the right to determine when distributions will be made to holders of Common Units and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the holders of Common Units and any participating Incentive Units (as described below) pro rata, in accordance with the percentages of their respective Common Units or Incentive Units, as applicable, held. Incentive Units initially will not be entitled to receive distributions (other than tax distributions) until holders of Common Units have received a minimum return as provided in the amended and restated limited partnership agreement of Medline Holdings. However, Incentive Units will have the benefit of adjustment provisions that will reduce the participation threshold for distributions in respect of which they do not participate until there is no participation threshold, at and after which time the Incentive Units would participate pro rata with distributions on Common Units.

The Continuing Unitholders (including Medline Inc.) will incur U.S. federal, state, and local income taxes on their allocable share of any taxable income of Medline Holdings. Net profits and net losses of Medline Holdings will generally be allocated to its holders (including Medline Inc.) pro rata, in accordance with the percentages of Units held, except as otherwise required by law. The amended and restated limited partnership agreement of Medline Holdings will provide for cash distributions, which we refer to as “tax distributions,” to the holders of the Units if Medline Inc., as the general partner of Medline Holdings, determines that a holder, by reason of holding Units, incurs an income tax liability. Generally, these tax distributions will be computed based on our estimate of the net taxable income of Medline Holdings allocated to the holder of Units that receives the greatest proportionate allocation of income multiplied by an assumed tax rate equal to 36% with respect to ordinary income or 30% with respect to capital gains or qualified dividend income, in each case, subject to adjustment by the board. Tax distributions will be pro rata as among the Common Units.

Subject to certain restrictions, pursuant to the terms of the amended and restated limited partnership agreement of Medline Holdings, the holders of vested Incentive Units will have the right to convert their vested Incentive Units into a number of Common Units of Medline Holdings that will generally be equal to (a) the product of the number of vested Incentive Units to be converted with a given per unit participation threshold and then-current difference between the per unit value of a Common Unit at the time of the conversion (based on the public trading price of a share of Class A common stock) and the per unit participation threshold of such vested Incentive Units divided by (b) the per unit value of a Common Unit at the time of the conversion (based on the public trading price of a share of Class A common stock), subject to certain adjustments. Common Units received upon conversion will be exchangeable on a one-for-one basis for shares of Class A common stock of Medline Inc. in accordance with the terms of the exchange agreement as described below. An unvested Incentive Unit will not be exchangeable unless and until such Incentive Unit vests.

The amended and restated limited partnership agreement of Medline Holdings will also provide that substantially all expenses incurred by or attributable to Medline Inc. (such as expenses incurred in connection with this offering), but not including obligations incurred under the tax receivable agreement by Medline Inc., income tax expenses of Medline Inc. and payments on indebtedness incurred by Medline Inc., will be borne by Medline Holdings.

Services Agreements

In connection with the Sponsor Acquisition, Medline Holdings entered into services agreements (the “Services Agreements”) with each of Blackstone Management Partners L.L.C. and Blackstone Capital Partners

VIII L.P. (collectively, “BX Management”), Carlyle Investment Management L.L.C. (“Carlyle Management”), Hellman & Friedman LP (“H&F Management”) and Mozart Holdco, Inc. (“Mills Family Holdco,” together with BX Management, Carlyle Management and H&F Management, the “Services Agreement Entities”). Under the Services Agreements, Medline Holdings is required to pay or reimburse the Services Agreement Entities and their affiliates for out-of-pocket costs and expenses incurred on behalf of or in connection with the monitoring and evaluation of the operations of Medline Holdings. Medline Holdings is also required to indemnify each of the Services Agreement Entities and certain of their related persons against, among other things, losses and liabilities incurred in connection with or as a result of the services provided to Medline Holdings or its affiliates pursuant to the applicable Services Agreement.

We made payments pursuant to the Services Agreements to BX Management totaling $270 thousand, $360 thousand, $711 thousand, and $485 thousand in the years ended December 31, 2022, 2023, 2024 and the six months ended June 28, 2025, respectively. We made payments pursuant to the Services Agreements to Carlyle Management totaling $244 thousand and $60 thousand in the year ended December 31, 2023 and the six months ended June 28, 2025, respectively. We made payments pursuant to the Services Agreements to H&F Management totaling $120 thousand and $18 thousand in the year ended December 31, 2024 and the six months ended June 28, 2025, respectively. We have not made any payments to Mills Family Holdco pursuant to the Services Agreements. The Services Agreements will continue in effect following this offering.

Use of Proceeds

We intend to use any proceeds from the issuance of shares pursuant to any exercise by the underwriters of their option to purchase additional shares of Class A common stock to purchase or redeem outstanding Common Units and shares of Class A common stock from certain of our pre-IPO owners at a price per equity interest equal to the initial public offering price per share of our Class A common stock less the underwriting discounts and commissions, as described under “Organizational Structure—Offering Transactions.” See “Principal Stockholders” for additional information regarding the proceeds from this offering that may be paid to certain of our pre-IPO owners.

Other Transactions

In February 2023, Andrew Mills, a member of our board of directors, received an allocation of term loans under our Senior Secured Credit Facilities (as defined herein), of which $17.8 million and $17.7 million principal remained outstanding as of December 31, 2024 and June 28, 2025, respectively. Borrowings under the Senior Secured Credit Facilities bear interest at a floating rate as further described in “Description of Certain Indebtedness—Senior Secured Credit Facilities—Interest rate and fees.” For the years ended December 31, 2024, 2023 and the six months ended June 28, 2025, the Company paid Mr. Mills $1.9 million, $0.2 million and $0.1 million in principal and $1.6 million, $1.6 million and $0.8 million in interest, respectively, under the Senior Secured Credit Facilities. For additional details on the terms of the Senior Secured Credit Facilities, see “Description of Certain Indebtedness—Senior Secured Credit Facilities.”

Statement of Policy Regarding Transactions with Related Persons

Prior to the completion of this offering, our board of directors will adopt a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy will require that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our Chief Legal Officer any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. Our Chief Legal Officer will then promptly communicate that information to our audit committee. No related person transaction entered into following the completion of this offering will be executed without the approval or ratification of our audit committee. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

Indemnification of Directors and Officers

We have entered, or will enter, into an indemnification agreement with each of our directors and executive officers. The indemnification agreements, together with our amended and restated bylaws, will provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to limited exceptions. The indemnification agreements, together with our amended and restated bylaws, will also require us to advance expenses, including attorneys’ fees, incurred by our directors and officers in defending against proceedings to which they are or are threatened to be made a party or participant, to the fullest extent permitted by law, subject to limited exceptions. In addition, our amended and restated certificate of incorporation provides that our directors and officers will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as directors or officers to the fullest extent permitted by the DGCL. There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Family and Other Relationships

Charles Mills, a member of our board of directors, served as our Chief Executive Officer from 1997 to October 2023 and is the cousin of Andrew Mills. During fiscal 2022 and fiscal 2023, Mr. Mills received total compensation of $1,424,568 and $1,137,984, respectively, including salary, bonus, and 401(k) contributions.

Andrew Mills, a member of our board of directors, served as our President from 1997 to October 2023 and is the cousin of Charles Mills and the brother-in-law of James Abrams (our former Chief Operating Officer and director). During fiscal 2022 and fiscal 2023, Mr. Mills received total compensation of $1,236,135 and $394,036, respectively, including salary, bonus, and 401(k) contributions.

James Abrams served as a member of our board of directors from 2010 to 2025 and as our Chief Operating Officer from 1997 to October 2023 and is the brother of William J. Abrams, son of Robert Abrams and the brother-in-law of Andrew Mills. During fiscal 2022 and fiscal 2023, Mr. Abrams received total compensation of $1,212,199 and $487,717, respectively, including salary, bonus, and 401(k) contributions.

William J. Abrams is the brother of James Abrams. Mr. Abrams joined Medline in 2009 and has served as our Executive Vice President, Supply Chain Solutions since 2023. During fiscal 2022, fiscal 2023, fiscal 2024, and for the six months ended June 28, 2025, Mr. Abrams received total compensation of $1,791,278, $1,377,619, $1,913,951, and $1,114,086, respectively, including salary, bonus, equity awards, long term incentives, and 401(k) contributions. Mr. Abrams previously held units in the Company’s Managing Partner Program (the “MPU Program”). The MPU Program was a cash-based incentive plan designed to replicate the economics of owning Company common stock. The Managing Partner Units (“MPUs”) issued pursuant to the MPU Program entitled the MPU Unit holders the opportunity to earn both (i) a share of the Company’s “Adjusted Earnings before Taxes” (the Company’s audited consolidated earnings before taxes as determined in accordance with GAAP, as adjusted for certain items) (“Profit Sharing Distributions”) and (ii) special payments tied to certain liquidity events. In addition to regular Profit Sharing Distributions, executives who held MPUs and remained employed until a liquidity event were eligible to receive the “Liquidity Event MPU Amount,” which is an amount per MPU equal to the price per share of Company common stock paid to holders thereof in connection with the liquidity event, less the book value per share of the Company at the time of the liquidity event. The Sponsor Acquisition qualified as a liquidity event under the MPU Program and entitled MPU Unit holders, including Mr. Abrams, to the Liquidity Event MPU Amount to be paid in equal one-third installments, with the first installment paid on the date of the Sponsor Acquisition and the remaining installments on the first and second anniversary of the Sponsor Acquisition, subject to the executive’s compliance with certain restrictive covenants and, with respect to 50% of such distributions, the executive’s continued employment on the distribution dates. The Company’s obligations under the MPU Program were satisfied as of October 21, 2023, and no further grants or distributions under the MPU Program will be made in the future. In each of fiscal 2022 and fiscal 2023, Mr. Abrams received distributions on his MPU Units of $11,938,474.

Justin Mills is the son of Andrew Mills. Mr. Mills is currently employed by the Company as a sales representative in Acute Care. During fiscal 2024, Mr. Mills received total compensation of $222,784, including base salary, commission, and other benefits.

Robert Abrams is the father of James Abrams and William J. Abrams and is currently employed as the Company’s Corporate Purchasing Director. During fiscal 2022, fiscal 2023 and fiscal 2024, Mr. Abrams received total compensation of $133,173, $137,981 and $127,917, respectively, comprised of his base salary.

MPU Rollover Investments

As described above, in connection with the Sponsor Acquisition, MPU Unit holders were entitled to receive the Liquidity Event MPU Amount with respect to such holder’s MPU Units. MPU Unit holders were permitted to elect to reinvest a portion of the Liquidity Event MPU Amount (the “Reinvestment Amount”) into (a) Class A Units and/or (b) catch-up profits interests (“CUPIs”) in Medline Holdings (the “Reinvestment Program”), in each case, to be held indirectly by the MPU Unit holder through the Aggregator. A portion of the Reinvestment Amount was permitted to be funded through a loan from Medline Holdings, secured by a pledge of the purchased units.

Pursuant to the terms of the Reinvestment Program, on October 21, 2021: (i) James Boyle reinvested $8,181,419 of his Liquidity Event MPU Amount into Class A Units, of which $5,454,279 was funded by a loan from Medline Holdings; (ii) Michael Drazin reinvested $7,215,170 of his Liquidity Event MPU Amount into CUPIs; (iii) James Pigott reinvested $18,306,416 of his Liquidity Event MPU Amount into Class A Units, of which $12,204,277 was funded by a loan from Medline Holdings; (iv) William J. Abrams reinvested $7,521,238 of his Liquidity Event MPU Amount into Class A Units, of which $5,014,159 was funded by a loan from Medline Holdings; (v) Amanda Laabs reinvested $3,809,629 of her Liquidity Event MPU Amount into Class A Units, of which $2,539,753 was funded by a loan from Medline Holdings; (vi) Alex Liberman reinvested $6,996,528 of his Liquidity Event MPU Amount into Class A Units, of which $4,664,352 was funded by a loan from Medline Holdings; and (vii) Doug Golwas reinvested $7,068,825 of his Liquidity Event MPU Amount into Class A Units, of which $4,712,550 was funded by a loan from Medline Holdings. Loans from Medline Holdings under the Reinvestment Program bore interest at an annual interest rate of 0.25%, compounded annually. Aggregate interest payments paid during the life of the loans by Messrs. Boyle, Pigott, Abrams, Liberman and Golwas and Ms. Laabs totaled $20,454, $45,766, $18,803, $17,491, $17,672, and $9,524, respectively. All loans under the Reinvestment Program were fully repaid as of October 20, 2023.

PRINCIPAL STOCKHOLDERS

The following tables set forth information regarding the beneficial ownership of shares of our Class A common stock and our Class B common stock by (1) each person known to us to beneficially own more than 5% of any class of the outstanding voting securities of Medline Inc., (2) each of our directors, director nominees, and named executive officers and (3) all of our directors, director nominees, and executive officers as a group.

The percentage of beneficial ownership of shares of our Class A common stock and our Class B common stock outstanding before the offering set forth below is based on the number of shares of our Class A common stock and our Class B common stock to be issued and outstanding immediately prior to the consummation of this offering. The percentage of beneficial ownership of our Class A common stock and our Class B common stock after the offering set forth below is based on shares of our Class A common stock and our Class B common stock to be issued and outstanding immediately after the offering. Beneficial ownership is determined in accordance with the rules of the SEC.

In connection with this offering, we will issue to each Continuing Common Unitholder one share of Class B common stock for each Common Unit such Continuing Common Unitholder beneficially owns immediately prior to the consummation of this offering. Upon conversion of vested Incentive Units for Common Units, the converting holders will also receive an equivalent number of shares of Class B common stock. Upon an exchange by any such Continuing Unitholder of Common Units for shares of our Class A common stock pursuant to the Exchange Agreement, an equivalent number of shares of Class B common stock held by each such Continuing Unitholder will be automatically transferred to us and cancelled and retired. See “Certain Relationships and Related Person Transactions—Exchange Agreement.” As a result, the number of shares of our Class B common stock listed in the table below correlates to the number of Common Units each Continuing Unitholder beneficially owns. The Continuing Common Unitholders will hold all of the initially outstanding shares of our Class B common stock. The shares of Class B common stock will have no economic rights but will entitle each holder to one vote for each share held of record on all matters to be voted on by stockholders generally, with the number of shares of Class B common stock held by each Continuing Unitholder being equivalent to the number of Common Units held by each such Continuing Unitholder.

	Class A Common Stock Beneficially Owned(1)						Class B Common Stock Beneficially Owned(1)						Combined Voting Power(2)
	Prior to the Offering Transactions		After the Offering Transactions Assuming Underwriters’ Option is Not Exercised		After the Offering Transactions Assuming Underwriters’ Option is Exercised in Full		Prior to the Offering Transactions		After the Offering Transactions Assuming Underwriters’ Option is Not Exercised		After the Offering Transactions Assuming Underwriters’ Option is Exercised in Full		Prior to the Offering Transactions	After the Offering Transactions Assuming Underwriters’ Option is Not Exercised	After the Offering Transactions Assuming Underwriters’ Option is Exercised in Full
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage	Percentage
Blackstone(3)
Carlyle(4)
H&F(5)
Mozart HoldCo, Inc.(6)
Hux Investment Pte. Ltd.(7)
Platinum Falcon B 2018 RSC Limited(8)
James M. Boyle
James M. Pigott
Michael B. Drazin
Stephen L. Miller
Christopher P. Shryock
Douglas P. Golwas
Joseph P. Baratta
Jacob D. Best
Todd M. Bluedorn
Richard A. Galanti
Patrick J. Healy
Andrew J. Mills
Charles N. Mills
Robert R. Schmidt
Anushka M. Sunder
Thomas W. Sweet
Stephen H. Wise
Directors, director nominees, and executive officers as a group (20 persons)

*	Represents less than 1%.
(1)

Subject to the terms of the exchange agreement, Common Units are exchangeable for shares of our Class A common stock on a one-for-one basis after the completion of this offering, subject to customary conversion rate adjustments for stock splits, stock dividends, and reclassifications, whereupon an equivalent number of shares of Class B common stock held by each such Continuing Unitholder will be automatically transferred to us and cancelled and retired upon any such exchange. See “Certain Relationships and Related Person Transactions—Exchange Agreement.” The Continuing Common Unitholders will hold all of the initially issued and outstanding shares of our Class B common stock, and the number of shares of our Class B common stock listed in the table above correlates to the number of Common Units each Continuing Common Unitholder beneficially owns. Beneficial ownership of shares of our Class B common stock reflected in this table has not been also reflected as beneficial ownership of shares of our Class A common stock for which Common Units may be exchanged.

(2)	Represents percentage of voting power of the shares eligible to vote in the election of directors of Medline Inc. voting together as a single class. See “Description of Capital Stock—Common Stock.”
(3)

Reflects     shares of Class A common stock directly held by Blackstone Mozart Co-Invest II L.P.,     shares of Class A common stock directly held by Blackstone Supplemental Account—C (Mozart) L.P.,     shares of Class A common stock directly held by Blackstone Supplemental Account—H (Mozart) L.P.,     shares of Class A common stock directly held by Blackstone Supplemental Account—P L.P.,     shares of Class A common stock directly held by BCP VIII Supplemental Account—PS L.P. and     shares of Class B common stock directly held by BCP Mozart Aggregator L.P. (together, the “Blackstone Funds”).

Blackstone Management Associates VIII L.P. is the general partner of each of Blackstone Mozart Co-Invest II L.P., Blackstone Supplemental Account—C (Mozart) L.P., Blackstone Supplemental Account—H (Mozart) L.P., Blackstone Supplemental Account – P L.P. and BCP VIII Supplemental Account—PS L.P. BMA VIII L.L.C. is the general partner of Blackstone Management Associates VIII L.P.

BCP 8 Holdings Mozart Manager L.L.C. is the general partner of BCP Mozart Aggregator L.P. BMA VIII L.L.C. is the managing member of BCP 8 Holdings Mozart Manager L.L.C.

Blackstone Holdings II L.P. is the managing member of BMA VIII L.L.C. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings II L.P.

Blackstone Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each of the Blackstone entities described in this footnote and Stephen A. Schwarzman may be deemed to beneficially own the securities directly or indirectly controlled by such Blackstone entities or him, but each disclaims beneficial ownership of such securities (other than the Blackstone Funds to the extent of their direct holdings). The address of Mr. Schwarzman and each of the other entities listed in this footnote is c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154.

(4)

Reflects     shares of Class A common stock directly held by Carlyle Mozart Coinvestment Holdings, L.P.,     shares of Class A common stock directly held by CP VII Circle AIF Holdings, S.C.Sp.,     shares of Class A common stock directly held by CP VII Circle Holdings, L.P.,     shares of Class A common stock directly held by CP VII Circle Holdings – A, L.P.,     shares of Class A common stock directly held by CP VIII Circle AIF Holdings, S.C.Sp.,     shares of Class A common stock directly held by CP VIII Circle Holdings, L.P. and     shares of Class B common stock directly held by CP Circle Holdings, L.P. (Carlyle Mozart Coinvestment Holdings, L.P., CP VII Circle AIF Holdings, S.C.Sp., CP VII Circle Holdings, L.P., CP VII Circle Holdings – A, L.P. and CP Circle Holdings, L.P. together, the “Carlyle VII Funds”; CP VIII Circle Holdings, L.P. and CP VIII Circle AIF Holdings, S.C.Sp. together, the “Carlyle VIII Funds”; and the Carlyle VII Funds together with the Carlyle VIII Funds, the “Carlyle Funds”).

The Carlyle Group Inc., a publicly traded company listed on Nasdaq, is the sole shareholder of Carlyle Holdings I GP Inc., which is the sole member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which, with respect to the securities reported herein, is the managing member of CG Subsidiary Holdings L.L.C., which is the managing member of TC Group, L.L.C., which is the general partner of TC Group Sub L.P., which is the managing member of TC Group VII S1, L.L.C., which is the general partner of TC Group VII S1, L.P., which is the general partner of each of Carlyle Mozart Coinvestment Holdings, L.P., CP VII Circle Holdings, L.P., CP VII Circle Holdings – A, L.P. and CP Circle Holdings, L.P. and the Delaware general partner of CP VII Circle AIF Holdings, S.C.Sp.

CG Subsidiary Holdings L.L.C. is also the sole member of TC Group VIII, L.L.C., which is the general partner of TC Group VIII, L.P., which is the Delaware general partner of CP VIII Circle AIF Holdings, S.C.Sp. and the general partner of CP VIII Circle Holdings, L.P.

TC Group Sub L.P. is also the general partner of TC Group VII Lux GP, S.à r.l., which is the Luxembourg general partner of CP VII Circle AIF Holdings, S.C.Sp.

Voting and investment determinations with respect to the securities held by the Carlyle VII Funds are made by the investment committee of TC Group VII S1, L.P. Voting and investment determinations with respect to the securities held by the Carlyle VIII Funds are made by the investment committee of TC Group VIII, L.P. Each of these investment committees is comprised of William Conway, Jr., Daniel D’Aniello, David Rubenstein, Allan Holt, Sandra Horbach, Brian Bernasek, James Burr, Ian Fujiyama, Patrick McCarter, William McMullan, Martin Sumner, Stephen Wise, Anna Tye, Jeremy Anderson and Marco De Benedetti as a non-voting observer. Each member of the investment committees disclaims beneficial ownership of all such securities.

The address for each of TC Group VII Lux GP, S.à r.l., CP VII Circle AIF Holdings, S.C.Sp. and CP VIII Circle AIF Holdings, S.C.Sp. is 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg. The address for each of the other entities named in this footnote is c/o The Carlyle Group, 1001 Pennsylvania Avenue, NW, Suite 220 South, Washington, D.C. 20004.

(5)

Reflects     shares of Class A common stock held by Hellman & Friedman Capital Partners X (Parallel), L.P.,     shares of Class A common stock held by HFCP X (Parallel - A), L.P.,     shares of Class A common stock held by Mend Partners II, L.P. and     shares of Class B common stock held by Mend Investment Holdings I, L.P. (collectively, the “H&F Funds”).

Hellman & Friedman Investors X, L.P. (“Investors X GP”) is the general partner of Hellman & Friedman Capital Partners X (Parallel), L.P. and HFCP X (Parallel - A), L.P.

Mend Partners GP, LLC (“Mend GP”) is the general partner of Mend Partners II, L.P. Investors X GP is the managing member of Mend GP.

Mend Investment Holdings GP, LLC (“Mend Investment GP”) is the general partner of Mend Investment Holdings I, L.P. Hellman & Friedman Capital Partners X, L.P. is the managing member of Mend Investment GP. Investors X GP is the general partner of Hellman & Friedman Capital Partners X, L.P.

H&F Corporate Investors X, Ltd. (“Investors X Ltd.”) is the general partner of Investors X GP. A three-member board of directors of Investors X Ltd. has voting and investment discretion over the shares held by the H&F Funds. Each of the members of the board of directors of Investors X Ltd. disclaims beneficial ownership of such shares. The address of each entity named in this footnote is c/o Hellman & Friedman LLC, 415 Mission Street, Suite 5700, San Francisco, California 94105.

(6)

Mozart HoldCo, Inc. is an entity that is owned directly and/or indirectly by members of the Mills Family and their personal planning vehicles. No person or group beneficially owns more than fifty percent of the voting power of Mozart HoldCo, Inc. Investment and voting decisions over the securities of Medline Inc. and Medline Holdings, LP held by Mozart HoldCo, Inc. are made by a board of directors consisting of three or more directors.

(7)

The     shares of Class A common stock are held of record by Hux Investment Pte. Ltd. Hux shares the power to vote and the power to dispose of these shares with GIC Special Investments Pte. Ltd. (“GIC SI”) and GIC Private Limited (“GIC”), both of which are private limited companies incorporated in Singapore. GIC SI is wholly-owned by GIC and is the private equity investment arm of GIC. GIC is wholly-owned by the Government of Singapore and was set up with the sole purpose of managing the Government of Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of such shares. The address for Hux is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.
(8)

The     shares of Class A common stock are directly held by Platinum Falcon B 2018 RSC Limited, a restricted scope company incorporated in the Abu Dhabi Global Market and an indirect wholly owned subsidiary of the Abu Dhabi Investment Authority (“ADIA”), a public institution established by the Government of the Emirate of Abu Dhabi. By reason of its ownership of Platinum Falcon and pursuant to the rules and regulations of the SEC, ADIA may also be deemed to share investment and voting power over and, therefore, beneficial ownership of, the shares held directly by Platinum Falcon. The address for ADIA is 211 Corniche Street, P.O. Box 3600, Abu Dhabi, United Arab Emirates and the address for Platinum Falcon B 2018 RSC Limited is Level 26, Al Khatem Tower, Abu Dhabi Global Market Square, Al Maryah Island, Abu Dhabi, United Arab Emirates.

We intend to use any proceeds from the issuance of shares pursuant to any exercise by the underwriters of their option to purchase additional shares of Class A common stock to purchase or redeem outstanding Common Units and shares of Class A common stock from certain of our pre-IPO owners at a price per equity interest equal to the initial public offering price per share of our Class A common stock less the underwriting discounts and commissions, as described under “Organizational Structure—Offering Transactions.” Of this amount, the following table sets forth the amounts that may be received by certain of our pre-IPO owners and their respective affiliated entities.

Assuming Underwriters’ Option Is Exercised in Full
Number of Equity Interests Sold	Proceeds
$
$
$
$
$

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following section summarizes the terms of our material principal indebtedness.

Senior Secured Credit Facilities

General

In connection with the Sponsor Acquisition, we entered into a credit agreement (as amended through the date hereof, the “Sponsor Acquisition Credit Agreement”) which governs our Senior Secured Credit Facilities with Bank of America, N.A. as administrative agent, collateral agent, swing line lender and an L/C issuer.

The Sponsor Acquisition Credit Agreement initially provided for (i) the Initial Dollar Term Loan Facility in an aggregate principal amount of $7,270 million, (ii) the Initial Euro Term Loan Facility in an aggregate principal amount equal to the euro equivalent of $500 million and (iii) the Revolving Credit Facility in an aggregate principal amount of $1,000 million.

On the Second Amendment Date, we entered into an amendment to the Sponsor Acquisition Credit Agreement to refinance the Initial Dollar Term Loan Facility and the loans thereunder in order to reduce the applicable margin with respect thereto (the Initial Dollar Term Loan Facility after giving effect to such refinancing, the “Refinanced Dollar Term Loan Facility”). On the Third Amendment Date, we entered into an amendment to the Sponsor Acquisition Credit Agreement to (i) refinance the Initial Euro Term Loan Facility with incremental euro-denominated term loans in an equivalent principal amount of the Initial Euro Term Loans so prepaid (the “Refinanced Euro Term Loan Facility”), (ii) incur incremental euro-denominated Term B loans of the same class as the Refinanced Euro Term Loans in an aggregate principal amount of approximately €185 million (together with the Refinanced Euro Term Loan Facility, the “New Euro Term Loan Facility”), (iii) incur incremental term loans under the Additional Dollar Term Loan Facility in an aggregate principal amount of approximately $1,519 million and (iv) amend the Revolving Credit Facility to extend the maturity date to the date that is five years following the Third Amendment Date, subject to a springing maturity 91-days inside of the maturity date of the New Euro Term Loan Facility, the 2028 Refinancing Term Loan Facility, the 2021 Secured Notes and the 2024 Notes (the “Springing Condition”), in each case, solely to the extent a material amount of such debt, as applicable, remains outstanding as of such date. On the Fourth Amendment Date, we entered into an amendment to the Sponsor Acquisition Credit Agreement to refinance the Refinanced Dollar Term Loan Facility to be on the same terms as the New Dollar Term Loan Facility (the “Refinancing”) causing the refinanced loans under the Refinanced Dollar Term Loan Facility to be a single class with the term loans outstanding under the Additional Dollar Term Loan Facility (the “New Dollar Term Loan Facility”). On the Fifth Amendment Date, we entered into an amendment to the Sponsor Acquisition Credit Agreement to permit letter of credit issuers to issue letters of credit in excess of their respective letter of credit commitments and to obligate the other lenders under our Revolving Credit Facility to participate in such letters of credit, subject to other customary limitations. On the Sixth Amendment Date, we entered into an amendment to the Sponsor Acquisition Credit Agreement to (i) refinance an aggregate principal amount of New Dollar Term Loans equal to $4,074 million in order to reduce the applicable margin with respect thereto (the “2028 Refinancing Term Loan Facility”) and (ii) refinance an aggregate principal amount of New Dollar Term Loans equal to $3,500 million in order to reduce the applicable margin with respect thereto and extend the maturity date with respect thereto to October 23, 2030 (such date, the “2030 Refinancing Term Loan Maturity Date”) (the “2030 Refinancing Term Loan Facility” and, together with the 2028 Refinancing Term Loan Facility, the “2025 Refinancing Dollar Term Facility”; the 2025 Refinancing Dollar Term Facility, together with the Revolving Credit Facility and the New Euro Term Loan Facility, the “Senior Secured Credit Facilities”).

Medline Borrower, LP (which is referred to throughout this section as the “Borrower”) is the borrower under the Senior Secured Credit Facilities. The Revolving Credit Facility includes sub-facilities for letters of credit and for short-term borrowings referred to as swing line borrowings. In addition, the Sponsor Acquisition

Credit Agreement provides that we have the right at any time, subject to customary conditions, to request incremental term loans or incremental revolving credit commitments in an aggregate principal amount of up to (a) the greater of (1) $2,375 million and (2) an amount equal to 100% of our trailing consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available, on a pro forma basis, plus (b) additional amounts not to exceed available capacity under a specified general debt basket, plus (c) an amount equal to all voluntary prepayments, repurchases and redemptions of the term loans under the Sponsor Acquisition Credit Agreement and certain other debt secured by liens on the collateral and permanent revolving credit commitment reductions under the Sponsor Acquisition Credit Agreement, in each case prior to or simultaneous with the date of any such incurrence (to the extent not funded with the proceeds of long-term debt other than revolving loans), plus (d) an additional unlimited amount so long as we (I) in the case of incremental indebtedness that is secured by the collateral on a pari passu basis with the Senior Secured Credit Facilities, do not exceed a specified pro forma first lien net leverage ratio (or, so long as we do not exceed the pro forma first lien net leverage ratio immediately prior to such incurrence or any related transactions), (II) in the case of incremental indebtedness that is secured on the collateral on a junior basis with respect to the Senior Secured Credit Facilities, either do not exceed a specified pro forma secured net leverage ratio or we satisfy a specified pro forma interest coverage ratio (or, so long as we do not exceed the pro forma secured net leverage ratio or we satisfy such interest coverage ratio, as applicable, immediately prior to such incurrence or any related transactions), and (III) in the case of unsecured incremental indebtedness (or indebtedness secured by assets that do not constitute collateral securing the Senior Secured Credit Facilities), either do not exceed a specified pro forma total net leverage ratio or we satisfy a specified pro forma interest coverage ratio (or, so long as we do not exceed the pro forma total net leverage ratio or we satisfy such interest coverage ratio, as applicable, immediately prior to such incurrence or any related transactions). The lenders under the Senior Secured Credit Facilities are not under any obligation to provide any such incremental loans or commitments, and any such addition of or increase in loans is subject to certain customary conditions precedent and other provisions.

Interest Rate and Fees

Borrowings under the 2025 Refinancing Dollar Term Facility, and the Revolving Credit Facility bear interest, at the Borrower’s option, at a rate per annum equal to an applicable margin over either (a) a base rate determined by reference to the highest of (1) the “Prime Rate” in the United States as published in The Wall Street Journal, (2) the federal funds effective rate plus 1/2 of 1%, and (3) Term SOFR for a one-month interest period plus 1.00% or (b) a Term SOFR rate determined by reference to the applicable Term SOFR rate published on the Federal Reserve Bank of New York’s Website for the interest period relevant to such borrowing, subject in the case of the 2025 Refinancing Dollar Term Facility, to a Term SOFR floor of 0.50%, and in the case of the Revolving Credit Facility, to a Term SOFR floor of 0.00%. Borrowings under the New Euro Term Loan Facility bear interest at a rate per annum equal to an applicable margin over a EURIBOR rate for euro deposits determined by reference to the applicable page for the EURIBOR rate for euro deposits for the interest period relevant to such borrowing. Additionally, pursuant to the terms of the Sponsor Acquisition Credit Agreement, the applicable margin with respect to each of our Senior Secured Credit Facilities is contractually reduced by 0.25% per annum upon the consummation of a qualified initial public offering.

Prepayments

The credit agreement governing the Senior Secured Credit Facilities contains customary mandatory prepayment requirements, including with respect to excess cash flow, asset sale proceeds and proceeds from certain incurrences of indebtedness.

Except as set forth below, we may voluntarily repay outstanding loans under the Senior Secured Credit Facilities at any time without premium or penalty, other than customary breakage costs. Any voluntary prepayment, refinancing or repricing of the term loans under (i) the Sixth Amendment Refinancing Term Loan Facility in connection with certain repricing transactions that occur prior to the 6-month anniversary of the Sixth Amendment Date shall be subject to a prepayment premium of 1.0% of the principal amount of the term loans so prepaid, refinanced or repriced, subject to certain exceptions and (ii) the New Euro Term Loan Facility in connection with certain repricing transactions that occur prior to the 6-month anniversary of the Third Amendment Date shall be subject to a prepayment premium of 1.0% of the principal amount of such term loans so prepaid, refinanced, or repriced, subject to certain exceptions.

Amortization and Maturity

The term loans under the 2028 Refinancing Term Loan Facility amortize in equal quarterly installments in an aggregate annual amount equal to 1.00% of the original principal amount of such term loans as of the Sixth Amendment Date, with the balance being payable on the Initial Term Loan Maturity Date. The term loans under the 2030 Refinancing Term Loan Facility amortize in equal quarterly installments in an aggregate annual amount equal to 1.00% of the original principal amount of such term loans as of the Sixth Amendment Date, with the balance being payable on the 2030 Refinancing Term Loan Maturity Date. The term loans under the New Euro Term Loan Facility do not have any amortization, with the balance payable on the Initial Term Loan Maturity Date. The Revolving Credit Facility will, subject to the Springing Condition, mature five years after the Third Amendment Date.

Guarantee and Security

All of our obligations under the Senior Secured Credit Facilities and certain hedge agreements and cash management arrangements provided by any lender party to the Sponsor Acquisition Credit Agreement or any of its affiliates and certain other persons are unconditionally guaranteed by Medline Intermediate, LP, the Borrower (with respect to hedge agreements and cash management arrangements not entered into by the Borrower), and each of our existing and subsequently acquired or organized direct or indirect material wholly-owned domestic restricted subsidiaries, with customary exceptions including, among other things, where providing such guarantees is not permitted by law, regulation, or contract or would result in material adverse tax consequences.

All obligations under the Senior Secured Credit Facilities and certain hedge agreements and cash management arrangements provided by any lender party to the Sponsor Acquisition Credit Agreement or any of its affiliates and certain other persons, and the guarantees of such obligations, are secured, subject to permitted liens and other exceptions, by: (i) a perfected first-priority pledge of all the equity interests of the Borrower and each wholly-owned material restricted subsidiary of the Borrower (other than Mozart Real Estate and its subsidiaries) that is directly held by the Borrower or a subsidiary guarantor (limited, with respect to equity interests, to 65% of the voting power issued by first-tier foreign subsidiaries, CFCs, or FSHCOs, as defined under the Credit Agreement except for certain instances, all of the equity interests issued by a first-tier foreign subsidiary will be pledged) and (ii) perfected first-priority security interests in substantially all tangible and intangible personal property of the Borrower and the subsidiary guarantors (excluding motor vehicles and fee owned real property).

Certain Covenants and Events of Default

The credit agreement that governs the Senior Secured Credit Facilities contains a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of the Borrower and its restricted subsidiaries to:

•	incur additional indebtedness and guarantee indebtedness;

•	create or incur liens;

•	engage in mergers or consolidations;

•	sell, transfer, or otherwise dispose of assets;

•	pay dividends and distributions or repurchase capital stock;

•	prepay, redeem, or repurchase certain subordinated indebtedness;

•	make investments, loans, and advances;

•	enter into certain transactions with affiliates;

•	enter into agreements that prohibit our ability and the ability of our subsidiary guarantors to incur liens on assets; and

•	enter into amendments to certain subordinated indebtedness in a manner materially adverse to the lenders under the Senior Secured Credit Facilities.

The credit agreement that governs the Senior Secured Credit Facilities contains a springing financial covenant requiring compliance with a maximum ratio of consolidated first lien net indebtedness to consolidated EBITDA, applicable solely to the Revolving Credit Facility. The financial covenant is tested on the last day of any fiscal quarter only if the aggregate principal amount of borrowings (excluding outstanding letters of credit (whether or not cash collateralized)) under the Revolving Credit Facility, exceeds 35% of the greater of (a) total amount of commitments under the Revolving Credit Facility on such day and (b) $1,000 million.

The credit agreement that governs the Senior Secured Credit Facilities also limits Medline Intermediate, LP’s activities to being a passive holding company and contains certain customary affirmative covenants and events of default for facilities of this type, including relating to a change of control. If an event of default occurs, the lenders under the Senior Secured Credit Facilities will be entitled to take various actions, including the acceleration of amounts due under the Senior Secured Credit Facilities and all actions permitted to be taken by secured creditors under applicable law.

New Euro Term Loan Facility

On the Third Amendment Date, we refinanced all of our Existing Euro Term Loan Facility with the incurrence of new euro-denominated Term B loans and incurred incremental euro-denominated Term B loans in an aggregate principal amount of approximately €185 million, which, together with the outstanding Refinanced Euro Term Loan Facility, constitute a single class of term loans under the Credit Agreement. The New Euro Term Loan Facility has substantially identical terms to the Existing Euro Term Loan Facility, provided, however, that (a) the applicable margin with respect to the interest rates under the New Euro Term Loan Facility is lower than the applicable margin with respect to the interest rates under the Existing Euro Term Loan Facility and (b) any voluntary prepayment, refinancing or repricing of the term loans under the New Euro Term Loan Facility in connection with certain repricing transactions that occur on or prior to the 6-month anniversary of the Third Amendment Date are subject to a prepayment premium of 1.0% of the principal amount of the term loans so prepaid, refinanced, or repriced, subject to certain exceptions.

On the Fourth Amendment Date, we consummated the Refinancing, pursuant to which the term loans that were previously outstanding under the Existing Dollar Term Loan Facility were prepaid in full with the proceeds of incremental borrowings made under the New Dollar Term Loan Facility in an equivalent principal amount equal to the principal amount of Existing Dollar Term Loans so prepaid.

2025 Refinancing Dollar Term Facility

On the Sixth Amendment Date, we refinanced all of our New Dollar Term Loan Facility with the incurrence of new dollar-denominated Term B loans, which refinancing loans are comprised of (i) a new dollar-denominated senior secured term loan facility in an aggregate principal amount of approximately $4,074 million (the “2028 Refinancing Term Loan Facility”) and (ii) a new dollar-denominated senior secured term loan facility in an aggregate principal amount of approximately $3,500 million (the “2030 Refinancing Term Loan Facility” and, together with the 2028 Refinancing Term Loan Facility, collectively, the “2025 Refinancing Dollar Term Facility”). The 2028 Refinancing Term Loan Facility has substantially identical terms to the New Dollar Term Loan Facility outstanding under the Sponsor Credit Agreement immediately prior to the Sixth Amendment Date, provided, however, that (i) the applicable margin with respect to the interest rates under the 2028 Refinancing

Term Loan Facility is 0.25% lower than the applicable margin with respect to the interest rates under the New Dollar Term Loan Facility and (ii) any voluntary prepayment, refinancing, or repricing of the term loans under the 2028 Refinancing Term Loan Facility in connection with certain repricing transactions that occur prior to the 6-month anniversary of the Sixth Amendment Date are subject to a prepayment premium of 1.0% of the principal amount of the term loans so prepaid, refinanced, or repriced, subject to certain exceptions. The 2030 Refinancing Term Loan Facility has substantially identical terms to the 2028 Refinancing Term Loan Facility, provided, however, that the 2030 Refinancing Term Loan Facility will mature on the 2030 Refinancing Term Loan Maturity Date. Additionally, the applicable margin with respect to the 2025 Refinancing Dollar Term Facility is contractually reduced by 0.25% per annum upon the consummation of a qualified initial public offering.

Revolving Credit Facility Extension

On the Third Amendment Date, we amended the Revolving Credit Facility to extend the maturity date to the date that is five years following the Third Amendment Date, subject to the Springing Condition.

2021 Notes

To partially finance the Sponsor Acquisition, Medline Borrower, LP (the “Issuer”) and Medline Co-Issuer, Inc. (the “Co-Issuer” and together with the Issuer, the “Issuers”) issued (i) $4,500 million aggregate principal amount of 3.875% Senior Secured Notes due 2029 (the “2021 Secured Notes”) pursuant to an indenture, dated as of October 15, 2021 (the “2021 Secured Notes Indenture”), and (ii) $2,500 million aggregate principal amount of 5.250% Senior Notes due 2029 (the “2021 Unsecured Notes” and, together with the 2021 Secured Notes, the “2021 Notes”)) pursuant to an indenture, dated as of October 15, 2021 (the “2021 Unsecured Notes Indenture”).

The 2021 Secured Notes have a fixed annual interest rate of 3.875%, which will be paid in cash semi-annually in arrears on April 1 and October 1 of each year, and will mature on April 1, 2029. The 2021 Unsecured Notes have a fixed annual interest rate of 5.250%, which will be paid in cash semi-annually in arrears on April 1 and October 1 of each year, and will mature on October 1, 2029.

Ranking and Guarantees

The 2021 Notes are guaranteed by Medline Intermediate, LP and each of the Issuer’s wholly owned domestic restricted subsidiaries (other than the Co-Issuer) that guarantee our Senior Secured Credit Facilities.

The 2021 Secured Notes and the related guarantees are our senior secured obligations and rank equally in right of payment with all of the Issuers’ existing and future senior indebtedness; rank senior in right of payment to all of the Issuers’ and guarantors’ future subordinated indebtedness; are effectively senior to all of the Issuers’ and the guarantors’ existing and future unsecured indebtedness to the extent of the value of the collateral securing the 2021 Secured Notes, including the 2021 Unsecured Notes; rank equally in priority as to the collateral securing the 2021 Secured Notes with respect to borrowings and guarantees under our Senior Secured Credit Facilities, the notes and any other pari passu indebtedness; and are structurally subordinated to all existing and future indebtedness, claims of holders of preferred stock and other liabilities of any subsidiary of an Issuer or a guarantor that is not a guarantor or co-issuer of the 2021 Secured Notes.

The 2021 Unsecured Notes and the related guarantees are our senior unsecured obligations and rank equally in right of payment with all of the Issuers’ existing and future senior indebtedness; rank senior in right of payment to all of the Issuers’ and guarantors’ future subordinated indebtedness; are effectively subordinated to all of the Issuers’ and the guarantors’ existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, including the notes, the 2021 Secured Notes and our Senior Secured Credit Facilities; and are structurally subordinated to the existing and future indebtedness, claims of holders of preferred stock, and other liabilities of any subsidiary of an Issuer or a guarantor that is not a guarantor or co-issuer of the 2021 Unsecured Notes.

Security

The Issuers’ obligations under the 2021 Secured Notes and the related guarantees are secured by a perfected first priority lien on substantially all of the Issuers’ and the guarantors’ tangible and intangible assets, in each case, subject to permitted liens and certain exceptions.

Redemption

At any time on or after October 1, 2024, each series of 2021 Notes is redeemable, in whole or in part, at the Issuers’ option, at the applicable redemption prices set forth in the applicable indenture, plus accrued and unpaid interest, if any, on the principal amount of the applicable series of Notes being redeemed to, but excluding, the redemption date

In the event of a Change of Control Triggering Event (as defined in the 2021 Secured Notes Indenture or the 2021 Unsecured Notes Indenture, as applicable), the Issuers will be required to offer to repurchase the 2021 Secured Notes and the 2021 Unsecured Notes, respectively, at a price of 101% of their principal amount plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase.

Covenants

The 2021 Notes contain a number of significant affirmative and negative covenants and customary events of default. Such covenants, among other things, limit or restrict, subject to certain exceptions, the ability of the Issuers and their subsidiaries to:

•	incur additional indebtedness and guarantee indebtedness;

•	create or incur liens;

•	engage in mergers or consolidations;

•	sell, transfer, or otherwise dispose of assets;

•	pay dividends and distributions or repurchase capital stock;

•	prepay, redeem, or repurchase certain subordinated indebtedness;

•	make investments, loans and advances;

•	enter into certain transactions with affiliates; and

•	enter into agreements that prohibit our ability and the ability of our subsidiary guarantors to incur liens on assets.

2024 Notes

The Issuers issued (i) $1,000 million aggregate principal amount of 6.250% Senior Secured Notes due 2029 (the “Initial 2024 Notes”) pursuant to an indenture, dated as of March 27, 2024 (the “Initial 2024 Indenture”) and (ii) $500 million aggregate principal amount of 6.250% Senior Secured Notes due 2029 (the “Additional 2024 Notes,” and together with the Initial 2024 Notes, the “2024 Notes”; the 2024 Notes together with the 2021 Notes, the “Senior Notes”) pursuant to the first supplemental indenture to the Initial Indenture, dated as of June 24, 2024 (the “First Supplemental 2024 Indenture,” and together with the Initial 2024 Indenture, the “Indenture”).

The 2024 Notes have a fixed annual interest rate of 6.250%, which will be paid in cash semi-annually in arrears on April 1 and October 1 of each year and will mature on April 1, 2029.

Ranking and Guarantees

The 2024 Notes are guaranteed by Medline Intermediate, LP and each of the Issuer’s wholly owned domestic restricted subsidiaries (other than the Co-Issuer) that guarantee our Senior Secured Credit Facilities.

The 2024 Notes and the related guarantees are our senior secured obligations and rank equally in right of payment with all of the Issuers’ existing and future senior indebtedness; rank senior in right of payment to all of the Issuers’ and guarantors’ future subordinated indebtedness; are effectively senior to all of the Issuers’ and the guarantors’ existing and future unsecured indebtedness to the extent of the value of the collateral securing the 2024 Notes, including the 2021 Unsecured Notes; rank equally in priority as to the collateral securing the 2024 Notes with respect to borrowings and guarantees under our Senior Secured Credit Facilities, the 2021 Secured Notes, and any other pari passu indebtedness; and are structurally subordinated to all existing and future indebtedness, claims of holders of preferred stock and other liabilities of any subsidiary of an Issuer or a guarantor that is not a guarantor or co-issuer of the 2024 Notes.

Security

The Issuers’ obligations under the 2024 Notes and the related guarantees are secured by a perfected first priority lien on substantially all of the Issuers’ and the guarantors’ tangible and intangible assets, in each case, subject to permitted liens and certain exceptions.

Redemption

At any time prior to April 1, 2026, the 2024 Notes are redeemable, in whole or in part, at the Issuers’ option, at a redemption price equal to 100% of the principal amount of the 2024 Notes being redeemed plus a “make-whole” premium specified in the applicable 2024 Indenture, plus accrued and unpaid interest, if any, on the principal amount of the 2024 Notes being redeemed to, but excluding, the redemption date. At any time on or after April 1, 2026, the 2024 Notes are redeemable, in whole or in part, at the Issuers’ option, at the applicable redemption prices set forth in the 2024 Indenture, plus accrued and unpaid interest, if any, on the principal amount of the 2024 Notes being redeemed to, but excluding, the redemption date. In addition, subject to certain conditions, at any time prior to April 1, 2026, the Issuers may redeem up to 40% of the aggregate principal amount of the 2024 Notes with an amount not to exceed the net cash proceeds from certain equity offerings at a redemption price of 106.250%, plus accrued and unpaid interest, if any, on the principal amount of the 2024 Notes being redeemed to, but excluding, the redemption date.

Prior to April 1, 2026, the Issuers may, at their option, at any time and from time to time, redeem up to 10% of the aggregate principal amount of the 2024 Notes during each calendar year following the issuance of the 2024 Notes at a redemption price of 103.000% of the principal amount of the 2024 Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Prior to April 1, 2026, the Issuers may redeem all, but not less than all, of the 2024 Notes with an amount not to exceed the net cash proceeds from any Qualified IPO (as defined in the 2024 Indenture) at a redemption price of 106.250% of the principal amount of the 2024 Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

In the event of a Change of Control Triggering Event (as defined in the 2024 Indenture), the Issuers will be required to offer to repurchase the 2024 Notes at a price of 101% of their principal amount plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase.

Covenants

The 2024 Notes contain a number of significant affirmative and negative covenants and customary events of default. Such covenants, among other things, limit or restrict, subject to certain exceptions, the ability of the Issuers and their subsidiaries to:

•	incur additional indebtedness and guarantee indebtedness;

•	create or incur liens;

•	engage in mergers or consolidations;

•	sell, transfer, or otherwise dispose of assets;

•	pay dividends and distributions or repurchase capital stock;

•	prepay, redeem, or repurchase certain subordinated indebtedness;

•	make investments, loans, and advances;

•	enter into certain transactions with affiliates; and

•	enter into agreements that prohibit our ability and the ability of our subsidiary guarantors to incur liens on assets.

DESCRIPTION OF CAPITAL STOCK

In connection with this offering, we will amend and restate our certificate of incorporation and our bylaws. The following is a description of the material terms of, and is qualified in its entirety by, Medline Inc.’s amended and restated certificate of incorporation and amended and restated bylaws, each of which will be in effect upon the consummation of this offering, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part. Under “Description of Capital Stock,” “we,” “us,” “our,” the “Company,” and “our company” refer to Medline Inc. and not to any of its subsidiaries.

Our purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL. Upon the consummation of this offering, our authorized capital stock will consist of      shares of Class A common stock, par value $0.0001 per share,      shares of Class B common stock, par value $0.0001 per share, and      shares of preferred stock, par value $0.0001 per share. No shares of preferred stock will be issued or outstanding immediately after the offering contemplated by this prospectus. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Class A Common Stock

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our Class A common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our Class A common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefore, subject to any statutory or contractual restrictions on the payment of dividends and to the rights of the holders of one or more outstanding series of our preferred stock.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors, and subject to the rights of the holders of one or more outstanding series of preferred stock, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution to stockholders.

All shares of our Class A common stock that will be outstanding at the time of the completion of the offering will be fully paid and non-assessable. The Class A common stock will not be subject to further calls or assessments by us. Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class A common stock. The rights, powers, preferences and privileges of holders of our Class A common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Class B Common Stock

Holders of shares of our Class B common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election and removal of directors. If at any time the ratio at which Common Units are exchangeable for shares of our Class A common stock changes from one-for-one as described under “Certain Relationships and Related Person Transactions—Exchange Agreement,” the number of votes to which holders of our Class B common stock are entitled will be adjusted accordingly. The holders of our Class B common stock do not have cumulative voting rights in the election of directors.

We will issue one share of Class B common stock for each Common Unit held by our Continuing Unitholders, and, upon conversion of vested Incentive Units for Common Units, the converting holders will also receive an equivalent number of shares of Class B common stock. Upon an exchange by any such Continuing

Unitholder of Common Units for shares of our Class A common stock pursuant to the Exchange Agreement, an equivalent number of shares of Class B common stock held by each such Continuing Unitholder will be automatically transferred to us and cancelled and retired.

Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law or by the amended and restated certificate of incorporation. Delaware law entitles the holders of the outstanding shares of Class A common stock, Class B common stock, and any preferred stock to vote separately as different classes in connection with any amendment to our certificate of incorporation that would increase or decrease the par value of the shares of such class or that would alter or change the powers, preferences, or special rights of such class so as to affect them adversely. As permitted by Delaware law, the amended and restated certificate of incorporation includes a provision which eliminates the separate class vote that the holders of our Class A common stock, Class B common stock, or preferred stock would otherwise have with respect to an amendment to the certificate of incorporation increasing or decreasing the authorized number of shares of Class A common stock, Class B common stock, or preferred stock. Thus, subject to any special or additional voting requirements contained in the amended and restated certificate of incorporation, the holders of our Class A common stock, Class B common stock, and preferred stock would vote together as a single class on any amendment to the certificate of incorporation increasing or decreasing the authorized number of shares of Class A common stock, Class B common, stock or preferred stock. Under Delaware law, depending on the circumstances, any such increase in the authorized number of shares of our Class A common stock, Class B common stock, or preferred stock would require either the affirmative vote of the holders of a majority of the votes cast at a meeting at which a quorum is present or a majority in voting power of the outstanding shares of capital stock entitled to vote thereon.

Holders of our Class B common stock are not entitled to receive dividends or to receive a distribution upon a liquidation, dissolution, or winding up of Medline Inc.

Our amended and restated certificate of incorporation does not provide for any restrictions on transfer of shares of Class B common stock other than:

•	the provisions requiring an automatic transfer of shares of Class B common stock to us upon an exchange of the Common Units associated with such shares;

•	the provisions requiring that the holder will not transfer shares of Class B common stock to any person unless the holder transfers an equal number of Common Units to the same person;

•	the provisions requiring that, in the event the holder transfers Common Units to any person, the holder transfer an equal number of shares of Class B common stock to the same person.

All shares of our Class B common stock that will be outstanding at the time of the completion of the offering will be fully paid and non-assessable. The Class B common stock will not be subject to further calls or assessments by us. Holders of shares of our Class B common stock do not have preemptive, subscription, redemption, or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class B common stock. The rights, powers, preferences, and privileges of holders of our Class B common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, and subject to the terms of our amended and restated certificate of incorporation, the authorized shares of preferred stock will be available for issuance without further action by holders of our common stock. Our board of directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions thereof, including, without limitation:

•	the designation of the series;

•

the number of shares of the series, which our board of directors may, except where otherwise provided in any preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable on shares of such series;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs or other event;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible, and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series of our capital stock; and

•	the voting powers, if any, of the holders of the series.

We could issue one or more series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our Class A common stock might believe to be in their best interests or in which the holders of our Class A common stock might receive a premium over the market price of the shares of our Class A common stock. Additionally, the issuance of preferred stock may adversely affect the rights or interests of holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock, or subordinating the rights of the Class A common stock to distributions upon a liquidation, dissolution, or winding up or other event. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.

Dividends

The DGCL permits the board of directors of a corporation, subject to any restrictions in the certificate of incorporation, to declare and pay dividends out of the corporation’s “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets is an amount equal to the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, the remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend will be subject to the discretion of our board of directors, except that our amended and restated certificate of incorporation will provide that holders of Class B common stock shall not be entitled to any dividends on their shares of Class B common stock. See also “Dividend Policy.”

Annual Stockholder Meetings

Our amended and restated bylaws provide that annual stockholder meetings will be held at a date, time, and place, if any, as exclusively selected by our board of directors. To the extent permitted under applicable law, we may conduct meetings solely by means of remote communications, including by webcast.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law

Our amended and restated certificate of incorporation, amended and restated bylaws, and the DGCL contain provisions that are summarized in the following paragraphs and that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control, and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest, or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of shares that are authorized and available for issuance. However, the listing requirements of Nasdaq, which would apply so long as the shares of Class A common stock remain listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock (we believe the position of Nasdaq is that the calculation in this latter case treats as outstanding shares issuable upon exchange of outstanding Common Units not indirectly held by Medline Inc.). These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions.

Our board of directors may generally issue shares of one or more series of preferred stock on terms designed to discourage, delay, or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions, and to fund employee benefit plans.

One of the effects of the existence of authorized and unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Business Combinations

We have elected not to be governed by Section 203 of the DGCL, which is Delaware’s anti-takeover statute that, subject to certain exceptions and approvals, restricts “business combinations,” including specified mergers, asset sales, stock sales, and other transactions, between a corporation and its subsidiaries, on the one hand, and any interested stockholder (generally defined to mean a person who (x) owns 15% or more of the outstanding voting stock of the corporation or (y) is an affiliate or associate of us and was the owner of 15% or more of our voting stock within the three-year period before the date on which it is sought to be determined whether such person is an “interested stockholder,” and the affiliates or associates of such person), on the other, for a three-year period following the time the person became an interested stockholder. However, our amended and restated

certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock and was an affiliate of us. For purposes of this section only, “voting stock” generally means any class or series of our stock that is entitled to vote generally in the election of directors. References to a percentage of voting stock in this section refer to the percentage of the votes of such voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Our amended and restated certificate of incorporation provides that our Designating Stockholders and their affiliates, and any of their respective direct or indirect transferees, and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all of our directors.

Special Stockholder Meetings

Our amended and restated certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of the board of directors, the chair of our board, or the chief executive officer; provided, however, that at any time when our Designating Stockholders collectively beneficially own, in the aggregate, at least 30% in voting power of the stock entitled to vote generally in the election of directors, special meetings of our stockholders shall also be called by the board of directors or the chair of the board of directors at the request of a Designating Stockholder. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deterring, delaying, or discouraging hostile takeovers, or changes in control or management of the Company.

Director Nominations and Stockholder Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions will not apply to the parties to the director nomination agreements so long as the relevant agreements remains in effect. Our amended and restated bylaws allow the chair of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Stockholder Action by Consent

Pursuant to Section 228 of the DGCL, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not permit our Class A common stockholders to act by consent in lieu of a meeting from and after the date on which our Designating Stockholders cease to beneficially own or control, in the aggregate, at least 30% of the total voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors unless such action is recommended by all directors then in office, but it does provide that any action required or permitted to be taken by holders of our Class B common stock, voting separately as a class, or, to the extent expressly permitted by any certificate of designation relating to one or more series of our preferred stock, by the holders of such series of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken by consent in lieu of a meeting if a consent or consents, setting forth the action so taken, is or are signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger, consolidation, statutory conversion or statutory domestication, transfer, or continuance in which we are a constituent entity. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger, consolidation, statutory conversion or statutory domestication, transfer, or continuance will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery, plus interest, if any, on the amount determined to be the fair value, from the effective time of the merger, consolidation, statutory conversion or statutory domestication, transfer, or continuance through the date of payment of the judgment.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. To bring such an action, the stockholder must otherwise comply with Delaware law regarding derivative actions, including by making a pre-suit demand on our board of directors or satisfying its burden to show that any pre-suit demand would be futile. Our amended and restated certificate of incorporation has vested an independent and disinterested litigation demand committee with sole and exclusive authority to consider the merits of any such demands and make decisions and taken actions with respect to any such demands, including whether to initiate a proceeding. This provision may affect a stockholder’s ability to commence or control a derivative proceeding.

Exclusive Forum

To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation includes forum selection provisions.

More specifically, our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty owed by any current or former director, officer, stockholder, or employee of the company to the company or our stockholders; (iii) any action asserting a claim against us arising under the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. Our amended and restated certificate of incorporation further provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States, including, in each case, the applicable rules and regulations promulgated thereunder. It is possible that a court could find our forum selection provisions to be inapplicable or unenforceable and, accordingly, we could be required to litigate claims in multiple jurisdictions, incur additional costs or otherwise not receive the benefits that we expect our forum selection provisions to provide.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of our company shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. However, investors will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder as a result of our forum selection provisions. See “Risk Factors—Risks Related to this Offering and Ownership of our Class A Common Stock—Our amended and restated certificate of incorporation will designate the Court of Chancery of the State of Delaware or the federal district courts of the United States of America, as applicable, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or the Company’s directors, officers or other employees.”

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors, or stockholders or their respective affiliates, other than those officers, directors, stockholders, or affiliates who are our or our subsidiaries’ employees. As a consequence of this waiver, none of our Sponsors, the Mills Family, subject to limited exceptions, or any of their respective affiliates or any of our directors who are not employed by us (including any non-employee director who serves as one of our officers in both their director and officer capacities) or their affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that our Sponsors, the Mills Family or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or themselves or its or their affiliates or for us or our affiliates, as a consequence of this waiver, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our amended and restated certificate of incorporation will not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in their capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business. The director nomination agreements we will enter into with the Designating Stockholders will also contain provisions providing the Designating Stockholders with access to our corporate information.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and certain officers to corporations and their stockholders for monetary damages for breaches of their fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors and officers for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders to recover monetary damages from a director or officer for breach of fiduciary duty as a director or officer, including breaches resulting from grossly negligent behavior. Under current law, this provision will not limit or eliminate the liability of any officer in any action by or in the right of the Company, including any derivative claim. Further, the exculpation from liability for monetary damages does not apply to any director or officer if the director or officer has breached their duty of loyalty to the corporation and its stockholders, acted in bad faith, knowingly or intentionally violated the law, or derived an improper benefit from their actions as a director or officer. In addition, exculpation does not apply to any director in connection with the authorization of illegal dividends, redemptions or stock repurchases.

Our amended and restated bylaws generally provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL, subject to limited exceptions. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification, and advancement provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors and officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our Class A common stock will be Equiniti Trust Company, LLC.

Listing

We have applied to list our Class A common stock on Nasdaq under the symbol “MDLN.”

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of material U.S. federal income tax consequences to a non-U.S. holder (as defined herein) of the purchase, ownership and disposition of shares of our Class A common stock but does not purport to be a complete analysis of all the potential tax considerations relating thereto. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary. Accordingly, the discussion below neither binds the IRS nor the courts, and there can be no assurance that the IRS or a court will agree with such statements and conclusions. This summary deals only with Class A common stock that is held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a beneficial owner of shares of our Class A common stock (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This summary is based upon provisions of the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, nor does it address the Medicare tax on net investment income, U.S. federal alternative minimum taxes, U.S. federal estate and gift taxes, or the effects of any state, local, or non-United States tax laws. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for U.S. federal income tax purposes, tax-exempt organizations or governmental organizations, persons deemed to sell our common stock under the constructive sale provisions of the Code, persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation, tax-qualified retirement plans, “qualified foreign pension funds” as defined in the Code and entities all of the interests of which are held by qualified foreign pension funds or persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our Class A common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership considering an investment in our Class A common stock, you should consult your tax advisors.

If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our Class A common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our Class A common stock) in respect of shares of our Class A common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s Class A common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in shares of our Class A common stock, the excess will be treated as a capital gain from the disposition of shares of our Class A common stock (the tax treatment of which is discussed below under “—Gain on Disposition of Class A Common Stock”).

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits or (b) if our Class A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Gain on Disposition of Class A Common Stock

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of our Class A common stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we are not and do not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on distributions received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code) such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Class A common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our common stock to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of our common stock, proposed United States Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for shares of our Class A common stock. We cannot predict the effect, if any, future sales of shares of Class A common stock, or the availability for future sale of shares of Class A common stock, will have on the market price of shares of our Class A common stock prevailing from time to time. The sale of substantial amounts of shares of our Class A common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Class A common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate. See “Risk Factors—Risks Related to this Offering and Ownership of our Class A Common Stock—If we or our pre-IPO owners sell additional shares of our Class A common stock after this offering or are perceived by the public markets as intending to sell them, the market price of our Class A common stock could decline.”

Upon completion of this offering we will have a total of     shares of our Class A common stock outstanding (or     shares of Class A common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock). All of these shares of Class A common stock will have been sold in this offering and will be freely tradable without restriction or further registration under the Securities Act by persons other than our “affiliates.” Under the Securities Act, an “affiliate” of an issuer is a person that directly or indirectly controls, is controlled by, or is under common control with that issuer. The     shares of our Class A common stock held by the Pre-IPO Stockholders and the Exchanging Unitholders (or     shares of Class A common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock) will be “restricted securities,” as defined in Rule 144 and may not be sold absent registration under the Securities Act or compliance with Rule 144 thereunder or in reliance on another exemption from registration.

In addition, subject to certain limitations and exceptions, pursuant to the terms of an exchange agreement we will enter into with the Continuing Unitholders, holders of Common Units (including Common Units issued upon conversion of vested Incentive Units) may (subject to the terms of the exchange agreement) exchange Common Units for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, and reclassifications, whereupon an equivalent number of shares of Class B common stock held by each such Continuing Unitholder will be automatically transferred to us and cancelled and retired upon any such exchange. Upon consummation of this offering, the Continuing Unitholders will hold      Common Units (or      Common Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock), all of which will be exchangeable for shares of our Class A common stock. Any shares we issue upon exchange of Common Units will be “restricted securities” as defined in Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. Under applicable SEC guidance, we believe that for purposes of Rule 144 the holding period in such shares will generally include the holding period in the corresponding Common Units exchanged. Moreover, as a result of the registration rights agreement, all or a portion of these shares may be eligible for future sale without restriction, subject to the lock-up arrangements described below. See “—Registration Rights” and “Certain Relationships and Related Person Transactions—Registration Rights Agreement.”

In addition,     shares of Class A common stock may be granted under our Omnibus Incentive Plan, including shares of Class A common stock issuable following vesting and upon exchange for     as-converted Incentive Units held by the Continuing Incentive Unitholders with a weighted average participation threshold of $  per unit. For additional information concerning the awards under the Omnibus Incentive Plan that we intend to grant in connection with this offering or that will be outstanding at the time of this offering, see “Summary—The Offering.” In addition, for a description of these grants under our Omnibus Incentive Plan, see “Management—Compensation Arrangements to be Adopted in Connection with this Offering—Omnibus Incentive Plan.” Additionally,     shares of Class A common stock will be reserved for issuance under our ESPP. For a detailed description of the ESPP, see “Management—Compensation Arrangements to be Adopted in Connection with this Offering—Employee Stock Purchase Plan.” We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of Class A common stock or securities convertible into or exchangeable for shares of Class A common stock issued under or covered by our Omnibus Incentive Plan and our ESPP. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares of Class A common stock registered under such registration statements will be available for sale in the open market. We expect that the initial registration statement on Form S-8 will cover     shares of Class A common stock.

Our amended and restated certificate of incorporation authorizes us to issue additional shares of Class A common stock and options, rights, warrants, and appreciation rights relating to Class A common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion. In accordance with the DGCL and the provisions of our amended and restated certificate of incorporation, we may also issue preferred stock that has designations, preferences, rights, powers, and duties that are different from, and may be senior to, those applicable to shares of Class A common stock. See “Description of Capital Stock.” Similarly, the amended and restated limited partnership agreement of Medline Holdings permits Medline Holdings to issue an unlimited number of additional limited partnership interests of Medline Holdings with designations, preferences, rights, powers, and duties that are different from, and may be senior to, those applicable to the Common Units, and which may be exchangeable for shares of our Class A common stock.

Registration Rights

In connection with the Offering Transactions, we will enter into a registration rights agreement with our Principal Stockholders and our Other Pre-IPO Investors. See “Certain Relationships and Related Person Transactions—Registration Rights Agreement.”

Lock-Up Agreements

We, our officers, directors, our Principal Stockholders, our Other Pre-IPO Investors, and our other pre-IPO owners representing substantially all of the Common Units prior to this offering have agreed, subject to certain exceptions, that we and they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our Class A common stock, whether any of these transactions are to be settled by delivery of our Class A common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge, or disposition, or to enter into any transaction, swap, hedge, or other arrangement, without, in each case, the prior written consent of either Goldman Sachs & Co. LLC or Morgan Stanley & Co. LLC, and one additional representative, on behalf of the underwriters, for a period of 180 days after the date of this prospectus. These agreements are subject to certain exceptions, as set forth in “Underwriting.”

Rule 144

In general, under Rule 144, as currently in effect, a person who is not deemed to be our affiliate for purposes of Rule 144 or to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned the shares of Class A common stock proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares of Class A common stock without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares of Class A common stock proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares of Class A common stock without complying with any of the requirements of Rule 144. In general, six months after the effective date of the registration statement of which this prospectus forms a part, under Rule 144, as currently in effect, our affiliates or persons selling shares of Class A common stock on behalf of our affiliates are entitled to sell, within any three-month period, a number of shares of Class A common stock that does not exceed the greater of (1) 1% of the number of shares of Class A common stock then outstanding and (2) the average weekly trading volume of the shares of Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale. Sales under Rule 144 by our affiliates or persons selling shares of Class A common stock on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Any shares we issue upon exchange of Common Units will be “restricted securities” as defined in Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. Under applicable SEC guidance, we believe that for purposes of Rule 144 the holding period in such shares will generally include the holding period in the corresponding Common Units exchanged.

UNDERWRITING

We and the underwriters named below will enter into an underwriting agreement with respect to the shares of Class A common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of Class A common stock indicated in the following table. Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, BofA Securities, Inc. and J.P. Morgan Securities LLC are the representatives of the underwriters.

Underwriters	Number of Shares of Class A Common Stock
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
BofA Securities, Inc.
J.P. Morgan Securities LLC
Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to purchase up to an additional      shares from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above. The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares of Class A common stock offered.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase      additional shares.

Paid by Us

	No Exercise	Full Exercise
Per Share	$	$

Total	$	$

Shares of Class A common stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $     per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and our officers and directors and our pre-IPO owners have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any shares of Class A common stock or securities convertible into or exchangeable for shares of Class A common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of either Goldman Sachs & Co. LLC or Morgan Stanley & Co. LLC, and one additional representative, on behalf of the underwriters.

We have applied to list the shares on Nasdaq under the symbol “MDLN.”

Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of the business potential and our earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

In connection with the offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of Class A common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Class A common stock, and together with the imposition of the penalty bid, may stabilize, maintain, or otherwise affect the market price of the shares of Class A common stock. As a result, the price of the shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise.

We estimate that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $    . We have also agreed to reimburse the underwriters for certain FINRA-related expenses incurred by them in connection with the offering in an amount up to $    .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of our shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and our affiliates, for which they received or will receive customary fees and expenses. For example, Bank of America, N.A., an affiliate of BofA Securities, Inc., is administrative agent and collateral agent under the credit agreement that governs our Senior Secured Credit Facilities, and JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, Bank of America, N.A., Goldman Sachs Bank USA, an affiliate of Goldman Sachs & Co. LLC, and Morgan Stanley Senior Funding Inc., an affiliate of Morgan Stanley & Co. LLC, are joint-lead arrangers and lenders under certain of our Senior Secured Credit Facilities. In addition, J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC served as the representatives of the initial purchasers, and BofA Securities, Inc. and Morgan Stanley & Co. LLC served as joint bookrunning managers in connection with our offering of $4,500 million aggregate principal amount of the 2021 Secured Notes and $2,500 million aggregate principal amount of the 2021 Unsecured Notes, for which they received customary fees and commissions. Goldman Sachs & Co. and BofA Securities, Inc. served as the representatives of the initial purchasers, and J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC served as joint bookrunning managers in connection with our offering of $1,000 million aggregate principal amount of the Initial 2024 Notes, for which they received customary fees and commissions. Goldman Sachs & Co. LLC, BofA Securities, Inc., and J.P. Morgan Securities LLC served as the representatives of the initial purchasers, and Morgan Stanley & Co. LLC served as joint bookrunning manager, in connection with our offering of $500 million aggregate principal amount of the Additional 2024 Notes, for which they received customary fees and commissions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell, or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps, and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities, and/or instruments of ours or our affiliates (directly, as collateral securing other obligations or otherwise). The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas, and/or publish or express independent research views in respect of such assets, securities, or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities, and instruments.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Member State”), no shares of Class A common stock have been offered or will be offered pursuant to this offering to the public in that Member

State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation (as defined herein), except that offers of shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation (as defined herein);

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)

in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares of Class A common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the representatives and us that it is a “qualified investor” as defined in the Prospectus Regulation.

In the case of any shares of Class A common stock being offered to a financial intermediary as that term is used in Article 5 of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of Class A common stock to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of Class A common stock in any Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares of Class A common stock to be offered so as to enable an investor to decide to purchase shares of Class A common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

United Kingdom

No shares of Class A common stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of Class A common stock which has been approved by the Financial Conduct Authority, except that the shares of Class A common stock may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation (as defined herein);

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (“FSMA”);

provided that no such offer of the shares of Class A common stock shall require any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares of Class A common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A common stock and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 and each person who initially acquires any shares of Class A common stock or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriters and us that it is a qualified investor within the meaning of Article 2(e) of the UK Prospectus Regulation.

Each person in the UK who receives any communication in respect of, or who acquires any of our shares of Class A common stock under, the offers to the public contemplated in this prospectus, or to whom our shares of Class A common stock are otherwise made available, will be deemed to have represented, warranted, acknowledged, and agreed to and with us, the underwriters, and their respective affiliates that it meets the criteria outlined in this section.

This prospectus is only for distribution to and directed at: (i) in the United Kingdom, persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Order”) and high net worth entities falling within Article 49(2)(a) to (d) of the Order; (ii) are persons falling within Article 49(2)(a) to (d)(“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order; (iii) persons who are outside the United Kingdom; and (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “Relevant Persons”). The shares of Class A common stock will only be available to, and any invitation, offer, or agreement to subscribe for, purchase, or otherwise acquire such shares will be engaged only with, Relevant Persons. Any person who is not a Relevant Person should not act or rely on this prospectus or any of its contents.

Canada

The shares of Class A common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Dubai International Financial Centre

This prospectus relates to an “Exempt Offer” in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares of our Class A common stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, us, or the shares of Class A common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares of Class A common stock will not be supervised by, FINMA, and the offer of shares of Class A common stock has not been and will not be authorized under CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of Class A common stock.

Hong Kong

The shares of Class A common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation, or document relating to the shares of Class A common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Australia

No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement, or other disclosure document under Chapter 6D.2 of the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement, or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise, or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives, and circumstances, and, if necessary, seek expert advice on those matters.

Israel

In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares of Class A common stock under the Israeli Securities Law, 5728—1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728–1968, including, inter alia, if: (i) the offer is made, distributed, or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”), or (ii) the offer is made, distributed, or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728—1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. We have not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728—1968. We have not and will not distribute this prospectus or make, distribute, or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728—1968. In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728—1968 and the regulations promulgated thereunder in connection with the offer to be issued common stock; (iv) that the shares of Class A common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728—1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728—1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address, and passport number or Israeli identification number.

Japan

The shares of Class A common stock have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended; the “FIEA”) and no shares of Class A common stock will be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person “resident” in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Class A common stock may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares of Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor,

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the shares under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA, or

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the shares of Class A common stock are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

United Arab Emirates

The shares of Class A common stock have not been, and will not be, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Center) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Center) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Center) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, Financial Services Regulatory Authority, or the Dubai Financial Services Authority.

Brazil

The offer and sale of the shares of Class A common stock have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution No 160, dated 13 July 2022, as amended or unauthorized distribution under Brazilian laws and regulations. The shares of Class A common stock may only be offered to Brazilian professional investors (as defined by applicable CVM regulation), who may only acquire the securities through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of these securities on regulated securities markets in Brazil is prohibited.

LEGAL MATTERS

The validity of the shares of Class A common stock will be passed upon for us by Simpson Thacher & Bartlett LLP, Washington, D.C. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, Washington, D.C. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons, and others owns an interest representing less than 1% of the capital commitments of certain investment funds affiliated with Blackstone, Carlyle, and H&F.

EXPERTS

The consolidated financial statements of Medline Holdings, LP at December 31, 2024, and for each of the three years in the period ended December 31, 2024, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and shares of our Class A common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and in each instance we refer you to the copy or form of such contract, agreement or document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. You may inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

We maintain an internet site at www.medline.com. The information on, or accessible from, our website is not part of this prospectus by reference or otherwise.

Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act and will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You will be able to inspect copies of these materials without charge at the SEC’s website. We intend to make available to our Class A common stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

Report of Independent Registered Public Accounting Firm

To the Board of Managers of Medline Holdings, LP

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Medline Holdings, LP and subsidiaries (the Company) as of December 31, 2024 and 2023, the related consolidated statements of comprehensive income, mezzanine equity and partners’ capital and cash flows for each of the three years in the period ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024 in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Accrued customer rebates

Description of the Matter

As disclosed in Note 1 to the consolidated financial statements under the caption “Revenue Recognition”, the Company’s product sales to customers are adjusted for variable consideration, including customer rebates, which are estimated at the point revenue is recognized. The Company’s estimate of customer rebates is based upon the contractual rebate terms between the Company and its customers, products subject to a rebate, the lag between the sale and the payment of the rebate, and historical rebate payment trends. At December 31, 2024, the Company had $365 million in customer rebates and distributor chargebacks, of which a large portion relates to customer rebates.

Auditing the customer rebates liability was challenging due to the significant volume of transactions and data related to product gross sales, customer rebate rates, as well as historical rebate payments, that are used in determining the accrual balance.

How We Addressed the Matter in Our Audit	To test the Company’s customer rebate liability, our audit procedures included, among others, testing the completeness and accuracy of the underlying data used in the estimate, including, but not limited to, gross sales transactions, customer rebate rates, and historical rebate payments. We assessed the reasonableness of the data by corroborating payments to customer contracts and recalculated the variable consideration recognized based upon gross sales subject to the rebate and the executed rate per the customer contract and evaluated any differences. We recalculated the total variable consideration on gross sales and the related accrual based upon the historical rebates as a percentage of gross sales and an independently calculated lag between rebate recognition and settlement. We evaluated the change in the accrued liability by performing inquiries and analytical procedures considering changes in contractual rebate rates, expected lag, and gross sales performance. We also tested subsequent invoicing received from customers to assess the impact to the accrual at the balance sheet date and compared that to the Company’s estimate.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2022.

Chicago, Illinois

February 28, 2025

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

CONSOLIDATED BALANCE SHEETS

	As of December 31, 2024	As of December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$199	$1,556
Trade accounts receivable, net of allowance for credit losses of $108 and $58 as of December 31, 2024 and December 31, 2023, respectively	3,219	2,960
Inventories	4,456	3,813
Other current assets	398	480

Total current assets	8,272	8,809
Property, plant, and equipment, net	4,595	4,501
Other non-current assets
Goodwill	8,065	7,532
Intangible assets, net	14,559	14,788
Other long-term assets	487	492

Total other non-current assets	23,111	22,812

Total assets	$35,978	$36,122

LIABILITIES, MEZZANINE EQUITY AND PARTNERS’ CAPITAL
Current liabilities
Current portion of long-term borrowings and other short-term borrowings	$78	$75
Accounts payable	869	696
Accrued expenses and other current liabilities	1,489	1,351
Income taxes payable	4	9

Total current liabilities	2,440	2,131
Other non-current liabilities
Long-term borrowings, less current portion	16,416	16,442
Other long-term liabilities	598	572

Total other non-current liabilities	17,014	17,014

Total liabilities	$19,454	$19,145

Commitments and contingencies
Mezzanine equity
Class A Units, no par value; 128 units issued and outstanding as of December 31, 2024 and December 31, 2023	$237	$178
Stock-based compensation, no par value; 106 and 82 units outstanding as of December 31, 2024 and December 31, 2023, respectively	129	55

Total mezzanine equity	366	233
Partners’ capital
Class A Units, no par value; 16,723 units issued and outstanding as of December 31, 2024 and December 31, 2023	15,976	16,422
Class B Units, no par value; 721 and 754 units issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	123	108
Class B CUPI Units, no par value; 23 units issued and outstanding as of December 31, 2024 and December 31, 2023	48	26
Accumulated other comprehensive income	11	188

Total partners’ capital	16,158	16,744

Total liabilities, mezzanine equity and partners’ capital	$35,978	$36,122

See notes to consolidated financial statements.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended
	December 31, 2024	December 31, 2023	December 31, 2022
Net sales	$25,507	$23,231	$21,448
Cost of goods sold	18,531	17,346	16,231

Gross profit	6,976	5,885	5,217
Operating expense
Selling, general and administrative expenses	4,108	3,867	3,676
Amortization of intangible assets	685	662	660
Other operating expenses	37	106	20

Total operating expense	4,830	4,635	4,356

Operating income	2,146	1,250	861

Other (expense) income
Interest expense, net	(864)	(976)	(872)
Other (expense) income, net	(43)	1	10
Foreign exchange gain (loss), net	7	(11)	11

Total other expense	(900)	(986)	(851)

Income before income taxes	1,246	264	10
Provision for income taxes	46	30	35

Net income (loss)	1,200	234	(25)
Other comprehensive (loss) income, net of tax
Retirement plan, net of tax	—	(2)	3
Net unrealized (loss) gain on derivative instruments	(88)	(115)	331
Currency translation adjustment	(89)	43	(38)

Total other comprehensive (loss) income, net of tax	(177)	(74)	296

Comprehensive income	$1,023	$160	$271

See notes to consolidated financial statements.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND PARTNERS’ CAPITAL

	Year ended December 31, 2024
	Mezzanine Equity					Partners’ Capital
	Class A		Stock-based Compensation		Total Mezzanine Equity	Class A		Class B		Class B CUPI		Accumulated other comprehensive income	Total partners’ capital
	Units	Amount	Units	Amount	Amount	Units	Amount	Units	Amount	Units	Amount
Balance, January 1, 2024	128	$178	82	$55	$233	16,723	$16,422	754	$108	23	$26	$188	$16,744
Net income	—	10	—	27	37	—	1,104	—	35	—	24	—	1,163
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(177)	(177)
Reclass from liability-classified units	—	—	—	—	—	—	—	68	9	—	—	—	9
Units repurchased	—	—	(5)	(2)	(2)	—	—	(44)	(18)	—	—	—	(18)
Compensation expense	—	—	29	—	—	—	—	(57)	53	—	—	—	53
Adjustment of puttable common units to redemption value	—	58	—	—	58	—	(58)	—	—	—	—	—	(58)
Adjustment of stock-based compensation to redemption value	—	—	—	57	57	—	(57)	—	—	—	—	—	(57)
Distribution to partners	—	(9)	—	(8)	(17)	—	(1,435)	—	(64)	—	(2)	—	(1,501)

Balance, December 31, 2024	128	$237	106	$129	$366	16,723	$15,976	721	$123	23	$48	$11	$16,158

See notes to consolidated financial statements.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND PARTNERS’ CAPITAL

	Year ended December 31, 2023
	Mezzanine Equity					Partners’ Capital
	Class A		Stock-based Compensation		Total Mezzanine Equity	Class A		Class B		Class B CUPI		Accumulated other comprehensive income (loss)	Total partners’ capital
	Units	Amount	Units	Amount	Amount	Units	Amount	Units	Amount	Units	Amount
Balance, January 1, 2023	128	$138	48	$18	$156	16,723	$16,290	680	$54	32	$15	$262	$16,621
Net income	—	—	—	—	—	—	234	—	—	—	—	—	234
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(74)	(74)
Capital contribution	—	—	—	—	—	—	84	—	—	—	—	—	84
Compensation expense	—	—	34	—	—	—	5	74	54	(9)	11	—	70
Adjustment of puttable common units to redemption value	—	40	—	—	40	—	(40)	—	—	—	—	—	(40)
Adjustment of stock-based compensation to redemption value	—	—	—	37	37	—	(37)	—	—	—	—	—	(37)
Distribution to partners	—	—	—	—	—	—	(114)	—	—	—	—	—	(114)

Balance, December 31, 2023	128	$178	82	$55	$233	16,723	$16,422	754	$108	23	$26	$188	$16,744

See notes to consolidated financial statements.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND PARTNERS’ CAPITAL

	Year ended December 31, 2022
	Mezzanine Equity					Partners’ Capital
	Class A		Stock-based Compensation		Total Mezzanine Equity	Class A		Class B		Class B CUPI		Accumulated other comprehensive income (loss)	Total partners’ capital
	Units	Amount	Units	Amount	Amount	Units	Amount	Units	Amount	Units	Amount
Balance, January 1, 2022	128	$128	8	$—	$128	16,723	$16,285	717	$9	44	$2	$(34)	$16,262
Adoption of new accounting standard (Topic 326)	—	—	—	—	—	—	(10)	—	—	—	—	—	(10)
Net loss	—	—	—	—	—	—	(25)	—	—	—	—	—	(25)
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	296	296
Capital contribution	—	—	—	—	—	—	85	—	—	—	—	—	85
Compensation expense	—	—	40	—	—	—	6	(37)	45	(12)	13	—	64
Adjustment of puttable common units to redemption value	—	10	—	—	10	—	(10)	—	—	—	—	—	(10)
Adjustment of stock-based compensation to redemption value	—	—	—	18	18	—	(18)	—	—	—	—	—	(18)
Distribution to partners	—	—	—	—	—	—	(23)	—	—	—	—	—	(23)

Balance, December 31, 2022	128	$138	48	$18	$156	16,723	$16,290	680	$54	32	$15	$262	$16,621

See notes to consolidated financial statements.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended
	December 31, 2024	December 31, 2023	December 31, 2022
Cash flows from operating activities
Net income (loss)	$1,200	$234	$(25)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	977	951	933
Stock-based compensation expense	61	78	64
Amortization of deferred financing costs	57	80	85
Deferred taxes	(24)	(24)	(14)
Credit losses	63	8	29
Loss on disposition of property and equipment	6	11	6
Unrealized foreign exchange (gain) loss, net	(10)	3	(29)
Amortization of inventory step-up	25	90	15
Loss on extinguishment of debt	32	—	—
Non cash lease expense	61	47	41
Other non-cash adjustments	(4)	8	1
Changes in assets and liabilities, net of acquisitions:
Trade accounts receivable	(256)	(153)	(376)
Inventories	(545)	444	(195)
Other assets	46	(92)	(41)
Accounts payable	106	136	(103)
Accrued expenses and other current liabilities	83	(112)	(144)
Other liabilities	(109)	(24)	(60)

Net cash provided by operating activities	1,769	1,685	187

Cash flows from investing activities
Purchases of property and equipment, net	(354)	(275)	(254)
Investment proceeds	—	5	7
Investment payments	—	(16)	—
Acquisitions of businesses, net of cash acquired	(1,126)	(16)	(17)
Cash paid for asset acquisitions	(10)	(10)	—
Other investing activities	(3)	—	—

Net cash used in investing activities	(1,493)	(312)	(264)

Cash flows from financing activities
Proceeds from long-term borrowings	15,932	—	—
Repayment for long-term borrowings	(15,995)	(77)	(61)
Repayments under lines of credit	(166)	—	(80)
Proceeds from lines of credit	166	—	80
Payment for debt issuance cost	(12)	—	—
Payment towards Class B unit repurchases	(20)	—	—
Distributions to partners	(1,518)	(114)	(23)

Net cash used in financing activities	(1,613)	(191)	(84)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	2	4	(30)

Net change in cash and cash equivalents and restricted cash	(1,335)	1,186	(191)
Cash, cash equivalents and restricted cash, beginning of year	1,585	399	590

Cash, cash equivalents and restricted cash, end of year	$250	$1,585	$399

See notes to consolidated financial statements.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Year ended
	December 31, 2024	December 31, 2023	December 31, 2022
Supplemental disclosure of cash flow information:
Cash payments for interest on borrowings	1,022	1,126	800
Cash received from interest rate hedging activities	170	170	27
Cash payments for income taxes, net	101	52	54
Operating cash flows paid for operating leases	84	56	51
Right-of-use operating lease assets obtained in exchange for lease obligations	143	145	45
Non-cash capital contribution	—	84	85

The following table provides reconciliation of cash, cash equivalent and restricted cash shown above to the amounts reported within the consolidated balance sheets as of December 31, 2024 and December 31, 2023:

	Year ended
	December 31, 2024	December 31, 2023
Cash and cash equivalents	$199	$1,556
Restricted cash included in other current assets	51	29

Cash, cash equivalents and restricted cash	$250	$1,585

See notes to consolidated financial statements.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

NOTE 1 — NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business: Mozart Holdings, LP (“Mozart Holdings”), the indirect parent of Medline Industries, LP (formally known as Medline Industries, Inc.) (“Medline”), and its subsidiaries (together, the “Company”) are a medical-surgical products and supply chain company, serving healthcare providers across the continuum of care. Its customers are primarily composed of hospitals, nursing homes and other health care providers located in the United States of America, Canada, Europe, Asia-Pacific (which includes Southeast Asia, Japan and Australia), Latin America (which includes Mexico), the Middle East and Africa.

On June 5, 2021, the owners of Medline agreed to sell a majority ownership in the Company to a private equity consortium led by Blackstone Inc., The Carlyle Group Inc. and Hellman & Friedman LLC (the private equity consortium described herein is referred to as the “Sponsors” and the transaction described herein is referred to as the “Transaction” or the “Acquisition”).

In December 2024, the Company changed the name of Mozart Holdings, LP to Medline Holdings, LP (“Medline Holdings”). The Company will not distinguish between the prior and current name of Medline Holdings and will refer to the current name of Medline Holdings throughout these consolidated financial statements.

Principles of Consolidation: The consolidated financial statements include the accounts of Medline Holdings and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Basis of Presentation: The consolidated financial statements and accompanying notes are prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). The results of businesses acquired or disposed of are included in the consolidated financial statements from the date of the acquisition or up to the date of disposal, respectively. All adjustments, in the opinion of management, necessary to a fair statement of the results for the annual periods presented have been made.

The Company reports its financial results in two reportable segments: Medline Brand and Supply Chain Solutions. The Medline Brand segment procures and manufactures products from three product categories — Surgical Solutions, Front Line Care, and Laboratory & Diagnostics. The Supply Chain Solutions segment distributes a variety of third-party products from national brands and also provides tailored logistics and supply chain optimization services to domestic and international consumers. See “Note 18 — Segment Information” for additional details.

The Company reclassified certain prior period amounts to make them comparable to the current period. The changes relate to presenting operating cash flows for leases gross rather than net with supplemental disclosures

Fiscal Periods: The Company’s fiscal year begins on January 1 and ends on December 31. The fiscal quarters are based on a four-four-five-week calendar with periods ending on the Saturday of the last week in the quarter, with the exception of December 31, which is always the fiscal year-end date.

Use of Estimates: The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Such estimates include, but are not limited to, allowance for credit losses, inventory valuation reserves, fair value of financial instruments, impairment of long-lived assets and goodwill, deferred tax valuations, depreciation and amortization, actuarial assumptions and fair value allocations related to business combinations. Actual results could differ from those estimates.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

Cash and Cash Equivalents: The Company considers all highly liquid financial instruments with an original maturity of 90 days or less to be cash equivalents. Due to the short-term nature of these instruments, the carrying values approximate the fair market value. The Company presents its cash and cash equivalents under the liability extinguishment approach and, as a result, classifies its book overdrafts independent of deposit accounts as current liabilities. Of the cash held on deposit, essentially all of the cash balances were in excess of amounts insured by the Federal Deposit Insurance Corporation or other foreign provided bank insurance. The Company performs periodic evaluations of these institutions for relative credit standing and has not experienced any losses as a result of its cash concentration. The Company had $115 and $222 of cash held in foreign bank accounts as of December 31, 2024 and December 31, 2023, respectively. Restricted cash represents cash balances restricted as to withdrawal or use and are included in other current assets on the consolidated balance sheets. As of December 31, 2024, restricted cash includes $47 held in an escrow account related to settlement for ethylene oxide sterilization (“EtO”) litigation. See “Note 12 — Commitments and Contingencies” for additional information on EtO related claims and litigation.

Equity Method Investments: Investments in business entities in which the Company does not have control, but instead has the ability to exercise significant influence over operating and financial policies, are accounted for using the equity method. The Company records these investments initially at cost and adjusts the carrying amount to reflect its proportional share of the earnings or losses of the investee. The Company evaluates its equity method investments for impairment whenever an event or change in circumstances occurs that could have a significant adverse impact on the carrying value of the investment. If a loss in value has occurred that is deemed to be other-than-temporary, an impairment loss is recorded. The Company records its share of the earnings and losses from the equity method investments in other (expense) income, net in the consolidated statements of comprehensive income.

Inventories: Inventories are stated at the lower of cost or net realizable value. Cost is determined primarily by the last-in, first-out (“LIFO”) method. The LIFO method presumes that the most recent inventory purchases are the first items sold and the inventory cost under LIFO approximates market. A LIFO charge is recognized when the net effect of price increases on products held in inventory exceeds the impact of price declines, including the effect of products that have lost market exclusivity. A LIFO credit is recognized when the net effect of price declines exceeds the impact of price increases on products held in inventory. The Company recognized LIFO charges of $53, $61, and $154 in the years ended December 31, 2024, December 31, 2023, and December 31, 2022, respectively, all within Cost of goods sold in the consolidated statements of comprehensive income. For certain foreign subsidiaries, cost is determined using the first-in, first-out (“FIFO”) method. The LIFO method was used to value approximately 89% and 91% of the Company’s inventories at December 31, 2024 and December 31, 2023, respectively. Estimated provisions are established for slow-moving and obsolete inventory. Rebates received from vendors relating to the purchase or distribution of inventory are considered product discounts and are accounted for as a reduction in the cost of inventory and are recognized when the inventory is sold.

Accounts Receivable, Net of Allowance for Credit Losses: Accounts receivable are carried at amortized cost less an allowance for credit losses. The determination of the allowance for credit losses is discussed in Recently Adopted Accounting Standards: ASU 2016-13. The Company charges interest on overdue receivables and evaluates the collection of this interest. Net interest on overdue receivables was not material as of December 31, 2024, December 31, 2023, and December 31, 2022. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. The Company does not reduce customer rebates from accounts receivable as right of set-off does not exist, we classify it separately under Accrued expenses and Other Current Liabilities (for more details please refer to “Note 6 — Accrued expenses and Other Current Liabilities”).

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

Concentrations of Credit Risk: The Company diversifies the concentration of its cash by maintaining deposits with a number of major banks and investing in money market funds. The Company’s customers are primarily in the healthcare industry. Economic factors may affect the healthcare industry as a whole and result in wide-spread delays in collection of receivables and credit losses. Generally, the Company does not require collateral from its customers. The Company performs regular credit evaluations of our customers’ financial conditions and maintains reserves for expected losses through the established allowance for credit losses. Refer to the “Accounts Receivable” section within this Note for additional information on the accounting treatment of reserves for allowance for credit losses.

Research and Development Expenses: Research and development expenses are charged to earnings as incurred. Research and development costs for the years ended December 31, 2024, December 31, 2023, and December 31, 2022 were $67, $60, and $58, respectively.

Property, Plant, and Equipment: Property, plant, and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided over the estimated useful lives, using straight-line method. Fully depreciated assets are retained in property, plant, and equipment and accumulated depreciation accounts until disposal. Upon sale, retirement, or disposal of property, plant, and equipment, the costs and related accumulated depreciation are removed from the applicable accounts. The resulting gains or losses, if any, between the net asset value and the proceeds from disposal are recognized in the consolidated statements of comprehensive income. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterment are capitalized. Amortization of leasehold improvements is based on the estimated useful life or the term of the lease, whichever is shorter.

Asset Class	Useful Life
Buildings and Improvements - Owned	15-40 years
Building Improvements - Leased	Shorter of 10 years/Remaining lease term
Land Improvements	15 years
Machinery and Equipment	3-20 years
Computer Software	3 years
Furniture and Fixtures	7 years
Auto and Trucks	5-7 years

Impairment of Long-Lived Assets: The Company reviews long-lived assets, including property, plant, and equipment, definite-lived intangible assets and right-of-use assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of an asset or asset group may not be fully recoverable. An impairment loss would be recognized when the estimated undiscounted future cash flow from use of the asset and its eventual disposition is less than the carrying amount of that asset. The amount of the impairment loss recorded is calculated by the excess of the asset’s carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis if market value is not readily available or attainable. No material impairment was recorded for the years ended December 31, 2024, December 31, 2023, and December 31, 2022.

Goodwill: Goodwill represents the excess of the purchase price over the fair value of the identifiable assets acquired and liabilities assumed for a business combination.

The Company performs its annual goodwill impairment test in October and monitors for interim indicators of impairment on an ongoing basis. Goodwill is tested for impairment at the reporting unit level. When performing the annual goodwill impairment assessment, the Company has the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount,

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

including goodwill. If management concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company conducts a quantitative goodwill impairment test; otherwise, no further analysis is required.

The quantitative goodwill impairment test compares the estimated fair value of each reporting unit to its carrying value. If the carrying value of a reporting unit exceeds its estimated fair value, an impairment charge is recognized in an amount equal to that excess, limited to the total goodwill allocated to that reporting unit. If the estimated fair value of a reporting unit exceeds the carrying value, goodwill is not impaired.

Leases: The Company enters into operating leases primarily for corporate offices, manufacturing and distribution facilities, vehicles and equipment. The Company determines if an arrangement is a lease at inception by evaluating whether the arrangement conveys the right to use an identifiable asset and whether the Company obtains substantially all of the economic benefits from and has the ability to direct the use of the asset. The Company’s lease agreements generally do not contain any material residual value guarantees or material restrictive covenants.

Operating lease right-of-use assets and corresponding operating lease liabilities are recognized in the Company’s consolidated balance sheets at lease commencement date based on the present value of lease payments over the lease term. Operating lease expense for operating lease assets is recognized on a straight-line basis over the lease term. Some lease arrangements include payments that are adjusted periodically based on actual charges incurred for common area maintenance, utilities, taxes and insurance, or changes in an index or rate referenced in the lease. The fixed portion of these payments is included in the measurement of right-of-use assets and lease liabilities at lease commencement, while the variable portion is recorded as variable lease expense. As most of the leases do not provide an implicit rate, the Company uses incremental borrowing rate based on the information available at the lease commencement date in determining the present value of lease payments.

The Company’s lease agreements contain lease components and non-lease components. The Company elected the practical expedient to combine lease and non-lease components into one single lease component for all asset classes other than certain arrangements with embedded lease assets. For embedded lease assets, the Company accounts for the lease components and non-lease components separately. The Company, from time to time, subleases certain portions of real estate property, resulting in sublease income. The Company does not recognize lease liabilities or right-of-use assets for short-term leases with a term of less than 12 months.

The Company’s leases have remaining lease terms ranging from less than 12 months to approximately 15 years. The lease terms may include options to extend or terminate the lease when it is reasonably certain and there is a significant economic incentive to exercise that option.

As a lessor, the Company enters into operating leases primarily for corporate offices and distribution facilities. The terms of the related contracts, including options to shorten or extend the lease term or to purchase the underlying assets, vary by contract. The contracts generally also include non-lease components such as utilities, maintenance, and other services, for which payments are variable and immaterial to the Company. For all asset classes, the Company elected the practical expedient to account for the lease and non-lease components as a single lease component under Topic 842 Leases.

Refer to “Note 9 — Leases” for additional information on the Company’s leases.

Intangible Assets: Intangible assets are initially measured at fair value and consist of trade names, customer relationships and developed technology from acquisitions by the Company. The definite-lived intangible assets are amortized using the straight-line method over their estimated useful lives.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

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The Company performs its annual indefinite-lived assets impairment test in October and monitors for interim indicators of impairment on an ongoing basis. The impairment test for indefinite-lived intangibles involves first assessing qualitative factors to determine if it is more likely than not that the fair value of the indefinite-lived intangible asset is less than its carrying amount. To perform the qualitative review, the Company uses estimates and significant judgements and considers the weight of evidence and significance of all identified events and circumstances and most relevant drivers of fair value, both positive and negative, in determining whether it is more likely than not that the fair value of the indefinite-lived intangible asset is less than its carrying amount. If so, then a quantitative test is performed to compare the estimated fair value of the indefinite-lived intangible asset to the respective asset’s carrying amount. If the carrying value of the indefinite-lived intangible exceeds its estimated fair value, an impairment charge is recognized in an amount equal to that excess. If the estimated fair value of the indefinite-lived intangible exceeds the carrying value, the asset is not impaired.

Revenue Recognition: The Company’s revenues are generated principally from the sale of products. The majority of the sales transactions are supported by an underlying agreement or a formal purchase order. Revenue is recognized as performance obligations under the terms of the contract are satisfied, which generally occurs with the transfer of control. The Company transfers control and recognizes revenue when product is shipped to customers or when product arrives at destination, depending on the shipping term; customers have legal title to the product; and the Company has a right to payment for such product. Significant judgement is generally not required to determine the timing of satisfying the performance obligation. Revenue is measured as the amount of consideration the Company expects to receive in exchange for those products. Shipping and handling costs are treated as fulfillment costs and are included in selling, general and administrative expenses. Since the Company typically invoices customers when performance obligations are satisfied, the Company does not have material contract assets or contract liabilities. The Company’s credit terms typically range from net 30 to 60 days from the invoice date and do not contain significant financing components that extend beyond one year of fulfillment of performance obligations. Sales taxes collected from customers and remitted to governmental authorities are excluded from revenues.

The Company generally warrants that its products will conform to pre-established specifications and that its products will be free from material defects for a limited time. The Company limits its warranty to the replacement of defective parts, or a refund or credit of the price of the defective product. The Company does not account for these warranties as separate performance obligations. Warranty claims are not material as a majority of the Company’s products are consumables.

Although products are generally sold at fixed prices, certain customers receive cash discounts, customer rebates, distributor chargebacks, return allowances, scrap allowances, and other rights, which are accounted for as variable consideration and may require significant judgement in determining the amounts by which to reduce revenue. The Company estimates these amounts at the point that revenue is recognized based on the expected value to be provided to the customer and reduces revenue accordingly. The amount of variable consideration recognized as revenue is limited to the amount for which it is probable that a significant reversal in revenue will not occur when the related uncertainty is resolved. The Company’s estimate of variable consideration and ultimate determination of the estimated amounts to include in the transaction price are based upon the contractual terms between the Company and its customers, products subject to a rebate, the lag between the sale and the payment of the rebate, and historical rebate payment trends.

See “Note 18 — Segment Information” for disaggregation of net sales by product line, geography, and sales office as the Company believes that it best depicts how the nature, amount, timing and uncertainty of net sales and cash flows are affected by economic factors.

Cost of Goods Sold: The primary components of cost of goods sold include the cost of the product (net of purchase discounts, supplier rebates), direct and certain indirect labor, overhead cost, including depreciation and

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

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freight incurred to transport inventories from a supplier location or in between Company locations. Costs related to purchasing, receiving, inspections, warehousing, and other costs of our distribution network are included in selling, general and administrative (“SG&A”) expenses.

Shipping and Handling: Shipping and handling costs are primarily included in SG&A expenses in our consolidated statements of comprehensive income and include all delivery expenses as well as all costs to prepare the product for shipment to the customer.

Stock-based Compensation: The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The Company records liability awards at fair value each reporting period, and the change in fair value is reflected as stock-based compensation expense. These costs are recognized in the consolidated statements of comprehensive income over the period during which an employee is required to provide service in exchange for the award. Equity-based compensation awards which ultimately settle in cash are accounted for as liabilities, and awards which are contingently settled in cash or units of the Company are accounted for as mezzanine equity. For the periods that management determined it was probable that the units would become redeemable, the Company had elected to carry the shares at the maximum redemption value, or fair value, in mezzanine equity on the consolidated balance sheets. The mezzanine equity is initially measured based on the intrinsic value as determined on grant date and subsequently updated as of each reporting date, so long as the redemption is concluded to be probable. During the fourth quarter of 2024, management determined it was not probable that the mezzanine equity would become redeemable, and therefore no changes in redemption value were recorded prospectively.

Income Taxes: Medline Holdings, with the consent of its partners, is taxed under sections of the U.S. federal and state income tax laws, which provide that the partners separately account for their pro rata shares of the Company’s items of income, deductions, losses and credits. Income taxes under this election generally relate to certain state income, franchise and minimum taxes where the Company is required to pay taxes at an entity level under state statutes.

Certain of the Company’s wholly owned domestic subsidiaries are taxed as a C Corporation under state and federal laws. Certain of the Company’s wholly owned foreign subsidiaries provide for local and deferred income taxes. These domestic and foreign subsidiaries record income tax expense based on the amount of taxes due on their tax return, plus deferred taxes computed based on expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities, using enacted tax rates. Deferred tax assets are reduced by a valuation allowance if it is deemed more likely than not that some or all of the deferred tax assets will not be realized. The net deferred income tax asset and liability consists primarily of intangibles, property, plant & equipment, other accruals and expenses, and the impact of temporary differences related to accrued pension obligations. The Company also pays certain foreign branch taxes for subsidiaries located in foreign jurisdictions.

The Company recognizes Global Intangible Low Taxed Income (“GILTI”) charge as a period cost when incurred for wholly owned subsidiaries which are taxed as C Corporation under state and federal laws.

A tax position is recognized as a benefit only if it is more likely than not that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized upon examination. For tax positions not meeting the more likely than not test, no tax benefit is recorded. As of December 31, 2024 and December 31, 2023, the Company did not have any material uncertain tax positions.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

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The Company recognizes interest and penalties related to unrecognized tax benefits in interest and income tax expense, respectively. The Company had no amounts accrued for interest or penalties related to unrecognized tax benefits as of December 31, 2024 and December 31, 2023. The Company does not expect the total amount of unrecognized tax benefits to substantially change in the next 12 months. As of December 31, 2024, the tax years of 2014-2023 remain subject to examination by major tax jurisdictions.

Loss contingencies: The Company is subject to various legal actions that are ordinary course and incidental to the business, including contract disputes, employment, workers’ compensation, product liability, auto liability, regulatory and other matters. The Company maintains insurance coverage for employment, product liability, workers’ compensation and other personal injury litigation matters, subject to policy limits, applicable deductibles and insurer solvency. When a loss is considered probable and reasonably estimable, the Company records a liability in the amount of the best estimate for the ultimate loss. However, the likelihood of a loss with respect to a particular contingency is often difficult to predict, and determining a meaningful estimate of the loss or a range of loss may not be practicable based on the information available and the potential effect of future events and decisions by third parties that will determine the ultimate resolution of the contingency. The Company adjusts the recorded contingent liability from time to time based upon periodic assessment of the potential outcomes of the pending matters. Refer to “Note 12 — Commitments and Contingencies,” for additional information.

Interest expense, net: Interest expense, net primarily consists of interest expense of the Company’s borrowings, net interest settlements of interest rate derivatives, amortization of deferred finance costs including original issue discounts on debt, reduced by interest income on bank deposits and liquid financial instruments, customer interest income and other interest income.

Defined Benefit Pension Plans: The Company uses appropriate actuarial methods and assumptions in accounting for its defined benefit pension plans. Actual results that differ from assumptions used are accumulated and amortized over future periods and, accordingly, generally affect recognized expense and the recorded obligation in future periods. Therefore, assumptions used to calculate benefit obligations as of the end of a fiscal year directly impact the expense to be recognized in future periods. Pension expense on the defined benefit plans is based on management’s assumptions and consists of the actuarially computed costs of pension benefits in respect of the current year’s service, expected return on plan assets, interest on pension obligations, amortization of net gains or losses, and amortization of prior service costs or credits. In addition, the Company is required to recognize as a component of other comprehensive income (loss) the actuarial gains or losses and the prior service costs or credits that arise during the year but are not immediately recognized as components of net periodic benefit costs. The amortization of net gains or losses is based on a straight-line amortization of net gains or losses.

The Company accounts for its defined benefit pension plans in conformity with sections of ASC 715 “Compensation — Retirement Benefits.” This guidance requires an employer to recognize the funded status of its defined benefit pension plans as a net asset or liability in its statement of financial position, with an offsetting amount in accumulated other comprehensive income (loss), net of tax and to recognize changes in that funded status in the year in which changes occur through comprehensive (loss) income.

Translation of Financial Statements of Foreign Subsidiaries: The Company’s foreign subsidiaries typically use the local currency as their functional currency. The consolidated assets and liabilities of the foreign subsidiaries are translated at exchange rates in effect at the balance sheet date. Income statement activity with respect to the operations of these subsidiaries is converted at the average rate for the period. The effect of the foreign currency translation is recorded in accumulated other comprehensive income (loss).

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

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Derivative Financial Instruments: Derivative financial instruments are used primarily to manage interest rate and foreign currency exchange exposures, and are recorded at fair value in the Company’s consolidated balance sheets.

The Company uses interest rate derivatives such as interest rate swaps and caps to add stability to interest expense and to manage its exposure to interest rate movements. The Company designates certain of its interest rate derivatives as hedging instruments in cash flow. A derivative qualifies for hedge accounting if, at inception, it is expected to be highly effective in offsetting the underlying hedged cash flows and the Company formally designates and documents the hedging relationship in accordance with Topic 815. For derivatives designated and qualified as cash flow hedges of interest rate risk, the gain or loss from the fair value change of the derivative is recorded in accumulated other comprehensive income (loss) and subsequently reclassified into interest expense in the same period(s) during which the hedged transaction affects earnings. Gains and losses on the derivative instruments representing hedge components excluded from the assessment of effectiveness are recognized over the life of the hedge on a systematic and rational basis through an amortization approach. The Company evaluates hedge effectiveness of the derivative instruments at inception and on an ongoing basis, and ineffective portions of the fair value change of the derivatives are recognized in earnings following the date when ineffectiveness was identified. Derivatives not designated as hedges are marked-to-market at the end of each reporting period with the fair value change included in earnings. Refer to “Note 14 — Derivatives and Hedging Activities Risk Management,” for additional information.

The Company uses foreign currency derivatives such as forward contracts to lock in a fixed foreign currency exchange rate for the expected cash payment on an acquisition closed in the subsequent period and to manage exposure to foreign currency exchange rate movements. The foreign currency derivatives are not designated for hedge accounting under Topic 815 and is marked-to-market at the end of each reporting period with the fair value changes recorded in other (expense) income, net of the Company’s consolidated statements of comprehensive income.

Fair Value of Financial Instruments: The Company is required to estimate fair value using a three-tiered hierarchy, which prioritizes the inputs used in measuring fair value. Level 1 provides the most reliable measure of fair value; whereas, Level 3 generally requires significant management judgment. The three levels are defined as follows.

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the Company has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

In many cases, a valuation technique used to measure fair value includes inputs from multiple levels of the fair value hierarchy. The lowest level of significant input determines the placement of the entire fair value measurement in the hierarchy.

The carrying amount of financial instruments, including cash and cash equivalents, accounts receivable, notes receivable and accounts payable, approximates fair value due to the short maturities of these instruments.

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Recently Adopted Accounting Standards: In November 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Segment Reporting. ASU 2023-07 requires disclosures to include significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), a description of other segment items by reportable segment, and any additional measures of a segment’s profit or loss used by the CODM when deciding to allocate resources. The Company adopted this standard retrospectively to all prior periods presented in the financial statements. For further information regarding the Company’s Business Segments, see “Note 18 — Segment Information.”

In June 2022, the FASB issued ASU No. 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sales Restrictions, which (1) clarifies the guidance in Topic 820 on the fair value measurement of an equity security that is subject to contractual restrictions that prohibit the sale of an equity security and (2) requires specific disclosures related to such an equity security. The Company adopted this standard on a prospective basis in 2024. The adoption did not have a material impact on the Company’s consolidated financial statements.

In October 2021, the FASB issued ASU No. 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. ASU 2021-08 requires an acquirer, at the acquisition date, to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606 as if it had originated the contracts rather than at fair value that would otherwise be required under Topic 805. To achieve this, an acquirer may assess how the acquiree applied Topic 606 to determine what to record for the acquired revenue contracts. Generally, this should result in an acquirer recognizing and measuring the acquired contract assets and contract liabilities consistent with how they were recognized and measured in the acquiree’s financial statements. The Company adopted this standard on a prospective basis in 2023. The adoption did not have an impact on the Company’s consolidated financial statements.

In June 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-13, Financial Instruments — Credit Losses (Topic 326). The standard, later modified by ASU Nos. 2018-19 and 2019-04 — Codification Improvements to Topic 326, ASU No. 2019-05 — Topic 326 Targeted Transition Relief, and ASU No. 2019-10 — Topic 326 Effective Dates (collectively “ASC 326”), changes how credit losses are measured for most financial assets and certain other instruments. For trade and other receivables, held-to-maturity debt securities, loans and other financial instruments, the standard requires the use of a new forward-looking “expected credit loss” model that generally will result in the earlier recognition of allowances for losses. The Company adopted the standard in the first quarter of 2022. The adoption resulted in an increase of allowance for doubtful accounts by $10, which the Company recorded to the partners’ capital directly as of January 1, 2022.

Upon adoption of the standard, accounts receivable are stated at amortized cost less allowance for credit losses. The allowance for credit losses reflects the best estimate of future losses over the contractual life of outstanding accounts receivable and is determined on the basis of historical experience, specific allowances for known troubled accounts, other currently available information including customer’s financial condition, and both current and forecasted economic conditions. The allowance for credit losses was $54 as of December 31, 2022. There were no significant changes in credit loss risk factors that impacted the Company’s recorded allowance during the years ended December 31, 2024 and December 31, 2023.

The Company charges interest on certain past-due trade receivable balances; for the accrued interest that is included in the amortized cost basis of trade receivables, the Company elects not to measure an allowance for

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credit losses and to timely write off the interest deemed uncollectible by reversing interest income. The amounts of interest written off for the years ended December 31, 2024, December 31, 2023, and December 31, 2022 were immaterial.

Recently Issued Accounting Standards Not Yet Adopted: In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 requires enhanced income tax disclosures, including specific categories and disaggregation of information in the effective tax rate reconciliation, disaggregated amounts by certain jurisdictions related to income taxes paid, income or loss from continuing operations before income tax expense or benefit, and income tax expense or benefit from continuing operations. The standard will be effective for the Company in 2025 and should be applied on a prospective basis, with retrospective application permitted. Early adoption is permitted. The Company is currently evaluating the impact of this ASU on the related disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The standard, later clarified by ASU No. 2025-01, requires public business entities to, among other things, 1) disclose disaggregated information about certain income statement line items into one or more of the natural expense categories such as purchases of inventory; employee compensation, depreciation, and intangible asset amortization, where such expenses are included; 2) present certain other expenses and gains or losses that must be disclosed under existing U.S. GAAP in tabular disclosure on an annual and, when applicable, interim basis; and 3) disclose the total amount of selling expenses and, in annual reporting periods, an entity’s definition of selling expenses. The standard is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. Upon adoption, the amendments may be applied prospectively to reporting periods after the effective date or retrospectively to all periods presented in the financial statements. The Company is currently evaluating the impact that this guidance will have on its disclosures.

NOTE 2 — ACQUISITIONS AND EQUITY INVESTMENT

Microtek

On August 1, 2024, the Company acquired all of the outstanding shares of the global surgical solutions business of Ecolab (the “Microtek” business) pursuant to a share purchase agreement for $911 cash consideration. The primary purpose of the business combination to expand Medline Brand business (defined in “Note 18 — Segment Information”) by creating synergies based on Ecolab’s expertise in innovative sterile drape solutions for patients and operating room equipment, while also bolstering a capability for temperature management systems used in the operating room. This acquisition also creates an opportunity for the Company to add design and development capabilities to support original equipment manufacturer (“OEM”) customers. With these new capabilities, the Company will be able to support cutting edge medical device companies to bring innovative solutions to healthcare customers. The Company will also use its existing platform to expand margins on acquired Microtek contracts.

The acquisition met the requirements to be considered a business combination under Accounting Standards Codification 805 Business Combinations (“ASC 805”) and was accounted for using the acquisition method of accounting. The assets acquired and liabilities assumed, affected for preliminary adjustments to reflect fair market values assigned to assets acquired and liabilities assumed, and results of operations, are included in the Company’s consolidated financial statements from the acquisition date. The Microtek acquisition contributed $127 of net sales for the year ended December 31, 2024. The net income from the Microtek acquisition was immaterial for the year ended December 31, 2024. The Company has preliminarily allocated the purchase price

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair market values at the acquisition date as required under ASC 805. The fair value determinations of other assets, other liabilities, income taxes payable and deferred taxes are ongoing and will be finalized within the one-year measurement period.

The Company has allocated the preliminary purchase price to the assets acquired and the liabilities assumed based on their estimated fair values as of the date of acquisition as below:

Estimated Fair Value
Cash and cash equivalents	$36
Trade accounts receivable	55
Other current assets	8
Inventories	108
Property, plant, and equipment	41
Other long-term assets	12
Intangible assets	336
Accounts payable	(39)
Accrued expenses and other current liabilities	(34)
Other long-term liabilities	(29)
Income taxes payable	(1)

Total identifiable net assets	493
Goodwill	418

Net assets acquired, at fair value	$911

The excess of the purchase price over the fair value of the net identifiable tangible and intangible assets was recorded as goodwill. For 2024, $424 of the goodwill is estimated to be tax deductible over the amortizable period. Goodwill is comprised of expected synergies related to the combined operations, trade name, and customer relationships acquired in the business combination.

At the date of acquisition, the fair value for trade name and developed technology were determined using the relief from royalty method and the fair values of customer relationship was determined using the distributor method. The Company considers the fair value of the intangible assets to be Level 3 measurements due to the significant estimates and assumptions used by management in establishing the estimated fair value which includes discount rates, revenue growth and royalty rates. The identifiable intangible assets acquired subject to amortization have a weighted average useful life of 11 years. Below is a summary of the intangible assets acquired in the acquisition:

	Amount	Useful life
Trade Name	$60	Indefinite
Developed Technology	186	10 years
Customer Relationships	90	12 years

Total	$336

Acquisition-related costs for Microtek are included in selling, general and administrative expenses in our consolidated statements of comprehensive income as incurred and are not material.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

Following unaudited pro forma results were prepared using the acquisition method of accounting and was based on the historical financial information of the Company and Microtek. In order to reflect the occurrence of the acquisition of January 1, 2023 as required, the unaudited pro forma financial information includes adjustments to reflect the incremental amortization expense to be incurred based on the current preliminary fair value of the intangible assets acquired, incremental cost of sales related to the fair value adjustments on acquisition-date inventory, and the reclassification of acquisition-related costs incurred during the year-ended December 31, 2024 to the year-ended December 31, 2023. The pro forma results below are not necessarily indicative of the results that would have been if this acquisition had occurred on the dates indicated, nor are the pro forma results indicative of results which may occur in the future. The proforma result does not reflect any realization of cost savings or synergies associated with the acquisition.

	Year ended
	December 31, 2024	December 31, 2023
Net revenue	$25,689	$23,588
Net income	$1,272	$261

For the period ended December 31, 2024, the Company incurred $25 of incremental cost of sales from the fair value step-ups on acquired Microtek inventory that was sold in 2024. The Company also incurred $11 of additional amortization expense from the current fair values of identifiable intangible assets acquired. The unaudited proforma combined financial information includes adjustments to reflect incremental amortization expense based on the current preliminary fair values of the identifiable intangible assets acquired and some immaterial nonrecurring transaction expenses directly attributable to the acquisition.

Sinclair Dental

On February 1, 2024, the Company, through its indirect wholly-owned subsidiary Medline Canada, Corporation, acquired all the outstanding shares of Sinclair Dental Co. Ltd. (“Sinclair Dental”) pursuant to the terms of a share purchase agreement in exchange for $195 cash consideration. The primary purpose of the acquisition was to expand Medline Supply Chain Solutions business (defined in “Note 18 - Segment Information”) by creating synergies based on Sinclair Dental’s expertise in dental equipment and supplies distribution and expand the Company’s product and service offerings. The Company will also use its existing platform to expand margins on acquired Sinclair Dental contracts.

The acquisition met the requirements to be considered a business combination under ASC 805 and was accounted for using the acquisition method of accounting. Results of operations of this acquired business is included in the Company’s consolidated financial statements beginning from the date of acquisition. The Company has allocated the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed based on their fair market values at the acquisition date as required under ASC 805. The Sinclair Dental acquisition contributed $226 of net sales for the year ended December 31, 2024. The net income from the Sinclair Dental acquisition was immaterial for the year ended December 31, 2024.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

The Company has allocated the final purchase price to the assets acquired and the liabilities assumed based on their fair values as of February 1, 2024 as below:

Amount
Cash and cash equivalents	$3
Trade accounts receivable	29
Other current assets	2
Inventories	24
Property, plant, and equipment	3
Other long-term assets	6
Intangible assets	93
Accounts payable	(8)
Accrued expenses and other current liabilities	(21)
Other long-term liabilities	(7)
Income taxes payable	(16)

Total identifiable net assets	108
Goodwill	87

Net assets acquired, at fair value	$195

The excess of the purchase price over the fair value of the net identifiable tangible and intangible assets was recorded as goodwill and is not deductible for tax purposes. Goodwill is comprised of expected synergies for the combined operations, trade name and customer relationships acquired in the business combination.

At the date of acquisition, the fair value for trade name was determined using the relief from royalty method and the fair values of customer relationship was determined using the excess earnings method. The Company considers the fair value of the intangible assets to be Level 3 measurements due to the significant estimates and assumptions used by management in establishing the estimated fair value which includes discount rates, revenue growth and royalty rates. The intangible assets acquired subject to amortization have a weighted average useful life of 13 years. Below is a summary of the intangible assets acquired in the acquisition:

	Amount	Useful life
Trade name	$19	7 years
Customer relationships	74	14 years

Total	$93

Acquisition-related costs for Sinclair Dental are included in selling, general and administrative expenses in our consolidated statements of comprehensive income as incurred and are not material.

United Medco

On January 4, 2024, the Company acquired 100% of the shares of United Medco, LLC. United Medco, LLC is a national wholesaler and distributor of over-the-counter drugs, personal care, and daily living products to the managed care marketplace. Total purchase consideration of $53 consisted of $33 cash consideration and a contingent liability at a fair value of $20 at closing. United Medco, LLC brought growth to the Company’s health plans business by augmenting the Company’s best-in-class distribution capabilities and expanding the Company’s supplemental benefits offerings. The Company gained access to United Medco, LLC’s valued customer base and further grew in the managed care space.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

The acquisition met the requirements to be considered a business combination under ASC 805 and was accounted for using the acquisition method of accounting. Results of operations of this acquired business is included in the Company’s consolidated financial statements beginning as of the date of acquisition. The Company has allocated the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed based on their fair market values at the acquisition date as required under ASC 805. The United Medco acquisition contributed $89 of net sales for the year ended December 31, 2024. The net income from the United Medco acquisition was immaterial for the year ended December 31, 2024.

The maximum payout under the contingent liability is $35 and will be paid over two years based on the defined metrics in 2024 and 2025. The Company recorded the contingent liability of $20 on the acquisition date. $8 was considered current and recorded as other current liabilities, and the remaining $12 was considered non-current and recorded as Other Long-Term Liabilities in the Company’s consolidated balance sheets. At the date of acquisition, the fair value of contingent consideration liability was estimated using a Monte Carlo simulation model. The contingent liability will be remeasured to fair value at each reporting date until the liability is resolved with changes in fair value being recognized within other operating expenses in the Company’s consolidated statements of comprehensive income.

The Company has allocated the final purchase price to the assets acquired and the liabilities assumed based on their fair values as of January 4, 2024 as below:

Amount
Inventories	$9
Trade accounts receivable	5
Property, plant, and equipment	2
Other long-term assets	2
Intangible assets	24
Accounts Payable	(10)
Accrued expenses and other current liabilities	(7)
Other long-term liabilities	(1)

Total identifiable net assets	24
Goodwill	29

Net assets acquired, at fair value	$53

The excess of the purchase price over the fair value of the net identifiable tangible and intangible assets was recorded as goodwill and is fully deductible for tax purposes. Goodwill is comprised of expected synergies for the combined operations.

At the date of acquisition, the fair value for trade name was determined using the relief from royalty method and the fair values of customer relationship was determined using the excess earnings method. The Company consider the fair value of the intangible assets to be Level 3 measurements due to the significant estimates and assumptions used by management in establishing the estimated fair value which includes discount rates, revenue growth and royalty rates. The intangible assets acquired subject to amortization have a weighted average useful life of 10 years. Below is a summary of the intangible assets acquired in the acquisition:

	Amount	Useful life
Trade name	$2	2 years
Customer relationships	22	11 years

Total	$24

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

Acquisition-related costs for United Medco are included in selling, general and administrative expenses in our consolidated statements of comprehensive income as incurred and are not material.

Other than the Microtek acquisition, the pro forma impacts of the acquisitions during fiscal years 2024 were not material, either individually or in the aggregate, to the consolidated results of the Company.

2023 Acquisition

On December 4, 2023, the Company completed the second step of the acquisition of the Hudson RCI® business, for consideration of $24. The Hudson RCI® business adds its brand of oxygen and aerosol therapy, active humidification and pulmonary hygiene products to the Company’s existing portfolio of respiratory products. The fair value allocated to assets acquired and liabilities assumed was $24, which includes $6 of goodwill. The costs associated with the acquisition were not material. The Company accounted for the transaction as a business combination in accordance with ASC 805.

2022 Acquisition

On May 11, 2022, the Company completed the acquisition to purchase all shares in Asid Bonz GmbH, a German-based distributor of healthcare supplies, from Medi-Globe Technologies GmbH, for a purchase price of $18. The acquisition expanded the Company’s footprint by increasing its access to the urological and anesthesia areas of hospitals and clinics in Europe. Additionally, it has strengthened the Company’s offering in critical care and other areas, such as respiratory. The assets acquired and liabilities assumed, and the acquisition-related costs were not material to the consolidated financial statements. The Company accounted for the transaction as a business combination.

The results of operations of acquired businesses and the pro forma impact of the acquisitions during fiscal years 2023 and 2022 were not material, either individually or in the aggregate, to the consolidated results of the Company.

Equity Investment

On October 11, 2023, the Company acquired a 20% equity interest in HCD Equity, LLC (“HCD”) by paying a total cash consideration of $10 and agreeing to transfer and assign to HCD certain customer contracts related to the Company’s managed care business. The underlying contracts were valued at $22 as of October 11, 2023 and were transferred in batches throughout 2024. As of December 31, 2023, the Company recorded an initial acquisition cost of $32 for the investment in HCD in other non-current assets of the Company’s consolidated balance sheets and a liability of $22 for the underlying contracts to be transferred in accrued expenses and other current liabilities in the Company’s consolidated balance sheets. As of December 31, 2024, the investment balance in HCD is $20. The Company’s maximum loss exposure is its investment in HCD.

The investment in HCD enables the Company to influence HCD’s operating and financial decisions, but not to control HCD. As such, the Company accounts for the investment in HCD using the equity method of accounting and records its share of losses in other (expense) income, net in the consolidated statements of comprehensive income. The results of operations since the date of acquisition were not material to the Company’s consolidated financial statements. The Company periodically assesses the equity investment in HCD for impairment by considering economic performance and current economic market conditions. No impairment charge was recorded for the years ended December 31, 2024 and December 31, 2023.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

NOTE 3 — INVENTORIES

Inventories consisted of the following as of:

	December 31, 2024	December 31, 2023
Raw materials and work in process, net	$676	$671
Finished goods, net	3,780	3,142

Inventories, net	$4,456	$3,813

If LIFO inventories had been valued on a current cost or FIFO basis, they would have been greater by $276 and $223 as of December 31, 2024 and December 31, 2023, respectively. The inventory reserve for obsolescence was $35 and $26 as of December 31, 2024 and December 31, 2023, respectively.

NOTE 4 — PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment, net consists of the following as of:

	December 31, 2024	December 31, 2023
Machinery, equipment and fixtures	$1,190	$1,060
Buildings and improvements	2,989	2,915
Land and improvements	640	638
Auto and trucks	287	249
Construction in progress	316	164
Leasehold improvements	11	37
Computer software	23	14

Total property, plant, and equipment	5,456	5,077
Less: Accumulated depreciation and amortization	(861)	(576)

Property, plant, and equipment, net	$4,595	$4,501

Depreciation expense related to property, plant, and equipment for the years ended December 31, 2024, December 31, 2023, and December 31, 2022 was $292, $289, and $273, respectively.

NOTE 5 — GOODWILL AND INTANGIBLE ASSETS

During 2024, the Company reorganized operations to align around its two primary reportable segments, Medline Brand and Supply Chain Solutions. Subsequent to the reorganization, each of the reportable segments also represents a single reporting unit. See “Note 18 — Segment Information” for additional details.

In 2024, total goodwill of $8,070 was allocated to the new reporting units based on their relative fair value with $6,716 assigned to Medline Brand and $1,354 assigned to Supply Chain Solutions. In conjunction with the change in reportable segments, the Company evaluated goodwill for impairment, both before and after the segment change and determined that the goodwill was not impaired.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

Changes in the carrying amount of goodwill were as follows:

	Medline Brand	Supply Chain Solutions	Total
Balance, December 31, 2022			$7,526
Acquisitions			6

Balance, December 31, 2023			$7,532
Acquisitions			538

Allocation to reporting segments	$6,716	$1,354	$8,070
Currency translation adjustments	(4)	(1)	(5)

Balance, December 31, 2024	$6,712	$1,353	$8,065

Identifiable intangible assets consist of the following as of:

	December 31, 2024				December 31, 2023
	Weighted Average Remaining Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Finite-lived intangible assets:
Customer relationships	16	$10,679	$(1,787)	$8,892	17	$10,499	$(1,216)	$9,283
Trade names	6	24	(4)	20	5	5	(2)	3
Developed technology	16	2,142	(325)	1,817	18	1,946	(214)	1,732

Total finite-lived intangible assets		$12,845	$(2,116)	$10,729		$12,450	$(1,432)	$11,018

Indefinite-lived trade names		$3,830	—	$3,830		$3,770	$—	$3,770

Intangible assets, net		$16,675	$(2,116)	$14,559		$16,220	$(1,432)	$14,788

The net carrying amount of intangible assets, net as of December 31, 2024 includes the preliminary fair values for customer relationships, trade names and developed technology assets based on management’s preliminary estimate of fair value. See “Note 2 — Acquisitions and Equity Investment” for further details.

The annual impairment testing performed did not indicate any impairment of intangible assets for the years ended December 31, 2024, December 31, 2023, and December 31, 2022.

The weighted-average amortization periods for definite lived intangible assets acquired during the year ended December 31, 2024 are as follows:

Life (Years)
Customer relationships	13
Developed technology	10
Trade name	7
Weighted-average amortization period (Total)	11

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

Estimated amortization expense over the next five years and thereafter is as follows:

Total
2025	$702
2026	701
2027	701
2028	701
2029	699
Thereafter	7,225

$10,729

NOTE 6 — ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The elements of accrued expenses and other current liabilities are as follows as of:

	December 31, 2024	December 31, 2023
Payroll	$330	$332
Customer rebates and distributor chargebacks	365	353
Interest payable, net	163	96
Indirect tax payable	83	75
Lease liability	76	47
Litigation accrual (EtO)	174	174
Other	298	274

Total accrued expenses and other current liabilities	$1,489	$1,351

NOTE 7 — CREDIT AGREEMENTS AND BORROWINGS

The Company’s current portion of long-term borrowings and other short-term borrowings consists of the following:

	December 31, 2024	December 31, 2023
Current portion of long-term debt	$76	$73
Other short-term debt	2	2

Total	$78	$75

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

The long-term borrowings and the effective interest rates as of December 31, 2024 and December 31, 2023 are summarized as follows:

		December 31, 2024		December 31, 2023
	Maturity dates by fiscal year	Amount	Average effective interest rate	Amount	Average effective interest rate
Long-term borrowings
Unsecured debt
Fixed	2029	$2,500	5.61%	$2,500	5.61%

Total unsecured debt		2,500		2,500
Secured debt
Fixed	2029	6,000	4.66%	4,500	4.15%
Variable (euro-denominated)[1]	2028	645	6.68%	480	7.49%
Variable	2025 - 2028	7,612	8.74%	9,362	9.22%

Total secured debt		14,257		14,342

Total debt		16,757		16,842
Less: amounts due within one year		(76)		(73)
Total other[2]		(265)		(327)

Total Long-term borrowings		$16,416		$16,442

(1)	includes exchange rate adjustments.
(2)	includes deferred financing costs.

Long-Term Debt

On October 21, 2021, the Company received total net proceeds of $7,461 from the borrowings under a senior secured term loan facility, which included both the Initial Dollar Term Loan Facility and the loans thereunder (the “Initial Dollar Term Loans”) and the Initial Euro Term Loan Facility and the loans thereunder (the “Initial Euro Term Loans”) under the credit agreement that governs the Senior Secured Credit Facilities (as defined below) (the “Credit Agreement”) in connection with the Acquisition. The term loans borrowed under the Credit Agreement consist of two tranches with a principal amount of $7,270 and a principal amount of €435. Until June 27, 2023, the Initial Dollar Term Loans mature on October 21, 2028, and accrued interest at a variable rate based on the USD London Interbank Offered Rate (“LIBOR”) plus an applicable spread. Pursuant to the amendment in the Credit Agreement effective June 28, 2023, Secured Overnight Financing Rate (“SOFR”) plus a new spread became the variable interest rate applicable to Initial Dollar Term Loans. The New Euro Term Loans (as defined below) accrue interest at a variable rate based on the EURO Interbank Offer Rate (“EURIBOR”), plus an applicable spread and mature on October 21, 2028. Amortization payments equal to 0.25% of initial aggregate principal amount of the New Dollar Term Loans (as defined below) are due quarterly, commencing with the three months ending June 25, 2022 and remaining principal is set to mature on October 21, 2028. The Company made payments of $46 and $73 towards principal of the New Dollar Term Loans, Additional Dollar Term Loans (as defined below), Refinanced Dollar Term Loans (as defined below) and Initial Dollar Term Loans, as applicable, during the years ended December 31, 2024 and December 31, 2023, respectively. The Euro Term Loans do not have any mandatory amortization.

On October 21, 2021, the Company received net proceeds of $4,421 for a 3.875% fixed rate note issued with a maturity date of April 2029. Principal amount of the senior secured notes issued was $4,500.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

On October 21, 2021, the Company received net proceeds of $2,442 for a 5.250% fixed rate note issued with a maturity date of October 2029. Principal amount of the senior unsecured notes issued was $2,500.

On October 21, 2021, the Company received net proceeds from a mortgage loan (“CMBS Loan”) in the amount of $2,177 for variable rate mortgage-backed debt. Before it matured in November 2023, the Company exercised the first of the three “one-year” extension options and extended the loan to November 2024. Furthermore, the Company intended to exercise the second one-year extension option and extend the loan to November 2025. The CMBS Loan debt consists of several components with each component having its respective principal balance and rate. The principal balances of the components total to $2,219 as of December 31, 2023. The Company made repayments of $4 and $7 during the years ended December 31, 2023 and December 31, 2022, respectively. Until June 27, 2023, the variable interest rates of each component were USD LIBOR plus the spreads ranging from 1.09% to 5.39%. Pursuant to the amendment to the Credit Agreement effective June 28, 2023, SOFR plus the spreads ranging from 1.21% to 5.51% became the variable interest rates to CMBS Loan. The Company has fully repaid the CMBS Loan on July 9, 2024 for $2,219 by using the proceeds from senior secured notes raised on June 24, 2024, the Incremental Term Loans raised on July 8, 2024, and the Company’s excess cash.

On March 27, 2024, the Company received net proceeds of $993 under an indenture for 6.250% senior secured notes issued with a maturity date of April 1, 2029. The principal amount of the new senior secured notes issued was $1,000. On the same day, the Company entered into a second amendment to the Credit Agreement to pay down and refinance the Initial Dollar Term Loans (the Initial Dollar Term Loan Facility after giving effect to such refinancing, the “Refinanced Dollar Term Loan Facility” and the loans thereunder, the “Refinanced Dollar Term Loans”) and refinance the Initial Euro Term Loans (the Initial Euro Term Loan Facility after giving effect to such refinancing, the “Refinanced Euro Term Loan Facility” and the loans thereunder, the “Refinanced Euro Term Loans”). The proceeds from the senior secured notes issued on the same day were used to pay down the principal balance of the Initial Dollar Term Loans by $1,000. The amendment lowered the applicable margin of the Refinanced Dollar Term Loans by 0.36%, resulting in a margin spread of SOFR plus 2.75% per annum. Amortization payments equal to 0.25% of revised aggregate principal amount of $6,143 of the Refinanced Dollar Term Loans are still due quarterly. The maturity date of the Refinanced Dollar Term Loans remains October 21, 2028. For the financing transaction on March 27, 2024, the Company recorded $29 of debt extinguishment costs, which were included in other (expense) income, net on the consolidated statements of comprehensive income.

On June 24, 2024, the Company received net proceeds of $495 for 6.250% senior secured notes issued with a maturity date of April 1, 2029. The principal amount of the senior secured notes issued was $500. The notes issued are additional notes under the indenture pursuant to which the Company previously issued senior secured notes of $1,000 principal on March 27, 2024. On July 8, 2024, the Company entered into a third amendment to the Credit Agreement and received net proceeds of $1,503 of additional dollar-denominated term loans of a different class than the Initial Dollar Term Loans (the “Additional Dollar Term Loan Facility” and the loans thereunder, the “Additional Dollar Term Loans”) and net proceeds of $198 of additional euro-denominated term loans of the same class as the Refinanced Euro Term Loans (the “Additional Euro Term Loan Facility” and the loans thereunder, the “Additional Euro Term Loans”). The principal amount of the Additional Dollar Term Loans was $1,519, and the principal amount of the Additional Euro Term Loans was €185. The Company used these proceeds as well as the $495 proceeds received on June 24, 2024 to repay the CMBS Loan on July 9, 2024, as noted above. The Additional Dollar Term Loans accrue interest at a variable rate based on SOFR plus 2.25%, and the Additional Euro Term Loans accrue interest at a variable rate based on the EURIBOR plus an applicable spread. The third amendment lowered the applicable margin of the Refinanced Euro Term Loans by 0.5%, resulting in a margin spread of EURIBOR plus 2.5% per annum, and caused the Refinanced Euro Term Loans and the Additional Euro Term Loans to be a single fungible class of term loans ( the “New Euro Term Loan Facility” and the loans thereunder, the “New Euro Term Loans”). Similar to the Refinanced Dollar Term Loans

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

under the same Credit Agreement, the Additional Dollar Term Loans require amortization payments equal to 0.25% of aggregate principal amount of the Additional Dollar Term Loans quarterly, commencing with the three months ending December 31, 2024 while the remaining principal is set to mature on October 21, 2028. For the year ended December 31, 2024, the Company made the amortization payment of $4 towards the Additional Dollar Term Loans. Like the Refinanced Euro Term Loans, the Additional Euro Term Loans do not have any mandatory amortization and mature on October 21, 2028. For the financing transaction in July 2024, the Company recorded $2 debt extinguishment costs, which were included in other (expense) income, net on the consolidated statements of comprehensive income.

On November 19, 2024, we entered into the fourth amendment to the credit agreement that governs the Senior Secured Credit Facilities to (i) reduce the applicable margin for the Refinanced Dollar Term Loans by 0.50% overall to match the applicable margin for the Additional Dollar Term Loans, resulting in a margin spread of SOFR plus 2.25% per annum and (ii) cause the Refinanced Dollar Term Loans and the Additional Dollar Term Loans to be a single fungible class of term loans (the “New Dollar Term Loan Facility” and the loans, thereunder, the “New Dollar Term Loans”). For the financing transaction in November 2024, the Company recorded $1 debt extinguishment costs, which were included in other (expense) income, net on the consolidated statements of comprehensive income.

The fair value of the New Dollar Term Loans and New Euro Term Loans as of December 31, 2024 was $7,660 and $647, respectively. The fair value of the Initial Dollar Term Loans and Initial Euro Term Loans as of December 31, 2023 was $7,170 and $481, respectively. The fair value of the 3.875% fixed rate note, the 5.250% fixed rate note, and the 6.250% fixed rate note as of December 31, 2024 was $4,166, $2,411 and $1,517, respectively. The fair value of the 3.875% fixed rate note and the 5.250% fixed rate note as of December 31, 2023 was $4,056 and $2,359, respectively. The fair value of the CMBS Loan as of December 31, 2023 was $2,141. The estimated fair value of these loans was based on recent trades as reported by a third-party bond pricing service. Due to the infrequency of trades, these inputs are considered to be Level 2 inputs.

Compliance with the covenants does not significantly impact the Company’s operations. As of December 31, 2024, the Company was in compliance with all the covenants under the Credit Agreement.

Future aggregate principal amounts over the next five years and thereafter are as follows:

Annual Maturities
2025	$76
2026	76
2027	76
2028	8,029
2029	8,500

$16,757

Revolving Credit Facilities

As part of the Transaction, on October 21, 2021, certain lenders have provided the Company with commitments under a senior secured revolving credit facility (the “Revolving Credit Facility,” together with the New Dollar Term Loan Facility and the New Euro Term Loan Facility, the “Senior Secured Credit Facilities”) under the Credit Agreement. The Revolving Credit Facility also accrues commitment fees in respect of unfunded commitments thereunder. Letters of credit issued under the Revolving Credit Facility reduce availability under the Revolving Credit Facility, dollar-for-dollar.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

As of December 31, 2024 and December 31, 2023, the Revolving Credit Facility had several financial institutions as lenders for a maximum borrowing capacity of $1,000. As of December 31, 2024 and December 31, 2023, availability under the Revolving Credit Facility was $951 and $975, respectively, after taking into account outstanding letters of credit of $49 and $25, respectively. The Company borrowed and repaid $166 under the Revolving Credit Facility during the year ended December 31, 2024 while there were no borrowings during the year ended December 31, 2023. No amounts were outstanding as of December 31, 2024 or December 31, 2023. The revolving credit facilities enable the Company to borrow at various rates, all of which float with relevant rate indices, i.e., SOFR. The Revolving Credit Facility was originally set to mature on October 21, 2026. The third amendment to the Credit Agreement on July 8, 2024 extended the maturity date of the Credit Facility to July 8, 2029. For the financing activities in July 2024, the Company recorded immaterial debt extinguishment costs, which are included in other (expense) income, net on the consolidated statements of comprehensive income.

Borrowings under Revolving Credit Facility may be repaid and borrowed again, partially or wholly at any time, from time to time, as elected by the Company and interest is typically paid on a monthly or quarterly basis, depending on the interest period elected.

The indentures contain certain affirmative and negative covenants, which require, among other provisions, delivery of these consolidated financial statements to the relevant note holders. As of December 31, 2024, the Company was in compliance with all covenants.

Reference Rate Reform and the Discontinuation of LIBOR: Regulators and market participants in various jurisdictions have undertaken efforts, generally referred to as reference rate reform, to eliminate certain reference rates and introduce new reference rates that are based on a larger and more liquid population of observable transactions. As a result of the reference rate reform initiative, certain widely used reference rates such as LIBOR were discontinued. In the third quarter of 2023, the Company’s U.S. Dollar Term Loan, CMBS Loan, and Revolving Credit Facility agreements were amended to reference SOFR-based rates. The transition did not have a material impact on the Company’s consolidated financial statements.

NOTE 8 — INTEREST EXPENSE, NET

Interest expense, net consists of the following for the years ended December 31, 2024, December 31, 2023, and December 31, 2022:

	December 31, 2024	December 31, 2023	December 31, 2022
Interest expense	$(1,144)	$(1,213)	$(899)
Interest income	280	237	27

Interest expense, net	$(864)	$(976)	$(872)

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

NOTE 9 — LEASES

Lessee Activities:

The following table summarizes the components of lease cost for the years ended December 31, 2024, December 31, 2023, and December 31, 2022:

	December 31, 2024	December 31, 2023	December 31, 2022
Operating lease cost	$90	$67	$54
Variable lease cost	25	19	19
Short-term lease cost	3	2	5

Total lease cost	$118	$88	$78
Sublease income	(10)	(7)	(6)

Total lease cost, net	$108	$81	$72

Variable lease cost primarily includes payments for operating expenses, maintenance, electricity and property taxes.

The following table presents the lease-related assets and liabilities recorded on the consolidated balance sheets:

	Consolidated balance sheet captions:	December 31, 2024	December 31, 2023
Operating leases:
Operating lease right-of-use assets	Other long-term assets	$384	$296
Current portion of operating lease liabilities	Accrued expenses and other current liabilities	76	47
Long-term operating lease liabilities	Other long-term liabilities	329	264

Total operating lease liabilities		$405	$311

The Company’s operating leases have a weighted-average remaining lease term of 7 years for both December 31, 2024 and December 31, 2023. The weighted-average discount rate of the Company’s operating leases is 8% for both December 31, 2024 and December 31, 2023.

Future lease annual operating lease payments under non-cancelable leases over the next five years and thereafter is as follows:

Total
2025	$103
2026	89
2027	74
2028	66
2029	51
Thereafter	134

Total future lease payments	$517
Less: Imputed interest	(112)

Present value of future lease payments	$405

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

As of December 31, 2024, the Company has executed operating lease agreements for office spaces that have not yet commenced. As such the total expected future lease payments of $101 for these agreements are not reflected in the table above. These operating leases will commence after December 31, 2024 with lease terms ranging between 10 to 12 years.

Lessor Activities:

The following table summarizes the components of lease income recorded in cost of goods sold and selling, general and administrative expenses for the years ended December 31, 2024, December 31, 2023, and December 31, 2022:

	December 31, 2024	December 31, 2023	December 31, 2022
Operating lease income	$13	$15	$22
Variable lease income	2	2	2

Total lease income	$15	$17	$24

The variable lease income includes reimbursements for tenant improvements, property tax, services, utilities, and maintenance.

Estimated maturities of operating lease receivables over the next five years and thereafter is as follows:

Total
2025	$15
2026	13
2027	10
2028	8
2029	7
Thereafter	16

Total future lease receivables	$69

Assets under operating leases are included in property, plant, and equipment of the Company’s consolidated balance sheets and are consisted of the following as of:

	December 31, 2024	December 31, 2023
Buildings and improvements	$110	$110
Land and improvements	41	48
Leasehold improvements	—	1
Less: Accumulated depreciation	(23)	(18)

Assets under operating leases, net	$128	$141

NOTE 10 — RETIREMENT PLANS

The Company has non-contributory defined benefit retirement plan obligations at several foreign subsidiaries. These plans cover certain employees, as defined, within those foreign jurisdictions. The Company uses December 31 as the measurement date of its defined benefit pension plans.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

The following table sets forth the various plans’ unfunded status and amounts recognized in the Company’s balance sheets:

	December 31, 2024	December 31, 2023
Projected benefit obligation	$49	$35
Less: Fair value of plan assets	(6)	—

Unfunded status	$43	$35

Amounts recognized in the consolidated balance sheets are as below:

	December 31, 2024	December 31, 2023
Accrued expenses and other current liabilities	$(1)	$(2)
Other long-term liabilities	(42)	(33)

Net liability recognized	$(43)	$(35)

The following table presents information relating to unfunded status that have an accumulated benefit obligation in excess of plan assets:

	December 31, 2024	December 31, 2023
Accumulated benefit obligation	$37	$27
Less: Fair value of plan assets	(6)	—

Unfunded status	$31	$27

The Company funds the minimum contribution required under the various statutory requirements of each foreign jurisdiction. Employer’s contribution to obligation and benefits paid by the employer under the plan were not material during the years ended December 31, 2024, December 31, 2023, and December 31, 2022.

The weighted-average assumptions are as follows:

	December 31, 2024		December 31, 2023
	Benefit Obligation	Net Periodic Benefit Cost	Benefit Obligation	Net Periodic Benefit Cost
Weighted-average discount rate	7.00%	6.28%	6.88%	5.67%
Rate of compensation increase	4.35%	4.34%	4.34%	4.01%
Social Security increase rate	3.07%	3.04%	3.64%	2.83%
Pension increase rate (in payment)	0.47%	0.58%	2.25%	1.28%
Expected long-term return on plan assets	3.25%	3.45%	N/A	N/A

Estimated benefit payments over the next five years and thereafter are as follows:

Total
2025	$4
2026	4
2027	5

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

Total
2028	5
2029	5
Thereafter	35

$58

Substantially all of the Company’s domestic employees are eligible to be enrolled in the company-sponsored contributory retirement savings plans, which include features under Section 401(k) of the Internal Revenue Code of 1986, and provide for matching and discretionary contributions by the Company.

The total expense for the employee retirement savings plan for the years ended December 31, 2024, December 31, 2023, and December 31, 2022 was $43, $37, and $32, respectively, which were included in selling, general and administrative expenses on the consolidated statements of comprehensive income.

NOTE 11 — INCOME TAXES

Income Before Income Tax Expense by Category

Income before taxes and equity in earnings of affiliates from continuing operations was as follows:

	Year ended
	December 31, 2024	December 31, 2023	December 31, 2022
United States	$952	$15	$(218)
International	294	249	228

Income before income taxes	$1,246	$264	$10

Income Tax Expense (Benefit)

Income tax expense for each reporting period consists of the following:

	December 31, 2024	December 31, 2023	December 31, 2022
Current income tax expense
U.S. federal and state income tax expense(1)	$12	$7	$25
Foreign income tax expense in various foreign tax jurisdictions	58	46	24

Total current	70	53	49

Deferred income tax expense
U.S. federal and state income tax expense(1)	—	—	2
Foreign income tax expense in various foreign tax jurisdictions	(24)	(23)	(16)

Total deferred	(24)	(23)	(14)

Income tax expense	$46	$30	$35

(1)	The Company recognizes a GILTI charge at the C-Corporation level as a current period expense, and no charge is recognized at Medline Holdings, as the inclusion is passed through to its partners.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

Deferred Tax Assets and Liabilities

The following table presents the components of deferred tax assets and liabilities:

	December 31, 2024	December 31, 2023
Deferred tax asset
Pensions and other post-retirement benefits	$13	$17
Accrued Expenses	10	15
Others	6	2
Valuation Allowances	(1)	—

Total deferred tax asset	28	34
Deferred tax liability
Property, plant, and equipment	(37)	(47)
Intangibles	(183)	(198)
Inventories	(1)	(3)
Others	(2)	—

Total deferred tax liability	(223)	(248)

Net deferred tax liability	$(195)	$(214)

As of December 31, 2024, the Company had foreign net operating loss (“NOL”) carryforwards of $9. Out of this $4 of the foreign NOL carryforwards will expire between 2027 and 2034, and $5 of the foreign NOL carryforwards have no expiration date. Realization of the foreign net operating loss carryforwards depends on generating sufficient future earnings. As of December 31, 2023, the Company had immaterial deferred tax assets on foreign NOL carryforward. The Company recognized an immaterial valuation allowance as of December 31, 2024 to reduce the deferred tax assets associated with net operating loss because the Company does not believe it is more likely than not that these assets will be fully realized prior to expiration.

The Company did not have any unrecognized tax benefits recorded on its balance sheet as of December 31, 2024 and December 31, 2023.

Income Tax Expense Reconciliation:

	December 31, 2024	December 31, 2023	December 31, 2022
Income tax expense at US statutory rate	$262	$55	$2
Tax rate differential	(211)	(42)	7
Tax holidays	(2)	(1)	—
GILTI and Subpart F	34	28	28
Tax credits	(32)	(24)	(16)
State tax effect	6	7	15
Changes in NOL	1	1	—
Nontaxable or nondeductible items	(12)	5	3
Other	—	1	(4)

Income tax expense	$46	$30	$35

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

The Company’s effective income tax rate can differ from the 21% U.S. federal statutory rate due to a number of factors, including the operating partnership, tax incentives, foreign rate differences, state income taxes, non-deductible expenses, and non-taxable income.

Tax Holidays

The Company receives tax holidays as a result of Free Trade Zones in United Arab Emirates, Panama, and Dominican Republic. The financial impact of the reductions as compared to the statutory tax rate is indicated in the income tax expense (benefit) reconciliation table above.

Examinations of Tax Returns

As of December 31, 2024, the Company had ongoing audits in the United States, Germany, Spain, and other jurisdictions. While the final outcome of these matters is inherently uncertain, the Company does not believe that any of these pose a material risk to the financial statements. During 2024, the Company closed audits in Spain and Germany, with no material adjustments to the financial statements. During 2023, the Company closed several United States state audits, as well as audits in Switzerland and Germany, with no material adjustments to the financial statements.

NOTE 12 — COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company is subject to various legal actions that are ordinary course and incidental to the business, including contract disputes, employment, workers’ compensation, product liability, auto liability, regulatory and other matters. The Company maintains insurance coverage for employment, product liability, workers’ compensation and other personal injury litigation matters, subject to policy limits, applicable deductibles and insurer solvency. The Company establishes reserves from time to time based upon period assessment of the potential outcomes of pending matters.

In January 2019 and thereafter, the Company has been named as a defendant in mass tort litigation in Cook County, Illinois involving claims by approximately 380 plaintiffs that allege personal injuries associated with the Company’s EtO activities in Lake County, Illinois. Through settlement discussions with mediators, the Company has reached binding settlements with 7 plaintiffs, as well as a contingent settlement encompassing substantially all the remaining claimants. This contingent group settlement requires a neutral third party to allocate settlement funds among participating plaintiffs and, in turn, entitles individual claimants to appeal their allocation to such third party and, if they so choose, opt-out of the group settlement after such appeal. Likewise, the Company may opt-out of the contingent group settlement if a significant number of plaintiffs opt-out or do not qualify to participate in the settlement.

The Company accrued $176 in other operating expenses on the consolidated statements of comprehensive income, the gross amount among all settlements, for this litigation without discount in 2023. As of December 31, 2024, the outstanding liability decreased to $174. During the year ended December 31, 2023, the Company also reached agreements with the primary insurance carriers to recover $13, which is 100% of their limits and recorded in other operating expenses on the consolidated statements of comprehensive income. As of December 31, 2024, the Company carried a receivable of $10 related to these insurance recoveries and the company also deposited $47 in escrow account in accordance with the contingent group settlement. The Company is actively pursuing litigation with its excess insurance carriers related to their obligations to reimburse the Company for substantially all remaining settlement payments in connection with the lawsuit described above.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

The Company is confident in its position on this matter and will aggressively litigate to enforce its contractual rights. The Company has not recorded a receivable for expected recoveries of the remaining settlement payments as of December 31, 2024.

Based on current knowledge and the advice of legal counsel, management believes that the accrual as of December 31, 2024 for other pending matters considered probable of loss is sufficient. In addition, management believes that other currently pending matters are not reasonably likely to result in a material loss, as payment of the amounts claimed is remote, the claims are insignificant, individually and in the aggregate, or the claims are expected to be adequately covered by insurance. The Company is of the opinion that, although the outcome of any such legal proceedings cannot be predicted with any certainty, the ultimate liability, if any, will not have a material adverse effect on the Company’s consolidated financial statements.

Unconditional purchase obligations

Unconditional purchase obligations are defined as agreements to purchase goods or services that are enforceable and legally binding (non-cancelable, or cancelable only in certain circumstances) and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum, or variable price provisions, and the approximate timing of the transaction. In the normal course of business, the Company enters into arrangements with vendors that supply goods or services. These arrangements can include unconditional purchase obligations and commitments. Payments made under the unconditional purchase obligations were $274, $212, and $227 for the years ended December 31, 2024, December 31, 2023, and December 31, 2022, respectively.

As of December 31, 2024, future payments related to commitments are as follows:

2025	$160
2026	132
2027	80
2028	80
2029	69

$521

NOTE 13 — FAIR VALUE MEASUREMENTS

The following descriptions of the valuation methods and assumptions used by the Company to estimate the fair values of investments apply to all investments held directly by the Company:

Interest Rate Contracts: The Company uses interest rate swaps and interest rate caps to manage its interest rate risk. The valuation of these instruments is determined by using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatility.

Foreign Currency Forward Contract: The Company uses a foreign currency derivative to lock in a fixed foreign currency exchange rate for the expected cash payment on an acquisition closed in the subsequent period and to manage its exposure to foreign currency exchange rate movements. The fair value of this contract is determined based on the present value of expected future cash flows using a discount rate appropriate for the respective maturity.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

The Company incorporates credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in certain fair value measurements. Although the Company has determined that the majority of the inputs used to value the derivatives utilize Level 2 of the fair value hierarchy, the credit valuation adjustments associated with the derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by the Company and its counterparties. The Company has determined that the significance of the impact of the credit valuation adjustments made to the derivative contracts, which determination was based on the fair value of each individual contract, was not significant to the overall valuation. As a result, all of the derivatives held as of December 31, 2024 and December 31, 2023 were classified as Level 2 of the fair value hierarchy.

See “Note 14 — Derivatives and Hedging Activities Risk Management” for additional information regarding interest rate contracts and foreign currency forward contract.

Acquisition-Related Contingent Consideration:

The Company recorded payments related to acquisition-related contingent consideration that required fair value measurement every reporting period. The fair value of the contingent payments was determined using a Monte Carlo simulation model. The significant assumptions used in the Monte Carlo simulation include risk-free rate (4.62%), revenue forecast, revenue discount rate (9.5%), revenue volatility (13%), estimated operational leverage and the Company’s credit spread (3%), most of which are unobservable inputs. These significant unobservable inputs used in the determination of the fair value of the contingent payments classified as Level 3 have an inherent measurement of uncertainty that if changed could result in higher or lower fair value measurements as of the reporting date. See “Note 2 — Acquisitions and Equity Investment” for additional information regarding the acquisition.

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	December 31, 2024
	Basis of fair value measurement
	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Carrying value
Financial assets
Derivative Assets
Interest rate contracts (hedge)	$—	$127	$—	$127

Total assets at fair value	$—	$127	$—	$127

Financial liabilities
Contingent consideration liability	$—	$—	$(27)	$(27)

Total liabilities at fair value	$—	$—	$(27)	$(27)

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

	December 31, 2023
	Basis of fair value measurement
	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Carrying value
Financial assets
Derivative Assets
Interest rate contracts (hedge)	$—	$222	$—	$222
Interest rate contracts (undesignated)	—	1	—	1
Foreign currency forward contract (undesignated)	—	1	—	1

Total assets at fair value	$—	$224	$—	$224

Financial liabilities
Derivative Liabilities
Interest rate contracts (hedge)	—	(4)	—	(4)
Interest rate contracts (undesignated)	—	(1)	—	(1)

Total liabilities at fair value	$—	$(5)	$—	$(5)

Equity investments without readily determinable fair values, unless measured using the equity method of accounting, are measured at cost, less impairments. When applicable, the Company also adjusts the carrying values of such equity investments for observable prices in orderly transactions for an identical or similar investment of the same issuer. These investments are included in other long-term assets in the consolidated balance sheets and are immaterial.

NOTE 14 — DERIVATIVES AND HEDGING ACTIVITIES RISK MANAGEMENT

Risk Management Objective of Using Derivatives

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, credit risk and foreign currency exchange risk primarily by managing the amount, sources, and duration of its assets and liabilities and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates or foreign currency exchange rate. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s borrowings and acquisition.

Cash Flow Hedges of Interest Rate Risk

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish these objectives, the Company primarily uses interest rate swaps and caps as part of its interest rate risk management strategy. The Company designates certain of its interest rate derivatives as hedging instruments in cash flow. Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Interest rate caps

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

designated as cash flow hedges involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for a premium. During fiscal years 2024, 2023 and 2022, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt.

Amounts reported in accumulated other comprehensive income (loss) related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. The Company estimates that $77 will be reclassified as a decrease to interest expense in one year after December 31, 2024.

Foreign Currency Derivative

The Company’s objectives in using foreign currency derivatives are to lock in a fixed foreign currency exchange rate for the cash payment related to the acquisition of Sinclair Dental and the cash proceeds of long term borrowings denominated in foreign currency and, therefore, limit its exposure to foreign currency exchange rate risks. To accomplish these objectives, the Company primarily uses foreign exchange forward contracts to carry out its exchange rate risk management strategy.

The Company acquired Sinclair Dental in February 2024. See “Note 2 — Acquisitions and Equity Investment” for details. In order to lock in the foreign currency exchange rate for the cash payment for the acquisition of Sinclair Dental, the Company entered into a foreign exchange forward contract in December 2023, which entitled the Company to receive a fixed amount of Canadian dollars from a counterparty in exchange for a fixed amount of US dollars upon settlement in January 2024. The forward contract was not designated as hedge and was adjusted to current market value at the end of each reporting period before maturity with gains and losses recorded in other (expense) income, net. The contract matured and was settled in January 2024.

The Company raised additional borrowings from the Euro Incremental Term Loans in July 2024. See “Note 7 — Credit Agreements and Borrowings” for details. In order to lock in the foreign currency exchange rate for the cash receipt from the Euro Incremental Term Loans, the Company entered into a foreign exchange forward contract in June 2024, which entitled the Company to receive a fixed amount of US dollars in exchange for a fixed amount of euros upon settlement in July 2024. The forward contract was not designated as hedge and was adjusted to current market value at the end of each reporting period before maturity with gains and losses recorded in other (expense) income, net. The contract matured and was settled in July 2024.

The notional amounts of outstanding interest rate derivatives and foreign currency derivative are summarized as follows:

		December 31, 2024		December 31, 2023
	Currency	Notional amount	Maturity date	Notional amount	Maturity date
Designated cash flow hedges
Interest rate swaps	USD	2,950	Nov. 2025 to Dec. 2026	3,450	Nov. 2025 to Dec. 2026
Interest rate caps	USD	2,500	Dec. 2025 to Dec. 2026	3,741	Nov. 2025 to Dec. 2026
Undesignated derivative instruments
Interest rate caps	USD	—	—	2,965	Nov. 2025
Foreign currency forward contract	CAD	—	—	215	Jan. 2024

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

The interest rate cap with notional value of $2,230 to hedge the interest rate risk for the CMBS Loan matured in November 2023. To continue hedging the same risk, the Company entered into new interest rate caps with notional value of $741 and new interest rate swaps with notional value of $1,450 in 2023. These new interest risk contracts took effective in November 2023 and are set to mature in November 2025. Additionally, the Company entered into new interest rate caps with notional value of $1,000 in 2023 that will take effect in December 2025 and mature in December 2026. All the new interest rate contracts are designated as hedges for accounting purposes.

The Company also entered into new interest rate caps with notional value of $2,965 in 2023. These contracts took effect in November 2023 and are set to mature in November 2025, and they are not designated as hedges and do not receive hedge accounting treatment. These contracts have been terminated in July 2024.

Upon the financing activities in July 2024, certain interest caps associated with the CMBS Loan were terminated. Some of the interest swaps were modified to effectively hedge the refinanced debts. As a result, all the modified interest rate swaps were designated as cash flow hedges and effective as of December 31, 2024. See “Note 7 — Credit Agreements And Borrowings” for details of financing activities in July 2024.

Based on contractual terms, the notional amount of interest rate swaps and interest rate caps decreased in increments of $500 each on December 31, 2024 and will decrease again on the last business day of December of each year until the maturity date of December 2026.

Gains and Losses on Hedging Instruments and Undesignated Derivative Instruments

The table below presents the effect of cash flow hedge accounting on accumulated other comprehensive income (loss) (“AOCI”) for each reporting period:

			The effect of cash flow hedge accounting on AOCI for the Year ended
			2024	2023	2022
Gain (loss) recognized in AOCI	Included in effectiveness testing	Interest rate swaps	$49	$33	$178
		Interest rate caps	33	24	184
	Excluded from effectiveness testing	Interest rate caps	(5)	(10)	(19)

			77	47	343

Gain (loss) reclassified from AOCI into earnings	Included in effectiveness testing	Interest rate swaps	100	78	9
		Interest rate caps	75	101	16
	Excluded from effectiveness testing	Interest rate caps	(10)	(17)	(13)

			165	162	12

Total change in AOCI			$(88)	$(115)	$331

The gain (loss) reclassed from AOCI into earnings is recorded to interest expense, net in consolidated statements of comprehensive income.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

The table below presents gain (loss) of the undesignated derivatives for years ended December 31, 2024, December 31, 2023, and December 31, 2022:

	2024	2023	2022
Interest rate caps	$—	$(1)	$12
Foreign currency forward contract	(3)	1	—

Total	$(3)	$—	$12

The gains and losses are recorded to other (expense) income, net in consolidated statements of comprehensive income.

Derivative Assets and Liabilities

The Company recorded both the designated interest rate derivatives and the undesignated derivatives at fair value in the consolidated balance sheets. The respective assets and liabilities are generally classified as short-term or long-term based on the maturity dates of the derivatives.

The table below summarizes the classification and fair value of the derivatives for each reporting period:

Designated cash flow hedges	Location	December 31, 2024	December 31, 2023
Interest rate swaps	Other current assets	$46	$80
	Other long-term assets	25	46
	Other long-term liabilities	—	(4)
Interest rate caps	Other current assets	33	55
	Other long-term assets	23	40

Total Designated cash flow hedges		$127	$217

The Company did not have any undesignated derivatives as of December 31, 2024. As of December 31, 2023, fair value of undesignated derivatives was immaterial and recorded to other current assets, other long-term assets and other long-term liabilities.

NOTE 15 — STOCK-BASED COMPENSATION

Upon the closing of the Acquisition, the Company issued one class of ownership units, Class A units, and two classes of incentive units, Class B units and Class B catch-up profits interests (“CUPIs”; Class B, together with CUPIs, are referred to as “Incentive Units”). Incentive Units are granted to certain employees of the Company, which vest upon satisfaction of one or multiple market, performance, and/or service conditions of each award. Incentive Units granted to employees are measured at fair value at grant date, and the related expense is recognized over the requisite service periods on a straight-line basis for awards with only service conditions and the accelerated method for awards with performance or market conditions. Forfeitures are recorded as incurred. Certain Incentive Units allow for the accelerated vesting of the awards upon triggering events such as a change in control, as defined in the Company’s Incentive Unit subscription agreements. Upon the occurrence of the defined events, all qualified unvested Incentive Units granted would be automatically vested. All of the Class B and Class B CUPI Units include a put right (the “Plan Put Right”) (collectively the “Equity-based compensation mezz units”) that give the holders certain rights that may allow them to cause the Company to repurchase 20% of the Class B and 50% of the Class B CUPI mezzanine units at the current intrinsic value of the option five years from the completion of the Acquisition

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

under conditions outside of the control of the Company. The holder’s redemption rights will terminate upon completion of a sale or IPO as defined in the respective subscription agreements. Management determined it was probable that the units would become redeemable and elected to carry the shares at redemption value, or fair value, in mezzanine equity on the consolidated balance sheets. The temporary equity carrying amount for the Class B and Class B CUPI mezzanine units was initially measured based on the intrinsic value as determined on grant date and subsequently remeasured to the intrinsic value as of each reporting period. During the fourth quarter of 2024, management determined that it was no longer probable that the 20% of vested Class B and 50% of vested Class B CUPI mezzanine units would be redeemable, and, therefore, no changes in redemption value were recorded prospectively. See Note 16 — Partners’ Capital and Mezzanine Equity for additional discussion of the Company’s treatment of equity-based compensation within mezzanine equity.

Participants in the Medline Industries, Inc. Managing Partner Program (effective April 1, 2018 and as amended from time to time, the “MPU Plan”) who hold one or more awards (“MPU Award Holders”) were entitled to receive a liquidity event MPU payout amount (the “Liquidity MPU Payout”) in connection with a change in control (e.g., a merger or consolidation into a new entity). The Acquisition qualified as a change in control and, therefore, triggered the Liquidity MPU Payout, with a portion being payable at the closing of the Acquisition. All existing MPU Award Holders were granted the opportunity, pursuant to a reinvestment election agreement, to take a promissory note with 0.25% annualized interest rate from a portion of the Liquidity MPU Payout to purchase Class A units. The promissory note was reported as a reduction from the partners’ capital at inception. Pursuant to the same reinvestment agreement, all the existing MPU Award Holders were granted the opportunity to waive receipt of a portion of their Liquidity MPU Payout in exchange for CUPIs. As of December 31, 2024, the Company has authorized and issued 46 units of CUPIs with a grant date fair value of $0.57 per unit. CUPIs vest over a two-year service period from the grant date. All CUPIs have fully vested as of December 31, 2024.

As of December 31, 2024, the Company has authorized and issued 803 Class B Units with a weighted average grant date fair value of $0.35 per unit to certain employees of the Company. The Class B Units are subject to a five-year vesting period, with 20% of units vesting on each of the five anniversaries of the grant date. The Class B Units have no expiration date.

In accordance with ASC 718 Compensation — Stock Compensation, all Incentive Units officially granted represent ownership interests of the Company and are classified as equity.

Fair Value of Equity-Based Awards: The weighted average per unit fair value of the equity-based units is calculated using the Monte Carlo simulation in an option pricing framework, where the total equity value of the Company was evolved over a period from the grant date to the Company’s expected liquidity date. In the absence of a public trading market, the Company exercises significant judgment and considers numerous objectives and subjective factors to determine the fair value of equity-based awards including:

•	Relevant precedent transactions involving equity units;

•	The Company’s operating and financial performance;

•	Current business conditions and projections;

•	The market performance of comparable publicly traded companies; and

•	U.S. and global capital market conditions.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

The following assumptions were made in the Monte Carlo simulation.

Expected Term: The expected term represents the period over which the Company anticipates equity-based awards to be outstanding as of the valuation date, which is the estimated period of time from the valuation date to exit in terms of a future liquidity event, such as an initial public offering of the Company’s shares.

Volatility: Expected volatility is a measure of the amount by which the equity value is expected to fluctuate. The Company estimates the expected volatility by assessing the equity volatility of guideline companies.

Risk-Free Interest Rate: The risk-free interest rate is estimated based on U.S. Treasury zero-coupon notes with terms consistent with the expected term of the awards.

Dividend Yield: The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future. Consequently, the Company used an expected dividend yield of zero.

The following table provides the weighted-average inputs for expected term, volatility, risk-free interest rate, and dividend yield that were utilized by the Company in its Monte Carlo simulation for awards granted between fiscal years 2022 and 2024:

Dividend yield	—
Expected term	3.6 - 6 Years
Risk-free interest rate	1.2 - 4.6%
Expected Volatility	40 - 48%

The Company recorded $217 and $272 of member unit-based compensation expense related to Liquidity MPU Payouts for the years ended December 31, 2023 and December 31, 2022, respectively, as a component of selling, general and administrative expenses. The Company did not record any expense related to Liquidity MPU Payouts or Class B CUPIs for the year ended December 31, 2024. On October 21, 2022, a portion of the promissory note was paid off with the Liquidity MPU Payout and consequently, a total of $85 was added to the Class A unit as capital contribution. On October 19, 2023, a portion of the promissory note was paid off with the Liquidity MPU Payout and consequently, a total of $84 was added to the Class A units as capital contribution.

The Company recorded $53, $65, and $58 of compensation expense related to Class B and Class B CUPIs units for the years ended December 31, 2024, December 31, 2023, and December 31, 2022, respectively, as a component of selling, general and administrative expenses. As of December 31, 2024, the Company had $110 of unrecognized unit-based compensation expense related to unvested Class B, which is expected to be recognized on a straight-line basis or a graded basis over a weighted average period of 2.8 years. As of December 31, 2024, the Company had another $12 of unrecognized unit-based compensation expense related to several tranches of unvested Class B units with additional performance condition and various derived requisite service periods. The respective compensation expense will not be recognized until the fulfillment of the defined performance condition. Such expense for each tranche of the Class B units will be trued up ratably based on the passage of the respective requisite service periods at the time of fulfillment and continue to be recognized on a graded basis over the remaining requisite service periods.

As of December 31, 2024, the Company has no material obligations to repurchase any Class B Units or CUPIs on a specified date.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

The following table summarizes the Incentive Units activity during the year ended December 31, 2024:

	Class B
	Units	Wtd. Avg. Grant Date Fair Value
Unvested as of December 31, 2023	555	$0.33
Granted	100	0.49
Vested	(117)	0.33
Forfeited/repurchased	(109)	0.33

Unvested as of December 31, 2024	429	$0.37

The unvested outstanding Incentive Units are expected to vest between 2025 and 2029.

Liability-classified units

On February 13, 2024, the Company authorized additional Class B Units to be granted to certain employees on April 1, 2025 upon fulfillment of certain performance conditions. With each grant, the number of Class B units to be issued and the grant date fair value of the award are dependent on the performance targets achieved and the Company’s equity value, and will be determined on the official grant date. The Class B Units are subject to a five-year service vesting period, with 20% of units vesting on each of the five anniversaries from the official grant date. The award was classified as a liability in accordance with Topic 718 until the official grant date, when it will be reclassified as mezzanine equity. The award is presented in other long-term liabilities on the consolidated balance sheets. The unit fair value of these awards is determined using the same technique and assumptions as the Equity-Based Awards, and the Company reevaluates the fair value of these liability-classified units periodically until they are reclassified as mezzanine equity when granted, with the fair value change recorded ratably in the current-period compensation expense. As of December 31, 2024, the number of units probable to be issued is 58, with total fair value of $33. The Company had recognized compensation expense of $8 and $8 for the years ended December 31, 2024 and December 31, 2023, respectively. As of December 31, 2024, the Company had $25 of unrecognized compensation expense, which is expected to be recognized on a graded basis over a weighted average period of 5.3 years.

NOTE 16 — PARTNERS’ CAPITAL AND MEZZANINE EQUITY

Partners’ Capital

The Company has three classes of authorized units: Class A units, Class B CUPI units, and Class B units. The holders of Class A units, Class B CUPI units, and Class B units are limited partners and do not have voting rights (although certain limited partners have certain consent rights as set forth in the GP LLC Agreement). Medline Holdings GP, LLC is the general partner of the Company that does not hold any units and is authorized to take any action, and cause the Company to take any action, subject to the terms of the Company’s Limited Partnership Agreement and the Medline Holdings GP, LLC’s Limited Liability Agreement (the “GP LLC Agreement”). The remaining rights and privileges of the holders of Class A units, Class B CUPI units, and Class B units are identical, except with respect to distribution and liquidation preferences. For both distributions (other than tax distributions) and liquidations, the Class A unit holders shall receive 100% of the distributions until the Class A unit holders have received cumulative distributions equal to $1.00 per Class A unit. Second, except for Operating Distributions (as defined in the Company’s limited partnership agreement), 100% of the remainder of the distributions following the distributions to the Class A unit holders shall be distributed to the Class B CUPI unit holders until the Class B CUPI unit holders receive cumulative distributions equal to the catch-up amount for

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

such units ($1.00 per Class B CUPI unit). Third, the remainder of the distributions will be distributed on a pro rata basis (based on the number of units held and subject to vesting and, with respect to Class B units, deemed unit prices) to the Class A unit holders, the Class B CUPI unit holders, and the Class B unit holders, subject to the Company’s limited partnership agreement. Net income and net loss of the Company is allocated in a manner similar to the foregoing distributions pursuant to the GP LLC agreement. The partnership units cannot be converted. When units are initially granted, the related compensation expense will be presented under units granted. All subsequent compensation expense will be presented under unit-based compensation expense.

Class A — Mezzanine Equity

Class A units held by members of management (the “Class A Mezzanine Units”) include a put right that gives the holders certain rights that may allow them to cause the Company to repurchase 50% of the Class A units. For the periods that management determined it was probable that the Class A Mezzanine Units would become redeemable, the Company had elected to carry the shares at the maximum redemption value, or fair value, in mezzanine equity on the consolidated balance sheets. For all the reporting periods through the third quarter of 2024, all Class A Mezzanine Units were recognized at their maximum redemption value. During the fourth quarter of 2024, management determined it was no longer probable that the Class A Mezzanine Units would become redeemable, and, therefore, no changes in redemption value were recorded prospectively. During the years ended December 31, 2024, December 31, 2023, and December 31, 2022, the Company recognized $58, $40, and $10, respectively, in accretion of the Class A Mezzanine Units to redemption value within mezzanine equity on the consolidated balance sheets.

Stock-Based Compensation — Mezzanine Equity

As discussed in “Note 15 — Stock-Based Compensation,” Class B and Class B CUPI mezzanine units (collectively the “Put Units”) include a put right. For the periods that management determined it was probable that the Participants’ units would become redeemable, the Put Units were initially measured based on the intrinsic value as determined on the grant date and subsequently remeasured to the intrinsic value as of each reporting period. During the fourth quarter of 2024, management determined it was no longer probable that the Put Units would become redeemable, and therefore no changes in redemption value were recorded prospectively. During the years ended December 31, 2024, December 31, 2023, and December 31, 2022, the Company recognized an adjustment to the pro-rata portion of the Put Units which have vested in the amounts of $57, $37, and $18, respectively. The maturities related to the redemption feature are in accordance with the vesting terms discussed in “Note 15 — Stock-Based Compensation,” taking into account the five-year vesting period.

Accumulated other comprehensive income

The following table summarizes the change in the balance of accumulated other comprehensive income (loss) by component and in total:

	Year ended December 31, 2024
	Unrealized gain (loss) on derivative instruments	Currency translation adjustments	Retirement plans, net of tax	Accumulated other comprehensive income
Balance, January 1, 2024	$212	$(25)	$1	$188
Other comprehensive income (loss) before reclassifications	77	(89)	—	(12)
Amount reclassified to earnings	(165)	—	—	(165)

Net other comprehensive (loss) income	(88)	(89)	—	(177)

Balance, December 31, 2024	$124	$(114)	$1	$11

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

	Year ended December 31, 2023
	Unrealized gain (loss) on derivative instruments	Currency translation adjustments	Retirement plans, net of tax	Accumulated other comprehensive income
Balance, January 1, 2023	$327	$(68)	$3	$262
Other comprehensive income (loss) before reclassifications	47	43	(2)	88
Amount reclassified to earnings	(162)	—	—	(162)

Net other comprehensive (loss) income	(115)	43	(2)	(74)

Balance, December 31, 2023	$212	$(25)	$1	$188

	Year ended December 31, 2022
	Unrealized gain (loss) on derivative instruments	Currency translation adjustments	Retirement plans, net of tax	Accumulated other comprehensive income (loss)
Balance, January 1, 2022	$(4)	$(30)	$—	$(34)
Other comprehensive income (loss) before reclassifications	343	(38)	3	308
Amount reclassified to earnings	(12)	—	—	(12)

Net other comprehensive income (loss)	331	(38)	3	296

Balance, December 31, 2022	$327	$(68)	$3	$262

NOTE 17 — RELATED PARTY

As of December 31, 2024, certain affiliates of the Sponsors held a portion of the Company’s long-term debt including $3 and $450 reported in the current portion of long-term borrowings and other short-term borrowings and long-term borrowings, less current portion, respectively. As of December 31, 2023, certain related parties held a portion of the Company’s long-term debt including $6 and $643 reported in the current portion of long-term borrowings and other short-term borrowings and long-term borrowings, less current portion, respectively. The terms of these loans are identical to all other term loans issued and notes issued.

See “Note 7 — Credit Agreements and Borrowings” for additional information on the long-term debt.

There have been no other significant transactions with related parties during the periods presented.

NOTE 18 — SEGMENT INFORMATION

The Company discloses information regarding reportable segments based on the way management organizes the business for assessing performance and making operational decisions and allocating resources. The Company reports its financial results in two reportable segments: Medline Brand and Supply Chain Solutions. The organizational structure also includes Corporate & Other which consists of expenses related to centralized corporate functions, such as finance, information technology, legal, human resources, and internal audit. The Medline Brand segment procures and manufactures products from three product categories — Surgical Solutions, Front Line Care, and Laboratory & Diagnostics. This segment provides its products to domestic and international consumers. The Supply Chain Solutions segment procures and distributes a variety of third-party products from national brands and also provides tailored logistics and supply chain optimization services to domestic and international consumers. Supply Chain Solutions is not managed based upon product categories as its focus is on signing new prime vendor relationships and servicing customers by leveraging strong third-party supplier relationships and through its fulfillment and distribution

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

capabilities. As a distributor of products from over 1,250 third-party suppliers, the Company sells products across a large number of product groups to the entire continuum of care, and, as a result, it is impracticable to provide segment information at the product group level for Supply Chain Solutions.

The Company’s chief operating decision maker (“CODM”) is the Company’s Chief Executive Officer. For the Medline Brand and Supply Chain Solutions segments, the CODM uses segment adjusted earnings before interest taxes, depreciation and amortization (“Segment Adjusted EBITDA”) to evaluate the business performance and allocate resources (including employees, financial, or capital resources) to each segment, Segment Adjusted EBITDA essentially represents segment net sales reduced by cost of goods sold and selling, general and administrative expenses and is considered a meaningful measure of our financial condition and results of operations across periods by removing the impact of items that management believes do not directly reflect the ongoing operating performance. The Segment Adjusted EBITDA is utilized during the budgeting and forecasting process to assess profitability and enable decision making regarding strategic initiatives, capital expenditure, and work force for both segments. The Company’s CODM does not regularly review any asset information by business segment as this information is not utilized to make decisions and allocate resources. As such, the Company does not report asset information by business segment. The Company has not identified any segment expenses that are considered significant and segment expenses are not regularly provided to the CODM. However, the CODM is regularly provided with consolidated expense information for decision making. Other segment items are direct operating expenses and selling, general and administrative expenses, which is the difference between each operating segment’s revenue and Segment Adjusted EBITDA. During 2024, the Company has been transitioning its operations to align around its two primary product lines, Medline Brand and Supply Chain Solutions. This change became effective in 2024. As a result, all segment information in these consolidated financial statements has been retrospectively recast to reflect this change. All the segment data disclosed reflects the way the CODM internally receives information and monitors the segment performance and is consistently presented across all public communications.

The following tables present financial information by segment:

	December 31, 2024	December 31, 2023	December 31, 2022
Net sales to external customers:
Front Line Care	$6,088	$5,845	$5,709
Surgical Solutions	5,471	4,931	4,446
Laboratory and Diagnostics	956	837	844

Medline Brand	$12,515	$11,613	$10,999
Supply Chain Solutions	12,992	11,618	10,449

Consolidated net sales to external customers	$25,507	$23,231	$21,448

Segment Adjusted EBITDA:
Medline Brand	$3,269	$2,704	$2,240
Supply Chain Solutions	647	491	490

Subtotal	3,916	3,195	2,730

Corporate & Other	(555)	(427)	(402)
Interest expense, net	(864)	(976)	(872)
Depreciation and amortization	(977)	(951)	(933)
Inventory-related adjustments	(78)	(150)	(165)
Stock based compensation expense	(61)	(78)	(64)

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

	December 31, 2024	December 31, 2023	December 31, 2022
Change of control expenses	—	(217)	(277)
Litigation charges, net	(2)	(161)	—
Other(a)	(133)	29	(7)

Income before income taxes	$1,246	$264	$10

(a)

Represents gain due to a change in valuation estimate related to an acquisition, loss on debt extinguishment and other refinancing costs and fees, credit loss expense related to customer bankruptcies, acquisition and integration related costs, loss on disposals of assets and exits, realized and unrealized foreign currency and investment losses and costs and other items.

The following tables present information by sales office and geographic area:

	December 31, 2024	December 31, 2023	December 31, 2022
Net sales to external customers:
Acute care(a)	$17,491	$15,906	$14,455
Non-Acute care(b)	6,256	5,894	5,510

United States	23,747	21,800	19,965
International	1,760	1,431	1,483

Consolidated net sales to external customers	$25,507	$23,231	$21,448

(a)	Acute care represents hospital health systems.
(b)	Non-acute care represents other sites of care including outpatient, post acute, physician’s office, surgery centers, and all other.

	December 31, 2024	December 31, 2023
Long-lived assets by geographical area(a):
United States	$4,329	$4,190
International	650	607

Consolidated long-lived assets, net	$4,979	$4,797

(a)	Includes property, plant, and equipment, net, and operating lease ROU assets.

NOTE 19 — SUBSEQUENT EVENTS

The Company has evaluated its consolidated financial statements for subsequent events through February 28, 2025, the date the consolidated financial statements were available to be issued.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of June 28, 2025 (Unaudited)	As of December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$580	$199
Trade accounts receivable, net of allowance for credit losses of $143 and $108 as of June 28, 2025 and December 31, 2024, respectively	3,340	3,219
Inventories	4,662	4,456
Other current assets	365	398

Total current assets	8,947	8,272
Property, plant, and equipment, net	4,672	4,595
Other non-current assets
Goodwill	8,069	8,065
Intangible assets, net	14,246	14,559
Other long-term assets	494	487

Total other non-current assets	22,809	23,111

Total assets	$36,428	$35,978

LIABILITIES, MEZZANINE EQUITY AND PARTNERS’ CAPITAL
Current liabilities
Current portion of long-term borrowings and other short-term borrowings	$78	$78
Accounts payable	919	869
Accrued expenses and other current liabilities	1,331	1,489
Income taxes payable	23	4

Total current liabilities	2,351	2,440
Other non-current liabilities
Long-term borrowings, less current portion	16,501	16,416
Other long-term liabilities	625	598

Total other non-current liabilities	17,126	17,014

Total liabilities	$19,477	$19,454

Commitments and contingencies
Mezzanine equity
Class A Units, no par value; 128 units issued and outstanding as of June 28, 2025 and December 31, 2024	$239	$237
Stock-based compensation, no par value; 103 and 106 units outstanding as of June 28, 2025 and December 31, 2024, respectively	128	129

Total mezzanine equity	367	366
Partners’ capital
Class A Units, no par value; 16,723 units issued and outstanding as of June 28, 2025 and December 31, 2024	16,324	15,976
Class B Units, no par value; 756 and 721 units issued and outstanding as of June 28, 2025 and December 31, 2024, respectively	148	123
Class B CUPI Units, no par value; 23 units issued and outstanding as of June 28, 2025 and December 31, 2024	50	48
Accumulated other comprehensive income	62	11

Total partners’ capital	16,584	16,158

Total liabilities, mezzanine equity and partners’ capital	$36,428	$35,978

See notes to condensed consolidated financial statements.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)

	Three months ended		Six months ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Net sales	$6,886	$6,185	$13,530	$12,335
Cost of goods sold	4,981	4,523	9,801	8,967

Gross profit	1,905	1,662	3,729	3,368
Operating expense
Selling, general and administrative expenses	1,073	976	2,143	1,956
Amortization of intangible assets	176	168	351	335
Other operating expenses (income)	14	2	22	(3)

Total operating expense	1,263	1,146	2,516	2,288

Operating income	642	516	1,213	1,080

Other expense
Interest expense, net	(223)	(213)	(433)	(442)
Other expense, net	—	(2)	—	(34)
Foreign exchange loss, net	(60)	(1)	(83)	(1)

Total other expense	(283)	(216)	(516)	(477)

Income before income taxes	359	300	697	603
Provision for income taxes	26	8	42	16

Net income	333	292	655	587
Other comprehensive income (loss), net of tax
Net unrealized (loss) gain on derivative instruments	(20)	(21)	(50)	4
Currency translation adjustment	75	(29)	101	(41)

Total other comprehensive income (loss), net of tax	55	(50)	51	(37)

Comprehensive income	$388	$242	$706	$550

See notes to condensed consolidated financial statements.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

CONDENSED CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND PARTNERS’ CAPITAL (Unaudited)

	Six months ended June 28, 2025
	Mezzanine Equity					Partners’ Capital
	Class A		Stock-based Compensation		Total Mezzanine Equity	Class A		Class B		Class B CUPI		Accumulated other comprehensive income	Total partners’ capital
	Units	Amount	Units	Amount	Amount	Units	Amount	Units	Amount	Units	Amount
Balance, January 1, 2025	128	$237	106	$129	$366	16,723	$15,976	721	$123	23	$48	$11	$16,158
Net income	—	2	—	1	3	—	318	—	—	—	1	—	319
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(4)	(4)
Reclassification from liability-classified units	—	—	—	—	—	—	—	51	10	—	—	—	10
Units repurchased	—	—	(2)	(1)	(1)	—	—	(14)	(9)	—	—	—	(9)
Compensation expense	—	—	—	—	—	—	—	6	16	—	—	—	16

Balance, March 29, 2025	128	$239	104	$129	$368	16,723	$16,294	764	$140	23	$49	$7	$16,490
Net income	—	2	—	2	4	—	314	—	14	—	1	—	329
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	55	55
Reclassification from liability-classified units	—	—	—	—	—	—	—	—	—	—	—	—	—
Units repurchased	—	—	(1)	(1)	(1)	—	—	(8)	(5)	—	—	—	(5)
Compensation expense	—	—	—	—	—	—	—	—	14	—	—	—	14
Distribution to partners	—	(2)	—	(2)	(4)	—	(284)	—	(15)	—	—	—	(299)

Balance, June 28, 2025	128	$239	103	$128	$367	16,723	$16,324	756	$148	23	$50	$62	$16,584

See notes to condensed consolidated financial statements.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

CONDENSED CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND PARTNERS’ CAPITAL (Unaudited)

	Six months ended June 29, 2024
	Mezzanine Equity					Partners’ Capital
	Class A		Stock-based Compensation		Total Mezzanine Equity	Class A		Class B		Class B CUPI		Accumulated other comprehensive income	Total partners’ capital
	Units	Amount	Units	Amount	Amount	Units	Amount	Units	Amount	Units	Amount
Balance, January 1, 2024	128	$178	82	$55	$233	16,723	$16,422	754	$108	23	$26	$188	$16,744
Net income	—	2	—	—	2	—	293	—	—	—	—	—	293
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	13	13
Reclassification from liability-classified units	—	—	—	—	—	—	—	68	11	—	—	—	11
Units repurchased	—	—	(3)	(1)	(1)	—	—	(33)	(10)	—	—	—	(10)
Compensation expense	—	—	10	—	—	—	—	7	13	—	—	—	13
Adjustment of puttable common units to redemption value	—	28	—	—	28	—	(28)	—	—	—	—	—	(28)
Adjustment of stock-based compensation to redemption value	—	—	—	23	23	—	(23)	—	—	—	—	—	(23)
Distribution to partners	—	—	—	—	—	—	(2)	—	—	—	—	—	(2)

Balance, March 30, 2024	128	$208	89	$77	$285	16,723	$16,662	796	$122	23	$26	$201	$17,011
Net income	—	2	—	1	3	—	270	—	18	—	1	—	289
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(50)	(50)
Reclassification from liability-classified units	—	—	—	—	—	—	—	—	(1)	—	—	—	(1)
Units repurchased	—	—	—	—	—	—	—	(6)	(5)	—	—	—	(5)
Compensation expense	—	—	—	—	—	—	—	(9)	14	—	—	—	14
Adjustment of puttable common units to redemption value	—	14	—	—	14	—	(14)	—	—	—	—	—	(14)
Adjustment of stock-based compensation to redemption value	—	—	—	14	14	—	(14)	—	—	—	—	—	(14)
Distribution to partners	—	—	—	(6)	(6)	—	(51)	—	(57)	—	(1)	—	(109)

Balance, June 29, 2024	128	$224	89	$86	$310	16,723	$16,853	780	$91	23	$26	$151	$17,121

See notes to condensed consolidated financial statements.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six months ended
	June 28, 2025	June 29, 2024
Cash flows from operating activities
Net income	$655	$587
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	497	476
Stock-based compensation expense	34	33
Amortization of deferred financing costs	30	27
Credit losses	39	17
Unrealized foreign exchange loss (gain), net	94	(3)
Loss on extinguishment of debt	—	29
Non-cash lease expense	35	29
Other non-cash adjustments	(3)	(18)
Changes in assets and liabilities, net of acquisitions:
Trade accounts receivable	(149)	(21)
Inventories	(160)	57
Other assets	(43)	33
Accounts payable	45	(31)
Accrued expenses and other current liabilities	(191)	(68)
Other liabilities	(4)	(27)

Net cash provided by operating activities	879	1,120
Cash flows from investing activities
Purchases of property and equipment, net	(208)	(156)
Acquisitions of businesses, net of cash acquired	6	(230)
Cash paid for asset acquisitions	(33)	(10)
Other investing activities	—	(2)

Net cash used in investing activities	(235)	(398)
Cash flows from financing activities
Proceeds from long-term borrowings	—	7,631
Repayment for long-term borrowings	(19)	(7,158)
Repayments under lines of credit	(179)	—
Proceeds from lines of credit	179	—
Payment for debt issuance cost	—	(1)
Payment towards Class B unit repurchases	(15)	(16)
Distributions to partners	(303)	(117)

Net cash (used in) provided by financing activities	(337)	339
Effect of exchange rate changes on cash and cash equivalents and restricted cash	27	6

Net change in cash and cash equivalents and restricted cash	334	1,067
Cash, cash equivalents and restricted cash, beginning of year	250	1,585

Cash, cash equivalents and restricted cash, end of period	$584	$2,652

See notes to condensed consolidated financial statements.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (Continued)

	Six months ended
	June 28, 2025	June 29, 2024
Supplemental disclosure of cash flow information:
Cash payments for interest on borrowings	$472	$544
Cash received from interest rate hedging activities	38	88

The following table provides reconciliation of cash, cash equivalents and restricted cash shown above to the amounts reported within the condensed consolidated balance sheets as of June 28, 2025 and December 31, 2024:

	June 28, 2025	December 31, 2024
Cash and cash equivalents	$580	$199
Restricted cash included in other current assets	4	51

Cash, cash equivalents and restricted cash	$584	$250

See notes to condensed consolidated financial statements.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business: Medline Holdings, LP (“Medline Holdings”), the indirect parent of Medline Industries, LP (formally known as Medline Industries, Inc.) (“Medline”), and its subsidiaries (together, the “Company”) are a medical-surgical products and supply chain company, serving healthcare providers across the continuum of care. Its customers are primarily composed of hospitals, nursing homes and other health care providers located in the United States of America, Canada, Europe, Asia-Pacific (which includes Southeast Asia, Japan and Australia), Latin America (which includes Mexico), the Middle East and Africa.

On June 5, 2021, the owners of Medline agreed to sell a majority ownership in the Company to a private equity consortium led by Blackstone Inc., The Carlyle Group Inc. and Hellman & Friedman LLC (the private equity consortium described herein is referred to as the “Sponsors” and the transaction described herein is referred to as the “Transaction” or the “Acquisition”).

Principles of Consolidation: The condensed consolidated financial statements include the accounts of Medline Holdings and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Basis of Presentation: The unaudited condensed consolidated financial statements and accompanying notes are prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”) for interim financial information. Accordingly, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been omitted. These unaudited interim condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements for the year ended December 31, 2024. The results of businesses acquired or disposed of are included in the consolidated financial statements from the date of the acquisition or up to the date of disposal, respectively. The accompanying unaudited condensed consolidated financial statements reflect all normal and recurring adjustments, that are, in the opinion of management, necessary for the fair presentation of the results for the interim and annual periods presented.

The Company reports its financial results in two reportable segments: Medline Brand and Supply Chain Solutions. The Medline Brand segment procures and manufactures products from three product categories — Surgical Solutions, Front Line Care, and Laboratory & Diagnostics. The Supply Chain Solutions segment distributes a variety of third-party products from national brands and also provides tailored logistics and supply chain optimization services to domestic and international consumers. See “Note 15 — Segment Information” for additional details.

The Company reclassified certain prior period amounts to make them comparable to the current period. The changes relate to presenting operating cash flows for leases gross rather than net with supplemental disclosures, presenting other operating expense in the dedicated caption, and presenting mezzanine equity.

Fiscal Periods: The Company’s fiscal year begins on January 1 and ends on December 31. The fiscal quarters are based on a four-four-five-week calendar with periods ending on the Saturday of the last week in the quarter, with the exception of December 31, which is always the fiscal year-end date.

Use of Estimates: The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Such estimates

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

include, but are not limited to, allowance for credit losses, inventory valuation reserves, fair value of financial instruments, impairment of long-lived assets and goodwill, deferred tax valuations, depreciation and amortization, actuarial assumptions, and fair value allocations related to business combinations. Actual results could differ from those estimates.

Restricted Cash: Restricted cash represents cash balances restricted as to withdrawal or use and are included in other current assets on the condensed consolidated balance sheets. As of June 28, 2025, restricted cash was not material. As of December 31, 2024, restricted cash includes $47 held in an escrow account related to settlement for ethylene oxide sterilization (“EtO”) litigation. See “Note 9 — Commitments and Contingencies” for additional information on EtO related claims and litigation.

Recently Issued Accounting Standards Not Yet Adopted: In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 requires enhanced income tax disclosures, including specific categories and disaggregation of information in the effective tax rate reconciliation, disaggregated amounts by certain jurisdictions related to income taxes paid, income or loss from continuing operations before income tax expense or benefit, and income tax expense or benefit from continuing operations. The standard will be effective for the Company in the annual period of 2025. The Company is currently evaluating the impact of adopting this new standard on its financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The standard, later clarified by ASU No. 2025-01, requires public business entities to, among other things, 1) disclose disaggregated information about certain income statement line items into one or more of the natural expense categories such as purchases of inventory; employee compensation, depreciation, and intangible asset amortization, where such expenses are included; 2) present certain other expenses and gains or losses that must be disclosed under existing U.S. GAAP in tabular disclosure on an annual and, when applicable, interim basis; and 3) disclose the total amount of selling expenses and, in annual reporting periods, an entity’s definition of selling expenses. The standard is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. Upon adoption, the amendments may be applied prospectively to reporting periods after the effective date or retrospectively to all periods presented in the financial statements. The Company is currently evaluating the impact that this guidance will have on its disclosures.

NOTE 2 - ACQUISITIONS

Microtek

On August 1, 2024, the Company acquired all of the outstanding shares of the global surgical solutions business of Ecolab (the “Microtek” business) pursuant to a share purchase agreement for $905 cash consideration. The primary purpose of the business combination was to expand the Medline Brand business (defined in “Note 15 — Segment Information”) by creating synergies based on Ecolab’s expertise in innovative sterile drape solutions for patients and operating room equipment, while also bolstering a capability for temperature management systems used in the operating room. This acquisition also creates an opportunity for the Company to add design and development capabilities to support original equipment manufacturer (“OEM”) customers. With these new capabilities, the Company will be able to support cutting edge medical device companies to bring innovative solutions to healthcare customers. The Company will also use its existing platform to expand margins on acquired Microtek contracts.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

NOTE 2 - ACQUISITIONS (Continued)

The acquisition met the requirements to be considered a business combination under Accounting Standards Codification 805 Business Combinations (“ASC 805”) and was accounted for using the acquisition method of accounting. Results of operations of this acquired business are included in the Company’s condensed consolidated financial statements beginning from the date of acquisition. The Company has allocated the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed based on their fair market values at the acquisition date as required under ASC 805.

During the six months ended June 28, 2025, the Company recorded measurement period adjustments as a result of additional facts and circumstances that existed as of the acquisition date. Total net adjustments of $4 were offset by an increase in goodwill acquired from $418 to $422. The adjustments primarily related to updated valuations of trade accounts receivable, inventories, other long-term assets and other long-term liabilities as well as a reclassification of $11 from other long-term liabilities to accrued expenses and other current liabilities. In addition, an adjustment which decreased trade accounts receivable also reduced the purchase price by $6. These adjustments did not have a material impact on the condensed consolidated statements of comprehensive income.

The Company has allocated the final purchase price to the assets acquired and the liabilities assumed based on their fair values as of August 1, 2024 as below:

Amount
Cash and cash equivalents	$36
Trade accounts receivable	40
Other current assets	8
Inventories	113
Property, plant, and equipment	41
Other long-term assets	17
Intangible assets	336
Accounts payable	(39)
Accrued expenses and other current liabilities	(46)
Other long-term liabilities	(22)
Income taxes payable	(1)

Total identifiable net assets	483
Goodwill	422

Net assets acquired, at fair value	$905

The excess of the purchase price over the fair value of the net identifiable tangible and intangible assets was recorded as goodwill. $427 of the goodwill is estimated to be tax deductible over the amortizable period. Goodwill is comprised of expected synergies related to the combined operations, trade name, and customer relationships acquired in the business combination.

At the date of acquisition, the fair values for trade name and developed technology were determined using the relief from royalty method and the fair value of customer relationships was determined using the distributor method. The Company considers the fair value of the intangible assets to be Level 3 measurements due to the significant estimates and assumptions used by management in establishing the fair value which includes discount

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

NOTE 2 - ACQUISITIONS (Continued)

rates, revenue growth and royalty rates. The identifiable intangible assets acquired subject to amortization have a weighted average useful life of 11 years. Below is a summary of the intangible assets acquired in the acquisition:

	Amount	Useful life
Trade Name	$60	Indefinite
Developed Technology	186	10 years
Customer Relationships	90	12 years

Total	$336

Sinclair Dental

On February 1, 2024, the Company, through its indirect wholly-owned subsidiary Medline Canada, Corporation, acquired all the outstanding shares of Sinclair Dental Co. Ltd. (“Sinclair Dental”) pursuant to the terms of a share purchase agreement in exchange for $195 cash consideration. The primary purpose of the acquisition was to expand Medline Supply Chain Solutions business (defined in “Note 15 — Segment Information”) by creating synergies based on Sinclair Dental’s expertise in dental equipment and supplies distribution and expand the Company’s product and service offerings. The Company will also use its existing platform to expand margins on acquired Sinclair Dental contracts.

The acquisition met the requirements to be considered a business combination under ASC 805 and was accounted for using the acquisition method of accounting. Results of operations of this acquired business is included in the Company’s condensed consolidated financial statements beginning from the date of acquisition. The Company has allocated the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed based on their fair market values at the acquisition date as required under ASC 805.

The Company has allocated the final purchase price to the assets acquired and the liabilities assumed based on their fair values as of February 1, 2024 as below:

Amount
Cash and cash equivalents	$3
Trade accounts receivable	29
Other current assets	2
Inventories	24
Property, plant, and equipment	3
Other long-term assets	6
Intangible assets	93
Accounts payable	(8)
Accrued expenses and other current liabilities	(21)
Other long-term liabilities	(7)
Income taxes payable	(16)

Total identifiable net assets	108
Goodwill	87

Net assets acquired, at fair value	$195

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

NOTE 2 - ACQUISITIONS (Continued)

The excess of the purchase price over the fair value of the net identifiable tangible and intangible assets was recorded as goodwill and is not deductible for tax purposes. Goodwill is comprised of expected synergies for the combined operations, trade name, and customer relationships acquired in the business combination.

At the date of acquisition, the fair value for trade name was determined using the relief from royalty method and the fair value of customer relationships was determined using the excess earnings method. The Company considers the fair value of the intangible assets to be Level 3 measurements due to the significant estimates and assumptions used by management in establishing the fair value which includes discount rates, revenue growth and royalty rates. The intangible assets acquired subject to amortization have a weighted average useful life of 13 years. Below is a summary of the intangible assets acquired in the acquisition:

	Amount	Useful life
Trade name	$19	7 years
Customer relationships	74	14 years

Total	$93

Acquisition-related costs for Sinclair Dental were included in selling, general and administrative expenses in our condensed consolidated statements of comprehensive income as incurred during 2024 and were not material.

United Medco

On January 4, 2024, the Company acquired 100% of the shares of United Medco, LLC. United Medco, LLC is a national wholesaler and distributor of over-the-counter drugs, personal care, and daily living products to the managed care marketplace. Total purchase consideration of $53 consisted of $33 cash consideration and a contingent liability at a fair value of $20 at closing. United Medco, LLC brought growth to the Company’s health plans business by augmenting the Company’s best-in-class distribution capabilities and expanding the Company’s supplemental benefits offerings. The Company gained access to United Medco, LLC’s valued customer base and further grew in the managed care space.

The acquisition met the requirements to be considered a business combination under ASC 805 and was accounted for using the acquisition method of accounting. Results of operations of this acquired business is included in the Company’s condensed consolidated financial statements beginning as of the date of acquisition. The Company has allocated the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed based on their fair market values at the acquisition date as required under ASC 805.

The maximum payout amount under the contingent liability is $35. The actual payout amount is based on the defined metrics for fiscal year 2024 and 2025 and will be paid over two years. The Company recorded the contingent liability of $20 on the acquisition date. $8 was considered current and recorded as other current liabilities, and the remaining $12 was considered non-current and recorded as other long-term liabilities in the Company’s condensed consolidated balance sheets. At the date of acquisition, the fair value of contingent consideration liability was estimated using a Monte Carlo simulation model. The contingent liability will be remeasured to fair value at each reporting date until the liability is resolved with changes in fair value being recognized within other operating expenses in the Company’s condensed consolidated statements of comprehensive income.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

NOTE 2 - ACQUISITIONS (Continued)

The Company has allocated the final purchase price to the assets acquired and the liabilities assumed based on their fair values as of January 4, 2024 as below:

Amount
Inventories	$9
Trade accounts receivable	5
Property, plant, and equipment	2
Other long-term assets	2
Intangible assets	24
Accounts Payable	(10)
Accrued expenses and other current liabilities	(7)
Other long-term liabilities	(1)

Total identifiable net assets	24
Goodwill	29

Net assets acquired, at fair value	$53

The excess of the purchase price over the fair value of the net identifiable tangible and intangible assets was recorded as goodwill and is fully deductible for tax purposes. Goodwill is comprised of expected synergies for the combined operations.

At the date of acquisition, the fair value for trade name was determined using the relief from royalty method and the fair value of customer relationships was determined using the excess earnings method. The Company considers the fair value of the intangible assets to be Level 3 measurements due to the significant estimates and assumptions used by management in establishing the fair value which includes discount rates, revenue growth and royalty rates. The intangible assets acquired subject to amortization have a weighted average useful life of 10 years. Below is a summary of the intangible assets acquired in the acquisition:

	Amount	Useful life
Trade name	$2	2 years
Customer relationships	22	11 years

Total	$24

Acquisition-related costs for United Medco were included in selling, general and administrative expenses in our condensed consolidated statements of comprehensive income as incurred during 2024 and were not material.

NOTE 3 - INVENTORIES

Inventories consisted of the following as of:

	June 28, 2025	December 31, 2024
Raw materials and work in process, net	$714	$676
Finished goods, net	3,948	3,780

Inventories, net	$4,662	$4,456

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

NOTE 3 - INVENTORIES (Continued)

If last-in, first-out (“LIFO”) inventories had been valued on a current cost or first-in, first-out (“FIFO”) basis, they would have been greater by $311 and $276 as of June 28, 2025 and December 31, 2024, respectively. The inventory reserve for obsolescence was $54 and $35 as of June 28, 2025 and December 31, 2024, respectively.

NOTE 4 - GOODWILL AND INTANGIBLE ASSETS

During 2024, the Company reorganized operations to align around its two primary reportable segments, Medline Brand and Supply Chain Solutions. Subsequent to the reorganization, each of the reportable segments also represents a single reporting unit. See “Note 15 — Segment Information” for additional details.

During the six months ended June 28, 2025, the Company did not identify any indicators of impairment within the reporting units.

Changes in the carrying amount of goodwill were as follows:

	Medline Brand	Supply Chain Solutions	Total
Balance, December 31, 2024	$6,712	$1,353	$8,065
Measurement period adjustments	4	—	4
Currency translation adjustments	—	—	—

Balance, June 28, 2025	$6,716	$1,353	$8,069

Identifiable intangible assets consist of the following as of:

	June 28, 2025				December 31, 2024
	Weighted Average Remaining Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Finite-lived intangible assets:
Customer relationships	15	$10,691	$(2,075)	$8,616	16	$10,679	$(1,787)	$8,892
Trade names	5	26	(7)	19	6	24	(4)	20
Developed technology	15	2,167	(386)	1,781	16	2,142	(325)	1,817

Total finite-lived intangible assets		$12,884	$(2,468)	$10,416		$12,845	$(2,116)	$10,729

Indefinite-lived trade names		$3,830	—	$3,830		$3,830	—	$3,830

Intangible assets, net		$16,714	$(2,468)	$14,246		$16,675	$(2,116)	$14,559

The carrying amount of intangible assets, net as of June 28, 2025 includes the final fair values for customer relationships, trade names and developed technology assets. See “Note 2 — Acquisitions” for further details.

During the six months ended June 28, 2025, the Company did not identify any indicators of impairment of intangible assets.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

NOTE 4 - GOODWILL AND INTANGIBLE ASSETS (Continued)

Estimated amortization expense for the remainder of fiscal year 2025 and over the next four years and thereafter is as follows:

Total
2025	$354
2026	704
2027	704
2028	704
2029	702
Thereafter	7,248

$10,416

NOTE 5 - ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The elements of accrued expenses and other current liabilities are as follows as of:

	June 28, 2025	December 31, 2024
Payroll	$327	$330
Customer rebates and distributor chargebacks	347	365
Interest payable, net	159	163
Indirect tax payable	79	83
Lease liability	67	76
Litigation accrual (EtO)	—	174
Other	352	298

Total accrued expenses and other current liabilities	$1,331	$1,489

NOTE 6 - CREDIT AGREEMENTS AND BORROWINGS

The Company’s current portion of long-term borrowings and other short-term borrowings consists of the following:

	June 28, 2025	December 31, 2024
Current portion of long-term debt	$76	$76
Other short-term debt	2	2

Total	$78	$78

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

NOTE 6 - CREDIT AGREEMENTS AND BORROWINGS (Continued)

The long-term borrowings and the effective interest rates as of June 28, 2025 and December 31, 2024 are summarized as follows:

		June 28, 2025		December 31, 2024
	Maturity dates by fiscal year	Amount	Average effective interest rate	Amount	Average effective interest rate
Long-term borrowings
Unsecured debt
Fixed	2029	$2,500	5.61%	$2,500	5.61%

Total unsecured debt		2,500		2,500
Secured debt
Fixed	2029	6,000	4.73%	6,000	4.66%
Variable (euro denominated)[1]	2028	721	5.31%	645	6.68%
Variable	2025 - 2028	7,593	7.22%	7,612	8.74%

Total secured debt		14,314		14,257

Total debt		16,814		16,757
Less: amounts due within one year		(76)		(76)
Total other[2]		(237)		(265)

Total Long-term borrowings		$16,501		$16,416

(1)	includes exchange rate adjustments.
(2)	includes deferred financing costs.

Long-Term Debt

On October 21, 2021, the Company received total net proceeds of $7,461 from the borrowings under a senior secured term loan facility, which included both the Initial Dollar Term Loan Facility and the loans thereunder (the “Initial Dollar Term Loans”) and the Initial Euro Term Loan Facility and the loans thereunder (the “Initial Euro Term Loans”) under the credit agreement that governs the Senior Secured Credit Facilities (as defined below) (the “Credit Agreement”) in connection with the Acquisition. The term loans borrowed under the Credit Agreement consist of two tranches with a principal amount of $7,270 and a principal amount of €435. Until June 27, 2023, the Initial Dollar Term Loans mature on October 21, 2028, and accrued interest at a variable rate based on the USD London Interbank Offered Rate (“LIBOR”) plus an applicable spread. Pursuant to the amendment in the Credit Agreement effective June 28, 2023, Secured Overnight Financing Rate (“SOFR”) plus a new spread became the variable interest rate applicable to Initial Dollar Term Loans. The New Euro Term Loans (as defined below) accrue interest at a variable rate based on the EURO Interbank Offer Rate (“EURIBOR”), plus an applicable spread and mature on October 21, 2028. Amortization payments equal to 0.25% of initial aggregate principal amount of the New Dollar Term Loans (as defined below) are due quarterly, commencing with the three months ending June 25, 2022 and remaining principal is set to mature on October 21, 2028. The Company made payments of $19 and $46 towards principal of the New Dollar Term Loans, Additional Dollar Term Loans (as defined below), Refinanced Dollar Term Loans (as defined below) and Initial Dollar Term Loans, as applicable, for the six months ended June 28, 2025 and the year ended December 31, 2024, respectively. The Euro Term Loans do not have any mandatory amortization.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

NOTE 6 - CREDIT AGREEMENTS AND BORROWINGS (Continued)

On October 21, 2021, the Company received net proceeds of $4,421 for a 3.875% fixed rate note issued with a maturity date of April 1, 2029. Principal amount of the senior secured notes issued was $4,500.

On October 21, 2021, the Company received net proceeds of $2,442 for a 5.250% fixed rate note issued with a maturity date of October 1, 2029. Principal amount of the senior unsecured notes issued was $2,500.

On March 27, 2024, the Company received net proceeds of $993 under an indenture for 6.250% senior secured notes issued with a maturity date of April 1, 2029. The principal amount of the new senior secured notes issued was $1,000. On the same day, the Company entered into a second amendment to the Credit Agreement to pay down and refinance the Initial Dollar Term Loans (the Initial Dollar Term Loan Facility after giving effect to such refinancing, the “Refinanced Dollar Term Loan Facility” and the loans thereunder, the “Refinanced Dollar Term Loans”) and refinance the Initial Euro Term Loans (the Initial Euro Term Loan Facility after giving effect to such refinancing, the “Refinanced Euro Term Loan Facility” and the loans thereunder, the “Refinanced Euro Term Loans”). The proceeds from the senior secured notes issued on the same day were used to pay down the principal balance of the Initial Dollar Term Loans by $1,000. The amendment lowered the applicable margin of the Refinanced Dollar Term Loans by 0.36%, resulting in a margin spread of SOFR plus 2.75% per annum. Amortization payments equal to 0.25% of revised aggregate principal amount of $6,143 of the Refinanced Dollar Term Loans were still due quarterly on each calendar quarter end. The maturity date of the Refinanced Dollar Term Loans remains October 21, 2028. For the financing transaction on March 27, 2024, the Company recorded $29 of debt extinguishment costs, which were included in other expense, net on the condensed consolidated statements of comprehensive income during the six months ended June 29, 2024.

On June 24, 2024, the Company received net proceeds of $495 for 6.250% senior secured notes issued with a maturity date of April 1, 2029. The principal amount of the senior secured notes issued was $500. The notes issued are additional notes under the indenture pursuant to which the Company previously issued senior secured notes of $1,000 principal on March 27, 2024. On July 8, 2024, the Company entered into a third amendment to the Credit Agreement and received net proceeds of $1,503 of additional dollar denominated term loans of a different class than the Initial Dollar Term Loans (the “Additional Dollar Term Loan Facility” and the loans thereunder, the “Additional Dollar Term Loans”) and net proceeds of $198 of additional euro-denominated term loans of the same class as the Refinanced Euro Term Loans (the “Additional Euro Term Loan Facility” and the loans thereunder, the “Additional Euro Term Loans”). The principal amount of the Additional Dollar Term Loans was $1,519, and the principal amount of the Additional Euro Term Loans was €185. The Company used these proceeds as well as the $495 proceeds received on June 24, 2024 to repay the CMBS Loan on July 9, 2024. The Additional Dollar Term Loans accrue interest at a variable rate based on SOFR plus 2.25%, and the Additional Euro Term Loans accrue interest at a variable rate based on the EURIBOR plus an applicable spread. The third amendment lowered the applicable margin of the Refinanced Euro Term Loans by 0.5%, resulting in a margin spread of EURIBOR plus 2.5% per annum, and caused the Refinanced Euro Term Loans and the Additional Euro Term Loans to be a single fungible class of term loans (the “New Euro Term Loan Facility” and the loans thereunder, the “New Euro Term Loans”). Similar to the Refinanced Dollar Term Loans under the same Credit Agreement, the Additional Dollar Term Loans require quarterly amortization payments equal to 0.25% of aggregate principal amount of the Additional Dollar Term Loans on each calendar quarter end, commencing on December 31, 2024 while the remaining principal is set to mature on October 21, 2028. Like the Refinanced Euro Term Loans, the Additional Euro Term Loans do not have any mandatory amortization and mature on October 21, 2028.

On November 19, 2024, we entered into the fourth amendment to the credit agreement that governs the Senior Secured Credit Facilities to (i) reduce the applicable margin for the Refinanced Dollar Term Loans by 0.50% overall to match the applicable margin for the Additional Dollar Term Loans, resulting in a margin spread of

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

NOTE 6 - CREDIT AGREEMENTS AND BORROWINGS (Continued)

SOFR plus 2.25% per annum and (ii) cause the Refinanced Dollar Term Loans and the Additional Dollar Term Loans to be a single fungible class of term loans (the “New Dollar Term Loan Facility” and the loans thereunder, the “New Dollar Term Loans”). Amortization payments equal to 0.25% of revised aggregate principal amount of $7,631 of the New Dollar Term Loans are still due quarterly on each calendar quarter end.

The fair value of the New Dollar Term Loans and New Euro Term Loans as of June 28, 2025 was $7,598 and $722, respectively. The fair value of the New Dollar Term Loans and New Euro Term Loans as of December 31, 2024 was $7,660 and $647, respectively. The fair value of the 3.875% fixed rate note, the 5.250% fixed rate note, and the 6.250% fixed rate note as of June 28, 2025 was $4,315, $2,479 and $1,541, respectively. The fair value of the 3.875% fixed rate note, the 5.250% fixed rate note, and the 6.250% fixed rate note as of December 31, 2024 was $4,166, $2,411 and $1,517, respectively. The estimated fair value of these loans was based on recent trades as reported by a third-party bond pricing service. Due to the infrequency of trades, these inputs are considered to be Level 2 inputs.

Compliance with the covenants does not significantly impact the Company’s operations. As of June 28, 2025, the Company was in compliance with all the covenants under the Credit Agreement.

Future aggregate principal amounts for the remainder of fiscal year 2025 and over the next four years are as follows:

Annual Maturities
2025	$57
2026	76
2027	76
2028	8,105
2029	8,500

$16,814

Revolving Credit Facilities

As part of the Transaction, on October 21, 2021, certain lenders have provided the Company with commitments under a senior secured revolving credit facility (the “Revolving Credit Facility”, together with the New Dollar Term Loan Facility and the New Euro Term Loan Facility, the “Senior Secured Credit Facilities”) under the Credit Agreement. The Revolving Credit Facility also accrues commitment fees in respect of unfunded commitments thereunder. Letters of credit issued under the Revolving Credit Facility reduce availability under the Revolving Credit Facility, dollar-for-dollar.

As of June 28, 2025 and December 31, 2024, the Revolving Credit Facility had several financial institutions as lenders for a maximum borrowing capacity of $1,000. As of June 28, 2025 and December 31, 2024, availability under the Revolving Credit Facility was $948 and $951, respectively, after taking into account outstanding letters of credit of $52 and $49, respectively. The Company borrowed and repaid $179 and $166 under the Revolving Credit Facility during the six months ended June 28, 2025 and the year ended December 31, 2024, respectively, which resulted in no amounts outstanding as of June 28, 2025 or December 31, 2024. The revolving credit facilities enable the Company to borrow at various rates, all of which float with relevant rate indices, i.e., SOFR. The Revolving Credit Facility was originally set to mature on October 21, 2026. The third amendment to the Credit Agreement on July 8, 2024 extended the maturity date of the Credit Facility to July 8, 2029.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

NOTE 6 - CREDIT AGREEMENTS AND BORROWINGS (Continued)

Borrowings under Revolving Credit Facility may be repaid and borrowed again, partially or wholly at any time, from time to time, as elected by the Company and interest is typically paid on a monthly or quarterly basis, depending on the interest period elected.

The indentures contain certain affirmative and negative covenants, which require, among other provisions, delivery of these condensed consolidated financial statements to the relevant note holders. As of June 28, 2025, the Company was in compliance with all covenants.

NOTE 7 - INTEREST EXPENSE, NET

Interest expense, net consists of the following for the three and six months ended June 28, 2025 and June 29, 2024:

	Three months ended		Six months ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Interest expense	$(253)	$(288)	$(497)	$(586)
Interest income	30	75	64	144

Interest expense, net	$(223)	$(213)	$(433)	$(442)

NOTE 8 - INCOME TAXES

The Company’s effective income tax rate was 6.02% and 2.61% for the six months ended June 28, 2025 and June 29, 2024, respectively. The Company’s effective income tax rate can differ from the 21% U.S. federal statutory rate due to a number of factors, including the operating partnership, tax incentives, foreign rate differences, state income taxes, non-deductible expenses, and non-taxable income.

For the six months ended June 28, 2025, the difference between the Company’s effective income tax rate and the U.S. federal statutory rate was primarily driven by the operating partnership, tax incentives, foreign rate differences, and state income taxes.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company is subject to various legal actions that are ordinary course and incidental to the business, including contract disputes, employment, workers’ compensation, product liability, auto liability, regulatory and other matters. The Company maintains insurance coverage for employment, product liability, workers’ compensation and other personal injury litigation matters, subject to policy limits, applicable deductibles and insurer solvency. The Company establishes reserves from time to time based upon periodic assessment of the potential outcomes of pending matters.

In January 2019 and thereafter, the Company has been named as a defendant in mass tort litigation in Cook County, Illinois involving claims by approximately 380 plaintiffs that allege personal injuries associated with the Company’s EtO activities in Lake County, Illinois. Through settlement discussions with mediators, the Company reached binding settlements with 7 plaintiffs, as well as a contingent settlement encompassing substantially all the remaining claimants. The group settlement was finalized in March 2025.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

NOTE 9 - COMMITMENTS AND CONTINGENCIES (Continued)

As of June 28, 2025, there was no outstanding liability related to EtO settlements. As of December 31, 2024, the outstanding liability related to the EtO settlements was $174, which was reduced to $166 in the first quarter of 2025. The reduction in the liability was recorded in other operating expenses in the condensed consolidated statements of comprehensive income for the six months ended June 28, 2025. In the second quarter of 2025, the Company made total cash payments of $166, of which $47 was released from escrow deposited in 2024.

As of June 28, 2025 and December 31, 2024, the Company carried receivables of $6 and $10, respectively related to agreements with the primary insurance carriers for recovery of EtO settlements. The Company is actively pursuing litigation with its excess insurance carriers related to their obligations to reimburse the Company for substantially all remaining settlement payments in connection with the lawsuits described above. The Company is confident in its position on this matter and will aggressively litigate to enforce its contractual rights. The Company has not recorded a receivable for expected recoveries of the remaining settlement payments from excess insurance carriers as of June 28, 2025.

In March 2025, the Company reached a legal settlement related to an intellectual property dispute with a third party and recorded gains of $13 and $43 for the three and six months ended June 28, 2025, respectively, in selling, general, and administrative expenses in the condensed consolidated statements of comprehensive income.

Based on current knowledge and the advice of legal counsel, management believes that the net accrual as of June 28, 2025 for other pending matters considered probable of gain or loss contingencies is sufficient. In addition, management believes that other currently pending matters are not reasonably likely to result in a material loss, as payment of the amounts claimed is remote, the claims are insignificant, individually and in the aggregate, or the claims are expected to be adequately covered by insurance. The Company is of the opinion that, although the outcome of any such legal proceedings cannot be predicted with any certainty, the ultimate liability, if any, will not have a material adverse effect on the Company’s condensed consolidated financial statements.

Unconditional purchase obligations

Unconditional purchase obligations are defined as agreements to purchase goods or services that are enforceable and legally binding (non-cancelable, or cancelable only in certain circumstances) and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum, or variable price provisions, and the approximate timing of the transaction. In the normal course of business, the Company enters into arrangements with vendors that supply goods or services. These arrangements can include unconditional purchase obligations and commitments. Payments made under the unconditional purchase obligations for the three months ended June 28, 2025 and June 29, 2024 were $44 and $61, respectively, and were $93 and $120 for the six months ended June 28, 2025 and June 29, 2024, respectively.

As of June 28, 2025, future payments related to commitments for the remainder of fiscal year 2025 and over the next four years and thereafter are as follows:

Total
2025	$79
2026	149
2027	83
2028	84
2029	96
Thereafter	76

$567

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

NOTE 10 - FAIR VALUE MEASUREMENTS

The following descriptions of the valuation methods and assumptions used by the Company to estimate the fair values of investments apply to all investments held directly by the Company:

Interest Rate Contracts: The Company uses interest rate swaps and interest rate caps to manage its interest rate risk. The valuation of these instruments is determined by using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatility.

The Company incorporates credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in certain fair value measurements. Although the Company has determined that the majority of the inputs used to value the derivatives utilize Level 2 of the fair value hierarchy, the credit valuation adjustments associated with the derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by the Company and its counterparties. The Company has determined that the significance of the impact of the credit valuation adjustments made to the derivative contracts, which determination was based on the fair value of each individual contract, was not significant to the overall valuation. As a result, all of the derivatives held as of June 28, 2025 and December 31, 2024 were classified as Level 2 of the fair value hierarchy.

See “Note 11 — Derivatives and Hedging Activities Risk Management” for additional information regarding interest rate contracts.

Acquisition-Related Contingent Consideration:

The Company recorded payments related to acquisition-related contingent consideration that required fair value measurement every reporting period. The fair value of the contingent payments was determined using a Monte Carlo simulation model. The significant assumptions used in the Monte Carlo simulation include risk-free rate (4.62%), revenue forecast, revenue discount rate (9.5%), revenue volatility (13%), estimated operational leverage and the Company’s credit spread (3%), most of which are unobservable inputs. These significant unobservable inputs used in the determination of the fair value of the contingent payments classified as Level 3 have an inherent measurement of uncertainty that if changed could result in higher or lower fair value measurements as of the reporting date. See “Note 2 — Acquisitions” for additional information regarding the acquisition.

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	June 28, 2025
	Basis of fair value measurement
	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Carrying value
Financial assets
Derivative Assets
Interest rate contracts (hedge)	$—	$76	$—	$76

Total assets at fair value	$—	$76	$—	$76

Financial liabilities
Contingent consideration liability	$—	$—	$(29)	$(29)

Total liabilities at fair value	$—	$—	$(29)	$(29)

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

NOTE 10 - FAIR VALUE MEASUREMENTS (Continued)

	December 31, 2024
	Basis of fair value measurement
	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Carrying value
Financial assets
Derivative Assets
Interest rate contracts (hedge)	$—	$127	$—	$127

Total assets at fair value	$—	$127	$—	$127

Financial liabilities
Contingent consideration liability	$—	$—	$(27)	$(27)

Total liabilities at fair value	$—	$—	$(27)	$(27)

Equity investments without readily determinable fair values, unless measured using the equity method of accounting, are measured at cost, less impairments. When applicable, the Company also adjusts the carrying values of such equity investments for observable prices in orderly transactions for an identical or similar investment of the same issuer. These investments are included in other long-term assets in the condensed consolidated balance sheets and are immaterial.

NOTE 11 - DERIVATIVES AND HEDGING ACTIVITIES RISK MANAGEMENT

Risk Management Objective of Using Derivatives

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, credit risk and foreign currency exchange risk primarily by managing the amount, sources, and duration of its assets and liabilities and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates or foreign currency exchange rate. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s borrowings and acquisition.

Cash Flow Hedges of Interest Rate Risk

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish these objectives, the Company primarily uses interest rate swaps and caps as part of its interest rate risk management strategy. The Company designates certain of its interest rate derivatives as hedging instruments in cash flow. Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Interest rate caps designated as cash flow hedges involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for a premium. During 2025 and 2024, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

NOTE 11 - DERIVATIVES AND HEDGING ACTIVITIES RISK MANAGEMENT (Continued)

Amounts reported in accumulated other comprehensive income (loss) related to derivatives will be reclassified to interest expense, net as interest payments are made on the Company’s variable-rate debt. The Company estimates that $58 will be reclassified as a decrease to interest expense in one year after June 28, 2025.

The notional amounts of outstanding interest rate derivatives are summarized as follows:

		June 28, 2025		December 31, 2024
	Currency	Notional amount	Maturity date	Notional amount	Maturity date
Designated cash flow hedges
Interest rate swaps	USD	2,950	Nov’2025 to Dec’2026	2,950	Nov’2025 to Dec’2026
Interest rate caps	USD	2,500	Dec’2025 to Dec’2026	2,500	Dec’2025 to Dec’2026

The Company entered into new interest rate swaps with notional value of $1,450 in 2023. These new interest risk contracts took effect in November 2023 and are set to mature in November 2025. Additionally, the Company entered into new interest rate caps with notional value of $1,000 in 2023 that will take effect in December 2025 and mature in December 2026. All the new interest rate contracts are designated as hedges for accounting purposes.

Based on contractual terms, the notional amount of interest rate swaps and interest rate caps decreased in increments of $500 each on December 31, 2024 and will decrease again on the last business day of December of each year until the maturity date of December 2026.

Gains and Losses on Hedging Instruments

The table below presents the effect of cash flow hedge accounting on accumulated other comprehensive income (loss) (“AOCI”) for each reporting period:

			Three months ended		Six months ended
			June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Gain (loss) recognized in AOCI	Included in effectiveness testing	Interest rate swaps	$3	$14	$—	$57
		Interest rate caps	1	9	(2)	37
	Excluded in effectiveness testing	Interest rate caps	(1)	(1)	(3)	(4)

			3	22	(5)	90

Gain (loss) reclassified from AOCI into earnings	Included in effectiveness testing	Interest rate swaps	14	26	27	52
		Interest rate caps	11	20	22	39
	Excluded in effectiveness testing	Interest rate caps	(2)	(3)	(4)	(5)

			23	43	45	86

Total change in AOCI			$(20)	$(21)	$(50)	$4

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

NOTE 11 - DERIVATIVES AND HEDGING ACTIVITIES RISK MANAGEMENT (Continued)

The gain (loss) reclassed from AOCI into earnings is recorded to interest expense, net in condensed consolidated statements of comprehensive income.

Derivative Assets and Liabilities

The Company records both the designated interest rate derivatives and the undesignated derivatives at fair value in the condensed consolidated balance sheets. The respective assets and liabilities are generally classified as short-term or long-term based on the maturity dates of the derivatives.

The table below summarizes the classification and fair value of the derivatives for each reporting period:

Designated cash flow hedges	Location	June 28, 2025	December 31, 2024
Interest rate swaps	Other current assets	$33	$46
	Other long-term assets	11	25
Interest rate caps	Other current assets	24	33
	Other long-term assets	8	23

Total Designated cash flow hedges		$76	$127

NOTE 12 - STOCK-BASED COMPENSATION

Upon the closing of the Acquisition, the Company issued one class of ownership units, Class A units, and two classes of incentive units, Class B units and Class B catch-up profits interests (“CUPIs”; Class B, together with CUPIs, are referred to as “Incentive Units”). Incentive Units are granted to certain employees of the Company, which vest upon satisfaction of one or multiple market, performance, and/or service conditions of each award. Incentive Units granted to employees are measured at fair value at grant date, and the related expense is recognized over the requisite service periods on a straight-line basis for awards with only service conditions and the accelerated method for awards with performance or market conditions. Forfeitures are recorded as incurred. Certain Incentive Units allow for the accelerated vesting of the awards upon triggering events such as a change in control, as defined in the Company’s Incentive Unit subscription agreements. Upon the occurrence of the defined events, all qualified unvested Incentive Units granted would be automatically vested. All of the Class B and Class B CUPI Units include a put right (the “Plan Put Right”) (collectively the “Equity-based compensation mezz units”) that give the holders certain rights that may allow them to cause the Company to repurchase 20% of the Class B and 50% of the Class B CUPI mezzanine units at the current intrinsic value of the option five years from the completion of the Acquisition under conditions outside of the control of the Company. The holder’s redemption rights will terminate upon completion of a sale or IPO as defined in the respective subscription agreements. Management determined it was probable that the units would become redeemable and elected to carry the shares at redemption value, or fair value, in mezzanine equity on the condensed consolidated balance sheets. The temporary equity carrying amount for the Class B and Class B CUPI mezzanine units was initially measured based on the intrinsic value as determined on grant date and subsequently remeasured to the intrinsic value as of each reporting period. During the fourth quarter of 2024, management determined that it was no longer probable that the 20% of vested Class B and 50% of vested Class B CUPI mezzanine units would be redeemable, and, therefore, no changes in redemption value were recorded prospectively. See “Note 13 — Partners’ Capital and Mezzanine Equity” for additional discussion of the Company’s treatment of equity-based compensation within mezzanine equity.

Participants in the Medline Industries, Inc. Managing Partner Program (effective April 1, 2018 and as amended from time to time, the “MPU Plan”) who hold one or more awards (“MPU Award Holders”) were entitled to

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

NOTE 12 - STOCK-BASED COMPENSATION (Continued)

receive a liquidity event MPU payout amount (the “Liquidity MPU Payout”) in connection with a change in control (e.g., a merger or consolidation into a new entity). The Acquisition qualified as a change in control and, therefore, triggered the Liquidity MPU Payout, with a portion being payable at the closing of the Acquisition. All existing MPU Award Holders were granted the opportunity, pursuant to a reinvestment election agreement, to take a promissory note with 0.25% annualized interest rate from a portion of the Liquidity MPU Payout to purchase Class A units. The promissory note was reported as a reduction from the partners’ capital at inception. Pursuant to the same reinvestment agreement, all the existing MPU Award Holders were granted the opportunity to waive receipt of a portion of their Liquidity MPU Payout in exchange for CUPIs. As of June 28, 2025, the Company has authorized and issued 46 units of CUPIs with a grant date fair value of $0.57 per unit. CUPIs vest over a two-year service period from the grant date. All CUPIs have fully vested as of June 28, 2025.

As of June 28, 2025, the Company has authorized and issued 836 Class B Units with a weighted average grant date fair value of $0.37 per unit to certain employees of the Company. The Class B Units are subject to a five-year vesting period, with 20% of units vesting on each of the five anniversaries of the grant date. The Class B Units have no expiration date.

As of June 28, 2025, the Company has authorized and issued 16,851 Class A units.

In accordance with ASC 718 Compensation - Stock Compensation, all Incentive Units officially granted represent ownership interests of the Company and are classified as equity.

Fair Value of Equity-Based Awards: The weighted average per unit fair value of the equity-based units is calculated using the Monte Carlo simulation in an option pricing framework, where the total equity value of the Company was evolved over a period from the grant date to the Company’s expected liquidity date. In the absence of a public trading market, the Company exercises significant judgment and considers numerous objectives and subjective factors to determine the fair value of equity-based awards including:

•	Relevant precedent transactions involving equity units;

•	The Company’s operating and financial performance;

•	Current business conditions and projections;

•	The market performance of comparable publicly traded companies; and

•	U.S. and global capital market conditions.

The following assumptions were made in the Monte Carlo simulation.

Expected Term: The expected term represents the period over which the Company anticipates equity-based awards to be outstanding as of the valuation date, which is the estimated period of time from the valuation date to exit in terms of a future liquidity event, such as an initial public offering of the Company’s shares.

Volatility: Expected volatility is a measure of the amount by which the equity value is expected to fluctuate. The Company estimates the expected volatility by assessing the equity volatility of guideline companies.

Risk-Free Interest Rate: The risk-free interest rate is estimated based on U.S. Treasury zero-coupon notes with terms consistent with the expected term of the awards.

Dividend Yield: The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future. Consequently, the Company used an expected dividend yield of zero.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

NOTE 12 - STOCK-BASED COMPENSATION (Continued)

The following table provides the weighted-average inputs for expected term, volatility, risk-free interest rate, and dividend yield that were utilized by the Company in its Monte Carlo simulation for awards granted during 2021 through 2025:

Dividend yield	—
Expected term	3.6 - 6 Years
Risk-free interest rate	1.2 - 4.6%
Expected Volatility	35 - 48%

Related to the Class B units, the Company recorded $14 and $14 of compensation expense for the three months ended June 28, 2025 and June 29, 2024, respectively, and $30 and $27 of compensation expense for the six months ended June 28, 2025 and June 29, 2024, respectively, as a component of selling, general and administrative expenses. As of June 28, 2025, the Company had $111 of unrecognized unit-based compensation expense related to unvested Class B units, which is expected to be recognized on a straight-line basis or a graded basis over a weighted average period of 1.4 years. As of June 28, 2025, the Company had another $10 of unrecognized unit-based compensation expense related to several tranches of unvested Class B units with additional performance condition and various derived requisite service periods. The respective compensation expense will not be recognized until the fulfillment of the defined performance condition. Such expense for each tranche of the Class B units will be trued up ratably based on the passage of the respective requisite service periods at the time of fulfillment and continue to be recognized on a graded basis over the remaining requisite service periods.

As of June 28, 2025, the Company has no material obligations to repurchase any Class B Units or CUPIs on a specified date.

The following table summarizes the Incentive Units activity during the six months ended June 28, 2025:

	Class B
	Units	Wtd. Avg. Grant Date Fair Value
Unvested as of December 31, 2024	429	$0.37
Granted	63	0.58
Vested	(34)	0.39
Forfeited	(5)	0.33

Unvested as of June 28, 2025	453	$0.40

The total fair value of Incentive Units vested during the three months ended and six months ended June 28, 2025 were $6 and $13, respectively. The unvested outstanding Incentive Units are expected to vest between 2025 and 2030.

Liability-classified units

During the first quarter of 2025, the Company authorized additional Class B Units to be granted to certain employees on or near April 1, 2026 upon fulfillment of certain performance conditions. With each grant, the number of Class B units to be issued and the grant date fair value of the award are dependent on the performance targets achieved and the Company’s equity value, and will be determined on the official grant date. The Class B Units are subject to a five-year service vesting period, with 20% of units vesting on each of the five anniversaries

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

NOTE 12 - STOCK-BASED COMPENSATION (Continued)

from the official grant date. The award was classified as a liability in accordance with Topic 718 until the official grant date, when it will be reclassified as equity. The award is presented in other long-term liabilities on the condensed consolidated balance sheets. The unit fair value of these awards is determined using the same technique and assumptions as the Equity-Based Awards, and the Company reevaluates the fair value of these liability-classified units periodically until they are reclassified as equity when granted, with the fair value change recorded ratably in the current-period compensation expense. As of June 28, 2025, the number of units probable to be issued is 26, with total fair value of $15. The Company had recognized compensation expense of $1 and $2 for the three and six months ended June 28, 2025. As of June 28, 2025, the Company had $13 of unrecognized compensation expense, which is expected to be recognized on a graded basis over a weighted average period of 2.1 years.

During the first quarter of 2024, the Company authorized additional Class B Units to be granted to certain employees in 2025 upon fulfillment of certain performance conditions. These awards were classified as a liability in accordance with Topic 718 at inception. In March 2025, upon fulfillment of the performance conditions, 51 of Class B Units were legally granted. The fair value of the Class B Units in March 2025, the official grant date, was $0.58, and the respective compensation expense was trued up cumulatively based on the grant-date fair value. Through the official grant date, the Company recognized compensation expense of $2 for these awards for the six months ended June 28, 2025. At the grant date, $10 of liability-classed awards were reclassified to equity. The expense will continue to be recorded on a graded basis through March 28, 2030.

During the first quarter of 2023, the Company authorized additional Class B Units to be granted to certain employees in 2024 upon fulfillment of certain performance conditions. These awards were classified as a liability in accordance with Topic 718 at inception. In March 2024, upon fulfillment of the performance conditions, 68 of Class B Units were legally granted. The fair value of the Class B Units in March 2024, the official grant date, was $0.47, and the respective compensation expense was trued up cumulatively based on the grant-date fair value. Through the official grant date, the Company recognized compensation expense of $2 for these awards for the six months ended June 29, 2024. At the grant date, $11 of liability-classed awards were reclassified to equity. The expense will continue to be recorded on a graded basis through March 29, 2029.

NOTE 13 - PARTNERS’ CAPITAL AND MEZZANINE EQUITY

Partners’ Capital

The Company has three classes of authorized units: Class A units, Class B CUPI units, and Class B units. The holders of Class A units, Class B CUPI units, and Class B units are limited partners and do not have voting rights (although certain limited partners have certain consent rights as set forth in the GP LLC Agreement). Medline Holdings GP, LLC is the general partner of the Company that does not hold any units and is authorized to take any action, and cause the Company to take any action, subject to the terms of the Company’s Limited Partnership Agreement and the Medline Holdings GP, LLC’s Limited Liability Agreement (the “GP LLC Agreement”). The remaining rights and privileges of the holders of Class A units, Class B CUPI units, and Class B units are identical, except with respect to distribution and liquidation preferences. For both distributions (other than tax distributions) and liquidations, the Class A unit holders shall receive 100% of the distributions until the Class A unit holders have received cumulative distributions equal to $1.00 per Class A unit. Second, except for Operating Distributions (as defined in the Company’s limited partnership agreement), 100% of the remainder of the distributions following the distributions to the Class A unit holders shall be distributed to the Class B CUPI unit holders until the Class B CUPI unit holders receive cumulative distributions equal to the catch-up amount for such units ($1.00 per Class B CUPI unit). Third, the remainder of the distributions will be distributed on a pro rata basis (based on the number of units held and subject to vesting and, with respect to Class B units, deemed

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

NOTE 13 - PARTNERS’ CAPITAL AND MEZZANINE EQUITY (Continued)

unit prices) to the Class A unit holders, the Class B CUPI unit holders, and the Class B unit holders, subject to the Company’s limited partnership agreement. Net income and net loss of the Company is allocated in a manner similar to the foregoing distributions pursuant to the GP LLC agreement. The partnership units cannot be converted. When units are initially granted, the related compensation expense will be presented under units granted. All subsequent compensation expense will be presented under unit-based compensation expense.

Class A — Mezzanine Equity

Class A units held by members of management (the “Class A Mezzanine Units”) include a put right that give the holders certain rights that may allow them to cause the Company to repurchase 50% of the Class units. For the periods that management determined it was probable that the Class A Mezzanine Units would become redeemable, the Company had elected to carry the shares at the maximum redemption value, or fair value, in mezzanine equity on the condensed consolidated balance sheets. For all the reporting periods through the third quarter of 2024, all Class A Mezzanine Units were recognized at their maximum redemption value. During the three and six months ended June 29, 2024, the Company recognized $14 and $42 in accretion of the Class A Mezzanine Units to redemption value within mezzanine equity on the condensed consolidated balance sheets. During the fourth quarter of 2024, management determined it was no longer probable that the Class A Mezzanine Units would become redeemable, and, therefore, no changes in redemption value were recorded prospectively.

Stock-Based Compensation — Mezzanine Equity

As discussed in “Note 12 — Stock-Based Compensation”, Class B and Class B CUPI mezzanine units (collectively the “Put Units”) include a put right. For the periods that management determined it was probable that the Participants’ units would become redeemable, the Put Units were initially measured based on the intrinsic value as determined on the grant date and subsequently remeasured to the intrinsic value as of each reporting period. During the three and six months ended June 29, 2024, the Company recognized $14 and $37 as an adjustment to the pro rata portion of the Put Units which have vested. During the fourth quarter of 2024, management determined it was no longer probable that the Put Units would become redeemable, and, therefore, no changes in redemption value were recorded prospectively. The maturities related to the redemption feature are in accordance with the vesting terms discussed in “Note 12 — Stock-Based Compensation”, taking into account the five-year vesting period.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

NOTE 13 - PARTNERS’ CAPITAL AND MEZZANINE EQUITY (Continued)

Accumulated other comprehensive income

The following table summarizes the change in the balance of accumulated other comprehensive income (loss) by component and in total:

	Six months ended June 28, 2025
	Unrealized gain (loss) on derivative instruments	Currency translation adjustments	Retirement plans, net of tax	Accumulated other comprehensive income
Balance, January 1, 2025	$124	$(114)	$1	$11
Other comprehensive income (loss) before reclassifications	(8)	26	—	18
Amount reclassified to earnings	(22)	—	—	(22)

Net other comprehensive (loss) income	(30)	26	—	(4)

Balance, March 29, 2025	$94	$(88)	$1	$7

Other comprehensive income before reclassifications	3	75	—	78
Amount reclassified to earnings	(23)	—	—	(23)

Net other comprehensive (loss) income	(20)	75	—	55

Balance, June 28, 2025	$74	$(13)	$1	$62

	Six months ended June 29, 2024
	Unrealized gain (loss) on derivative instruments	Currency translation adjustments	Retirement plans, net of tax	Accumulated other comprehensive income
Balance, January 1, 2024	$212	$(25)	$1	$188
Other comprehensive income (loss) before reclassifications	68	(12)	—	56
Amount reclassified to earnings	(43)	—	—	(43)

Net other comprehensive income (loss)	25	(12)	—	13

Balance, March 30, 2024	$237	$(37)	$1	$201

Other comprehensive income (loss) before reclassifications	22	(29)	—	(7)
Amount reclassified to earnings	(43)	—	—	(43)

Net other comprehensive loss	(21)	(29)	—	(50)

Balance, June 29, 2024	$216	$(66)	$1	$151

See “Note 11 — Derivatives and Hedging Activities Risk Management” for additional information regarding hedging activity.

NOTE 14 - RELATED PARTY

As of June 28, 2025, certain affiliates of the Sponsors held a portion of the Company’s long-term debt including $3 and $440 reported in the current portion of long-term borrowings and other short-term borrowings and long-term borrowings, less current portion, respectively. As of December 31, 2024, certain related parties held a portion of the Company’s long-term debt including $3 and $450 reported in the current portion of long-term borrowings and other short-term borrowings and long-term borrowings, less current portion, respectively. The terms of these loans are identical to all other term loans issued and notes issued.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

NOTE 14 - RELATED PARTY (Continued)

See “Note 6 — Credit Agreements and Borrowings” for additional information on the long-term debt. There have been no other significant transactions with related parties during the periods presented.

NOTE 15 - SEGMENT INFORMATION

The Company discloses information regarding reportable segments based on the way management organizes the business for assessing performance and making operational decisions and allocating resources. The Company reports its financial results in two reportable segments: Medline Brand and Supply Chain Solutions. The organizational structure also includes Corporate & Other which consists of expenses related to centralized corporate functions, such as finance, information technology, legal, human resources, and internal audit. The Medline Brand segment procures and manufactures products from three product categories —  Surgical Solutions, Front Line Care, and Laboratory & Diagnostics. This segment provides its products to domestic and international consumers. The Supply Chain Solutions segment procures and distributes a variety of third-party products from national brands and also provides tailored logistics and supply chain optimization services to domestic and international consumers. Supply Chain Solutions is not managed based upon product categories as its focus is on signing new prime vendor relationships and servicing customers by leveraging strong third-party supplier relationships and through its fulfillment and distribution capabilities. As a distributor of products from over 1,250 third-party suppliers, the Company sells products across a large number of product groups to the entire continuum of care and, as a result, it is impracticable to provide segment information at the product group level for Supply Chain Solutions.

The Company’s chief operating decision maker (“CODM”) is the Company’s Chief Executive Officer. For the Medline Brand and Supply Chain Solutions segments, the CODM uses segment adjusted earnings before interest taxes, depreciation and amortization (“Segment Adjusted EBITDA”) to evaluate the business performance and allocate resources (including employees, financial, or capital resources) to each segment. Segment Adjusted EBITDA essentially represents segment net sales reduced by cost of goods sold and selling, general and administrative expenses and is considered a meaningful measure of our financial condition and results of operations across periods by removing the impact of items that management believes do not directly reflect the ongoing operating performance. The Segment Adjusted EBITDA is utilized during the budgeting and forecasting process to assess profitability and enable decision making regarding strategic initiatives, capital expenditure, and work force for both segments. The Company’s CODM does not regularly review any asset information by business segment as this information is not utilized to make decisions and allocate resources. As such, the Company does not report asset information by business segment. The Company has not identified any segment expenses that are considered significant and segment expenses are not regularly provided to the CODM. However, the CODM is regularly provided with consolidated expense information for decision making. Other segment items are direct operating expenses and selling, general and administrative expenses, which is the difference between each operating segment’s revenue and Segment Adjusted EBITDA. During 2024, the Company transitioned its operations to align around its two primary product lines, Medline Brand and Supply Chain Solutions. This change became effective in 2024. As a result, all segment information in these condensed consolidated financial statements has been retrospectively recast to reflect this change. All the segment data disclosed reflects the way the CODM internally receives information and monitors the segment performance and is consistently presented across all public communications.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

NOTE 15 - SEGMENT INFORMATION (Continued)

The following tables present financial information by segment:

	Three months ended		Six months ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Net sales to external customers:
Front Line Care	$1,592	$1,497	$3,118	$2,983
Surgical Solutions	1,509	1,318	2,956	2,608
Laboratory and Diagnostics	221	207	512	472

Medline Brand	$3,322	$3,022	$6,586	$6,063
Supply Chain Solutions	3,564	3,163	6,944	6,272

Consolidated net sales to external customers	$6,886	$6,185	$13,530	$12,335

Segment Adjusted EBITDA:
Medline Brand	$890	$794	$1,720	$1,595
Supply Chain Solutions	201	162	383	322

Subtotal	1,091	956	2,103	1,917

Corporate & Other	(156)	(129)	(300)	(246)
Interest expense, net	(223)	(213)	(433)	(442)
Depreciation and amortization	(250)	(239)	(497)	(476)
Inventory-related adjustments	(15)	(32)	(36)	(57)
Stock-based compensation expense	(15)	(16)	(37)	(33)
Litigation gains (charges), net	13	(2)	47	(1)
Other non-core charges, net (a)	(86)	(25)	(150)	(59)

Income before income taxes	$359	$300	$697	$603

(a)

Represents acquisition and integration related costs and adjustments, other project costs, realized and unrealized foreign exchange and investment losses (gains), credit loss expense related to certain customer receivables, costs incurred in contemplation of a potential offering of company shares, loss on debt extinguishment and other refinancing costs and fees, and a one-time gain related to acquisition of equity investment.

The following tables present information by sales office and geographic area:

	Three months ended		Six months ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Net sales to external customers:
Acute care (a)	$4,716	$4,256	$9,288	$8,516
Non-Acute care (b)	1,683	1,488	3,305	2,969

United States	6,399	5,744	12,593	11,485
International	487	441	937	850

Consolidated net sales to external customers	$6,886	$6,185	$13,530	$12,335

(a)	Acute care represents hospital health systems.

MEDLINE HOLDINGS, LP AND SUBSIDIARIES

(Dollars/units in millions)

NOTE 15 - SEGMENT INFORMATION (Continued)

(b)	Non-Acute care represents other sites of care including outpatient, post acute, physician’s office, surgery centers, and all other.

	June 28, 2025	December 31, 2024
Long-lived assets by geographical area(a):
United States	$4,389	$4,329
International	719	650

Consolidated long-lived assets, net	$5,108	$4,979

(a)	Includes property, plant, and equipment, net, and operating lease ROU assets.

NOTE 16 - SUBSEQUENT EVENTS

On July 31, 2025, the Company entered into a sixth amendment to the Credit Agreement to lower the applicable margin of the New Dollar Term Loans by 0.25%, resulting in a margin spread of SOFR plus 2.0% per annum. The amendment also extended the maturity date of a portion of the New Dollar Term Loans with a principal amount of $3,500 to October 23, 2030. The Company has evaluated its condensed consolidated financial statements for subsequent events through August 11, 2025, the date the condensed consolidated financial statements were available to be issued.

   Shares

Medline Inc.

Class A Common Stock

PRELIMINARY PROSPECTUS

     , 202

Global coordinators and joint bookrunning managers

Goldman Sachs & Co. LLC	Morgan Stanley
BofA Securities	J.P. Morgan

Through and including    , 202  (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses payable by the Registrant expected to be incurred in connection with the issuance and distribution of the shares of Class A common stock being registered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission, the Financial Industry Regulatory Authority, Inc., and Nasdaq.

Filing Fee—Securities and Exchange Commission		$13,810
Fee—Financial Industry Regulatory Authority, Inc.		15,500
Listing Fee—Nasdaq		*
Fees of Transfer Agent		*
Fees and Expenses of Counsel		*
Fees and Expenses of Accountants		*
Printing Expenses		*
Miscellaneous Expenses		*

Total	$	*

*	To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, allows a corporation to provide in its certificate of incorporation that a director and certain officers of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except where the director or officer breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, or obtained an improper personal benefit. In addition, no provision may limit or eliminate the liability of a director for the authorization of the payment of a dividend or a stock repurchase or redemption in violation of Delaware corporate law, and no provision may limit or eliminate the liability of an officer in any action by or in the right of the Company, including any derivative claim. Our amended and restated certificate of incorporation provides for this limitation of liability to the fullest extent permitted by law, as it exists now or may exist in the future. Our amended and restated certificate of incorporation further provides that no amendment to our exculpation provision will limit or eliminate the rights or protections of officers with respect to acts or omissions occurring prior to the time of the amendment.

Section 145 of the DGCL, or Section 145, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided such person acted in good faith and in a manner they reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending, or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee, or agent of another corporation or enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner they reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee, or agent is adjudged to be liable to the corporation. Where directors or certain officers are successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify them against the expenses such officer or director has actually and reasonably incurred.

Section 145 also provides that the expenses incurred by a director, officer, employee, or agent of the corporation or a person serving at the request of the corporation as a director, officer, employee, or agent of another corporation or enterprise in defending any action, suit, or proceeding may be paid in advance of the final disposition of the action, suit, or proceeding, subject, in the case of current officers and directors, to the corporation’s receipt of an undertaking by or on behalf of such officer or director to repay the amount so advanced if it shall be ultimately determined that such person is not entitled to be indemnified.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of their status as such, whether or not the corporation would otherwise have the power to indemnify them under Section 145.

Our amended and restated bylaws provide that, subject to limited exceptions, we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under our amended and restated bylaws or otherwise.

The rights to indemnification and advancement of expenses set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

We intend to enter into indemnification agreements with our directors and executive officers. These agreements will require us, subject to limited exceptions, to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses they incur as a result of any proceeding to which they are or are threatened to be made a party or participant. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors or executive officers, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore unenforceable.

The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification to our directors and officers by the underwriters against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

On November 6, 2024, in connection with its incorporation, the Registrant issued 10,000 shares of the Registrant’s Class B common stock, par value $0.0001 per share, to Medline Holdings, LP (f/k/a Mozart Holdings, LP), a Delaware limited partnership, for $1.00. The issuance of such shares of Class B common stock was not registered under the Securities Act, because the shares were offered and sold in a transaction by the issuer not involving any public offering exempt from registration under Section 4(a)(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits. See the Exhibit Index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.

(b) Financial Statement Schedules. Financial statement schedules have been omitted because they are not required, not applicable, or not present in amounts sufficient to require submission of the schedule.

ITEM 17. UNDERTAKINGS

(1)

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(2)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(3)	The undersigned registrant hereby undertakes that,

(A)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(B)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)

For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(D)

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement*

3.1	Form of Amended and Restated Certificate of Incorporation of the Registrant*

3.2	Form of Amended and Restated Bylaws of the Registrant*

4.1	Indenture, dated as of October 15, 2021, by and between Mozart Debt Merger Sub Inc. and Wilmington Trust, National Association as trustee, paying agent, transfer agent and registrar

4.2	First Supplemental Indenture, dated as of October 21, 2021, among each of the subsidiaries of Medline Borrower, LP listed thereto and Wilmington Trust, National Association, as trustee

4.3	Second Supplemental Indenture, dated as of July 19, 2024, among each of the subsidiaries of Medline Borrower, LP listed thereto and Wilmington Trust, National Association, as trustee

4.4	Third Supplemental Indenture, dated as of December 20, 2024, among each of the subsidiaries of Medline Borrower, LP listed thereto and Wilmington Trust, National Association, as trustee

4.5	Indenture, dated as of October 15, 2021, among Mozart Debt Merger Sub Inc. and Wilmington Trust, National Association as trustee, paying agent, transfer agent, registrar and notes collateral agent

4.6	First Supplemental Indenture, dated as of October 21, 2021, among each of the subsidiaries of Medline Borrower, LP listed thereto and Wilmington Trust, National Association, as trustee

4.7	Second Supplemental Indenture, dated as of July 19, 2024, among each of the subsidiaries of Medline Borrower, LP listed thereto and Wilmington Trust, National Association, as trustee

4.8	Third Supplemental Indenture, dated as of December 20, 2024, among each of the subsidiaries of Medline Borrower, LP listed thereto and Wilmington Trust, National Association, as trustee

4.9	Indenture, dated as of March 27, 2024, among Medline Borrower, LP, Medline Co-Issuer, Inc., Medline Intermediate, LP, the Subsidiary Guarantors named therein and Wilmington Trust, National Association as trustee, paying agent, transfer agent, registrar and notes collateral agent

4.10	First Supplemental Indenture, dated as of June 24, 2024, among each of the subsidiaries of Medline Borrower, LP listed thereto and Wilmington Trust, National Association, as trustee and collateral agent

4.11	Second Supplemental Indenture, dated as of July 19, 2024, among each of the subsidiaries of Medline Borrower, LP listed thereto and Wilmington Trust, National Association, as trustee and collateral agent

4.12	Third Supplemental Indenture, dated as of December 20, 2024, among each of the subsidiaries of Medline Borrower, LP listed thereto and Wilmington Trust, National Association, as trustee and collateral agent

5.1	Opinion of Simpson Thacher & Bartlett LLP*

10.1	Form of Second Amended and Restated Limited Partnership Agreement of Medline Holdings, LP*

10.2	Form of Tax Receivable Agreement*

10.3	Form of Exchange Agreement*

10.4	Form of Registration Rights Agreement*

10.5.1	Form of Director Nomination Agreement between the Registrant and entities affiliated with Blackstone*

10.5.2	Form of Director Nomination Agreement between the Registrant and entities affiliated with Carlyle*

Exhibit No.	Description

10.5.3	Form of Director Nomination Agreement between the Registrant and entities affiliated with H&F*

10.5.4	Form of Director Nomination Agreement between the Registrant and entities affiliated with the Mills Family*

10.6	Form of Indemnification Agreement

10.7	Support and Services Agreement, dated as of October 21, 2021, among Medline Holdings, LP (f/k/a Mozart Holdings, LP), Medline Industries, LP, Blackstone Capital Partners VIII L.P. and Blackstone Management Partners L.L.C.

10.8	Consulting Services Agreement, dated as of October 21, 2021, between Medline Holdings, LP (f/k/a Mozart Holdings, LP) and Carlyle Investment Management L.L.C.

10.9	Service Agreement, dated as of October 21, 2021, between Medline Holdings, LP (f/k/a Mozart Holdings, LP) and Hellman & Friedman LP

10.10	Service Agreement, dated as of October 21, 2021, between Medline Holdings, LP (f/k/a Mozart Holdings, LP) and Mozart Holdco, Inc.

10.11	Form of Medline Inc. 2025 Omnibus Incentive Plan†

10.12	Employment Agreement between Medline Industries, LP and James M. Boyle, dated October 1, 2023†

10.13	Employment Agreement between Medline Industries, LP and James M. Pigott, dated October 1, 2023†

10.14	Transition and Release Agreement by and among James M. Pigott, Medline Industries, LP, Mozart Management Aggregator LLC and Medline Holdings, LP (f/k/a Mozart Holdings, LP), dated October 14, 2024†

10.15	Credit Agreement, dated as of October 21, 2021, among Medline Borrower, LP, as successor in interest to Mozart Debt Merger Sub Inc., Medline Intermediate, LP, the guarantors from time to time party thereto, the lending institutions from time to time party thereto, and Bank of America, N.A., as administrative agent and collateral agent

10.16	Amendment No. 1 to the Credit Agreement, dated as of June 28, 2023, among Medline Borrower, LP, as successor in interest to Mozart Debt Merger Sub Inc., Medline Intermediate, LP, the guarantors from time to time party thereto, the lending institutions from time to time party thereto, and Bank of America, N.A., as administrative agent and collateral agent

10.17	Amendment No. 2 to the Credit Agreement, dated as of March 27, 2024, among Medline Borrower, LP, as successor in interest to Mozart Debt Merger Sub Inc., Medline Intermediate, LP, the guarantors from time to time party thereto, the lending institutions from time to time party thereto, and Bank of America, N.A., as administrative agent and collateral agent

10.18	Amendment No. 3 to the Credit Agreement, dated as of July 8, 2024, among Medline Borrower, LP, as successor in interest to Mozart Debt Merger Sub Inc., Medline Intermediate, LP, the guarantors from time to time party thereto, the lending institutions from time to time party thereto, and Bank of America, N.A., as administrative agent and collateral agent

10.19	Amendment No. 4 to the Credit Agreement, dated as of November 19, 2024, among Medline Borrower, LP, as successor in interest to Mozart Debt Merger Sub Inc., Medline Intermediate, LP, the guarantors from time to time party thereto, the lending institutions from time to time party thereto, and Bank of America, N.A., as administrative agent and collateral agent

10.20	Security Agreement, dated as of October 21, 2021, among the grantors party thereto and Bank of America, N.A., as collateral agent

Exhibit No.	Description

10.21	Supplement No. 1, dated as of July 19, 2024, to the Security Agreement, dated as of October 21, 2021, among the grantors party thereto and Bank of America, N.A., as collateral agent

10.22	Supplement No. 2 to the Security Agreement, dated as of December 20, 2024, among the grantors party thereto and Bank of America, N.A., as collateral agent

10.23	Security Agreement, dated as of October 21, 2021, among the grantors party thereto and Wilmington Trust, National Association as notes collateral agent

10.24	Supplement No. 1 to the Security Agreement, dated as of July 19, 2024, among the grantors party thereto and Wilmington Trust, National Association as notes collateral agent

10.25	Supplement No. 2 to the Security Agreement, dated as of December 20, 2024, among the grantors party thereto and Wilmington Trust, National Association as notes collateral agent

10.26	Security Agreement, dated as of March 27, 2024, among the grantors party thereto and Wilmington Trust, National Association as notes collateral agent

10.27	Supplement No. 1 to the Security Agreement, dated as of July 19, 2024, among the grantors party thereto and Wilmington Trust, National Association as notes collateral agent

10.28	Supplement No. 2 to the Security Agreement, dated as of December 20, 2024, among the grantors party thereto and Wilmington Trust, National Association as notes collateral agent

10.29	Form of Medline Inc. 2025 Employee Stock Purchase Plan†

10.30	Form of Medline Industries, LP Executive Severance Plan†

10.31	Mozart Management Aggregator LLC Equity Incentive Plan†

10.32	Form of Unit Subscription Agreement (Class A Units and Class B Units of the Aggregator)†

10.33	Form of Incentive Unit Subscription Agreement (Class B Units of the Aggregator) (General)†

10.34	Form of Incentive Unit Subscription Agreement (Class B Units of the Aggregator) (Messrs. Boyle and Pigott Promotion Grant)†

10.35	Amendment No. 5 to the Credit Agreement, dated March 28, 2025, among Medline Borrower, LP, as successor in interest to Mozart Debt Merger Sub Inc., Medline Intermediate, LP, the guarantors from time to time party thereto, the lending institutions from time to time party thereto, and Bank of America, N.A., as administrative agent and collateral agent

10.36	Amendment No. 6 to the Credit Agreement, dated July 31, 2025, among Medline Borrower, LP, as successor in interest to Mozart Debt Merger Sub Inc., Medline Intermediate, LP, the guarantors from time to time party thereto, the lending institutions from time to time party thereto, and Bank of America, N.A., as administrative agent and collateral agent

10.37	Form of Information and Access Agreement between the Registrant and entities affiliated with Hux*

21.1	Subsidiaries of the Registrant

23.1	Consent of Ernst & Young LLP as to Medline Holdings, LP

23.2	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1)*

23.3	Consent of Todd M. Bluedorn to be named as a director nominee

24.1	Power of Attorney (included in signature pages of this Registration Statement)

107	Filing Fee Table

*	To be filed by amendment.
†	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northfield, State of Illinois, on the 28th day of October, 2025.

MEDLINE INC.

By:	/s/ James M. Boyle
Name: James M. Boyle
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints James M. Boyle, Michael B. Drazin, and Alex M. Liberman, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in their name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments to the Registration Statement, including a prospectus or an amended prospectus therein and any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities indicated on the 28th day of October, 2025.

Signature	Title

/s/ James M. Boyle James M. Boyle	Chief Executive Officer and Director (principal executive officer)

/s/ Charles N. Mills Charles N. Mills	Chair of the Board of Directors

/s/ Joseph P. Baratta Joseph P. Baratta	Director

/s/ Jacob D. Best Jacob D. Best	Director

/s/ Richard A. Galanti Richard A. Galanti	Director

/s/ Patrick J. Healy Patrick J. Healy	Director

/s/ Andrew J. Mills Andrew J. Mills	Director

/s/ Robert R. Schmidt Robert R. Schmidt	Director

/s/ Anushka M. Sunder Anushka M. Sunder	Director

/s/ Thomas W. Sweet Thomas W. Sweet	Director

/s/ Stephen H. Wise Stephen H. Wise	Director

/s/ Michael B. Drazin Michael B. Drazin	Chief Financial Officer (principal financial officer and principal accounting officer)